UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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CHARTER COMMUNICATIONS, INC.
(Exact name of registrant as specified in its charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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PRELIMINARY PROXY STATEMENT DATED JUNE 18, 2025—SUBJECT TO COMPLETION

TRANSACTION PROPOSALS—YOUR VOTE IS VERY IMPORTANT
Dear Stockholders of Charter Communications, Inc.:
On May 16, 2025, Charter Communications, Inc. (“Charter”), Charter Communications Holdings, LLC, a subsidiary of Charter (“Charter Holdings”), and Cox Enterprises, Inc. (“Cox Enterprises”) entered into a Transaction Agreement (as may be amended from time to time, the “transaction agreement”), a copy of which is attached as Annex A to the accompanying proxy statement. Subject to the satisfaction or (to the extent permitted) waiver of the closing conditions set forth in the transaction agreement, (i) Cox Enterprises will sell and transfer to Charter 100% of the equity interests of certain subsidiaries of Cox Communications, Inc., a wholly owned subsidiary of Cox Enterprises (“Cox Communications”), that conduct Cox Communications’ commercial fiber and managed IT and cloud services businesses (the “equity sale”), (ii) Cox Enterprises will contribute the equity interests of Cox Communications (after its conversion into a limited liability company pursuant to the pre-closing restructuring described in the accompanying proxy statement) and certain other assets (other than certain excluded assets) primarily related to Cox Communications’ residential cable business to Charter Holdings (the “contribution”), and (iii) Cox Enterprises will pay $1.00 to Charter (the transactions described in clauses (i)-(iii), collectively, the “transactions”). Under the transaction agreement, Charter and Cox Enterprises may designate one or more wholly owned subsidiaries to take actions with respect to Charter and Cox Enterprises, respectively.
Pursuant to the transaction agreement, at the closing of the transactions (the “closing”):
•	in consideration of the equity sale, Charter will pay $3.5 billion in cash to Cox Enterprises;
•
in consideration of the contribution, Charter Holdings will (i) pay to Cox Enterprises $500 million in cash and (ii) issue to Cox Enterprises convertible preferred units of Charter Holdings (the “Charter Holdings convertible preferred units”) with an aggregate liquidation preference of $6.0 billion, which will pay a 6.875% dividend per annum, and approximately 33.6 million common units of Charter Holdings (the “Charter Holdings common units”) priced at $353.64 (the “reference price”) per share. The Charter Holdings convertible preferred units will be convertible into Charter Holdings common units, with an initial conversion price of $477.41, a 35% premium to the reference price, subject to certain adjustments. The Charter Holdings common units will be exchangeable by the holder, in certain circumstances, for cash or, at the election of Charter, Class A common stock, par value $0.001 per share, of Charter (the “Charter Class A common stock”) on a one-for-one basis, subject to certain adjustments; and

•
in consideration of the $1.00 payment from Cox Enterprises to Charter, Charter will issue to Cox Enterprises one share of a new Class C common stock, par value $0.001 per share, of Charter (the “Charter Class C common stock” and such issuance, collectively with the issuance of Charter Holdings common units and Charter Holdings convertible preferred units to Cox Enterprises described in the immediately preceding bullet and any shares of Charter Class A common stock which may be issued upon exchange or conversion of such Charter Holdings common units or Charter Holdings convertible preferred units, the “share issuance”). The Charter Class C common stock will be equivalent, economically, to the outstanding Charter Class A common stock and Class B common stock, par value $0.001 per share, of Charter (the “Charter Class B common stock”), but will have a number of votes per share that reflect the voting power of the Charter Holdings common units and the Charter Holdings convertible preferred units held by Cox Enterprises on an as-converted, as-exchanged basis.

The aggregate consideration payable or issuable to Cox Enterprises in the transactions is collectively referred to as the “consideration.”

Based on Charter’s share count as of March 31, 2025, we estimate that at the closing, Cox Enterprises will own approximately 23% of the combined entity’s diluted shares outstanding, on an as-exchanged, as-converted basis and assuming the contemporaneous closing of the previously announced merger with Liberty Broadband Corporation (“Liberty Broadband”). The combined entity will assume Cox Communications’ approximately $12.6 billion in outstanding net debt and other obligations.
Charter will hold a special meeting of its stockholders in connection with the proposed transaction (the “Charter special meeting”).
In connection with the transactions contemplated by the transaction agreement, on May 16, 2025, Liberty Broadband entered into a voting agreement with Charter and Cox Enterprises (the “Liberty Broadband voting agreement”), a copy of which is attached as Annex B to the accompanying proxy statement, pursuant to which Liberty Broadband agreed to vote, at the Charter special meeting, all of the shares of Charter Class A common stock beneficially owned by it as of the record date for the Charter special meeting and representing, as of May 16, 2025, approximately 28% of the total voting power of the issued and outstanding shares of Charter common stock, (i) in favor of the certificate amendment (as defined below) and the share issuance, (ii) in favor of any properly made adjournment proposal and (iii) against any actions, proposals, transactions, agreements or amendments of the Charter organizational documents that Charter and Cox Enterprises reasonably expect would materially prevent, impede, interfere with, delay, postpone, or adversely affect the consummation of the transactions contemplated by the transaction agreement, including any action or proposal in favor of any Charter acquisition proposal (as defined in the accompanying proxy statement), except that, if the Charter board of directors (the “Charter Board”) makes an adverse recommendation change pursuant to the transaction agreement and Cox Enterprises elects not to terminate the transaction agreement, the number of shares held by Liberty Broadband subject to the foregoing voting requirements will be limited to the number of shares of Charter Class A common stock equal in the aggregate to 20% of the total voting power of the shares of Charter common stock (other than the proportional voting shares (as defined below), which are addressed below), with any shares in excess of such amount to be voted on such matters in Liberty Broadband’s discretion (other than the proportional voting shares). The foregoing voting obligations will not apply to shares of Charter common stock beneficially owned by Liberty Broadband that exceed the voting cap applicable to Liberty Broadband under the existing stockholders agreement (as defined in the accompanying proxy statement) (such shares, the “proportional voting shares”), which proportional voting shares, pursuant thereto, must be voted in the same proportion as all other votes cast with respect to the applicable matter (such proportion determined without inclusion of the votes cast by Liberty Broadband, Advance/Newhouse Partnership (“A/N”) and other persons that beneficially own 10% or more of the total voting power of Charter). For more details on the Liberty Broadband voting agreement, see “Other Agreements Related to the Transactions—Liberty Broadband Voting Agreement” in the accompanying proxy statement.
In addition, on May 16, 2025, in connection with the transactions contemplated by the transaction agreement, A/N entered into a voting agreement with Charter and Cox Enterprises (the “A/N voting agreement” and together with the Liberty Broadband voting agreement, the “voting agreements”), a copy of which is attached as Annex C to the accompanying proxy statement, pursuant to which A/N agreed to vote, at the Charter special meeting, all of the shares of Charter Class A common stock and Charter Class B common stock beneficially owned by it as of the applicable record date for the Charter special meeting and representing, as of May 16, 2025, approximately 12% of the total voting power of the issued and outstanding shares of Charter common stock, (i) in favor of the certificate amendment (as defined below) and the share issuance, (ii) in favor of any properly made adjournment proposal and (iii) against any actions, proposals, transactions, agreements or amendments of the Charter organizational documents that Charter and Cox Enterprises reasonably expect would materially prevent, impede, interfere with, delay, postpone, or adversely affect the consummation of the transactions contemplated by the transaction agreement, including any action or proposal in favor of any Charter acquisition proposal (as defined in the accompanying proxy statement), except that, if the Charter Board makes an adverse recommendation change pursuant to the transaction agreement and Cox Enterprises elects not to terminate the transaction agreement, the number of shares held by A/N subject to the foregoing voting requirements will be limited to the number of shares of Charter Class A common stock and Charter Class B common stock (on an as-exchanged basis) equal in the aggregate to 9.9% of the total voting power of the shares of Charter common stock, with any shares in excess of such amount to be voted on such matters in A/N’s discretion. For more details on the A/N voting agreement, see “Other Agreements Related to the Transactions—A/N Voting Agreement” in the accompanying proxy statement.

At the Charter special meeting, to be held in person at [ ] a.m., New York City time, on [ ], 2025, holders of Charter common stock will be asked to consider and vote on (i) a proposal to approve the share issuance (the “share issuance proposal”); (ii) a proposal to approve the adoption of the Second Amended and Restated Certificate of Incorporation of Charter, a copy of which is attached as Annex D to the accompanying proxy statement (the “amended certificate of incorporation”), which will include the creation of the new Charter Class C common stock (the “certificate amendment” and such proposal, the “certificate amendment proposal”); (iii) a proposal to approve separately (on a non-binding advisory basis) a feature of the amended certificate of incorporation that will set forth the composition requirements for the Charter Board that are required by the amended and restated stockholders agreement with Cox Enterprises and A/N, a copy of which is attached as Annex E to the accompanying proxy statement (the “amended stockholders agreement” and such proposal, the “governance proposal 1”); (iv) a proposal to approve separately (on a non-binding advisory basis) a feature of the amended certificate of incorporation that will specify standards for decisions by the Charter Board that are required by the amended stockholders agreement (such proposal, the “governance proposal 2”); (v) a proposal to approve separately (on a non-binding advisory basis) a feature of the amended certificate of incorporation that will provide for certain voting restrictions on Cox Enterprises and A/N that are required by the amended stockholders agreement (such proposal, the “governance proposal 3”); (vi) a proposal to approve separately (on a non-binding advisory basis) a feature of the amended certificate of incorporation that will clarify the stockholder vote required for amendments to the amended certificate of incorporation to increase or decrease the number of authorized shares of Charter common stock or preferred stock (such proposal, the “governance proposal 4” and collectively with the governance proposal 1, the governance proposal 2 and the governance proposal 3, the “governance proposals”); and (vii) a proposal to approve the adjournment of the Charter special meeting from time to time to solicit additional proxies in favor of the certificate amendment proposal or the share issuance proposal if there are insufficient votes at the time of such adjournment to approve such proposals or if otherwise determined by the chairperson of the meeting to be necessary or appropriate (the “adjournment proposal”). Approval of the share issuance proposal requires the affirmative vote of the holders of a majority of the votes cast by holders of Charter Class A common stock and Charter Class B common stock, voting together as a single class, in each case at the Charter special meeting. Approval of the certificate amendment proposal requires the affirmative vote of the holders of a majority of the aggregate voting power of the outstanding shares of Charter Class A common stock and Charter Class B common stock, voting together as a single class. Approval of the governance proposals (which are non-binding advisory proposals) requires the affirmative vote of the holders of a majority of the aggregate voting power of the outstanding shares of Charter Class A common stock and Charter Class B common stock, voting together as a single class. Approval of the adjournment proposal requires the affirmative vote of the holders of shares having a majority of the voting power of the shares of Charter common stock that are present in person or represented by proxy at the Charter special meeting and entitled to vote on the proposal at the Charter special meeting, voting together as a single class.
The Charter Board, by all directors present and including a majority of (a) the Unaffiliated Directors (as defined in the existing stockholders agreement (as defined in the accompanying proxy statement)), (b) the directors designated by Liberty Broadband pursuant to the existing stockholders agreement and (c) the directors designated by A/N pursuant to the existing stockholders agreement, has unanimously determined that the transaction documents and the transactions contemplated thereby are advisable and fair to, and in the best interests of, Charter and its stockholders, approved the transaction documents and the transactions contemplated thereby and recommended that Charter stockholders vote “FOR” each of the share issuance proposal, the certificate amendment proposal, the governance proposals and the adjournment proposal. The Charter Board made its determination after consultation with legal and financial advisors and consideration of a number of factors. Completion of the transactions is conditioned on Charter stockholders approving the certificate amendment proposal and the share issuance proposal. Approval of the governance proposals and the adjournment proposal is not a condition to the completion of the transactions.
The obligations of Charter and Cox Enterprises to complete the transactions are subject to the satisfaction or (to the extent permitted) waiver of a number of conditions set forth in the transaction agreement, a copy of which is included as Annex A to the accompanying proxy statement. The accompanying proxy statement describes the Charter special meeting, the proposals to be considered at the Charter special meeting, the transactions and the documents and agreements related to the transactions. It also contains or references information about Charter and Cox Enterprises and certain related agreements and matters. Please carefully read the entire accompanying proxy statement, including “Risk Factors,” beginning on page 33, for a discussion of the risks relating to the proposed transactions contemplated by the transaction agreement and other transaction documents.

Your vote is very important regardless of the number of shares of Charter common stock that you own. A failure to vote your shares of Charter common stock, or to provide instructions to your broker, bank or nominee as to how to vote your shares, is the equivalent of a vote against the certificate amendment proposal and the governance proposals.
Whether or not you plan to attend the Charter special meeting, please submit your proxy as soon as possible to make sure that your shares are represented at the meeting.
Thank you for your cooperation and we look forward to the successful completion of the transactions.

Very truly yours,

	[ ]	[ ]

	Eric L. Zinterhofer Non-Executive Chairman of the Board of Directors Charter Communications, Inc.	Christopher L. Winfrey President and Chief Executive Officer Charter Communications, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the transactions, the transaction agreement or the securities to be issued in connection with the transactions contemplated by the transaction agreement described in this proxy statement or determined if this proxy statement is accurate or complete. Any representation to the contrary is a criminal offense.
The accompanying proxy statement is dated [ ], 2025 and is first being mailed to Charter stockholders of record on or about [ ], 2025.

CHARTER COMMUNICATIONS, INC.
400 Washington Blvd.
Stamford, Connecticut 06902
(203) 905-7801
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
to be Held on [ ], 2025
On May 16, 2025, Charter Communications, Inc. (“Charter”), Charter Communications Holdings, LLC, a subsidiary of Charter (“Charter Holdings”), and Cox Enterprises, Inc. (“Cox Enterprises”) entered into a Transaction Agreement (as may be amended from time to time, the “transaction agreement”), a copy of which is attached as Annex A to the accompanying proxy statement. Subject to the satisfaction or (to the extent permitted) waiver of the closing conditions set forth in the transaction agreement, (i) Cox Enterprises will sell and transfer to Charter 100% of the equity interests of certain subsidiaries of Cox Communications, Inc., a wholly owned subsidiary of Cox Enterprises (“Cox Communications”), that conduct Cox Communications’ commercial fiber and managed IT and cloud services businesses (the “equity sale”), (ii) Cox Enterprises will contribute the equity interests of Cox Communications (after its conversion into a limited liability company pursuant to the pre-closing restructuring described in the accompanying proxy statement) and certain other assets (other than certain excluded assets) primarily related to Cox Communications’ residential cable business to Charter Holdings (the “contribution”), and (iii) Cox Enterprises will pay $1.00 to Charter. Under the transaction agreement, Charter and Cox Enterprises may designate one or more wholly owned subsidiaries to take actions with respect to Charter and Cox Enterprises, respectively.
NOTICE IS HEREBY GIVEN of the special meeting of stockholders of Charter, to be held in person at Charter’s headquarters at 400 Washington Blvd., Stamford, Connecticut 06902, at [ ] a.m., New York City time, on [ ], 2025 (the “Charter special meeting”). At the Charter special meeting, you will be asked to consider and vote on the following proposals:
1.
a proposal to approve the issuance of (i) one share of a new class of common stock, par value $0.001 per share, of Charter (the “Charter Class C common stock”) and (ii) approximately 33.6 million common units of Charter Holdings and convertible preferred units of Charter Holdings with an aggregate liquidation preference of $6.0 billion, which will pay a 6.875% dividend per annum (including shares of Class A common stock, par value $0.001 per share, of Charter (the “Charter Class A common stock”) which may be issued upon exchange or conversion of such common units or convertible preferred units of Charter Holdings), in each case in connection with the transactions contemplated by the transaction agreement (the “share issuance” and such proposal, the “share issuance proposal”);

2.
a proposal to approve the adoption of the Second Amended and Restated Certificate of Incorporation of Charter, a copy of which is attached as Annex D to the accompanying proxy statement (the “amended certificate of incorporation”), which will include the creation of the new Charter Class C common stock (the “certificate amendment” and such proposal, the “certificate amendment proposal”);

3.	proposals to approve separately (on a non-binding advisory basis) the following features of the amended certificate of incorporation:
a.
a feature of the amended certificate of incorporation that will set forth the composition requirements for the Charter Board that are required by the amended and restated stockholders agreement with Cox Enterprises and A/N, a copy of which is attached as Annex E to the accompanying proxy statement (the “amended stockholders agreement” and such proposal, the “governance proposal 1”);

b.
a feature of the amended certificate of incorporation that will specify standards for decisions by the Charter Board that are required by the amended stockholders agreement (such proposal, the “governance proposal 2”);

c.
a feature of the amended certificate of incorporation that will provide for certain voting restrictions on Cox Enterprises and A/N that are required by the amended stockholders agreement (such proposal, the “governance proposal 3”); and

d.
a feature of the amended certificate of incorporation that will clarify the stockholder vote required for amendments to the amended certificate of incorporation to increase or decrease the number of authorized shares of Charter common stock or preferred stock (such proposal, the “governance proposal 4” and collectively with the governance proposal 1, the governance proposal 2 and the governance proposal 3, the “governance proposals”); and

4.
a proposal to approve the adjournment of the Charter special meeting from time to time to solicit additional proxies in favor of the certificate amendment proposal or the share issuance proposal if there are insufficient votes at the time of such adjournment to approve such proposals or if otherwise determined by the chairperson of the meeting to be necessary or appropriate (the “adjournment proposal”).

Charter will transact no other business at the Charter special meeting, except such business as may properly be brought before the Charter special meeting or any adjournments or postponements thereof by or at the direction of the Charter board of directors (the “Charter Board”) in accordance with Charter’s amended and restated bylaws. The accompanying proxy statement describes the proposals listed above in more detail. Please refer to the accompanying proxy statement, including the transaction agreement and all other annexes and any documents incorporated by reference, for further information with respect to the business to be transacted at the Charter special meeting. You are encouraged to read the entire document carefully before voting. In particular, see “The Transaction Agreement” and “Other Agreements Related to the Transactions,” respectively, for a summary of the transaction agreement and a description of the transactions contemplated by the transaction agreement, including the share issuance and the certificate amendment, and the transaction agreement, a copy of which is attached as Annex A to the accompanying proxy statement, each of which are incorporated by reference into this notice to the same extent as if fully set forth herein. Please also see “Risk Factors” beginning on page 33 for an explanation of the risks associated with the transactions and the other transactions contemplated by the transaction agreement and other transaction documents.
Completion of the transactions is conditioned on Charter stockholders approving the certificate amendment proposal and the share issuance proposal. Approval of the governance proposals and the adjournment proposal is not a condition to the completion of the transactions.
Approval of the share issuance proposal requires the affirmative vote of the holders of a majority of the votes cast by holders of Charter Class A common stock and Class B common stock, par value $0.001 per share, of Charter (the “Charter Class B common stock”), voting together as a single class, in each case at the Charter special meeting. Approval of the certificate amendment proposal requires the affirmative vote of the holders of a majority of the aggregate voting power of the outstanding shares of Charter Class A common stock and Charter Class B common stock, voting together as a single class. Approval of the governance proposals (which are non-binding advisory proposals) requires the affirmative vote of the holders of a majority of the aggregate voting power of the outstanding shares of Charter Class A common stock and Charter Class B common stock, voting together as a single class. Approval of the adjournment proposal requires the affirmative vote of the holders of shares having a majority of the voting power of the shares of Charter common stock that are present in person or represented by proxy at the Charter special meeting and entitled to vote on the proposal at the Charter special meeting, voting together as a single class.
The Charter Board has fixed the close of business on [ ], 2025 as the record date for the Charter special meeting. Only holders of record of Charter common stock as of the close of business on the record date for the Charter special meeting are entitled to notice of, and to vote at, the Charter special meeting or any adjournment or postponement thereof. Holders of Charter Class A common stock are entitled to one vote per share and Advance/Newhouse Partnership (“A/N”), as holder of Charter Class B common stock, is entitled to a number of votes reflecting the voting power of the Charter Holdings common units held by A/N on an as-exchanged basis. For additional information regarding the Charter special meeting, see “The Charter Special Meeting” of the accompanying proxy statement.
The Charter Board, by all directors present and including a majority of (a) the Unaffiliated Directors (as defined in the existing stockholders agreement (as defined in the accompanying proxy statement)), (b) the directors designated by Liberty Broadband Corporation pursuant to the existing stockholders agreement and (c) the directors designated by A/N pursuant to the existing stockholders agreement, has unanimously determined that the transaction documents and the transactions contemplated thereby are advisable and fair to, and in the best interests of, Charter and its stockholders, approved the transaction documents and the transactions contemplated thereby and recommended that Charter stockholders vote “FOR” the share issuance proposal, “FOR” the certificate amendment proposal, “FOR” the governance proposals and “FOR” the adjournment proposal. The Charter Board made its determination after consultation with legal and financial advisors and consideration of a number of factors.
Each copy of the accompanying proxy statement mailed to holders of Charter common stock is accompanied by a form of proxy card with instructions for voting. Whether or not you plan to attend the Charter special meeting in person, we urge you to please promptly complete, sign, date and return the accompanying proxy card in the enclosed postage-paid envelope or authorize the individuals named on the accompanying proxy card to vote your shares by calling the toll-free telephone number or by using the Internet as described in the instructions included with the accompanying proxy card. If your shares are held in the name of a bank, broker, trustee or other nominee, please follow the instructions on the voting instruction card furnished by such bank, broker, trustee or other nominee.
Due to space limitations, attendance is limited to Charter stockholders and persons holding valid legal proxies from those stockholders. Admission to the Charter special meeting is on a first-come, first-served basis. Valid government-issued picture identification must be presented to attend the Charter special meeting. If you hold Charter common stock through a bank, broker, trustee or other nominee, you must bring a copy of a statement reflecting your stock ownership as of the record date, and if you wish to vote in person, you must also bring a legal proxy from your bank, broker, trustee or other nominee. Cameras, recording devices, and other electronic devices are not permitted. If you require special assistance at the Charter special meeting, please contact Charter’s Corporate Secretary at 400 Washington Blvd., Stamford, Connecticut 06902.
YOUR VOTE IS IMPORTANT. We cannot complete the transactions contemplated by the transaction agreement unless Charter stockholders approve the share issuance proposal and the certificate amendment proposal.
If you have any questions regarding the accompanying proxy statement, you may contact Innisfree M&A Incorporated, Charter’s proxy solicitor, by calling toll-free at (877) 750-8233, or for banks and brokers, collect at (212) 750-5833.

By order of the Board of Directors,

[ ]

Jamal H. Haughton
Executive Vice President, General Counsel and Corporate Secretary

Stamford, Connecticut
[ ], 2025
WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE CHARTER SPECIAL MEETING, PLEASE VOTE PROMPTLY ELECTRONICALLY OR BY TELEPHONE. ALTERNATIVELY, PLEASE COMPLETE, SIGN AND RETURN BY MAIL THE ENCLOSED PAPER PROXY CARD.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of any of the proposals or the securities being offered in the transactions or has passed upon the adequacy or accuracy of the accompanying materials. Any representation to the contrary is a criminal offense.

ADDITIONAL INFORMATION
This proxy statement incorporates important business and financial information from other documents that are not included in or delivered with this proxy statement. For a listing of the documents incorporated by reference into this proxy statement, see “Where You Can Find More Information.” This information is available to you without charge upon your written or oral request. You can obtain those documents incorporated by reference in this proxy statement or other information about Charter that is filed with the Securities and Exchange Commission (the “SEC”) by requesting them in writing or by telephone at the following addresses and telephone numbers:
Charter Communications, Inc.
400 Washington Blvd.
Stamford, Connecticut 06902
(203) 905-7801
Attention: Investor Relations

or

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York City, New York 10022
Banks and Brokers may call: (212) 750-5833
Stockholders may call toll free: (877) 750-8233
If you would like to request any documents, please do so at least five business days before the special meeting in order to receive them before the meeting.
You may also obtain any of the documents incorporated by reference into this proxy statement without charge through the SEC’s website at www.sec.gov. In addition, you may obtain copies of documents filed by Charter with the SEC on Charter’s Internet website at ir.charter.com under the tab “Investors” and then under the heading “Results & SEC Filings.”
We are not incorporating the contents of the websites of the SEC, Charter or any other entity into this proxy statement. We are providing the information about how you can obtain certain documents that are incorporated by reference into this proxy statement at these websites only for your convenience.

ANNEXES
i

QUESTIONS & ANSWERS
The following are some questions that you may have regarding the transactions (as defined below), the issuance of shares of Charter Class C common stock (as defined below), Charter Holdings common units (as defined below) and Charter Holdings convertible preferred units (as defined below) in connection with the transactions, and other matters being considered at the Charter special meeting (as defined below) and the answers to those questions. Charter urges you to carefully read the entirety of this proxy statement, including the annexes hereto and the information incorporated herein, because the information in this section does not provide all the information that might be important to you with respect to the transactions, the issuance of shares of Charter stock and Charter Holdings units in connection with the transactions, and the other matters being considered at the Charter special meeting.
Q:	What are the transactions?
A:
On May 16, 2025, Charter, Charter Communications Holdings, LLC, a subsidiary of Charter (“Charter Holdings”), and Cox Enterprises, Inc. (“Cox Enterprises”) entered into a Transaction Agreement (as may be amended from time to time, the “transaction agreement”), a copy of which is attached as Annex A to this proxy statement. Subject to the requisite approvals of the stockholders of Charter and the satisfaction or (to the extent permitted) waiver of the other closing conditions set forth in the transaction agreement, (i) Cox Enterprises will sell and transfer to Charter 100% of the equity interests of certain subsidiaries of Cox Communications, Inc., a wholly owned subsidiary of Cox Enterprises (“Cox Communications”), that conduct Cox Communications’ commercial fiber and managed IT and cloud services businesses (the “equity sale”), (ii) Cox Enterprises will contribute the equity interests of Cox Communications (after its conversion into a limited liability company pursuant to the pre-closing restructuring described in “The Transaction Agreement—Cox Communications Restructuring”) and certain other assets (other than certain excluded assets) primarily related to Cox Communications’ residential cable business to Charter Holdings (the “contribution”), and (iii) Cox Enterprises will pay $1.00 to Charter (the transactions described in clauses (i)-(iii), collectively, the “transactions”). Under the transaction agreement, Charter and Cox Enterprises may designate one or more wholly owned subsidiaries to take actions with respect to Charter and Cox Enterprises, respectively. The aggregate consideration payable or issuable to Cox Enterprises in the transactions is described further below. The principal terms and conditions of the transactions are contained in the transaction agreement, which is attached as Annex A to this proxy statement. We encourage you to read this agreement carefully and in its entirety, as it is the legal document that governs the transactions.

In connection with the transactions, on May 16, 2025, Liberty Broadband Corporation (“Liberty Broadband”) entered into the Liberty Broadband voting agreement (as defined below), a copy of which is attached as Annex B to this proxy statement, and the Liberty Broadband side letter (as defined below), a copy of which is attached as Annex F to this proxy statement, and Advance/Newhouse Partnership (“A/N”) entered into the A/N voting agreement (as defined below), a copy of which is attached as Annex C to this proxy statement, and the A/N repurchase letter amendment (as defined below), a copy of which is attached as Annex G to this proxy statement. Additionally, the transaction agreement provides that, at the closing of the transactions (the “closing”), Charter will amend its certificate of incorporation and bylaws and the parties will enter into additional agreements, including a third amended and restated stockholders agreement (the “amended stockholders agreement”), which will amend and restate the Second Amended and Restated Stockholders Agreement of Charter, dated as of May 23, 2015, by and among Charter, A/N and Liberty Broadband (as amended, the “existing stockholders agreement”), by and among Charter, Cox Enterprises and A/N. See “Other Agreements Related to the Transactions” for additional information regarding these transaction documents.
Q:	Why am I receiving this proxy statement?
A:
Charter is holding a special meeting of holders of Charter common stock (the “Charter special meeting”) to obtain approval of the share issuance proposal (as defined below), the certificate amendment proposal (as defined below), the governance proposals (as defined below) and the adjournment proposal (as defined below). Charter is sending this proxy statement to its stockholders to help them decide how to vote their shares of Charter common stock with respect to the transactions and other matters to be considered at the Charter special meeting.

The transactions cannot be completed unless Charter stockholders approve the share issuance proposal and the certificate amendment proposal. Information about the Charter special meeting, the transactions, the transaction agreement and the other business to be considered by Charter stockholders at the Charter special meeting is contained in this proxy statement.
Charter stockholders should read this information carefully and in its entirety. The enclosed proxy card allows Charter stockholders to vote their shares by proxy without attending the Charter special meeting in person.
Q:	When and where is the Charter special meeting?
A:	The Charter special meeting will be held in person at Charter’s headquarters at 400 Washington Blvd., Stamford, Connecticut 06902, at [ ] a.m., New York City time, on [ ], 2025.
Even if you plan to attend the Charter special meeting, Charter recommends that you vote your shares in advance as described below so that your vote will be counted even if you later decide not to or become unable to attend the Charter special meeting.
Q:	What consideration will Cox Enterprises receive in the transactions?
A:	At the closing:
•	in consideration of the equity sale, Charter will pay $3.5 billion in cash to Cox Enterprises;
•
in consideration of the contribution, Charter Holdings will (i) pay to Cox Enterprises $500 million in cash and (ii) issue to Cox Enterprises convertible preferred units of Charter Holdings (the “Charter Holdings convertible preferred units”) with an aggregate liquidation preference of $6.0 billion, which will pay a 6.875% dividend per annum, and approximately 33.6 million common units of Charter Holdings (the “Charter Holdings common units”) priced at $353.64 (the “reference price”) per share. The Charter Holdings convertible preferred units will be convertible into Charter Holdings common units, with an initial conversion price of $477.41, a 35% premium to the reference price, subject to certain adjustments. The Charter Holdings common units will be exchangeable by the holder, in certain circumstances, for cash or, at the election of Charter, Class A common stock, par value $0.001 per share, of Charter (“Charter Class A common stock”) on a one-for-one basis, subject to certain adjustments; and

•
in consideration of the $1.00 payment from Cox Enterprises to Charter, Charter will issue to Cox Enterprises one share of a new Class C common stock, par value $0.001 per share, of Charter (the “Charter Class C common stock” and such issuance, collectively with the issuance of Charter Holdings common units and Charter Holdings convertible preferred units to Cox Enterprises described in the immediately preceding bullet and any shares of Charter Class A common stock which may be issued upon exchange or conversion of such Charter Holdings common units or Charter Holdings convertible preferred units, the “share issuance”). The Charter Class C common stock will be equivalent, economically, to the outstanding Charter Class A common stock and the Charter Class B common stock, par value $0.001 per share (“Charter Class B common stock”), but will have a number of votes per share that reflect the voting power of the Charter Holdings common units and the Charter Holdings convertible preferred units held by Cox Enterprises on an as-converted, as-exchanged basis.

The aggregate consideration payable or issuable to Cox Enterprises in the transactions is collectively referred to as the “consideration.” The combined entity will also assume Cox Communications’ approximately $12.6 billion in outstanding net debt and other obligations.
Q:	What equity stake will Cox Enterprises hold in Charter immediately following the transactions?
A:
Based on Charter’s share count as of March 31, 2025, we estimate that at the closing, Cox Enterprises will own approximately 23% of the combined entity’s diluted shares outstanding, on an as-exchanged, as-converted basis and assuming the contemporaneous closing of the previously announced Liberty Broadband merger (as defined below).

Q:	What are Charter stockholders being asked to vote on, and why is this approval necessary?
A:	Charter stockholders are being asked to vote on the following proposals:
1.
Share Issuance Proposal: A proposal to approve the issuance of (i) one share of the new Charter Class C common stock and (ii) approximately 33.6 million Charter Holdings common units and Charter Holdings convertible preferred units with an aggregate liquidation preference of $6.0 billion (including shares of Charter Class A common stock which may be issued upon exchange or conversion of such Charter Holdings common units or Charter Holdings convertible preferred units), in each case in connection with the transactions (the “share issuance” and such proposal, the “share issuance proposal”).

2.
Certificate Amendment Proposal: A proposal to approve the adoption of the Second Amended and Restated Certificate of Incorporation of Charter, a copy of which is attached as Annex D to this proxy statement (the “amended certificate of incorporation”), which will include the creation of the new Charter Class C common stock (the “certificate amendment” and such proposal, the “certificate amendment proposal”).

3.	Governance Proposals: Proposals to approve separately (on a non-binding advisory basis) the following features of the amended certificate of incorporation:
a.
Governance Proposal 1: A proposal to approve separately (on a non-binding advisory basis) a feature of the amended certificate of incorporation that will set forth the composition requirements for the Charter Board that are required by the amended stockholders agreement (such proposal, the “governance proposal 1”);

b.
Governance Proposal 2: A proposal to approve separately (on a non-binding advisory basis) a feature of the amended certificate of incorporation that will specify standards for decisions by the Charter Board that are required by the amended stockholders agreement (such proposal, the “governance proposal 2”);

c.
Governance Proposal 3: A proposal to approve separately (on a non-binding advisory basis) a feature of the amended certificate of incorporation that will provide for certain voting restrictions on Cox Enterprises and A/N that are required by the amended stockholders agreement (such proposal, the “governance proposal 3”);

d.
Governance Proposal 4: A proposal to approve separately (on a non-binding advisory basis) a feature of the amended certificate of incorporation that will clarify the stockholder vote required for amendments to the amended certificate of incorporation to increase or decrease the number of authorized shares of Charter common stock or preferred stock (such proposal, the “governance proposal 4” and collectively with the governance proposal 1, the governance proposal 2 and the governance proposal 3, the “governance proposals”); and

4.
Adjournment Proposal: A proposal to approve the adjournment of the Charter special meeting from time to time to solicit additional proxies in favor of the share issuance proposal or the certificate amendment proposal if there are insufficient votes at the time of such adjournment to approve the share issuance proposal or the certificate amendment proposal or if otherwise determined by the chairperson of the meeting to be necessary or appropriate (the “adjournment proposal”).

Completion of the transactions is conditioned on Charter stockholders approving the share issuance proposal and the certificate amendment proposal. Approval of the governance proposals and the adjournment proposal is not a condition to the completion of the transactions.
Q:	What votes are required to approve the share issuance proposal, the certificate amendment proposal, the governance proposals and the adjournment proposal?
A:
Approval of the share issuance proposal requires the affirmative vote of the holders of a majority of the votes cast by holders of Charter Class A common stock and Charter Class B common stock, voting together as a single class, in each case at the Charter special meeting.

Approval of the certificate amendment proposal requires the affirmative vote of the holders of a majority of the aggregate voting power of the outstanding shares of Charter Class A common stock and Charter Class B common stock, voting together as a single class.

Approval of the governance proposals (which are non-binding advisory proposals) requires the affirmative vote of the holders of a majority of the aggregate voting power of the outstanding shares of Charter Class A common stock and Charter Class B common stock, voting together as a single class.
Approval of the adjournment proposal requires the affirmative vote of the holders of shares having a majority of the voting power of the shares of Charter common stock that are present in person or represented by proxy at the Charter special meeting and entitled to vote on the proposal at the Charter special meeting, voting together as a single class.
Q:	How many votes do Charter stockholders have with respect to the Charter special meeting?
A:
The Charter Board has fixed the close of business on [ ], 2025 as the record date for the Charter special meeting. Only holders of record of Charter common stock as of the close of business on the record date are entitled to notice of, and to vote at, the Charter special meeting or any adjournment or postponement thereof. Holders of Charter Class A common stock are entitled to one vote per share. A/N, as holder of Charter Class B common stock is entitled to a number of votes reflecting the voting power of Charter Holdings common units held by A/N on an as-exchanged basis.

On the record date, there were [ ] shares of Charter Class A common stock outstanding, representing the same number of votes, and one share of Charter Class B common stock outstanding, representing [ ] votes (on an as-exchanged basis).
Q:	What constitutes a quorum for the Charter special meeting?
A:	In order to conduct the business at the Charter special meeting, a quorum must be present.
The presence at the Charter special meeting, in person or represented by proxy, of the holders of a majority of the voting power of the shares of Charter common stock issued and outstanding on the record date for the Charter special meeting and entitled to vote at the Charter special meeting will constitute a quorum for the transaction of business at the Charter special meeting. Abstentions will count for the purpose of determining the presence of a quorum for the transaction of business at the Charter special meeting.
Because applicable rules of the Nasdaq do not permit discretionary voting by brokers with respect to any of the proposals to be acted upon at the Charter special meeting, if you hold your shares of Charter common stock through banks or brokers, your shares will not count as present for purposes of determining a quorum, unless you instruct your bank or broker on how to vote your shares. This may make it more difficult to establish a quorum at the Charter special meeting.
Q:	How does the Charter Board recommend that stockholders vote?
A:
The Charter board of directors (the “Charter Board”), by all directors present and including a majority of (a) the Unaffiliated Directors (as defined in the existing stockholders agreement), (b) the directors designated by Liberty Broadband pursuant to the existing stockholders agreement and (c) the directors designated by A/N pursuant to the existing stockholders agreement, has unanimously determined that the transaction documents and the transactions contemplated thereby are advisable and fair to, and in the best interests of, Charter and its stockholders, approved the transaction documents and the transactions contemplated thereby and recommended that Charter stockholders vote “FOR” the share issuance proposal, ‘‘FOR” the certificate amendment proposal, “FOR” the governance proposals and “FOR” the adjournment proposal. The Charter Board made its determination after consultation with legal and financial advisors and consideration of a number of factors. For the factors considered by the Charter Board in reaching its decision to approve the transaction documents and to recommend the foregoing proposals to the Charter stockholders, see “The Transactions—Charter’s Reasons for the Transactions; Recommendation of the Charter Board of Directors.”

You should be aware that some of Charter’s directors and executive officers have interests in the transactions that are different from, or are in addition to, the interests of Charter’s stockholders generally. See “The Transactions—Interests of Charter Directors and Executive Officers in the Transactions.”
Q:	Have any Charter stockholders agreed to vote their shares in favor of any of the proposals?
A:
In connection with the transactions, Liberty Broadband entered into a voting agreement with Charter and Cox Enterprises (the “Liberty Broadband voting agreement”), a copy of which is attached as Annex B to this proxy statement, pursuant to which Liberty Broadband agreed to vote, at the Charter special meeting, all of the shares of Charter Class A common stock beneficially owned by it as of the record date for the Charter special meeting and representing, as of May 16, 2025, approximately 28% of the total voting power of the issued and outstanding shares of Charter common stock, (i) in favor of the share issuance proposal, the certificate amendment proposal and the adjournment proposal and (ii) against any actions, proposals, transactions, agreements or amendments of the Charter organizational documents that Charter and Cox Enterprises reasonably expect would materially prevent, impede, interfere with, delay, postpone, or adversely affect the consummation of the transactions, including any action or proposal in favor of any Charter acquisition proposal (as defined in “The Transaction Agreement—No Solicitation by Charter”), except that, if the Charter Board makes an adverse recommendation change pursuant to the transaction agreement (as described in “The Transaction Agreement—No Solicitation by Charter” and “The Transaction Agreement—Adverse Recommendation Change”) and Cox Enterprises elects not to terminate the transaction agreement, the number of shares held by Liberty Broadband subject to the foregoing voting requirements will be limited to the number of shares of Charter Class A common stock equal in the aggregate to 20% of the total voting power of the shares of Charter common stock (other than the proportional voting shares (as defined below), which are addressed below), with any shares in excess of such amount to be voted on such matters in Liberty Broadband’s discretion (other than the proportional voting shares). The foregoing voting obligations will not apply to shares of Charter common stock beneficially owned by Liberty Broadband that exceed the voting cap applicable to Liberty Broadband under the existing stockholders agreement (such shares, the “proportional voting shares”), which proportional voting shares, pursuant thereto, must be voted in the same proportion as all other votes cast with respect to the applicable matter (such proportion determined without inclusion of the votes cast by Liberty Broadband, A/N and other persons that beneficially own 10% or more of the total voting power of Charter). The Liberty Broadband voting agreement is described in more detail in “Other Agreements Related to the Transactions—Liberty Broadband Voting Agreement.”
In addition, in connection with the transactions, A/N entered into a voting agreement with Charter and Cox Enterprises (the “A/N voting agreement” and, together with the Liberty Broadband voting agreement, the “voting agreements”), a copy of which is attached as Annex C to this proxy statement, pursuant to which A/N agreed to vote, at the Charter special meeting, all of the shares of Charter Class A common stock and Charter Class B common stock beneficially owned by it as of the applicable record date for the Charter special meeting and representing, as of May 16, 2025, approximately 12% of the total voting power of the issued and outstanding shares of Charter common stock, (i) in favor of the share issuance proposal, the certificate amendment proposal and the adjournment proposal and (ii) against any actions, proposals, transactions, agreements or amendments of the Charter organizational documents that Charter and Cox Enterprises reasonably expect would materially prevent, impede, interfere with, delay, postpone, or adversely affect the consummation of the transactions, including any action or proposal in favor of any Charter acquisition proposal, except that, if the Charter Board makes an adverse recommendation change pursuant to the transaction agreement and Cox Enterprises elects not to terminate the transaction agreement, the number of shares held by A/N subject to the foregoing voting requirements will be limited to the number of shares of Charter Class A common stock and Charter Class B common stock (on an as-exchanged basis) equal in the aggregate to 9.9% of the total voting power of the shares of Charter common stock, with any shares in excess of such amount to be voted on such matters in A/N’s discretion. The A/N voting agreement is described in more detail in “Other Agreements Related to the Transactions—A/N Voting Agreement.”
Q:	What do I need to do now?
A:
After carefully reading and considering the information contained in this proxy statement, please vote your shares of Charter common stock as soon as possible so that your shares will be represented at the Charter special meeting. Please follow the instructions set forth on the proxy card or on the voting instruction form provided by your broker, bank or other nominee.

Q:	Does my vote matter?
A:
Yes. Completion of the transactions is conditioned on Charter stockholders approving the share issuance proposal and the certificate amendment proposal. If a Charter stockholder present in person at the Charter special meeting does not vote, or responds by proxy with an “abstain” vote, it will have the effect of a vote “AGAINST” the certificate amendment proposal and it will have no effect on the outcome of the share issuance proposal (assuming a quorum is present). If a stockholder is not present in person at the Charter special meeting and does not respond by proxy, it will have the effect of a vote “AGAINST” the certificate amendment proposal and it will have no effect on the outcome of the share issuance proposal (assuming a quorum is present). The Charter Board, by all directors present, unanimously recommends that Charter stockholders vote “FOR” the share issuance proposal and “FOR” the certificate amendment proposal.
Approval of the governance proposals (which are non-binding advisory proposals) and the adjournment proposal is not a condition to the completion of the transactions. For the governance proposals and the adjournment proposal, if a Charter stockholder present in person at the Charter special meeting does not vote, or responds by proxy with an “abstain” vote, it will have the same effect as a vote “AGAINST” such proposals. If a stockholder is not present in person at the Charter special meeting and does not respond by proxy, it will have the effect of a vote “AGAINST” the governance proposals and no effect on the outcome of the adjournment proposal. The Charter Board, by all directors present, unanimously recommends that Charter stockholders vote “FOR” the governance proposals and “FOR” the adjournment proposal.
Q:	How do I vote?
A:
If you are a stockholder of record of Charter on the applicable record date, you are entitled to receive notice of and to vote at the Charter special meeting. Attendance at the Charter special meeting is not required in order to vote. You may submit your proxy before, and without attending, the Charter special meeting in one of the following ways:

•	Via the Internet: visit the website shown on your proxy card to vote via the Internet;
•	Telephone voting: use the toll-free number shown on your proxy card; or
•	Mail: complete, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope.
Charter stockholders of record may also vote their shares during the Charter special meeting, which will be held in person at Charter’s headquarters at 400 Washington Blvd., Stamford, Connecticut 06902, at [ ] a.m., New York City time, on [ ], 2025. If you choose to vote your shares in person at the Charter special meeting, you must present a valid government-issued picture identification and proof of Charter common stock ownership as of the record date and fill out a ballot at the meeting.
Even if you plan to attend the Charter special meeting, Charter recommends that you vote your shares in advance as described above so that your vote will be counted if you later decide not to or become unable to attend the Charter special meeting.
Q:	What is the difference between holding shares as a stockholder of record and holding shares in “street name” as a beneficial owner?
A:
You are a “stockholder of record” if your shares are registered directly in your name with Computershare Shareowner Services, the transfer agent for Charter. As the stockholder of record of shares entitled to vote at such meeting, you have the right to vote during the Charter special meeting. You may also vote by Internet, telephone or mail, as described in the notice and above under the heading “How do I vote?” You are deemed to beneficially own shares in “street name” if your shares are held by a broker, bank or other nominee or other similar organization. Your broker, bank or other nominee will send you, as the beneficial owner, a package describing the procedure for voting your shares. You should follow the instructions provided by them to vote your shares. If you beneficially own your shares, you are invited to attend the Charter special meeting; however, you may not vote your shares in person at the Charter special meeting unless you obtain a “legal proxy” from your broker, bank or other nominee that holds your shares, giving you the right to vote the shares at the Charter special meeting.

If you hold shares of Charter common stock through a bank, broker, trustee or other nominee and choose to vote your shares in person at the Charter special meeting, you must present a valid government-issued picture identification, a copy of a brokerage statement reflecting your stock ownership as of the record date and the legal proxy from your bank, broker, trustee or other nominee.

Q:	If I am a record holder, what will happen if I return my signed proxy without indicating how to vote?
A:
If you are a record holder and sign and return your proxy without indicating how to vote on any particular proposal, stock entitled to vote at the Charter special meeting represented by your proxy will be voted as recommended by the Charter Board.

Q:	May I change or revoke my vote after I have delivered my proxy or voting instruction form?
A:
Yes. Any stockholder giving a proxy has the power to revoke it at any time before the proxy is voted at the Charter special meeting. If you are a stockholder of record, you may revoke your proxy in any of the following ways:

•
by logging onto the Internet website specified on your proxy card in the same manner you would to submit your proxy electronically or by calling the telephone number specified on your proxy card, in each case, if you are eligible to do so;

•
by sending a notice of revocation or a completed proxy card bearing a later date than your original proxy card to Charter Communications, Inc., 400 Washington Blvd., Stamford, Connecticut 06902, Attn: Corporate Secretary; or

•	by attending and voting at the Charter special meeting.
Any signed proxy revocation or new signed proxy must be received before the beginning of the Charter special meeting. In addition, you may change your vote through the Internet or by telephone (if you originally voted by the corresponding method) not later than 11:59 p.m., New York City time, on [ ], 2025.
If your shares are held by a broker, bank or other nominee, you may change your vote by submitting new voting instructions to your broker, bank or other nominee. You must contact your broker, bank or other nominee to find out how to do so.
Q:	If my shares are held in “street name” by a broker, bank or other nominee, will my broker, bank or other nominee vote my shares for me?
A:
If your shares are held in “street name” in a stock brokerage account or by a broker, bank or other nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or other nominee. Please note that you may not vote shares held in street name by returning a proxy card directly to Charter or by voting in person at the Charter special meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank or other nominee. Your broker, bank or other nominee is obligated to provide you with a voting instruction form for you to use.

Brokers who hold shares in street name for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the approval of matters determined to be “non-routine” without specific instructions from the beneficial owner. It is expected that all of the proposals to be voted on at the Charter special meeting are “non-routine” matters.
If you are a beneficial owner of shares and you do not instruct your broker, bank or other nominee on how to vote your shares:
•	your shares will not be counted as present and entitled to vote for purposes of determining a quorum; and
•
your broker, bank or other nominee may not vote your shares, which will have the effect of a vote “AGAINST” the certificate amendment proposal and the governance proposals and will have no effect on the outcome of the share issuance proposal (assuming a quorum is present) or the adjournment proposal.

Q:	Where can I find the voting results of the Charter special meeting?
A:
The preliminary voting results will be announced at the Charter special meeting. In addition, within four business days of the Charter special meeting, Charter intends to file the final voting results with the SEC on a Current Report on Form 8-K.

Q:	Are Charter stockholders entitled to appraisal rights in connection with the transactions?
A:
Under Delaware law, Charter stockholders are not entitled to dissenters’ or appraisal rights in connection with the transactions. Charter stockholders may vote against the certificate amendment proposal and the share issuance proposal if they do not favor such proposals.

Q:	Do any of the directors or executive officers of Charter have interests in the transactions that may be different from, or in addition to, the interests of Charter stockholders?
A:
When considering the recommendation of the Charter Board with respect to the certificate amendment proposal, the share issuance proposal, the governance proposals and the adjournment proposal, Charter stockholders should be aware that certain of Charter’s directors and executive officers may be deemed to have interests in the transactions that are different from, or in addition to, those of Charter stockholders. Areas where their interests may differ from those of Charter stockholders in general relate to the indemnification and insurance protections for their service as directors and executive officers pursuant to the Charter organizational documents, indemnification agreements entered into with Charter and Charter’s director and officer liability insurance policies. Additionally, pursuant to the existing stockholders agreement, Liberty Broadband has designated three directors to the Charter Board, consisting of Balan Nair, Martin E. Patterson and J. David Wargo, and A/N has designated two directors to the Charter Board, consisting of Steven A. Miron and Michael A. Newhouse. These interests may present such persons with actual or potential conflicts of interest. The Charter Board was aware of these interests during the deliberations of the merits of the transactions, and in deciding to recommend that you vote for each of the certificate amendment proposal, the share issuance proposal, the governance proposals and the adjournment proposal. For a detailed discussion of these and other interests, see “The Transactions—Interests of Charter Directors and Executive Officers in the Transactions.”

Q:	What happens if I sell my shares of Charter Class A common stock after the record date but before the effective time?
A:
The record date for the Charter special meeting (the close of business on [ ], 2025) is earlier than the date of the Charter special meeting and earlier than the date that the transactions are expected to be completed. If you sell or otherwise transfer your shares of Charter common stock after the record date but before the date of the Charter special meeting, you will retain your right to vote at the Charter special meeting, unless you have made arrangements to the contrary.

Q:	What is the expected timing of the transactions?
A:
Charter and Cox Enterprises are working to complete the transactions in mid-2026, unless terminated in accordance with the transaction agreement or otherwise agreed. The transactions are subject to various conditions, and it is possible that factors outside the control of Charter and Cox Enterprises could result in the transactions being completed at a later time, or not at all. For more information, see “Risk Factors—Risks Related to the Transactions.”

In connection with the entry into the transaction agreement, on May 16, 2025, Charter, Liberty Broadband, Fusion Merger Sub 1, LLC, a wholly owned subsidiary of Charter (“Merger LLC”) and Fusion Merger Sub 2, Inc., a wholly owned subsidiary of Charter (“Merger Sub”), entered into a side letter (the “Liberty Broadband side letter”), pursuant to which, among other things, the parties agreed to accelerate the date of the closing of Liberty Broadband’s pending transaction with Charter (the “Liberty Broadband closing” and such transaction, the “Liberty Broadband merger”), as contemplated by the Agreement and Plan of Merger, dated as of November 12, 2024, by and among Charter, Liberty Broadband, Merger LLC and Merger Sub (as amended or supplemented, the “Liberty Broadband merger agreement”). Pursuant to the Liberty Broadband side letter, the parties have agreed, among other things, that the Liberty Broadband closing will occur on the earlier of the following dates, subject to all of the conditions set forth in the Liberty Broadband merger agreement being satisfied or waived (to the extent waivable):
•	immediately prior to the closing;
•
the later of (i) June 30, 2027 and (ii) the third business day after all conditions set forth in the Liberty Broadband merger agreement have been satisfied or waived (to the extent waivable), or at such other date and time as agreed to by the parties in writing or subject to adjustment pursuant to the Liberty Broadband merger agreement in the event any proposed tax law change would prevent counsel to Charter or Liberty Broadband from delivering certain tax opinions in connection with the Liberty Broadband merger, in which case, at the election of Liberty Broadband or Charter, the parties would use reasonable best efforts to cause the Liberty Broadband merger to occur prior to the effective date of such proposed tax law change; and

•
solely if the transaction agreement is terminated in accordance with its terms, at Liberty Broadband’s election, the later of (i) the tenth business day after the transaction agreement is terminated in accordance with its terms and (ii) the third business day after all conditions set forth in the Liberty Broadband merger agreement have been satisfied or waived (to the extent waivable), or at such other date and time as agreed to by the parties in writing or pursuant to the Liberty Broadband merger agreement or subject to adjustment pursuant to the Liberty Broadband merger agreement in the event any proposed tax law change would prevent counsel to Charter or Liberty Broadband from delivering certain tax opinions in connection with the Liberty Broadband merger, in which case, at the election of Liberty Broadband or Charter, the parties would use reasonable best efforts to cause the Liberty Broadband merger to occur prior to the effective date of such proposed tax law change.
Q:	Is the completion of the transactions subject to any conditions?
A:
As more fully described in “The Transaction Agreement—Conditions to the Completion of the Transactions,” the completion of the transactions depends on a number of conditions being satisfied or (to the extent permitted) waived, including:

•
the approval of (i) the certificate amendment proposal by the affirmative vote of the holders of a majority of the aggregate voting power of the outstanding shares of Charter Class A common stock and Class B common stock, voting together as a single class and (ii) the approval of the share issuance proposal by the affirmative vote of the holders of a majority of the votes cast by the holders of Charter Class A common stock and Class B common stock, voting together as a single class;

•
any applicable waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and any commitments by the parties not to close before a certain date under any timing agreement entered into with a government entity, in each case, with respect to the transactions shall have expired or been terminated (solely with respect to the obligations of the Charter parties (as defined below) to close, without the imposition of a burdensome condition (as defined below));

•
the receipt of certain other required regulatory approvals, including approval of the U.S. Federal Communications Commission (the “FCC”) and certain local franchise authority (“LFA”), state franchising authorities and state public utility commission (“PUC”) approvals (solely with respect to the obligations of the Charter parties to close, without the imposition of a burdensome condition); and

•
the absence of any law, rule, executive order, decree, judgment, injunction or other order (whether temporary, preliminary or permanent) which makes unlawful, prohibits, delays, enjoins or otherwise prevents or restrains the completion of the transactions.

In addition, the respective obligation of each party to close also is conditioned on the satisfaction or waiver of the following conditions (among other things): (i) the other party’s representations and warranties being true and correct (subject to certain materiality and material adverse effect qualifications), (ii) the absence of a material adverse effect on the other party and (iii) the other party having performed in all material respects its obligations under the transaction agreement.
We cannot be certain when, or if, the conditions to the transactions will be satisfied or waived, or that the transactions will be completed.
Q:	Can Charter solicit alternative transactions or can the Charter Board change its recommendation?
A:
As more fully described in this proxy statement and in the transaction agreement, Charter has agreed to non-solicitation obligations with respect to certain third-party acquisition proposals (including provisions restricting its ability to provide confidential information to third parties) and has agreed to certain restrictions on its and its representatives’ ability to respond to any such proposals. However, Charter is not subject to such non-solicitation obligations with respect to (a) an acquisition proposal that would not, or would not reasonably be expected to, (i) require Charter to abandon or terminate the transactions, (ii) delay the consummation of the transactions beyond the end date (as defined below) or (iii) prohibit or prevent the consummation of the transactions, or (b) the Liberty Broadband merger, and any such proposal or transaction are not considered a “Charter acquisition proposal” (as defined in “The Transaction Agreement—No Solicitation by Charter”).

The Charter Board has agreed to recommend that Charter stockholders vote in favor of the approval of the certificate amendment proposal and the share issuance proposal, subject to its right to change its recommendation in response to a Charter superior proposal or Charter intervening event (each as described in “The Transaction Agreement—No Solicitation by Charter” and “The Transaction Agreement—Adverse Recommendation Change”), in each case if the Charter Board determines in good faith after consultation with its outside counsel that failure to change its recommendation would be inconsistent with its fiduciary duties under applicable law. Notwithstanding any change in the Charter Board’s recommendation, the transaction agreement is required to be submitted to the Charter stockholders at the Charter special meeting for the purposes of approving the certificate amendment proposal and the share issuance proposal unless the transaction agreement is terminated prior to such time.
For a more complete description of the limitations on solicitation of acquisition proposals from third parties and the ability of the Charter Board to change its recommendation in favor of the certificate amendment proposal or the share issuance proposal, see “The Transaction Agreement—No Solicitation by Charter” and “The Transaction Agreement—Adverse Recommendation Change.”
Q:	Can the transaction agreement be terminated by the parties?
A:	Yes. Charter and Cox Enterprises can jointly agree to terminate the transaction agreement at any time.
Additionally, either party can terminate the transaction agreement if the transactions have not been completed on or before May 16, 2026 (which date may be extended by either party in 90 day increments to a date no later than May 16, 2027 if any of the required regulatory approvals have not been obtained) (such date, as may be extended, the “end date”), so long as such party’s failure to comply in all material respects with the transaction agreement has not been a primary cause of the failure of the closing to occur on or before the end date.
Either party also can terminate the transaction agreement:
•
if any decree, judgment, injunction or other order permanently restraining, enjoining or otherwise prohibiting completion of the transactions has been issued and become final and non-appealable; provided, however, that the right to terminate the transaction agreement under this bullet will not be available to any party who has breached in any material respect any of its covenants or agreements under the transaction agreement in a manner that has proximately caused such decree, judgment, injunction or other order to be issued or come into effect; or

•
if the approval of the certificate amendment proposal and the share issuance proposal is not obtained upon a vote taken at the Charter special meeting or at any adjournment or postponement thereof (this termination right is referred to as the “vote down termination right”).

Cox Enterprises may terminate the transaction agreement if:
•
prior to the date on which the vote is taken to approve the certificate amendment proposal and the share issuance proposal by the Charter stockholders, the Charter Board makes an adverse recommendation change or the Charter Board fails to reaffirm its recommendation within 10 business days after receipt of any written request to do so from Cox Enterprises following receipt of any Charter acquisition proposal (this termination right is referred to as the “adverse recommendation change termination right”); or

•
Charter, Charter Holdings or certain additional Charter subsidiaries that may become party to the transaction agreement (collectively, the “Charter parties”) breach or fail to perform any of their representations, warranties, covenants or other agreements set forth in the transaction agreement, which breach or failure to perform would result in the failure of a closing condition regarding the accuracy of their representations and warranties or the performance or compliance by them in all material respects with their obligations under the transaction agreement, and, in each case, such breach or failure to perform is incapable of being cured, or, if curable, is not cured within 30 days after written notice thereof is given by Cox Enterprises.

Charter may also terminate the transaction agreement if Cox Enterprises, Cox Communications or certain additional Cox Enterprises subsidiaries that may become party to the transaction agreement (collectively, the “Cox parties”) breach or fail to perform any of their representations, warranties, covenants or other agreements set forth in the transaction agreement, which breach or failure to perform would result in the failure of a closing condition regarding the accuracy of their representations and warranties or the performance or compliance by them in all material respects with their obligations under the transaction agreement, and, in each case, such breach or failure to perform is incapable of being cured, or, if curable, is not cured within 30 days after written notice thereof is given by Charter.

Q:	Are there any fees payable by the parties in connection with a termination of the transaction agreement?
A:	The transaction agreement provides for the payment of an $875 million termination fee by Charter to Cox Enterprises if:
•	the agreement is terminated by either Charter or Cox Enterprises pursuant to the vote down termination right after an adverse recommendation change; or
•	the agreement is terminated by Cox Enterprises pursuant to the adverse recommendation change termination right.
For a more complete description of each party’s termination rights and Charter’s termination fee obligations, see “The Transaction Agreement—Termination of the Transaction Agreement” and “The Transaction Agreement—Termination Fee Payable by Charter.”
Q:	Are there any risks that I should consider before deciding how to vote on the proposals?
A:
Yes. You should read and carefully consider the risk factors set forth in the section entitled “Risk Factors” beginning on page 33. You also should read and carefully consider the risk factors of Charter contained in the documents that are incorporated by reference into this proxy statement. See “Where You Can Find More Information.”

Q:	How can I find more information about Charter?
A:	You can find more information about Charter from various sources described in “Where You Can Find More Information.”
Q:	Who can answer any questions I may have about the Charter special meeting, the transactions, or how to vote?
A:
If you have any questions about the Charter special meeting, the transactions, how to vote, or if you need additional copies of this proxy statement or documents incorporated by reference herein, you should contact Charter in writing or by telephone at the following addresses and telephone numbers:

Charter Communications, Inc
400 Washington Blvd.
Stamford, Connecticut 06902
(203) 905-7801
Attention: Investor Relations

or

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York City, New York 10022
Banks and Brokers may call: (212) 750-5833
Stockholders may call toll free: (877) 750-8233

SUMMARY
This summary highlights information contained elsewhere in this proxy statement and may not contain all of the information that is important to you. Charter urges you to read carefully this proxy statement, including the attached annexes, and the other documents to which we have referred you because this section does not provide all of the information that might be important to you with respect to the transactions and the related matters being considered at the Charter special meeting. See also “Where You Can Find More Information.” We have included page references to direct you to a more complete description of the topics presented in this summary.
Information about the Parties (page 44)
Charter Communications, Inc.
Charter, a Delaware corporation, is a leading broadband connectivity company and cable operator with services available to more than 57 million homes and businesses in 41 states through its Spectrum brand. Over an advanced communications network, supported by a 100% U.S.-based workforce, Charter offers a full range of state-of-the-art residential and business services including Spectrum Internet®, TV, Mobile and Voice.
The principal offices of Charter are located at 400 Washington Blvd., Stamford, Connecticut 06902, and its telephone number is (203) 905-7801. Shares of Charter Class A common stock trade on the Nasdaq under the symbol “CHTR.”
For more information about Charter, please visit Charter’s website at corporate.charter.com. Charter has included its website address in this proxy statement as an inactive textual reference only. The information provided on Charter’s website (other than the documents incorporated by reference herein) is not part of this proxy statement and is not incorporated herein by reference. Additional information about Charter and its subsidiaries is included in documents incorporated by reference into this proxy statement. For more information, see “Where You Can Find More Information.”
Charter Communications Holdings, LLC
Charter Holdings is a Delaware limited liability company and indirect subsidiary of Charter. Charter holds a controlling equity interest in Charter Holdings, and A/N holds a minority equity interest in Charter Holdings. Charter Holdings is an indirect owner of Charter Communications Operating, LLC under which substantially all of the operations of Charter reside. The principal offices of Charter Holdings are located at 400 Washington Blvd., Stamford, Connecticut 06902, and its telephone number is (203) 905-7801.
Cox Enterprises, Inc.
Cox Enterprises, headquartered in Atlanta, Georgia, is a leading broadband communications, automotive services, and sustainable controlled environment agriculture company, with revenues for the year ended December 31, 2024 of $23.5 billion. The principal entities that comprise Cox Enterprises are Cox Communications, discussed in greater detail below, and Cox Automotive, Inc.
Cox Enterprises is a Delaware corporation incorporated on December 13, 1968. Its principal executive office is located at 6205 Peachtree Dunwoody Road, Atlanta, Georgia, its phone number is (678) 645-0000, and its website is www.coxenterprises.com. Cox Enterprises has included its website address in this proxy statement as an inactive textual reference only. The information provided on Cox Enterprises’ website is not part of this proxy statement and is not incorporated herein by reference.
Cox Communications, Inc.
Cox Communications is committed to creating meaningful moments of human connection through technology. As the largest private broadband company in the United States, Cox Communications operates fiber-powered networks in more than 30 states, providing connections and advanced managed IT and cloud services for homes and businesses. In 2023, Cox Mobile, Cox Communications’ mobile phone service, completed its launch across all markets nationwide. The commercial division of Cox Communications, Cox Business, provides a broad commercial solutions portfolio, including advanced managed IT and cloud services and fiber-based network solutions that support connected environments, unique hospitality experiences and diverse applications.

Cox Communications is a Delaware corporation incorporated on May 19, 1994. Its principal executive office is located at 6205 Peachtree Dunwoody Road, Atlanta, Georgia, its phone number is (404) 843-5000, and its website is www.cox.com. Cox Communications has included its website address in this proxy statement as an inactive textual reference only. The information provided on Cox Communications’ website is not part of this proxy statement and is not incorporated herein by reference.
For more information about Cox Communications, please see the sections entitled “Description of Cox Communications’ Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Cox Communications.”
The Transactions and the Transaction Agreement (pages 45 and 79)
The terms and conditions of the transactions are contained in the transaction agreement, a copy of which is attached as Annex A to this proxy statement. You are encouraged to read the transaction agreement carefully and in its entirety, as it is the primary legal document that governs the transactions.
The Charter Board, by all directors present and including a majority of (a) the Unaffiliated Directors (as defined in the existing stockholders agreement), (b) the directors designated by Liberty Broadband pursuant to the existing stockholders agreement and (c) the directors designated by A/N pursuant to the existing stockholders agreement, has unanimously approved the transaction documents and the transactions contemplated thereby.
The transaction agreement provides that, pursuant to the terms and subject to the conditions set forth therein, at the closing, (i) Cox Enterprises will sell and transfer to Charter 100% of the equity interests of certain subsidiaries of Cox Communications that conduct Cox Communications’ commercial fiber and managed IT and cloud services businesses, (ii) Cox Enterprises will contribute the equity interests of Cox Communications (after its conversion into a limited liability company pursuant to the pre-closing restructuring described in this proxy statement) and certain other assets (other than certain excluded assets) primarily related to Cox Communications’ residential cable business to Charter Holdings and (iii) Cox Enterprises will pay $1.00 to Charter.
At the closing:
•	in consideration of the equity sale, Charter will pay $3.5 billion in cash to Cox Enterprises;
•
in consideration of the contribution, Charter Holdings will (i) pay to Cox Enterprises $500 million in cash and (ii) issue to Cox Enterprises Charter Holdings convertible preferred units with an aggregate liquidation preference of $6.0 billion, which will pay a 6.875% dividend per annum, and approximately 33.6 million Charter Holdings common units priced at $353.64 per share. The Charter Holdings convertible preferred units will be convertible into Charter Holdings common units, with an initial conversion price of $477.41, a 35% premium to the reference price, subject to certain adjustments. The Charter Holdings common units will be exchangeable by the holder, in certain circumstances, for cash or, at the election of Charter, Charter Class A common stock on a one-for-one basis, subject to certain adjustments; and

•
in consideration of the $1.00 payment from Cox Enterprises to Charter, Charter will issue to Cox Enterprises one share of the newly created Charter Class C common stock. The Charter Class C common stock will be equivalent, economically, to the outstanding Charter Class A common stock and the Charter Class B common stock but will have a number of votes per share that reflect the voting power of the Charter Holdings common units and the Charter Holdings convertible preferred units held by Cox Enterprises on an as-converted, as-exchanged basis.

Based on Charter’s share count as of March 31, 2025, we estimate that at the closing, Cox Enterprises will own approximately 23% of the combined entity’s diluted shares outstanding, on an as-exchanged, as-converted basis and assuming the contemporaneous closing of the previously announced Liberty Broadband merger. The combined entity will assume Cox Communications’ approximately $12.6 billion in outstanding net debt and other obligations.
Charter’s Reasons for the Transactions; Recommendations of the Charter Board of Directors (page 54)
The Charter Board, by all directors present and including a majority of (a) the Unaffiliated Directors (as defined in the existing stockholders agreement), (b) the directors designated by Liberty Broadband pursuant to the existing stockholders agreement and (c) the directors designated by A/N pursuant to the existing stockholders agreement, has unanimously determined that the transaction documents and the transactions contemplated thereby are advisable and fair to, and in the best interests of, Charter and its stockholders, approved the transaction documents and the transactions contemplated thereby and unanimously recommended that Charter stockholders vote “FOR” each of the share issuance proposal, the certificate amendment proposal, the governance proposals and the adjournment proposal. For the factors considered by the Charter Board in reaching its decision to approve the transaction documents and to recommend the Charter share issuance proposal, the certificate amendment proposal, the governance proposals and the adjournment proposal to the Charter stockholders, see “The Transactions—Charter’s Reasons for the Transactions; Recommendation of the Charter Board of Directors.”
Opinion of Charter’s Financial Advisors—Opinion of Citi (page 58)
Charter engaged Citigroup Global Markets Inc. (“Citi”) as its financial advisor in connection with the transactions. On May 16, 2025, Citi delivered its written opinion to the Charter Board as to, as of May 16, 2025, and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken by Citi as set forth in its written opinion, the fairness, from a financial point of view, to Charter of the consideration to be issued and paid by Charter in the transactions pursuant to the transaction agreement.
The full text of Citi’s written opinion, which describes, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken, is attached as Annex K to this proxy statement. The description of Citi’s opinion contained in this proxy statement is qualified in its entirety by reference to the full text of the opinion. Citi’s opinion was directed to the Charter Board, in its capacity as such, and addressed only the fairness, from a financial point of view and as of the date of such opinion, to Charter of the consideration to be issued and paid by Charter in the transactions pursuant to the transaction agreement. Citi’s opinion did not address any other terms, aspects or implications of the transactions. Citi expressed no view as to, and its opinion did not address, the underlying business decision of Charter to effect or enter into the transactions, the relative merits of the transactions as compared to any alternative business strategies that might exist for Charter or the effect of any other transaction which Charter might engage in or consider. Citi’s opinion did not address what the value of any securities to be issued in the transactions actually will be when issued pursuant to the transactions or the prices at which Charter Class A common stock will trade at any time. Citi’s opinion is not intended to be and does not constitute a recommendation as to how the Charter Board or any securityholder should vote or act on any matters relating to the transactions or otherwise.
Opinion of Charter’s Financial Advisors—Opinion of LionTree (page 64)
Charter engaged LionTree Advisors LLC (“LionTree”) as its financial advisor in connection with the transactions. On May 16, 2025, LionTree delivered its written opinion to the Charter Board as to, as of May 16, 2025, and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken by LionTree as set forth in its written opinion, the fairness, from a financial point of view, to Charter of the consideration to be issued and paid by Charter in the transactions pursuant to the transaction agreement.
The full text of LionTree’s written opinion, which describes, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken, is attached as Annex L to this proxy statement. The description of LionTree’s opinion contained in this proxy statement is qualified in its entirety by reference to the full text of the opinion. LionTree’s opinion was directed to the Charter Board, in its capacity as such, and addressed only the fairness, from a financial point of view and as of the date of such opinion, to Charter of the consideration to be issued and paid by Charter in the transactions pursuant to the transaction agreement. LionTree’s opinion did not address any other term or aspect of the transaction agreement or the transactions. LionTree’s opinion does not address the relative merits of the transactions as compared to other business strategies or transactions that might be available to Charter or Charter’s underlying business decision to effect the transactions. LionTree’s opinion did not address what the value of any securities to be issued in the transactions actually will be when issued pursuant to the transactions or the prices at which Charter Class A common stock will trade at any time. LionTree’s opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the transactions.
Interests of Charter Directors and Executive Officers in the Transactions (page 75)
When considering the recommendation of the Charter Board with respect to the certificate amendment proposal, the share issuance proposal, the governance proposals and the adjournment proposal, Charter stockholders should be aware that certain of Charter’s directors and executive officers may be deemed to have interests in the transactions that are different from, or in addition to, those of Charter stockholders. These interests may present such persons with actual or potential conflicts of interest. The Charter Board was aware of these interests during the deliberations of the merits of the transactions, and in deciding to recommend that you vote for each of the certificate amendment proposal, the share issuance proposal, the governance proposals and the adjournment proposal.
Regulatory Approvals (page 76)
Completion of the transactions is conditioned upon the receipt of certain governmental clearances or approvals, including, but not limited to, the expiration or termination of the waiting period relating to the transactions under the HSR Act, approval of the FCC and certain other governmental consents and approvals from state PUCs, LFAs and state franchising authorities.
Under the HSR Act, the transactions may not be completed unless certain waiting period requirements have expired or been terminated. The HSR Act provides that each party must file a pre-transaction notification with the Federal Trade Commission (the “FTC”) and the Department of Justice (the “DOJ”). A transaction notifiable under the HSR Act may not be completed until the expiration of a 30-calendar-day waiting period following the parties’ filings of their respective HSR Act notification forms or the termination of that waiting period. If the DOJ issues a Request for Additional Information prior to the expiration of the initial waiting period, the parties must observe a second 30-calendar-day waiting period, which would begin to run only after both parties have substantially complied with the Request for Additional Information, unless the waiting period is terminated earlier. At any time before or after closing, the Antitrust Division of the DOJ (the “Antitrust Division”), the FTC or others could take action under the antitrust laws, including, without limitation, seeking to enjoin the completion of the transactions or to permit their completion only subject to regulatory concessions or conditions.
Both Charter and Cox Communications are subject to regulation by the FCC under the Communications Act of 1934, as amended (the “Communications Act”). Each company holds a number of licenses, authorizations and grants issued by the FCC for the operation of its business. The FCC must approve the transfer of control of Cox Communications and its affiliates that hold FCC licenses and authorizations to Charter as a result of the transactions. The transactions are also subject to the approval by certain LFAs and state franchising authorities with respect to the transfer of control of certain franchises as a result of the transactions. In addition, Charter and Cox Enterprises are required to obtain approval from certain state PUCs with respect to (a) the transfer of control to Charter of certain certificates of public convenience and necessity for telecommunications services held by Cox Communications and its affiliates that hold such certificates, (b) the acquisition by Cox Enterprises of an indirect interest in certain Charter subsidiaries holding state telecommunications authorizations and (c) the encumbrance of certain telecommunications-related assets held by Cox Communications subsidiaries upon the closing.
Charter and Cox Enterprises have agreed to use their respective reasonable best efforts to obtain all regulatory approvals required to complete the transactions. In furtherance of the foregoing, Charter and Cox Enterprises have agreed to (a) file the required notification and report forms under the HSR Act and all appropriate applications and requests to obtain consents from the FCC, state PUCs, LFAs, state franchising authorities and other government entities in connection with the transactions as promptly as practicable (and not later than July 15, 2025, with an additional 30 days for regulatory applications related to LFAs, state franchising authorities, state PUCs and broadband deployment funding grants, subject to extension upon the mutual agreement of the parties) and (b) promptly file any additional information requested by any government entity. In addition, for any Cox Communications franchise for which a valid notice of renewal pursuant to the formal renewal procedures established by Section 626 of the Communications Act has not been timely delivered to the appropriate government entity, Cox Enterprises has agreed to cause Cox Communications to use reasonable best efforts to obtain promptly (and no later than the end date) a renewal or extension of either (i) at least 37 months or (ii) at least 2 years and an agreement by such government entity to abide by certain LFA renewal procedures set forth in the Communications Act.
Charter’s obligation to use “reasonable best efforts” will require Charter, Charter Holdings or any of their subsidiaries to:
•
divest or otherwise hold separate any businesses, assets or properties other than any businesses, assets or properties, that, individually or in the aggregate, are material to Charter, Charter Holdings and their respective subsidiaries (including Cox Communications and its subsidiaries), taken as a whole;

•
accept conditions or take any other actions that would apply to or affect any businesses, assets or properties of Charter, Charter Holdings or any of their subsidiaries, other than (i) any condition requiring significant construction or any condition in perpetuity, (ii) any condition that is inconsistent with or violative of any conditions imposed by the FCC in connection with securing regulatory approvals from the FCC or (iii) any condition that would reasonably be expected, individually or in the aggregate, to materially adversely affect (financially or otherwise) the business, assets or results of operations of Charter, Charter Holdings and their respective subsidiaries (including Cox Communications and its subsidiaries), taken as a whole; and
•
unless mutually agreed by the parties, litigate or participate in the litigation of any proceeding involving the FCC, FTC or Antitrust Division or any other government entity to oppose or defend against any action by any such government entity to prevent or enjoin the consummation of the transactions or overturn any regulatory action to prevent consummation of the transactions, the transaction agreement or the other agreements related to the transactions (provided that Charter will direct the strategy of any such litigation).

Each condition, remedy or action that Charter is not required to accept or take is referred to in this proxy statement as a “burdensome condition.”
Timing of the Transactions (page 75)
Charter and Cox Enterprises are working to complete the transactions in mid-2026, unless terminated in accordance with the transaction agreement or otherwise agreed. The transactions are subject to various conditions, and it is possible that factors outside the control of Charter and Cox Enterprises could result in the transactions being completed at a later time, or not at all.
In connection with the entry into the transaction agreement, on May 16, 2025, Charter, Liberty Broadband, Merger LLC and Merger Sub entered into the Liberty Broadband side letter, pursuant to which the parties agreed to accelerate the date of the closing of the Liberty broadband merger, as described below.
Conditions to the Completion of the Transactions (page 79)
The completion of the transactions depends on a number of conditions being satisfied or (to the extent permitted) waived, including:
•
the approval of (i) the certificate amendment proposal by the affirmative vote of the holders of a majority of the aggregate voting power of the outstanding shares of Charter Class A common stock and Class B common stock, voting together as a single class and (ii) the share issuance proposal by the affirmative vote of the holders of a majority of the votes cast by the holders of Charter Class A common stock and Class B common stock, voting together as a single class;

•
any applicable waiting period (and any extension thereof) under the HSR Act, and any commitments by the parties not to close before a certain date under any timing agreement entered into with a government entity, in each case, in respect of the transactions shall have expired or been terminated (solely with respect to the obligations of the Charter parties to close, without the imposition of a burdensome condition);

•
the receipt of certain other required regulatory approvals, including approval of the FCC and certain LFA, state franchising authority and state PUC approvals (solely with respect to the obligations of the Charter parties to close, without the imposition of a burdensome condition); and

•
the absence of any law, rule, executive order, decree, judgment, injunction or other order (whether temporary, preliminary or permanent) which makes unlawful, prohibits, delays, enjoins or otherwise prevents or restrains the completion of the transactions.

In addition, the respective obligation of each party to close also is conditioned on the satisfaction or waiver of the following conditions (among other things): (i) the other party’s representations and warranties being true and correct (subject to certain materiality and material adverse effect qualifications), (ii) the absence of a material adverse effect on the other party and (iii) the other party having performed in all material respects its obligations under the transaction agreement.
Termination of the Transaction Agreement (page 100)
Charter and Cox Enterprises can jointly agree to terminate the transaction agreement at any time. Additionally, either party can terminate the transaction agreement if the transactions have not been completed on or before the end date, so long as such party’s failure to comply in all material respects with the transaction agreement has not been a primary cause of the failure of the closing to occur on or before the end date.

Either party also can terminate the transaction agreement:
•
if any decree, judgment, injunction or other order permanently restraining, enjoining or otherwise prohibiting completion of the transactions has been issued and become final and non-appealable; provided, however, that the right to terminate the transaction agreement under this bullet will not be available to any party who has breached in any material respect any of its covenants or agreements under the transaction agreement in a manner that has proximately caused such decree, judgment, injunction or other order to be issued or come into effect; or

•	pursuant to the vote down termination right.
Cox Enterprises may terminate the transaction agreement:
•	pursuant to the adverse recommendation change termination right; or
•
if the Charter parties breach or fail to perform any of their representations, warranties, covenants or other agreements set forth in the transaction agreement, which breach or failure to perform would result in the failure of a closing condition regarding the accuracy of their representations and warranties or the performance or compliance by them in all material respects with their obligations under the transaction agreement, and, in each case, such breach or failure to perform is incapable of being cured, or, if curable, is not cured within 30 days after written notice thereof is given by Cox Enterprises.

Charter may also terminate the transaction agreement if the Cox parties breach or fail to perform any of their representations, warranties, covenants or other agreements set forth in the transaction agreement, which breach or failure to perform would result in the failure of a closing condition regarding the accuracy of their representations and warranties or the performance or compliance by them in all material respects with their obligations under the transaction agreement, and, in each case, such breach or failure to perform is incapable of being cured, or, if curable, is not cured within 30 days after written notice thereof is given by Charter.
Termination Fee (page 101)
The transaction agreement provides for the payment of an $875 million termination fee by Charter to Cox Enterprises if (i) the agreement is terminated by either Charter or Cox Enterprises pursuant to the vote down termination right after an adverse recommendation change or (ii) the agreement is terminated by Cox Enterprises pursuant to the adverse recommendation change termination right.
Accounting Treatment (page 75)
The transactions, including the equity sale and the contribution, will be accounted for using the acquisition method of accounting with Charter considered the accounting acquirer of Cox Communications. The acquisition method of accounting is based on Financial Accounting Standards Board, Accounting Standards Codification (ASC) 805 Business Combinations, and uses the fair value concepts defined in ASC 820 Fair Value Measurements and Disclosures. Charter will record assets acquired, including identifiable intangible assets, and liabilities assumed at their respective fair values at the acquisition date. Any excess of the purchase price over the net fair value of such assets and liabilities will be recorded as goodwill.
The financial condition and results of operations of Charter after completion of the transactions will include Cox Communications but will not be restated retroactively to reflect the historical financial condition or results of operations of Cox Communications. Charter following the closing will apply acquisition accounting adjustments to Cox Communications historical financial statements as of the acquisition date, including the effect of fair value adjustments to Cox Communications’ tangible and finite-lived intangible assets acquired and resulting future impact to depreciation and amortization expense as well as fair value adjustments to Cox Communications’ long-term debt assumed and resulting future impact to interest expense on the amortization of debt fair value discount. Indefinite-lived intangible assets acquired, including franchises and goodwill, will not be amortized but will be tested for impairment at least annually. The Charter Holdings common units and Charter Holdings convertible preferred units issued to Cox Enterprises as a portion of the acquisition price will be reflected as noncontrolling interests within shareholders’ equity of Charter which will impact the future allocation of partnership net income between the controlling and noncontrolling interest holders of Charter Holdings. New long-term debt will be issued to finance the payment to Cox Enterprises for the cash portion of the acquisition price which will impact future interest expense.

Financing of the Transactions (page 75)
Charter expects to fund its cash obligations under the transaction agreement, including the cash portion of the consideration and any cash amounts used to fund the redemption, repayment or repurchase of indebtedness of Cox Communication or its subsidiaries in connection with the transactions (as further described in the section entitled “The Transaction Agreement—Treatment of Cox Communications Indebtedness”), through a combination of cash on hand and the proceeds that Charter intends to obtain from debt financings (which may include the offerings of debt securities). There is no assurance that such debt financing will be available on acceptable terms or at all. Charter’s ability to obtain debt financing will be subject to various factors, including market conditions and operating performance.
The Charter Special Meeting (page 117)
The Charter special meeting will be held in person at Charter’s headquarters at 400 Washington Blvd., Stamford, Connecticut 06902, at [ ] a.m., New York City time, on [ ], 2025.
At the Charter special meeting, Charter stockholders will be asked to consider and vote upon the following matters:
1.	the share issuance proposal;
2.	the certificate amendment proposal;
3.	the governance proposals; and
4.	the adjournment proposal.
Completion of the transactions is conditioned on Charter stockholders approving the share issuance proposal and the certificate amendment proposal. Approval of the governance proposals and the adjournment proposal is not a condition to the completion of the transactions.
The Charter Board has fixed the close of business on [ ], 2025 as the record date for the Charter special meeting. Only holders of record of Charter common stock as of the close of business on the record date for the Charter special meeting are entitled to notice of, and to vote at, the Charter special meeting or any adjournment or postponement thereof. Holders of Charter Class A common stock are entitled to one vote per share and A/N, as holder of Charter Class B common stock, is entitled to a number of votes reflecting the voting power of the Charter Holdings common units held by A/N on an as-exchanged basis.
Approval of the share issuance proposal requires the affirmative vote of the holders of a majority of the votes cast by holders of Charter Class A common stock and Charter Class B common stock, voting together as a single class, in each case at the Charter special meeting. Approval of the certificate amendment proposal requires the affirmative vote of the holders of a majority of the aggregate voting power of the outstanding shares of Charter Class A common stock and Charter Class B common stock, voting together as a single class. Approval of the governance proposals (which are non-binding advisory proposals) requires the affirmative vote of the holders of a majority of the aggregate voting power of the outstanding shares of Charter Class A common stock and Charter Class B common stock, voting together as a single class. Approval of the adjournment proposal requires the affirmative vote of the holders of shares having a majority of the voting power of the shares of Charter common stock that are present in person or represented by proxy at the Charter special meeting and entitled to vote on the proposal at the Charter special meeting, voting together as a single class.
At the close of business on [ ], 2025, the most recent practicable date for which such information was available, Charter directors and executive officers and their affiliates beneficially owned [ ] shares of Charter Class A common stock, or approximately [ ]% of the aggregate voting power of the outstanding shares of Charter common stock on an as-exchanged basis as of such date. Charter currently expects its directors and executive officers to vote their shares of Charter common stock in favor of the share issuance proposal, the certificate amendment proposal, the governance proposals and the adjournment proposals at the Charter special meeting, but no such director or executive officer has entered into any agreement obligating him or her to do so. Liberty Broadband and A/N have entered into voting agreements with respect to the transactions, as further described below.

Other Agreements Related to the Transactions (page 103)
Liberty Broadband Voting Agreement
In connection with the transactions, Liberty Broadband entered into the Liberty Broadband voting agreement with Charter and Cox Enterprises, a copy of which is attached as Annex B. Pursuant to the Liberty Broadband voting agreement, Liberty Broadband has committed to vote all of the shares of Charter Class A common stock beneficially owned by it as of the record date for the Charter special meeting and representing, as of May 16, 2025, approximately 28% of the total voting power of the issued and outstanding shares of Charter common stock, (i) in favor of the share issuance proposal, the certificate amendment proposal and the adjournment proposal and (ii) against any actions, proposals, transactions, agreements or amendments of the Charter organizational documents that Charter and Cox Enterprises reasonably expect would materially prevent, impede, interfere with, delay, postpone, or adversely affect the consummation of the transactions, including any action or proposal in favor of any Charter acquisition proposal, except that, if the Charter Board makes an adverse recommendation change pursuant to the transaction agreement and Cox Enterprises elects not to terminate the transaction agreement, the number of shares held by Liberty Broadband subject to the foregoing voting requirements will be limited to the number of shares of Charter Class A common stock equal in the aggregate to 20% of the total voting power of the shares of Charter common stock (other than the proportional voting shares, which are addressed below), with any shares in excess of such amount to be voted on such matters in Liberty Broadband’s discretion (other than the proportional voting shares). The foregoing voting obligations will not apply to shares of Charter common stock beneficially owned by Liberty Broadband that exceed the voting cap applicable to Liberty Broadband under the existing stockholders agreement, which proportional voting shares, pursuant thereto, must be voted in the same proportion as all other votes cast with respect to the applicable matter (such proportion determined without inclusion of the votes cast by Liberty Broadband, A/N and other persons that beneficially own 10% or more of the total voting power of Charter).
A/N Voting Agreement
In connection with the transactions, A/N entered into the A/N voting agreement with Charter and Cox Enterprises, a copy of which is attached as Annex C. Pursuant to the A/N voting agreement, A/N has committed to vote all of the shares of Charter Class A common stock and Charter Class B common stock beneficially owned by it as of the applicable record date for the Charter special meeting and representing, as of May 16, 2025, approximately 12% of the total voting power of the issued and outstanding shares of Charter common stock, (i) in favor of the share issuance proposal, the certificate amendment proposal and the adjournment proposal and (ii) against any actions, proposals, transactions, agreements or amendments of the Charter organizational documents that Charter and Cox Enterprises reasonably expect would materially prevent, impede, interfere with, delay, postpone, or adversely affect the consummation of the transactions, including any action or proposal in favor of any Charter acquisition proposal, except that, if the Charter Board makes an adverse recommendation change pursuant to the transaction agreement and Cox Enterprises elects not to terminate the transaction agreement, the number of shares held by A/N subject to the foregoing voting requirements will be limited to the number of shares of Charter Class A common stock and Charter Class B common stock (on an as-exchanged basis) equal in the aggregate to 9.9% of the total voting power of the shares of Charter common stock, with any shares in excess of such amount to be voted on such matters in A/N’s discretion.
Liberty Broadband Side Letter
Simultaneously with the entry into the transaction agreement, on May 16, 2025, Charter, Liberty Broadband, Merger LLC and Merger Sub entered into the Liberty Broadband side letter, a copy of which is attached as Annex F, pursuant to which the parties agreed to accelerate the date of the closing of the Liberty broadband merger. Pursuant to the Liberty Broadband side letter, the parties have agreed, among other things, that the Liberty Broadband closing will occur on the earlier of the following dates, subject to all of the conditions set forth in the Liberty Broadband merger agreement being satisfied or waived (to the extent waivable):
•	immediately prior to the closing;
•
the later of (i) June 30, 2027 and (ii) the third business day after all conditions set forth in the Liberty Broadband merger agreement have been satisfied or waived (to the extent waivable), or at such other date and time as agreed to by the parties in writing or subject to adjustment pursuant to the Liberty Broadband merger agreement in the event any proposed tax law change would prevent counsel to Charter or Liberty

Broadband from delivering certain tax opinions in connection with the Liberty Broadband merger, in which case, at the election of Liberty Broadband or Charter, the parties would use reasonable best efforts to cause the Liberty Broadband merger to occur prior to the effective date of such proposed tax law change; and
•
solely if the transaction agreement is terminated in accordance with its terms, at Liberty Broadband’s election, the later of (i) the tenth business day after the transaction agreement is terminated in accordance with its terms and (ii) the third business day after all conditions set forth in the Liberty Broadband merger agreement have been satisfied or waived (to the extent waivable), or at such other date and time as agreed to by the parties in writing or pursuant to the Liberty Broadband merger agreement or subject to adjustment pursuant to the Liberty Broadband merger agreement in the event any proposed tax law change would prevent counsel to Charter or Liberty Broadband from delivering certain tax opinions in connection with the Liberty Broadband merger, in which case, at the election of Liberty Broadband or Charter, the parties would use reasonable best efforts to cause the Liberty Broadband merger to occur prior to the effective date of such proposed tax law change.

In addition, Liberty Broadband has agreed to cause each of its director designees serving on the Charter Board pursuant to the existing stockholders agreement to resign, with such resignation conditioned on the occurrence of, and effective as of immediately prior to, the effective time of the Liberty Broadband closing.
A/N Repurchase Letter Amendment
Simultaneously with the entry into the transaction agreement, on May 16, 2025, Charter, Charter Holdings and A/N entered into an amendment, a copy of which is attached as Annex G (the “A/N repurchase letter amendment”) to the A/N repurchase letter agreement, dated as of December 23, 2016 (as amended by that letter agreement, dated as of December 21, 2017 and supplemented by the letter agreement dated February 23, 2021, the “existing A/N repurchase letter agreement”), by and between Charter and A/N, which sets forth, among other things, the updated terms of A/N’s participation in Charter’s share repurchases going forward.
Amended Stockholders Agreement
The transaction agreement contemplates that, at the closing, Charter, A/N and Cox Enterprises will enter into the amended stockholders agreement, a copy of which is attached as Annex E, which will amend and restate in its entirety the existing stockholders agreement. The amended stockholders agreement will fix the size of the board at 13 directors, and the directors then serving as A/N’s designees will continue to serve on the Charter Board in accordance with Charter’s organizational documents. Three designees selected by Cox Enterprises (with the prior approval of Charter (not to be unreasonably withheld)) will become members of the Charter Board. The amended stockholders agreement provides that the directors serving as Liberty Broadband’s designees will resign from the Charter Board effective immediately prior to the Liberty Broadband closing. Thereafter, each of Cox Enterprises and A/N will be entitled to designate up to three nominees to be elected to the Charter Board, provided that each maintains certain specified voting or equity ownership thresholds. Cox Enterprises and A/N also will have certain committee designation and other governance rights. Additionally, the amended stockholders agreement provides that each of Cox Enterprises and A/N will be subject to certain limits on acquisitions of Charter shares (30% in the case of Cox Enterprises; 19% in the case of A/N). In addition, any shares owned by Cox Enterprises or A/N in excess of its applicable voting cap (30% in the case of Cox Enterprises; 15% in the case of A/N) must be voted in proportion to the public stockholders of Charter, other than with respect to certain excluded matters.
The amended stockholders agreement also provides that at the closing, Alexander C. Taylor, Chairman and Chief Executive Officer of Cox Enterprises, will serve as the Chairman of the Charter Board for an initial three-year term (unless Mr. Taylor ceases to serve as a member of the Charter Board prior thereto). The lead independent director of the Charter Board at the Closing will be Eric L. Zinterhofer, current Non-executive Chairman of the Charter Board. Following Mr. Taylor’s term as Chairman, the Charter Board will return to its normal annual process. Additionally, following Mr. Taylor’s term as Chairman, Christopher L. Winfrey, the Chief Executive Officer of Charter, will serve as Chairman of the Charter Board; provided that if Mr. Winfrey is no longer a member of the Charter Board or is unwilling to serve as Chairman, then Mr. Zinterhofer instead will serve as Chairman (subject to his continued membership on the Charter Board and willingness to serve).

Amended Certificate of Incorporation
The transaction agreement contemplates that, at the closing, Charter will amend its certificate of incorporation in order to, among other things, reflect the agreed-upon governance terms in the amended stockholders agreement and the authorization of the new Charter Class C common stock. A copy of the amended certificate is attached as Annex D.
Amended Bylaws
The transaction agreement contemplates that, at the closing, Charter will adopt the second amended and restated bylaws (the “amended bylaws”) in order to reflect the agreed-upon terms relating to the Chairman and lead independent director of the Charter Board following closing as set forth in the amended stockholders agreement. A copy of the amended bylaws is attached as Annex H.
Additional Transaction Documents
The transaction agreement contemplates that, at the closing, Charter will enter into certain additional transaction documents, including:
•
a letter agreement, by and among Charter, Charter Holdings and Cox Enterprises, governing the terms of Cox Enterprises’ participation in Charter’s share repurchases following the closing, a copy of which is attached as Annex I (the “Cox Enterprises repurchase letter agreement”);

•
an amended and restated tax receivables agreement, by and among Charter, A/N, Cox Enterprises and certain other parties, a copy of which is attached as Annex J (the “amended tax receivables agreement”);

•	an amended and restated exchange agreement, by and among Charter, A/N, Cox Enterprises and certain other parties (the “amended exchange agreement”);
•	an amended registration rights agreement, by and among Charter, A/N and Cox Enterprises (the “amended registration rights agreement”);
•
a second amended and restated limited liability company agreement of Charter Holdings, by and among Charter, Charter Holdings, A/N, Cox Enterprises and certain other parties (“amended Charter Holdings LLC agreement”); and

•	a transition services agreement and a reverse transition services agreement, by and among Charter and Cox Enterprises (collectively, the “transition services agreements”).
The parties have agreed to negotiate the terms of these additional transaction documents prior to the closing, and Charter will file with the SEC a copy of the executed agreements at the closing.
Appraisal Rights (page 78)
Under Delaware law, Charter stockholders are not entitled to dissenters’ or appraisal rights in connection with the transactions. Charter stockholders may vote against the certificate amendment proposal and the share issuance proposal if they do not favor such proposals.
Risk Factors (page 33)
In evaluating the transaction agreement and the transactions, you should carefully read this proxy statement and give special consideration to the factors discussed in the section entitled “Risk Factors” beginning on page 33.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement and the documents incorporated by reference herein contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act and Section 21E of the Exchange Act, regarding, among other things, the proposed transactions. All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws. Words such as “believe,” “expect,” “anticipate,” “should,” “planned,” “will,” “may,” “intend,” “estimated,” “aim,” “on track,” “target,” “opportunity,” “tentative,” “positioning,” “designed,” “create,” “predict,” “project,” “initiatives,” “seek,” “would,” “could,” “continue,” “ongoing,” “upside,” “increases,” “grow,” “focused on” and “potential,” or the negative of such terms or other variations thereof and words and terms of similar substance used in connection with any discussion of future plans, actions, or events identify forward-looking statements. These forward-looking statements include statements regarding the transactions as well as the future financial and operating results, plans, objectives, expectations and intentions of Charter. In addition to the risk factors described herein under the heading “Risk Factors” beginning on page 33, the following are some but not all of the factors that could cause actual results or events to differ materially from those expressed or implied by such statements:
•
the effect of the announcement of the transactions on the ability of Charter and Cox Enterprises to operate their respective businesses and retain and hire key personnel and to maintain favorable business relationships;

•	the timing of the transactions;
•
the ability to satisfy closing conditions to the completion of the transactions (including stockholder and regulatory approvals), which could delay the completion of the transactions for a significant period of time or prevent completion from occurring at all;

•
the occurrence of any event, change or other circumstance that could give rise to the termination of the transaction agreement, including under circumstances that might require Charter to pay a termination fee of $875 million;

•	the possibility that the transactions may be more expensive to complete than anticipated, including as a result of unexpected factors or events;
•
the ultimate outcome and results of integrating operations and application of Charter’s operating strategies to the acquired assets and the ultimate ability to realize synergies at the levels currently expected as well as potential dis-synergies;

•
the impact of the transactions on Charter’s stock price and future operating results, including due to transaction and integration costs, increased interest expense, business disruption, and diversion of management time and attention;

•	the increase in Charter’s indebtedness as a result of the transactions, which will increase interest expenses and may decrease Charter’s operating flexibility;
•	risks associated with potential transaction-related litigation, the outcome of legal proceedings, investigations and other contingencies; and
•	other risks related to the completion of the transactions and actions related thereto.
These forward-looking statements and such risks, uncertainties and other factors speak only as of the date of this proxy statement, and Charter expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. When considering such forward-looking statements, you should keep in mind the factors described in “Risk Factors” and other cautionary statements contained or incorporated in this document. Such risk factors and statements describe circumstances which could cause actual results to differ materially from those contained in any forward-looking statement. Where, in any forward-looking statement, Charter expresses an expectation or belief as to future results or events, such expectation or belief is expressed in good faith and believed to have a reasonable basis, but such statements necessarily involve risks and uncertainties and there can be no assurance that the expectation or belief will result or be achieved or accomplished.
Please refer to the publicly filed documents of Charter, including the most recent Annual Report on Form 10-K and subsequently filed Quarterly Reports on Form 10-Q for additional information about Charter and about the risks and uncertainties related to Charter’s business that may affect the statements made in this proxy statement. For more information, see “Where You Can Find More Information.”

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
The accompanying unaudited pro forma condensed combined financial statements as of and for the three months ended March 31, 2025 and for the year ended December 31, 2024 are intended to reflect the impact of the transactions on the consolidated financial statements of Charter, as if the transactions had occurred as of March 31, 2025 for the unaudited pro forma condensed combined balance sheet and as of January 1, 2024 for the unaudited pro forma condensed combined statements of operations. The accompanying unaudited pro forma financial statements present the pro forma financial position and results of operations of Charter based on the historical financial statements and accounting records of Charter and Cox Communications and the related pro forma transaction accounting adjustments as described in the accompanying notes. The transaction accounting adjustments are intended to reflect U.S. generally accepted accounting principles (“GAAP”) to illustrate the effects of the transactions on Charter’s historical financial statements.
The Transactions
On May 16, 2025, Charter, Charter Holdings, and Cox Enterprises entered into the transaction agreement pursuant to which (i) Cox Enterprises will sell and transfer to Charter 100% of the equity interests of certain subsidiaries of Cox Communications that conduct Cox Communications’ commercial fiber and managed IT and cloud services businesses, (ii) Cox Enterprises will contribute the equity interests of Cox Communications (after its conversion into a limited liability company pursuant to the pre-closing restructuring described in this proxy statement) and certain other assets (other than certain excluded assets) primarily related to Cox Communications’ residential cable business to Charter Holdings, and (iii) Cox Enterprises will pay $1.00 to Charter. Under the transaction agreement, Charter and Cox Enterprises may designate one or more wholly owned subsidiaries to take actions with respect to Charter and Cox Enterprises, respectively.
Pursuant to the transaction agreement, at the closing:
•	in consideration of the equity sale, Charter will pay $3.5 billion in cash to Cox Enterprises;
•
in consideration of the contribution, Charter Holdings will (i) pay to Cox Enterprises $500 million in cash and (ii) issue to Cox Enterprises Charter Holdings convertible preferred units with an aggregate liquidation preference of $6.0 billion, which will pay a 6.875% dividend per annum, and approximately 33.6 million Charter Holdings common units priced at $353.64 per share. The Charter Holdings convertible preferred units will be convertible into Charter Holdings common units, with an initial conversion price of $477.41, a 35% premium to the reference price, subject to certain adjustments. The Charter Holdings common units will be exchangeable by the holder, in certain circumstances, for cash or, at the election of Charter, Charter Class A common stock on a one-for-one basis, subject to certain adjustments; and

•
in consideration of the $1.00 payment from Cox Enterprises to Charter, Charter will issue to Cox Enterprises one share of the newly created Charter Class C common stock. The Charter Class C common stock will be equivalent, economically, to the outstanding Charter Class A common stock and the Charter Class B common stock but will have a number of votes per share that reflect the voting power of the Charter Holdings common units and the Charter Holdings convertible preferred units held by Cox Enterprises on an as-converted, as-exchanged basis.

The combined entity will assume Cox Communications’ approximately $12.6 billion in outstanding net debt and finance leases.
Basis of Presentation
The unaudited pro forma financial statements are based on (i) the unaudited consolidated financial statements of Charter as of and for the three months ended March 31, 2025 contained in Charter’s Quarterly Report on Form 10-Q filed with the SEC on April 25, 2025, (ii) the unaudited consolidated financial statements of Cox Communications as of and for the three months ended March 31, 2025 contained in this proxy statement, (iii) the audited consolidated financial statements of Charter as of and for the year ended December 31, 2024 contained in Charter’s Annual Report on Form 10-K filed with the SEC on January 31, 2025, and (iv) the audited consolidated financial statements of Cox Communications as of and for the year ended December 31, 2024 contained in this proxy statement.
The transactions will be accounted for using the acquisition method of accounting with Charter as the accounting acquirer. As of the date of this proxy statement, Charter has not completed the detailed valuation studies necessary to arrive at final estimates of the fair market value of the assets to be acquired and the liabilities to be assumed and the related allocations of purchase price, nor has it identified all adjustments necessary to conform Cox Communications to Charter’s accounting policies. As indicated in Note 1 to the unaudited pro forma financial statements, based on information currently available, Charter has made certain adjustments to the historical book values of the assets and liabilities of Cox Communications to reflect preliminary estimates of fair values necessary to prepare the unaudited pro forma financial statements, with the excess of the purchase price over the adjusted historical net assets of Cox Communications recorded as goodwill. Actual results may differ from these unaudited pro forma financial statements once the transactions are completed and Charter has determined the final purchase price for Cox Communications, has completed the valuation studies necessary to finalize the required purchase price allocations and has identified any additional conforming accounting policy changes for Cox Communications. There can be no assurance that such finalization will not result in material changes.
The unaudited pro forma financial statements are provided for illustrative purposes only and are based on available information and assumptions that Charter believes are reasonable and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of Charter would have been had the transactions occurred on the dates indicated, nor are they necessarily indicative of future consolidated results of operations or consolidated financial position. The actual financial position and results of operations will differ, perhaps significantly, from the pro forma amounts reflected herein due to a variety of factors, including access to additional information, changes in value not currently identified and changes in operating results following the date of the pro forma financial statements. The assumptions underlying the pro forma adjustments are described in greater detail in the accompanying notes to the unaudited pro forma condensed combined financial statements.
Items Not Adjusted in the Unaudited Pro Forma Financial Information
The unaudited pro forma financial statements do not reflect all reclassifications or adjustments to conform the Cox Communications financial statement presentation or accounting policies to those adopted by Charter. At this time, Charter is not aware of any intercompany transactions that would have a material impact on the unaudited pro forma financial statements that are not reflected in the pro forma adjustments. Further review may identify additional intercompany transactions, reclassifications or differences between the accounting policies of the companies that, when conformed, could have a material impact on the unaudited pro forma financial statements of the combined company.
The unaudited pro forma financial statements do not include any adjustment for liabilities or related costs that may result from integration activities, since management has not completed the process of making these assessments. Significant liabilities and related costs may ultimately be recorded for employee severance or relocation, costs of vacating some facilities and costs associated with other exit and integration activities. The unaudited pro forma statements of operations also do not include any revenue or expense synergies or dis-synergies resulting from the transactions.
In connection with the transactions, at the closing, Charter, Cox Enterprises and A/N will enter into the amended tax receivables agreement, which will set forth the terms pursuant to which Charter will pay Cox Enterprises and A/N, as applicable, for tax benefits arising from Cox Enterprises’ or A/N’s potential future exchanges of their respective Charter Holdings common units and Charter Holdings convertible preferred units, as applicable, into cash or Charter Class A common stock pursuant to the amended exchange agreement. The amended tax receivables agreement will provide for a payment by Charter of 50% of the tax benefits when realized by Charter from the step-up in tax basis resulting from any such future exchanges. A/N is currently party to the existing tax receivables agreement with Charter, and such agreement will be amended and restated by the amended tax receivables agreement at the closing. Charter has not recorded a pro forma adjustment for the tax receivables agreement with Cox Enterprises as a contingent consideration obligation in the preliminary purchase price allocation as it is impractical to estimate its fair value since the tax benefit is dependent on uncertain future events that are outside Charter’s control. A future exchange is not based on a fixed and determinable date and the exchange is not certain to occur.

Unaudited Pro Forma Condensed Combined Balance Sheet
As of March 31, 2025
(dollars in millions)

	Charter (Historical)	Cox Communications (Historical)	Pro Forma Adjustments		Pro Forma Combined
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$796	$83	$(255)	1a	$624
Accounts receivable	3,311	572	—		3,883
Amounts due from Cox Enterprises, Inc.	—	3,758	(3,758)	1b	—
Prepaid expenses and other current assets	861	333	—		1,194
Total current assets	4,968	4,746	(4,013)		5,701

INVESTMENT IN CABLE PROPERTIES:
Property, plant and equipment, net	43,359	12,346	3,654	1c	59,359
Customer relationships, net	818	508	4,492	1c	5,818
Franchises	67,468	15,879	121	1c	83,468
Goodwill	29,674	1,260	(1,216)	1c	29,718
Total investment in cable properties, net	141,319	29,993	7,051		178,363

OTHER NONCURRENT ASSETS	4,667	1,052	—		5,719

Total assets	$150,954	$35,791	$3,038		$189,783
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable, accrued and other current liabilities	$11,873	$1,873	$—		$13,746
Current portion of long-term debt	1,799	196	—		1,995
Total current liabilities	13,672	2,069	—		15,741

LONG-TERM DEBT	91,970	12,464	2,713	1d	107,147
EQUIPMENT INSTALLMENT PLAN FINANCING FACILITY	1,194	—	—		1,194
DEFERRED INCOME TAXES	18,822	5,456	(4,147)	1e	20,131
OTHER LONG-TERM LIABILITIES	4,774	855	(386)	1f	5,243

SHAREHOLDERS’ EQUITY:
Controlling interests	16,247	14,947	(12,615)	1g	18,579
Noncontrolling interests	4,275	—	17,473	1g	21,748
Total shareholders’ equity	20,522	14,947	4,858		40,327
Total liabilities and shareholders’ equity	$150,954	$35,791	$3,038		$189,783

Unaudited Pro Forma Condensed Combined Statement of Operations
Three Months Ended March 31, 2025
(dollars and weighted average shares outstanding in millions, except per share amounts)

	Charter (Historical)	Cox Communications (Historical)	Pro Forma Adjustments		Pro Forma Combined
REVENUES	$13,735	$3,183	$—		$16,918

COSTS AND EXPENSES:
Operating costs and expenses (exclusive of items shown separately below)	8,194	1,922	(65)	2a	10,051
Depreciation and amortization	2,181	544	145	2b	2,870
Other operating (income) expenses, net	123	(15)	—		108
	10,498	2,451	80		13,029
Income from operations	3,237	732	(80)		3,889

OTHER INCOME (EXPENSES):
Interest expense, net	(1,241)	(108)	(130)	2d	(1,479)
Other expenses, net	(142)	(34)	4	2e	(172)
	(1,383)	(142)	(126)		(1,651)

Income before income taxes	1,854	590	(206)		2,238
Income tax expense	(445)	(129)	151	2f	(423)
Consolidated net income	1,409	461	(55)		1,815
Less: Net income attributable to noncontrolling interests	(192)	—	(471)	2g	(663)
Net income attributable to Charter shareholders	$1,217	$461	$(526)		$1,152

EARNINGS PER COMMON SHARE:
Basic	$8.59			2h	$8.13
Diluted	$8.42			2h	$7.96
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	142			2h	142
Diluted	145			2h	145

Unaudited Pro Forma Condensed Combined Statement of Operations
Year Ended December 31, 2024
(dollars and weighted average shares outstanding in millions, except per share amounts)

	Charter (Historical)	Cox Communications (Historical)	Pro Forma Adjustments		Pro Forma Combined
REVENUES	$55,085	$13,073	$—		$68,158

COSTS AND EXPENSES:
Operating costs and expenses (exclusive of items shown separately below)	33,167	8,134	(279)	2a	41,022
Depreciation and amortization	8,673	2,183	650	2b	11,506
Other operating expenses, net	127	206	245	2c	578
	41,967	10,523	616		53,106
Income from operations	13,118	2,550	(616)		15,052

OTHER INCOME (EXPENSES):
Interest expense, net	(5,229)	(373)	(550)	2d	(6,152)
Other expenses, net	(387)	(2)	26	2e	(363)
	(5,616)	(375)	(524)		(6,515)

Income before income taxes	7,502	2,175	(1,140)		8,537
Income tax expense	(1,649)	(450)	636	2f	(1,463)
Consolidated net income	5,853	1,725	(504)		7,074
Less: Net income attributable to noncontrolling interests	(770)	—	(1,778)	2g	(2,548)
Net income attributable to Charter shareholders	$5,083	$1,725	$(2,282)		$4,526

EARNINGS PER COMMON SHARE:
Basic	$35.53			2h	$31.63
Diluted	$34.97			2h	$31.13
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	143			2h	143
Diluted	145			2h	145

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
Note 1. Transactions Pro Forma Balance Sheet Adjustments
For purposes of the unaudited pro forma financial statements, the preliminary purchase price is assumed to be approximately $24.9 billion based on preliminary fair value estimates for each component of consideration transferred to Cox Enterprises. The Charter Holdings common units which are exchangeable into Charter Class A common stock are fair valued based on a $396.27 closing price of Charter Class A common stock on May 30, 2025, representing the last business day of the most recently completed month. The Charter Holdings convertible preferred units fair value estimate is based on an initial preferred instrument multiple above the $6.0 billion aggregate liquidation preference contemplating a 6.875% preferred cash dividend and estimated fair value of Charter Class A common stock upon conversion. The final purchase price will be different from the preliminary purchase price presented as the fair value of the equity portion of the transactions consideration will be based on the fair value of Charter Class A common stock at closing.

(in millions, except price per share data)
Charter Holdings common units issued to Cox Enterprises	33.6
Closing price as of May 30, 2025	$396.27
Estimated fair value of Charter Holdings common units issued to Cox Enterprises	$13,309
Estimated fair value of Charter Holdings convertible preferred units issued to Cox Enterprises	7,600
Cash paid to Cox Enterprises	4,000
Total preliminary purchase price	$24,909

The table below presents the allocation of the preliminary purchase price to the identifiable assets acquired and liabilities assumed at their respective estimated fair values as if the transactions had closed on March 31, 2025.

(in millions)
Current assets	$1,005
Property, plant and equipment	16,000
Customer relationships	5,000
Franchises	16,000
Goodwill	44
Other noncurrent assets	1,052
Current liabilities	(2,069)
Long-term debt	(11,204)
Deferred income taxes	(450)
Other long-term liabilities	(469)
$24,909

The preliminary estimates are based upon currently available information. As such, additional assets and liabilities may be identified and reflected in the final purchase price allocation.
Upon finalization of the fair value assessment, Charter anticipates the finalized fair values of the net assets acquired will differ from the preliminary assessment outlined above. Generally, changes to the initial estimates of the fair value of the assets acquired and liabilities assumed will be recorded as adjustments to those assets and liabilities and residual amounts will be allocated to goodwill. If upon completion of the valuations, the fair values are greater or less than the amounts included in the preliminary purchase price allocation above, such a change would not likely have a material impact on the financial position or results of operations of Charter.
The following summarizes the pro forma balance sheet adjustments relating to the transactions:
(a)
Pro forma adjustment of $255 million to cash and cash equivalents represents $17 million source of cash from Cox Enterprises to reflect minimum operating cash of $100 million to be assumed at closing per the transaction agreement, offset by the use of cash to pay approximately $245 million of transaction costs including advisor fees and other expenses directly related to the transactions, as well as $27 million use of cash to pay debt issuance costs. Refer to (d) below for sources and uses of cash.

(b)	Represents the elimination of the intercompany note receivable from Cox Enterprises not assumed in the transactions.
(c)
For pro forma purposes, preliminary estimates are used for the purchase price allocations to Cox Communications’ property, plant and equipment; customer relationships and franchises. As of the date of this proxy statement, Charter has not completed the detailed valuation studies necessary to arrive at the required estimates of the fair value of Cox Communications’ assets to be acquired and liabilities to be assumed and the related allocations of purchase price. Therefore, the allocation of the purchase price to acquired intangible assets is based on preliminary fair value estimates and is subject to final management analysis, with the assistance of third-party valuation advisors, following the completion of the transactions. The estimated intangible asset values and their remaining useful lives could be affected by a variety of factors that may become known to Charter only upon access to additional information and/or changes in these factors that may occur prior to closing. Goodwill represents the residual of the preliminary purchase price over the fair values of the identified assets acquired and liabilities assumed.

(d)
Cox Communications’ debt assumed was adjusted to the most recent available estimated fair value using quoted market values as of May 30, 2025. This adjustment resulted in a decrease in long-term debt of approximately $1.3 billion. The fair value adjustment to long-term debt is a result of quoted market values of Cox Communications’ debt being lower than the face amount of the related debt. The quoted market value of a debt instrument is lower than the face amount of the debt when the market interest rates are higher than the stated interest rate of the debt. In acquisition accounting, this results in the recognition of a debt discount that is amortized as an increase to interest expense over the remaining life of the debt. In addition, long-term debt was also adjusted to reflect $4.0 billion new debt raised to fund the preliminary purchase price of the transactions.

The following table presents pro forma cash sources and uses as a result of the transactions.

(in millions)
Sources:
Proceeds from issuance of long-term debt	$4,000
Cox Communications cash and cash equivalents assumed	83
Cox Enterprises cash contributed to reflect minimum operating cash	17
Charter cash and cash equivalents on-hand	172
$4,272
Uses:
Cash portion of purchase price paid to Cox Enterprises	$4,000
Transaction costs including advisor fees and other expenses	245
Debt issuance costs	27
$4,272

(e)
Both the contribution and the equity sale are assumed to be treated as non-taxable business combinations for pro forma purposes. For the contribution, no Charter deferred taxes are assumed to be recorded in purchase accounting as the excess book basis of net assets contributed is associated with the noncontrolling interest partner, Cox Enterprises, and not the controlling interest partner, Charter. For the equity sale, the tax attributes of the Cox Communications subsidiaries acquired are assumed to carry over to Charter and net deferred tax liabilities of $450 million are estimated to be recorded in purchase accounting reflecting historical temporary difference of these subsidiaries contemplating additional book step-up and applying an estimated tax rate of 25%. Lastly, on the relative ownership adjustment of Charter Holdings, $859 million in deferred tax liabilities are estimated for the carrying value adjustment to Charter’s common units held in Charter Holdings applying an estimated tax rate of 25%. Refer to (g) below on relative ownership adjustment to shareholders’ equity.

(f)	Represents the elimination of an executive supplemental deferred compensation plan liability not assumed in the transactions.

(g)	Pro forma adjustments to controlling interests and noncontrolling interests in shareholders’ equity are reflected as follows.

(in millions)
Controlling Interests:
Elimination of Cox Communications’ historical equity	$(14,947)
Payment of transaction costs including advisor fees	(245)
Relative ownership adjustment of Charter Holdings’ common unit equity balances, net of tax	2,577
$(12,615)
Noncontrolling Interests:
Fair value of the Charter Holdings common units issued to Cox Enterprises	$13,309
Fair value of the Charter Holdings convertible preferred units issued to Cox Enterprises	7,600
Relative ownership adjustment of Charter Holdings’ common unit equity balances	(3,436)
$17,473

The Charter Holdings common units issued to Cox Enterprises as a portion of the consideration for the contribution initially are measured at their fair value of $13.3 billion in accordance with acquisition accounting. However, upon new partner entry to Charter Holdings, the carrying amounts of the common units of the controlling interest (Charter) and noncontrolling interests (Cox Enterprises and A/N) are adjusted to reflect their relative effective common ownership interest in Charter Holdings. Relative ownership adjustment results in a decrease to noncontrolling interests of approximately $3.4 billion and a corresponding increase to additional paid-in capital of $3.4 billion, net of $859 million of deferred income taxes for Charter’s increase in book basis in Charter Holdings.
Note 2. Transactions Pro Forma Statement of Operations Adjustments
The following summarizes the pro forma statement of operations adjustments relating to the transactions.
(a)
Pro forma adjustments to operating costs and expenses of $65 million and $279 million for the three months ended March 31, 2025 and year ended December 31, 2024, respectively, represents costs related to excluded parent company obligations and intercompany cost allocations from Cox Enterprises that are to be terminated by Cox Communications at the closing in connection with the transaction agreement. Following the closing, these costs will not be incurred by Charter.

(b)	Depreciation and amortization increased by $145 million and $650 million for the three months ended March 31, 2025 and year ended December 31, 2024, respectively, as follows.

(in millions)	Three Months Ended March 31, 2025			Year Ended December 31, 2024
	Depreciation	Amortization	Total	Depreciation	Amortization	Total
Cox Communications pro forma expense based on fair value	$500	$189	$689	$2,000	$833	$2,833
Cox Communications historical expense			(544)			(2,183)
			$145			$650

The increase was estimated using a preliminary average remaining useful life of 8 years for property, plant and equipment and 11 years for customer relationships. Customer relationships are amortized using an accelerated method (sum of the years’ digits) to reflect the period over which the relationships are expected to generate cash flows. Following the acquisition, Cox Communications’ pro forma customer relationships of $5.0 billion would result in amortization expense under the accelerated method of $833 million for year 1, $758 million for year 2, $682 million for year 3, $606 million for year 4, $530 million for year 5 and $1.6 billion thereafter. The effect of a one-year decrease in the weighted average useful lives of property, plant and equipment and customer relationships would be an increase to depreciation and amortization expense of approximately $87 million and $361 million for the three months ended March 31, 2025 and year ended December 31, 2024, respectively, while the effect of a one-year increase would result in a decrease of approximately $69 million and $286 million for the three months ended March 31, 2025 and year ended December 31, 2024, respectively. The pro forma adjustments are based on current estimates and may not reflect actual depreciation and amortization once the purchase price allocation is finalized and final determination of remaining useful lives are made.
(c)
Pro forma adjustment to increase other operating expenses, net by $245 million for the year ended December 31, 2024 represents the payment of transaction costs including advisor fees and other expenses directly related to the transactions.

(d)	Interest expense, net increased by $130 million and $550 million for the three months ended March 31, 2025 and year ended December 31, 2024, respectively, as follows.

(in millions)	Three Months Ended March 31, 2025	Year Ended December 31, 2024
Additional interest expense on new debt issued	$(63)	$(254)
Elimination of intercompany note interest income	(45)	(209)
Amortization of discount as a result of adjusting assumed Cox Communications’ long-term debt to fair value	(24)	(97)
Amortization of new debt issuance costs	(1)	(2)
Elimination of amortization related to Cox Communications’ debt discounts and debt issuance costs	3	12
	$(130)	$(550)

(e)
Pro forma adjustment to reduce other expenses, net by $4 million and $26 million for the three months ended March 31, 2025 and year ended December 31, 2024, respectively, primarily represents the elimination of the Cox Enterprises allocated non-service cost component of pension expense. Following the closing, these pension costs will not be incurred by Charter.

(f)
The pro forma adjustment to income tax expense of $151 million and $636 million for the three months ended March 31, 2025 and year ended December 31, 2024, respectively, was determined by removing Cox Communications’ income tax expense and applying an estimated Charter tax rate of 25% to pro forma income before taxes allocated to Charter after the allocation of profits to the noncontrolling interest holders.

(g)
Net income attributable to noncontrolling interest increased by $471 million and $1.8 billion for the three months ended March 31, 2025 and year ended December 31, 2024, respectively, as shown in the following table. All ownership amounts are calculated using whole numbers; minor differences may exist due to rounding.

(in millions)	Three Months Ended March 31, 2025	Year Ended December 31, 2024
Charter Holdings pro forma income before income taxes	$2,238	$8,537
Charter Holdings 6.875% cash dividend to Cox Enterprises preferred unit holders	(103)	(413)
Charter Holdings pro forma income before income taxes available for allocation to common unit holders	$2,135	$8,124
Noncontrolling interest in Charter Holdings excluding preferred units based on pro forma common unit ownership of Charter Holdings (17.6% Cox Enterprises and 8.6% A/N)	26.2%	26.2%
Noncontrolling interest expense - Charter Holdings common units	$560	$2,135
Noncontrolling interest expense - Charter Holdings convertible preferred units	103	413
Eliminate historical noncontrolling interest expense recorded based on historical A/N common unit ownership of Charter Holdings	(192)	(770)
	$471	$1,778

(h)
The following table sets forth the computation of pro forma basic and diluted earnings per share for the three months ended March 31, 2025 and year ended December 31, 2024. Not included in the computation of pro forma diluted earnings per share because the effect would be anti-dilutive are the 33.6 million Charter Holdings common units and the 12.6 billion equivalent common units for the Charter Holdings convertible preferred units ($6.0 billion par value divided by $477.41 initial conversion price) issued to Cox Enterprises on an if-converted, if-exchanged basis.

(in millions, except per share data)	Three Months Ended March 31, 2025	Year Ended December 31, 2024
Numerator:
Pro forma net income attributable to common stock	$1,152	$4,526

Denominator:
Pro forma Charter weighted average shares outstanding (basic)	142	143
Effect of dilutive securities:
Assumed exercise or issuance of shares relating to stock plans	3	2
Pro forma weighted average common shares outstanding, diluted	145	145
Pro forma net income per share attributable to common stock:
Basic	$8.13	$31.63
Diluted	$7.96	$31.13

Note 3. Liberty Broadband Merger
The closing is expected to be completed contemporaneously with the previously announced Liberty Broadband merger. Completion of the Liberty Broadband merger is not a closing condition to the transactions; however, the following table presents certain supplemental financial information assuming the Liberty Broadband merger had been completed contemporaneously with the closing as of March 31, 2025 for the unaudited pro forma condensed combined balance sheet and as of January 1, 2024 for the unaudited pro forma condensed combined statements of operations.

(in millions, except per share data)	Pro Forma Combined	Liberty Broadband Pro Forma Adjustments	Pro Forma As Adjusted Combined
As of March 31, 2025:
Long-term debt	$107,147	$2,565	$109,712
Total shareholders’ equity	$40,327	$(2,565)	$37,762
Charter Class A common stock outstanding	140	(11)	129

Three Months Ended March 31, 2025:
Net income attributable to Charter shareholders	$1,152	$(64)	$1,088
Earnings per common share, basic	$8.13		$8.32
Earnings per common share, diluted	$7.96		$8.14

Year Ended December 31, 2024:
Net income attributable to Charter shareholders	$4,526	$(261)	$4,265
Earnings per common share, basic	$31.63		$32.52
Earnings per common share, diluted	$31.13		$31.95

Assuming the Liberty Broadband merger is completed contemporaneously with the closing as of March 31, 2025, the pro forma as adjusted balance sheet would reflect an additional $2.6 billion of long-term debt, with a resulting net decrease of approximately $2.6 billion to total shareholders’ equity. Charter would enter into a treasury stock repurchase and retire approximately 44.5 million shares of Charter Class A common stock currently held by Liberty Broadband and issue approximately 33.9 million shares of Charter Class A common stock to the Liberty Broadband shareholders at the agreed upon 0.236 exchange ratio, resulting in a net decrease of approximately 10.6 million shares of Charter Class A common stock outstanding. Liberty Broadband pro forma adjustments to net income attributable to Charter shareholders of $64 million and $261 million for the three months ended March 31, 2025 and year ended December 31, 2024, respectively, represents additional interest expense on the long-term debt assumed in the Liberty Broadband merger and resulting adjustments to income tax expense and net income attributable to noncontrolling interest.

RISK FACTORS
In addition to the other information included and incorporated by reference into this proxy statement, including the matters addressed in “Cautionary Statement Regarding Forward-Looking Statements,” you should carefully consider the following risks before deciding how to vote. In addition, you should read and consider the risks associated with each of the business of Charter and Cox Communications because these risks will also affect Charter following completion of the transactions. The risks associated with Charter’s business can be found in Charter’s Annual Report on Form 10-K for the year ended December 31, 2024 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, each of which is filed with the SEC and incorporated by reference into this proxy statement. Risks associated with the business of Cox Communications can be found below in the section entitled “Risks Related to Cox Communications.” You should also read and consider the other information in this proxy statement and the other documents incorporated by reference into this proxy statement. For more information, see “Where You Can Find More Information.” If any of the following risks and uncertainties develop into actual events, these events could have a material adverse effect on the business, financial condition or results of operations of (i) prior to the transactions, Charter and/or Cox Communications, as applicable, and (ii) after the transactions, the combined company. In addition, past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods.
Risks Related to the Transactions
In order to complete the transactions, Charter along with Cox Enterprises must make certain governmental filings and obtain certain governmental authorizations, and if such filings and authorizations are not made or granted or are granted with conditions to the parties, completion of the transactions may be jeopardized or the anticipated benefits of the transactions may be reduced.
The completion of the transactions is conditioned upon, among other things, the expiration or termination of any applicable waiting period (and any extension thereof) under the HSR Act and any commitments by the parties not to close before a certain date under any timing agreement entered into with a government entity, and the receipt of certain other required regulatory approvals, including approval of the FCC and certain LFA, state franchising and state PUC approvals (solely with respect to the obligations of the Charter parties to close, without the imposition of a burdensome condition). Although Charter and Cox Enterprises have agreed in the transaction agreement to use reasonable best efforts, subject to certain limitations, to make certain governmental filings or to obtain the required governmental authorizations, as the case may be, there can be no assurance that the relevant waiting periods or timing agreements will expire or be terminated or that the relevant regulatory approvals will be obtained. In addition, the governmental authorities with or from which these authorizations are required generally have broad discretion in administering the governing regulations. As a condition to authorization of the transactions, these governmental authorities may impose requirements, limitations or costs or require divestitures or place restrictions on the conduct of the combined company’s business after completion of the transactions.
Under the terms of the transaction agreement, subject to certain exceptions, Charter and its subsidiaries are required to accept certain conditions and take certain actions imposed by governmental authorities and accept any other remedies to the extent such actions, conditions or other remedies would not constitute a burdensome condition. There can be no assurance that regulators will not impose conditions, terms, obligations or restrictions and that such conditions, terms, obligations or restrictions will not have the effect of delaying the transactions or imposing additional material costs on or materially limiting the revenues of Charter following the transactions, or otherwise adversely affecting the business and results of operations of Charter after completion of the transactions. In addition, there can be no assurance that these conditions, terms, obligations or restrictions will not result in the delay or abandonment of transactions.
For a more complete summary of the conditions that must be satisfied or waived prior to completion of the transactions, see the section entitled “The Transaction Agreement—Conditions to the Completion of the Transactions.”
The transactions are subject to conditions, some or all of which may not be satisfied, or completed on a timely basis, if at all. Failure to complete the transactions could have a material adverse effect on Charter.
The completion of the transactions is subject to a number of conditions, including, among other things, (i) the approval of the certificate amendment proposal by the affirmative vote of the holders of a majority of the aggregate voting power of the outstanding shares of Charter Class A common stock and Class B common stock, voting together as a single class; (ii) the approval of the share issuance proposal by the affirmative vote of the holders of a majority of the votes cast by the holders of Charter Class A common stock and Class B common stock, voting together as a single class; (iii) any applicable waiting period (and any extension thereof) under the HSR Act, and any commitments by the parties not to close before a certain date under any timing agreement entered into with a government entity, in each case, with respect to the transactions shall have expired or been terminated (solely with respect to the obligations of the Charter parties to close, without the imposition of a burdensome condition); (iv) the receipt of certain other required regulatory approvals, including approval of the FCC and certain LFA, state franchising and state PUC approvals (solely with respect to the obligations of the Charter parties to close, without the imposition of a burdensome condition); (v) the absence of any law, rule, executive order, decree, judgment, injunction or other order (whether temporary, preliminary or permanent) which makes unlawful, prohibits, delays, enjoins or otherwise prevents or restrains the completion of the transactions; (vi) each party’s representations and warranties being true and correct (subject to certain materiality and material adverse effect qualifications); (vii) the absence of a material adverse effect on each party; and (viii) each party having performed in all material respects its obligations under the transaction agreement. See the section entitled “The Transaction Agreement—Conditions to the Completion of the Transactions,” for a more detailed discussion.
While the parties have agreed in the transaction agreement to use reasonable best efforts to satisfy the closing conditions, the parties may not be successful in their efforts to do so. The failure to satisfy all of the required conditions could delay the completion of the transactions for a significant period of time or prevent completion from occurring at all. Any delay in completing the transactions could cause Charter not to realize some or all of the benefits, or realize them on a different timeline than expected, that Charter expects to achieve if the transactions are successfully completed within the expected timeframe. There can be no assurance that the conditions in the transaction agreement will be satisfied or (to the extent permitted) waived or that the transactions will be completed. In addition, subject to limited exceptions, either Charter or Cox Enterprises may terminate the transaction agreement if the transactions have not been consummated by the end date, so long as the terminating party’s failure to comply in all material respects with the transaction agreement has not been a primary cause of the failure of the closing to occur on or before the end date. See “The Transaction Agreement—Termination of the Transaction Agreement.”
If the transactions are not completed, Charter may be materially adversely affected, without realizing any of the benefits of having completed the transactions, and Charter will be subject to a number of risks, including the following:
•	the market price of Charter common stock could decline;
•	Charter could owe a substantial termination fee to Cox Enterprises under certain circumstances;
•
if the transaction agreement is terminated and Charter seeks another transaction, Charter may not find a party willing to enter into a transaction on terms comparable to or more attractive than the terms agreed to in the transaction agreement;

•
time and resources, financial and other, committed by Charter’s and its subsidiaries’ management to matters relating to the transactions could otherwise have been devoted to pursuing other beneficial opportunities;

•	Charter and its subsidiaries may experience negative reactions from the financial markets or from its customers, suppliers, regulators or employees;
•	Charter will be required to pay its costs relating to the transactions, such as legal, accounting, financial advisory, filing, printing and mailing fees, whether or not the transactions are completed;
•
Charter and Cox Communications are subject to restrictions on the conduct of their respective businesses prior to the effective time, as set forth in the transaction agreement, which may prevent Charter or Cox Communications, as applicable, from making certain acquisitions or taking other actions during the pendency of the transactions; and

•	reputational harm due to the adverse perception of any failure to successfully complete the transactions.
In addition, if the transactions are not completed, Charter could be subject to litigation related to any failure to complete the transactions or related to any enforcement proceeding commenced against it to perform its obligations under the transaction agreement. Any of these risks could materially and adversely impact Charter’s financial condition, financial results and stock price.

Charter’s plans for funding the cash consideration and assuming indebtedness of Cox Communications may be adversely affected to the extent of any greater-than-expected increases in Charter’s indebtedness, lower-than-expected operating results, credit rating downgrades, or significant financial market disruptions.
Charter is obligated to fund $4.0 billion of cash consideration under the transaction agreement and expects to assume $12.6 billion of Cox Communications’ outstanding net debt and other obligations in connection with the transactions, including Cox Communications’ outstanding unsecured notes at the closing date (the “Cox Notes”). The indentures and supplemental indentures governing the Cox Notes contain certain negative covenants, including restrictions on the incurrence of secured indebtedness and indebtedness of restricted subsidiaries. If Charter’s indebtedness increases more than expected, its operating results are lower than expected, or significant financial markets disruptions occur, Charter’s cash on hand and available liquidity under Charter’s existing credit facilities may be insufficient to fund the cash portion of the consideration. Further, completion of the offer may constitute a “change of control” under the supplemental indentures governing certain of the Cox Notes if, in connection with the transactions, each of S&P Global Ratings, Moody’s Investors Service, Inc. and Fitch Ratings, Inc. downgrade the credit rating of certain series of Cox Notes to a rating below “investment grade” (regardless of whether the rating prior to such downgrade was “investment grade” or below “investment grade”) prior to 60 days following consummation of such change of control (which period may be extended in certain circumstances). In such a circumstance, Charter (or one its subsidiary that, at the time, is the primary obligor of such series of notes) would be required to offer to repurchase each applicable holder’s Cox Notes of such series at a purchase price in cash equal to 101% of the aggregate principal amount of such series of Cox Notes repurchased, plus accrued and unpaid interest. In the event of such ratings downgrades, Charter may require additional debt financing to fund such repurchases, which may not be available on terms acceptable to Charter, or at all. A failure to make the applicable change of control offer or to pay the applicable change of control purchase price when due would result in a default in respect of the applicable series of Cox Notes and could result in a default under the terms of other indebtedness of Charter and its subsidiaries.
The transaction agreement contains provisions that limit Charter’s ability to pursue alternatives to the transactions, could discourage a potential acquiror from making a favorable alternative transaction proposal and, in specified circumstances, could require Charter to pay a substantial termination fee to Cox Enterprises.
The transaction agreement contains provisions that make it more difficult for Charter to engage in any alternative transaction with a third party. The transaction agreement contains certain provisions that restrict Charter’s ability to, among other things, solicit, initiate, take any action to knowingly facilitate or encourage, or enter into or participate in any discussions or negotiations relating to, or approve or recommend, any Charter acquisition proposal (as defined in “The Transaction Agreement—No Solicitation by Charter”). However, Charter is not subject to such non-solicitation obligations with respect to (a) an acquisition proposal that would not, or would not reasonably be expected to, (i) require Charter to abandon or terminate the transactions, (ii) delay the consummation of the transactions beyond the end date (as defined below) or (iii) prohibit or prevent the consummation of the transactions, or (b) the Liberty Broadband merger, and any such proposal or transaction are not considered a Charter acquisition proposal.
Further, even if the Charter Board withdraws its recommendation with respect to the approval of the share issuance proposal or the certificate amendment proposal, unless the transaction agreement is terminated in accordance with its terms, Charter will still be required to submit such proposals to a vote at the Charter special meeting. In addition, following receipt by Charter of any Charter acquisition proposal that constitutes a “superior proposal,” Cox Enterprises will have an opportunity to offer to modify the terms of the transaction agreement before the Charter Board may withdraw its recommendation in favor of such superior proposal. For further discussion, see the sections entitled “The Transaction Agreement—No Solicitation by Charter” and “The Transaction Agreement—Adverse Recommendation Change.”
In some circumstances, upon termination of the transaction agreement, Charter would be required to pay a termination fee of $875 million to Cox Enterprises. For further discussion, see the section entitled “The Transaction Agreement—Termination Fee Payable by Charter.”
These provisions could discourage a potential third-party acquiror or merger partner that might have an interest in acquiring all or a significant portion Charter from considering or proposing such a transaction, even if it would result in greater value to the Charter stockholders relative to the terms and conditions of the transaction agreement. In particular, the termination fee, if applicable, could result in a potential third-party acquiror or merger partner proposing to pay a lower price to the Charter stockholders than it might otherwise have proposed to pay absent such a fee.

The voting agreements could discourage a third party from pursuing an alternative transaction involving Charter.
In connection with the transactions, Liberty Broadband entered into a voting agreement with Charter and Cox Enterprises pursuant to which Liberty Broadband agreed to vote, at the Charter special meeting, all of the shares of Charter Class A common stock beneficially owned by it as of the record date for the Charter special meeting and representing, as of May 16, 2025, approximately 28% of the total voting power of the issued and outstanding shares of Charter common stock, (i) in favor of the share issuance proposal, the certificate amendment proposal and the adjournment proposal and (ii) against any actions, proposals, transactions, agreements or amendments of the Charter organizational documents that Charter and Cox Enterprises reasonably expect would materially prevent, impede, interfere with, delay, postpone, or adversely affect the consummation of the transactions, including any action or proposal in favor of any Charter acquisition proposal, except that, if the Charter Board makes an adverse recommendation change pursuant to the transaction agreement and Cox Enterprises elects not to terminate the transaction agreement, the number of shares held by Liberty Broadband subject to the foregoing voting requirements will be limited to the number of shares of Charter Class A common stock equal in the aggregate to 20% of the total voting power of the shares of Charter common stock (other than the proportional voting shares, which are addressed below), with any shares in excess of such amount to be voted on such matters in Liberty Broadband’s discretion (other than the proportional voting shares). The foregoing voting obligations will not apply to the proportional voting shares, which must be voted in the same proportion as all other votes cast with respect to the applicable matter (such proportion determined without inclusion of the votes cast by Liberty Broadband, A/N and other persons that beneficially own 10% or more of the total voting power of Charter). The Liberty Broadband voting agreement is described in more detail in “Other Agreements Related to the Transactions—Liberty Broadband Voting Agreement.”
In addition, in connection with the transactions, A/N entered into a voting agreement with Charter and Cox Enterprises, pursuant to which A/N agreed to vote, at the Charter special meeting, all of the shares of Charter Class A common stock and Charter Class B common stock beneficially owned by it as of the applicable record date for the Charter special meeting and representing, as of May 16, 2025, approximately 12% of the total voting power of the issued and outstanding shares of Charter common stock, (i) in favor of the share issuance proposal, the certificate amendment proposal and the adjournment proposal and (ii) against any actions, proposals, transactions, agreements or amendments of the Charter organizational documents that Charter and Cox Enterprises reasonably expect would materially prevent, impede, interfere with, delay, postpone, or adversely affect the consummation of the transactions, including any action or proposal in favor of any Charter acquisition proposal, except that, if the Charter Board makes an adverse recommendation change pursuant to the transaction agreement and Cox Enterprises elects not to terminate the transaction agreement, the number of shares held by A/N subject to the foregoing voting requirements will be limited to the number of shares of Charter Class A common stock and Charter Class B common stock (on an as-exchanged basis) equal in the aggregate to 9.9% of the total voting power of the shares of Charter common stock, with any shares in excess of such amount to be voted on such matters in A/N’s discretion. The A/N voting agreement is described in more detail in “Other Agreements Related to the Transactions—A/N Voting Agreement.”
The existence of the voting agreements could discourage a third party from pursuing an alternative transaction involving Charter.
Charter and Cox Communications are subject to contractual restrictions while the transactions are pending, which could adversely affect their respective businesses and operations.
Under the terms of the transaction agreement, Charter and Cox Communications are subject to certain restrictions on the conduct of their respective businesses prior to closing. Such limitations may affect Charter’s or Cox Communications’ ability to execute certain of their business strategies, including the ability in certain cases to amend their organizational documents, repurchase shares or declare dividends in certain circumstances, incur certain indebtedness or complete certain acquisitions and other transactions, which could adversely affect Charter or Cox Communications prior to the effective time.
The risks described above may be exacerbated by delays or other adverse developments with respect to the completion of the transactions. For further discussion, see the sections entitled “The Transaction Agreement—Conduct of Charter’s Business Pending the Closing” and “The Transaction Agreement—Conduct of Cox Communications’ Business Pending the Closing.”

The announcement and pendency of the transactions could divert the attention of management and cause disruptions in Charter’s and Cox Communications’ businesses, which could have an adverse effect on Charter’s business and financial results.
Charter and Cox Communications management may be required to divert a disproportionate amount of attention away from their day-to-day activities and operations, and devote time and effort to consummating the transactions. The risks, and adverse effects, of such disruptions and diversions could be exacerbated by a delay in the completion of the transactions. These factors could adversely affect the financial position or results of operations of Charter and Cox Communications, regardless of whether the transactions are completed.
Charter and Cox Communications may have difficulty attracting, motivating and retaining executives and other employees in light of the transactions.
Uncertainty about the effect of the transactions on Charter and Cox Communications employees may impair Charter’s and Cox Communications’ ability to attract, retain and motivate personnel prior to and following the transactions. Employee retention may be particularly challenging during the pendency of the transactions, as employees may experience uncertainty about their future roles with the combined business. In addition, certain employees potentially could terminate their employment for good reason and collect severance if certain specified circumstances set forth in their employment agreements occur following the transactions, including certain changes in such employees’ duties, position, compensation and benefits or primary office location. See “Interests of Charter Directors and Executive Officers in the Transactions” for a further discussion of some of these issues. If employees of Charter or Cox Communications depart, the integration of the companies may be more difficult and the combined company’s business following the transactions may be harmed. Furthermore, Charter may have to incur significant costs in identifying, hiring and retaining replacements for departing employees and may lose significant expertise and talent relating to the businesses of Charter and Cox Communications, and the combined company’s ability to realize the anticipated benefits of the transactions may be adversely affected. In addition, there could be disruptions to or distractions for the workforce and management associated with activities of labor unions or integrating employees into Charter.
Charter will incur direct and indirect costs as a result of the transactions.
Charter will incur substantial expenses in connection with and as a result of completing the transactions, including advisory, legal and other transaction costs, and, following the completion of the transactions, Charter expects to incur additional expenses in connection with combining the companies. A majority of these costs have already been incurred or will be incurred regardless of whether the transactions are completed. Factors beyond Charter’s control could affect the total amount or timing of these expenses, many of which, by their nature, are difficult to estimate accurately. Charter management continues to assess the magnitude of these costs, and additional unanticipated costs may be incurred in connection with the transactions. Although Charter expects that the realization of benefits related to the transactions will offset such costs and expenses over time, no assurances can be made that this net benefit will be achieved in the near term, or at all.
Charter’s and Cox Communications’ business relationships may be subject to disruption due to uncertainty associated with the transactions.
Parties with which Charter and Cox Communications do business may experience uncertainty associated with the transactions, including with respect to current or future business relationships with Charter, Cox Communications or the combined business. Charter’s and Cox Communications’ business relationships may be subject to disruption as customers, distributors, suppliers, vendors and others may attempt to negotiate changes in existing business relationships or consider entering into business relationships with parties excluding Charter, Cox Communications or the combined business. These disruptions, which may exist for an extended period of time if completion of the transactions is delayed, could have an adverse effect on the businesses, financial condition, results of operations or prospects of the combined business, including an adverse effect on Charter’s ability to realize the anticipated benefits of the transactions. The risk, and adverse effect, of such disruptions could be exacerbated by a delay in completion of the transactions or termination of the transaction agreement.
Litigation that may be filed against Charter, Charter Holdings, the members of the Charter Board or the officers of Charter could result in substantial costs and could adversely affect our ability to complete the transactions on a timely basis or at all.
Stockholders of Charter may file lawsuits against Charter and/or its directors or officers in connection with the transactions. One of the conditions to the closing is the absence of any law, rule, executive order, decree, judgment, injunction or other order (whether temporary, preliminary or permanent) which makes unlawful, prohibits, delays, enjoins or otherwise prevents or restrains the completion of the transactions. If any plaintiff were successful in obtaining an injunction prohibiting the completion of the transactions, then such injunction may delay or prevent the consummation of the transactions and could result in significant costs to Charter, including any cost associated with the indemnification of Charter’s directors and officers. Charter may incur costs in connection with the defense or settlement of any stockholder lawsuits filed in connection with the transactions. Such litigation could have an adverse effect on Charter’s financial condition and results of operations and could prevent or delay the completion of the transactions. There has not been any stockholder litigation related to the transactions against Charter or its directors or officers, but such litigation could be instigated.
Some of the directors and executive officers of Charter have interests in the transactions that are different from, or in addition to, those of the other Charter stockholders.
Certain of the directors and executive officers of Charter have interests relating to the transactions or the transaction agreement that are different from, or in addition to, those of other Charter stockholders. Areas where their interests may differ from those of Charter stockholders in general relate to the indemnification and insurance protections for their service as directors and executive officers pursuant to the Charter organizational documents, indemnification agreements entered into with Charter and Charter’s director and officer liability insurance policies. Additionally, pursuant to the existing stockholders agreement, Liberty Broadband has designated three directors to the Charter Board, consisting of Balan Nair, Martin E. Patterson and J. David Wargo, and A/N has designated two directors to the Charter Board, consisting of Steven A. Miron and Michael A. Newhouse. These interests may present such persons with actual or potential conflicts of interest. The Charter Board was aware of these interests during the deliberations of the merits of the transactions, and in deciding to recommend that you vote for each of the certificate amendment proposal, the share issuance proposal, the governance proposals and the adjournment proposal. For a more detailed discussion of these interests, see “The Transactions—Interests of Charter Directors and Executive Officers in the Transactions.”
A/N and Liberty Broadband currently have governance rights that give them influence over corporate transactions and other matters. In connection with the transactions, Liberty Broadband will lose its governance rights (assuming the Liberty Broadband closing), A/N’s governance rights will be modified and Cox Enterprises will receive governance rights pursuant to the amended stockholders agreement and amendments to Charter’s governing documents, and Cox Enterprises and A/N will have influence over corporate transactions and other matters.
The transaction agreement contemplates that, at the closing, Charter, A/N and Cox Enterprises will enter into the amended stockholders agreement, which will amend and restate in its entirety the existing stockholders agreement. If the Liberty Broadband merger is completed, the existing stockholders agreement, which sets forth, among other things, certain of Liberty Broadband’s governance rights with respect to Charter, will terminate with respect to Liberty Broadband. The Liberty Broadband side letter further provides that Liberty Broadband will cause the three Liberty Broadband designees serving on the Charter Board to resign effective immediately prior to the effective time of the Liberty Broadband closing.
Based on Charter’s share count as of March 31, 2025, Charter expects that Cox Enterprises will own approximately 23% of the combined entity’s diluted shares outstanding, on an as-exchanged, as-converted basis and assuming the contemporaneous closing of the previously announced Liberty Broadband merger. Pursuant to the amended stockholders agreement and the amended certificate of incorporation, the size of the Charter Board will continue to be fixed at 13 directors, and at the closing, the directors then serving as A/N’s designees will continue to serve on the Charter Board and three designees selected by Cox Enterprises (with the prior approval of Charter (not to be unreasonably withheld)) will become members of the Charter Board. Thereafter, each of Cox Enterprises and A/N will be entitled to designate up to three nominees to be elected to the Charter Board provided that each maintains certain specified voting or equity ownership thresholds. Cox Enterprises and A/N will be required to vote (subject to the applicable voting cap) their respective shares of Charter common stock for the director nominees nominated by the nominating committee of the Charter Board, including the respective designees of Cox Enterprises and A/N, and against any other nominees, except that, with respect to the unaffiliated directors (as defined in “Other Agreements Related to the Transactions—Amended Stockholders Agreement”), Cox Enterprises and A/N must instead vote in the same proportion as the voting securities are voted by stockholders other than Cox Enterprises and A/N or any group (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) which includes any of them are voted, if doing so would cause a different outcome with respect to the unaffiliated directors. Cox Enterprises and A/N also will have certain committee designation and other governance rights. Additionally, the amended stockholders agreement provides that each of Cox Enterprises and A/N will be subject to certain limits on acquisitions of Charter shares (30% in the case of Cox Enterprises; 19% in the case of A/N). In addition, any shares owned by Cox Enterprises or A/N in excess of its applicable voting cap (30% in the case of Cox Parent; 15% in the case of A/N) must be voted in proportion to the public stockholders of Charter, other than with respect to certain excluded matters.
The amended stockholders agreement also provides that at the closing, Alexander C. Taylor, Chairman and Chief Executive Officer of Cox Enterprises, will serve as the Chairman of the Charter Board for an initial three-year term (unless Mr. Taylor ceases to serve as a member of the Charter Board prior thereto). The lead independent director of the Charter Board at the Closing will be Eric L. Zinterhofer, current Non-executive Chairman of the Charter Board. Following Mr. Taylor’s term as Chairman, the Charter Board will return to its normal annual process. Additionally, following Mr. Taylor’s term as Chairman, Christopher L. Winfrey, the Chief Executive Officer of Charter, will serve as Chairman of the Charter Board; provided that if Mr. Winfrey is no longer a member of the Charter Board or is unwilling to serve as Chairman, then Mr. Zinterhofer instead will serve as Chairman (subject to his continued membership on the Charter Board and willingness to serve).
At the closing, Charter will amend its certificate of incorporation and bylaws in order to, among other things, reflect the agreed-upon governance terms in the amended stockholders agreement.
As a result of their rights under the amended stockholders agreement and their significant equity and voting stakes in Charter, Cox Enterprises and/or A/N, who may have interests different from those of other stockholders, will be able to exercise substantial influence over certain matters relating to the governance of Charter, including the approval of significant corporate actions, such as mergers and other business combination transactions.
The amended stockholders agreement will provide A/N and Cox Enterprises with preemptive rights with respect to issuances of Charter equity in connection with certain transactions, and in the event that A/N or Cox Enterprises exercises these rights, holders of Charter Class A common stock may experience further dilution.
The amended stockholders agreement provides that after the closing, if Charter proposes to issue any equity securities of Charter in a capital raising transaction, each of Cox Enterprises and A/N (for so long as each party’s equity interest in Charter is equal to or greater than 10%), will have the right to purchase, in whole or in part, for cash a number of such securities that will be determined based on such investor’s pro rata equity interest in Charter. The amended stockholders agreement defines a capital raising transaction as any offering of shares of Charter Class A common stock (or any securities convertible into or exchangeable or exercisable for shares of Charter Class A common stock) for cash, whether registered under the Securities Act or otherwise (other than pursuant to a stockholders rights plan).
As a result, if Cox Enterprises and/or A/N elect to exercise their preemptive rights, (i) these parties would not experience the dilution experienced by the other holders of Charter Class A common stock, and (ii) such other holders of Charter Class A common stock may experience further dilution of their interest in Charter upon such exercise.
The unaudited pro forma condensed combined financial statements and prospective financial information included in this proxy statement are presented for illustrative purposes only and do not represent the actual financial position or results of operations of Charter following the transactions.
The unaudited pro forma condensed combined financial statements and prospective financial information contained in this proxy statement are presented for illustrative purposes only, contain a variety of adjustments, assumptions and preliminary estimates and do not represent the actual financial position or results of operations of Charter and Cox Communications prior to the transactions or that of the combined company for several reasons. See the sections entitled “Unaudited Pro Forma Condensed Combined Financial Statements” and “Cautionary Statement Regarding Forward-Looking Statements.” The actual financial positions and results of operations of Charter and Cox Communications prior to the transactions and that of Charter following the transactions may not be consistent with, or evident from, the unaudited pro forma combined financial statements and prospective financial information included in this proxy statement. In addition, the estimates and assumptions used in preparing the unaudited pro forma financial statements and prospective financial information included in this proxy statement may not be realized and may be affected by other factors. Any significant changes in the share price of Charter may cause a significant change in the pro forma financial statements.

If the operating results of Cox Communications before or following the transactions are less than Charter’s expectations, or an increase in the capital expenditures to upgrade and maintain those assets as well as to keep pace with technological developments are greater than expected, Charter may not achieve the expected level of financial results from the transactions.
Charter will derive a portion of its revenues and earnings per share from the operation of Cox Communications following completion of the transactions. Therefore, any negative impact on Cox Communications or the operating results derived from such business could harm the combined company’s operating results.
The businesses of Charter and Cox Communications are characterized by rapid technological change and the introduction of new products and services. The combined company may not be able to fund the capital expenditures necessary to keep pace with technological developments, execute the plans to do so, or anticipate the demand of its customers for products and services requiring new technology or bandwidth. Charter’s inability to maintain, expand and upgrade its existing or combined businesses could materially adversely affect its financial condition and results of operations.
The fairness opinion obtained by the Charter Board from Citi will not reflect changes, circumstances, developments or events that may have occurred or may occur after the date of the opinion.
Citi, Charter’s financial advisor in connection with the transactions, has delivered to the Charter Board a written opinion as to, as of May 16, 2025, and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken by Citi as set forth in its written opinion, the fairness, from a financial point of view, to Charter of the consideration to be issued and paid by Charter in the transactions pursuant to the transaction agreement.
The Charter Board has not obtained an updated fairness opinion as of the date of this proxy statement from Citi, and the Charter Board does not expect to request or receive an updated fairness opinion prior to the completion of the transactions.
Citi’s opinion does not reflect changes, circumstances, developments or events that may have occurred or may occur after the date of the opinion, including changes in the operations and prospects of Charter or Cox Communications, regulatory or legal changes, general market and economic conditions and other factors that may be beyond the control of Charter and Cox Communications, and on which the fairness opinion was based, and that may alter the value of Charter and Cox Communications or the prices of Charter Class A common stock at the effective time. Citi’s opinion does not speak as of the time the transactions will be completed or as of any date other than the date of the opinion. The Charter Board does not anticipate asking Citi to update its opinion, and Citi has no obligation or responsibility to update, revise or reaffirm its opinion. For a more complete description of the opinion that Citi delivered, and a summary of the material financial analyses performed, in connection with such opinion, please refer to the section “The Transactions—Opinion of Charter’s Financial Advisors—Opinion of Citi Rendered in Connection with the Transactions.” Citi’s opinion is attached as Annex K to this proxy statement and is incorporated by reference herein.
The fairness opinion obtained by the Charter Board from LionTree will not reflect changes, circumstances, developments or events that may have occurred or may occur after the date of the opinion.
LionTree, Charter’s financial advisor in connection with the transactions, has delivered to the Charter Board a written opinion as to, as of May 16, 2025, and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken by LionTree as set forth in its written opinion, the fairness, from a financial point of view, to Charter of the consideration to be issued and paid by Charter in the transactions pursuant to the transaction agreement.
The Charter Board has not obtained an updated fairness opinion as of the date of this proxy statement from LionTree, and the Charter Board does not expect to request or receive an updated fairness opinion prior to the completion of the transactions.
LionTree’s opinion does not reflect changes, circumstances, developments or events that may have occurred or may occur after the date of the opinion, including changes in the operations and prospects of Charter or Cox Communications, regulatory or legal changes, general market and economic conditions and other factors that may be beyond the control of Charter and Cox Communications, and on which the fairness opinion was based, and that may alter the value of Charter and Cox Communications or the prices of Charter Class A common stock at the effective time. LionTree’s opinion does not speak as of the time the transactions will be completed or as of any date other than the date of the opinion. The Charter Board does not anticipate asking LionTree to update its opinion, and LionTree has no obligation or responsibility to update, revise or reaffirm its opinion. For a more complete description of the opinion that LionTree delivered, and a summary of the material financial analyses performed, in connection with such opinion, please refer to the section “The Transactions—Opinion of Charter’s Financial Advisors—Opinion of LionTree Rendered in Connection with the Transactions.” LionTree’s opinion is attached as Annex L to this proxy statement and is incorporated by reference herein.
Risks Related to Charter and the Combined Company after Completion of the Transactions
Charter currently has a significant amount of debt and expects to incur additional debt in connection with the transactions, which could adversely affect its financial condition and its ability to react to changes in its business.
Charter has significant debt, with total principal amount of approximately $93.6 billion and a leverage ratio of 4.1 times Adjusted EBITDA as of March 31, 2025. Charter expects to incur additional debt in the future as Charter plans to maintain leverage near the midpoint of its stated 4.0 to 4.5 times Adjusted EBITDA target leverage range (net debt divided by the last twelve months Adjusted EBITDA) in the period leading up to the closing of the Transactions and to fund the $4.0 billion of cash consideration required in the Transactions using debt. Charter will also assume Cox Communications' $12.6 billion of net debt and other obligations as part of the Transactions. Charter plans to adjust its long-term target leverage range after closing of the Transactions to 3.5 to 4.0 times Adjusted EBITDA but will still have a significant amount of debt.
Our significant amount of debt could have adverse consequences, such as to:
•	impact our ability to raise additional debt capital at reasonable rates, or at all;
•	make us vulnerable to interest rate increases, in part because approximately 11% of our borrowings as of March 31, 2025 were, and may continue to be, subject to variable rates of interest;
•	expose us to increased interest expense to the extent we refinance existing debt with higher cost debt;
•
require us to dedicate a significant portion of our cash flow from operating activities to make payments on our debt, reducing our funds available for capital expenditures and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business, the cable and telecommunications industries, and the economy at large;
•	place us at a disadvantage compared to our competitors that have proportionately less debt; and
•	adversely affect our relationship with customers and suppliers.
In addition, we expect to incur additional indebtedness in the future, including to refinance and/or in connection with the assumption of indebtedness of Cox Communications and/or its subsidiaries after the completion of the transactions. To the extent our current debt amounts increase more than expected, our operating results are lower than expected, credit rating agencies downgrade our debt thereby increasing our costs of borrowing and potentially limiting our access to investment grade markets, or significant financial market disruptions occur, the related risks that we now face will intensify.
Charter may not realize anticipated cost synergies and growth opportunities.
Charter expects to realize cost synergies, growth opportunities and other financial and operating benefits as a result of the transactions. The combined company’s success in realizing these cost synergies, growth opportunities and other financial and operating benefits, and the timing of this realization, depends on the successful integration of the business operations obtained in the transactions. Even if Charter is able to integrate Cox Communications’ business operations successfully, it is not possible to predict with certainty if or when these cost synergies, growth opportunities and benefits will occur, or the extent to which they actually will be achieved. For example, the benefits from the transactions may be offset by costs incurred in integrating the new business operations or in obtaining or attempting to obtain regulatory approvals for the transactions, or increased operating costs that may be experienced as a result of the transactions. Realization of any benefits and cost synergies could be affected by the factors described in other risk factors and a number of factors beyond Charter’s control, including, without limitation, general economic conditions, increased operating costs, the response of competitors and vendors and regulatory developments.

If Charter is not able to successfully integrate Cox Communications’ business with that of Charter within the anticipated time frame, or at all, the anticipated cost savings and other benefits of the transactions may not be realized fully, or at all, or may take longer to realize than expected. In such circumstances, in the event the transactions are completed, Charter may not perform as expected and the value of the Charter Class A common stock may be adversely affected.
Charter and Cox Communications have operated and, until completion of the transactions will continue to operate, independently, and there can be no assurances that their businesses can be integrated successfully. After consummation of the transactions the combined company will have significantly more systems, assets, investments, businesses, customers and employees than each company did prior to the transactions. It is possible that the integration process could result in the loss of key Charter and/or Cox Communications employees, the loss of subscribers and customers, the disruption of the companies’ ongoing businesses or unexpected integration issues, higher than expected integration costs and an overall post-completion integration process that takes longer than originally anticipated. The process of integrating Cox Communications with the businesses Charter operated prior to the transactions will require significant capital expenditures and the expansion of certain operations and operating and financial systems. Management of each company will be required to devote a significant amount of time and attention to the integration process before the transactions are completed. There is a significant degree of difficulty and management involvement inherent in that process. These difficulties include:
•	integrating the companies’ operations and corporate functions;
•	integrating the companies’ technologies, networks and customer service platforms;
•	integrating and unifying the product offerings and services available to customers;
•	harmonizing the companies’ operating practices, employee development and compensation programs, internal controls and other policies, procedures and processes;
•
maintaining existing relationships and agreements with customers, providers, programmers and other vendors and avoiding delays in entering into new agreements with prospective customers, providers and vendors;

•	addressing possible differences in business backgrounds, corporate cultures and management philosophies;
•	consolidating the companies’ administrative and information technology infrastructure;
•	coordinating programming and marketing efforts;
•	coordinating geographically dispersed organizations;
•	integrating information, purchasing, provisioning, accounting, finance, sales, billing, payroll, reporting and regulatory compliance systems;
•	integrating and unifying the product offerings and services available to customers, including customer premise equipment and video user interfaces;
•	managing a significantly larger company than before the completion of the transactions; and
•	attracting and retaining the necessary personnel associated with the acquired assets.
Even if the new businesses are successfully integrated, it may not be possible to realize the benefits that are expected to result from the transactions, or realize these benefits within the time frame that is expected. For example, the elimination of duplicative costs may not be possible or may take longer than anticipated, or the benefits from the transactions may be offset by costs incurred or delays in integrating the businesses and increased operating costs. If the combined company fails to realize the anticipated benefits from the transactions, its liquidity, results of operations, financial condition and/or share price may be adversely affected. In addition, at times, the attention of certain members of Charter’s and/or Cox Communications’ management and resources may be focused on the completion of the transactions and the integration of the businesses and diverted from day-to-day business operations, which may disrupt each company’s business and the business of the combined company.
The market prices of Charter Class A common stock may decline as a result of the transactions.
The market prices of Charter Class A common stock may decline as a result of the transactions if, among other things, the costs of the transactions are greater than expected, Charter does not achieve the perceived benefits of the transactions as rapidly or to the extent anticipated by financial or industry analysts or the effect of the transactions on Charter’s financial position, results of operations or cash flows is not consistent with the expectations of financial or industry analysts. Any of these events may make it more difficult for Charter to sell equity or equity-related securities and have an adverse impact on the price of Charter Class A common stock.
Charter faces other risks.
The risks listed above are not exhaustive, and you should be aware that, following the transactions, Charter will face various other risks, including those discussed in reports filed by Charter with the SEC. For more information, see “Where You Can Find More Information” for the location of information incorporated by reference into this proxy statement.
Risks Related to Cox Communications
Because Charter and Cox Communications operate similar businesses in similar industries, many of the risks relating to Charter and its business disclosed in Charter’s filings with the SEC are applicable to Cox Communications and its business as well. Accordingly, in assessing the risks of Cox Communications, you should read the risks relating to Charter and its business disclosed in Charter’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, subsequent Quarterly Reports on Form 10-Q, and other filings with the SEC.

INFORMATION ABOUT THE PARTIES
Charter Communications, Inc.
Charter, a Delaware corporation, is a leading broadband connectivity company and cable operator with services available to more than 57 million homes and businesses in 41 states through its Spectrum brand. Over an advanced communications network, supported by a 100% U.S.-based workforce, Charter offers a full range of state-of-the-art residential and business services including Spectrum Internet®, TV, Mobile and Voice.
The principal offices of Charter are located at 400 Washington Blvd., Stamford, Connecticut 06902, and its telephone number is (203) 905-7801. Shares of Charter Class A common stock trade on the Nasdaq under the symbol “CHTR.”
For more information about Charter, please visit Charter’s website at corporate.charter.com. Charter has included its website address in this proxy statement as an inactive textual reference only. The information provided on Charter’s website (other than the documents incorporated by reference herein) is not part of this proxy statement and is not incorporated herein by reference. Additional information about Charter and its subsidiaries is included in documents incorporated by reference into this proxy statement. For more information, see “Where You Can Find More Information.”
Charter Communications Holdings, LLC
Charter Holdings is a Delaware limited liability company and indirect subsidiary of Charter. Charter holds a controlling equity interest in Charter Holdings, and A/N holds a minority equity interest in Charter Holdings. Charter Holdings is an indirect owner of Charter Communications Operating, LLC under which substantially all of the operations of Charter reside. The principal offices of Charter Holdings are located at 400 Washington Blvd., Stamford, Connecticut 06902, and its telephone number is (203) 905-7801.
Cox Enterprises, Inc.
Cox Enterprises, headquartered in Atlanta, Georgia, is a leading broadband communications, automotive services, and sustainable controlled environment agriculture company, with revenues for the year ended December 31, 2024 of $23.5 billion. The principal entities that comprise Cox Enterprises are Cox Communications, discussed in greater detail below, and Cox Automotive, Inc.
Cox Enterprises is a Delaware corporation incorporated on December 13, 1968. Its principal executive office is located at 6205 Peachtree Dunwoody Road, Atlanta, Georgia, its phone number is (678) 645-0000, and its website is www.coxenterprises.com. Cox Enterprises has included its website address in this proxy statement as an inactive textual reference only. The information provided on Cox Enterprises’ website is not part of this proxy statement and is not incorporated herein by reference.
Cox Communications, Inc.
Cox Communications is committed to creating meaningful moments of human connection through technology. As the largest private broadband company in the United States, Cox Communications operates fiber-powered networks in more than 30 states, providing connections and advanced managed IT and cloud services for homes and businesses. In 2023, Cox Mobile, Cox Communications’ mobile phone service, completed its launch across all markets nationwide. The commercial division of Cox Communications, Cox Business, provides a broad commercial solutions portfolio, including advanced managed IT and cloud services and fiber-based network solutions that support connected environments, unique hospitality experiences and diverse applications.
Cox Communications is a Delaware corporation incorporated on May 19, 1994. Its principal executive office is located at 6205 Peachtree Dunwoody Road, Atlanta, Georgia, its phone number is (404) 843-5000, and its website is www.cox.com. Cox Communications has included its website address in this proxy statement as an inactive textual reference only. The information provided on Cox Communications’ website is not part of this proxy statement and is not incorporated herein by reference.
For more information about Cox Communications, please see the sections entitled “Description of Cox Communications’ Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Cox Communications.”

THE TRANSACTIONS
This section of the proxy statement describes material aspects of the transactions. This summary may not contain all of the information that is important to you. You should carefully read this entire proxy statement and the other documents we refer you to, including the transaction agreement, for a more complete understanding of the transactions. In addition, we incorporate important business and financial information about Charter into this proxy statement by reference. You may obtain the information incorporated by reference into this proxy statement without charge by following the instructions in the section entitled “Where You Can Find More Information.”
Terms of the Transactions
The Charter Board, by all directors present and including a majority of (a) the Unaffiliated Directors (as defined in the existing stockholders agreement), (b) the directors designated by Liberty Broadband pursuant to the existing stockholders agreement and (c) the directors designated by A/N pursuant to the existing stockholders agreement, has unanimously approved the transaction documents and the transactions contemplated thereby. The transaction agreement provides that, pursuant to the terms and subject to the conditions set forth therein, at the closing, (i) Cox Enterprises will sell and transfer to Charter 100% of the equity interests of certain subsidiaries of Cox Communications that conduct Cox Communications’ commercial fiber and managed IT and cloud services businesses, (ii) Cox Enterprises will contribute the equity interests of Cox Communications (after its conversion into a limited liability company pursuant to the pre-closing restructuring described in the “The Transaction Agreement—Cox Communications Restructuring”) and certain other assets (other than certain excluded assets) primarily related to Cox Communications’ residential cable business to Charter Holdings, and (iii) Cox Enterprises will pay $1.00 to Charter.
At the closing:
•	in consideration of the equity sale, Charter will pay $3.5 billion in cash to Cox Enterprises;
•
in consideration of the contribution, Charter Holdings will (i) pay to Cox Enterprises $500 million in cash and (ii) issue to Cox Enterprises Charter Holdings convertible preferred units with an aggregate liquidation preference of $6.0 billion, which will pay a 6.875% dividend per annum, and approximately 33.6 million Charter Holdings common units priced at $353.64 per share. The Charter Holdings convertible preferred units will be convertible into Charter Holdings common units, with an initial conversion price of $477.41, a 35% premium to the reference price, subject to certain adjustments. The Charter Holdings common units will be exchangeable by the holder, in certain circumstances, for cash or, at the election of Charter, Charter Class A common stock on a one-for-one basis, subject to certain adjustments; and

•
in consideration of the $1.00 payment from Cox Enterprises to Charter, Charter will issue to Cox Enterprises one share of the newly created Charter Class C common stock. The Charter Class C common stock will be equivalent, economically, to the outstanding Charter Class A common stock and the Charter Class B common stock but will have a number of votes per share that reflect the voting power of the Charter Holdings common units and the Charter Holdings convertible preferred units held by Cox Enterprises on an as-converted, as-exchanged basis.

Based on Charter’s share count as of March 31, 2025, we estimate that at the closing, Cox Enterprises will own approximately 23% of the combined entity’s diluted shares outstanding, on an as-exchanged, as-converted basis and assuming the contemporaneous closing of the previously announced Liberty Broadband merger. The combined entity will assume Cox Communications’ approximately $12.6 billion in outstanding net debt and other obligations.
Holders of Charter common stock are being asked to approve the share issuance proposal, the certificate amendment proposal, the governance proposals (on a non-binding advisory basis) and the adjournment proposal. See the sections entitled “The Transaction Agreement” and “Other Agreements Related to the Transactions” for additional information regarding the legal documents that govern the transactions, including information about the conditions to the completion of the transactions and the provisions for terminating or amending the transaction agreement.
Background of the Transactions
The following chronology summarizes the key meetings and other events between the representatives of Charter and Cox Enterprises that led to the signing of the transaction agreement and the other transaction documents. This summary does not catalogue every conversation among the Charter Board, management of each company or the advisors and other representatives of each company and other parties. All meetings were held telephonically unless otherwise noted.
As part of the ongoing consideration and evaluation of its long-term prospects and strategies, the Charter Board and management have regularly reviewed and assessed Charter’s business strategies and objectives, including strategic opportunities and challenges, and have considered the various strategic options potentially available to Charter, including strategic transactions, all with the goal of enhancing value for its stockholders.
It was as part of this ongoing effort that on January 28, 2025, at a meeting of the Charter Board, Christopher Winfrey, President and Chief Executive Officer of Charter, discussed with the Charter Board the possibility of pursuing a transaction with Cox Enterprises, including the potential benefits to Charter of a combination with Cox Enterprises’ cable business. The Charter Board was supportive. Following that meeting, Mr. Winfrey spoke to Alexander Taylor, Chairman and Chief Executive Officer of Cox Enterprises, to discuss the strategic benefits of a potential combination between Charter and Cox Enterprises’ cable business and the potential terms of such combination, including valuation, structure, consideration and the corporate governance of the combined company following the closing. Mr. Winfrey advised Mr. Taylor that he was prepared to deliver, on behalf of Charter, a letter to Mr. Taylor outlining the potential terms of a combination, and previewed the contents of that letter with Mr. Taylor. Mr. Taylor asked Mr. Winfrey to send him the letter for consideration.
Following the call, on February 14, 2025, Mr. Winfrey delivered via e-mail to Mr. Taylor and Dallas Clement, President and Chief Financial Officer of Cox Enterprises, a letter confirming Charter’s interest in a strategic combination with Cox Enterprises’ cable business (the “February 14 Letter”). The letter discussed the strategic benefits of a combination, including that it would strengthen the combined company’s ability to compete against larger national and global competitors across broadband, mobile, video, advertising and commercial, and the ability to integrate new and existing products and services in a rapidly accelerating technology environment. The letter also outlined certain key terms of a potential combination, including (1) that the transaction would value Cox Enterprises’ cable business at multiple parity with Charter using either an enterprise value to estimated 2025 adjusted EBITDA or an enterprise value to current customer relationships methodology, (2) that the consideration would consist of $4.0 billion in cash, $6.0 billion in face value of a convertible preferred instrument with market coupon and conversion premium, and the remaining value in the form of Charter common stock or equivalent value partnership units of Charter Holdings, (3) that Charter would target a long-term leverage ratio of 3.75x, with similar leverage at the closing of the transaction, and (4) that Cox Enterprises’ governance rights would be consistent with Liberty Broadband’s current governance rights under the existing stockholders agreement. The letter stated that the proposed combination would be subject to approval by the Charter Board as well as customary due diligence of Cox Communications.
On March 19, 2025, Mr. Winfrey spoke to Mr. Taylor to discuss the February 14 Letter. Mr. Taylor indicated that Cox Enterprises was continuing to evaluate the proposal set forth in the February 14 Letter. Mr. Taylor emphasized the importance to the Cox family of the economic terms of the transaction, Charter agreeing to make philanthropic commitments, including in the Atlanta community following the completion of any transaction and through investments in the James M. Cox Foundation and the Cox Employee Relief Fund or similar initiatives, the continued use of the Cox name in the combined company and post-closing governance, including the role of Chairman of the combined company board of directors.
On March 21, 2025, Mr. Taylor provided initial feedback to Mr. Winfrey regarding the February 14 Letter. Among other things, Mr. Taylor (1) requested that the combined company be called “Cox Communications” while operating in the market under the “Spectrum” brand name following the closing, (2) indicated that the valuation methodology and mix of consideration proposed in the February 14 Letter was subject to further review, noting the expectation of receiving a reasonable control premium, (3) limited the request to serve as the Chairman of the Charter Board to two to three years post-closing, after which Mr. Winfrey or another mutually agreed member of the Charter Board would succeed as Chairman, (4) requested that the Cox Communications campus in Atlanta serve as a significant base of leadership for the combined company and that Charter commit to maintaining a minimum number of employees at such campus following the closing, (5) emphasized the importance to the Cox family of the treatment of Cox Communications employees following the closing and (6) reiterated the expectation that Charter would commit to certain philanthropy initiatives, including supporting initiatives similar to the James M. Cox Foundation and the Cox Employee Relief Fund and allowing Atlanta employees to sign up periodically for local volunteering opportunities. Mr. Taylor also requested that Charter partially support the aviation operations of Cox Enterprises following the closing on terms to be discussed.

The next day, Mr. Winfrey spoke to Eric L. Zinterhofer, the Non-Executive Chairman of the Charter Board, on multiple occasions to inform him of recent discussions with Mr. Taylor and solicit input. As the transaction structure contemplated adding Cox Enterprises as an additional partner in Charter Holdings, on March 24, 2025, Mr. Winfrey also spoke to Michael A. Newhouse, in his capacity as a representative for A/N, to confirm A/N’s support for a potential transaction. During those discussions, Mr. Newhouse expressed concern that A/N would, as a result of its ongoing participation in Charter’s buyback program and the proposed transaction, be diluted below the 11% minimum ownership interest required for A/N to maintain certain board and committee nomination rights and certain other rights under the terms of the existing stockholders agreement. Mr. Newhouse asked to be kept up to date on a regular basis during the conversations with Cox Enterprises. Mr. Winfrey agreed to keep Mr. Newhouse regularly apprised of the status of the proposed transaction.
On March 24, 2025, Mr. Winfrey met with Mr. Taylor in Atlanta to discuss Mr. Taylor’s March 21st message. During this meeting, Messrs. Winfrey and Taylor reached a preliminary understanding with respect to certain key terms of the transaction, including as regards the use of the Cox name and other branding matters, the consideration mix and paths to liquidity for the Cox family, the post-transaction Chairman role and succession planning, the commitment to maintaining a presence in Atlanta, the treatment of Cox Communications employees, the commitment to certain philanthropy initiatives and the general terms of the aviation arrangement. Messrs. Winfrey and Taylor also discussed Charter’s expectation that Cox Enterprises would generally step into the shoes of Liberty Broadband under Charter’s existing governance arrangements, assuming the closing of the Liberty Broadband merger immediately prior to the closing of the transaction with Cox Enterprises. Following the meeting with Mr. Taylor, Mr. Winfrey reported the discussion to representatives of Charter management and Mr. Zinterhofer, and thereafter kept Mr. Zinterhofer regularly apprised of discussions.
Between March 24 and March 27, 2025, representatives of Charter management, together with Charter’s outside legal counsel, Wachtell, Lipton, Rosen & Katz (“Wachtell Lipton”), prepared a draft initial term sheet outlining the key terms of the proposed transaction as discussed between Messrs. Winfrey and Taylor for submission to Cox Enterprises.
On March 25, 2025, Mr. Winfrey and Jessica Fischer, Chief Financial Officer of Charter, met with Mr. Clement to align on the process for the coming weeks. Mr. Winfrey and Ms. Fischer indicated that Charter was preparing a term sheet summarizing the terms discussed with Mr. Taylor and would deliver such term sheet to Cox Enterprises in the coming days. The parties discussed valuation and agreed that the transaction would value Cox Communications’ cable businesses at multiple parity with Charter using either an enterprise value to estimated 2025 adjusted EBITDA or an enterprise value to current customer relationships methodology; however, Mr. Clement asked that Charter work with Cox Enterprises to illustrate value resulting from transaction structure and proposed governance rights being offered to Cox Enterprises. The parties also discussed the due diligence process, engaging financial advisors and tax structuring, among other things.
On March 26, 2025, representatives of Charter delivered an initial high priority due diligence request list prepared by Charter to Cox Enterprises.
On March 27, 2025, Ms. Fischer delivered via e-mail to Mr. Clement an initial term sheet outlining the key economic, governance and other terms of the proposed transaction (the “Transaction Term Sheet”). With respect to transaction structure, the term sheet contemplated that Cox Enterprises would contribute all of its cable assets to Charter Holdings and retain specified liabilities, with the exact structure and scope of assets and liabilities included in the transaction to be agreed between the parties. The Transaction Term Sheet noted that Charter was amenable to discussing inclusion of Segra (including UPN), a nationwide fiber infrastructure provider, and RapidScale, Cox Communications’ managed IT support business, in the transaction in addition to Cox Communications’ cable business. As consideration therefor, the Transaction Term Sheet proposed that Cox Enterprises would receive $4.0 billion in cash, a number of common units of Charter Holdings exchangeable into Charter Class A common stock, and $6.0 billion in face value of convertible preferred units of Charter Holdings, with the terms of such preferred units and the exact mix of consideration to be mutually agreed. With respect to governance, the term sheet proposed that the post-closing governance arrangements would be comparable to Charter’s current governance arrangements, with Cox Enterprises generally stepping into the shoes of Liberty Broadband under such existing governance arrangements, including the existing stockholders agreement. The term sheet also contemplated that for a specified period post-closing, Mr. Taylor would serve as Chairman of the Charter Board, with Mr. Winfrey or Mr. Zinterhofer succeeding Mr. Taylor as Chairman, and that Mr. Zinterhofer would serve as lead independent director of the Charter Board during Mr. Taylor’s tenure as Chairman. The term sheet further proposed that within one year after the closing, the combined company would be renamed as “Cox Communications” and operate under the “Spectrum” brand, and that the combined company would make certain commitments with respect to Cox Communications employees and philanthropy initiatives.
That day, Cox Enterprises delivered an initial draft of a customary mutual non-disclosure agreement to Charter. The parties negotiated the terms of such agreement and executed it the following day. The mutual non-disclosure agreement did not include a standstill provision.
Also on March 27, 2025, Charter engaged Citi and LionTree to assist Charter as financial advisors in evaluating the proposed transaction. Cox Enterprises engaged Allen & Company LLC, BDT & MSD Partners, Evercore Group L.L.C., and Wells Fargo Securities, LLC as financial advisors to assist Cox Enterprises with the proposed transaction.
On April 6, 2025, Cox Enterprises gave Charter management access to a virtual data room, which included materials responsive to the March 26 high-priority due diligence request list. Over the next few weeks, Charter management sent follow-up due diligence request lists to Cox Enterprises and conducted due diligence on the Cox Communications businesses.
Beginning on April 7, 2025 and until the signing of the definitive transaction agreement, representatives of Charter senior management met regularly with representatives of Cox Enterprises senior management to discuss process and other matters, including due diligence, tax structuring, valuation, governance, employee matters and required transition services.
Additionally, beginning in March 2025 and continuing regularly in April 2025 through the signing of the definitive transaction agreement, Mr. Winfrey spoke often with Mr. Zinterhofer to solicit input and, in particular, his perspective as the Non-Executive Chairman of the Charter Board with respect to the ongoing discussion of terms with representatives of Cox Enterprises as well as potential solutions to issues that had been raised by Mr. Newhouse.
On April 10, 2025, Charter gave Cox Enterprises management and its advisors access to a virtual data room, which included preliminary information regarding Charter. Over the next few weeks, Cox Enterprises’ management and advisors sent follow-up due diligence request lists to Charter and conducted due diligence on Charter’s business.
On April 11, 2025, Charter delivered to Cox Enterprises an initial draft of a customary mutual “clean team” agreement governing the disclosure of competitively sensitive information between the parties. The parties negotiated the terms of such clean team agreement and executed it on April 15, 2025.
On April 14, 2025, Messrs. Winfrey and Taylor held an in-person meeting to discuss the Transaction Term Sheet, process and timing of signing a definitive transaction agreement and announcing the transaction. Over the next two weeks, Mr. Winfrey and Ms. Fischer exchanged e-mails and held several calls with Messrs. Taylor and Clement to further discuss the Transaction Term Sheet, including valuation, the mix of consideration and purchased assets, governance and other issues. Mr. Winfrey indicated that Charter would seek to amend the Liberty Broadband merger agreement to accelerate the closing of the Liberty Broadband merger from the currently targeted June 30, 2027 closing to immediately before the closing of the proposed transaction with Cox Enterprises, to facilitate a smooth transition in Charter’s governance from Liberty Broadband to Cox Enterprises. Mr. Winfrey advised that he had not yet discussed this acceleration request with Liberty Broadband but would do so.
On April 17, 2025, following on Mr. Newhouse's request, Mr. Winfrey provided Mr. Newhouse an update on the status of negotiations with Cox Enterprises, and the two discussed potential solutions to allow A/N to retain its second seat on the Charter Board and other rights currently tied to the 11% minimum ownership threshold, including the possibility of lowering the minimum threshold under the existing stockholders agreement and/or amending the existing repurchase letter agreement between A/N and Charter governing A/N’s participation in Charter’s buyback program to introduce protections against dilution below the minimum threshold. Mr. Winfrey and Mr. Newhouse were aligned that any such solution would require input and consideration by the independent members of the Charter Board.
On April 18, 2025, representatives of Charter senior management, including Mr. Winfrey and Ms. Fischer, held an in-person meeting with representatives of Cox Enterprises senior management, including Mr. Taylor, Mr. Clement, Mark Greatrex, President of Cox Communications, and Perley McBride, Chief Financial Officer of Cox Communications, to discuss, among other topics, the strategy and outlook for the combined company following the closing.

Following the meeting, on April 18, 2025, Mr. Winfrey contacted John Malone, Chairman of the board of directors of Liberty Broadband (the “Liberty Broadband Board”) and President and Chief Executive Officer of Liberty Broadband, to inform him of the discussions between Charter and Cox Enterprises. Mr. Malone, in his capacity as Chairman of the Liberty Broadband Board and President and Chief Executive Officer of Liberty Broadband expressed his support for the transaction and willingness to support the acceleration of the closing of the Liberty Broadband merger from the currently targeted June 30, 2027 closing to allow the Liberty Broadband merger to close immediately prior to the closing of the transaction with Cox Enterprises, subject to appropriate discussion with the Liberty Broadband Board. Thereafter, Charter management instructed Wachtell Lipton to prepare a draft side letter with Liberty Broadband, to be executed concurrently with the signing of the transaction agreement, pursuant to which Liberty Broadband and Charter would agree to accelerate the closing of the Liberty Broadband merger, and Liberty Broadband would agree to cause its director designees on the Charter Board to resign from their position effective upon the closing of the Liberty Broadband merger.
On April 22, 2025, the Charter Board held a meeting at which Ms. Fischer and Jamal Haughton, Executive Vice President, General Counsel and Corporate Secretary of Charter, were present. At the meeting, Charter management provided to the Charter Board an overview of the proposed transaction, including the footprint of the combined businesses and other combined operating metrics of Charter and Cox Communications, a summary of key terms of the Transaction Term Sheet, the status of negotiations with Cox Enterprises management and expected next steps.
Between April 23 and April 25, 2025, Messrs. Winfrey and Taylor met on several occasions to discuss certain transaction terms, specifically valuation of the acquired businesses and Cox Enterprises’ anticipated pro forma ownership in the combined company based on Charter’s outstanding shares at signing and expected outstanding shares at closing.
On April 23, 2025, representatives of Charter senior management held management meetings with representatives of Cox Enterprises senior management to advance Charter’s due diligence investigation of Cox Communications.
On April 27, 2025, Mr. Zinterhofer spoke to Mr. Taylor to discuss the proposed transaction terms.
Between April 28, 2025 and April 29, 2025, Mr. Winfrey exchanged e-mails and had several discussions with Mr. Taylor regarding certain key economic points, including the mix of consideration, valuation of the acquired businesses, capital returns (including Charter’s planned share buybacks) and tax structuring.
On April 28, 2025, Ms. Fischer delivered to Mr. Clement an initial draft of a preferred term sheet outlining the proposed terms of the convertible preferred units of Charter Holdings to be issued to Cox Enterprises. The preferred term sheet contemplated a dividend of 5.625% per annum and a conversion premium equal to 140% of the Charter reference price to be mutually agreed. The term sheet also proposed that the convertible preferred units would otherwise have the same terms as the convertible preferred units of Charter Holdings that had been issued to A/N in connection with the Bright House acquisition.
On April 30, 2025, representatives of Charter management met with representatives of Cox Enterprises management to discuss certain governance terms and valuation of the acquired businesses, including a presentation describing elements of the value being delivered by Charter to Cox Enterprises.
On May 1, 2025, Mr. Winfrey met with Mr. Newhouse to further discuss A/N’s concern about dilution as a result of A/N’s ongoing participation in Charter’s share buybacks and the proposed transaction below the minimum ownership threshold required to maintain certain governance rights under the existing stockholders agreement. As stated above, Mr. Winfrey had the benefit of input on these issues from Mr. Zinterhofer as the Non-Executive Chairman of the Charter Board. Messrs. Winfrey and Newhouse discussed potential solutions, including the possibility of lowering the minimum threshold under the existing stockholders agreement and/or amending the existing repurchase letter agreement between A/N and Charter governing A/N’s participation in Charter’s buyback program, including to introduce protections against dilution below the minimum threshold. Mr. Winfrey and Mr. Newhouse were aligned that any agreed solution would require consideration and approval by the majority of the directors of Charter that are unaffiliated with A/N and by the majority of the Liberty Broadband designees on the Charter Board in accordance with the existing stockholders agreement.
On May 2, 2025, the Charter Board held a meeting at which Ms. Fischer, Mr. Haughton and representatives of Wachtell Lipton were present. Mr. Winfrey provided an overview of the proposed transaction, including the proposed structure of the transaction, the current valuation of the acquired businesses, the proposed mix of consideration as well as certain governance considerations that were being discussed between the parties, including the expectation that Cox Enterprises would largely step into the shoes of Liberty Broadband under the existing stockholders agreement at the closing, the Chairman and lead independent director roles and the use of the “Cox Communications” name. Mr. Winfrey noted that in connection with the proposed transaction, Charter would seek to accelerate the closing of the Liberty Broadband merger from the currently planned June 30, 2027 closing date to immediately before the closing of the transaction with Cox Enterprises to facilitate a smooth governance transition from Liberty Broadband to Cox Enterprises. Mr. Winfrey also summarized management’s preliminary views of the potential strategic and financial benefits that could be realized through a combination with Cox Communications, including, among other things, the complementary geographic footprint of Cox Communications, the benefits of enhanced product and service offerings and pricing for Charter’s and Cox Communications’ customers, the ability to return jobs from offshore call centers back to the United States and anticipated synergies from the combination. Ms. Fischer reviewed with the Charter Board certain historical financial information of Cox Communications, financial projections of Cox Communications prepared by Charter as well as financial benefits of the transaction. Ms. Fischer and Mr. Haughton also reported on the diligence review of Cox Communications conducted to-date by Charter management and its advisors. Representatives of Wachtell Lipton then reviewed with the Charter Board the key terms of Charter’s initial drafts of various transaction documents, which had not yet been shared with Cox Enterprises, and advised the Charter Board of the required regulatory, corporate and shareholder approvals for the transaction, including the requirements under the existing stockholders agreement that a majority of directors unaffiliated with Liberty Broadband and A/N and independent of Charter approve the transaction, in addition to approval by a majority of the full Charter Board and a majority of directors designated by each of Liberty Broadband and A/N. Following this discussion, the Charter Board expressed their support for the transaction and authorized management to continue negotiations with Cox Enterprises.
The directors affiliated with Liberty Broadband and A/N then left the meeting (those remaining, the “remaining directors”). The remaining directors then discussed with Charter management and Wachtell Lipton certain issues concerning Liberty Broadband and A/N and governance implications of the transaction, including that the Liberty Broadband directors would be expected to resign at the closing of the Liberty Broadband merger, that Cox Enterprises would largely inherit Liberty Broadband’s existing governance rights and the ongoing negotiations with A/N regarding its desire to retain its second seat on the Charter Board and certain other governance rights notwithstanding the expected dilution from A/N’s participation in ongoing share buybacks and the proposed transaction. It was the sense of the remaining directors that mitigation of the adverse impact of the expected dilution on A/N should be pursued along the lines of the potential solutions discussed with the remaining directors.
Following the Charter Board meeting, on May 2, 2025, representatives of Wachtell Lipton delivered to representatives of A/N’s outside legal counsel, Paul, Weiss, Rifkind, Wharton & Garrison LLP (“Paul Weiss”), initial drafts of the principal transaction agreement and amended stockholders agreement.
On May 4, 2025, consistent with the discussion of the remaining directors at the May 2, 2025 Charter Board meeting, Mr. Winfrey spoke to Mr. Newhouse to continue discussing A/N’s concern about dilution and potential solutions. Following the call, Paul Weiss provided initial feedback to Wachtell Lipton on certain provisions of the amended stockholders agreement, including governance and the terms of A/N participation in Charter’s share repurchases.
Also on May 4, 2025, representatives of Wachtell Lipton delivered to representatives of Cox Enterprises’ outside legal counsel, Latham & Watkins LLP (“Latham”), initial drafts of the principal transaction agreement and amended stockholders agreement.
In the first week of May, Wachtell Lipton prepared initial drafts of various ancillary documents, including (1) an amended certificate of incorporation of Charter to be filed at the closing, reflecting the agreed changes to Charter’s governance (including board composition) and the authorization of a new Class C common stock of Charter to be issued to Cox Enterprises, (2) amended bylaws of Charter to be adopted at the closing, reflecting the agreement with respect to the Chairman role and the lead independent director role, and (3) an amended tax receivables agreement to be entered into with A/N and Cox Enterprises at the closing, specifying the terms pursuant to which Charter will pay A/N and Cox Enterprises, as applicable, for tax benefits arising from A/N’s or Cox Enterprises’ potential future exchanges of their respective Charter Holdings common units and Charter Holdings convertible preferred units into cash or Charter Class A common stock pursuant to an amended exchange agreement to be entered into at closing.

On May 6, 2025, Mr. Winfrey further discussed with Mr. Taylor the terms of the proposed transaction, including (1) valuation of the acquired businesses, (2) whether Segra, UPN and RapidScale would be included in the transaction alongside Cox Communications’ cable business, (3) the pricing of the convertible preferred units, (4) Charter’s buyback plans during the interim period prior to closing and (5) Cox Enterprises’ anticipated pro forma ownership based on shares outstanding at signing and at closing. Mr. Winfrey requested that Cox Enterprises provide feedback on the Transaction Term Sheet to progress negotiations.
On May 7, 2025, Mr. Taylor delivered to Mr. Winfrey revised drafts of the Transaction Term Sheet and the preferred term sheet. The revised Transaction Term Sheet contemplated, among other things, that (1) Segra, UPN and RapidScale would be acquired by Charter alongside the Cox Communications cable business, (2) a termination fee of $1 billion would be payable by Charter if the transaction is terminated due to failure to obtain required regulatory approvals, (3) the definitive transaction agreement would reflect a customary public company-style “no recourse” structure with respect to representations, (4) A/N and Liberty Broadband would enter into customary voting agreements to support the transaction and (5) Cox Enterprises would have certain incremental governance rights relative to the current Liberty Broadband governance rights, including additional consent rights. The revised preferred term sheet proposed, among other things, a dividend of 7.00% per annum on the convertible preferred units and a conversion premium equal to 130% of the agreed reference price.
On May 8, 2025, Mr. Winfrey met with Mr. Clement in Stamford to discuss the markups of the Transaction Term Sheet and preferred term sheet and reached a preliminary agreement on certain terms. Following these discussions, representatives of Wachtell Lipton prepared revised drafts of the transaction agreement, amended stockholders agreement and other ancillary documents reflecting the parties’ discussions. Wachtell Lipton also prepared initial drafts of voting agreements with each of A/N and Liberty Broadband, pursuant to which A/N and Liberty Broadband would agree to vote their shares of Charter common stock representing approximately 38% of the total voting power of the outstanding Charter common stock (on an as-exchanged basis), in the aggregate, in favor of the amendment to Charter’s certificate of incorporation and the share issuance by Charter, and to certain restrictions on transfers of their Charter common stock.
Also on May 8, 2025, Mr. Winfrey spoke to Mr. Malone to provide an update on the status of negotiations with Cox Enterprises. Mr. Malone, in his capacity as Chairman of the Liberty Broadband Board and President and Chief Executive Officer of Liberty Broadband, reaffirmed his support for the transaction and willingness to support closing the Liberty Broadband merger earlier to facilitate a smooth governance transition from Liberty Broadband to Cox Enterprises, subject to appropriate discussion with the Liberty Broadband Board. Mr. Winfrey also spoke to Mr. Newhouse, and Mr. Newhouse indicated that Paul Weiss, on behalf of A/N, had provided feedback to Wachtell Lipton on certain provisions of the amended stockholders agreement, including governance and the terms of A/N participation in Charter’s share repurchases.
Also on May 8, 2025, Mr. Winfrey e-mailed the Charter Board to provide an update on the status of discussions. Mr. Winfrey advised that Charter and Cox Enterprises had reached agreement on economic terms generally consistent with the terms presented to the Charter Board at the May 2nd meeting and were continuing to work on diligence, deal documentation and tax matters.
On May 9, 2025, representatives of Wachtell Lipton delivered revised drafts of the transaction agreement, amended stockholders agreement and preferred term sheet to representatives of Latham and Paul Weiss. Representatives of Wachtell Lipton also delivered to representatives of Latham and Paul Weiss initial drafts of (1) the Liberty Broadband side letter, (2) the Liberty Broadband voting agreement, (3) the A/N voting agreement, (4) the amended tax receivables agreement, (5) the amended certificate of incorporation of Charter and (6) the amended bylaws of Charter. Additionally, representatives of Wachtell Lipton sent the draft Liberty Broadband side letter and Liberty Broadband voting agreement to representatives of O’Melveny & Myers LLP, legal counsel to Liberty Broadband (“O’Melveny”). Over the course of the next week, representatives of Wachtell Lipton, O’Melveny, Latham and Paul Weiss exchanged multiple drafts of the various transaction documents and spoke on numerous occasions to discuss the draft transaction documents and resolve open issues on behalf of their respective clients.
Also on May 9, 2025, Mr. Malone spoke to James C. Kennedy, Chairman Emeritus of Cox Enterprises, to endorse the transaction from an industry perspective and as the right move for the Cox family. Messrs. Winfrey and Taylor had suggested that Messrs. Malone and Kennedy connect to discuss the proposed transaction given their historical industry relationship.

On May 10, 2025, consistent with the discussion of the remaining directors at the May 2, 2025 Charter Board meeting, Mr. Zinterhofer spoke to Mr. Newhouse to discuss certain governance provisions of the amended stockholders agreement and potential amendments to the existing A/N repurchase letter agreement governing A/N’s participation in Charter’s share buyback program and related tax considerations.
On May 11, 2025, representatives of Wachtell Lipton e-mailed the independent directors of the Charter Board an update on the status of transaction documents, including discussions with Liberty Broadband and A/N. With respect to discussions with Liberty Broadband, Wachtell Lipton noted that discussions had principally been around amending the Liberty Broadband merger agreement to accelerate the closing of the Liberty Broadband merger. With respect to discussions with A/N, Wachtell Lipton noted that the key topics were (1) A/N’s minimum ownership threshold required to retain certain board and committee nomination rights as well as certain other rights under the existing stockholders agreement, which would be reduced from the current 11% threshold to 9%, (2) changes to the voting and ownership caps under the existing stockholders agreement in response to A/N’s and Cox Enterprises’ respective pro forma ownership in the combined company at closing, and in particular an explicit reduction in the A/N voting cap from 23.5% (which could be increased one-for-one to a maximum 35% in certain circumstances under the existing stockholders agreement) to 15% and the A/N ownership cap from 25% (or, if higher, an amount equal to the voting cap) to 19%, and (3) potential amendments to the existing A/N repurchase letter agreement governing A/N’s participation in Charter’s share buyback program and related tax considerations.
On May 12, 2025, representatives of Charter management and Cox Enterprises management met to discuss shared services between Cox Enterprises and Cox Communications and required transition and reverse transition services following the closing.
Also on May 12, 2025, LionTree provided a relationship disclosure letter to the management of Charter, which provided customary relationship disclosures with respect to Charter, Liberty Broadband, Mr. Malone, Advance Publications, Inc. and Cox Communications.
On May 13, 2025, representatives of Latham delivered to representatives of Wachtell Lipton revised drafts of the various transaction documents as well as initial drafts of a transition services term sheet and a reverse transition services term sheet. Between May 13, 2025 and May 16, 2025, representatives of Wachtell Lipton, Latham, Paul Weiss and O’Melveny spoke on numerous occasions and exchanged multiple drafts of the various transaction documents. Over the course of this period, representatives of Charter management also exchanged e-mails and held various conversations with representatives of Cox Enterprises management to resolve the remaining open issues in the deal documents.
Also on May 13, 2025, certain members of Charter and Cox Enterprises management and their respective legal counsel participated in legal due diligence calls relating to legal and regulatory matters.
That day, Citi provided a relationship disclosure letter to the management of Charter, which provided customary relationship disclosures with respect to Charter, Cox Enterprises and Cox Communications.
Also on May 13, 2025, the Liberty Broadband Board held a meeting where Liberty Broadband management reviewed the terms of the proposed transaction with the Liberty Broadband Board, including the terms of the proposed Liberty Broadband side letter and Liberty Broadband voting agreement and the proposal to accelerate the closing of the Liberty Broadband merger to immediately before the closing of the proposed transaction. Following discussion, the Liberty Broadband Board indicated it was supportive of the proposed transaction and its impact on the timing of the pending Liberty Broadband merger and authorized Liberty Broadband’s management to finalize the Liberty Broadband side letter and Liberty Broadband voting agreement.
On May 14, 2025, Charter entered into a formal engagement letter with each of Citi and LionTree.
Also on May 14, 2025, the Charter Board held a meeting at which Ms. Fischer, Mr. Haughton and representatives of Wachtell Lipton were present. Mr. Winfrey provided an update on the status of negotiations with Cox Enterprises and next steps to finalize the deal documents and announce a transaction. Mr. Winfrey also summarized the potential strategic benefits of the transaction as well as the potential risks and challenges of integrating the businesses post-closing as previously discussed with the Charter Board. Ms. Fischer then provided a summary of the financial benefits and the structure, economic and governance terms of the proposed transaction, noting that the terms remained generally consistent with those discussed with the Charter Board at the May 2nd meeting. Ms. Fischer explained that Cox Communications would contribute $34.5 billion in enterprise value, including $12.6 billion of net debt and other obligations to be assumed by Charter, and that the acquired businesses were valued using Cox Communications’ 2025 Transaction EBITDA, multiplied by Charter’s trading multiple of adjusted EBITDA of 6.44x (which was derived using Charter’s 2025 consensus adjusted EBITDA as of May 1, 2025 and 60-day volume-weighted average price as April 25, 2025). Ms. Fischer also described the final agreed mix of consideration, consisting of $11.9 billion in Charter Holdings common units exchangeable into Charter Class A common stock, $6.0 billion in face value of Charter Holdings convertible preferred units (which pay a 6.875% per annum coupon and convert based on a conversion premium equal to 135% of the agreed reference price of $353.64), and $4.0 billion in cash. Ms. Fischer noted that Cox Enterprises’ pro forma ownership of the combined company was expected to be 23.4% (on an as-converted, as-exchanged basis and pro forma for the closing of the Liberty Broadband merger). Ms. Fischer also summarized the key findings of Charter management’s due diligence of Cox Communications. Representatives of Wachtell Lipton reviewed with the Charter Board their fiduciary duties under Delaware law in considering a potential transaction with Cox Enterprises and key changes in the relevant transaction documents since the last meeting of the Charter Board. Representatives of Wachtell Lipton noted that the parties were working to finalize the agreements and the Charter Board would be asked to reconvene the following day to review the documents and vote on the transaction. Representatives of Wachtell Lipton also reminded directors that in connection with this transaction, Charter and Liberty Broadband would agree to accelerate the closing of the Liberty Broadband merger to immediately before the closing of the proposed transaction. Representatives of LionTree and Citi then joined the meeting and reviewed LionTree’s and Citi’s respective preliminary financial analyses with respect to the proposed transaction. Following discussion, the Charter Board indicated its general support for the transaction. Mr. Winfrey, Ms. Fischer, representatives of Citi and LionTree, as well as the directors designated by Liberty Broadband and A/N left the meeting, and the remainder of the Charter Board met with Mr. Haughton and representatives of Wachtell Lipton to further discuss the agreements with A/N and Liberty Broadband, including the side letter with Liberty Broadband to accelerate the closing of the Liberty Broadband merger and cause the Liberty Broadband director designees to resign effective as of such closing, the A/N and Liberty Broadband voting agreements and the inclusion in such agreements of a downward adjustment pursuant to which, in the event the Charter Board makes an adverse recommendation change under the transaction agreement and Cox Enterprises elects not to terminate the transaction agreement, A/N and Liberty Broadband would be required to vote shares representing only 9.9% and 20%, respectively, of the combined voting power of Charter in favor of the transactions, with any excess shares above such threshold to be voted as determined by such stockholder in its discretion (subject to certain limitations), and the amendments to the existing stockholders agreement and A/N repurchase letter agreement that were negotiated with A/N to reflect proposed changes to the ownership and voting caps, a reduction of the minimum ownership threshold required for A/N to maintain certain board nomination, committee appointment and other rights under the existing stockholders agreement from 11% to 9%, and certain changes to the existing A/N repurchase letter agreement, including to provide A/N with additional certainty that the A/N repurchase letter agreement would not be terminated by Charter for at least 6 years (subject to certain exceptions). Following discussion, the unaffiliated Charter directors confirmed their support for the transaction.
Over the course of the next 24 hours, representatives of Charter management and Wachtell Lipton continued to exchange drafts and negotiate final terms of the transaction documents with representatives of each of Cox Enterprises, A/N and Liberty Broadband management and their respective legal counsel. Representatives of Wachtell Lipton delivered to (1) representatives of Paul Weiss an initial full draft of an amendment to A/N’s existing repurchase letter agreement governing A/N’s participation in Charter’s ongoing buybacks to, among other things, provide A/N with additional certainty that the A/N repurchase letter agreement would not be terminated by Charter for at least 6 years (subject to certain exceptions) and to clarify certain issues related to redemptions from Charter Holdings, and (2) representatives of Latham an initial draft of a form of repurchase letter agreement governing Cox Enterprises’ participation in Charter’s buyback program following the closing, on substantially the same terms as A/N’s letter agreement.
On May 15, 2025, the Charter Board held a meeting at which Ms. Fischer, Mr. Haughton and representatives of Wachtell Lipton were present. One member of the Charter Board was unable to attend this meeting. Messrs. Winfrey and Haughton provided an update on the status of discussions and noted that none of the economic terms or other material business terms had changed since the prior day’s board meeting. Representatives of Wachtell Lipton summarized the key terms of the transaction documents and the required corporate, shareholder and regulatory approvals for the transaction. Representatives of Wachtell Lipton also reminded directors of their fiduciary duties in connection with their evaluation of the transaction. Representatives of LionTree and Citi then joined the meeting and summarized LionTree’s and Citi’s respective financial analyses with respect to the transaction. At the request of the Charter Board, representatives of Citi indicated to the Charter Board that Citi was prepared to render a written opinion

(and on May 16, 2025 Citi delivered to the Charter Board its written opinion) as to, as of May 16, 2025 and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken by Citi as set forth in its written opinion, the fairness, from a financial point of view, to Charter of the consideration to be issued and paid by Charter in the transaction pursuant to the transaction agreement, as described in more detail in “—Opinion of Charter’s Financial Advisors—Opinion of Citi Rendered in Connection with the Transactions” and Annex K. Additionally, at the request of the Charter Board, representatives of LionTree indicated to the Charter Board that LionTree was prepared to render a written opinion (and on May 16, 2025 LionTree delivered to the Charter Board its written opinion) as to, as of May 16, 2025 and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken by LionTree as set forth in its written opinion, the fairness, from a financial point of view, to Charter of the consideration to be issued and paid by Charter in the transaction pursuant to the transaction agreement, as described in more detail in “—Opinion of Charter’s Financial Advisors—Opinion of LionTree Rendered in Connection with the Transactions” and Annex L. Mr. Winfrey, Ms. Fischer, representatives of Citi and LionTree, as well as the directors designated by Liberty Broadband and A/N left the meeting, and the remainder of the Charter Board met with Mr. Haughton and representatives of Wachtell Lipton to discuss the agreements to be entered into with A/N and Liberty Broadband. Following the executive session, Mr. Winfrey, Ms. Fischer and the remaining directors returned to the meeting. Mr. Haughton reviewed the proposed resolutions to approve the transaction. The Charter Board, by all directors present, unanimously (including a majority of (a) the Unaffiliated Directors (as defined in the existing stockholders agreement), (b) the directors designated by Liberty Broadband and (c) the directors designated by A/N) (1) determined that the transaction documents and the transactions contemplated thereby are advisable and fair to, and in the best interests of, Charter and its stockholders, (2) approved the transaction documents and the transactions contemplated thereby (including for all purposes of Section 203 of the DGCL), (3) authorized the execution and delivery of the transaction documents and the consummation of the transactions contemplated thereby, (4) directed that the share issuance and the certificate amendment be submitted to the Charter stockholders for approval, and (5) resolved to recommend that the Charter stockholders approve the share issuance proposal, the certificate amendment proposal, the governance proposals and the adjournment proposal. The Charter Board instructed Charter management and representatives of Wachtell Lipton to finalize the draft transaction documents on the terms discussed and approved by the Charter Board.
Following the Charter Board meeting, Charter, Cox Enterprises, A/N and Liberty Broadband and their respective legal counsel finalized the transaction documents. In the early morning of May 16, 2025, Charter and Cox Enterprises executed the transaction agreement, and Charter, Cox Enterprises, A/N and Liberty Broadband (as applicable) executed the related transaction documents. Before market open on the Nasdaq, Charter and Cox Enterprises issued a joint press release announcing the transaction and the execution of the transaction agreement and the other transaction documents.
Charter’s Reasons for the Transactions; Recommendation of the Charter Board of Directors
The Charter Board unanimously recommends that the Charter stockholders vote “FOR” the share issuance proposal, “FOR” the certificate amendment proposal, “FOR” the governance proposals and “FOR” the adjournment proposal.
In reaching its decision to recommend that the Charter stockholders vote to approve each of the foregoing proposals, the Charter Board consulted with members of Charter’s management as well as with Charter’s financial and legal advisors. After such discussions, at a meeting held on May 15, 2025, the Charter Board, by all directors present, unanimously (including a majority of (a) the Unaffiliated Directors (as defined in the existing stockholders agreement), (b) the directors designated by Liberty Broadband and (c) the directors designated by A/N) (1) determined that the transaction documents and the transactions contemplated thereby are advisable and fair to, and in the best interests of, Charter and its stockholders, (2) approved the transaction documents and the transactions contemplated thereby (including for all purposes of Section 203 of the DGCL), (3) authorized the execution and delivery of the transaction documents and the consummation of the transactions contemplated thereby, (4) directed that the share issuance and the certificate amendment be submitted to the Charter stockholders for approval, and (5) resolved to recommend that the Charter stockholders approve the share issuance proposal, the certificate amendment proposal, the governance proposals and the adjournment proposal.

The Charter Board’s decision was based on a number of factors, including the following (which are not necessarily presented in order of relative importance):
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the expansion of Charter’s growth-oriented operating strategy due to the significant operating footprint added in the transactions, which is expected to permit Charter to provide better marketing and service capabilities, to pursue additional growth opportunities, enhance sales and reduce churn, including by extending Charter’s pricing and cutting-edge products to Cox Communications’ customers;

•	the ability of the combined company to better compete in video and advertising against Big Tech competitors who are able to leverage global scale in content and distribution;
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the ability of the combined company to use Cox Communications’ larger commercial footprint, the best enterprise services and products of both companies, and Cox Business’ industry reputation and assets to enable Charter to more effectively compete for larger business customers;

•	the significant cost and capital expenditure savings expected to be realized in the transactions within three years of the closing, as well as greater operating efficiencies generally;
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the expectation that the larger scope of the combined entities’ operations will (i) permit accelerated and more efficient technology platform investments, including the development of AI tools for sales, retention and service, and the deployment of higher quality internet, video and mobile services over a larger footprint, (ii) provide new opportunities for insourcing to drive better customer service and satisfaction and (iii) otherwise improve Charter’s ability to innovate and compete in its industry;

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the financial strength of Charter after the transactions and the increased flexibility that this strength should provide, including an ongoing ability to engage in operating, technology, strategic and other initiatives expected to enhance stockholder value;

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the enhanced scope of Charter's operations following the transactions, including the fact that the transactions will (i) result in Charter acquiring approximately a net 6.3 million customers, increasing Charter's customer base from 31.4 million to 37.6 million, (ii) result in a net additional 12.3 million passings, increasing the locations passed by Charter's network from 57.2 million to 69.5 million, (iii) enhance Charter's efficiency in complementary markets such as Los Angeles and San Diego, and (iv) add key markets to Charter's business;

•
Charter’s management’s determination that Cox Communications’ operating subsidiaries and their reputation, operations, management, business practices and legal/regulatory compliance do not pose any material concerns from a due diligence perspective;

•	the fact that the terms of the transaction agreement resulted from arm’s-length negotiations between the parties and their respective legal and financial advisors;
•	the understanding of the Charter Board and Charter’s management of Cox Communications’ business, financial position, financial performance and results of operations;
•
the favorable valuation of Cox Communications’ assets using Cox’s 2025 estimated Transaction EBITDA, multiplied by Charter’s total enterprise value to 2025 estimated adjusted EBITDA trading multiple of 6.44x;

•	the expectation that the transactions will be accretive to Charter’s stock price and increase pro forma growth rates and margin;
•	the expectation that the transactions will increase Charter’s sales and earnings, increase cash flow generation, and produce higher cash flow per passing;
•
because the amount of cash and number of Charter Holdings common units and Charter Holdings convertible preferred units are fixed under the transaction agreement and will not be adjusted for fluctuations in the market price for Charter Class A common stock, Charter has greater certainty as to the aggregate consideration that will be paid or issued to Cox Enterprises;

•	the fact that the transactions put America first by returning jobs from overseas and creating new, good-paying customer service and sales careers in the United States;

•
the review by the Charter Board, with its legal and financial advisors, of the structure of the transactions and the financial and other terms of the transaction agreement and other transaction documents;

•	the addition of Cox Enterprises as a major new investor in the combined company;
•
the fact that Liberty Broadband agreed, subject to the terms of the Liberty Broadband side letter, to accelerate the Liberty Broadband closing to immediately before the closing, which would facilitate a smooth transition in governance from Liberty Broadband to Cox Enterprises at the closing;

•
the limitation of the number of Cox Enterprises designees on the Charter Board to a minority of the total number of directors on the Charter Board and the additional governance protections set forth in the amended stockholders agreement that Charter, Cox Enterprises and A/N will execute at the closing, which will provide for, among other things, voting caps, ownership caps, standstill provisions, required participation by A/N and Cox Enterprises in Charter share repurchases and transfer restrictions;

•
the ability of the Charter Board to, in certain circumstances and after complying with certain procedures, consider alternative acquisition proposals that it determines to be “superior” to the transactions or change its recommendation to stockholders with respect to the transactions, as further described in the section entitled “The Transaction Agreement—No Solicitation by Charter” and “The Transaction Agreement—Charter Obligations Regarding Stockholder Meeting and Recommendation”;

•	the inability of Cox Enterprises to terminate the transaction agreement to enter into a transaction with a third party with respect to an alternative acquisition of Cox Communications;
•
the fact that, while Charter is obligated to use its reasonable best efforts to complete the transactions, with respect to obtaining regulatory approvals required to complete the transactions, such efforts standard does not obligate Charter to agree to (i) divest any material businesses, assets or properties of the combined company taken as a whole, (ii) any significant construction or conditions in perpetuity, (iii) any condition that is inconsistent with or violative of any condition imposed on the transactions by the FCC, or (iv) any condition that would reasonably be expected, individually or in the aggregate, to materially adversely affect, financially or otherwise, the business, assets or results of operation of the combined company taken as whole and permits Charter to control any litigation to oppose, defend against or overturn any action by a governmental authority to prevent or enjoin the transactions;

•	the Charter senior management recommendation in support of the transactions;
•
the fact that Charter’s stockholders will have an opportunity to vote on the share issuance and certificate amendment in connection with the transactions, which approvals are conditions to closing of the transactions;

•
the financial analyses reviewed and discussed with the Charter Board on May 15, 2025 by representatives of Citi as well as the written opinion of Citi rendered to the Charter Board on May 16, 2025 as to, as of May 16, 2025 and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken by Citi as set forth in its written opinion, the fairness, from a financial point of view, to Charter of the consideration to be issued and paid by Charter in the transactions pursuant to the transaction agreement, as described in more detail in “—Opinion of Charter’s Financial Advisors—Opinion of Citi Rendered in Connection with the Transactions”; and

•
the financial analyses reviewed and discussed with the Charter Board on May 15, 2025 by representatives of LionTree as well as the written opinion of LionTree rendered to the Charter Board on May 16, 2025 as to, as of May 16, 2025 and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken by LionTree as set forth in its written opinion, the fairness, from a financial point of view, to Charter of the consideration to be issued and paid by Charter in the transactions pursuant to the transaction agreement, as described in more detail in “—Opinion of Charter’s Financial Advisors—Opinion of LionTree Rendered in Connection with the Transactions.”

In the course of its deliberations, the Charter Board was also mindful of a variety of risks, uncertainties and other potentially negative factors, including the following (which are not necessarily presented in order of relative importance):
•
the dilution of the voting power of Charter’s current stockholders that would result from the issuance of new Charter Class A common stock (including the Charter Holdings common units and Charter Holdings convertible preferred units, which are convertible into or exchangeable for new Charter Class A common stock) to Cox Enterprises;

•
the approximately $12.6 billion of outstanding net debt and other obligations of Cox Communications and its subsidiaries that Charter is expected to assume in connection with the transactions, which will increase Charter’s overall indebtedness after the transactions;

•
the absence of financing conditions or other limitations on recourse if Charter is unable to obtain any required or desired financing from its debt financing sources, including to refinance or repurchase, if necessary, any portion of the approximately $12.6 billion of outstanding net debt and other obligations of Cox Communications that Charter is expected to assume in connection with the transactions;

•	the challenges inherent to the integration of Cox Communications and realizing the projected synergies from the combination of Cox Communications and Charter;
•
the possibility that the attention of Charter’s management may be diverted from other possible strategic priorities to focus on implementing the transactions, including making arrangements for the integration of Charter’s and Cox Communications’ operations, assets and employees within the combined company following the transactions;

•	the fact that not all of the conditions to the completion of the transactions, including the receipt of necessary third party and regulatory approvals, are within the parties’ control;
•
the risks inherent in seeking regulatory approval from multiple government agencies in multiple jurisdictions and the commitments made in that regard in the transaction agreement, as more fully described under “The Transaction Agreement—Covenant to Consummate the Transactions”;

•
the possibility that the transactions may not be consummated and the potential adverse consequences if the transactions are not completed, including the substantial costs incurred evaluating and negotiating the transactions, market reaction and the potential payment by Charter of an $875 million termination fee if Charter or Cox Enterprises terminates the transaction agreement pursuant to the vote down termination right after an adverse recommendation change or if Cox Enterprises terminates the transaction agreement pursuant to the adverse recommendation change termination right;

•
the requirement that Charter must hold a stockholder vote on the approval of the share issuance and certificate amendment, even if the Charter Board has changed its recommendation in favor of such proposals, and the inability of Charter to terminate the transaction agreement in connection with an alternative acquisition proposal;

•
the substantial costs to be incurred by Charter in connection with the transactions and the negotiation of the transaction documents, including in connection with any litigation that may result from the announcement or pendency of the transactions, some of which may be payable regardless of whether the transactions are consummated, and the impact of such costs on Charter’s financial position;

•
the restrictions set forth in the transaction agreement on the conduct of Charter’s business prior to completion of the transactions, which require Charter to refrain from taking certain actions, subject to specified limitations, which could delay or prevent Charter from pursuing certain opportunities pending completion of the transactions; and

•
the various other applicable risks associated with Charter and the transactions, including the risks described in the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.”

The Charter Board determined that the risks and potentially negative factors associated with the transactions were outweighed by the potential benefits of the transactions and determined that the transaction agreement and the other transaction documents and the transactions contemplated thereby are advisable and fair to, and in the best interests of, Charter and its stockholders.

This discussion of the information and factors considered by the Charter Board in reaching its conclusions and recommendation includes the principal factors considered by the Charter Board but is not intended to be exhaustive and may not include all of the factors considered by the Charter Board. In view of the wide variety of factors considered in connection with its evaluation of the transactions contemplated by the transaction agreement and related documents, and the complexity of these matters, the Charter Board did not find it useful and did not attempt to quantify, rank or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the transaction agreement and the transactions and to make its recommendation to Charter stockholders. Rather, the Charter Board viewed its decisions as being based on the totality of the information presented to it and the factors it considered, including its discussions with, and questioning of, members of Charter’s management and outside legal and financial advisors. In addition, individual members of the Charter Board may have assigned different weights to different factors.
Certain of Charter’s directors and executive officers have financial interests in the transactions that are different from, or in addition to, those of Charter’s stockholders generally. The Charter Board was aware of and considered these potential interests, among other matters, in evaluating the transactions and in making its recommendation to Charter stockholders. For a discussion of these interests, see “—Interests of Charter Directors and Executive Officers in the Transactions.”
Opinion of Charter’s Financial Advisors—Opinion of Citi Rendered in Connection with the Transactions
Charter engaged Citi as its financial advisor in connection with the transactions. On May 16, 2025, Citi delivered its written opinion to the Charter Board as to, as of May 16, 2025, and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken by Citi as set forth in its written opinion, the fairness, from a financial point of view, to Charter of the consideration to be issued and paid by Charter in the transactions pursuant to the transaction agreement.
The full text of Citi’s written opinion, which describes, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken, is attached as Annex K to this proxy statement. The description of Citi’s opinion contained in this proxy statement is qualified in its entirety by reference to the full text of the opinion. Citi’s opinion was directed to the Charter Board, in its capacity as such, and addressed only the fairness, from a financial point of view and as of the date of such opinion, to Charter of the consideration to be issued and paid by Charter in the transactions pursuant to the transaction agreement. Citi’s opinion did not address any other terms, aspects or implications of the transactions. Citi expressed no view as to, and its opinion did not address, the underlying business decision of Charter to effect or enter into the transactions, the relative merits of the transactions as compared to any alternative business strategies that might exist for Charter or the effect of any other transaction which Charter might engage in or consider. Citi’s opinion did not address what the value of any securities to be issued in the transactions actually will be when issued pursuant to the transactions or the prices at which Charter Class A common stock will trade at any time. Citi’s opinion is not intended to be and does not constitute a recommendation as to how the Charter Board or any securityholder should vote or act on any matters relating to the transactions or otherwise.
In arriving at its opinion, Citi, among other things:
•	reviewed an execution version of the transaction agreement furnished to Citi on May 16, 2025;
•
held discussions with certain senior officers, directors and other representatives and advisors of Charter concerning the businesses, operations and prospects of Charter and Cox Communications, as well as the anticipated benefits of the transactions;

•
examined certain publicly available business and financial information relating to Charter and certain other non-public business and financial information relating to Charter and Cox Communications provided to or discussed with Citi by the management of Charter (including estimates of net indebtedness of Cox Communications), as well as (i) certain financial forecasts and other information and data relating to Cox Communications (including financial forecasts for Cox Communications under the ownership and operation of Charter prepared by the management of Charter, which are referred to and summarized in this proxy statement as the Charter projections for Cox Communications (see “Certain Unaudited Prospective Financial Information”), (ii) certain financial forecasts and other information and data relating to Charter (including financial forecasts for Charter prepared by the management of Charter based in part on consensus equity research estimates for Charter, which are referred to and summarized in this proxy statement as the Charter projections for Charter (see “Certain Unaudited Prospective Financial Information”), (iii) information relating to the potential strategic implications and operational benefits (including the amount, timing and achievability thereof) anticipated by the management of Charter to result from the transactions prepared by the management of Charter, which are referred to and summarized in this proxy statement as the Charter estimated cost savings (see “Certain Unaudited Prospective Financial Information”), and (iv) information relating to the amount and timing of potential tax benefits available to Charter anticipated by the management of Charter to result from the transactions prepared by the management of Charter, which are referred to and summarized in this proxy statement as the Charter estimated tax benefits (see “Certain Unaudited Prospective Financial Information”);
•	reviewed the terms of the Charter Holdings convertible preferred units and compared such terms with those of other securities Citi deemed relevant;
•
reviewed the financial terms of the transactions as set forth in the transaction agreement in relation to, among other things: the historical earnings and other operating data of Cox Communications and Charter; and the capitalization and financial condition of Cox Communications and Charter;

•
considered, to the extent publicly available, the financial terms of certain other transactions which Citi considered relevant in evaluating the transactions and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations Citi considered relevant in evaluating those of Cox Communications; and

•	conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as Citi deemed appropriate in arriving at its opinion.
In rendering its opinion, Citi assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with Citi and upon the assurances of the management of Charter that they are not aware of any relevant information that has been omitted or that remains undisclosed to Citi. With respect to the Charter projections for Cox Communications and other information and data provided to or otherwise reviewed by or discussed with Citi relating to Cox Communications, Citi had been advised by the management of Charter that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Charter as to the future financial performance of Cox Communications under Charter’s ownership and operation and the other matters addressed thereby. With respect to the Charter projections for Charter and other information and data provided to or otherwise reviewed by or discussed with Citi relating to Charter, Citi had been advised by the management of Charter that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Charter as to the future financial performance of Charter and the other matters addressed thereby. With respect to the Charter estimated cost savings and the Charter estimated tax benefits, Citi had been advised by the management of Charter that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Charter as to the matters addressed thereby. Citi expressed no view or opinion as to the Charter projections for Cox Communications, the Charter projections for Charter, the Charter estimated cost savings, the Charter estimated tax benefits or any other information or data (or the underlying assumptions on which any such information or data are based) provided to or otherwise reviewed by or discussed with Citi.
Citi assumed, with Charter’s consent, that the transactions would be consummated in accordance with their terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the transactions, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Charter, Cox Communications or the contemplated benefits of the transactions or that otherwise would be meaningful in any respect to Citi’s analyses or opinion. With Charter’s consent, for purposes of Citi’s financial analysis and opinion, Citi assumed that the Liberty Broadband merger will be consummated in accordance with their terms concurrently with the transactions, without waiver, modification or amendment of any material term, condition or agreement. Representatives of Charter advised Citi, and Citi further assumed, that the final terms of the transaction agreement and the other agreements and documents that Citi reviewed would not vary materially from those set forth in the drafts reviewed by Citi. Citi did not express any opinion as to what the value of any securities actually will be when issued pursuant to the transactions or the price or range of prices at which shares of Charter Class A common stock may trade at any time.
Citi did not express any view or opinion with respect to accounting, tax, regulatory, legal or similar matters, including, without limitation, as to changes in, or the impact of, accounting standards or tax and other laws, regulations and governmental and legislative policies affecting Cox Communications, Charter or the transactions (including the contemplated benefits thereof), and Citi relied, with Charter’s consent, upon the assessments of representatives of Charter as to such matters. Citi did not make or and was not provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Cox Communications or Charter, nor had Citi made any physical inspection of the properties or assets of Cox Communications or Charter. Citi did not evaluate the solvency or fair value of Cox Enterprises, Cox Communications or Charter or any other entity under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. Citi expressed no view or opinion as to the potential impact on Cox Communications or Charter, or any other entity, of any actual or potential litigation, claims or governmental, regulatory or other proceedings, enforcement actions, consent or other orders or investigations.
Citi’s opinion addressed only the fairness, from a financial point of view and as of the date thereof, of the consideration to be issued and paid by Charter pursuant to the transaction agreement (to the extent expressly specified therein). Citi’s opinion did not address any other terms, aspects or implications of the transactions, including, without limitation, the form or structure of the transactions, the allocation of the consideration contemplated by the transaction agreement among the assets and interests to be acquired in the transactions, or any terms, aspects or implications of any other agreement, arrangement or understanding to be entered into or amended in connection with or contemplated by the transactions or otherwise (including the amended stockholders agreement, the amended Charter Holdings LLC agreement and the amended certificate of incorporation). Citi expressed no view as to, and Citi’s opinion did not address, the underlying business decision of Charter to effect or enter into the transactions, the relative merits of the transactions as compared to any alternative business strategies that might exist for Charter or the effect of any other transaction which Charter might engage in or consider. Citi expressed no view as to, and Citi’s opinion did not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation or other consideration to any officers, directors or employees of any parties to the transactions, or any class of such persons, relative to the consideration or otherwise. Citi’s opinion was necessarily based upon information available to Citi, and financial, stock market and other conditions and circumstances existing, as of the date of its opinion. Although developments occurring or coming to Citi’s attention after the date of its opinion may affect Citi’s opinion, Citi has no obligation to update, revise or reaffirm its opinion. With Charter’s approval, Citi treated the 33,586,045 Charter Holdings Class C common units together with the share of Charter Class C common stock to be issued in the transactions to Cox Enterprises as equivalent in all respects material to Citi’s analyses and opinion to 33,586,045 shares of Charter Class A common stock.
In preparing its opinion, Citi performed a variety of financial and comparative analyses, including those described below. The summary of the analyses below is not a complete description of Citi’s opinion or the analyses underlying, and factors considered in connection with, Citi’s opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. Citi arrived at its ultimate opinion based on the results of all analyses and factors assessed as a whole, and it did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis. Accordingly, Citi believes that the analyses must be considered as a whole and in context and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying such analyses and its opinion.
In its analyses, Citi considered business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of its opinion. No company, business or transaction used in Citi’s analyses for comparative purposes is identical to Cox Communications or the transactions. While the results of each analysis were taken into account in reaching its overall conclusion with respect to the fairness, from a financial point of view, of the transaction consideration (to the extent expressly specified in Citi’s opinion), Citi did not make separate or quantifiable judgments regarding individual analyses. The reference ranges indicated by Citi’s financial analyses are not necessarily indicative of actual values nor predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond Charter’s control and the control of Citi. Much of the information used in, and accordingly the results of, Citi’s analyses are inherently subject to substantial uncertainty.
Citi was selected by Charter to act as its financial advisor based on Citi’s qualifications, experience and reputation as an internationally recognized investment banking firm that regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Citi was not requested to, and it did not, recommend or determine the specific consideration payable in the transactions or opine that any specific consideration constituted the only appropriate consideration for the transactions. The type and amount of consideration payable in the transactions were determined through negotiations between Charter and Cox Enterprises and the decision of Charter to enter into the transaction agreement was solely that of the Charter Board.
Citi’s opinion to the Charter Board was one of many factors taken into consideration by the Charter Board in deciding to consider, approve and declare the advisability of the transaction agreement and the transactions and to recommend the approval of the certificate amendment proposal and the share issuance proposal by the holders of Charter common stock. Consequently, the analyses described above should not be viewed as determinative of the opinion of the Charter Board with respect to the consideration or of whether the Charter Board or management would have been willing to agree to different consideration.
Summary of Financial Analyses of Citi
The following is a summary of the material financial analyses performed by Citi in connection with its opinion to the Charter Board, as of May 16, 2025. The following summary is not a complete description of the financial analyses performed and factors considered by Citi in connection with its opinion, nor does the order of analyses described represent the relative importance or weight given to those analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before May 15, 2025. Some of these summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Citi, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. The analyses listed in the tables and described below must be considered as a whole. Assessing any portion of such analyses and of the factors reviewed, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Citi’s opinion. Furthermore, mathematical analysis is not in itself a meaningful method of using the data referred to below.
Unless the context indicates otherwise, enterprise values of the selected publicly traded companies listed below reviewed in the selected companies analysis described below were calculated using the closing stock prices as of May 14, 2025 and transaction values for the target companies reviewed in the selected transactions analysis described below were calculated as of the public announcement date of the relevant transaction based on the estimated purchase prices paid in the selected transactions. Accordingly, this information may not reflect current or future market conditions.
For purposes of its financial analysis and opinion, Citi compared ranges of values for Cox Communications indicated by its analyses with the consideration of (i) $23.900 billion (based on the sum of the $4.000 billion in cash consideration, plus $13.900 billion in Charter Holdings common units based on the closing stock price for Charter Class A common stock on May 14, 2025, plus $6.000 billion in Charter Holdings convertible preferred units (based on the aggregate liquidation preference thereof)) and (ii) $25.240 billion (based on the sum of the $4.000 billion in cash consideration, plus $13.900 billion in Charter Holdings common units based on the closing stock price for Charter Class A common stock on May 14, 2025, plus $7.340 billion in Charter Holdings convertible preferred units (based on estimates of market value thereof)).
Selected Public Companies Analysis
Citi performed a selected public companies analyses of Cox Communications for which Citi reviewed certain financial and stock market information relating to selected publicly traded companies listed below that Citi deemed similar to Cox Communications in one or more respects, including companies engaged in the U.S. cable industry.

For the selected companies noted below, Citi considered, among other things, the ratio of enterprise value (defined as the equity value based on fully diluted shares outstanding using the treasury stock method, plus net debt (calculated as outstanding indebtedness and finance lease obligations less cash and cash equivalents) plus non-controlling interests, and less equity investments) to 2025E estimated Adjusted EBITDA (calculated, without giving effect to stock-based compensation, as earnings before interest, taxes, depreciation, and amortization) based on research consensus estimates. For purposes of calculating such multiple for Altice USA, Citi included in enterprise value the debt of Altice USA based on estimated market value.
The selected companies considered by Citi for its analysis of Cox Communications were:

Selected Companies
Comcast Corp.
Altice USA Inc.

Citi noted that, based on market data as of May 14, 2025, the low and high enterprise value to 2025E Adjusted EBITDA multiples for the selected companies were 5.6x and 6.9x, respectively. Based on its professional judgment and experience, to derive a range of illustrative values for Cox Communications, Citi applied the multiple range of 5.6x to 6.9x to Cox Communications’ estimated 2025E Adjusted EBITDA (based on the Charter projections for Cox Communications). This analysis indicated an approximate implied equity value reference range for Cox Communications, assuming Charter’s estimate of Cox Communications’ net debt of $12.641 billion, of $17.575 billion to $24.575 billion (rounding to the nearest $25 million), as compared to the implied transaction consideration amount of $23.900 billion (based on the aggregate liquidation preference of the Charter Holdings convertible preferred units) and $25.240 billion (based on estimates of market value for the Charter Holdings convertible preferred units).
Selected Precedent Transactions Analysis
Citi performed for Cox Communications a selected precedent transactions analysis, which is designed to derive an implied value of a company based on publicly available financial terms for selected transactions. In connection with its analysis, Citi reviewed publicly available financial data for certain transactions since 2015 involving targets deemed similar in one or more respects, including companies engaged in the North America cable and telecommunication industries.
The selected transactions considered by Citi for its analysis of Cox Communications were:

Date Announced	Target	Acquiror
September 2024	Frontier Communications Parent, Inc.	Verizon Communications, Inc.
March 2021	Shaw Communications Inc.	Rogers Communications Inc.
September 2015	Cablevision Systems Corporation	Altice N.V.
May 2015	Time Warner Cable Inc.	Charter Communications, Inc.
May 2015	Cequel Corporation (Suddenlink)	Altice N.V.
March 2015	Bright House Networks LLC	Charter Communications, Inc.

The financial data reviewed by Citi included the implied transaction value as a multiple of Adjusted EBITDA for the twelve months preceding the announcement of the transaction, or LTM Adjusted EBITDA (calculated, without giving effect to stock-based compensation, as earnings before interest, taxes, depreciation, and amortization). Citi noted that the median, low and high transaction value to LTM Adjusted EBITDA multiples for the selected transactions were 9.4x, 7.6x and 10.9x, respectively. Based on the application of its professional judgment and experience, Citi applied the multiple range of 7.6x to 10.9x to Cox Communications’ Adjusted EBITDA for 2024. This analysis indicated an approximate implied equity value reference range for Cox Communications, assuming Charter’s estimate of Cox Communications’ net debt of $12.641 billion, of $28.825 billion to $46.950 billion (rounded to the nearest $25 million), as compared to the implied transaction consideration amount of $23.900 billion (based on the aggregate liquidation preference of the Charter Holdings convertible preferred units) and $25.240 billion (based on an estimate of market value for the Charter Holdings convertible preferred units).
Discounted Cash Flow Analysis
Citi performed a discounted cash flow analysis for Cox Communications by calculating the estimated present value (as of March 31, 2025) of the standalone unlevered free cash flows that Cox Communications was forecasted to generate during the nine months ended December 31, 2025 and fiscal years ending December 31, 2026 through December 31, 2031, based on the Charter projections for Cox Communications and balance sheet items as of March 31, 2025. These projections reflected Charter management’s implementation of certain operational improvements, but did not include synergies expected by Charter to result from the transactions. Based on its professional judgment and experience, Citi applied a perpetuity growth rate of 0.5% to 1.5% to Cox Communications’ terminal year unlevered free cash flow. The present values (as of March 31, 2025) of the cash flows estimated by Charter management and implied terminal values were then calculated using a selected range of discount rates of 7.1% to 7.6%. Citi also considered Charter management’s estimate of the present value, as of March 31, 2025 and calculated using a discount rate of 7.3%, of the future tax benefits anticipated by Charter to be realized by Charter (net of amounts to be paid to Cox Enterprises) as a result of the transactions (see “Certain Unaudited Prospective Financial Information”). This analysis indicated an approximate implied equity value reference range for Cox Communications, assuming Charter’s estimate of Cox Communications’ net debt of $12.641 billion, of (i) $23.350 billion to $31.325 billion (excluding the tax benefits referred to above) and (ii) $24.600 billion to $32.600 billion (including the tax benefits referred to above), each rounded to the nearest $25 million, as compared to the implied transaction consideration amount of $23.900 billion (based on the aggregate liquidation preference of the Charter Holdings convertible preferred units) and $25.240 billion (based on an estimate of market value for the Charter Holdings convertible preferred units).
Has-Gets Pro Forma Analysis
Citi performed discounted cash flow accretion/dilution analysis by comparing the implied range of per share equity values for shares of Charter common stock on a standalone basis, as discussed below, with the implied range of per share equity values for shares of Charter common stock on a pro forma basis, giving effect to the proposed transactions, and taking into account the Charter estimated cost savings and Charter estimated tax benefits, as discussed below.
Citi performed a discounted cash flow analysis for Charter on a standalone basis by calculating the estimated present value (as of December 31, 2025) of the standalone unlevered free cash flows that Charter was forecasted to generate during the fiscal years ending December 31, 2026 through December 31, 2031, based on the Charter projections for Charter and balance sheet items as of December 31, 2025. In conducting this analysis, with Charter’s approval, Citi assumed completion of the Liberty Broadband merger and at Charter’s direction assumed, among other things, incremental net debt and a reduction in share count, in each case based on estimates of Charter management. Based on its professional judgment and experience, Citi applied a perpetuity growth rate of 0.5% to 1.5% to Charter’s terminal year unlevered free cash flow. The present values (as of December 31, 2025) of the cash flows estimated by Charter management and implied terminal values were then calculated using a selected range of discount rates of 7.0% to 7.5%. This analysis indicated an approximate implied equity value per share reference range for Charter of approximately $588.98 to $868.51 (with a midpoint of $712.10).
Citi performed a discounted cash flow analysis for Charter on a pro forma basis, giving effect to the proposed transaction, by calculating the estimated present value (as of December 31, 2025) of the unlevered free cash flows that Charter, after giving effect to the transactions and taking into account the Charter estimated cost savings and Charter estimated tax benefits, was forecasted to generate during the fiscal years ending December 31, 2026 through December 31, 2031, based on the Charter projections for Charter, the Charter projections for Cox Communications, the Charter estimated cost savings and the Charter estimated tax benefits and balance sheet items as of December 31, 2025. In conducting this analysis, with Charter’s approval, (i) Citi assumed completion of the Liberty Broadband merger and at Charter’s direction assumed, among other things, incremental net debt and a reduction in share count and (ii) Citi assumed that consummation of the transactions would result in incremental net debt of $4 billion and an incremental 46.2 million outstanding Charter shares on an as-converted, as-exchanged basis, in each case based on estimates of Charter management. Citi considered Charter management’s estimate of the present value, as of December 31, 2025 and calculated using a discount rate of 7.3%, of the future tax benefits anticipated by Charter to be realized by Charter (net of amounts to be paid to Cox Enterprises) as a result of the transactions (see “Certain Unaudited Prospective Financial Information”). Based on its professional judgment and experience, Citi applied a perpetuity growth rate of 0.5% to 1.5% to pro forma Charter’s terminal year unlevered free cash flow. The present values (as of December 31, 2025) of the cash flows estimated by Charter management and implied terminal values were then calculated using a selected range of discount rates of 7.0% to 7.5%. This analysis indicated an approximate implied equity value per share reference range for pro forma Charter of (i) approximately $625.26 to $904.33 (with a midpoint of $748.17), excluding the tax benefits and (ii) approximately $632.14 to $911.21 (with a midpoint of $755.06), including the tax benefits.

Certain Additional Information
Citi also observed certain additional information that was not considered part of its financial analyses with respect to its opinion but was noted for informational purposes, including the information summarized below.
Citi reviewed sell-side analyst price targets for shares of Charter common stock published by 23 equity research analysts during the time period from April 25, 2025 through May 12, 2025. These targets generally reflect each analyst’s estimate of the 12-month future public market trading price per share of Charter common stock and were not discounted to reflect present values. The range of undiscounted price targets for shares of Charter common stock was $300 per share to $665 per share. The price targets published by equity research analysts do not necessarily reflect current market trading prices for shares of Charter common stock and these estimates are subject to uncertainties, including the future financial performance of Charter and future financial market conditions.
Miscellaneous
Citigroup acted as financial advisor to Charter in connection with the transaction and will receive a fee of $52.5 million for such services, of which $8.0 million is payable in connection with the delivery of the opinion and the balance of which is payable upon the consummation of the transactions. Charter agreed to reimburse Citi for its expenses, including fees and expenses of counsel, incurred in connection with its engagement. In addition, Charter agreed to indemnify Citi and related parties against certain liabilities, including liabilities under the federal securities laws, relating to or arising out of Citi’s engagement.
Citi and its affiliates in the past have provided, and currently provide, services to Charter, Cox Communications and Cox Enterprises and their respective affiliates unrelated to the proposed transactions, for which services Citi and its affiliates have received and expect to receive compensation, including, without limitation, during the last two years, (i) for Charter and its affiliates, acting as (a) a financial advisor with respect to Charter’s pending acquisition of Liberty Broadband (announced in November 2024), (b) a joint lead arranger in refinancing of Charter’s $5.5 billion Revolving Credit Facility and $5.5 billion Term Loan A, (c) a bookrunner in November 2024 for Charter’s $1.6 billion Term Loan B, (d) a bookrunner in May 2024 for Charter’s issuance of $1.5 billion of Senior Notes due 2029 and $1.5 billion of Senior Notes due 2034, (e) a joint bookrunner in November 2023 for Charter’s issuance of $1.1 billion of Senior Notes due 2026 and $900 million of Senior Notes due 2034, and (f) a joint lead arranger and lender in one or more credit facilities of Charter (for which Citi and its affiliates received in the aggregate approximately $9.5 million) and (ii) for Cox Communications, Cox Enterprises and their affiliates, acting as (a) a bookrunner in August 2024 for Cox Communications’ issuance of $750 million of Senior Notes due 2034 and $750 million of Senior Notes due 2054, (b) a bookrunner in January 2024 for Cox Communications’ issuance of $850 million of Senior Notes due 2053 and reopening of additional series of notes due 2028 and 2033, (c) a bookrunner in June 2023 for Cox Communications’ issuance of $500 million of Senior Notes due 2028 and $500 million of Senior Notes due 2033, and (d) a lender in one or more credit facilities of Cox Communications and Cox Enterprises (for which Citi and its affiliates received in the aggregate approximately $3.0 million). During the two-year period prior to the date of this opinion, Citi provided investment banking services, and is a lender, to Liberty Broadband, a stockholder in Charter, and certain other entities affiliated or otherwise associated with Liberty Broadband. In the ordinary course of business, Citi and its affiliates may actively trade or hold the securities of Charter and its affiliates for its own account or for the account of customers and, accordingly, may at any time hold a long or short position in such securities. In addition, Citi and its affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with Charter, Cox Communications and Cox Enterprises and their respective affiliates.
Opinion of Charter’s Financial Advisors—Opinion of LionTree Rendered in Connection with the Transactions
Charter engaged LionTree as its financial advisor in connection with the transactions. On May 16, 2025, LionTree delivered its written opinion to the Charter Board as to, as of May 16, 2025, and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken by LionTree as set forth in its written opinion, the fairness, from a financial point of view, to Charter of the consideration to be issued and paid by Charter in the transactions pursuant to the transaction agreement.
The full text of LionTree’s written opinion, which describes, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken, is attached as Annex L to this proxy statement. The description of LionTree’s opinion contained in this proxy statement is qualified in its entirety by reference to the full text of the opinion. LionTree’s opinion was directed to the Charter Board, in its capacity as such, and addressed only the fairness, from a financial point of view and as of the date of such opinion, to Charter of the consideration to be issued and paid by Charter in the transactions pursuant to the transaction agreement. LionTree’s opinion did not address any other term or aspect of the transaction agreement or the transactions. LionTree’s opinion does not address the relative merits of the transactions as compared to other business strategies or transactions that might be available to Charter or Charter’s underlying business decision to effect the transactions. LionTree’s opinion did not address what the value of any securities to be issued in the transactions actually will be when issued pursuant to the transactions or the prices at which Charter Class A common stock will trade at any time. LionTree’s opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the transactions.
In arriving at its opinion, LionTree, among other things:
•
reviewed (A) an execution version of the transaction agreement furnished to LionTree on May 16, 2025 and (B) a final form of the amended stockholders agreement to be entered at the closing by and among Charter, Cox Enterprises and A/N;

•	reviewed certain publicly available business and financial information relating to Charter;
•
reviewed certain internal financial estimates and other data relating to the business and financial prospects of Cox Communications and Charter, including estimates of net indebtedness of Cox Communications, that were provided to or discussed with LionTree by the management of Charter and not publicly available, including (a) certain financial forecasts and other information and data relating to Cox Communications under the ownership and operation of Charter prepared by the management of Charter, which are referred to and summarized in this proxy statement as the Charter projections for Cox Communications (see “Certain Unaudited Prospective Financial Information”) and (b) certain financial forecasts and other information and data relating to Charter prepared by the management of Charter based in part on consensus equity research estimates for Charter, which are referred to and summarized in this proxy statement as the Charter projections for Charter (see “Certain Unaudited Prospective Financial Information”);

•
reviewed certain information relating to the amount and timing of potential tax benefits available to Charter anticipated by the management of Charter to result from the transactions prepared by the management of Charter and not publicly available, which are referred to and summarized in this proxy statement as the Charter estimated tax benefits (see “Certain Unaudited Prospective Financial Information”);

•
reviewed certain estimates of synergies (including costs to achieve the synergies) anticipated by the management of Charter to result from the transactions prepared by the management of Charter and not publicly available, which are referred to and summarized in this proxy statement as the Charter estimated cost savings (see “Certain Unaudited Prospective Financial Information”);

•
reviewed certain internal financial information and other data relating to the business and financial prospects of Charter, after giving pro forma effect to the transactions (including the Charter estimated tax benefits and the Charter estimated cost savings), prepared by the management of Charter and not publicly available;

•
conducted discussions with members of the senior management of Charter concerning the business and financial prospects of Cox Communications and Charter, as well as the Charter estimated tax benefits and the Charter estimated cost savings;

•	reviewed the terms of the Charter Holdings convertible preferred units and compared such terms with those of other securities LionTree deemed relevant;
•	reviewed current and historical market prices of the Charter Class A common stock;
•	reviewed certain publicly available financial and stock market data with respect to certain other companies LionTree believed to be generally relevant;
•	compared certain financial terms of the transactions with the publicly available financial terms of certain other transactions LionTree believed to be generally relevant; and
•	conducted such other financial studies, analyses and investigations, and considered such other information, as LionTree deemed necessary or appropriate.

In connection with LionTree’s review, with Charter’s consent, LionTree assumed and relied upon, without independent verification, the accuracy and completeness in all material respects of the information provided to or reviewed by LionTree for the purpose of its opinion. With Charter’s consent, LionTree did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Cox Communications or Charter, or any of their respective subsidiaries, nor had LionTree been furnished with any such evaluation or appraisal. With respect to the financial forecasts and estimates reviewed by LionTree, including the Charter projections for Cox Communications, the Charter projections for Charter, the Charter estimated tax benefits and the Charter estimated cost savings, LionTree assumed, based on advice of the management of Charter, that they had been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Charter as to the future financial performance of Cox Communications (under Charter’s ownership and operation), Charter and the other matters addressed thereby. LionTree expressed no opinion with respect to such forecasts or estimates, including the Charter estimated tax benefits or the Charter estimated cost savings. In addition, LionTree assumed with Charter’s approval that the financial forecasts and estimates, including the Charter estimated tax benefits and the Charter estimated cost savings, referred to above will be achieved at the times and in the amounts projected. LionTree’s opinion does not address any legal, regulatory, taxation, or accounting matters, as to which LionTree understood that Charter had obtained such advice as Charter deemed necessary from qualified professionals. LionTree’s opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information available to LionTree as of, the date thereof. Although developments occurring or coming to LionTree’s attention after the date thereof may affect its opinion, LionTree has no obligation to update, revise or reaffirm its opinion.
LionTree’s opinion does not address the relative merits of the transactions as compared to other business strategies or transactions that might be available to Charter or Charter’s underlying business decision to effect the transactions. LionTree’s opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the transactions. LionTree’s opinion addresses only the fairness from a financial point of view to Charter, as of the date hereof, of the consideration to be issued and paid by Charter pursuant to the transaction agreement. LionTree had not been asked to, nor did LionTree, offer any opinion with respect to (i) any ongoing obligations of Charter or any of its affiliates (including any obligations with respect to governance, preemptive rights, voting, registration rights, or otherwise, contained in any agreement related to the transactions), (ii) any allocation of the consideration (or any portion thereof) contemplated by the transaction agreement among the assets and interests to be acquired in the transactions, or (iii) any other term or aspect of the transaction agreement or the transactions or any term or aspect of any other agreement or instrument contemplated by the transaction agreement or entered into or amended in connection with the transactions, including the fairness of the transactions to, or any consideration received in connection therewith by, the holders of any class of securities, creditors or other constituencies of Charter or Cox Enterprises. In particular, LionTree was not asked to, nor did LionTree, offer any opinion as to (i) the terms of the transactions between Charter and its affiliates, on the other hand, and certain equity holders in Charter and Charter Holdings that are contemplated by the transaction agreement, (ii) the terms of the amended stockholders agreement or any of the other ancillary agreements and documents relating to the transactions, or (iii) the terms of the contemplated amended certificate of incorporation or the amended Charter Holdings LLC agreement. With Charter’s approval, LionTree treated the 33,586,045 Charter Holdings Class C common units together with the share of Charter Class C common stock to be issued to Cox Enterprises in the transactions as equivalent in all respects material to its analyses and opinion to 33,586,045 shares of Charter Class A common stock. In addition, LionTree expressed no opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the transactions, or any class of such persons, relative to the consideration.
LionTree’s opinion should not be construed as creating any fiduciary duty on the part of LionTree to any party. LionTree expressed no opinion as to what the value of any securities actually will be when issued pursuant to the transactions or the price or range of prices at which shares of Charter Class A common stock may trade at any time. In rendering its opinion, LionTree assumed, with Charter’s consent, that (i) the final executed form of the transaction agreement and the final executed forms of the other documents reviewed in connection with its opinion will not differ in any material respect from the drafts that LionTree reviewed, (ii) the representations and warranties of the parties to the transaction agreement are true and correct in all material respects, (iii) the parties to the transaction agreement will comply with and perform all material covenants and agreements required to be complied with or performed by such parties under the transaction agreement, and (iv) the transactions will be consummated in accordance with the terms of the transaction agreement without any adverse waiver or amendment of any material term or condition thereof. LionTree also assumed, with Charter’s consent, that all governmental, regulatory or other consents and approvals necessary for the consummation of the transactions will be obtained without any material adverse effect on Charter, Cox Communications, the transaction or the contemplated benefits to be derived from the transactions. With Charter’s consent, for purposes of LionTree’s financial analysis and opinion, LionTree assumed that the Liberty Broadband merger will be consummated in accordance with its terms concurrently with the transactions, without waiver, modification or amendment of any material term, condition or agreement. The issuance of LionTree’s opinion was approved by an authorized committee of LionTree.
In preparing its opinion, LionTree performed a variety of financial and comparative analyses, including those described below. The summary of the analyses below is not a complete description of LionTree’s opinion or the analyses underlying, and factors considered in connection with, LionTree’s opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. LionTree arrived at its ultimate opinion based on the results of all analyses and factors assessed as a whole, and it did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis. Accordingly, LionTree believes that the analyses must be considered as a whole and in context and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying such analyses and its opinion.
In its analyses, LionTree considered business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of its opinion. No company, business or transaction used in LionTree’s analyses for comparative purposes is identical to Cox Communications or the transactions. While the results of each analysis were taken into account in reaching its overall conclusion with respect to the fairness, from a financial point of view, of the consideration (to the extent expressly specified in LionTree’s opinion), LionTree did not make separate or quantifiable judgments regarding individual analyses. The reference ranges indicated by LionTree’s financial analyses are not necessarily indicative of actual values nor predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond Charter’s control and the control of LionTree. Much of the information used in, and accordingly the results of, LionTree’s analyses are inherently subject to substantial uncertainty.
Charter selected LionTree as its financial advisor because LionTree is an internationally recognized investment banking firm that has substantial experience in transactions similar to the transactions contemplated by the transaction agreement, and because of its significant prior experience with the industries in which Charter and Cox Communications operate. LionTree was not requested to, and it did not, recommend or determine the specific consideration payable in the transactions or opine that any specific consideration constituted the only appropriate consideration for the transactions. The type and amount of consideration payable in the transactions were determined through negotiations between Charter and Cox Communications and the decision of Charter to enter into the transaction agreement was solely that of the Charter Board.
LionTree’s opinion to the Charter Board was one of many factors taken into consideration by the Charter Board in deciding to consider, approve and declare the advisability of the transaction agreement and the transactions and to recommend the approval of the certificate amendment proposal and the share issuance proposal. Consequently, the analyses described above should not be viewed as determinative of the opinion of the Charter Board with respect to the consideration or of whether the Charter Board or management would have been willing to agree to different consideration.
Summary of Financial Analyses of LionTree
The following is a summary of the material financial analyses performed by LionTree in connection with its opinion to the Charter Board, as of May 16, 2025. The following summary is not a complete description of the financial analyses performed and factors considered by LionTree in connection with its opinion, nor does the order of analyses described represent the relative importance or weight given to those analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before May 15, 2025. Some of these summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by LionTree, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

The analyses listed in the tables and described below must be considered as a whole. Assessing any portion of such analyses and of the factors reviewed, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying LionTree’s opinion. Furthermore, mathematical analysis is not in itself a meaningful method of using the data referred to below.
Unless the context indicates otherwise, enterprise values of the selected publicly traded companies listed below reviewed in the selected companies analysis described below were calculated using the closing stock prices as of May 14, 2025 and transaction values for the target companies reviewed in the selected transactions analysis described below were calculated as of the public announcement date of the relevant transaction based on the estimated purchase prices paid in the selected transactions. Accordingly, this information may not reflect current or future market conditions.
For purposes of its financial analysis and opinion, LionTree first calculated the enterprise value of Cox Communications, implied by the consideration, of (i) $36.541 billion (based on the sum of (x) the consideration consisting of the $4.000 billion in cash consideration, plus $13.900 billion in Charter Holdings common units based on the closing stock price for Charter Class A common stock on May 14, 2025, plus $6.000 billion in Charter Holdings convertible preferred units (based on the aggregate liquidation preference thereof) and (y) net debt for Cox Communications, as estimated by Charter, of $12.641 billion) and (ii) $37.881 billion (based on the sum of (x) the consideration consisting of the $4.000 billion in cash consideration, plus $13.900 billion in Charter Holdings common units based on the closing stock price for Charter Class A common stock on May 14, 2025, plus $7.340 billion in Charter Holdings convertible preferred units (based on estimates of market value thereof) and (y) net debt for Cox Communications, as estimated by Charter, of $12.641 billion). Cox Communications’ balance sheet data mentioned above was as of March 31, 2025, as provided by Charter management. LionTree noted that, after giving effect to an estimated $1.255 billion of tax benefits anticipated by the management of Charter to result from the transactions, net of amounts expected to be payable to Cox Enterprises, and valued as of March 31, 2025 using a discount rate of 7.3%, the adjusted enterprise value of Cox Communications, implied by the consideration, would be (i) $35.286 billion (based on the aggregate liquidation preference of the Charter Holdings convertible preferred units) and (ii) $36.626 billion (based on estimates of market value of the Charter Holdings convertible preferred units).
Selected Public Companies Analysis
LionTree performed a selected public companies analysis of Cox Communications for which LionTree reviewed certain financial and stock market information relating to selected publicly traded companies engaged in the U.S. cable industry listed below that LionTree deemed similar to Cox Communications in one or more respects.
For the selected companies noted below, LionTree considered, among other things and based on public filings and research consensus estimates, (i) the ratio of enterprise value (defined as the equity value based on fully diluted shares outstanding using the treasury stock method, plus net debt (calculated as outstanding indebtedness and finance lease obligations less cash and cash equivalents) plus non-controlling interests, and less equity investments), not reduced by the value of tax assets, to 2024 actual (“2024A”) and 2025 estimated (“2025E”) Adjusted EBITDA (calculated as earnings before interest, taxes, depreciation, and amortization, and not reduced by stock-based compensation expense), (ii) the ratio of enterprise value, not reduced by the value of tax assets, to 2024A and 2025E Adjusted EBITDA less capital expenditures, (iii) the ratio of enterprise value, reduced by an estimated value of tax assets (“adjusted enterprise value”), to 2024A and 2025E Adjusted EBITDA, and (iv) the ratio of adjusted enterprise value to 2024A and 2025E Adjusted EBITDA less capital expenditures. For purposes of calculating such multiples for Altice USA, LionTree included in enterprise value the debt and non-controlling interests of Altice USA based on estimated market value. These multiples were then compared to the corresponding multiples for Cox Communications implied by the transactions. In deriving corresponding multiples for Cox Communications, LionTree used the estimates reflected in the Charter projections for Cox Communications for the applicable financial data for Cox Communications.

The list of the selected companies considered by LionTree for its analysis of Cox Communications (and the related multiples), as well as the multiples for Cox Communication implied by the transactions, are set forth below:

	Charter Communications, Inc. (pro forma for Liberty Broadband merger)*	Comcast Corp.	Altice USA Inc.	Cox Communications, Inc. – transaction multiples with face value of the Charter Holdings convertible preferred units	Cox Communications, Inc. – transaction multiples with market value of the Charter Holdings convertible preferred units
EV/2024A Adj. EBITDA	7.0x	5.6x	6.7x	6.7x	6.9x
EV/2025E Adj. EBITDA	6.9x	5.6x	6.9x	6.8x	7.1x
EV/2024A Adj. EBITDA less CapEx	13.9x	8.1x	11.6x	12.3x	12.7x
EV/2025E Adj. EBITDA less CapEx	14.3x	7.9x	11.3x	12.8x	13.3x
Adj. EV / 2024A Adj. EBITDA	7.0x	5.6x	6.7x	6.4x	6.7x
Adj. EV / 2025E Adj. EBITDA	6.9x	5.6x	6.9x	6.6x	6.8x
Adj. EV / 2024A Adj. EBITDA less CapEx	13.9x	8.1x	11.6x	11.8x	12.3x
Adj. EV / 2025E Adj. EBITDA less CapEx	14.2x	7.9x	11.3x	12.3x	12.8x

*
Enterprise value and adjusted enterprise value estimates for Charter include book value of debt, cash and investments of Charter, the net present value of standalone Charter tax assets and is pro forma for the Liberty Broadband merger, consolidating Liberty Broadband’s debt, preferred stock and cash and reducing fully diluted shares outstanding by estimated net share retirement, in each case reflecting estimates per Charter management.

Selected Precedent Transactions Analysis
LionTree performed for Cox Communications a selected precedent transactions analysis, which is designed to compare certain financial multiples reflected in selected transactions, based on publicly available financial terms for selected transactions, with corresponding multiples implied by the transactions. In connection with its analysis, LionTree reviewed publicly available financial data for certain transactions since 2015 involving companies that operate in the North American cable industry and transaction values of $1 billion or more.
For the selected transactions noted below, LionTree considered, among other things, (i) the ratio of transaction enterprise value, not reduced by the value of tax assets, to EBITDA for the twelve months preceding the announcement of the transaction (“LTM EBITDA”), based on public filings, and (ii) the ratio of transaction adjusted enterprise value (reduced by an estimate of the value of tax assets) to LTM EBITDA, based on public filings. These multiples were then compared to the corresponding multiples for Cox Communications implied by the transactions. In deriving corresponding multiples for Cox Communications, LionTree used Cox Communications’ 2024A EBITDA.
The list of the selected transactions considered by LionTree for its analysis of Cox Communications are set forth below:

Date Announced	Target	Acquiror
March 2021	Shaw Communications Inc.	Rogers Communications Inc.
February 2021	Hargray Acquisition Holdings, LLC	Cable One, Inc.
April 2017	General Communication, Inc.	Liberty Interactive Corporation
September 2015	Cablevision Systems Corporation	Altice N.V.
May 2015	Time Warner Cable Inc.	Charter Communications, Inc.
May 2015	Cequel Corporation (Suddenlink)	Altice N.V.
March 2015	Bright House Networks LLC	Charter Communications, Inc.

This analysis indicated the following mean, median, minimum and maximum LTM Adjusted EBITDA multiples (both before and after giving effect to the present value of tax assets of the target company) for the selected transactions, as well as the multiples implied by the transactions:

LTM Multiple
Selected Transactions	Enterprise Value	Adjusted Enterprise Value*
Mean	10.6x	10.4x
Median	9.5x	9.5x
Minimum	7.6x	6.7x
Maximum	17.2x	17.2x
Transaction - face value of Charter Holdings convertible preferred units	6.7x	6.4x
Transaction - market value of Charter Holdings convertible preferred units	6.9x	6.7x

*	Enterprise value reduced by an estimate of the value of tax assets.
Discounted Cash Flow Analysis
LionTree performed a discounted cash flow analysis for Cox Communications by calculating the estimated present value (as of March 31, 2025) of the standalone unlevered free cash flows that Cox Communications was forecasted to generate during the nine months ended December 31, 2025 and fiscal years ending December 31, 2026 through December 31, 2031, based on the Charter projections for Cox Communications. These projections reflected Charter management’s implementation of certain operation improvements, but did not include synergies expected by Charter to result from the transactions. Based on its professional judgment and experience, LionTree applied a perpetuity growth rate of 0.5% to 1.5% to Cox Communications’ terminal year unlevered free cash flow (unlevered free cash flow defined as Net Operating Profit (defined as Adjusted EBITDA not reduced by stock based compensation, less stock based compensation, less depreciation and amortization, less cash taxes) plus depreciation and amortization, less capital expenditures, less changes in working capital). The present values (as of March 31, 2025) of the cash flows and implied terminal values were then calculated using a selected range of discount rates of 7.0% to 7.5% and mid-year discounting convention. This analysis indicated the following approximate implied enterprise value reference range for Cox Communications, as compared to the estimates of enterprise value and adjusted enterprise value (reduced by Charter management’s estimate of the value of tax assets) implied by the transactions and calculated as described above.

Discounted Cash Flow Analysis	$36.527 billion to $44.795 billion
Enterprise Value (at transaction with face value of Charter Holdings convertible preferred units)	$36.541 billion
Enterprise Value (at transaction with market value of Charter Holdings convertible preferred units)	$37.881 billion
Adjusted Enterprise Value (at transaction with face value of Charter Holdings convertible preferred units)	$35.286 billion
Adjusted Enterprise Value (at transaction with market value of Charter Holdings convertible preferred units)	$36.626 billion

Pro Forma Analysis
LionTree performed discounted cash flow analyses and compared the implied range of per share equity values for shares of Charter common stock on a standalone basis, as discussed below, with the implied range of per share equity values for shares of Charter common stock on a pro forma basis, giving effect to the proposed transactions, and taking into account the Charter estimated cost savings and Charter estimated tax benefits, as discussed below.
LionTree performed a discounted cash flow analysis for Charter on a standalone basis by calculating the estimated present value (as of December 31, 2025) of the standalone unlevered free cash flows that Charter was forecasted to generate during the fiscal years ending December 31, 2026 through December 31, 2031, based on the Charter projections for Charter. In conducting this analysis, based on projected balance sheet items and other estimates for Charter, as of December 31, 2025, provided by Charter management, LionTree (i) included the book value of debt, cash and investments of Charter and the net present value of standalone Charter tax assets and (ii) gave pro forma effect to the Liberty Broadband merger, consolidating Liberty Broadband’s debt, preferred stock and cash and reducing Charter’s fully diluted shares outstanding by estimated net share retirement, in each case based on estimates per Charter management. Based on its professional judgment and experience, LionTree applied a perpetuity growth rate of 0.5% to 1.5% to Charter’s terminal year unlevered free cash flow. The present values (as of December 31, 2025) of the cash flows and implied terminal values were then calculated using a selected range of discount rates of 7.0% to 7.5% and mid-year discounting convention.
LionTree performed a discounted cash flow analysis for Charter on a pro forma basis, giving effect to the proposed transactions, by calculating the estimated present value (as of December 31, 2025) of the unlevered free cash flows that Charter, after giving effect to the transactions and taking into account the Charter estimated cost savings and the Charter estimated tax benefits, was forecasted to generate during the fiscal years ending December 31, 2026 through December 31, 2031, based on the Charter projections for Charter, Charter projections for Cox Communications, the Charter estimated cost savings and the Charter estimated tax benefits. In conducting this analysis, based on projected balance sheet items and other estimates for Charter and Cox Communications, as of December 31, 2025, provided by Charter management, LionTree (i) included the book value of debt, cash and investments of Charter and the net present value of standalone Charter tax assets, (ii) gave pro forma effect to the Liberty Broadband merger, consolidating Liberty Broadband’s debt, preferred stock and cash and reducing Charter’s fully diluted shares outstanding by estimated net share retirement, (iii) included the book value of the debt, finance leases and cash of Cox Communications, (iv) gave pro forma effect to the incremental net debt of $4 billion and an incremental 46.2 million outstanding Charter shares on an as-converted, as-exchanged basis to result from the transactions and (v) added Charter management’s estimate of the net present value, as of December 31, 2025 and calculated using a discount rate of 7.3%, of the tax assets anticipated by Charter management to result from the transactions (net of amounts to be paid to Cox Enterprises), in each case based on estimates per Charter management. Based on its professional judgment and experience, LionTree applied a perpetuity growth rate of 0.5% to 1.5% to pro forma Charter’s terminal year unlevered free cash flow. The present values (as of December 31, 2025) of the cash flows and implied terminal values were then calculated using a selected range of discount rates of 7.0% to 7.5% and mid-year discounting convention.
This analysis indicated the following approximate implied per share equity value reference ranges for standalone Charter and pro forma Charter:

Implied Per Share Equity Value Range for Standalone Charter
$588.98 to $868.51

Implied Per Share Equity Value Range for Pro Forma Charter
$632.14 to $911.21

Pro Forma DCF Accretion/Dilution Analysis
LionTree performed discounted cash flow accretion/dilution analyses of pro forma Charter by comparing the implied per share equity value reference range derived from the discounted cash flow analysis of pro forma Charter, as discussed above, to the implied per share equity value reference range derived from the discounted cash flow analysis of standalone Charter. The analysis indicated that the transactions are calculated to be between 4.9% and 7.3% accretive to holders of Charter common stock, based on the pro forma and standalone implied per share equity value ranges noted above.
Miscellaneous
LionTree acted as financial advisor to Charter in connection with the transactions and will receive a fee of $45.0 million for such services upon consummation of the transactions, against which certain fees previously paid to LionTree, including the opinion fee of $8.0 million which became payable in connection with the delivery of the opinion, are creditable. Charter agreed to reimburse LionTree for its expenses, including fees and expenses of counsel, incurred in connection with its engagement. In addition, Charter agreed to indemnify LionTree and related parties against certain liabilities, including liabilities under the federal securities laws, relating to or arising out of LionTree’s engagement.

In the past, during the two-year period prior to the date of this opinion, LionTree and its affiliates have provided capital market services to Charter and its affiliates unrelated to the proposed transactions, for which LionTree and its affiliates received compensation. For those services, during the two-year period prior to the date of this opinion, LionTree and its affiliates received aggregate compensation of approximately $300,000 from Charter. LionTree and its affiliates may also seek to provide such services to Charter, Cox Enterprises, Cox Communications and their respective affiliates in the future and would expect to receive fees for the rendering of these services. During the two-year period prior to the date of this opinion, LionTree also provided investment banking services to other entities affiliated or otherwise associated with Mr. Malone (or in which Mr. Malone has a significant interest). In the ordinary course of business, certain of LionTree’s employees and affiliates may hold or trade, for their own accounts and the accounts of their investors, securities of Charter, Cox Enterprises, Cox Communications and their respective affiliates and, accordingly, may at any time hold a long or short position in such securities.
Certain Unaudited Prospective Financial Information
Charter does not, as a matter of course, publicly disclose forecasts or internal projections as to its future performance, revenues, earnings, financial condition or other results given, among other reasons, the inherent uncertainty of the underlying assumptions and estimates. However, in connection with its evaluation of the transaction agreement and the transactions contemplated thereby, Charter’s management prepared certain non-public unaudited internal financial forecasts with respect to Charter and Cox Communications, which were provided to the Charter Board in connection with its evaluation of the contemplated transactions (collectively, the “prospective financial information”). The prospective financial information was also provided to Citi and LionTree for their use and reliance, as directed by Charter, in connection with the financial analyses that Citi and LionTree performed in connection with their respective opinions described in “—Opinion of Charter’s Financial Advisors.” Charter management believed that the prospective financial information was appropriate for the Charter Board’s consideration of, and Citi’s and LionTree’s respective analyses and opinions regarding, the contemplated transactions. The inclusion of this information should not be regarded as an indication that any of Charter, Cox Enterprises, their respective advisors, or other representatives or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future performance or events, or that it should be construed as financial guidance, and such summary projections set forth below should not be relied on as such.
Although presented with numerical specificity, the prospective financial information reflects numerous estimates and assumptions with respect to, among other things, economic, competitive, regulatory and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among other things, the inherent uncertainty of the business and economic conditions affecting the industries in which Charter and Cox Communications operate and the risks and uncertainties described under the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” and in the reports that Charter files with the SEC from time to time, all of which are difficult to predict and many of which are outside the control of Charter and Cox Communications and will be beyond the control of the combined company. There can be no assurance that the underlying assumptions or projected results will be realized, and actual results could differ materially from those reflected in the prospective financial information, whether or not the transaction is completed. Further, these assumptions do not include all potential actions that the management of Charter or Cox Communications could or might have taken during these time periods. In addition, since the prospective financial information covers multiple years, such information by its nature becomes subject to greater uncertainty with each successive year. The inclusion in this proxy statement of the prospective financial information below should not be regarded as an indication that Charter, Cox Enterprises or their respective boards of directors or advisors considered, or now consider, this prospective financial information to be material information to any holders of Charter common stock, particularly in light of the inherent risks and uncertainties associated with such prospective financial information, or that it should be construed as financial guidance, and it should not be relied on as such. The prospective financial information is not fact and should not be relied upon as necessarily indicative of actual future results. The prospective financial information also reflects numerous variables, expectations and assumptions available at the time it was prepared as to certain business decisions that are subject to change and does not take into account any circumstances or events occurring after the date it was prepared, including the transactions contemplated by the transaction agreement or the possible financial and other effects on Charter or Cox Communications of the transaction, and does not attempt to predict or suggest actual future results of the combined company or give effect to the transaction, including the effect of negotiating or executing the transaction agreement, the costs that may be incurred in connection with consummating the transaction, the effect on Charter or Cox Communications of any business or strategic decision or action that has been or will be taken as a result of the transaction agreement having been executed, or the effect of any business or strategic decisions or actions which would likely have been taken if the transaction agreement had not been executed, but which were instead altered, accelerated, postponed or not taken in anticipation of the transaction. Further, the prospective financial information does not take into account the effect of any possible failure of the transaction to occur. No assurances can be given that if the prospective financial information had been prepared as of the date of this proxy statement, similar assumptions would be used. In addition, the prospective financial information may not reflect the manner in which the combined company would operate after the transaction.
The prospective financial information was not prepared for the purpose of, or with a view toward, public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, published guidelines of the SEC regarding forward-looking statements or generally accepted accounting principles. No independent registered public accounting firm or independent auditor has audited, reviewed, examined, compiled or applied any procedures with respect to the prospective financial information and, accordingly, no independent public accounting firm or independent auditor has expressed any opinion or given any other form of assurance with respect thereto or its achievability, and disclaim any association with, the prospective financial information.
Charter Projections for Charter
The following table presents certain prospective financial information for the fiscal years ending December 31, 2025 through December 31, 2031, based on the mean of publicly available brokerage and research firm analyst estimates for Charter and estimates developed by Charter management (collectively referred to as the “Charter projections for Charter”). The Charter projections for Charter were believed by Charter management to be appropriate for the Charter Board’s consideration of, and Citi’s and LionTree’s respective analyses and opinions regarding, the transactions and approved by Charter for Citi’s and LionTree’s use and reliance in connection with their respective opinions described in “—Opinion of Charter’s Financial Advisors.”

	Fiscal Year Ending December 31,
($ in billions)	2025	2026	2027	2028	2029	2030	2031
Revenue	55.2	56.2	56.9	57.6	58.1	59.3	60.3
Adjusted EBITDA(1)	22.9	23.6	24.2	24.7	25.1	25.9	26.7
Capital Expenditures(2)	11.9	10.9	9.4	8.1	8.1	8.3	8.4

(1)
Charter management provided Citi and LionTree with projections for Charter Adjusted EBITDA, which were consistent with Charter’s publicly reported definition of Adjusted EBITDA. Adjusted EBITDA is defined as net income attributable to Charter stockholders plus net income attributable to noncontrolling interest, net interest expense, income taxes, depreciation and amortization, stock compensation expense, other income (expenses), net and other operating (income) expenses, net, such as special charges and (gain) loss on sale or retirement of assets. Adjusted EBITDA is a non-GAAP financial measure and should be considered in addition to, not as a substitute for, net income attributable to Charter stockholders reported in accordance with GAAP. This term, as defined by Charter, may not be comparable to similarly titled measures used by other companies.

(2)	Includes changes in accrued expenses related to capital expenditures.
Charter Projections for Cox Communications
The following table presents certain prospective financial information of Cox Communications, including expected savings, transition costs and operational improvements, for the fiscal years ending December 31, 2023 through December 31, 2031, prepared by Charter management (collectively referred to as the “Charter projections for Cox Communications”). The Charter projections for Cox Communications were believed by Charter management to be appropriate for the Charter Board’s consideration of, and Citi’s and LionTree’s respective analyses and opinions regarding, the transactions and approved by Charter for Citi’s and LionTree’s use and reliance in connection with their respective opinions described in “—Opinion of Charter’s Financial Advisors.”

	Fiscal Year Ending December 31,
($ in billions)	2023	2024	2025(3)	2026	2027	2028	2029	2030	2031
Revenue	13.3	13.1	12.8	12.5	12.1	12.2	12.5	13.0	13.4
Transaction EBITDA(1)(2)	5.6	5.5	5.4	5.3	5.2	5.4	5.6	5.9	6.2
Operating Expense Savings	—	—	—	—	0.3	0.5	0.5	0.5	0.5
Transition Costs	—	—	—	—	(0.1)	(0.1)	—	—	—
Transaction EBITDA incl. Savings & Transition Costs	5.6	5.5	5.4	5.3	5.4	5.8	6.1	6.4	6.7

	Fiscal Year Ending December 31,
($ in billions)	2023	2024	2025(3)	2026	2027	2028	2029	2030	2031
Standalone Cox Communications Capital Expenditures	2.9	2.5	2.5	2.5	2.5	2.5	2.5	2.5	2.5
Capital Expenditure Savings	—	—	—	—	(1.0)	(1.0)	(1.0)	(1.0)	(1.0)
Transition Capital Expenditures	—	—	—	—	0.5	0.8	0.5	0.5	—
Capital Expenditures incl. Savings & Transition Capital Expenditures	2.9	2.5	2.5	2.5	2.0	2.3	2.0	2.0	1.5
Severance Cost					(0.2)	(0.2)

Totals may not add because of rounding.
(1)
Adjusted EBITDA is defined as net income plus interest expense – net, income tax expense, depreciation and amortization, other – net such as (gain) loss on sale or retirement of assets and restructuring related charges, and other non-operating expenses such as investments (expenses) income – net and miscellaneous income – net. Adjusted EBITDA is a non-GAAP financial measure and should be considered in addition to, not as a substitute for, net income attributable to stockholders reported in accordance with GAAP. This term may not be comparable to similarly titled measures used by other companies.

(2)
Transaction EBITDA for 2023-2025 is based on estimates of Cox Communications Adjusted EBITDA provided by Cox Communications and includes adjustments primarily to reflect Cox Communications operating independently from Cox Enterprises proposed by Cox Communications and accepted by Charter management. Transaction EBITDA as presented for 2024 includes an additional $0.1 billion full year benefit of a reduction in force program enacted during the year. Transaction EBITDA for 2025 includes additional adjustments reflecting recent operating performance proposed by Cox Communications management and accepted by Charter management. Transaction EBITDA is a non-GAAP financial measure and should be considered in addition to, not as a substitute for, net income attributable to stockholders reported in accordance with GAAP. This term may not be comparable to similarly titled measures used by other companies.

(3)	Charter management also prepared estimates for the nine-month period ended December 31, 2025, assuming 75% of the full year projections.
Charter Projections for Cost Savings
Charter management estimated and provided to the Charter Board and to Citi and LionTree for their use and reliance in connection with the financial analyses that Citi and LionTree performed in connection with their respective opinions described in “—Opinion of Charter’s Financial Advisors”, the cost savings described below that Charter management expected to result from the transactions (the “Charter estimated cost savings”). The Charter estimated cost savings were believed by Charter management to be appropriate for the Charter Board’s consideration of, and Citi’s and LionTree’s respective analyses and opinions regarding, the transactions.
•	Estimated annual operating expense savings of $0.5 billion;
•	Estimated aggregate total transition costs of $0.1 billion, excluding severance costs;
•	Estimated annual capital expenditure savings of $1.0 billion; and
•	Estimated aggregate total transition capital expenditures of $2.1 billion.
Charter Projections for Tax Benefits
Charter management estimated and provided to the Charter Board and to Citi and LionTree for their use and reliance in connection with the financial analyses that Citi and LionTree performed in connection with their respective opinions described in “—Opinion of Charter’s Financial Advisors”, the tax benefits described below that Charter management expected to result from the transactions (the “Charter estimated tax benefits”). The Charter estimated tax benefits were believed by Charter management to be appropriate for the Charter Board’s consideration of, and Citi’s and LionTree’s respective analyses and opinions regarding, the transactions.
The Charter estimated tax benefits were calculated by assuming conversion of the Charter Holdings common and Charter Holdings convertible preferred units issued to Cox Enterprises in the transactions into Charter Class A common stock starting ten years in the future (i.e., 2035). At that time, Charter would begin to benefit from a step-up in Cox Communications’ basis, which would result in additional amortization and cash tax savings. The annual cash tax savings, net of the 50% payments to be made to Cox Enterprises under the amended tax receivables agreement to be entered into at the closing (see “Other Agreements Related to the Transactions—Additional Transaction Documents—Amended Tax Receivables Agreement”), were projected to extend through 2052. Based on the weighted average cost of capital of 7.3% and marginal tax rate of 25% provided by Charter management, the net present value of the Charter estimated tax benefits was $1.255 billion as of March 31, 2025 and $1.323 billion as of December 31, 2025.

Interests of Charter Directors and Executive Officers in the Transactions
When considering the recommendation of the Charter Board with respect to the certificate amendment proposal, the share issuance proposal, the governance proposals and the adjournment proposal, Charter stockholders should be aware that certain of Charter’s directors and executive officers may be deemed to have interests in the transactions that are different from, or in addition to, those of Charter stockholders. Areas where their interests may differ from those of Charter stockholders in general relate to the indemnification and insurance protections for their service as directors and executive officers pursuant to the Charter organizational documents, indemnification agreements entered into with Charter and Charter’s director and officer liability insurance policies. Additionally, pursuant to the existing stockholders agreement, Liberty Broadband has designated three directors to the Charter Board, consisting of Balan Nair, Martin E. Patterson and J. David Wargo, and A/N has designated two directors to the Charter Board, consisting of Steven A. Miron and Michael A. Newhouse.
These interests may present such persons with actual or potential conflicts of interest. The Charter Board was aware of these interests during the deliberations of the merits of the transactions, and in deciding to recommend that you vote for each of the certificate amendment proposal, the share issuance proposal, the governance proposals and the adjournment proposal.
Timing of the Transactions
Charter and Cox Enterprises are working to complete the transactions in mid-2026, unless terminated in accordance with the transaction agreement or otherwise agreed. The transactions are subject to various conditions, and it is possible that factors outside the control of Charter and Cox Enterprises could result in the transactions being completed at a later time, or not at all. For more information, see “Risk Factors—Risks Related to the Transactions.”
In connection with the entry into the transaction agreement, on May 16, 2025, Charter, Liberty Broadband, Merger LLC and Merger Sub entered into the Liberty Broadband side letter, pursuant to which the parties agreed, subject to the terms thereof, to accelerate the date of the closing of the Liberty Broadband merger. For more information, see “Other Agreements Related to the Transactions—Liberty Broadband Side Letter.”
Financing of the Transactions
Charter expects to fund its cash obligations under the transaction agreement, including the cash portion of the consideration and any cash amounts used to fund the redemption, repayment or repurchase of indebtedness of Cox Communication or its subsidiaries in connection with the transactions (as further described in the section entitled “The Transaction Agreement—Treatment of Cox Communications Indebtedness”), through a combination of cash on hand and the proceeds that Charter intends to obtain from debt financings (which may include the offerings of debt securities). There is no assurance that such debt financing will be available on acceptable terms or at all. Charter’s ability to obtain debt financing will be subject to various factors, including market conditions and operating performance.
Accounting Treatment
The transactions, including the equity sale and the contribution, will be accounted for using the acquisition method of accounting with Charter considered the accounting acquirer of Cox Communications. The acquisition method of accounting is based on Financial Accounting Standards Board, Accounting Standards Codification (ASC) 805 Business Combinations, and uses the fair value concepts defined in ASC 820 Fair Value Measurements and Disclosures. Charter will record assets acquired, including identifiable intangible assets, and liabilities assumed at their respective fair values at the acquisition date. Any excess of the purchase price over the net fair value of such assets and liabilities will be recorded as goodwill.
The financial condition and results of operations of Charter after completion of the transactions will include Cox Communications but will not be restated retroactively to reflect the historical financial condition or results of operations of Cox Communications. Charter following the closing will apply acquisition accounting adjustments to Cox Communications historical financial statements as of the acquisition date, including the effect of fair value adjustments to Cox Communications’ tangible and finite-lived intangible assets acquired and resulting future impact to depreciation and amortization expense as well as fair value adjustments to Cox Communications’ long-term debt assumed and resulting future impact to interest expense on the amortization of debt fair value discount. Indefinite-lived intangible assets acquired, including franchises and goodwill, will not be amortized but will be tested for impairment at least annually. The Charter Holdings common units and Charter Holdings convertible preferred units issued to Cox Enterprises as a portion of the acquisition price will be reflected as noncontrolling interests within shareholders’ equity of Charter which will impact the future allocation of partnership net income between the controlling and noncontrolling interest holders of Charter Holdings. New long-term debt will be issued to finance the payment to Cox Enterprises for the cash portion of the acquisition price which will impact future interest expense.
Regulatory Approvals
Completion of the transactions is conditioned upon the receipt of certain governmental clearances or approvals, including, but not limited to, the expiration or termination of the waiting period relating to the transactions under the HSR Act, approval of the FCC and certain other governmental consents and approvals from state PUCs, LFAs and state franchising authorities.
U.S. Antitrust Filing
Under the HSR Act, the transactions may not be completed unless certain waiting period requirements have expired or been terminated. The HSR Act provides that each party must file a pre-transaction notification with the FTC and the DOJ. A transaction notifiable under the HSR Act may not be completed until the expiration of a 30-calendar-day waiting period following the parties’ filings of their respective HSR Act notification forms or the termination of that waiting period. If the DOJ issues a Request for Additional Information prior to the expiration of the initial waiting period, the parties must observe a second 30-calendar-day waiting period, which would begin to run only after both parties have substantially complied with the Request for Additional Information, unless the waiting period is terminated earlier. At any time before or after closing, the Antitrust Division, the FTC or others could take action under the antitrust laws, including, without limitation, seeking to enjoin the completion of the transactions or to permit their completion only subject to regulatory concessions or conditions. In addition, U.S. state attorneys general could take action under the antitrust laws, including, without limitation, seeking to enjoin the completion of the transactions or permitting completion subject to regulatory concessions or conditions. Private parties may also seek to take legal action under the antitrust laws under some circumstances.
FCC Approval
Under the Communications Act, and as a condition to, and before the completion of, the transactions, the FCC must approve the transfer of control to Charter of Cox Communications and its affiliates that hold FCC licenses and authorizations in connection with the transactions contemplated by the transaction agreement. In connection with such approval, the FCC must determine whether Charter is qualified to control these licenses and authorizations and whether such transfer of control is consistent with the Communications Act and FCC rules and would serve the public interest, convenience and necessity. In order to obtain FCC approval, Charter and Cox Enterprises are required to file applications for FCC consent to such transfer of control.
State and Local Approvals
Under the terms of the transaction agreement, the completion of the transactions is subject to the approval of certain applicable LFAs and state franchising authorities, and approval of certain state PUCs. In particular, certain franchise agreements require notification to, and approval by, the applicable LFAs and state franchising authorities of transactions such as the transactions, in order to review Charter’s legal, financial and technical qualifications. With respect to LFAs and state franchising authorities, Charter and Cox Enterprises have agreed that (a) the aggregate number of video customers served by the cable or communications systems used in the operation of Cox Communications’ business (the “Cox Communications systems”) (i) pursuant to the “grandfathering” provisions of the Communications Act and (ii) pursuant to each franchise for which (A) no consent is required from any government entity issuing such franchise for the completion of the transactions or (B) any such consent is required and has been received (or deemed received under Section 617 of the Communications Act) (solely with respect to the obligations of the Charter parties to close, without the imposition of a burdensome condition), shall be no less than 80% of the video customers served by the Cox Communications systems at the closing, and (b) if less than 100% of such number of video customers, all applicable waiting periods (including extensions) shall have expired with respect to the FCC Forms 394 filed in connection with requests for the LFA approvals that have not been obtained.
In addition, Charter and Cox Enterprises are required to obtain approval from certain state PUCs that have jurisdiction over the provision of intrastate telecommunications services. As a general matter, those state commissions, consistent with their states’ laws and regulations, must determine whether Charter is qualified to control authorizations to provide such services and whether the transfer of control of these authorizations is consistent with the public interest, convenience and necessity; in some cases, those state commissions must also make similar determinations with respect to Cox Enterprises acquiring an indirect interest in Charter subsidiaries holding state telecommunications authorizations through its ownership of approximately 23% of the combined entity's diluted shares outstanding, on an as-exchanged, as-converted basis and assuming the contemporaneous closing of the Liberty Broadband merger. In some cases, those state commissions must also approve the encumbrance of telecommunications-related assets by Charter upon the consummation of the transactions.
Other Governmental Approvals
Charter and Cox Enterprises also will seek to obtain governmental approvals and consents for the change of control of Cox Communications and its affiliates that hold broadband deployment funding grants to the extent required by the terms of such grants or laws and regulations applicable thereto. Charter and Cox Enterprises are not aware of any material governmental approvals or actions that are required for completion of the transactions other than those described in this section. It is presently contemplated that if any such additional governmental approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.
Efforts to Obtain Regulatory Approvals
Charter and Cox Enterprises have agreed to use their respective reasonable best efforts to obtain all regulatory approvals required to complete the transactions. In furtherance of the foregoing, Charter and Cox Enterprises have agreed to (a) file the required notification and report forms under the HSR Act and all appropriate applications and requests to obtain consents from the FCC, state PUCs, LFAs, state franchising authorities and other government entities in connection with the transactions as promptly as practicable (and not later than July 15, 2025, with an additional 30 days for regulatory applications related to LFAs, state franchising authorities, state PUCs, other governmental entities and broadband deployment funding grants, subject to extension upon the mutual agreement of the parties) and (b) promptly file any additional information requested by any government entity. In addition, for any Cox Communications franchise for which a valid notice of renewal pursuant to the formal renewal procedures established by Section 626 of the Communications Act has not been timely delivered to the appropriate government entity, Cox Enterprises has agreed to cause Cox Communications to use reasonable best efforts to obtain promptly (and no later than the end date) a renewal or extension for any Cox Communications franchise of either (i) at least 37 months or (ii) at least 2 years and an agreement by such government entity to abide by certain LFA renewal procedures set forth in the Communications Act.
Charter’s obligation to use “reasonable best efforts” will require Charter, Charter Holdings or any of their subsidiaries to:
•
divest or otherwise hold separate any businesses, assets or properties other than any businesses, assets or properties, that, individually or in the aggregate, are material to Charter, Charter Holdings and their respective subsidiaries (including Cox Communications and its subsidiaries), taken as a whole;

•
accept conditions or take any other actions that would apply to or affect any businesses, assets or properties of Charter, Charter Holdings or any of their subsidiaries, other than (i) any condition requiring significant construction or any condition in perpetuity, (ii) any condition that is inconsistent with or violative of any conditions imposed by the FCC in connection with securing regulatory approvals from the FCC or (iii) any condition that would reasonably be expected, individually or in the aggregate, to materially adversely affect (financially or otherwise) the business, assets or results of operations of Charter, Charter Holdings and their respective subsidiaries (including Cox Communications and its subsidiaries), taken as a whole;

•
unless mutually agreed by the parties, litigate or participate in the litigation of any proceeding involving the FCC, FTC or Antitrust Division or any other government entity to oppose or defend against any action by any such government entity to prevent or enjoin the consummation of the transactions or overturn any regulatory action to prevent consummation of the transaction, the transaction agreement or the other agreements related to the transactions (provided that Charter will direct the strategy of any such litigation).

Each condition, remedy or action that Charter is not required to accept or take is referred to in this proxy statement as a burdensome condition.

There can be no assurances that any of the regulatory approvals described above will be obtained and, if obtained, there can be no assurance as to the timing of such approvals, the ability to obtain such approvals on satisfactory terms or the absence of any litigation challenging such approvals.
Appraisal Rights
Under Delaware law, Charter stockholders are not entitled to dissenters’ or appraisal rights in connection with the transactions. Charter stockholders may vote against the certificate amendment proposal and the share issuance proposal if they do not favor such proposals.

THE TRANSACTION AGREEMENT
This section describes the material terms of the transaction agreement. The descriptions of the transaction agreement in this section and elsewhere in this proxy statement are qualified in their entirety by reference to the complete text of the transaction agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the transaction agreement that is important to you. You are encouraged to carefully read the entire transaction agreement before making any decisions regarding the transaction agreement or the transaction.
On May 16, 2025, Charter, Charter Holdings and Cox entered into the transaction agreement. Pursuant to the transaction agreement, at the closing of the transactions, (i) Cox Enterprises will sell and transfer to Charter 100% of the equity interests of certain subsidiaries of Cox Communications that conduct Cox Communications’ commercial fiber and managed IT and cloud services businesses, (ii) Cox Enterprises will contribute the equity interests of Cox Communications (after its conversion into a limited liability company pursuant to the pre-closing restructuring described in “—Cox Communications Restructuring”) and certain other assets (other than certain excluded assets) primarily relating to Cox Communications’ residential cable business to Charter Holdings, and (iii) Cox Enterprises will pay $1.00 to Charter. Under the transaction agreement, Charter and Cox Enterprises may designate one or more wholly owned subsidiaries to take actions with respect to Charter and Cox Enterprises, respectively.
Consideration
Pursuant to the transaction agreement, at the closing:
•	in consideration of the equity sale, Charter will pay $3.5 billion in cash to Cox Enterprises;
•
in consideration of the contribution, Charter Holdings will (i) pay to Cox Enterprises $500 million in cash and (ii) issue to Cox Enterprises Charter Holdings convertible preferred units with an aggregate liquidation preference of $6.0 billion, which will pay a 6.875% dividend per annum, and approximately 33.6 million Charter Holdings common units priced at $353.64 per share. The Charter Holdings convertible preferred units will be convertible into Charter Holdings common units, with an initial conversion price of $477.41, a 35% premium to the reference price, subject to certain adjustments. The Charter Holdings common units will be exchangeable by the holder, in certain circumstances, for cash or, at the election of Charter, Charter Class A common stock on a one-for-one basis, subject to certain adjustments; and

•
in consideration of the $1.00 payment from Cox Enterprises to Charter, Charter will issue to Cox Enterprises one share of Charter Class C common stock. The Charter Class C common stock will be equivalent, economically, to the outstanding Charter Class A common stock and the Charter Class B common stock but will have a number of votes per share that reflect the voting power of the Charter Holdings common units and the Charter Holdings convertible preferred units held by Cox Enterprises on an as-converted, as-exchanged basis.

The combined entity will also assume Cox Communications’ approximately $12.6 billion in outstanding net debt and other obligations.
Conditions to the Completion of the Transactions
The obligations of each party to the transaction agreement to effect the closing are subject to the satisfaction or waiver of the following conditions:
•
the approval of (i) the certificate amendment proposal by the affirmative vote of the holders of a majority of the aggregate voting power of the outstanding shares of Charter Class A common stock and Class B common stock, voting together as a single class and (ii) the share issuance proposal by the affirmative vote of the holders of a majority of the votes cast by the holders of Charter Class A common stock and Class B common stock, voting together as a single class (collectively, the “requisite stockholder approvals”);

•
any applicable waiting period (and any extension thereof) under the HSR Act, and any commitments by the parties not to close before a certain date under any timing agreement entered into with a government entity, in each case, with respect to the transactions shall have expired or been terminated (solely with respect to the obligations of the Charter parties to close, without the imposition of a burdensome condition);

•	the aggregate number of video customers served by the Cox Communications systems (i) pursuant to the “grandfathering” provisions of the Communications Act and (ii) pursuant to each Cox Communications franchise for which (A) no consent is required from any government entity for the completion of the transactions or (B) any consent that is required has been received (or deemed received under Section 617 of the Communications Act) (solely with respect to the obligations of the Charter parties to close, without the imposition of a burdensome condition), shall not be less than 80% of the video customers then served by the Cox Communications systems; and if less than 100% of the video customers, all applicable waiting periods (including extensions) shall have expired with respect to the FCC Forms 394 filed in connection with requests for approvals by LFAs that have not been obtained;
•
obtaining all of the required consents by the FCC to the transfer to Charter of all FCC licenses, authorizations, permits and consents held by Cox Communications or its subsidiaries and/or used in the Cox Communications business (solely with respect to the obligations of the Charter parties to close, without the imposition of a burdensome condition);

•
obtaining authorizations from state communications authorities as required for Charter to provide voice and other regulated services in the Cox Communications systems used in the Cox Communications business following the closing (solely with respect to the obligations of the Charter parties to close, without the imposition of a burdensome condition); and

•
the absence of any law, rule, executive order, decree, judgment, injunction or other order (whether temporary, preliminary or permanent) which makes unlawful, prohibits, delays, enjoins or otherwise prevents or restrains the completion of the transactions.

Additional Conditions to the Completion of the Transactions for the Benefit of the Charter Parties
In addition, the obligation of the Charter parties to effect the closing of the transactions is subject to the satisfaction or waiver of the following conditions:
•	the accuracy of the representations and warranties of the Cox parties (subject to a material adverse effect qualification, with the exception of certain specified representations);
•	performance in all material respects by the Cox parties of the covenants and agreements to be performed by the Cox parties at or prior to the closing;
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the absence of any event, occurrence, circumstance, development or condition that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on Cox Communications;

•	receipt of a certificate executed by an authorized officer of Cox Enterprises as to the satisfaction of the conditions described in the preceding three bullets; and
•	delivery by Cox Enterprises of specified certificates, instruments of assignment and transaction documents.
Additional Conditions to the Completion of the Transactions for the Benefit of the Cox Parties
In addition, the obligation of the Cox parties to effect the closing of the transactions is subject to the satisfaction or waiver of the following conditions:
•	the accuracy of the representations and warranties of the Charter parties (subject to a material adverse effect qualification, with the exception of certain specified representations);
•	performance in all material respects by the Charter parties of the covenants and agreements to be performed by the Charter parties at or prior to the closing;
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the absence of any event, occurrence, circumstance, development or condition that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on Charter;

•	receipt of a certificate executed by an authorized officer of Charter as to the satisfaction of the conditions described in the preceding three bullets; and
•	delivery by Charter of specified certificates, instruments of assignment and transaction documents.
Charter Obligations Regarding Stockholder Meeting and Recommendation
Charter has agreed to call and hold a meeting of its stockholders as soon as reasonably practicable after the date of the transaction agreement for the purpose of obtaining the requisite stockholder approvals. Without the prior written consent of Cox Enterprises, Charter may not adjourn or postpone the meeting of its stockholders. However, Charter is permitted to adjourn or postpone the meeting of its stockholders without Cox Enterprises’ prior written consent (i) if, as of the time for which the stockholder meeting is originally scheduled, there are insufficient shares of Charter common stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the stockholder meeting, (ii) after consultation with Cox Enterprises, if the failure to adjourn or postpone the meeting would reasonably be expected to be a violation of applicable law for the distribution of any required supplement or amendment to the proxy statement, (iii) after consultation with Cox Enterprises, for a single period not to exceed 10 business days, to solicit additional proxies necessary to obtain the requisite stockholder approvals or (iv) if Charter has delivered to Cox Enterprises a bona fide notice as required in connection with Charter’s non-solicitation obligations (see “—No Solicitation by Charter”), for a maximum of 10 business days. In addition, Cox Enterprises may require Charter to adjourn or postpone the meeting of Charter stockholders once for a period not to exceed 10 business days to solicit additional proxies necessary to obtain the requisite stockholder approvals, provided that such adjournment would not cause the transactions to fail to be consummated by the end date.
No Solicitation by Charter
Prior to receipt of the requisite stockholder approvals, neither Charter nor any of its subsidiaries will, nor will Charter or any of its subsidiaries authorize or permit any of its or their officers, directors, employees and other representatives, to, directly or indirectly: (i) solicit, initiate or take any action to knowingly facilitate or encourage the submission of any Charter acquisition proposal (as defined below), (ii) enter into or participate in any discussions or negotiations with, furnish any non-public information relating to Charter or any of its subsidiaries or afford access to the business, properties, assets, books or records of Charter or any of its subsidiaries to, otherwise knowingly cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any third party that is seeking to make, or has made, a Charter acquisition proposal, (iii) fail to make, withdraw or modify in a manner adverse to Cox Communications the recommendation of the Charter Board that Charter stockholders vote in favor the share issuance proposal and the certificate amendment proposal or recommend a Charter acquisition proposal (any action described in this clause (iii), an “adverse recommendation change”), (iv) fail to enforce or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of Charter or any of its subsidiaries, unless the Charter Board determines after consulting with its outside legal counsel that the failure to waive such provision would be inconsistent with its fiduciary duties under applicable law (except that Charter is not required to enforce any provision of any such agreement that would prohibit a third party from communicating confidentially a Charter acquisition proposal to the Charter Board), (v) approve any transaction under, or any person becoming an “interested stockholder” under, Section 203 of the DGCL, or (vi) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument relating to a Charter acquisition proposal (other than a confidentiality agreement to the extent permitted as described below). Any violation of the restrictions on Charter set forth in the preceding sentence by any representative of Charter or any of its subsidiaries will be treated as a breach by Charter. However, so long as Charter and its representatives have otherwise complied in all material respects with the foregoing, Charter and its representatives may, at any time prior to the receipt of the requisite stockholder approvals, participate in discussions with any third party who has made a Charter acquisition proposal after the date of the transaction agreement solely to request the clarification of the terms and conditions of the proposal so as to determine whether the Charter acquisition proposal is, or could reasonably be expected to lead to, a Charter superior proposal (as defined below).
Notwithstanding the foregoing, but subject to the terms and conditions described below, at any time prior to the receipt of the requisite stockholder approvals:
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Charter, directly or indirectly through advisors, agents or other intermediaries, may (i) engage in negotiations or discussions with any third party that, subject to Charter’s compliance with the solicitation restrictions described in the first paragraph of this section (under “—No Solicitation by Charter”) has made, after the date of the transaction agreement, a Charter superior proposal or a Charter acquisition proposal that the Charter Board determines in good faith, after consultation with its outside legal advisors, could reasonably be expected to lead to a Charter superior proposal by the third party making such Charter acquisition proposal, (ii) furnish to such third party and its representatives non-public information relating to Charter or any of its subsidiaries pursuant to a customary confidentiality agreement with such third party with terms no less favorable to Charter than those contained in the confidentiality agreement between Charter and Cox Enterprises (but such confidentiality agreement need not contain a “standstill” or similar provision that prohibits such third party from making any Charter acquisition proposal, acquiring Charter or taking any other action); provided that all such information

(to the extent not previously provided or made available to Cox Enterprises) is provided or made available to Cox Enterprises prior to or as promptly as practicable (but no later than 24 hours) after the time it is provided or made available to such third party and (iii) take any action required by law or that any court of competent jurisdiction orders Charter to take; and
•	the Charter Board may make an adverse recommendation change (i) following receipt of a Charter superior proposal or (ii) involving or relating to a Charter intervening event (as defined below).
Charter is only permitted to take the actions described in the preceding two bullets if the Charter Board determines in good faith, after considering advice from outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable law.
In addition, the Charter Board is not permitted to take any of the actions described in the two bullets above unless Charter has delivered to Cox Enterprises written notice advising Cox Enterprises that it intends to take such action, and, after taking such action, if such action is in connection with a Charter acquisition proposal, Charter continues to advise Cox Enterprises, on a current basis, of the status and terms of any discussions and negotiations with the applicable third party. Charter must also notify Cox Enterprises promptly (but in no event later than 24 hours) after receipt by Charter (or any of its representatives) of any Charter acquisition proposal, any written indication from a third party that such third party is considering making a Charter acquisition proposal or any written request for information relating to Charter or any of its subsidiaries or for access to the business, properties, assets, books or records of Charter or any of its subsidiaries by any third party that has indicated that it is considering making, or has made, a Charter acquisition proposal. Charter must, within 24 hours of receipt, provide such notice orally and in writing and must identify the third party making, and the material terms and conditions of, any such Charter acquisition proposal, indication or request, and must promptly (but in no event later than 24 hours of its receipt) provide to Cox Enterprises copies of all material correspondence and written materials sent or provided to Charter or any of its subsidiaries that describes any terms or conditions of any Charter acquisition proposal. Charter is required to keep Cox Enterprises reasonably informed, on a reasonably current basis, of the status and details of any such acquisition proposal, indication or request.
“Charter acquisition proposal” means, other than the transactions contemplated by the transaction agreement, any offer or proposal relating to (i) any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of Charter and its subsidiaries or 25% or more of any class of equity or voting securities of Charter or any of its subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of Charter, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any third party beneficially owning 25% or more of any class of equity or voting securities of Charter or any of its subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of Charter or (iii) a merger, consolidation, share exchange, business combination or other similar transaction involving Charter or any of its subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of Charter; provided that “Charter acquisition proposal” shall not include (A) any offer or proposal that would not, or would not reasonably be expected to, (1) require Charter to abandon or terminate the transactions, (2) delay the consummation of the transactions beyond the end date or (3) prohibit or prevent the consummation of the transactions or (B) the Liberty Broadband merger.
“Charter intervening event” means any material event, change, effect, development or occurrence occurring or arising after the date of the transaction agreement that (i) was not known or reasonably foreseeable (or if known, the consequences or magnitude of which were not known or reasonably foreseeable) to the Charter Board or executive officers as of or prior to the date of the transaction agreement and (ii) does not relate to or involve a Charter acquisition proposal; provided that (A) in no event shall any action taken by either party pursuant to the affirmative covenants described in the transaction agreement or the consequences of any such action constitute, be deemed to contribute to or otherwise be taken into account in determining whether there has been a Charter intervening event and (B) in no event shall any changes in the market price or trading volume of the Charter Class A common stock, in and of itself, constitute, be deemed to contribute to or otherwise be taken into account in determining whether there has been a Charter intervening event (it being understood that the facts or occurrences giving rise or contributing to such changes described in clause (B) may be taken into account when determining whether there has been a Charter intervening event).
“Charter superior proposal” means a bona fide, unsolicited written Charter acquisition proposal for at least a majority of the outstanding shares of Charter Class A common stock or all or substantially all of the consolidated assets of Charter and its subsidiaries that the Charter Board determines in good faith, after consultation with a financial advisor of nationally recognized reputation and outside legal counsel and taking into account all material financial, legal, regulatory and other aspects of such proposal, including the terms and conditions of the Charter acquisition proposal, (i) is on terms and conditions more favorable to Charter’s stockholders than the transactions contemplated by the transaction agreement (taking into account any proposal by the Cox parties to amend the terms of the transaction agreement) and (ii) is reasonably likely to be consummated and, if a cash transaction (whether in whole or in part), has financing, if any, that is then fully committed or reasonably determined to be available by the Charter Board.
Each of the Charter parties has agreed to, and to cause its subsidiaries and its and their representatives to, terminate any and all existing activities, discussions or negotiations, if any, with any third parties and their representatives and financing sources conducted prior to the date of the transaction agreement with respect to any Charter acquisition proposal.
Adverse Recommendation Change
In addition, the Charter Board is not permitted to make an adverse recommendation change in response to a Charter acquisition proposal unless (i) such Charter acquisition proposal constitutes a Charter superior proposal, (ii) Charter promptly notifies Cox Enterprises, in writing at least five business days before taking that action, of its intention to do so, and attaches the most current version of the proposed agreement under which such Charter superior proposal is proposed to be consummated and the identity of the third party making the Charter superior proposal, and (iii) the Cox parties do not make, within such five business day period after receipt of the written notification, an offer to revise the terms of the transaction agreement that is at least as favorable to the stockholders of Charter as such Charter superior proposal. Any amendment to the financial terms or other material terms of such Charter superior proposal requires a new written notification from Charter and commences a new notice period under the preceding sentence, except that such new notice period will be for three business days rather than five business days.
The Charter Board is not permitted to make an adverse recommendation change in response to a Charter intervening event unless (i) Charter has provided Cox Enterprises with written information describing the intervening event in reasonable detail promptly after becoming aware of it and keeps Cox Enterprises fully informed, on a reasonably current basis, of material developments with respect to such intervening event, (ii) Charter has provided Cox Enterprises at least five business days prior notice of its intention to make an adverse recommendation change with respect to such Charter intervening event, attaching a reasonably detailed explanation of the facts underlying the determination by the Charter Board that an intervening event has occurred and its need to make an adverse recommendation change in light of the Charter intervening event and (iii) the Cox parties do not make, within such five-business-day period, an offer to revise the terms of the transaction agreement that the Charter board determines would obviate the need for an adverse recommendation change in light of the Charter intervening event.
During any five-business-day period prior to effecting an adverse recommendation change in response to a Charter acquisition proposal or a Charter intervening event, Charter and its representatives must negotiate in good faith with Cox Enterprises and its representatives regarding any revisions to the terms of the transactions contemplated by the transaction agreement proposed by the Cox parties.
Proxy Statement
Charter has agreed to prepare and file a proxy statement with the SEC as promptly as practicable after the date of the transaction agreement, on a timetable mutually agreed upon in light of accounting, regulatory and transactional considerations. Charter will use its reasonable best efforts to ensure the proxy statement complies as to form in all material respects with the rules and regulations promulgated by the SEC under the Exchange Act, to have the proxy statement become definitive as soon as practicable after filing and to cause the proxy statement to be mailed to Charter’s stockholders as promptly as practicable after it becomes definitive. Charter will provide Cox Enterprises and its counsel a reasonable opportunity to review and comment on the proxy statement and will consider any comments from Cox Enterprises. Charter will promptly notify Cox Enterprises of any comments from the SEC or its staff, cooperate with Cox Enterprises in responding to such comments and provide Cox Enterprises and its counsel a reasonable opportunity to review and comment on any responses to those comments and any amendments or supplements to the proxy statement.
Cox Enterprises will furnish all information concerning itself, its subsidiaries and its affiliates to Charter and provide any other assistance reasonably requested by Charter in connection with the preparation, filing and distribution of the proxy statement. Both Charter and Cox Enterprises agree to promptly correct any information provided for use in the proxy statement if it becomes false or misleading in any material respect and to supplement such information to ensure the statements remain accurate in light of the circumstances under which they were made.
Representations and Warranties
The transaction agreement contains a number of representations and warranties made by Cox Enterprises and Charter, made solely for the benefit of the other, and that are subject in some cases to important exceptions and qualifications, including, among other things, as to materiality and material adverse effect. Furthermore, the assertions embodied in those representations and warranties are qualified by information publicly filed with the SEC by Charter and in the confidential disclosure schedules that the parties have exchanged in connection with the signing of the transaction agreement, which disclosure schedules will not be reflected in the transaction agreement or otherwise publicly disclosed. The confidential disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the transaction agreement. See “—Definition of ‘Material Adverse Effect” for a definition of material adverse effect applicable to each company. The representations and warranties are used to allocate risk between the parties to the transaction agreement rather than for establishing matters of fact. For the foregoing reasons, these descriptions, representations and warranties should not be read alone.
Representations and Warranties of Cox Enterprises
The representations and warranties made by Cox Enterprises in the transaction agreement relate to, among other things:
•	corporate existence, good standing and qualification to do business;
•	ownership of equity interests in Cox Communications;
•	corporate power and authority to execute and deliver the transaction agreement and related agreements, and to perform obligations under the transaction agreement and related agreements;
•	governmental actions necessary to approve the transactions;
•
absence of any conflict with or violation or breach of organizational documents, material contracts, franchises, leases or demising leases or laws to which Cox Communications is subject or governmental authorizations of Cox Communications;

•	binding effect of the transaction agreement;
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accuracy of audited financial statements, maintenance of books and records, the preparation of financial statements based on such books and records and in accordance with GAAP and the fair presentation of the consolidated financial condition of Cox Communications and its subsidiaries in the financial statements and the maintenance of internal controls over financial reporting;

•
conduct of the Cox Communications business in the ordinary course, absence of certain specified actions or changes and absence of any event, occurrence, circumstances, development or condition that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect, in each case since December 31, 2024;

•	absence of indebtedness or undisclosed liabilities;
•	absence of pending or threatened legal proceedings or investigations;
•	franchises and governmental authorizations;
•	disclosure of material contracts, the binding effect of such material contracts and the absence of defaults and breaches thereunder;
•	real property and tangible personal property;
•	benefit plans and labor relations;
•	communications laws, copyright compliance and rate regulation;
•	environmental matters;
•	taxes;

•	compliance with laws;
•	subscribers and system information;
•	intellectual property;
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accuracy of information about Cox Communications and Cox Enterprises provided for inclusion in the proxy statement to be filed with the SEC and distributed to Charter stockholders in connection with the transactions;

•	absence of undisclosed finders’ fees;
•	transactions between Cox Communications or the transferred subsidiaries, on the one hand, and Cox Enterprises or certain of its beneficial owners or related parties, on the other hand;
•	insurance matters; and
•	title to assets and sufficiency of assets.
Representations and Warranties of Charter
The representations and warranties made by Charter in the transaction agreement relate to, among other things:
•	corporate existence, good standing and qualification to do business;
•	capitalization;
•	corporate power and authority to execute and deliver the transaction agreement and related agreements, and to perform obligations under the transaction agreement and related agreements;
•	governmental actions necessary to approve the transactions;
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absence of any conflict with or violation or breach of organizational documents, material contracts or laws to which the Charter parties are subject or governmental authorizations of the Charter parties;

•	binding effect of the transaction agreement;
•	SEC filings, compliance of such filings with securities laws and the preparation of financial statements in accordance with GAAP;
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conduct of the Charter business in the ordinary course, absence of certain specified actions or changes and absence of any event, occurrence, circumstance, development or condition that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect, in each case since December 31, 2024;

•	absence of undisclosed liabilities;
•	absence of pending or threatened legal proceedings or investigations;
•	absence of undisclosed finders’ fees;
•	compliance with laws; and
•	availability of funds.
Definition of “Material Adverse Effect”
Many of the representations and warranties in the transaction agreement are qualified by “material adverse effect.” The absence of any event, occurrence, circumstance, development or condition that, individually or in the aggregate, has had or would reasonably be expected to have a “material adverse effect” on Cox Communications or Charter, respectively, is a condition to the obligations of Charter and Cox Enterprises, respectively, to close the transactions.

For the purpose of the transaction agreement, “material adverse effect” means, with respect to Cox Communications or Charter, as the case may be, an effect that (i) has a material adverse effect on the business, results of operations, financial condition, cash flows, assets or liabilities of such party and its subsidiaries, taken as a whole, excluding any such effect to the extent resulting from or arising out of:
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any change in international, national, regional or industry-wide economic or business conditions (including financial and capital market conditions) or any tariffs, trade wars or similar matters, except that this exception will not apply to the extent that the adverse effect on such party resulting from the foregoing is disproportionate relative to the adverse effects on the other participants in the multichannel video programming, high-speed internet, voice, mobile or telecommunications industries in the United States or any other industries in which such party’s business operates;

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changes or conditions generally affecting the multichannel video programming, high-speed internet, voice, mobile or telecommunications industries in the United States or any other industries in which such party’s business operates, except that this exception will not apply to the extent that the adverse effect on such party resulting from the foregoing is disproportionate relative to the adverse effects on the other participants in the multichannel video programming, high-speed internet, voice, mobile or telecommunications industries in the United States or any other industries in which such party’s business operates;

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any changes in general political conditions, any outbreak or escalation of hostilities or acts of war, sabotage, cyberattack or terrorism or natural disasters or any other national or international calamity (including epidemics and pandemics), except to the extent the foregoing causes any damage or destruction to or renders unusable any facility or property of such party, except that this exception will not apply to the extent that the adverse effect on such party resulting from the foregoing is disproportionate relative to the adverse effects on the other participants in the multichannel video programming, high-speed internet, voice, mobile or telecommunications industries in the United States or any other industries in which such party’s business operates;

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the execution of the transaction agreement or the announcement, pendency or completion of the transactions or, in the case of Charter, the Liberty Broadband merger agreement (including, in each case, the impact thereof on, any loss of, or adverse change in, the relationship, contractual or otherwise, of the applicable party and its subsidiaries with their respective employees, customers, distributors, partners or suppliers or any other person with whom they transact business that is proximately caused thereby) (subject to limited exceptions);

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any failure by such party or any of its subsidiaries, in and of itself, to meet any internal or published projections, forecasts or predictions with respect to financial performance (except that this shall not prevent any party from asserting that any fact, change, event, occurrence or effect that may have given rise or contributed to such change may be taken into account in determining whether there has been a material adverse effect);

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any actual or proposed change in law or interpretations of such law, except that this exception will not apply to the extent that the adverse effect on such party resulting from the foregoing is disproportionate relative to the adverse effects on the other participants in the multichannel video programming, high-speed internet, voice, mobile or telecommunications industries in the United States or any other industries in which such party’s business operates;

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changes in GAAP (or authoritative interpretations thereof), except that this exception will not apply to the extent that the adverse effect on such party resulting from the foregoing is disproportionate relative to the adverse effects on the other participants in the multichannel video programming, high-speed internet, voice, mobile or telecommunications industries in the United States or any other industries in which such party’s business operates;

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with respect to a material adverse effect relative to Charter only, any change in the price of Charter Class A common stock (except that this shall not prevent any party from asserting that any fact, change, event, occurrence or effect that may have given rise or contributed to such change may be taken into account in determining whether there has been a material adverse effect); or

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compliance with the terms of, the taking of any action required by, or the taking of any action prohibited by, the transaction agreement, other than any obligation to operate in the ordinary course of business (subject to limited exceptions);

or (ii) would prevent such party or its affiliates from consummating the transactions prior to the end date.

Conduct of Cox Communications’ Business Pending the Closing
Generally, until the closing, except as contemplated by the transaction agreement, required by law, set forth on the confidential disclosure schedules or as consented to in writing by Charter, Cox Enterprises shall cause Cox Communications and its subsidiaries to use commercially reasonable efforts to conduct the Cox Communications business in the ordinary course consistent with past practices, including by using commercially reasonable efforts to (i) operate the Cox Communications business consistent with its operating budget, preserve intact the Cox business and its relationships with customers, suppliers, programming providers, creditors and employees and (ii) retain Cox Communications’ governmental authorizations and renew any expiring material governmental authorizations that expire prior to the closing date.
Without limiting the generality of the foregoing, and subject to certain exceptions, until the closing, Cox Enterprises shall cause Cox Communications and its subsidiaries not to, among other things:
•
incur, create, assume or suffer to exist certain encumbrances on any assets of Cox Communications or the transferred subsidiaries that will remain in existence at the closing, other than certain permitted encumbrances or encumbrances securing the existing Cox Communications notes consented to by Charter to ensure that there does not occur a “Below Investment Grade Downgrade Event” or a “Change of Control Repurchase Event,” each as defined in the applicable supplement to the existing Cox Communications indenture;

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sell, lease, license, transfer, encumber or otherwise dispose of any systems used in the Cox Communications business, headends, subscribers or other material assets of Cox or any of its subsidiaries (with respect to the Cox Communications business), in each case having a fair market value in excess of $5,000,000 individually or $15,000,000 in the aggregate, other than in the ordinary course of business or as otherwise specifically permitted by the transaction agreement;

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(i) enter into, modify, renew, suspend, abrogate, terminate or amend material programming contracts applicable solely to Cox Communications or the transferred subsidiaries other than extensions or renewals in the ordinary course of business, (ii) excluding material programming agreements, enter into any lease or material contract (as defined in the transaction agreement) or modify, renew, suspend, abrogate, terminate or amend in any material respect any such lease or any material contract, other than (A) in the ordinary course of business, (B) in connection with refinancing arrangements permitted by the transaction agreement, (C) specified amendments, restatements, supplements or other modifications to the existing Cox Communications credit agreement or (D) certain actions contemplated or otherwise permitted by the transaction agreement or (iii) enter into, modify, renew, suspend, abrogate, terminate or amend in an material respect any governmental authorization, other than renewals and extensions in the ordinary course and on substantially the same terms;

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fail to timely file valid requests for renewal under Section 626 of the Communications Act with respect to all Cox Communications franchises that will expire within 36 months after any date between the date of the transaction agreement and the closing of the transaction;

•	modify, suspend, abrogate, amend or terminate any of the organizational documents of Cox Communications or the transferred subsidiaries;
•
authorize or issue any equity interest or class of equity interests in Cox Communications or the transferred subsidiaries or cancel, redeem or repurchase any of the membership interests or other equity interests in Cox Communications;

•	make any loans, advances or capital contributions to, or investments in, any person other than to or in Cox Communications or any of its wholly owned transferred subsidiaries;
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except as required under applicable law or the terms of any benefit plan in effect as of the date of the transaction agreement, (i) grant, provide or increase (or commit to do the foregoing) any severance or termination payments or benefits to any Cox Communications business employees or other current or former directors, employees or other service providers of the Cox Communications business, Cox Communications or the transferred subsidiaries; (ii) subject to certain exceptions, increase in any manner the compensation or benefits of any Cox Communications business employee or other current or former directors, employees or other service providers of the Cox Communications business, Cox Communications or the transferred subsidiaries; (iii) subject to certain exceptions, become a party to, establish, adopt, terminate, amend (or commit to doing any of the foregoing) any Cox Communications benefit plan or accelerate the vesting of, or lapse of restrictions on, any compensation or benefits for the benefit of any Cox Communications business employee or current or former director, employee or other service provider of the Cox Communications business, Cox Communications or the transferred subsidiaries; (iv) establish, adopt, enter into or amend any collective bargaining agreement, plan, trust, fund, policy or arrangement for the benefit of any Cox Communications business employee or other current or former director, employee or other service provider of the Cox Communications business, Cox Communications or the transferred subsidiaries or any of their respective beneficiaries; or (v) cause the funding of any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any Cox Communications benefit plan;
•
transfer the employment duties of any Cox Communications business employee to a different business unit of Cox Enterprises so that such employee would no longer be a Cox Communications employee or transfer the employment duties of any non-Cox Communications business employee to Cox Communications or one of the transferred subsidiaries or take other action so that such employee would become a Cox Communications business employee, or hire any individual who would be a Cox Communications business employee at the level of vice president or above, or promote or terminate (other than for cause) the employment of any Cox Communications business employee at the level of vice president or above;

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settle or compromise any claim, action, arbitration, dispute or other proceeding except if (i) the amount paid in settlement or compromise and the financial impact of the settlement or compromise on Cox Communications and the transferred subsidiaries does not exceed $5,000,000 individually or $15,000,000 in the aggregate and (ii) such settlement does not impose any ongoing non-monetary liability on Cox Communications or the transferred subsidiaries (other than customary non-disparagement and confidentiality obligations);

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sell, assign, transfer, encumber or otherwise dispose of any equity interests in Cox Communications or any of the transferred subsidiaries to any person or entity, other than Charter or its designee, and other than certain permitted encumbrances, or cause or permit Cox Communications, or any of the transferred subsidiaries to engage in any merger, consolidation or other restructuring or recapitalization event (other than with another transferred subsidiary), or liquidate or terminate the existence of Cox Communications or any of the transferred subsidiaries;

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other than in the ordinary course of business or as required by the terms of any contract entered into prior to the transaction agreement, acquire any system that would be a system used in the Cox Communications business upon such acquisition, or any headend, subscriber, person or business or all or substantially all assets of any person or business or any other assets having a fair market value in excess of $5,000,000 individually or $15,000,000 in the aggregate;

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(i) make any change in accounting policies, practice or procedures from those used to prepare the audited financial statements for the fiscal year ended December 31, 2024, unless such change is required by GAAP, (ii) make any change in the management of payables, receivables or working capital or modify credit policies, in each case, other than in the ordinary course of business, (iii) fail to use commercially reasonable efforts to maintain working capital in the ordinary course of business or (iv) accelerate the collection of receivables or delay the payment of payables or prepaid expenditures, in each case other than in the ordinary course of business;

•	fail to file, in a manner consistent with past practice, any tax returns required to be filed on or before the closing date;
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make, change or rescind any material tax election, settle or compromise any material claim for taxes, surrender any right to claim a material tax refund, enter into any closing agreement with respect to material taxes, file any amendment (except as required by law) to previously filed tax returns relating to material taxes, waive or extend any statute of limitation with respect to material taxes, consent to any extension or waiver of the limitations period applicable to any material claim for taxes (other than any automatic or automatically granted extension) or adopt or change any material tax accounting period or material tax accounting method, in each case, other than to the extent such action (i) would not reasonably be expected to have material adverse tax consequences for Charter or any of its affiliates (including Cox

Communications and the transferred subsidiaries), or (ii) relates to a combined, consolidated or unitary tax return of any group the common parent of which is Cox Enterprises (unless such action relates solely to Cox Communications or the transferred subsidiaries);
•
other than in the ordinary course of business, engage in any business other than the Cox Communications business and ancillary businesses, other than businesses of Cox Enterprises excluded from the transactions;

•	convert any billing system used in the Cox Communications business;
•
except for (i) promotional offers, pricing of new internet tier speeds and pricing of new products and (ii) rate increases set forth in the confidential Cox Enterprises disclosure schedules or the Cox Communications operating budget, materially modify the eligibility criteria for any eligibility-restricted pricing programs, including those administered pursuant to broadband grants;

•
defer beyond the closing date certain specified capital expenditures that are scheduled to be made before closing, provided that Cox Enterprises shall not be deemed to be in breach of this covenant if Cox Communications and its subsidiaries make at least 80% of such scheduled capital expenditures;

•
fail to use commercially reasonable efforts to (i) maintain inventory, plant replacement materials and customer premises equipment for the Cox Communications systems in the ordinary course of business, (ii) continue regular purchase activity of such systems in the ordinary course of business and (iii) maintain customer premises equipment of a quantity sufficient to enable Charter to conduct the Cox Communications business in the ordinary course of business for at least 45 days after closing;

•	knowingly take, cause or permit to be taken or omit to take any action that would reasonably be expected to materially delay or prevent or impede the consummation of the transactions by the end date;
•
enter into, modify, renew, suspend, abrogate, terminate or amend any transaction or contract with any person or entity affiliated with Cox Enterprises or any person or entity affiliated with such person (other than Cox Communications or any transferred subsidiaries), except (i) as provided by the transaction agreement to occur on or prior to the closing or in connection with the pre-closing restructuring of Cox Enterprises’ and Cox Communications’ assets and liabilities, (ii) actions related to the compensation or benefits of Cox employees or current or former directors, employees or other service providers of Cox Communications or the transferred subsidiaries that are expressly permitted pursuant to the terms of the transaction agreement or (iii) commercial contracts entered into in the ordinary course of business on arm’s length terms;

•
redeem, repurchase, prepay, defease, incur, assume, endorse, guarantee or otherwise become liable for or modify in any material respect the terms of any indebtedness, or otherwise issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise), except for (i) indebtedness among Cox Communications and its wholly owned transferred subsidiaries in the ordinary course of business, (ii) revolving borrowings under the existing Cox Communications credit agreement, provided they are repaid by Cox Communications before closing, (iii) certain refinancing arrangements permitted by the transaction agreement, (iv) in connection with the cash payment of certain maturing indebtedness or (v) specified amendments, restatements, supplements or other modifications to the existing Cox Communications credit agreement; or authorize or enter into any agreement or commitment to doing any of the foregoing; or

•	authorize or enter into any agreement or commitment to do any of the foregoing.
Cox Communications is entitled to make distributions to Cox Enterprises of non-operating cash of the Cox Communications business prior to closing of the transactions so long as it leaves an agreed minimum level of operating cash at the Cox Communications business as of the closing.
Conduct of Charter’s Business Pending the Closing
Generally, until the closing, except as contemplated by the transaction agreement or the Liberty Broadband merger agreement, required by law, set forth on the confidential disclosure schedules or as consented to in writing by Cox Enterprises, Charter will, and will cause its subsidiaries to, use commercially reasonable efforts to (i) conduct its business in the ordinary course consistent with past practice, including by using commercially reasonable efforts to preserve intact such business and its relationship with customers, suppliers, programming providers, creditors and employees and (ii) retain Charter’s franchises and renew any material governmental authorizations that expire prior to the closing date.
Without limiting the generality of the foregoing, and subject to certain exceptions, until the closing, Charter shall not, and shall cause its subsidiaries not to, among other things:
•	knowingly take, cause or permit to be taken or omit to take any action that would reasonably be expected to prevent or materially delay or impede the consummation of the transactions by the end date;
•
modify, suspend, abrogate or amend or terminate any of the organizational documents of the Charter parties, other than those (except with respect to the existing Charter certificate of incorporation) that are not material;

•
reclassify, split, combine, subdivide, cancel or redeem, repurchase, or otherwise acquire, directly or indirectly, any equity interest or class of equity interests in Charter or its subsidiaries, except (i) where equitable adjustments are made to the number of shares of Charter Class C common stock, Charter Holdings common units or Charter Holdings convertible preferred units to be issued as part of the consideration, as applicable, (ii) in connection with any compensatory equity award or for any transactions by a wholly owned subsidiary of Charter which will remain a wholly owned subsidiary of Charter after such transaction or (iii) for cancellations of equity interests of Charter held by Charter or any of its subsidiaries or repurchases of equity interests of Charter;

•	declare, set aside or make any dividend or other distribution to its stockholders, whether cash or stock;
•	engage in any material business other than the business of Charter and its subsidiaries, as of the date of the transaction agreement;
•	liquidate or terminate the existence of the Charter parties;
•
incur indebtedness, except for refinancing existing debt without exceeding the original principal amount plus related costs, if immediately after such incurrence, Charter’s leverage ratio would exceed 4.50x on a pro forma basis;

•
knowingly take, and or omit to take, any action outside the ordinary course that would reasonably be expected to result in a “Below Investment Grade Downgrade Event” or a “Change of Control Repurchase Event” (each as defined in the applicable supplement to the existing Cox Communications indenture) at closing of the transactions or in the 60 days following such closing; or

•	authorize or enter into any agreement or commitment to do any of the foregoing.
Charter shall not, and shall cause its subsidiaries not to, enter into any agreements with respect to, or consummate, transactions for the acquisition of businesses, assets, equity or property of another person (whether by merger, consolidation, stock or asset purchase or otherwise), for cash and/or equity interests of Charter or its subsidiaries, if such transactions would, individually or in the aggregate, reasonably be expected to (i) require Charter to abandon or terminate the transactions, (ii) delay the consummation of the transactions beyond the end date, (iii) prohibit or prevent the consummation of the transactions or (iv) result in Cox Enterprises having an equity interest in Charter equal to less than 21% at the closing.
Covenant to Consummate the Transactions
Charter and Cox Enterprises have agreed to use their respective commercially reasonable efforts to do, or cause to be done, all things necessary or advisable to fulfill as promptly as practicable the conditions to closing and consummate the transactions, including by, with the reasonable cooperation of the other party, using commercially reasonable efforts to obtain and maintain all third-party consents required to consummate the transactions.
In furtherance of the foregoing, Charter and Cox Enterprises have agreed to use their respective reasonable best efforts to obtain all regulatory approvals required to complete the transactions. Such efforts include (a) filing the required notification and report forms under the HSR Act and all appropriate applications and requests to obtain consents from the FCC, state PUCs, LFAs, state franchising authorities and other government entities in connection with the transactions as promptly as practicable (and not later than July 15, 2025, with an additional 30 days for regulatory applications related to LFAs, state franchising authorities, state PUCs, other governmental entities and broadband deployment funding grants, subject to extension upon the mutual agreement of the parties) and (b) promptly filing any additional information requested by any government entity.
Charter’s obligation to use “reasonable best efforts” will require Charter, Charter Holdings or any of their subsidiaries to:
•
divest or otherwise hold separate any businesses, assets or properties other than any businesses, assets or properties, that, individually or in the aggregate, are material to Charter, Charter Holdings and their respective subsidiaries (including Cox Communications and its subsidiaries), taken as a whole;

•
accept conditions or take any other actions that would apply to or affect any businesses, assets or properties of Charter, Charter Holdings or any of their subsidiaries, other than (i) any condition requiring significant construction or any condition in perpetuity, (ii) any condition that is inconsistent with or violative of any conditions imposed by the FCC in connection with securing regulatory approvals from the FCC or (iii) any condition that would reasonably be expected, individually or in the aggregate, to materially adversely affect (financially or otherwise) the business, assets or results of operations of Charter, Charter Holdings and their respective subsidiaries (including Cox Communications and its subsidiaries), taken as a whole;

•
unless mutually agreed by the parties, litigate or participate in the litigation of any proceeding involving the FCC, FTC or Antitrust Division or any other government entity to oppose or defend against any action by any such government entity to prevent or enjoin the consummation of the transactions or overturn any regulatory action to prevent consummation of the transaction, the transaction agreement or the other agreements related to the transactions (provided that Charter will direct the strategy of any such litigation).

Charter and its subsidiaries are not required to commit to any actions that are not conditioned upon the consummation of the transactions. Each condition, remedy or action that Charter is not required to accept or take is referred to in this proxy statement as a burdensome condition.
Charter and Cox Enterprises must cooperate with each other in connection with filings under applicable laws, and they must coordinate in preparing and exchanging information. This includes providing copies of drafts of all prepared filings to the non-filing parties prior to submission and considering all reasonable additions, deletions or changes suggested. The parties are also expected to include each other in material and substantive meetings or conversations with government entities, unless prohibited by law or impractical, in which case they must keep each other informed. Charter will be entitled, upon reasonable consultation in advance with Cox Enterprises and after good faith consideration of the views of Cox Enterprises, to direct the strategy with respect to obtaining any required regulatory approvals; however, neither party may agree to enter into a timing agreement, stop the clock, stay, toll or extend any applicable waiting period or withdraw and refile the antitrust application without the prior consent of the other party.
For any Cox Communications franchise for which a valid notice for renewal pursuant to the formal renewal procedures established by Section 626 of the Communication Act has not been timely delivered to the appropriate government entity, Cox Enterprises has agreed to cause Cox Communications to use reasonable best efforts to obtain promptly (and no later than the end date) a renewal or extension of either (i) at least 37 months or (ii) at least 2 years and an agreement by such government entity to abide by the renewal procedures set forth in subsections (b) through (g) of Section 626.
Survival of Representations, Warranties, Covenants and Agreements and Indemnification
The representations and warranties of Charter and Cox Enterprises will not survive the closing; provided that, subject to and solely upon the occurrence of the springing indemnity condition (as described in “—Representation and Warranty Insurance”), the representations and warranties (excluding certain fundamental representations) will survive the closing for 18 months, and no claims for indemnification can be made thereafter, and certain fundamental representations will survive for the applicable statute of limitations period plus 60 days, and no claims for indemnification can be made thereafter. All covenants and agreements of the parties that are to be performed prior to or at the closing will survive for 12 months following the closing, while those to be performed after the closing will terminate upon the earlier of their full performance or the expiration of the applicable statute of limitations plus 60 days.
Cox Enterprises will indemnify the Charter parties and their respective subsidiaries against all losses incurred or sustained by, or imposed upon such parties based on, arising out of or by reason of (i) subject to and solely upon the occurrence of the springing indemnity condition, any inaccuracy or breach of the representations and warranties of Cox Enterprises, (ii) any breach of any covenant or agreement to be performed by Cox Enterprises or (iii) any assets or liabilities expressly excluded from the transactions. Charter Holdings will indemnify Cox Enterprises and its affiliates against any and all losses incurred or sustained by, or imposed upon, such parties based on, arising out of, or by reason of, (w) subject to and solely upon the occurrence of the springing indemnity condition, any inaccuracy or breach of any representations and warranties of Charter, (x) any breach of any covenant or agreement to be performed by Charter or (y) any assets or liabilities acquired or assumed in the transactions.
The indemnification obligations of each party for breaches of representations and warranties (if applicable) are subject to a deductible of $250 million and are capped at $1 billion. Additionally, any inaccuracy or breach of representations and warranties will be determined without regard to any materiality or material adverse effect qualifications, except as specified.
Representation and Warranty Insurance
The parties have agreed to cause their respective subsidiaries and representatives to cooperate in good faith and use reasonable best efforts to enable Charter to bind coverage of $1 billion under a representation and warranty insurance policy within six weeks of the date of the transaction agreement (or such longer period if Cox Enterprises elects to direct the process for obtaining such policy under certain circumstances). The parties have agreed that the premium paid to obtain such a policy will be borne 50% by Charter and 50% by Cox Enterprises.
The “springing indemnity condition” provides that, (i) if Cox Enterprises has breached its obligation under this covenant in any material respect, (ii) such breach is the cause of the failure to bind a representation and warranty insurance policy and (iii) Charter has not breached its obligations under this covenant, then the indemnification obligations described above become effective.
Cooperation as to Pending Litigation
The parties have agreed that, post-closing, Cox Enterprises, at its sole expense, (i) will control claims, counterclaims and causes of action related to the ongoing Sony litigation matter (see “Description of Cox Communications’ Business—Legal Proceedings”) and (ii) may settle, litigate, dispute, defend, appeal or make counterclaims pertaining thereto, subject to certain limitations set forth in the transaction agreement. The parties have also agreed that any liabilities from such matter will be excluded liabilities.
The parties will use commercially reasonable efforts to cooperate and assist each other post-closing with respect to legal proceedings involving the Cox Communications business that relate to pre-closing periods, by (i) making available during business hours and upon reasonable prior written notice, all records relating to Cox Communications’ business reasonably necessary to permit the defense or investigation of any litigation or legal proceeding (other than litigation or legal proceedings between the parties) and (ii) preserving and retaining records for the time contemplated by standard record retention policies, subject to certain customary exceptions.
Any claim threatened in writing or brought against a party related to the transaction agreement or the transactions will be brought to the attention of the other party and neither will take any action without consulting the other and reasonably reflecting their comments. All such deal litigation will be prosecuted or defended diligently unless otherwise agreed by the parties, and no settlement or offer of compromise will be made without the consent of the other party (not to be unreasonably withheld, conditioned or delayed).
Cox Communications Restructuring
At or prior to the closing, Cox Enterprises will take certain actions set forth in the transaction agreement to (i) transfer any excluded assets and excluded liabilities (as such terms are defined in the transaction agreement) that are held by Cox Communications or any of the transferred subsidiaries out of such entities and (ii) transfer any Cox Communications assets or assumed liabilities (as such terms are defined in the transaction agreement) that are held outside of Cox Communications or any of the transferred subsidiaries into such entities.
Additionally, Cox Enterprises will use reasonable best efforts to implement certain restructuring steps pre-closing in furtherance of the transactions, including the formation of certain subsidiaries and the conversion of Cox Communications into a limited liability company under Delaware law. Each such newly formed subsidiary of Cox Enterprises will execute a joinder to the transaction agreement. Charter will also form a direct, wholly owned subsidiary and cause such subsidiary to execute a joinder to the transaction agreement.

Charter and Cox Enterprises have agreed to cooperate and use reasonable best efforts at or before closing to promptly obtain release of (i) Cox Communications and the transferred subsidiaries from guarantees or other obligations of Cox Enterprises, Cox Enterprises’ beneficial owners and their affiliates and (ii) Cox Enterprises, Cox Enterprises’ beneficial owners and their affiliates from guarantees or other obligations of Cox Communications and the transferred subsidiaries. If any obligations are not released at or before closing, (A) Cox Enterprises or Charter, as applicable, will use commercially reasonable efforts to obtain a letter of credit or surety insurance in favor of the other regarding each obligation, (B) Charter and Cox Communications will indemnify Cox Enterprises and its affiliates that are liable under each applicable obligation until released and (iii) Cox Enterprises will indemnify Cox Communications and its affiliates that are liable under each applicable obligation until released.
Intercompany Accounts and Arrangements
Cox Enterprises and Cox Communications will settle all intercompany receivables, payables and other balances between Cox Enterprises or its non-transferred subsidiaries, on one hand, and Cox Communications and the transferred subsidiaries, on the other hand, at or before closing, other than certain accounts receivable and payable owed by or to Cox Enterprises’ non-cable businesses. Further, any agreements between Cox Communications and the transferred subsidiaries and Cox Enterprises and the non-transferred subsidiaries will terminate as of closing without further action or liability of the parties, except as expressly set forth in the disclosure schedules and the transaction agreement.
Insurance
Charter has agreed that post-closing, (i) insurance coverage for Cox Communications and the transferred subsidiaries under any insurance policy of Cox Enterprises or its subsidiaries or otherwise related to Cox Communications’ business will cease to be maintained for the benefit of Cox Communications and the transferred subsidiaries, and no further coverage will be available under such policies and (ii) neither Charter nor its affiliates will have access to any self-insurance or captive insurance programs with respect to the Cox Communications business. However, post-closing, (A) Cox Enterprises will, upon Charter’s written request, use commercially reasonable efforts to pursue claims under any such policy arising from a pre-closing “occurrence” and coordinate payment of amounts to the appropriate recipient and (B) Charter will cooperate with any investigation conducted in connection with such claims, subject to certain limitations.
Ancillary Agreements
The parties will negotiate in good faith as soon as reasonably practicable after the date of the transaction agreement final forms of each ancillary agreement to the transaction agreement (other than the amended stockholders agreement, the Cox Enterprises repurchase letter agreement and the amended tax receivables agreement, the forms of which were agreed upon the execution of the transaction agreement) to be executed at closing. The transition services agreement and reverse transition services agreement will be consistent with their respective term sheets, which were agreed upon the execution of the transaction agreement. The amended Charter Holdings LLC agreement will be consistent with the preferred term sheet attached as Exhibit C to the transaction agreement and the terms set forth in the existing Charter Holdings LLC agreement. Each other ancillary agreement will be in a form reasonably acceptable to the parties and on substantially the terms of the corresponding agreement in effect as of the date of the transaction agreement by and among Charter, Charter Holdings, A/N and/or Liberty Broadband, as applicable. If any of the transition services agreement and reverse transition services agreement is in agreed form pre-closing, such agreement will be executed at closing and supersede the applicable term sheet. If not superseded by an executed agreement, the transition services term sheet and/or the reverse transition services term sheet will become binding following closing.
The parties will negotiate in good faith as soon as reasonably practicable after the date of the transaction agreement an aircraft services agreement pursuant to which Charter will agree to pay Cox Enterprises or its affiliates $6.25 million per year for five years from the closing in exchange for use of aircraft owned or operated by Cox Enterprises and its affiliates and services provided by Cox Enterprises’ and its affiliates’ operations enabling priority use of the aircraft, including pilots, mechanics, aviation staff and any other resources used to plan, maintain and operate its aircraft, in each case, limited to such times when the aircraft fleet owned or operated by Charter is unavailable or insufficient for the needs of the business of Charter such that additional short-term capacity is needed from the Cox Enterprises aircraft fleet.

Shared Contracts
Within 45 days of the transaction agreement’s execution, Cox Enterprises will deliver to Charter a list of shared material contracts that are both (i) related to the Cox Communications business and (ii) related to the other businesses of Cox Enterprises that are excluded from the transactions (the “excluded businesses”), other than any contract for Cox Communications IT assets or related services, and will use commercially reasonable efforts through closing to notify Charter of any updates to the list.
Until the earlier of the termination of the transaction agreement and 12 months following closing, the parties will reasonably cooperate with each other to divide, partially assign, modify or replicate the rights and obligations under any shared contract, such that at closing, (i) Charter or its subsidiaries is the beneficiary of, is responsible for, and retains or assumes the liabilities of, the portion of the shared contract for the Cox Communications business and (ii) Cox Enterprises or its subsidiaries is the beneficiary of, is responsible for, and retains or assumes the liabilities of the portion of the shared contract for any excluded businesses.
To the extent not so addressed, the parties will reasonably cooperate in any lawful arrangement to provide that, post-closing, Charter will retain the benefits and liabilities of the Cox Communications business portion of the shared contract and Cox Enterprises will retain the benefits and liabilities of the excluded business portion. Post-closing, Charter or Cox Enterprises, as applicable, will bear the liabilities and losses associated with, and will indemnify the other, from liabilities with respect to any arrangement entered regarding shared contracts such that the parties are placed in a similar position as if the shared contract had been partially assigned, transferred, conveyed, divided, modified, replicated and/or novated at closing.
Separation Planning
Charter and Cox Enterprises will use commercially reasonable efforts to cooperate to support the transition or migration of the excluded assets, excluded liabilities, Cox Communications assets or assumed liabilities prior to the closing, including by (i) providing assistance and information reasonably necessary to prepare for and implement the separation of Cox Communications assets or assumed liabilities, (ii) discussing data transfer and migration assistance, (iii) establishing a transition and integration planning team and (iv) determining the appropriate real estate footprint for the Cox Communications business at the existing Cox Enterprises headquarters and other shared properties. Charter and its subsidiaries will bear any third-party expenses incurred by Cox Enterprises or its subsidiaries in connection with the integration of the Cox Communications business into the Charter business and will promptly reimburse Cox Enterprises or its applicable subsidiary for any expenses.
Wrong Pockets
If Cox Enterprises or any of its subsidiaries receive cash funds from a third party post-closing arising from accounts receivable of the Cox Communications business, Cox Enterprises or its applicable subsidiary will remit the funds to Charter within five business days. Similarly, if Charter or any of its subsidiaries receive cash funds from a third party post-closing relating to Cox Enterprises or its subsidiaries (other than the Cox Communications business), Charter or its applicable subsidiary will also remit the funds to Cox Enterprises within five business days.
Further, if Cox Enterprises or any of its subsidiaries finds post-closing that it possesses any Cox Communications asset or is subject to an assumed liability, it will notify Charter and the parties will cooperate to transfer the Cox Communications asset or assumed liability to Charter (or its applicable subsidiary). Similarly, if Charter or any of its subsidiaries finds post-closing that it possesses any excluded asset or is subject to an excluded liability, it will notify Cox Enterprises and the parties will cooperate to transfer the excluded asset or excluded liability to Cox Enterprises (or its applicable subsidiary).
Directors and Officers Indemnification and Insurance
The transaction agreement provides that, from and after the closing, Charter will cause Cox Communications and the transferred subsidiaries to indemnify and hold harmless each present and former director, officer, manager, and employee of Cox Communications or the transferred subsidiaries against any costs or expenses, judgments, fines, losses, claims, damages or liabilities incurred in connection with any action, whether civil, criminal, administrative, or investigative, arising out of or pertaining to matters existing or occurring at or prior to the closing, to the fullest extent permitted by applicable law and Cox Communications’ or the applicable transferred subsidiary’s organizational documents in effect on the date of the transaction agreement. Charter will also cause Cox Communications and the transferred subsidiaries to provide advancement of expenses as incurred to the fullest extent permitted under applicable law.

Charter has agreed that, for a period of not less than six years from the closing date, it will cause Cox and the transferred subsidiaries to maintain provisions in their organizational documents regarding the indemnification and exoneration of former and current officers, directors, managers and employees that are no less favorable than those in effect on the date of the transaction agreement. Charter will not amend, repeal or modify such provisions in any respect that would adversely affect the rights of those persons, except as required by law.
For a period of six years from the closing date, Charter will cause Cox Communications and the transferred subsidiaries to maintain in effect directors’ and officers’ liability insurance covering those persons currently covered by Cox Communications’ and the transferred subsidiaries’ policies, on terms not less favorable than the current coverage. Charter may extend coverage under the current policies by obtaining a prepaid, non-cancelable six-year “tail” policy with terms not less favorable than the current coverage. If any claim is asserted within this six-year period, the insurance will be continued until the final disposition of the claim. Charter is not required to expend for such policies an annual premium in excess of 300% of the premium amount per annum of the current policies.
The rights of indemnification and advancement of expenses provided by the transaction agreement are not exclusive of any other rights to which any indemnified person may be entitled. Charter acknowledges that indemnified persons may have rights to indemnification, advancement of expenses, or insurance provided by other persons, referred to as “other indemnitors.” Charter agrees that Cox Communications and the transferred subsidiaries will be the indemnitors of first resort, and any obligation of the other indemnitors will be secondary. Charter will cause Cox Communications and the transferred subsidiaries to irrevocably waive claims against the other indemnitors for contribution, subrogation, indemnification, or any other recovery. Charter further agrees that no payment by the other indemnitors will affect the indemnification obligations of Cox Communications or the transferred subsidiaries, and the other indemnitors will have a right of contribution or subrogation to the extent of such payment.
The indemnification and insurance provisions will survive the closing indefinitely and will be binding on all successors and assigns of Charter. Charter will assume and be jointly and severally liable for, and will cause the transferred subsidiaries to honor, each of the covenants in the indemnification and insurance provisions.
Corporate Name
Within 180 days of closing, Cox Enterprises will cease to use the Cox Communications name and eliminate all public-facing references to the Cox Communications name from all materials owned by Cox Enterprises. However, Cox Enterprises will be entitled to continue to use the Cox Communications name in the conduct of the excluded businesses and any other businesses of Cox Enterprises that use the Cox Communications name (subject to the provisions of the amended stockholders agreement).
The amended stockholders agreement provides that no later than one year following the closing, Charter will change its name to “Cox Communications, Inc.” (as described in “Other Agreements Related to the Transactions—Amended Stockholders Agreement”). As long as Charter’s name remains “Cox Communications, Inc.” in accordance with the amended stockholders agreement, Cox Enterprises will grant Charter a license to continued use of the Cox Communications names in substantially the same manner and solely to the extent used by the Cox Communications business before closing. The license will terminate immediately upon a change in Charter’s name such that it is no longer named “Cox Communications, Inc.” in accordance with the amended stockholders agreement. Within 180 days following the termination of the license, Charter will cease to use the Cox Communications name and eliminate all public-facing references to the Cox Communications name from its materials.
Liberty Broadband Merger
The parties agreed that Charter will not be required to take any action that would breach the Liberty Broadband merger agreement or any agreement entered into in connection with the Liberty Broadband merger agreement, and any action taken by Charter in compliance with the Liberty Broadband merger agreement or any agreement entered into in connection with the Liberty Broadband merger agreement will not be deemed a breach of the transaction agreement. Charter has also agreed that it will not amend, modify or waive any provision of, or terminate, the Liberty Broadband merger agreement in a manner that would reasonably be expected to be adverse in any material respect to the Cox parties or the transactions without the consent of Cox Enterprises and that it will use reasonable best efforts to cause the Liberty Broadband merger to close immediately prior to the closing of the transactions. If, however, the Liberty Broadband merger agreement is terminated or not expected to be completed prior to the end date, Charter will provide Cox Enterprises with notice thereof and Cox Enterprises, Charter and Liberty Broadband will negotiate in good faith any required changes to the governance terms set forth in the amended stockholders agreement to reflect Liberty Broadband’s continued ownership in Charter, so long as such changes do not have an adverse impact on Cox Enterprises.
Tax Cooperation
The parties have agreed to cooperate in good faith to mitigate any adverse tax impact to any Cox party or any Charter party as a result of the transactions contemplated by the transaction agreement, including under specific provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations thereunder relating to the “disguised sale” rules and the corporate “alternative minimum tax,” and including any such adverse tax impact as a result of, following the closing of the transaction, any change in applicable tax law; provided that any such cooperation does not (i) (a) impose any material, unreimbursed and incremental costs, including net tax costs (other than tax costs arising from a reduction in tax benefits), on the cooperating party or (b) materially reduce anticipated benefits of the transaction in any materially unreimbursed respect (other than any anticipated benefit that is inconsistent with the intended tax treatment (as set forth in the transaction agreement)), in each case unless otherwise consented to by the cooperating party, with such consent not to be unreasonably withheld, conditioned, or delayed, or (ii) prevent, materially impair or materially delay the closing.
Tax Matters
The parties have agreed that Charter Holdings shall incur one or more new nonrecourse (within the meaning of the applicable Code provisions) borrowings on or around the closing date (and in any event no earlier than ninety days prior to and no later than ninety days after the closing date) to fund the payment of the cash consideration for the Cox Communications membership interests and assets. The parties intend that the cash consideration paid by Charter Holdings for the Cox Communications membership interests and assets will be allocable to the proceeds of such borrowings pursuant to the applicable Treasury Regulations. The parties further intend that the entirety of the borrowings will be incurred and used for the purposes of making debt-financed transfers to more than one partner pursuant to a plan within the meaning of the applicable Treasury Regulations, to the extent applicable.
Financing Cooperation
Cox Enterprises has agreed to use, and to cause its subsidiaries to use, reasonable best efforts to provide Charter with customary cooperation that is reasonably requested by Charter and necessary in connection with the arrangement of any debt financing to be obtained by the Charter parties or their subsidiaries. Such cooperation will include, subject to certain limitations and exceptions, participating in meetings, assisting with the preparation of materials for rating agency presentations and offering documents, furnishing certain historical financial information, using reasonable best efforts to ensure its independent accountants cooperate with the debt financing, and executing authorization and representation letters and officer’s certificates.
Treatment of Cox Communications Indebtedness
The parties have agreed that Charter or one of its subsidiaries may (i) commence and conduct one or more offers to purchase, tender offers or exchange offers with respect to any or all of the outstanding aggregate principal amount of existing Cox Communications notes (the “offers to purchase”) and/or (ii) solicit the consent of the holders of debt issued by Cox Communications under its existing indenture (as supplemented) regarding certain proposed amendments to such indenture (the “consent solicitations”). Notwithstanding the foregoing, the offers to purchase may not occur, and the amendments in connection with the consent solicitations may not become operative, prior to closing, and Charter will not be permitted to commence the offers to purchase and the consent solicitations until it has provided Cox Enterprises with the related offer to purchase, consent solicitation statement, any letter of transmittal or any press release in connection therewith and each other material document relevant thereto (collectively, the “debt offer documents”) with a reasonable period of time in advance of such commencement to allow Cox Enterprises and its counsel to review and comment on the debt offer documents, it being agreed that Charter will give reasonable and good faith consideration to any comments made or input provided by Cox Enterprises and its legal counsel. Further, Charter has agreed that it will reasonably consult with Cox Enterprises regarding the material terms and conditions of the offers to purchase and the consent solicitations, including their timing and commencement, and any relevant tender or consent deadlines. If the requisite holder consents are obtained in connection with the consent solicitations, Cox Communications will execute one or more supplemental indentures to its existing indenture in accordance with the terms thereof to amend the terms thereof as described in the debt offer documents, and Cox Enterprises will use reasonable best efforts to cause the trustee under such existing indenture to enter into such supplemental indentures. With certain exceptions, Cox Enterprises has agreed to, and has agreed to cause its subsidiaries to, provide all reasonable and customary cooperation as may be reasonably requested by Charter to assist Charter in connection with the offers to purchase and consent solicitations. Any agent retained in connection with the offers to purchase and the consent solicitations will be selected, retained and paid for by Charter. If Charter or its subsidiaries, or Cox Enterprises or its subsidiaries, discovers any information that should be set forth in an amendment or supplement to the debt offer documents to ensure that such documents do not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein, or necessary in order to make the statements therein, in light of circumstances under which they are made, not misleading, then it shall notify Cox Enterprises or Charter, respectively, and Charter will prepare an appropriate amendment or supplement describing such information for disseminating to the holders of debt of Cox Communications outstanding under its existing indenture.
In lieu of, or in addition to the offers to purchase and the consent solicitations, if requested by Charter, Cox Enterprises has agreed to use its reasonable best efforts, to the extent permitted under the existing Cox Communications and TCA Cable TV, Inc., a subsidiary of Cox Communications (“TCA”), indentures and notes, to (i) issue a notice of redemption with respect to all or a portion of its outstanding debt under the existing Cox Communications and TCA indentures, which notice will be expressly conditioned on the occurrence of the closing if issued prior to the closing date, and (ii) subject to certain exceptions, take any other actions reasonably requested by Charter to facilitate the redemption and satisfaction and discharge of any series of its existing notes at the closing pursuant to the provisions in the existing Cox Communications and TCA indentures, provided that any such redemption or satisfaction and discharge may not be effective prior to the closing. If such a notice of redemption or satisfaction and discharge is given, Charter has agreed to ensure that at, or prior to, closing, so long as the applicable conditions of such redemption or satisfaction and discharge are satisfied, Cox Communications has all funds necessary in connection therewith.
In lieu of, or in addition to the offers to purchase, the consent solicitation, and any redemption or satisfaction and discharge of the existing Cox Communications and/or TCA indentures and notes, if timely requested by Charter before the closing date, Cox Enterprises has agreed to use its reasonable best efforts, to the extent permitted by the existing Cox Communications indenture and notes, to designate any subsidiary of Cox Communications as an “Unrestricted Subsidiary” (or equivalent term) under such indenture, which designation shall not be effective prior to the closing, and Cox Communications has agreed to deliver certain customary officers’ certificates in connection therewith to the trustee under the existing Cox Communications indenture.
Subject to certain exceptions, Cox Enterprises has agreed to, and has agreed to cause its subsidiaries to, deliver on or prior to the closing date all notices and to take all other actions reasonably requested by Charter, to facilitate, on or prior to the closing date each of the following:
•
either, in Cox Enterprises’ discretion (in consultation with Charter), (i) the removal and release of Cox Communications as a borrower, guarantor or obligor under and pursuant to its existing credit agreement, the related guarantee from Cox Communications and the other related loan documents, such that Cox Communications and the transferred subsidiaries will have no liability, and none of their assets will be subject to recourse, under such existing credit agreement or the other related loan documents, or (ii) with certain exceptions, the repayment in full in cash of all amounts or other obligations then outstanding under its existing credit agreement and the termination of such credit agreement, including by providing a customary payoff letter from the administrative agent under its existing credit agreement in form and substance reasonably satisfactory to Charter;

•
the release of Cox Communications and the transferred subsidiaries from certain guarantee agreements under which Cox Communications provides certain guarantees to third parties with respect to certain obligations of Cox Enterprises, and the delivery of customary acknowledgments of release from the relevant agent or counterparty under such guarantee agreements; and

•
upon reasonable advance request from Charter, the repayment in full in cash of all amounts and other obligations under certain debt documents governing certain financing arrangements permitted by the transaction agreement and the termination of such debt documents, including by providing one or more payoff letters from the applicable agent or trustee thereunder in form and substance reasonably satisfactory to Charter.

Subject to certain exceptions, Charter has agreed to promptly, upon request by Cox Enterprises, reimburse Cox Enterprises and its affiliates for all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) incurred by them or their respective representatives in connection with certain debt financing-related cooperation, and to indemnify Cox Enterprises and its affiliates and their respective representatives from certain losses, claims, damages, liabilities, costs, attorneys’ fees, judgments, fines, penalties and amounts paid in settlement in connection with the arrangement of certain debt financing and actions taken and information used in connection therewith.
Financing Activities
Charter and Charter Holdings have agreed to use their reasonable best efforts to (i) take all actions, and do all things in their reasonable control, necessary and proper or advisable to ensure that there does not occur a “Below Investment Grade Downgrade Event” or a “Change of Control Repurchase Event” (each as defined in the applicable supplemental indenture governing the applicable series of existing Cox Communications notes) and (ii) if at any time the rating on any series of senior secured notes co-issued by Charter Communications Operating, LLC and Charter Communications Operating Capital Corp. is lowered below an investment grade rating by at least two of three specified rating agencies, timely take all actions and timely do all things necessary, proper or advisable to timely negotiate and enter into definitive financing agreements necessary in the good faith judgment of Charter in light of available cash and debt facilities to finance the cash consideration paid by Charter Holdings for the Cox Communications membership interests and assets and certain other consideration. If such a downgrade occurs and Charter, Charter Holdings or any of their affiliates enters into a debt commitment letter or best efforts engagement letter with respect to any such financing, Charter has agreed to share a draft of such letter with Cox Enterprises prior to execution of such letter, and such letter will not contain any conditions that would reasonably be expected to prevent, impede or delay the closing date.
Employee Matters
The transaction agreement provides that the Charter parties will provide, or cause to be provided, to each employee of Cox Enterprises and its subsidiaries who provides services primarily with respect to the Cox Communications business (referred to as a “Cox Communications business employee”) and continues to be employed by Charter, Cox Communications or any of their respective subsidiaries, with:
•
for one year following completion of the transaction, base wages for commissions-based continuing employees that are no less favorable than those provided to each such commissions-based continuing employee immediately prior to completion of the transaction;

•
for one year following completion of the transaction, for continuing employees who are not commissions-based, base pay and annual bonus opportunities that are no less favorable in the aggregate than those provided to each such continuing employee immediately prior to completion of the transaction;

•
for one year following completion of the transaction, target equity or equity-based incentive opportunities and employee benefits (other than severance and subject to certain other exclusions) that are no less favorable in the aggregate than those provided to similarly situated employees of Charter and its subsidiaries; and

•
for one year following completion of the transaction, severance benefits that are no less than those provided under a severance plan to be mutually agreed between Cox Enterprises and the Charter parties.

In addition, Charter will pay a prorated annual bonus based on target performance to any continuing employee who is involuntarily terminated, other than for cause or due to death or disability, on or after the completion of the transaction and during the year in which such completion occurs, subject to a release of claims.
Effective as of immediately prior to completion of the transaction, each outstanding Cox long-term incentive award granted in respect of fiscal 2024 or fiscal 2025 under the Cox Enterprises Amended and Restated Long-Term Incentive Plan that is then outstanding and is held by a Cox Communications business employee or individual who would have been a Cox Communications business employee if employed on the date of the completion of the transaction shall vest, with any applicable performance goals in respect of incomplete performance periods deemed satisfied at the target level (or, if there is no target, deemed achieved) and be paid by Cox Enterprises or its subsidiaries (excluding Cox Communications and the transferred subsidiaries) on or following the completion of the transaction. As soon as reasonably practicable following the day after the first anniversary of the completion of the transaction (referred to as the “payment date”), Cox Enterprises or its subsidiaries (excluding Cox and the subsidiaries to be transferred to Charter) shall deliver an amount in cash to the Charter parties that represents one-third of the value of Cox long-term awards that would have been granted to continuing employees in respect of fiscal 2026, as determined by the Charter parties in consultation with Cox Enterprises, provided that the 2026 Cox business employee award value shall be calculated solely by reference to the Cox long-term awards that would have been granted to those continuing employees who remain employed with the Charter parties through the payment date. As soon as reasonably practicable following the payment date, and in no event later than March 15th of the year following the payment date, the Charter parties shall pay to each such continuing employee the portion of 2026 Cox business employee award value that corresponds to such continuing employee’s name, as set forth on a schedule to be provided to the Charter parties by Cox Enterprises or its subsidiaries. As soon as reasonably practicable following the completion of the transaction, the Charter parties shall grant to each continuing employee an award in respect of Charter Class A Common Stock with a grant date fair value that is equal to two-thirds of the value of Cox long-term award that would have been granted to such continuing employee in respect of fiscal 2026.
To the extent that continuing employees become eligible to participate in employee benefit plans maintained by Charter or any of its subsidiaries, then, for purposes of determining eligibility to participate and vesting, service with Cox Enterprises or any of its subsidiaries prior to completion of the transaction will be treated as service with Charter and its subsidiaries. However, service with Cox Enterprises or any of its subsidiaries will not be recognized to the extent that such recognition would result in any duplication of benefits, and Charter is not required to provide credit for such service under any defined benefit pension plan, postretirement welfare plan or other benefit plan under which similarly situated employees of Charter and its subsidiaries do not receive credit for prior service or that is grandfathered or frozen with respect to benefits or participation.
In addition, the transaction agreement provides that Charter will use commercially reasonable efforts to (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to continuing employees under any welfare plans maintained by Charter or its subsidiaries to the extent waived under a corresponding benefit plan of Cox Enterprises and its subsidiaries as of the completion of the transaction and (ii) provide continuing employees with credit for any copayments, deductibles and similar payments paid during the plan year in which completion of the transaction occurs in satisfying any applicable deductible or out of pocket requirements under such welfare plans.
Under the terms of the transaction agreement, none of the matters described under this section of this proxy statement/prospectus will (i) require Charter or its subsidiaries (including Cox Communications and the subsidiaries to be transferred to Charter) to continue the employment of any continuing employee for a period following the completion of the transaction, (ii) create any third party beneficiary or other rights in any person other than the parties to the transaction agreement or (iii) be interpreted as an amendment to any employee benefit plan of Charter or any of its subsidiaries (including Cox Communications and the transferred subsidiaries).
Further, under the transaction agreement, Cox Enterprises will retain liabilities relating to certain employee benefit plans in which the continuing employees participated prior to completion of the transaction, including pension plans, retiree health or welfare plans and cash-based long-term incentive and/or retention awards. Upon completion of the transaction, Charter and its subsidiaries will assume liabilities relating to certain other employee benefit plans in which the continuing employees participated prior to completion of the transaction, including short-term cash incentive bonuses (other than commissions) that become due following completion of the transaction, which for any performance period that is ongoing as of the completion of the transaction shall be subject to terms and conditions that are substantially consistent, in all material respects, with those that applied prior to the completion of the transaction (including with respect to the timing of payment and target incentive opportunities).
Other Agreements
The transaction agreement contains certain other covenants and agreements, including covenants and agreements requiring, among other things, and subject to certain exceptions and qualifications described in the transaction agreement:
•
Charter and Cox Enterprises agree to provide the other party and its representatives with reasonable access to senior management, financial and operating data, and other information as may be reasonably requested, while ensuring compliance with applicable laws and confidentiality obligations;

•	Charter agrees to provide Cox Enterprises with monthly financial information packages and reasonable access to senior management;

•
Charter agrees to retain all relevant books and records for a period of seven years after the closing date, granting Cox Enterprises access to inspect and copy these records as needed for tax filings, investigations or litigation related to pre-closing operations;

•
Cox Enterprises agrees to deliver all books and records relating to Cox Communications and the transferred subsidiaries to Charter at or promptly after the closing, and to provide access to personnel and information necessary for tax filings and litigation arising from pre-closing operations;

•
Cox Enterprises agrees to deliver specific financial information and cooperate with Charter in preparing pro forma financial statements for regulatory filings, with Charter reimbursing Cox Enterprises for 50% of reasonable out-of-pocket costs incurred in fulfilling these obligations;

•
Cox Enterprises is required to periodically notify Charter of the number and work location of employees laid off during the 90-day period prior to closing, providing a final list immediately before closing. Charter is responsible for fulfilling all notifications, benefits and liabilities required by the WARN Act for continuing employees and governmental authorities; and

•
no press release or public announcement related to the transaction agreement will be made without prior approval from both Charter and Cox Enterprises, except as required by law or stock exchange rules, with reasonable opportunity for review and comment.

Termination of the Transaction Agreement
The transaction agreement may be terminated at any time before completion of the transactions, in the following ways:
•	by mutual consent of Cox Enterprises and Charter;
•	by either Cox Enterprises or Charter if:
•
the transactions have not been completed on or before the initial end date (May 16, 2026), which may be extended by either party in increments of 90 days to a date no later than May 16, 2027, if all conditions to completion have been satisfied at such time other than the conditions relating to receipt of required regulatory approvals; provided, however, that the right to terminate the transaction agreement or to elect to extend the end date of the transaction agreement will not be available to any party who has breached in any material respect any of its covenants or agreements under the transaction agreement in a manner that has proximately caused the failure of the closing to occur by the applicable end date. Furthermore, if all conditions to closing, except those to be satisfied at closing, are met or waived before the end date, and the closing is scheduled to occur within five business days after the end date, then the end date will automatically extend to the specified date, which will become the new end date;

•
any decree, judgment, injunction or other order permanently restraining, enjoining or otherwise prohibiting completion of the transactions has been issued and become final and non-appealable; provided, however, that the right to terminate the transaction agreement under this bullet will not be available to any party who has breached in any material respect any of its covenants or agreements under the transaction agreement in a manner that has proximately caused such decree, judgment, injunction or other order to be issued or come into effect;

•
the requisite stockholder approvals have not been obtained at the meeting of Charter stockholders set for such approval, including any adjournment or postponement of such meeting (which is referred to in this proxy statement as the vote down termination right); or

•	by Cox Enterprises, if:
•
the Charter parties breach or fail to perform any of their representations, warranties, covenants or other agreements set forth in the transaction agreement, which breach or failure to perform would result in the failure of a closing condition regarding the accuracy of their representations and warranties or the performance or compliance by them in all material respects with their obligations under the transaction agreement, and, in each case, such breach or failure to perform is incapable of being cured, or, if curable, is not cured within 30 days after written notice thereof is given by Cox Enterprises;

•
prior to the date on which the vote is taken to approve the certificate amendment proposal and the share issuance proposal by the Charter stockholders, the Charter Board makes an adverse recommendation change or the Charter Board fails to reaffirm its recommendation within 10 business days after receipt of any written request to do so from Cox Enterprises following receipt of any Charter acquisition proposal (which is referred to in this proxy statement as the adverse recommendation change termination right); or

•
by Charter, if the Cox parties breach or fail to perform any of their representations, warranties, covenants or other agreements set forth in the transaction agreement, which breach or failure to perform would result in the failure of a closing condition regarding the accuracy of their representations and warranties or the performance or compliance by them in all material respects with their obligations under the transaction agreement, and, in each case, such breach or failure to perform is incapable of being cured, or, if curable, is not cured within 30 days after written notice thereof is given by Charter.

If the transaction agreement is terminated in accordance with its terms, it will become void and will have no effect, and no party to the transaction agreement will have any liability to the other party or parties thereto or their respective affiliates, directors, officers or employees, except for (i) willful and material breaches that arose prior to the termination of the transaction agreement, (ii) certain specified provisions that will survive the termination of the transaction agreement, including the obligations of Charter to pay to Cox Enterprises the termination fee payment in certain circumstances, as described below, (iii) certain Charter reimbursement and indemnification obligations and (iv) certain Cox Enterprises reimbursement and indemnification obligations.
Termination Fee Payable by Charter
The transaction agreement requires Charter to pay to Cox Enterprises a termination fee of $875 million if the transaction agreement is terminated (i) by either Charter or Cox Enterprises pursuant to the vote down termination right after an adverse recommendation change, or (ii) by Cox Enterprises pursuant to the adverse recommendation change termination right.
Specific Performance; Remedies
The transaction agreement provides that each party is entitled to an injunction, specific performance and other equitable relief to prevent breaches and enforce the terms of the transaction agreement and related ancillary agreements. This entitlement is in addition to any other legal or equitable remedies available to the parties. No party will contest the granting of such equitable relief on the grounds that monetary damages are adequate or that specific performance is inappropriate. Parties seeking such relief are not required to provide any bond or security in connection with obtaining an injunction or order.
Third-Party Beneficiaries
The transaction agreement is intended to be binding upon and benefit the parties involved, along with their successors, legal representatives and permitted assigns. It does not confer any rights or remedies upon any person other than the Charter parties, the Cox parties, the Charter indemnitees and the Cox Enterprises indemnitees, as well as their respective successors, legal representatives and permitted assigns. Additionally, Liberty Broadband is designated as a third-party beneficiary specifically for the provision of the transaction agreement detailing the implications of termination of the Liberty Broadband merger agreement. No party may assign its rights or delegate its obligations under the transaction agreement without the prior written consent of the other party.
Amendments; Waivers
Any amendment, waiver or binding interpretation of the transaction agreement must be in writing and signed by both Charter and Cox Enterprises for an amendment to be effective, or by the party or parties against whom the waiver is intended to be effective. After obtaining the requisite stockholder approvals, no amendment can be made to the agreement that would require further approval by Charter stockholders under applicable law unless such approval is first obtained. Additionally, no failure or delay by any party in exercising any right, power or privilege under the transaction agreement shall operate as a waiver of that right, nor shall any single or partial exercise preclude further exercise of that or any other right, power or privilege.
Expenses
Except as otherwise expressly provided in the transaction agreement, each party is responsible for its own costs, expenses and taxes incurred in connection with the transaction agreement and the transaction, regardless of whether the closing occurs. These costs, expenses and taxes are borne by the party incurring them or the party upon which they are imposed by applicable law.
Governing Law; Jurisdiction; Waiver of Jury Trial
All actions or proceedings in respect of any claim arising out of or relating to the transaction agreement or the transactions will be governed by and construed in accordance with the laws of the State of Delaware, without regard to its rules of conflict of laws. The parties have agreed to submit themselves to the exclusive jurisdiction of the Delaware Court of Chancery, or, if that court declines jurisdiction, the United States District Court for the District of Delaware.
The parties have agreed to waive all rights to trial by jury in any action arising out of the transaction agreement or the transactions.
Explanatory Note Regarding the Transaction Agreement and the Summary of the Transaction Agreement: Representations, Warranties and Covenants in the Transaction Agreement Are Not Intended to Function or Be Relied on as Public Disclosures
The transaction agreement and the summary of its terms in this proxy statement have been included to provide information about the terms of the transaction agreement. The transaction agreement and the summary of its terms are not intended to provide any other factual information about the Charter parties, the Cox parties or any of their respective subsidiaries or affiliates. The representations, warranties, covenants and agreements contained in the transaction agreement were made only for purposes of that agreement and as of specific dates set forth therein; were made solely for the benefit of the parties to the transaction agreement; may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures; may not have been intended to be statements of fact, but rather, as a method of allocating contractual risk and governing the contractual rights and relationships between the parties to the transaction agreement; and may be subject to standards of materiality applicable to contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Charter parties, the Cox parties or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the transaction agreement, which subsequent information may or may not be fully reflected in Charter’s public disclosures.

OTHER AGREEMENTS RELATED TO THE TRANSACTIONS
Liberty Broadband Voting Agreement
This section describes the material terms of the Liberty Broadband voting agreement. The descriptions of the Liberty Broadband voting agreement in this section and elsewhere in this proxy statement are qualified in their entirety by reference to the complete text of the Liberty Broadband voting agreement, a copy of which is attached as Annex B and is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the Liberty Broadband voting agreement that is important to you. You are encouraged to carefully read the entire Liberty Broadband voting agreement.
In connection with the transactions, Liberty Broadband entered into a voting agreement with Charter and Cox Enterprises on May 16, 2025. Pursuant to the Liberty Broadband voting agreement, Liberty Broadband has committed to vote all of the shares of Charter Class A common stock beneficially owned by it as of the applicable record date for the Charter special meeting and representing, as of May 16, 2025, approximately 28% of the total voting power of the issued and outstanding shares of Charter common stock as follows:
•	in favor of the share issuance proposal;
•	in favor of the certificate amendment proposal;
•	in favor of the adjournment proposal; and
•
against any action, proposal, transaction, agreement or amendment of the Charter certificate of incorporation or the Charter bylaws, in each case, for which Liberty Broadband has received prior written notice from Charter and Cox Enterprises that it reasonably expects that such action, proposal, transaction, agreement or amendment would materially prevent, impede, interfere with, delay, postpone or adversely affect the consummation of the transactions, including any action or proposal in favor of any Charter acquisition proposal, without regard to the terms of such Charter acquisition proposal.

However, if the Charter Board changes its recommendation related to the transactions pursuant to an adverse recommendation change (as defined in “The Transaction Agreement—No Solicitation by Charter”) and Cox Enterprises elects not to terminate the transaction agreement, the number of shares held by Liberty Broadband subject to the foregoing voting requirements will be limited to the number of shares of Charter Class A common stock equal in the aggregate to 20% of the total voting power of the shares of Charter common stock, with any shares in excess of such amount (other than the proportional voting shares) to be voted on such matters in Liberty Broadband’s discretion (other than the proportional voting shares).
The foregoing voting obligations will not apply to the proportional voting shares, which must be voted pursuant to the existing stockholders agreement in the same proportion as all other votes cast with respect to the applicable matter (such proportion determined without inclusion of the votes cast by Liberty Broadband, A/N and other persons that beneficially own 10% or more of the total voting power of Charter).
Subject to certain conditions, Liberty Broadband has granted the General Counsel of Charter an irrevocable proxy to vote its shares of Charter common stock in accordance with the Liberty Broadband voting agreement. Liberty Broadband has also agreed not to transfer its shares of Charter Class A common stock prior to the Charter stockholder approvals being obtained, subject to certain exceptions, including the transfer of such shares to Charter pursuant to existing buyback arrangements pursuant to the existing stockholders agreement.
The Liberty Broadband voting agreement does not limit or affect any actions taken by any current or future officer, director, employee, affiliate or representative of Liberty Broadband in his, her or its capacity as a director or officer of Charter or its subsidiaries. The Liberty Broadband voting agreement will automatically terminate upon the earliest to occur of: (1) the termination of the transaction agreement in accordance with its terms; (2) the closing of the Liberty Broadband merger; (3) the closing of the transaction; (4) any modification, waiver or amendment of (i) the transaction agreement that could reasonably be expected to result in a condition to the Liberty Broadband merger agreement being incapable of being satisfied prior to the Drop Dead Date (as defined in the Liberty Broadband merger agreement) or (ii) the transaction agreement or the other transaction documents in a manner adverse in any material respect to Liberty Broadband; and (5) the written agreement of Charter, Cox Enterprises and Liberty Broadband; provided that the voting obligations and transfer restrictions under the Liberty Broadband voting agreement may terminate earlier upon receipt of the requisite Charter stockholder approvals.

Under the Liberty Broadband voting agreement, Charter has agreed to indemnify Liberty Broadband for certain losses in connection with or arising out of the Liberty Broadband voting agreement, the other transaction documents or the transactions contemplated thereby, including, subject to certain conditions, the reasonable fees and expenses of separate counsel of Liberty Broadband incurred in the defense of any claim related to the Liberty Broadband voting agreement, the other transaction documents or the transactions contemplated thereby brought by a third party.
A/N Voting Agreement
This section describes the material terms of the A/N voting agreement. The descriptions of the A/N voting agreement in this section and elsewhere in this proxy statement are qualified in their entirety by reference to the complete text of the A/N voting agreement, a copy of which is attached as Annex C and is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the A/N voting agreement that is important to you. You are encouraged to carefully read the entire A/N voting agreement.
In connection with the transactions, A/N entered into a voting agreement with Charter and Cox Enterprises on May 16, 2025. Pursuant to the A/N voting agreement, A/N has committed to vote all of the shares of Charter Class A common stock and Charter Class B common stock beneficially owned by it as of the applicable record date for the Charter special meeting and representing, as of May 16, 2025, approximately 12% of the total voting power of the issued and outstanding shares of Charter common stock as follows:
•	in favor of the share issuance proposal;
•	in favor of the certificate amendment proposal;
•	in favor of the adjournment proposal; and
•
against any action, proposal, transaction, agreement or amendment of the Charter certificate of incorporation or the Charter bylaws, in each case, for which A/N has received prior written notice from Charter and Cox Enterprises that it reasonably expects that such action, proposal, transaction, agreement or amendment would materially prevent, impede, interfere with, delay, postpone or adversely affect the consummation of the transactions, including any action or proposal in favor of any Charter acquisition proposal, without regard to the terms of such Charter acquisition proposal.

However, if the Charter Board changes its recommendation related to the transactions pursuant to an adverse recommendation change (as defined in “The Transaction Agreement—No Solicitation by Charter”), the number of shares held by A/N subject to the foregoing voting requirements will be limited to the number of shares of Charter Class A common stock and Charter Class B common stock (on an as-exchanged basis) equal in the aggregate to 9.9% of the total voting power of the shares of Charter common stock, with any shares in excess of such amount to be voted on such matters in A/N’s discretion.
Subject to certain conditions, A/N has granted the General Counsel of Charter an irrevocable proxy to vote its shares of Charter common stock in accordance with the A/N voting agreement. A/N has also agreed not to transfer its shares of Charter Class A common stock or Charter Class B common stock prior to the Charter stockholder approvals being obtained, in each case subject to certain exceptions, including the transfer of such shares to Charter pursuant to existing buyback arrangements pursuant to the existing stockholders agreement.
The A/N voting agreement does not limit or affect any actions taken by any current or future officer, director, employee, affiliate or representative of A/N in his, her or its capacity as a director or officer of Charter or its subsidiaries. The A/N voting agreement will automatically terminate upon the earliest to occur of: (1) the termination of the transaction agreement in accordance with its terms; (2) the closing of the transaction; (3) the election of A/N at any time following any modification, waiver or amendment of (i) the transaction agreement that constitutes a material breach of certain provisions of the A/N voting agreement or (ii) the transaction agreement or any other transaction document that has the effect of increasing or changing the form or terms of consideration payable under the transaction agreement; and (4) the written agreement of Charter, Cox Enterprises and A/N; provided that the voting obligations and transfer restrictions under the A/N voting agreement may terminate earlier upon receipt of the requisite Charter stockholder approvals.

Under the A/N voting agreement, Charter has agreed to indemnify A/N for certain losses in connection with or arising out of the A/N voting agreement, the other transaction documents or the transactions contemplated thereby, including, subject to certain conditions, the reasonable fees and expenses of separate counsel of A/N incurred in the defense of any claim related to the A/N voting agreement, the other transaction documents or the transactions contemplated thereby brought by a third party.
Liberty Broadband Side Letter
This section describes the material terms of the Liberty Broadband side letter. The descriptions of the Liberty Broadband side letter in this section and elsewhere in this proxy statement are qualified in their entirety by reference to the complete text of the Liberty Broadband side letter, a copy of which is attached as Annex F and is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the Liberty Broadband side letter that is important to you. You are encouraged to carefully read the entire Liberty Broadband side letter.
In connection with the transactions, on May 16, 2025, Charter, Liberty Broadband, Merger LLC and Merger Sub entered into the Liberty Broadband side letter, pursuant to which, among other things, the parties agreed to accelerate the date of the Liberty Broadband closing as contemplated by the Liberty Broadband merger agreement. Pursuant to the Liberty Broadband side letter, the parties have agreed that the Liberty Broadband closing will occur on the earlier of the following dates, subject to all of the conditions set forth in the Liberty Broadband merger agreement being satisfied or waived (to the extent waivable):
•	immediately prior to the closing;
•
the later of (i) June 30, 2027 and (ii) the third business day after all conditions set forth in the Liberty Broadband merger agreement have been satisfied or waived (to the extent waivable), or at such other date and time as agreed to by the parties in writing or subject to adjustment pursuant to the Liberty Broadband merger agreement in the event any proposed tax law change would prevent counsel to Charter or Liberty Broadband from delivering certain tax opinions in connection with the Liberty Broadband merger, in which case, at the election of Liberty Broadband or Charter, the parties would use reasonable best efforts to cause the Liberty Broadband merger to occur prior to the effective date of such proposed tax law change; and

•
solely if the transaction agreement is terminated in accordance with its terms, at Liberty Broadband’s election, the later of (i) the tenth business day after the transaction agreement is terminated in accordance with its terms and (ii) the third business day after all conditions set forth in the Liberty Broadband merger agreement have been satisfied or waived (to the extent waivable), or at such other date and time as agreed to by the parties in writing or pursuant to the Liberty Broadband merger agreement or subject to adjustment pursuant to the Liberty Broadband merger agreement in the event any proposed tax law change would prevent counsel to Charter or Liberty Broadband from delivering certain tax opinions in connection with the Liberty Broadband merger, in which case, at the election of Liberty Broadband or Charter, the parties would use reasonable best efforts to cause the Liberty Broadband merger to occur prior to the effective date of such proposed tax law change.

In addition, Liberty Broadband has agreed to cause each of its director designees serving on the Charter Board pursuant to the existing stockholders agreement to resign, with such resignation conditioned on the occurrence of, and effective as of immediately prior to, the effective time of the Liberty Broadband closing.
A/N Repurchase Letter Amendment
This section describes the material terms of the A/N repurchase letter amendment. The descriptions of the A/N repurchase letter amendment in this section and elsewhere in this proxy statement are qualified in their entirety by reference to the complete text of the A/N repurchase letter amendment, a copy of which is attached as Annex G and is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the A/N repurchase letter amendment that is important to you. You are encouraged to carefully read the entire A/N repurchase letter amendment.
In connection with the transactions, on May 16, 2025, Charter, Charter Holdings and A/N entered into the A/N repurchase letter amendment, which sets forth, among other things, the updated terms of A/N’s participation in Charter’s share repurchases going forward. The right to participate pro rata in repurchases on the terms and conditions set forth in the A/N repurchase letter amendment is effective only from the earlier of the closing and, in the event the transaction agreement is terminated in accordance with its terms, the date of such termination (such earlier date, the “trigger date”). Prior to the trigger date, the existing A/N repurchase letter agreement will remain in full force and continue to govern A/N’s participation in Charter’s share repurchases, except for certain specific amendments set forth in the A/N repurchase letter amendment which became effective upon execution of the A/N repurchase letter amendment.
Under the A/N repurchase letter amendment, A/N may sell to Charter or to Charter Holdings, on a monthly basis, a number of shares of Charter Class A common stock or Charter Holdings common units that represents a pro rata participation by A/N and its affiliates in any direct or indirect repurchases or redemptions of shares of Charter Class A common stock (including through the repurchase or redemption of any convertible equity securities, Charter Holdings common units or Charter Holdings convertible preferred units) from persons other than A/N effected by Charter during the immediately preceding calendar month, at a purchase price equal to the average price paid by Charter for the shares repurchased or redeemed from persons other than A/N, Liberty Broadband or Cox Enterprises during such immediately preceding calendar month and excluding repurchases in privately negotiated transactions or deemed repurchases due to cashless exercise of or payment of withholding taxes with respect to director, officer or employee equity awards of Charter. A/N has the right to elect whether its participation in Charter’s repurchases will consist of shares of Charter Class A common stock, Charter Holdings common units or a combination thereof; however, all repurchases will be settled in cash at the applicable purchase price.
The A/N repurchase letter amendment further provides that, in certain circumstances, including where A/N elects not to participate in redemptions by Charter Holdings pursuant to the amended Charter Holdings LLC agreement because such participation would cause A/N’s equity interest in Charter to be less than 11% prior to the trigger date or less than 9.2% after the closing, A/N may, subject to certain conditions, elect to receive a tax loan from Charter Holdings on the terms set forth in the A/N repurchase letter amendment and in definitive documents in form and substance reasonably satisfactory to Charter and A/N.
Charter has the right to terminate the A/N repurchase letter amendment (i) prior to the sixth anniversary of the trigger date, if an unforeseen circumstance arises that would cause the continued repurchases pursuant to the A/N repurchase letter amendment to result in any significant adverse impact to Charter as determined by Charter in good faith or (ii) at any time after the sixth anniversary of the trigger date. A/N has the right to terminate or suspend the repurchase arrangement at any time.
Amended Stockholders Agreement
This section describes the material terms of the amended stockholders agreement to be entered into at the closing pursuant to the transaction agreement. The descriptions of the amended stockholders agreement in this section and elsewhere in this proxy statement are qualified in their entirety by reference to the complete text of the amended stockholders agreement, a copy of which is attached as Annex E and is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the amended stockholders agreement that is important to you. You are encouraged to carefully read the entire amended stockholders agreement.
The transaction agreement contemplates that, at the closing, Charter, A/N and Cox Enterprises will enter into the amended stockholders agreement, which will amend and restate in its entirety the existing stockholders agreement. Each of A/N and Cox Enterprises are referred to individually in this section as an “investor party.”
Size and Composition of the Charter Board
Consistent with the existing stockholders agreement, the amended stockholders agreement requires that the number of directors of Charter be fixed at 13.
Upon the completion of the transactions, the directors then serving as A/N’s designees will continue to serve on the Charter Board in accordance with Charter’s organizational documents, and three designees selected by Cox Enterprises (with the prior approval of Charter (not to be unreasonably withheld)) will become members of the Charter Board. Consistent with the Liberty Broadband side letter, the amended stockholders agreement provides that the directors serving as Liberty Broadband’s designees will resign from the Charter Board effective immediately prior to the effective time of the Liberty Broadband closing. The remaining eight directors (other than the chief executive officer) will be independent directors, all of whom will be selected by the nominating committee of the Charter Board upon approval of both a majority of all of the directors on the nominating committee and a majority of the directors on the nominating committee that were not appointed by either A/N or Cox Enterprises. The directors that were not appointed by either A/N or Cox Enterprises are referred to as the “unaffiliated directors.”
Thereafter, each investor party will be entitled to designate a certain number of nominees for election to the Charter Board as follows:
•	three director nominees, if such investor party’s equity interest or voting interest in Charter is greater than or equal to 20%;
•
two director nominees, if such investor party’s equity interest and voting interest in Charter are both less than 20% but such investor party’s equity interest or voting interest is greater than or equal to 11%; however, A/N will be entitled to nominate two director nominees if it owns an equity interest or voting interest in Charter of 9% or more; and

•
one director nominee, if such investor party’s equity interest and voting interest in Charter are both less than 11% but such investor party’s equity interest or voting interest is greater than or equal to 5% or, in the case of Cox Enterprises, Cox Enterprises’ equity interest in Charter is greater than or equal to 25% of the equity interest owned by Cox Enterprises and its affiliates immediately after the closing.

If an investor party’s equity interest and voting interest in Charter are both less than 5% (and, in the case of Cox Enterprises, Cox Enterprises’ equity interest in Charter is less than 25% of the equity interest owned by Cox Enterprises and its affiliates immediately after the closing), such investor party will not be entitled to nominate any director nominees. These designation provisions will be included in the amended certificate of incorporation, subject to the limitations set forth in the amended stockholders agreement.
In no event will either investor party or both investor parties collectively have the right to nominate pursuant to the amended stockholders agreement a number of directors that, assuming the election or appointment, as applicable, of such nominees, would result in the number of directors selected by A/N and/or Cox Enterprises being equal to or greater than 50% of the total number of seats on the Charter Board.
A director selected by A/N or Cox Enterprises must, at the time of nomination and at all times thereafter until such individual’s service on the Charter Board ceases, meet any applicable requirements or qualifications under applicable law or applicable stock exchange rules. The nominating committee, Charter or the Charter Board will not be required to appoint upon the closing or nominate and recommend (i) a proposed director nominee (other than an existing A/N nominated director and Mr. Taylor) if, as determined in good faith by the unaffiliated directors, service by such nominee as a director would reasonably be expected to fail to meet the independence standard of any stock exchange on which Charter’s voting securities are listed or traded or otherwise violate applicable law, stock exchange rules or the corporate governance guidelines of Charter (consistently applied), or (ii) a Cox Enterprises selected director or an existing A/N nominated director if, as determined in good faith by the unaffiliated directors, service by such nominee as a director would reasonably be expected to violate applicable law or applicable stock exchange rules, and in each such case Charter must provide the applicable investor party that designated or nominated such director with a reasonable opportunity to designate or nominate a replacement.
Cox Enterprises and A/N will be required to vote (subject to the applicable voting cap) their respective shares of Charter common stock for the director nominees nominated by the nominating committee of the Charter Board, including the respective designees of Cox Enterprises and A/N, and against any other nominees, except that, with respect to the unaffiliated directors, Cox Enterprises and A/N must instead vote in the same proportion as the voting securities are voted by stockholders other than Cox Enterprises and A/N or any group (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) which includes any of them are voted, if doing so would cause a different outcome with respect to the unaffiliated directors.
Committees of the Charter Board
The amended stockholders agreement provides that each of A/N and Cox Enterprises will be entitled to select at least one of the directors nominated by such investor party for appointment to each of the committees (other than any chief executive officer search committee and any committee formed for the purpose of evaluating a transaction with such investor party or its affiliates or associates) of the Charter Board so long as the applicable investor party is then entitled to nominate at least two director nominees to the Charter Board, subject to any such director meeting the independence and other requirements under applicable law, such committee’s charter and applicable stock exchange rules for such committee. In the event A/N or Cox Enterprises is unable to designate at least one of the directors nominated by such investor party to the audit committee of the Charter Board solely due to independence or other requirements under applicable law or applicable stock exchange rules, such investor party shall be entitled to designate one of the directors nominated by such investor party to attend all meetings of the audit committee in a nonvoting observer capacity so long as such investor party is then entitled to designate at least one director to each of the Charter Board committees.
The amended stockholders agreement also provides that the nominating and compensation committees of the Charter Board will have at least a majority of unaffiliated directors.
In addition, the amended stockholders agreement provides that in connection with any search for a new chief executive officer of Charter or nomination of a chairman of the Charter Board (other than as described below), the Charter Board will create a five-person search committee consisting of (i) one director selected by A/N so long as A/N’s equity or voting interest in Charter is equal to or greater than 9%, (ii) one director selected by Cox Enterprises so long as Cox Enterprises’ equity or voting interest in Charter is equal to or greater than 11% and (iii) three unaffiliated directors (or more unaffiliated directors if A/N and/or Cox Enterprises lose the aforementioned appointment rights). Any selection or other action by the search committee or nomination will require the affirmative vote of at least three of the five directors constituting such committee; however, neither the A/N appointed director nor the Cox Enterprises appointed director will be entitled to cast a vote with respect to any person considered for a position by the search committee that is affiliated or otherwise associated with such party or its respective affiliates and the required approval in respect of such a person will be the unanimous vote of the other directors then serving on the search committee.
Voting Matters by the Charter Board
The amended stockholders agreement provides, and the amended certificate of incorporation of Charter will provide, that the Charter Board must act by majority vote of the full board, subject to the following bullets:
•
for so long as A/N or Cox Enterprises has a voting or equity interest in Charter equal to or greater than 20%, any change of control of Charter will require the approval of (i) a majority of the full board of directors and (ii) a majority of the unaffiliated directors;

•
any transaction involving either A/N or Cox Enterprises (or any of their respective affiliates or associates) and Charter (with limited exceptions) or any transaction in which A/N or Cox Enterprises (or any of their respective affiliates or associates) will be treated differently from the holders of, in the case of A/N, Charter Class A common stock or Charter Class C common stock, and in the case of Cox Enterprises, Charter Class A common stock or Charter Class B common stock, will require the approval of (i) a majority of the unaffiliated directors plus (ii) a majority of the directors designated by the party without such a conflicting interest; however, the approval requirement in this clause (ii) will not apply to ordinary course programming, distribution and other commercial agreements and related ancillary agreements entered into on an arms’ length basis; and

•	any amendment to the amended certificate of incorporation will require the approval of (i) a majority of the full board and (ii) a majority of the unaffiliated directors.
In addition, the amended stockholders agreement provides, and the amended certificate of incorporation of Charter will provide, that decisions of unaffiliated directors will exclude any directors who are not Independent (as defined in the amended stockholders agreement) of Charter, Cox Enterprises and A/N.
Voting Rights and Limits of Cox Enterprises and A/N
The amended stockholders agreement provides, and the amended certificate of incorporation will provide, that any Charter shares owned by A/N or Cox Enterprises in excess of its applicable voting cap (as defined below) must be voted in the same proportion as all other votes cast by the public stockholders of Charter in respect of all matters, excluding the following matters:
•	any vote of Charter’s stockholders on a change of control or sale of all or substantially all of Charter’s assets;
•	any vote of Charter’s stockholders to approve a bankruptcy plan or pre-arranged financial restructuring with the creditors of Charter or Charter Holdings;

•	any vote of Charter stockholders to approve the creation of a new class of shares of Charter or a new class of units of Charter Holdings;
•
with respect to each investor party, any vote of Charter’s stockholders to approve any matter not in the ordinary course and relating to a transaction involving the other investor party or any of its affiliates;

•
with respect to A/N, any vote of Charter’s stockholders in respect of any resolution that would in any way diminish the voting power of the Charter Class B common stock compared to the voting power of the Charter Class A common stock or the Charter Class C common stock; and

•
with respect to Cox Enterprises, any vote of Charter’s stockholders in respect of any resolution that would in any way diminish the voting power of the Charter Class C common stock compared to the voting power of the Charter Class A common stock or the Charter Class B common stock.

For purposes of the amended stockholders and the amended certificate of incorporation, “voting cap” means the following:
•	in the case of Cox Enterprises, 30%; and
•	in the case of A/N, 15%.
Consent Rights of Cox Enterprises and A/N
The amended stockholders agreement provides that for as long as the equity interest or voting interest of Charter held by Cox Enterprises is greater than or equal to 20%, Charter will not, without the prior written consent of Cox Enterprises:
•
incur indebtedness (other than to refinance existing indebtedness without any increase in principal amount as described in more detail in the amended stockholders agreement), if immediately following such incurrence, Charter’s Leverage Ratio (as defined in the amended stockholders agreement) determined as of the last day of any fiscal quarter of Charter would exceed 4.5x or, following the date that is three years after the closing date, 4.0x;

•
fundamentally change its business or material investments to an extent that would constitute a significant departure from Charter’s existing business or voluntarily liquidate, dissolve or wind-up Charter or Charter Holdings;

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sell, distribute or transfer 5% or more of the fair market value, determined as of immediately prior to the closing, of the membership interests in Cox Communications or the assets considered to be contributed by Cox Enterprises for U.S. federal income tax purposes pursuant to the transaction agreement, within the seven-year period following the closing date, if such sale, distribution or transfer would not occur on a tax-deferred basis in all material respects; and

•
increase the size of the Charter Board, except to the extent Charter provides for a proportionate increase in the number of director nominees to which each investor party is entitled under the amended stockholders agreement.

Additionally, the amended stockholders agreement provides that so long as any Charter Holdings convertible preferred units are outstanding, Charter Holdings will not, without the prior written consent of Cox Enterprises, issue any additional preferred units of any class having a liquidation preference equal or superior to that of the Charter Holdings convertible preferred units to be issued to Cox Enterprises in connection with the transactions. Notwithstanding this consent right, pursuant to the terms of the Charter Holdings convertible preferred units, Cox Enterprises will have a veto right over any such issuance for as long as Cox Enterprises continues to hold at least 50% of the Charter Holdings convertible preferred units issued to Cox Enterprises at the closing of the transactions.
Chairman and Lead Independent Director of the Charter Board
The amended stockholders agreement provides that if Mr. Taylor is designated by Cox Enterprises to serve as one of its nominees on the Charter Board at the closing, Mr. Taylor will serve as the chairman of the Charter Board on the closing date. The initial term of Mr. Taylor as chairman will expire effective as of the earlier of (such date, the “chairman succession date”) (i) the three-year anniversary of the closing date (the “expiration date”) or (ii) any date as of which Mr. Taylor ceases to serve as a member of the Charter Board for any reason in accordance with the amended bylaws and the amended stockholders agreement. Mr. Taylor’s service as director need not cease upon the cessation of his term as chairman. Following Mr. Taylor’s term as chairman, the Charter Board will follow its normal annual process. Additionally, after the chairman succession date, Mr. Winfrey will serve as chairman; however if Mr. Winfrey is no longer a member of the Charter Board or is unwilling to serve as chairman, then Mr. Zinterhofer instead will serve as chairman subject to his continued membership on the Charter Board and willingness to serve. The amended stockholders agreement also provides that the following actions will require the affirmative vote of at least 75% of the full Charter Board (rounded up to the nearest whole number and including at least one Cox Enterprises nominated director): (i) prior to the expiration date, the removal of Mr. Taylor from his position as chairman or any election or appointment of a replacement chairman (including to fill a vacancy in any such position) and (ii) prior to the expiration date, the failure to appoint or re-nominate Mr. Taylor as a member of the Charter Board.
The amended stockholder agreement further provides that Mr. Zinterhofer will serve as lead independent director of the Charter Board on the closing date, and that from the closing date through the chairman succession date or any subsequent time when the chairman is not an independent director, the Charter Board will have a lead independent director who will be elected by a majority of all directors.
The amended bylaws to be adopted by Charter at the closing, a copy of which is attached as Annex H, will include provisions consistent with the foregoing provisions.
Corporate Name; Branding
The amended stockholders agreement provides that no later than one year following the closing, Charter will change its name to “Cox Communications, Inc.” In the absence of a change of control of Charter, Charter agrees to cause such name change to remain in effect for at least two years after the closing date, and thereafter until such time as the Charter Board, acting upon the affirmative vote of at least two-thirds of the full Charter Board, approves a change of name of Charter; however, from and after such change of name to “Cox Communications, Inc.” and after good faith consultation with the other party, Charter will have the right to, and Cox Enterprises will have the right to cause Charter to, change the name of Charter to a name that does not include a reference to “Cox” if, in Charter’s or Cox Enterprises’, as applicable, good faith judgment, the “Cox” name has suffered a materially adverse reputational impact due to (i) in the case of such an election by Cox Enterprises, actions taken by Charter or a third party that are outside of Cox Enterprises’ control and (ii) in the case of such an election by Charter, actions taken by Cox Enterprises or a third party that are outside of Charter’s control. The amended stockholders agreement further provides that from and after the change of name to “Cox Communications, Inc.” and after good faith consultation with Cox Enterprises, Charter will have the right to change the name of Charter to a name that does not include a reference to “Cox” if Cox Enterprises (a) uses the “Cox” name in the conduct of any business that competes with the businesses sold or contributed by Cox Enterprises to Charter pursuant to the transaction agreement in the telecommunications industry or (b) sells a material amount of products or services that are sufficiently closely related to those sold by such businesses that, in view of the common use of the term “Cox” by both entities, there is a likelihood of confusion among consumers as to whether Cox Enterprises or Charter is the source or origin of such products and services.
Notwithstanding the foregoing, from and after the closing, unless otherwise determined by Charter, Charter will continue to operate nationally under the brand name “Spectrum.”
Corporate HQ; Atlanta Presence; Community
Following the closing, unless otherwise determined by Charter, Charter will remain headquartered in Stamford, Connecticut. As soon as reasonably practicable following the closing, but in any event no later than one year following the closing, Charter will take all actions as are necessary for Charter to have a significant corporate presence at the Cox campus (with tandem space commitment) in Atlanta, Georgia, with 2,000 employees (or such lesser number of employees located at such campus as of the closing date) located at such Cox campus. In the absence of a change of control of Charter, Charter’s commitment to maintain a significant presence in Atlanta, Georgia pursuant to the foregoing will remain in effect for at least two years after the closing date; however, this commitment will terminate if Cox Enterprises’ equity interest and voting interest in Charter are both less than 20%.
The amended stockholders agreement also provides that Charter and Cox Enterprises will collaborate with respect to philanthropy initiatives.

Change of Control
The amended stockholders agreement provides that in connection with any change of control of Charter (other than an all cash take-private transaction), Charter will consider in good faith the tax consequences to all of its stockholders of various alternatives and will not take, or agree to take, any action that would cause Charter Holdings to no longer be treated as a partnership in which A/N and Cox Enterprises are treated as partners for federal tax purposes without first evaluating and considering alternatives, including any structures proposed by A/N and/or Cox Enterprises, which are less burdensome to A/N and Cox Enterprises, as well as negotiating in good faith with the counterparty to either (i) maintain Charter Holdings with A/N and Cox Enterprises as partners following the change of control or (ii) provide an amount of cash consideration to A/N and Cox Enterprises in such change of control that is sufficient for A/N and Cox Enterprises to pay each of their tax liabilities arising from such change of control; however, the foregoing is without prejudice to the ability of Charter and the Charter Board to act consistent with its fiduciary duties. The amended stockholders agreement also provides that any business combination involving Charter, Charter Holdings or any subsidiary of Charter entered into prior to the fifth anniversary of the closing that results in the imposition of any tax on Cox Enterprises will be structured so that any consideration paid to Cox Enterprises in respect of its Charter Holdings units will be at least 25% cash.
Limitations on Share Acquisition and Ownership
The amended stockholders agreement provides that from and after the closing of the transactions, unless an exemption or waiver is otherwise approved by the unaffiliated directors, each A/N party and each Cox Enterprises party will not, and will use reasonable best efforts to cause its representatives not to, directly or indirectly, acquire (through beneficial ownership of or otherwise) any capital stock of Charter or any subsidiary of Charter or other derivative securities issued by Charter or any subsidiary of Charter, in each case in excess of the ownership cap.
The “ownership cap” is defined to mean:
•	in respect of Cox Enterprises, 30%; and
•	in respect of A/N, 19%.
The amended stockholders agreement also provides that from and after the closing of the transactions, if Charter or any of its subsidiaries repurchases, redeems or buys back any shares of Charter Class A common stock and following such transaction an investor party’s equity interest would exceed its ownership cap, such investor party will participate in such transaction to the extent necessary so that such investor party’s equity interest does not exceed its applicable ownership cap following such transaction (in which case the Charter Board will adopt resolutions exempting under Rule 16b-3 under the Exchange Act any such sale by an investor party to Charter required by this provision); provided that each of A/N and Cox Enterprises shall have the right to designate whether its participation in such transaction will consist (in whole or in part) of shares of Charter Class A common stock and/or Charter Holdings common units held by the A/N parties or Cox Enterprises parties, respectively, at such time so long as the exercise of such right would not cause an adverse impact on Charter.
Standstill Provisions
The amended stockholders agreement also provides that following the closing of the transactions, unless otherwise approved, or an exemption or waiver is otherwise approved, by the unaffiliated directors, and subject to the exceptions specified below, each A/N party and each Cox Enterprises party will not and will use reasonable best efforts to cause its representatives not to, directly or indirectly take certain actions with respect to Charter, including certain actions regarding (i) the solicitation of proxies relating to the election of directors, (ii) voting trusts or similar arrangements, (iii) stockholder proposals, (iv) the granting of proxies, (v) the formation of a “13D” group, (vi) seeking control or influencing management other than through participation on the Charter Board and the applicable Charter Board committees as contemplated by the amended stockholders agreement, (vii) acquiring or proposing to acquire voting securities of Charter in excess of the ownership cap, (viii) entering into discussions, negotiations, arrangements or understandings with respect to any of the foregoing actions or advising third parties with respect to such actions, (ix) public requests for permission to engage in any of the foregoing actions or (x) contesting the validity of these provisions.
The standstill restrictions described above will not be applicable (subject to the resumption of the standstill restrictions under certain circumstances) to an investor party in certain cases, including if Charter enters into certain merger or other business combination transactions, certain tender offers or exchange offers for Charter capital stock, certain solicitations by Charter of merger or business combination proposals, and certain announcements by Charter that it is seeking to sell itself, or the applicable investor party’s equity interest in Charter being equal to or less than 5%.
The amended stockholders agreement also provides that from and following the closing, unless otherwise approved, or an exemption or waiver is otherwise approved, by the unaffiliated directors, each A/N party and each Cox Enterprises party has agreed not to, and agreed to use reasonable best efforts to cause its representatives not to, directly or indirectly, form a group subject to the reporting requirements of Section 13(d) of the Exchange Act with the other investor party or otherwise have any arrangements or understandings concerning Charter except for the arrangements set forth in the amended stockholders agreement, subject to certain exceptions specified in the amended stockholders agreement.
Transfer Restrictions
Following the closing, each of A/N and Liberty Broadband will be subject to certain restrictions on their ability to sell, transfer or dispose of their capital stock in Charter and Charter Holdings, subject to certain exceptions set forth in the amended stockholders agreement, which include, with respect to Charter Class A common stock and Charter Holdings convertible preferred units, transfers pursuant to a widely-distributed underwritten public offering pursuant to the amended registration rights agreement that will be entered into by Charter, Cox Enterprises and A/N at the closing, offerings and sales pursuant to Rule 144 under the Securities Act, certain block sales, transfers approved by a majority of the unaffiliated directors, sales between Cox Enterprises and A/N and their respective affiliates (subject to the equity ownership caps described above and certain pricing limitations), transfers approved by a majority of the stockholders of Charter (other than affiliates of A/N and Cox Enterprises), sales pursuant to a tender offer for all of the outstanding Charter Class A common stock on a fully diluted basis and certain other exceptions (including with respect to hedging and pledging) specified in the amended stockholders agreement. The Charter Class B common stock will not be transferable by A/N and the Charter Class C common stock will not be transferable by Cox Enterprises. In addition, any transfer by Cox Enterprises of Charter Holdings convertible preferred units will be subject to such transfer not causing Charter Holdings to be treated as a publicly traded partnership for federal tax purposes and will be contingent on Charter obtaining an opinion of its counsel to such effect.
The amended stockholders agreement also provides that in the event of a change of control of Charter that is approved in accordance with the first bullet under “—Voting Matters by the Charter Board,” the A/N parties and the Cox Enterprises parties will exchange their common and preferred units of Charter Holdings for Charter Class A common stock to the extent that such exchange is contemplated by the terms of such change of control transaction.
Stockholder Rights Plan
The amended stockholders agreement provides that Charter and the Charter Board will not adopt a stockholder rights plan unless such plan by its terms exempts or, at the time of adoption of such plan Charter and the Charter Board take action reasonably necessary to exempt, any accumulation of capital stock by Cox Enterprises or A/N up to and including an investor party’s equity interest that is less than or equal to the applicable ownership cap; however, this restriction will cease to apply with respect to an investor party when such investor party’s equity interest is permanently reduced, in the case of Cox Enterprises, below 11% or, in the case of A/N, below 9%.
Preemptive Rights and Top-Up Rights
The amended stockholders agreement provides that after the closing, if Charter proposes to issue any equity securities of Charter in a capital raising transaction (as defined below), each of Cox Enterprises and A/N (for so long as such investor party’s equity interest in Charter is equal to or greater than 10%), will have the right to purchase, in whole or in part, for cash a number of such securities that will be determined based on such investor party’s pro rata equity interest in Charter (which is intended to allow such investor party to maintain its percentage ownership interest in Charter after giving effect to the issuance). The amended stockholders agreement defines a capital raising transaction as any offering of shares of Charter Class A common stock (or any securities convertible into or exchangeable or exercisable for shares of Charter Class A common stock) for cash, whether registered under the Securities Act or otherwise (other than pursuant to a stockholders rights plan).
In addition, if Cox Enterprises’ or A/N’s equity interest or voting interest in Charter falls below the thresholds specified in the amended stockholders agreement, the amended stockholders agreement allows Cox Enterprises and A/N in certain circumstances and subject to certain limitations to restore its respective equity interest or voting interest to the applicable thresholds.

Termination
The amended stockholders agreement will terminate as follows:
•	in its entirety, with the mutual written agreement of Charter and each investor party;
•	with respect to an investor party, upon certain breaches by Charter or the investor party of the amended stockholders agreement, in each case subject to specified notice and cure periods; or
•	with respect to an investor party, upon such investor party having an equity interest in Charter of less than 5%.
Amendment and Modification
The amended stockholders agreement may be amended, modified and supplemented only by a written instrument signed by Charter and, at any time that A/N has an equity interest equal to or greater than 9%, A/N, and by each other investor party (if any) that has an equity interest equal to or greater than 11%; however, any amendment, modification or supplement that would adversely affect an investor party will require the consent of such investor party. The authorization of any amendment, modification or supplement to the amended stockholders agreement by Charter will require the prior approval of a majority of the unaffiliated directors.
The amended stockholders agreement further provides that the prior written consent of A/N (as the only holder of Charter Class B common stock) shall be required for any amendment of the amended certificate of incorporation or amended bylaws of Charter that would adversely affect the Charter Class B common stock held by any A/N party in a significant manner as compared to other existing shares of Charter Class A common stock or Charter Class C common stock. Additionally, the prior written consent of Cox Enterprises (as the only holder of Charter Class C common stock) shall be required for any amendment of the amended certificate of incorporation or amended bylaws of Charter that would adversely affect the Charter Class C common stock held by any Cox Enterprises party in a significant manner as compared to other existing shares of Charter Class A common stock or Charter Class B common stock.
Amended Certificate of Incorporation
This section describes the material terms of the amended certificate of incorporation to be adopted by Charter at the closing pursuant to the transaction agreement. The descriptions of the amended certificate of incorporation in this section and elsewhere in this proxy statement are qualified in their entirety by reference to the complete text of the amended certificate of incorporation, a copy of which is attached as Annex D and is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the amended certificate of incorporation that is important to you. You are encouraged to carefully read the entire amended certificate of incorporation.
The transaction agreement contemplates that, at the closing, Charter will amend its certificate of incorporation in order to, among other things, reflect the agreed-upon governance terms in the amended stockholders agreement and the authorization of the new Charter Class C common stock. If the Charter stockholders approve the certificate amendment proposal and the transactions are completed, Charter expects to file the amended certificate of incorporation with the Secretary of State of the State of Delaware, in the form attached to this proxy statement as Annex D. The amended certificate of incorporation will only be effective if the transactions are completed.
Class C Common Stock
The Charter certificate of incorporation currently provides that the total number of shares of stock that Charter has the authority to issue is 1,150,001,000, consisting of 900,000,000 shares of Charter Class A common stock, 1,000 shares of Charter Class B common stock and 250,000,000 shares of Charter preferred stock. The amended certificate of incorporation increases the number of authorized shares to 1,150,002,000 shares, consisting of 900,000,000 shares of Charter Class A common stock, 1,000 shares of Charter Class B common stock, 1,000 shares of Charter Class C common stock and 250,000,000 shares of Charter preferred stock. The Charter Class C common stock cannot be issued to any person other than a Cox Party (as defined in the amended stockholders agreement).
The Charter Class C common stock will be equivalent, economically, to the Charter Class A common stock and Charter Class B common stock of Charter but will have a number of votes per share that reflect the voting power of the Charter Holdings common units and the Charter Holdings convertible preferred units held by Cox Enterprises on an as-converted, as-exchanged basis. Any holder of Charter Class C common stock who is not a Cox Party will not be entitled to any vote on any matter with respect to any Charter Class C common stock held by such holder (other than as required by law).
Charter Class C common stock will not have voting rights on any matter to the extent that any Cox Party, or any group including one or more Cox Parties, beneficially owns more than 49.5% of the outstanding Charter Class A common stock.
Composition of the Charter Board
Pursuant to the amended certificate of incorporation, A/N and Cox Enterprises will each be entitled to designate up to three director nominees for election to the Charter Board based on such investor party’s equity interest and voting interest in Charter, as described in further detail in “—Amended Stockholders Agreement.”
Voting Matters by the Charter Board
The amended certificate of incorporation will provide the Charter Board must act by majority vote of the full board, other than in certain circumstances where additional approvals may be required, consistent with the amended stockholders agreement. In addition, the amended certificate of incorporation will provide that decisions of unaffiliated directors will exclude any directors who are not Independent (as defined in the amended stockholders agreement) of Charter, Cox Enterprises and A/N. See “—Amended Stockholders Agreement” for additional detail.
Voting Rights and Limits of Cox Enterprises and A/N
The amended certificate of incorporation will provide that any Charter shares owned by A/N or Cox Enterprises in excess of their respective voting cap must be voted in the same proportion as all other votes cast by the public stockholders of Charter in respect of all matters, other than with respect to the excluded matters, consistent with the amended stockholders agreement. See “—Amended Stockholders Agreement” for additional detail.
Stockholder Votes for Amendments to Increase or Decrease Authorized Shares
The amended certificate of incorporation will also clarify the stockholder vote required for amendments to the amended certificate of incorporation to increase or decrease the number of authorized shares of Charter common stock or preferred stock in order to reflect an amendment to Section 242(d) of the Delaware General Corporation Law (the “DGCL”) that became effective August 1, 2023.
Provisions Regarding Certain Business Combinations
The provisions regarding certain business combinations involving interested stockholders which were previously set forth in Article Eighth of Charter’s existing certificate of incorporation will be removed in the amended certificate of incorporation, as these provisions are no longer effective in accordance with their terms.
Amended Bylaws
This section describes the material terms of the amended bylaws to be adopted by Charter at the closing pursuant to the transaction agreement. The descriptions of the amended bylaws in this section and elsewhere in this proxy statement are qualified in their entirety by reference to the complete text of the amended bylaws, a copy of which is attached as Annex H and is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the amended bylaws that is important to you. You are encouraged to carefully read the entire amended bylaws.
The transaction agreement contemplates that, at the closing, Charter will adopt the amended bylaws. As required by the amended stockholders agreement, the amended bylaws will provide that if Mr. Taylor is designated by Cox Enterprises to serve as one of its nominees on the Charter Board at the closing, Mr. Taylor will serve as the chairman of the Charter Board on the closing date. The initial term of Mr. Taylor as chairman will expire effective as of the chairman succession date. Following Mr. Taylor’s term as chairman, the Charter Board will follow its normal annual process. Additionally, after the chairman succession date, Mr. Winfrey will serve as chairman, however if Mr. Winfrey is no longer a member of the Charter Board or is unwilling to serve as chairman, then Mr. Zinterhofer instead will serve as chairman subject to his continued membership on the Charter Board and willingness to serve.

The amended bylaws will also provide that the following actions will require the affirmative vote of at least 75% of the full Charter Board (rounded up to the nearest whole number and including at least one Cox Enterprises nominated director): (i) prior to the expiration date, the removal of Mr. Taylor from his position as chairman or any election or appointment of a replacement chairman (including to fill a vacancy in any such position) and (ii) prior to the expiration date, the failure to appoint or re-nominate Mr. Taylor as a member of the Charter Board.
In addition, the amended bylaws will further provide that Mr. Zinterhofer will serve as lead independent director of the Charter Board on the closing date, and that from the closing date through the chairman succession date or any subsequent time when the chairman is not an independent director, the Charter Board will have a lead independent director who will be elected by a majority of all directors.
Additional Transaction Documents
This section describes the material terms of certain additional transaction documents that will be entered into at the closing pursuant to the terms of the transaction agreement.
Cox Enterprises Repurchase Letter Agreement
The transaction agreement contemplates that, at the closing, Charter, Charter Holdings and Cox Enterprises will enter into the Cox Enterprises repurchase letter agreement, which will govern the terms of Cox Enterprises’ participation in Charter’s share repurchases following the closing. The descriptions of the Cox Enterprises repurchase letter agreement in this section and elsewhere in this proxy statement are qualified in their entirety by reference to the complete text of such agreement, a copy of which is attached as Annex I and is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the Cox Enterprises repurchase letter agreement that is important to you. You are encouraged to carefully read the Cox Enterprises repurchase letter agreement in its entirety.
Under the Cox Enterprises repurchase letter agreement, Cox Enterprises may sell to Charter or to Charter Holdings, on a monthly basis, a number of shares of Charter Class A common stock or Charter Holdings common units that represents a pro rata participation by Cox Enterprises and its affiliates in any direct or indirect repurchases or redemptions of shares of Charter Class A common stock (including through the repurchase or redemption of any convertible equity securities, Charter Holdings common units or Charter Holdings convertible preferred units) from persons other than Cox Enterprises effected by Charter during the immediately preceding calendar month, at a purchase price equal to the average price paid by Charter for the shares repurchased or redeemed from persons other than Cox Enterprises or A/N during such immediately preceding calendar month and excluding repurchases in privately negotiated transactions or deemed repurchases due to cashless exercise of or payment of withholding taxes with respect to director, officer or employee equity awards of Charter. Cox Enterprises has the right to elect whether its participation in Charter’s repurchases will consist of shares of Charter Class A common stock, Charter Holdings common units or a combination thereof; however, all repurchases will be settled in cash at the applicable purchase price.
The Cox Enterprises repurchase letter agreement further provides that, in certain circumstances, including where Cox Enterprises elects not to participate in redemptions by Charter Holdings pursuant to the amended Charter Holdings LLC agreement because such participation would cause Cox Enterprises’ equity interest in Charter to be less than a threshold to be mutually agreed between the parties prior to the closing, Cox Enterprises may, subject to certain conditions, elect to receive a tax loan from Charter Holdings on the terms set forth in the Cox Enterprises repurchase letter agreement and in definitive documents in form and substance reasonably satisfactory to Charter and Cox Enterprises.
Charter has the right to terminate the Cox Enterprises repurchase letter agreement (i) prior to the sixth anniversary of the trigger date, if an unforeseen circumstance arises that would cause the continued repurchases pursuant to the Cox Enterprises repurchase letter agreement to result in any significant adverse impact to Charter as determined by Charter in good faith or (ii) at any time after the sixth anniversary of the trigger date. Cox Enterprises has the right to terminate or suspend the repurchase arrangement at any time.
Amended Tax Receivables Agreement
The transaction agreement contemplates that, at the closing, Charter, A/N, Cox Enterprises and certain other parties will enter into the amended tax receivables agreement, which will amend and restate the tax receivables agreement, dated as of May 18, 2016, by and among Charter, A/N and the other parties thereto. The descriptions of the amended tax receivables agreement in this section and elsewhere in this proxy statement are qualified in their entirety by reference to the complete text of such agreement, a copy of which is attached as Annex J and is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the amended tax receivables agreement that is important to you. You are encouraged to carefully read the amended tax receivables agreement in its entirety.
The amended tax receivables agreement sets forth the terms pursuant to which Charter will pay A/N and Cox Enterprises, as applicable, for tax benefits arising from A/N’s or Cox Enterprises’ potential future exchanges of their respective Charter Holdings common units and Charter Holdings convertible preferred units, as applicable, into cash or Charter Class A common stock pursuant to the amended exchange agreement.
Amended Exchange Agreement
The transaction agreement contemplates that, at the closing, Charter, A/N, Cox Enterprises and certain other parties will enter into the amended exchange agreement, which will amend and restate the exchange agreement, dated as of May 18, 2016, by and among Charter, A/N and the other parties thereto. The amended exchange agreement will specify the terms pursuant to which Cox Enterprises and A/N may exchange their respective Charter Holdings common units into Charter Class A common stock or cash. The parties have agreed to negotiate the terms of the amended exchange agreement prior to the closing, and Charter will file with the SEC a copy of the executed amended exchange agreement at the closing.
Amended Registration Rights Agreement
The transaction agreement contemplates that, at the closing, Charter, A/N and Cox Enterprises will enter into the amended registration rights agreement, which will amend and restate the registration rights agreement, dated as of May 18, 2016, by and among Charter, A/N and Liberty Broadband. The amended registration rights agreement will provide, among other things, that A/N and Cox Enterprises may require that Charter register for resale the Charter Class A common stock issuable upon the conversion or exchange of Charter Holdings common units and Charter Holdings convertible preferred units in certain circumstances and subject to certain thresholds and exceptions. The parties have agreed to negotiate the terms of the amended registration rights agreement prior to the closing, and Charter will file with the SEC a copy of the executed amended registration rights agreement at the closing.
Amended Charter Holdings LLC Agreement
The transaction agreement contemplates that, at the closing, Charter, Charter Holdings, A/N, Cox Enterprises and certain other parties will enter into the amended Charter Holdings LLC agreement, which will amend and restate the amended and restated limited liability company agreement of Charter Holdings, dated as of May 18, 2016, by and among Charter, Charter Holdings, A/N and the other parties thereto. The amended Charter Holdings LLC agreement will, among other things, specify the terms of the Charter Holdings common units and Charter Holdings convertible preferred units, consistent with the preferred term sheet. The parties have agreed to negotiate the terms of the amended Charter Holdings LLC agreement prior to the closing, and Charter will file with the SEC a copy of the executed amended Charter Holdings LLC agreement at the closing.
Transition Services Agreements
The transaction agreement contemplates that, at the closing, Charter and Cox Enterprises will enter into the transition services agreements, which will specify the terms pursuant to which each of Charter and Cox Enterprises, as applicable, will provide the other party with certain agreed-upon transition services for a specified period following the closing. The parties have agreed to negotiate the terms of the transition services agreements prior to the closing, and Charter will file with the SEC a copy of the executed transition services agreements at the closing.

THE CHARTER SPECIAL MEETING
This proxy statement is being provided to the Charter stockholders as part of a solicitation of proxies by the Charter Board for use at the Charter special meeting to be held at the time and place specified below and at any properly convened meeting following an adjournment or postponement thereof. This proxy statement provides Charter stockholders with information they need to know to be able to vote or instruct the voting of their shares of Charter common stock at the Charter special meeting.
Date, Time and Place
The Charter special meeting will be held in person at Charter’s headquarters at 400 Washington Blvd., Stamford, Connecticut 06902, at [ ] a.m., New York City time, on [ ], 2025.
Purpose of the Charter Special Meeting
At the Charter special meeting, Charter stockholders will be asked to consider and vote upon the following matters:
1.	the share issuance proposal;
2.	the certificate amendment proposal;
3.	the governance proposals; and
4.	the adjournment proposal.
Completion of the transactions is conditioned on Charter stockholders approving the share issuance proposal and the certificate amendment proposal. Approval of the governance proposals and the adjournment proposal is not a condition to the completion of the transactions.
Recommendation of the Charter Board of Directors
The Charter Board, by all directors present and including a majority of (a) the Unaffiliated Directors (as defined in the existing stockholders agreement), (b) the directors designated by Liberty Broadband pursuant to the existing stockholders agreement and (c) the directors designated by A/N pursuant to the existing stockholders agreement, has unanimously determined that the transaction documents and the transactions contemplated thereby are advisable and fair to, and in the best interests of, Charter and its stockholders, approved the transaction documents and the transactions contemplated thereby and recommended that Charter stockholders vote “FOR” each of the share issuance proposal, the certificate amendment proposal, the governance proposals and the adjournment proposal. See the section entitled “The Transactions—Charter’s Reasons for the Transactions; Recommendation of the Charter Board of Directors” for a more detailed discussion of Charter Board’s recommendation.
Charter stockholders should carefully read this proxy statement, including any documents incorporated by reference, and the annexes in their entirety for more detailed information concerning the transactions.
Charter Record Date; Stock Entitled to Vote
The Charter Board has fixed the close of business on [ ], 2025 as the record date for the Charter special meeting. Only holders of record of Charter common stock as of the close of business on the record date for the Charter special meeting are entitled to notice of, and to vote at, the Charter special meeting or any adjournment or postponement thereof. Holders of Charter Class A common stock are entitled to one vote per share and A/N, as holder of Charter Class B common stock, is entitled to a number of votes reflecting the voting power of the Charter Holdings common units held by A/N on an as-exchanged basis.
On the record date, there were [ ] shares of Class A common stock outstanding, representing the same number of votes, and one share of Charter Class B common stock outstanding, representing [ ] votes (on an as-exchanged basis).
Pursuant to the Liberty Broadband voting agreement, Liberty Broadband has agreed to vote its shares of Charter Class A common stock, or [ ] shares of Charter Class A common stock as of the record date representing approximately [ ]% of the aggregate voting power of the outstanding shares of Charter common stock as of such date, in favor of the share issuance proposal, the certificate amendment proposal and the adjournment proposal, subject to the exceptions and limitations described in “Other Agreements Related to the Transactions—Liberty

Broadband Voting Agreement.” Additionally, pursuant to the A/N voting agreement, A/N has agreed to vote its shares of Charter Class A common stock and Charter Class B common stock, or [ ] shares of Charter Class A common stock and one share of Charter Class B common stock as of the record date representing approximately [ ]% of the aggregate voting power of the outstanding shares of Charter common stock as of such date, in favor of the share issuance proposal, the certificate amendment proposal and the adjournment proposal, subject to the exceptions and limitations described in “Other Agreements Related to the Transactions—A/N Voting Agreement.”
Voting by Charter’s Directors and Executive Officers
At the close of business on [ ], 2025, the most recent practicable date for which such information was available, Charter directors and executive officers and their affiliates beneficially owned [ ] shares of Charter Class A common stock, or approximately [ ]% of the aggregate voting power of the outstanding shares of Charter common stock on an as-exchanged basis as of such date. Charter currently expects its directors and executive officers to vote their shares of Charter common stock in favor of the share issuance proposal, the certificate amendment proposal, the governance proposals and the adjournment proposal at the Charter special meeting, but no such director or executive officer has entered into any agreement obligating him or her to do so.
Quorum
The presence at the Charter special meeting in person or represented by proxy of the holders of a majority of the total voting power of the shares of Charter common stock issued and outstanding on the record date for the Charter special meeting and entitled to vote at the Charter special meeting will constitute a quorum for the transaction of business at the Charter special meeting. Abstentions will count for the purpose of determining the presence of a quorum for the transaction of business at the Charter special meeting.
Because applicable rules of the Nasdaq do not permit discretionary voting by brokers with respect to any of the proposals to be acted upon at the Charter special meeting, if you hold your shares of Charter common stock through banks or brokers, your shares will not count as present and entitled to vote for purposes of determining a quorum, unless you instruct your bank or broker on how to vote your shares. This may make it more difficult to establish a quorum at the Charter special meeting.
Required Vote
Approval of the share issuance proposal requires the affirmative vote of the holders of a majority of the votes cast by holders of Charter Class A common stock and Charter Class B common stock, voting together as a single class, in each case at the Charter special meeting. Approval of the certificate amendment proposal requires the affirmative vote of the holders of a majority of the aggregate voting power of the outstanding shares of Charter Class A common stock and Charter Class B Common Stock, voting together as a single class. Approval of the governance proposals (which are non-binding advisory proposals) requires the affirmative vote of the holders of a majority of the aggregate voting power of the outstanding shares of Charter Class A common stock and Charter Class B Common Stock, voting together as a single class. Approval of the adjournment proposal requires the affirmative vote of the holders of shares having a majority of the voting power of the shares of Charter common stock that are present in person or represented by proxy at the Charter special meeting and entitled to vote on the proposal at the Charter special meeting, voting together as a single class.
Attending the Special Meeting
Due to space limitations, attendance is limited to stockholders and persons holding valid legal proxies from those stockholders. Admission to the meeting is on a first-come, first-served basis. Valid government-issued picture identification and proof of Charter stock ownership as of the record date must be presented to attend the meeting. If you hold Charter common stock through a bank, broker, trustee or other nominee, you must bring a copy of a statement reflecting your stock ownership as of the record date, and if you wish to vote in person, you must also bring a legal proxy from your bank, broker, trustee or other nominee. See the section entitled “—Shares Held in Street Name” below for further information. If you hold your shares through a bank, broker, trustee or other nominee and you do not want to attend the Charter special meeting, please contact the respective entity for instructions on how to vote your shares of Charter common stock at the Charter special meeting. Cameras, recording devices, and other electronic devices are not permitted. If you require special assistance at the meeting, please contact Charter’s Corporate Secretary at 400 Washington Blvd., Stamford, Connecticut 06902.

Proxies
Holders of record may vote by proxy or in person at the Charter special meeting. If you hold your shares of Charter common stock in your name as a holder of record, to submit a proxy, you, as a Charter stockholder, may use one of the following methods:
•	Via the Internet: by visiting the website indicated on the accompanying proxy card and following the instructions.
•	By telephone: by calling the toll-free number indicated on the accompanying proxy card and following the recorded instructions.
•
By mail: by completing the accompanying proxy card and returning it in the postage-paid envelope. If you do not have the postage-paid envelope, please mail your completed proxy card to the following address: Charter Communications, Inc., 400 Washington Blvd., Stamford, Connecticut 06902, Attn: Corporate Secretary.

If you submit your proxy via the Internet or by telephone, you must do so no later than 11:59 p.m., New York City time, on [ ], 2025. If you vote by mail, your proxy card must be received no later than 11:59 p.m., New York City time, on [ ], 2025.
Every vote is important. Accordingly, you should sign, date and return the enclosed proxy card, or vote via the Internet or by telephone, whether or not you plan to attend the Charter special meeting in person. Sending in your proxy card or voting by telephone or on the Internet will not prevent you from voting your shares personally at the meeting because you may revoke your proxy at any time before it is voted.
General
Please be aware that any costs related to voting via the Internet, such as Internet access charges, will be your responsibility.
All properly signed proxies that are timely received and that are not revoked will be voted at the Charter special meeting according to the instructions indicated on the proxies or, if no direction is indicated, they will be voted as recommended by the Charter Board.
Treatment of Abstentions; Failure to Vote
For purposes of the Charter special meeting, an abstention occurs when a Charter stockholder attends the Charter special meeting in person and does not vote or returns a proxy with an “abstain” instruction.
Completion of the transactions is conditioned on Charter stockholders approving the share issuance proposal and the certificate amendment proposal. If a Charter stockholder present in person at the Charter special meeting does not vote, or responds by proxy with an “abstain” vote, it will have the effect of a vote “AGAINST” the certificate amendment proposal and it will have no effect on the outcome of the share issuance proposal (assuming a quorum is present). If a stockholder is not present in person at the Charter special meeting and does not respond by proxy, it will have the effect of a vote “AGAINST” the certificate amendment proposal and it will have no effect on the outcome of the share issuance proposal (assuming a quorum is present).
Approval of the governance proposals (which are non-binding advisory proposals) and the adjournment proposal is not a condition to the completion of the transactions. For the governance proposals and the adjournment proposal, if a Charter stockholder present in person at the Charter special meeting does not vote, or responds by proxy with an “abstain” vote, it will have the same effect as a vote “AGAINST” such proposals. If a stockholder is not present in person at the Charter special meeting and does not respond by proxy, it will have the effect of a vote “AGAINST” the governance proposals and no effect on the outcome of the adjournment proposal.
Shares Held in Street Name
If your shares of Charter common stock are held in “street name” in a stock brokerage account or by a broker, bank or other nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or other nominee. Your broker, bank or other nominee is obligated to provide you with a voting instruction form for you to use.

Please note that you may not vote shares held in street name by returning a proxy card directly to Charter or by voting in person during the Charter special meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank or other nominee. If you choose to vote your shares in person at the Charter special meeting, you must present a valid government-issued picture identification and a copy of a brokerage statement reflecting your stock ownership as of the record date.
Brokers who hold shares in street name for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the approval of matters determined to be “non-routine” without specific instructions from the beneficial owner. It is expected that all of the proposals to be voted on at the Charter special meeting are “non-routine” matters.
If you are a beneficial owner of shares of Charter common stock and you do not instruct your broker, bank or other nominee on how to vote your shares:
•	your shares will not be counted as present and entitled to vote for purposes of determining a quorum; and
•
your broker, bank or other nominee may not vote your shares, which will have the effect of a vote “AGAINST” the certificate amendment proposal and the governance proposals and will have no effect on the outcome of the share issuance proposal (assuming a quorum is present) or the adjournment proposal.

Revocability of Proxies
Any stockholder giving a proxy has the power to revoke it at any time before the proxy is voted at the special meeting. If you are a stockholder of record, you may revoke your proxy in any of the following ways:
•
by logging onto the Internet website specified on your proxy card in the same manner you would to submit your proxy electronically or by calling the telephone number specified on your proxy card, in each case, if you are eligible to do so;

•
by sending a notice of revocation or a completed proxy card bearing a later date than your original proxy card to Charter Communications, Inc., 400 Washington Blvd., Stamford, Connecticut 06902, Attn: Corporate Secretary; or

•	by attending the Charter special meeting and voting.
Any signed proxy revocation or new signed proxy must be received before the beginning of the Charter special meeting. In addition, you may change your vote through the Internet or by telephone (if you originally voted by the corresponding method) not later than 11:59 p.m., New York City time, on [ ], 2025.
If your shares are held by a broker, bank or other nominee, you may change your vote by submitting new voting instructions to your broker, bank or other nominee. You must contact your broker, bank or other nominee, or applicable plan administrator to find out how to do so.
Attendance at the Charter special meeting will not in and of itself constitute revocation of a proxy. A revocation or later-dated proxy received by Charter after the vote will not affect the vote. Charter’s Corporate secretary’s mailing address is: Charter Communications, Inc., 400 Washington Blvd., Stamford, Connecticut 06902, Attn: Corporate Secretary. If the Charter special meeting is postponed or adjourned, it will not affect the ability of Charter stockholders of record as of the record date to exercise their voting rights or to revoke any previously granted proxy using the methods described above.
Solicitation
The Charter Board is soliciting proxies for the Charter special meeting from its stockholders. Charter will bear the entire cost of the solicitation of proxies of its stockholders, including preparation, assembly and delivery, as applicable, of this proxy statement, the proxy card and any additional materials furnished to Charter stockholders. Proxies may be solicited by directors, officers and a small number of Charter’s regular employees personally or by mail, telephone or facsimile, but such persons will not be specially compensated for such service. Charter has retained Innisfree M&A Incorporated, a proxy solicitation firm, to assist in the solicitation of proxies for a fee of approximately $75,000 plus reasonable out-of-pocket costs and expenses. As appropriate, copies of solicitation material will be furnished to brokerage houses, fiduciaries and custodians that hold shares of Charter common stock of record for beneficial owners for forwarding to such beneficial owners. Charter may also reimburse persons representing beneficial owners for their costs of forwarding the solicitation material to such owners.

Assistance
If you need assistance with voting via the Internet, voting by telephone or completing your proxy card, or have questions regarding the Charter special meeting, please contact Charter’s Investor Relations line at (203) 905-7801 or Innisfree M&A Incorporated at (877) 750-8233 (bankers and brokers may call collect at (212) 750-5833).
Your vote is very important regardless of the number of shares of Charter common stock that you own. Please vote your shares via the Internet or by telephone, or sign, date and return a proxy card promptly to ensure that your shares can be represented, even if you otherwise plan to attend the Charter special meeting in person.
Tabulation of Votes
Representatives of Broadridge Financial Solutions, Inc. will tabulate the votes cast at the special meeting, and representatives of American Election Services, LLC will act as the Independent Inspector of Election.
Adjournments
Subject to certain restrictions contained in the transaction agreement, the Charter special meeting may be adjourned from time to time to allow additional time for obtaining additional proxies or as otherwise determined to be necessary or appropriate by the chairperson of the meeting. No notice of an adjourned meeting need be given if the time and place, if any, thereof are announced at the meeting at which the adjournment was taken unless:
•	the adjournment is for more than 30 days; or
•	after the adjournment, a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting;
then, in each case, a notice of the adjourned meeting will be given to each stockholder of record entitled to receive notice of and to vote at the meeting. At any Charter special meeting, all proxies will be voted in the same manner as they would have been voted at the original convening of the Charter special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the adjourned meeting.

CHARTER SPECIAL MEETING PROPOSALS
Charter Proposal 1: The Share Issuance Proposal
(Item 1 on the proxy card)
The Charter Class A common stock is listed on the Nasdaq, and as a result, Charter is subject to the Nasdaq Listing Rules, including with respect to stockholder approval requirements. Nasdaq Listing Rule 5635(a) states: “Shareholder approval is required prior to the issuance of securities in connection with the acquisition of the stock or assets of another company if: . . . where, due to the present or potential issuance of common stock . . . or securities convertible into or exercisable for common stock, other than a public offering for cash . . . the common stock has or will have upon issuance voting power equal to or in excess of 20% of the voting power outstanding before the issuance of stock or securities convertible into or exercisable for common stock.” Charter expects that the aggregate voting power of Charter Class C common stock to be issued in connection with the transactions will exceed 20% of the voting power of its outstanding common stock prior to such share issuance. Furthermore, Charter is required by the terms of the transaction agreement to submit the share issuance proposal to its stockholders at a special meeting. Approval of this share issuance proposal will constitute approval pursuant to Nasdaq Listing Rule 5635(a).
In the share issuance proposal, Charter is asking its stockholders to approve the issuance of (i) one share of the new Charter Class C common stock and (ii) approximately 33.6 million Charter Holdings common units and Charter Holdings convertible preferred units with an aggregate liquidation preference of $6.0 billion (including shares of Charter Class A common stock which may be issued upon exchange or conversion of such Charter Holdings common units or Charter Holdings convertible preferred units), in each case in connection with the transactions.
If the transactions are completed, Charter will be obligated to issue one share of Charter Class C common stock to Cox Enterprises (which will initially have a number of votes reflecting the voting power of the Charter Holdings common units and the Charter Holdings convertible preferred units held by Cox Enterprises on an as-converted, as-exchanged basis, which voting rights are generally intended to reflect Cox Enterprises’ economic interest in Charter Holdings) and may be obligated to issue, upon conversion and/or exchange of the Charter Holdings common units and Charter Holdings convertible preferred units that will initially be issued to Cox Enterprises by Charter Holdings, up to approximately 46.2 million shares of Charter Class A common stock if the transactions are completed. Approval of the share issuance proposal by Charter stockholders is required for completion of the transactions.
Approval of the share issuance proposal requires the affirmative vote of the holders of a majority of the votes cast by holders of Charter Class A common stock and Charter Class B common stock, voting together as a single class, in each case at the Charter special meeting.
The Charter Board, by all directors present, unanimously recommends that Charter stockholders vote “FOR” the approval of the share issuance proposal (Item 1).
Charter Proposal 2: The Certificate Amendment Proposal
(Item 2 on the proxy card)
Charter is asking its stockholders to approve the adoption of the amended certificate of incorporation. If Charter stockholders approve the certificate amendment proposal and the transactions are consummated, then Charter expects to file the amended certificate of incorporation with the Secretary of State of the State of Delaware at the closing. Approval of the certificate amendment proposal by Charter stockholders is required for completion of the transactions. If the transactions are not completed, the amended certificate of incorporation will not be filed with the Secretary of State of the State of Delaware and will be abandoned.
The amended certificate of incorporation will include, among other things, the matters described in proposals 3A, 3B, 3C and 3D and the authorization of a new class of capital stock, the Charter Class C common stock, which is described in more detail under “Other Agreements Related to the Transactions—Amended Certificate of Incorporation” and “Description of Charter Capital Stock.”
Approval of the certificate amendment proposal requires the affirmative vote of the holders of a majority of the aggregate voting power of the outstanding shares of Charter Class A common stock and Charter Class B common stock, voting together as a single class.
The Charter Board, by all directors present, unanimously recommends that Charter stockholders vote “FOR” the approval of the certificate amendment proposal (Item 2).

Charter Proposal 3: The Governance Proposals
(Item 3 on the proxy card)
Charter is asking its stockholders to approve, on a non-binding advisory basis, certain features of the amended certificate of incorporation, which are being presented separately in accordance with SEC guidance to give stockholders the opportunity to present their separate views on important corporate governance provisions.
This separate vote is not otherwise required by Delaware law separate and apart from the certificate amendment proposal. Furthermore, the transactions are not conditioned on the separate approval of the governance proposals (separate and apart from approval of the certificate amendment proposal). Accordingly, regardless of the outcome of the non-binding advisory vote on the governance proposals, Charter intends that the amended certificate of incorporation will take effect upon the consummation of the transactions (assuming approval of the certificate amendment proposal and the share issuance proposal).
Approval of the governance proposals (which are non-binding advisory proposals) requires the affirmative vote of the holders of a majority of the aggregate voting power of the outstanding shares of Charter Class A common stock and Charter Class B common stock, voting together as a single class.
Proposal 3A: Governance Proposal 1
Charter stockholders are being asked to approve separately (on a non-binding advisory basis) a feature of the amended certificate of incorporation that will set forth the composition requirements for the Charter Board that are required by the amended stockholders agreement. Specifically, the amended certificate of incorporation will provide that A/N and Cox Enterprises will have the following board nomination rights (subject to the limitations set forth in the amended stockholders agreement):
•	three director nominees, if such investor party’s equity interest or voting interest in Charter is greater than or equal to 20%;
•
two director nominees, if such investor party’s equity interest and voting interest in Charter are both less than 20% but such investor party’s equity interest or voting interest is greater than or equal to 11%; however, A/N will be entitled to nominate two director nominees if it owns an equity interest or voting interest in Charter of 9% or more; and

•
one director nominee, if such investor party’s equity interest and voting interest in Charter are both less than 11% but such investor party’s equity interest or voting interest is greater than or equal to 5% or, in the case of Cox Enterprises, Cox Enterprises’ equity interest in Charter is greater than or equal to 25% of the equity interest owned by Cox Enterprises and its affiliates immediately after the closing.

If an investor party’s equity interest and voting interest in Charter are both less than 5% (and, in the case of Cox Enterprises, Cox Enterprises’ equity interest in Charter is less than 25% of the equity interest owned by Cox Enterprises and its affiliates immediately after the closing), such investor party will not be entitled to nominate any director nominees.
Proposal 3B: Governance Proposal 2
Charter stockholders are being asked to approve separately (on a non-binding advisory basis) a feature of the amended certificate of incorporation that will specify standards for decisions by the Charter Board that are required by the amended stockholders agreement. Specifically, the amended certificate of incorporation will provide that the Charter Board must act by majority vote of the full board, subject to the following bullets:
•
for so long as A/N or Cox Enterprises has a voting or equity interest in Charter equal to or greater than 20%, any change of control of Charter will require the approval of (i) a majority of the full board of directors and (ii) a majority of the unaffiliated directors;

•
any transaction involving either A/N or Cox Enterprises (or any of their respective affiliates or associates) and Charter (with limited exceptions) or any transaction in which A/N or Cox Enterprises (or any of their respective affiliates or associates) will be treated differently from the holders of, in the case of A/N, Charter Class A common stock or Charter Class C common stock, and in the case of Cox Enterprises, Charter Class A common stock or Charter Class B common stock, will require the approval of (i) a majority of the unaffiliated directors plus (ii) a majority of the directors designated by the party without such a conflicting interest; however, the approval requirement in this clause (ii) will not apply to ordinary course programming, distribution and other commercial agreements and related ancillary agreements entered into on an arms’ length basis; and
•	any amendment to the amended certificate of incorporation will require the approval of (i) a majority of the full board and (ii) a majority of the unaffiliated directors.
In addition, the amended certificate of incorporation of Charter will provide that decisions of unaffiliated directors will exclude any directors who are not Independent (as defined in the amended stockholders agreement) of Charter, Cox Enterprises and A/N.
Proposal 3C: Governance Proposal 3
Charter stockholders are being asked to approve separately (on a non-binding advisory basis) a feature of the amended certificate of incorporation that will provide for certain voting restrictions on Cox Enterprises and A/N that are required by the amended stockholders agreement. Specifically, the amended certificate of incorporation will provide that any Charter shares owned by A/N or Cox Enterprises in excess of its respective voting cap must be voted in the same proportion as all other votes cast by the public stockholders of Charter in respect of all matters, excluding the following matters:
•	any vote of Charter’s stockholders on a change of control or sale of all or substantially all of Charter’s assets;
•	any vote of Charter’s stockholders to approve a bankruptcy plan or pre-arranged financial restructuring with the creditors of Charter or Charter Holdings;
•	any vote of Charter stockholders to approve the creation of a new class of shares of Charter or a new class of units of Charter Holdings;
•
with respect to each investor party, any vote of Charter’s stockholders to approve any matter not in the ordinary course and relating to a transaction involving the other investor party or any of its affiliates;

•
with respect to A/N, any vote of Charter’s stockholders in respect of any resolution that would in any way diminish the voting power of the Charter Class B common stock compared to the voting power of the Charter Class A common stock or the Charter Class C common stock; and

•
with respect to Cox Enterprises, any vote of Charter’s stockholders in respect of any resolution that would in any way diminish the voting power of the Charter Class C common stock compared to the voting power of the Charter Class A common stock or the Charter Class B common stock.

For purposes of the amended certificate of incorporation, “voting cap” means the following:
•	in the case of Cox Enterprises, 30%; and
•	in the case of A/N, 15%.
Proposal 3D: Governance Proposal 4
Charter stockholders are being asked to approve separately (on a non-binding advisory basis) a feature of the amended certificate of incorporation that will clarify the stockholder vote required for amendments to the amended certificate of incorporation to increase or decrease the number of authorized shares of Charter common stock or preferred stock in order to reflect an amendment to Section 242(d) of the Delaware General Corporation Law that became effective August 1, 2023.
The Charter Board, by all directors present, unanimously recommends that Charter stockholders vote “FOR” the approval of each of the governance proposals (Item 3).
Charter Proposal 4: The Adjournment Proposal
(Item 4 on the proxy card)
In the adjournment proposal, Charter is asking its stockholders to approve the adjournment of the Charter special meeting from time to time to solicit additional proxies in favor of the certificate amendment proposal or the share issuance proposal if there are insufficient votes at the time of such adjournment to approve the certificate amendment proposal or the share issuance proposal or if otherwise determined by the chairperson of the meeting to be necessary or appropriate. Approval of the adjournment proposal by Charter stockholders is not required for completion of the transactions.
Approval of the adjournment proposal requires the affirmative vote of the holders of shares having a majority of the voting power of the shares of Charter common stock that are present in person or represented by proxy at the Charter special meeting and entitled to vote on the proposal, voting together as a single class.
The Charter Board, by all directors present, unanimously recommends that Charter stockholders vote “FOR” the approval of the adjournment proposal (Item 4).

DESCRIPTION OF CHARTER CAPITAL STOCK
The following is a summary of the material terms of Charter’s capital stock if the Liberty Broadband merger and the transactions are completed. This summary includes the material terms of the Charter Class A common stock, the Charter Class B common stock, the newly created Charter Class C common stock to be issued to Cox Enterprises in the transactions, the Series A cumulative redeemable preferred stock, par value $0.001 per share, of Charter (the “Charter rollover preferred stock”) to be issued in connection with the Liberty Broadband merger and certain provisions of the amended certificate of incorporation (including the certificate of designations governing the terms of the Charter rollover preferred stock (the “certificate of designations”)) and the amended bylaws, as such documents will be in effect upon the completion of the transactions. The following summary is subject to and qualified in its entirety by reference to the amended certificate of incorporation (including the certificate of designations) and the amended bylaws, which are attached as Annexes D and H respectively, to this proxy statement and are incorporated by reference herein. We encourage you to read the amended certificate of incorporation (including the certificate of designations), the amended bylaws and the applicable provisions of the DGCL for additional information.
Authorized Capital Stock
Under the amended certificate of incorporation, the total authorized capital stock of Charter is 1,150,002,000 shares, consisting of: (i) 900,000,000 shares of Charter Class A common stock; (ii) 1,000 shares of Charter Class B common stock; (iii) 1,000 shares of Charter Class C common stock and (iv) 250,000,000 shares of preferred stock, par value $0.001 per share. Charter does not have the power to (i) issue shares of Charter Class B common stock to any person other than A/N or any other A/N Party (as defined in the amended stockholders agreement) or (ii) issue shares of Charter Class C common stock to any person other than Cox Enterprises or any other Cox Party (as defined in the amended stockholders agreement).
Common Stock
Voting Rights
Holders of shares of Charter common stock are entitled to vote on all matters submitted to a vote of Charter’s stockholders, as a single class, including the election of directors, as follows:
•	shares of Charter Class A common stock are entitled to one vote per share;
•
shares of Charter Class B common stock are entitled to a number of votes reflecting the voting power of the Charter Holdings common units held by the A/N Parties on an as-converted, as-exchanged basis. Any holder of Charter Class B common stock who is not an A/N Party will not be entitled to any vote on any matter with respect to any Charter Class B common stock held by such holder (other than as required by law); and

•
shares of Charter Class C common stock are entitled to a number of votes reflecting the voting power of the Charter Holdings common units and Charter Holdings convertible preferred units held by the Cox Parties on an as-converted, as-exchanged basis. Any holder of Charter Class C common stock who is not a Cox Party will not be entitled to any vote on any matter with respect to any Charter Class C common stock held by such holder (other than as required by law).

The holders of Charter common stock do not have cumulative voting rights.
Charter Class B common stock will not have voting rights on any matter to the extent that any A/N Party or any group including one or more A/N Parties, beneficially owns more than 49.5% of the outstanding Charter Class A common stock. In addition, Charter Class C common stock will not have voting rights on any matter to the extent that any Cox Party, or any group including one or more Cox Parties, beneficially owns more than 49.5% of the outstanding Charter Class A common stock.
Any shares owned by A/N or Cox Enterprises in excess of its applicable voting cap must be voted in the same proportion as all other votes cast by the public stockholders of Charter, with certain exceptions set forth in the amended stockholders agreement. The voting cap is defined in the amended certificate of incorporation to mean (A) in the case of Cox Enterprises, 30% and (B) in the case of A/N, 15%.

Dividends and Distributions
Subject to limitations under the DGCL, preferences that may apply to any outstanding shares of Charter preferred stock and any contractual restrictions, holders of each class of Charter common stock will be entitled to receive ratably dividends or other distributions when and if declared by the Charter Board. In addition to such restrictions, whether any future dividends are paid to Charter’s stockholders will be in the discretion of the Charter Board and will depend on, among other things, then-existing conditions, including Charter’s financial condition, contractual restrictions, corporate law restrictions, capital requirements and business prospects. The ability of the Charter Board to declare dividends also will be subject to the rights of any holders of outstanding shares of preferred stock and the availability of lawfully available funds to declare and pay dividends.
Liquidation and Dissolution
In the event of any liquidation, dissolution or winding up of Charter, the holders of Charter Class A common stock, Charter Class B common stock and Charter Class C common stock will be entitled to share ratably in the net assets of Charter available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding class of preferred stock.
Preemptive Rights
The holders of shares of Charter common stock do not have any preemptive right to subscribe for or purchase any capital stock or other securities which may be issued by Charter, except for certain preemptive rights granted to A/N and Cox Enterprises under the amended stockholders agreement.
Listing
Shares of Charter Class A common stock trade on the Nasdaq under the symbol “CHTR.”
Preferred Stock
General
Subject to the provisions of the amended certificate of incorporation, the Charter Board is authorized to issue preferred stock in one or more series and with respect to any such series, to fix by resolution or resolutions the numbers of shares, designations, powers, preferences and relative, participating, optional or other special rights of such series and any qualifications, limitations or restrictions thereof, including the following:
•	entitling the holders thereof to cumulative, non-cumulative or partially cumulative dividends, or to no dividends;
•	entitling the holders thereof to receive dividends payable on a parity with, junior to, or in preference to, the dividends payable on any other class or series of capital stock of Charter;
•
entitling the holders thereof to rights upon the voluntary or involuntary liquidation, dissolution or winding up of, or upon any other distribution of the assets of, Charter, on a parity with, junior to or in preference to, the rights of any other class or series of capital stock of Charter;

•
providing for the conversion or exchange, at the option of the holder or of Charter or both, or upon the happening of a specified event, of the shares of preferred stock into shares of any other class or classes or series of capital stock of Charter or of any series of the same or any other class or classes, including provision for adjustment of the conversion or exchange rate in such events as the Charter Board shall determine, or providing for no conversion;

•
providing for the redemption, in whole or in part, of the shares of preferred stock at the option of Charter or the holder thereof, or upon the happening of a specified event, in cash, bonds or other property, at such price or prices (which amount may vary under different conditions and at different redemption dates), within such period or periods, and under such conditions as the Charter Board shall so provide, including provisions for the creation of a sinking fund for the redemption thereof, or providing for no redemption;

•	providing for voting rights or having limited voting rights or enjoying general, special or multiple voting rights; and
•	specifying the number of shares constituting that series and the distinctive designation of that series.

As of the date of this proxy statement, Charter does not have any outstanding shares of preferred stock. In connection with the Liberty Broadband merger, Charter will issue shares of newly issued Charter rollover preferred stock to holders of shares of Liberty Broadband preferred stock with terms substantially identical to those of the Liberty Broadband preferred stock and set forth in the certificate of designations, as summarized in “Description of Charter Rollover Preferred Stock.”
Other Provisions of the Amended Certificate of Incorporation
Board Size and Nomination Rights
The amended certificate of incorporation will provide that the number of directors that constitute the entire Charter Board is fixed at 13, and A/N and Cox Enterprises will have the following board nomination rights (subject to the limitations set forth in the amended stockholders agreement):
•	three director nominees, if such investor party’s equity interest or voting interest in Charter is greater than or equal to 20%;
•
two director nominees, if such investor party’s equity interest and voting interest in Charter are both less than 20% but such investor party’s equity interest or voting interest is greater than or equal to 11%; however, A/N will be entitled to nominate two director nominees if it owns an equity interest or voting interest in Charter of 9% or more;

•
one director nominee, if such investor party’s equity interest and voting interest in Charter are both less than 11% but such investor party’s equity interest or voting interest is greater than or equal to 5% or, in the case of Cox Enterprises, Cox Enterprises’ equity interest in Charter is greater than or equal to 25% of the equity interest owned by Cox Enterprises and its affiliates immediately after the closing; and

•
no director nominees, if such investor party’s equity interest and voting interest in Charter are both less than 5% (and, in the case of Cox Enterprises, Cox Enterprises’ equity interest in Charter is less than 25% of the equity interest owned by Cox Enterprises and its affiliates immediately after the closing).

Certain Decisions by the Charter Board
The amended certificate of incorporation will provide that:
•	the Charter Board must act by majority vote of the full board, subject to the following:
•
for so long as A/N or Cox Enterprises has a voting or equity interest in Charter equal to or greater than 20%, any change of control of Charter will require the approval of (i) a majority of the full board of directors and (ii) a majority of the unaffiliated directors;

•
any transaction involving either A/N or Cox Enterprises (or any of their respective affiliates or associates) and Charter (with limited exceptions) or any transaction in which A/N or Cox Enterprises (or any of their respective affiliates or associates) will be treated differently from the holders of, in the case of A/N, Charter Class A common stock or Charter Class C common stock, and in the case of Cox Enterprises, Charter Class A common stock or Charter Class B common stock, will require the approval of (i) a majority of the unaffiliated directors plus (ii) a majority of the directors designated by the party without such a conflicting interest; however, the approval requirement in this clause (ii) will not apply to ordinary course programming, distribution and other commercial agreements and related ancillary agreements entered into on an arms’ length basis; and

•
any amendment to the amended certificate of incorporation, including the filing of a certificate of designations relating to the issuance of any series of preferred stock, will require the approval of (i) a majority of the full board and (ii) a majority of the unaffiliated directors;

•	decisions of unaffiliated directors will exclude any directors who are not Independent (as defined in the amended certificate of incorporation) of Charter, Cox Enterprises and A/N; and
•	any decision with respect to a stockholder rights plan, including whether to implement a stockholder rights plan, will be made by a majority of the unaffiliated directors.

Special Meetings of Charter Stockholders
The DGCL provides that a special meeting of stockholders may be called by the Charter Board or by any person or persons authorized by the amended certificate of incorporation or the amended bylaws. Under the amended bylaws, special meetings of Charter’s stockholders may be called only by the chairman of the Charter Board, the chief executive officer or by the Charter Board pursuant to a resolution approved by a majority of the then authorized number of directors. Special meetings of stockholders may not be called by stockholders.
Action by Written Consent of Stockholders
Under the DGCL, unless otherwise provided in the amended certificate of incorporation, any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents setting forth the action taken is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote upon such action were present and voted. The amended certificate of incorporation and the amended bylaws do not restrict stockholders’ ability to act by consent in lieu of a meeting.
Certain Anti-Takeover Provisions
Potential Issuances of Shares
Charter’s authorized but unissued shares of common stock and preferred stock are available for future issuance without the approval of Charter’s stockholders under Delaware law. Subject to applicable law, Charter may use additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of Charter by means of a proxy contest, tender offer, merger or otherwise.
Notice of Stockholders’ Meeting
The DGCL requires notice of stockholders meetings to be sent to all stockholders of record entitled to vote at the meeting not less than 10 nor more than 60 days before the date of the meeting, except with regard to certain meetings, including those at which the stockholders are asked to vote upon a merger or a sale of all or substantially all the corporation’s assets, in which case notice must be given not less than 20 days nor more than 60 days before the date of the meeting. The amended bylaws provide that notice of the purpose or purposes, place, date and hour of a meeting of stockholders must be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting, except as otherwise required by law.
Notice of Stockholder Action
The amended bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely prior written notice of their proposals. To be timely, a stockholder’s notice must be received at Charter’s principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the date of the prior year’s annual meeting. If, however, the date of the annual meeting is more than 30 days before or more than 70 days after the anniversary date of the prior year’s annual meeting, notice by the stockholder must be received not less than 90 days prior to the annual meeting or by the 10th day following the public announcement of the date of the meeting, whichever occurs later, and not more than 120 days prior to the annual meeting. The amended bylaws specify requirements as to the form and content of a stockholder’s notice. These provisions may limit a stockholder in bringing matters before an annual meeting of stockholders or in making nominations for directors at an annual meeting of stockholders.
Exclusive Forum
The amended certificate of incorporation provides that unless Charter consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Charter, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee of Charter to Charter or Charter’s stockholders, (iii) any action asserting a claim against Charter or any director or officer or other employee of Charter arising pursuant to any provision of the DGCL or the Charter certificate of incorporation or the Charter bylaws (as either may be amended from time to time), or (iv) any action asserting a claim against Charter or any director or officer or other employee of Charter governed by the internal affairs doctrine shall be a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware) in all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants.
This exclusive forum provision is intended to apply to claims arising under Delaware state law and may not apply to claims brought pursuant to the Securities Act, the Exchange Act or any other claim for which the federal courts have exclusive or concurrent jurisdiction, as applicable.
Provisions Relating to Amendments of the Amended Certificate of Incorporation and Amended Bylaws
Under the DGCL, after a corporation has received payment for its capital stock, a proposed amendment to the certificate of incorporation requires approval by the board of directors, a declaration by the board of directors of the amendment’s advisability and an affirmative vote of a majority of the voting power of the outstanding stock entitled to vote thereon unless the certificate of incorporation requires a higher vote. The amended certificate of incorporation does not include a higher vote requirement for approval by Charter’s stockholders of amendments to the amended certificate of incorporation. Under the DGCL, a proposed amendment to the amended certificate of incorporation may require, in certain limited circumstances, an affirmative vote of a majority of the voting power of the outstanding stock of each class entitled to vote thereon, voting separately.
Under the DGCL, the power to adopt, alter and repeal bylaws is vested in the stockholders, except to the extent that a corporation’s certificate of incorporation vests concurrent power in the board of directors. The amended bylaws may be adopted, made, amended, supplemented or repealed (i) by the Charter Board by vote of a majority of the Charter Board or (ii) by the stockholders by the affirmative vote of the holders of a majority of the shares of capital stock present or represented by proxy and entitled to vote thereon at a meeting of the stockholders; provided that amendment of the provisions of the amended bylaws relating to the following actions will require the affirmative vote of at least 75% of the full Charter Board (rounded up to the nearest whole number and including at least one Cox Enterprises nominated director): (i) prior to the expiration date, the removal of Mr. Taylor from his position as chairman or any election or appointment of a replacement chairman (including to fill a vacancy in any such position) and (ii) prior to the expiration date, the failure to appoint or re-nominate Mr. Taylor as a member of the Charter Board.
In the amended stockholders agreement, Charter has contractually agreed to certain approval requirements for amendments to the Charter certificate of incorporation and the Charter bylaws.
Delaware Anti-Takeover Statute
Delaware corporate law contains a business combination statute, Section 203 of the DGCL, that protects domestic corporations from hostile takeovers and from actions following such a takeover, by prohibiting some transactions once an acquiror has gained a significant holding in the corporation. Delaware corporate law generally prohibits “business combinations,” including mergers, sales and leases of assets, issuances of securities and similar transactions by a corporation or a subsidiary with an interested stockholder (as such term is defined in Section 203 of the DGCL) and certain related persons who beneficially owns 15% or more of a corporation’s voting stock, within three years after the person or entity becomes an interested stockholder, unless:
•
the board of directors of the corporation has approved, before the person or entity becomes an interested stockholder, either the business combination or the transaction that resulted in the person becoming an interested stockholder;

•
upon consummation of the transaction that resulted in the person becoming an interested stockholder, the person owns at least 85% of the corporation’s voting stock (excluding shares owned by directors who are officers and shares owned by employee stock plans in which participants do not have the right to determine confidentially whether shares will be tendered in a tender or exchange offer); or

•
after the person or entity becomes an interested stockholder, the business combination is approved by the board of directors and authorized by the vote of at least 66-2/3% of the outstanding voting stock not owned by the interested stockholder.

These restrictions on interested stockholders do not apply under some circumstances, including if the corporation’s original certificate of incorporation contains a provision expressly electing not to be governed by Section 203 of the DGCL, or if the corporation, by action of its stockholders, adopts an amendment to its certificate of incorporation or bylaws expressly electing not to be governed by these provisions of Delaware corporate law (and such amendment is duly approved by the stockholders entitled to vote thereon). Charter has not opted out of Section 203 of the DGCL.

DESCRIPTION OF CHARTER ROLLOVER PREFERRED STOCK
The following is a summary description of the material terms of the Charter rollover preferred stock that will be issued in the Liberty Broadband merger and is qualified in its entirety by reference to the complete text of the certificate of designations for the Charter rollover preferred stock, the form of which is incorporated in the amended certificate of incorporation attached as Annex D to this proxy statement.
General
The Charter rollover preferred stock will be a single class of Charter’s authorized preferred stock.
Voting Rights
The shares of Charter rollover preferred stock will be designated as a voting security for purposes of the amended certificate of incorporation.
Each record holder of shares of Charter rollover preferred stock will be entitled to one-third of a vote per share held by such holder, subject to adjustment (to the nearest tenth of a vote per share) in accordance with the certificate of designations in the event of any stock split, stock dividend or other distribution, reclassification, recapitalization or similar event affecting the Charter common stock and the aggregate number of votes that may be cast by the holders of shares of the Charter common stock, voting together as a separate class or series, such that the voting power of the Charter rollover preferred stock immediately following the adjustment event is substantially equivalent to the voting power of the Charter rollover preferred stock immediately prior to the adjustment event.
The holders of shares of Charter rollover preferred stock will be entitled to vote together as a class generally with the holders of shares of the Charter common stock on all matters submitted to a vote of the holders of the Charter common stock (together with the holders of shares of any class or series of Senior Stock, Parity Stock or Junior Stock (as each such term is defined in the certificate of designations) then entitled to vote together as a class with the holders of shares of the Charter common stock), except as required by the amended certificate of incorporation, the certificate of designations or by applicable law.
Dividends
The holders of shares of Charter rollover preferred stock will be entitled to receive, when and as declared by the Charter Board, out of legally available funds, preferential dividends that accrue and cumulate as provided in the certificate of designations.
Dividends on each share of Charter rollover preferred stock will accrue on a daily basis at a rate of 7.00% per annum of the liquidation price from the Dividend Accrual Commencement Date (as defined in the certificate of designations).
Accrued dividends will be payable quarterly on each dividend payment date, which will be January 15, April 15, July 15, and October 15 of each year, commencing on the first such date following the Dividend Accrual Commencement Date.
If Charter fails to pay cash dividends on the Charter rollover preferred stock in full for any four consecutive or non-consecutive dividend periods then the dividend rate shall increase by 2.00% per annum of the liquidation price until cured.
If at any time or from time to time the Charter rollover preferred stock fails to be publicly traded for 90 consecutive days or longer, then the dividend rate shall increase by 2.00% per annum of the liquidation price until cured.
If, on any dividend payment date, Charter, pursuant to applicable law or the terms of any Charter debt instrument or senior stock, shall not have funds legally available to pay or otherwise be prohibited or restricted from paying to the holders of the Charter rollover preferred stock the full dividend amount to which such holders are entitled and to the holders of any Charter parity stock then entitled to receive payment of a dividend the full amount to which such holders are entitled, the amount available for such payment pursuant to applicable law and which is not restricted or prohibited by the terms of any debt instrument or senior stock shall be distributed, when and as declared by the Charter Board, among the holders of the Charter rollover preferred stock and any Charter parity stock to which dividends are then owed ratably in proportion to the full amounts to which they would otherwise be entitled.

To the extent the dividend amount due to the holders of Charter rollover preferred stock is not paid in full on a dividend payment date for any reason, all dividends (whether or not declared) that have accrued on a share of Charter rollover preferred stock during the dividend period ending on such dividend payment date and which are unpaid will be added to the liquidation price of such share and remain until paid.
Subject to certain exceptions, so long as any shares of Charter rollover preferred stock are outstanding, Charter may not declare or pay any dividend or make any distribution whatsoever with respect to, or purchase, redeem, or otherwise acquire, any Junior Stock or any Parity Stock, unless and until (i) all dividends, including Liberty Broadband unpaid dividends (as defined below), to which the holders of shares of Charter rollover preferred stock are entitled for all current and all previous dividend periods have been paid (or appropriately set aside), and (ii) Charter shall have paid in full (or appropriately set aside) all redemption payments with respect to the Charter rollover preferred stock that Charter is then obligated to pay.
Conversion
Shares of Charter rollover preferred stock are not convertible into shares of any other series of the capital stock of Charter.
Distributions Upon Liquidation, Dissolution or Winding Up
Subject to the prior payment in full of the preferential amounts to which any Senior Stock is entitled, in the event of any liquidation, dissolution or winding up of Charter, whether voluntary or involuntary, the holders of shares of the Charter rollover preferred stock are entitled to receive, before any payment or distribution shall be made to the holders of shares of any Junior Stock, an amount in property or cash, as determined by the Charter Board in good faith, or a combination thereof, per share, equal to the liquidation price plus all unpaid dividends (whether or not declared) accrued through the date of distribution of amounts payable to holders of shares of Charter rollover preferred stock in connection with such liquidation, dissolution or winding up of Charter since the immediately preceding dividend payment date, which payment shall be made pari passu with any such payment made to the holders of shares of any Parity Stock.
The liquidation price of each share of Charter rollover preferred stock is the sum of (i) $25, plus (ii) an amount equal to any unpaid dividends (whether or not declared) accrued with respect to such share which pursuant to the terms of the certificate of designations have been added to and then remain part of the liquidation price as of such date plus (iii) an amount equal to any dividends accrued and unpaid on a share of Liberty Broadband preferred stock prior to and as of the Dividend Accrual Commencement Date that have been added to the liquidation price of a share of Liberty Broadband preferred stock and remain unpaid as of the consummation of the Liberty Broadband merger.
The shares of Charter rollover preferred stock will not be participating.
Mandatory Redemption
Charter will be required to redeem all outstanding shares of Charter rollover preferred stock out of funds legally available, at the liquidation price plus all unpaid dividends (whether or not declared) accrued from the most recent dividend payment date through the redemption date, on the first business day following March 8, 2039.
The certificate of designations provides certain mechanisms for partial redemption and places certain restrictions on Charter in the event Charter does not have funds legally available to satisfy its redemption obligations.
The certificate of designations does not provide for optional redemption of shares of Charter rollover preferred stock prior to the redemption date.
Protective Provisions
In addition to any vote required by certificate of designations, the amended certificate of incorporation or applicable law, for so long as any of the shares of Charter rollover preferred stock remain outstanding, Charter may not take the following actions without the written consent or affirmative vote of the holders of a majority of the then outstanding shares of Charter rollover preferred stock, consenting or voting separately as a series:
•
amend, alter or repeal the terms of the certificate of designation, whether by merger, share exchange, consolidation or otherwise, in a manner that adversely affects the powers, preferences or rights of the Charter rollover preferred stock, unless each share of Charter rollover preferred stock (i) will remain outstanding without material and adverse change to the powers or rights of the Charter rollover preferred stock or (ii) will be converted or exchanged for preferred stock of the surviving entity having powers, preferences and rights substantially identical to that of a share of Charter rollover preferred stock (with limited exceptions); or
•
authorize, create or issue, or increase the authorized or issued amount of, any class of Senior Stock or reclassify any of the authorized capital stock of Charter into such shares of Senior Stock, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any shares of Senior Stock.

In any merger or consolidation that provides for the payment of only cash to the holders of shares of Charter rollover preferred stock, each holder of shares of Charter rollover preferred stock is entitled to receive an amount equal to the liquidation price of the shares of Charter rollover preferred stock held by such holder, plus an amount equal to the accrued and unpaid dividends (whether or not declared) on such shares since the immediately preceding dividend payment date.
Preemptive Rights
The holders of shares of Charter rollover preferred stock will not have any preemptive right to subscribe for or purchase any capital stock or other securities which may be issued by Charter.
Waiver
Any provision of the certificate of designations and any right of the holders of shares of Charter rollover preferred stock may be waived as to all shares of Charter rollover preferred stock (and the holders thereof) upon the written consent of the Charter Board (or any authorized committee thereof) and the holders of a majority of the shares of Charter rollover preferred stock then outstanding.

DESCRIPTION OF COX COMMUNICATIONS’ BUSINESS
Overview
Cox Communications is committed to creating meaningful moments of human connection through technology. As the largest private broadband company in the United States, Cox Communications operates fiber-powered networks in more than 30 states, providing connections and advanced managed IT and cloud services for homes and businesses. In 2023, Cox Mobile, Cox Communications’ mobile phone service, completed its launch across all markets nationwide. The commercial division of Cox Communications, Cox Business, provides a broad commercial solutions portfolio, including advanced managed IT and cloud services and fiber-based network solutions that support connected environments, unique hospitality experiences, and diverse applications.
Cox Communications is a wholly owned subsidiary of Cox Enterprises, a privately held corporation headquartered in Atlanta, Georgia, and a leading broadband communications and automotive services company. Cox Enterprises is a global company with a proud 125-year history.
Business Strategy
Cox Communications’ business strategy is to:
•	Extend its network to serve more residential and business customers at attractive returns.
•	Enhance the customer experience and value proposition, focusing on reliability, speed, and its entire portfolio of offerings.
•	Advance its growth opportunities, including managed IT, cloud services, and smart communities.
As Cox Communications believes the demand for fast reliable broadband will remain consistent for its residential and business customers, Cox Communications plans to innovate and grow amidst competition from fiber-based networks, satellite operators, local exchange carriers, fiber overbuilders, mobile and fixed wireless carriers, and over-the-top content providers.
Cox Communications has taken proactive steps to extend and enhance its high-speed fiber-powered broadband network. Cox Communications built out its network to pass more than 180,000 additional homes and businesses, partially funded by government grants to provide connectivity options to more unserved and underserved communities. Cox Communications also extended its multi-gig service and now offers multi-gig residential speeds in all service areas. Over time, Cox Communications has added more value for its customers by upgrading its broadband speed tiers and, as a result, almost 70% of customers receive download speeds of a half-gig or more. Cox Communications continues to invest in enhancing digital access through various affordability programs. All of these efforts had a focus on boosting internet satisfaction through improved reliability and customer satisfaction.
Cox Communications believes that accelerating the development of Cox Mobile can strengthen customer relationships and drive growth. Cox Mobile offers wireless customers unlimited talk and text, no term agreements, and two simple pricing plans. Customers may also get multiple lines per account. Cox Mobile is available when combined with Cox Communications broadband services offering customers value at home or on the go.
Cox Communications seeks to drive commercial services growth by delivering a full portfolio of business services to a growing base of commercial customers. Leveraging its fiber-powered network, Cox Communications offers small, medium, and large business core commercial connectivity services, including broadband and dedicated fiber installations. Cox Communications also provides small cell and macro cell deployments for wireless carriers and smart technology solutions for the hospitality industry such as hotels, stadiums, and convention centers. In recent years, Cox Communications has strengthened its commercial portfolio by adding RapidScale, a managed IT and cloud services provider (“RapidScale”), and Segra, a commercial fiber infrastructure solutions provider (“Segra”). These services round out the commercial portfolio providing an opportunity to increase wallet-share with existing customers and enter new markets.
Cox Communications continues to operate an array of additional services that meet customer demand and leverage the capacity and capability of its network with a focus on profitability. This includes video and residential wireline telephone. In addition, Cox Media, Cox Communications’ advertising sales division, generates revenues from the sale of advertising inventory on cable television networks and digital media platforms, such as online, video-on-demand, and mobile.

Cox Communications empowers its employees and communities. Cox Communications’ employees are its most important resource. Cox Communications encourages entrepreneurship and innovation and recognizes and rewards achievements. Cox Communications believes it is good business to be a good citizen of the communities it serves through volunteerism and financial support.
Network Expansion
Cox Communications has demonstrated a commitment to making investments in its network and expects to continue to make significant investments in the future to support its expansion strategy. Cox Communications’ overall strategy is to (i) extend the reach of its network to serve more residential and business customers to achieve favorable returns, (ii) enhance customers’ experience with better reliability and speed, the Cox Mobile product, and by offering a full portfolio of commercial services, and (iii) advance high-growth adjacencies like managed and cloud services. Cox Communications seeks to achieve this strategy while simultaneously driving operational efficiencies. Cox Communications is also committed to digital equity and connecting unserved and underserved customers outside its traditional footprint.
Commercial Services
In the commercial services space, Cox Communications continues to drive new growth with fiber infrastructure and managed cloud and connectivity services. With Cox Communications’ buyout of Unite Private Networks (“UPN”), Cox Communications plans to accelerate growth in its commercial fiber infrastructure solutions through the combination of Segra and UPN. RapidScale, which includes Logicworks Systems Corporation, a managed services and public cloud automation provider (“Logicworks”), also continues to strengthen Cox Communications’ commercial portfolio with a larger suite of managed cloud solutions, which Cox Communications believes will be a significant avenue for growth in the future.
Cox Mobile
Cox Mobile has been launched with a full lineup of devices and offers in conjunction with Cox Internet. Cox Communications now offers customers discounted monthly internet rates when combined with Cox Mobile, and customers can also get multi-line discounts on multiple Gig Unlimited mobile lines.
Customer Service
Strong customer service is a key element of Cox Communications’ business strategy to deliver advanced communications services to its customers. Cox Communications has always been committed to customer service and has been recognized by several industry groups as a leader in providing excellent customer service. Cox Communications believes that its high level of customer satisfaction helps it compete more effectively as it delivers its wide range of broadband communications services, including internet, telephone, mobile phone, and digital video, and will continue to benefit Cox Communications as it offers future services.
Cox Communications and its authorized dealers operate retail locations across its footprint. Cox Communications’ retail stores, known as Cox Solutions stores, allow customers to obtain everything they need to fully utilize their communications and entertainment services in a single shopping visit. This streamlined shopping experience provides customers with greater access to Cox Communications’ products and services.
Products and Services
Cox Communications offers broadband internet, voice, wireless, video, and other services over its own nationwide IP network. Revenue is generated primarily from residential and business customers that subscribe to Cox Communications’ services and from the sale of advertising through Cox Media. Cox Communications aims to meet the needs of various segments of its residential customer base by offering multiple levels of service within each of its stand-alone and bundled services. The Cox Communications business services offerings are tailored to meet the needs of various segments of its business customer base. Cox Communications provides a broad commercial solutions portfolio that includes advanced cloud and managed IT solutions and fiber-based network solutions and hospitality experiences that support diverse applications nationwide.
Residential
Broadband. Cox Communications offers broadband services under the brand name Cox Internet over its fiber-powered network. Cox Internet provides gigabit downstream speeds across its entire footprint and offers customers advanced speed, capacity and connectivity to power multiple WiFi enabled devices throughout the home. Cox Communications expects to continue to invest in its network to upgrade hybrid-fiber coax technology and target fiber deployment. As of March 31, 2025, Cox Communications delivered internet service to 5.6 million residential customers.
Video. Cox Communications offers customers a full range of video services and packages. As of March 31, 2025, Cox Communications provided video service to 1.6 million residential customers.
Cox Mobile. Cox Mobile has been launched with a full lineup of devices and offers in conjunction with Cox Internet. Cox Communications now offers customers discounted monthly internet rates when combined with Cox Mobile, and customers can also get multi-line discounts on multiple Gig Unlimited mobile lines.
Voice. Cox Communications utilizes the capacity and reliability of its advanced nationwide IP network by providing reliable home phone service, great phone features and unlimited calling in the U.S. and Canada, and to landline phones in Mexico. As of March 31, 2025, Cox Communications provided over 837,000 residential customers phone service.
Cox Business
Cox Business provides a broad commercial solutions portfolio, including advanced cloud and managed IT solutions and fiber-based network solutions that create connected environments, hospitality experiences, and support diverse applications for approximately 350,000 businesses nationwide as of March 31, 2025. Cox Business’ growth strategies include developing industry-specific voice, video, and data solutions, managed services that address the broader information technology needs of companies, and integrating wireless capabilities into future business products.
Cox Media
Cox Media, Cox Communications’ advertising sales division, generates revenues from the sale of advertising inventory through video, both cable television networks (including streaming) and digital media platforms (which includes display, search, and social media). In addition to representing Cox Communications, Cox Media represents other multi-video programming distributors in their advertising sales efforts as well as addressable advertising, local programming channel Yurview, and production of advertising assets.
Competition
Competition for Cox Communications’ services primarily consist of telecommunications companies with fiber-based wireline networks and/or fixed wireless networks, DTC streaming and OTT service providers, and direct broadcast satellite (“DBS”) providers.
Residential
Broadband. Cox Communications competes with a number of companies offering internet services, including wireline telecommunications companies, wireless telecommunications companies, municipal broadband networks and power companies, and satellite broadband providers.
Certain wireline telecommunications companies such as AT&T, Lumen, Verizon, Frontier, and other fiber overbuilders, small incumbent local exchange carriers, and municipal and utility-owned providers have built, and are continuing to build, fiber-based network infrastructure farther into their networks, and are offering services with high speeds in many of Cox Communications’ service areas.
Various wireless companies are offering internet services using a variety of technologies, including fixed wireless service and 4G and 5G mobile broadband services. These networks work with devices such as smartphones, laptops, tablets, and mobile and fixed wireless routers, as well as wireless data cards.
Broadband-deployment funding initiatives at the federal and state level may result in other service providers deploying new subsidized internet access networks within or adjacent to Cox Communications’ footprint. The availability of these and other offerings could negatively impact the demand for Cox Communications’ broadband services. Cox Communications may also compete with other service providers for funding through these federal and state-level initiatives.

Video. Cox Communications’ residential video service faces competition from DBS service providers such as DirecTV and Dish, which have a national footprint and compete in all of Cox Communications’ operating areas. DBS providers offer satellite-delivered pre-packaged programming services that can be received by relatively small and inexpensive receiving dishes. DBS providers offer aggressive promotional pricing, exclusive programming, and video services that are comparable in many respects to Cox Communications’ residential video service.
Cox Communications’ residential video service also faces growing competition across its footprint from a number of other sources, including companies that deliver linear network programming, movies and television shows on demand, and other video content over broadband internet connections to televisions, computers, tablets, and mobile devices. These competitors include virtual multichannel video programming distributors such as Hulu Live, YouTube TV, Sling TV, Philo, and DirecTV Stream. Other online video business models and products have also developed, some offered by programmers that have not traditionally sold programming directly to consumers, including, (i) subscription video on demand services such as Netflix, Apple TV+, Amazon Prime, Hulu Plus, Disney+, ESPN+, Max, Peacock, Paramount+, AMC+, Starz, and Showtime Anytime, (ii) ad-supported free online video products, including YouTube and Pluto TV, some of which offer programming for free to consumers that Cox Communications currently purchases for a fee, (iii) pay-per-view products, such as iTunes, and (iv) additional offerings from mobile providers that continue to integrate and bundle video services and mobile products.
Cox Mobile. Cox Mobile competes with national wireless service providers in the United States, including AT&T, T-Mobile, Verizon, and Dish, which offer wireless service on both a stand-alone basis or along with other services as bundled offerings.
Voice. Cox Communications competes with wireless and wireline telecommunications providers, as well as other internet-based and Voice over Internet Protocol (“VoIP”) service providers. Certain wireless and wireline telecommunications providers, such as AT&T and Verizon, have longstanding customer relationships, and extensive existing facilities and network rights-of-way. Others also have existing local networks and significant financial resources. In addition, Cox Communications is increasingly competing with other telecommunications service providers as customers replace traditional wireline phone services with wireless and internet-based phone services.
Cox Business
Cox Business primarily competes with a variety of wireline telecommunications companies, fixed wireless providers, and wide area network managed service providers in retail and wholesale markets. These companies either operate their own network infrastructure or use all or part of another carrier’s network. Cox Communications also competes with satellite operators that offer video services to businesses and VoIP companies that target businesses of all sizes.
Cox Media
Cox Media competes for the sale of advertising primarily with other local television networks and stations, as well as with other advertising platforms, such as digital, radio, and print media. The willingness of advertisers to purchase advertising from Cox Communications may be adversely affected by declines in audience ratings and television viewership and difficulty in measuring fragmented audiences. Cox Media advertising is sold to local, regional and national advertisers, and competition is affected by the market conditions in the specific geographies in which Cox Communications operates.
Legislation and Regulation
Broadband
Cox Communications’ broadband services are subject to a number of regulations and commitments, including under the Communications Act, as implemented by the FCC through regulations and policies. The FCC frequently considers changing broadband-related regulations, such as those relating to Title II and net neutrality and, from time to time, imposing new regulatory obligations on internet service providers such as Cox Communications. States and localities also consider new broadband-related regulations from time to time, including those regarding government-owned broadband networks, net neutrality, and broadband pricing and affordability. New broadband regulations, if adopted, may have adverse effects on Cox Communications’ businesses. Cox Communications also may be subject to additional broadband-related commitments as a condition of receiving federal or state broadband funding.

Broadband Deployment and Adoption Initiatives
There have been substantial broadband-deployment funding initiatives at the federal and state level that could subsidize (i) other service providers building networks within Cox Communications’ footprint and (ii) potential expansion of Cox Communications’ network to new areas. Federal agencies are adopting or amending rules for recently enacted federal broadband funding programs. In many cases, states will disburse these federal broadband funds and may adopt additional requirements on providers that are awarded funding, which may impose additional costs, constraints, and burdens on Cox Communications’ businesses. The largest source of funds is the $42.5 billion allocated to the Department of Commerce for the Broadband Equity and Deployment (“BEAD”) programs. Each state will receive an allocation of at least $100 million. The states are currently determining which internet service providers will receive funding and the requirements associated with the funding awards. The exact requirements and how such funds will be awarded, or the impact these initiatives will have on Cox Communications’ businesses, cannot be predicted at this time. A few states have announced awards for BEAD funding, but in March 2025, the U.S. Secretary of Commerce indicated that the Commerce Department has launched a rigorous review of the BEAD program. In June 2025, the Commerce Department announced changes to BEAD program requirements that require states to reevaluate funding applications under the new criteria.
In 2021, Congress created the Affordable Connectivity Program (“ACP”) to provide a monthly discount toward broadband service for eligible low-income households starting in 2022. This new longer-term program replaced the Emergency Broadband Benefit (“EBB”) program established during the COVID-19 pandemic. Cox Communications participated in EBB and participated in ACP. The ACP program ended in May 2024.
The Infrastructure Investment and Jobs Act, which became law on November 15, 2021, required the FCC to adopt rules that address broadband “digital discrimination of access.” In November 2023, the FCC adopted rules implementing this directive and proposed additional rules. The FCC’s rules prohibit policies or practices not justified by genuine issues of technical or economic feasibility, that differentially impact consumers’ access to broadband internet access service based on income level, race, ethnicity, color, religion, or national origin, or that are intended to have such differential impact. While the rules are now in effect, they are under judicial review in the U.S. Court of Appeals for the Eighth Circuit, and it is unclear how the new presidential administration will approach or modify the rules. Given that the FCC’s rules are both new and broad in scope, how they will evolve or impact Cox Communications’ business cannot be predicted at this time.
The FCC has also adopted new rules to increase the information available to consumers as they shop for broadband services. Cox Communications is required to post standardized labels similar to the format of food nutrition labels for each of Cox Communications’ currently available consumer internet offerings.
Title II and Net Neutrality Regulations
Title II and/or net neutrality regulations can significantly affect Cox Communications’ broadband services. In 2017, the FCC reversed a prior decision classifying broadband internet access service (“BIAS”) as a “telecommunications service” under Title II of the Communications Act and instead classified it as an “information service” under Title I. In addition, the 2017 decision eliminated the FCC’s prior net neutrality rules and general conduct standard. As a result of that FCC decision, jurisdiction to regulate ISP conduct largely reverted to the FTC. The FCC also revised its transparency rule to add a requirement that ISPs disclose any blocking and throttling practices, and any paid or affiliated prioritization practices, associated with their broadband offerings. Cox Communications has disclosed that it does not block, throttle, or engage in paid or affiliated prioritization, and has committed not to block, throttle, or discriminate against lawful content. The FTC has authority to enforce these public commitments, and the FCC has authority to enforce compliance with its transparency rule.
On April 25, 2024, the FCC revisited the regulatory classification of BIAS and reclassified it as a telecommunications service, largely readopted the rules eliminated in 2017, and once again subjected BIAS to traditional common carriage regulation under Title II of the Communications Act. On January 2, 2025, the U.S. Court of Appeals for the Sixth Circuit overturned the FCC’s latest net neutrality order, and held that BIAS is an information service. It is possible that Congress could enact, or the new presidential administration could adopt, measures addressing the regulatory framework for BIAS. Additionally, several states have passed or introduced net neutrality requirements and other forms of broadband regulation. New state-level requirements may be introduced and adopted in the future impacting BIAS.

Municipally Owned Broadband Networks
A number of local municipalities operate municipally owned broadband networks, and there may be further efforts by local governments to expand or create government-owned networks, particularly in light of federal funding for broadband deployment. Certain states have enacted laws that restrict or prohibit local municipalities from operating municipally owned broadband networks, and there may be efforts in other state legislatures to restrict the development of government-owned networks, although others may choose to ease or facilitate such networks. Much of the federal funding authorized for broadband deployment is conditioned on states agreeing to make it available for potential use by government-owned networks, although the funding prioritizes deployment to unserved areas and locations. How successful any of those efforts will be and how they might affect Cox Communications’ businesses cannot be predicted at this time.
Video
Must Carry/Retransmission Consent
There are two alternative legal methods for carriage of local broadcast television stations on cable systems. Federal “must carry” regulations require cable systems to carry local broadcast television stations upon the request of the local broadcaster.
Alternatively, federal law includes “retransmission consent” regulations, by which popular commercial television stations can prohibit cable carriage unless the cable operator first negotiates for “retransmission consent,” which may be conditioned on significant payments or other concessions. Popular stations routinely invoke “retransmission consent” and demand substantial compensation increases in their negotiations with cable operators, thereby significantly increasing Cox Communications’ operating costs. The FCC maintains regulatory authority over this regime and could modify its rules at any time.
Cable Franchising
Cable operators generally operate their cable systems under non-exclusive franchises granted by local or state franchising authorities. While the terms and conditions of franchises vary materially from jurisdiction to jurisdiction, franchises typically last for a fixed term, obligate the franchisee to pay franchise fees and meet service quality, customer service and other requirements, and are terminable if the franchisee fails to comply with material provisions. Franchising authorities also may require adequate channel capacity, facilities, and financial support for public, educational, and governmental access programming, and other in-kind contributions.
The Communications Act also contains provisions governing the franchising process, including renewal procedures designed to protect incumbent franchisees against arbitrary denials of renewal and unreasonable renewal conditions. Cox Communications believes that its franchise renewal prospects are generally favorable but cannot guarantee the future renewal of any individual franchise. The FCC adopted an order in 2019 that prohibits state and local authorities from imposing duplicative franchise and/or fee requirements on the provision of broadband and other non-cable services, affirming that franchise fees were subject to a federal statutory cap of 5% of cable service revenue and could not include other revenue. The order further required that in-kind contributions (such as courtesy services) generally should be treated as franchise fees subject to that cap. The order was substantially upheld by the U.S. Court of Appeals for the Sixth Circuit. Several localities have attempted, generally unsuccessfully to date, to impose franchise fees on DTC streaming and other OTT service providers.
Other FCC Regulatory Matters
The Communications Act and FCC regulations cover a variety of additional areas applicable to Cox Communications’ video services, including, among other things: (1) licensing of systems and facilities, including the grant of various spectrum licenses; (2) equal employment opportunity obligations; (3) customer service standards; (4) technical standards; (5) mandatory blackouts of certain network and syndicated programming; (6) regulations regarding political advertising; (7) restrictions on advertising in children’s programming; (8) ownership restrictions; (9) posting of certain information on an FCC “public file” website, including but not limited to political advertising records, equal employment opportunity practices, compliance with children’s programming requirements, policies for commercial leased access, system information, and channel carriage information including disclosure of Cox Communications’ ownership interests in channels it carries; (10) emergency alert systems; (11) inside wiring and contracts for multiple dwelling unit complexes; (12) accessibility of content, including requirements governing video-description and closed-captioning; (13) competitive availability of cable equipment; (14) the provision of up to 15% of video channel capacity for commercial leased access by unaffiliated third parties; (15) public, education and government entity access requirements; and (16) certain fees on customer bills. Each of these regulations restricts Cox Communications’ business practices to varying degrees and may impose additional costs on operations.
The FCC regulates spectrum usage in ways that could impact a variety of Cox Communications’ operations, including microwave backhaul, broadcast, unlicensed WiFi, and Citizens Broadband Radio Service operations using Cox Communications’ Priority Access Licenses in the 3.5 GHz band. Cox Communications’ ability to access and use spectrum that may become available in the future is uncertain and may be limited by further FCC auction or allocation decisions. New spectrum obtained by other parties could also lead to additional wireless competition to Cox Communications’ existing and future services.
It is possible that Congress or the FCC will expand or modify its regulation of cable systems or the services delivered over cable systems and competing services in the future, and how that might impact Cox Communications’ business cannot be predicted at this time.
Pole Attachments
The Communications Act requires many investor-owned utilities to provide cable systems with access to their poles and conduits and also subjects the rates charged for this access to either federal or state regulation. The federally regulated rates now applicable to pole attachments used for cable or telecommunications services, including when offered together with internet service, are substantially similar. The FCC’s approach does not directly affect the rate in states that self-regulate, but many of those states have substantially the same rate for all communications attachments. Federal regulation (and regulation in many states, for that matter) does not regulate or restrict pole attachment rates charged by municipalities, electrical cooperatives, and government-owned utilities, pole replacement cost responsibilities associated with broadband expansion activities, or the assignment of many other responsibilities to attachers that normally would be the responsibility of the pole owner. This has resulted in a rapid increase in recurring costs associated with attaching to poles owned by largely unregulated entities. There is a general recognition of these cost challenges now that BEAD is coming to the forefront, but regulatory entities have been slow in their attempts to address these challenges.
Copyright
The carriage of television and radio broadcast signals by cable systems are subject to a federal compulsory copyright license. The copyright law provides copyright owners the right to audit Cox Communications’ payments under the compulsory license, and the Copyright Office is currently considering modifications to the license’s royalty calculations and reporting obligations. The possible modification or elimination of this license is the subject of continuing legislative proposals and administrative review and could adversely affect Cox Communications’ ability to obtain desired broadcast programming.
Voice
There are two common technologies for providing local telephone service. Conventional telephone service, also known as circuit-switched service, uses dedicated channels for each call. VoIP services use packet switching and may use the customer’s existing internet service to connect to the service provider. Cox Communications offers both conventional telephone service and VoIP services via its cable facilities. Most Cox Communications telephone customers use VoIP services, though Cox Communications continues to offer telephone services using traditional circuit-switched technology to a small number of large, legacy customers. Cox Communications intends to encourage transition to VoIP services for customers.
Many providers of VoIP services, such as Vonage and Comcast, argue that they are not subject to state regulation because their offerings constitute interstate information services, regulated only by the FCC. The FCC has adopted rules that subject VoIP services to various elements of state and federal regulation, including but not limited to the obligation to comply with enhanced 911 and anti-robocalling requirements; the capability to provide surveillance of communications to law enforcement agencies; the payment of regulatory fees; universal service contribution requirements; obligations regarding disaster recovery and customer privacy. On September 7, 2018, the U.S. Court of Appeals for the Eighth Circuit ruled that, absent an FCC decision determining the regulatory status of VoIP services, they should be treated as information services not subject to state regulation unless permitted by the FCC.

Cox Communications’ traditional circuit-switched services are subject to similar and additional FCC requirements, and to regulation by state commissions in each state where Cox Communications provides services. In order to provide services, Cox Communications must seek approval from the state regulatory commission or be registered to provide services in each state where Cox Communications operates and may at times require local approval to construct facilities. Regulatory obligations vary from state to state and include some or all of the following requirements: filing tariffs (rates, terms, and conditions); filing operational, financial, and customer service reports; network resiliency and disaster recovery requirements; reporting on customer service, quality of service, and outages; making contributions to state universal service support programs; paying regulatory and state Telecommunications Relay Service and E911 fees; satisfying geographic build-out benchmarks; and other matters relating to competition.
Wireless
Cox Mobile is a wireless voice and data service provider primarily using Cox Communications’ mobile virtual network operator (“MVNO”) rights to provide the service over a major network operator’s wireless network. MVNOs are subject to many of the same FCC regulations as facilities-based wireless carriers (e.g., E911 services, local number portability, etc.), as well as certain state or local regulations. The FCC or other regulatory authorities may adopt new or different regulations for MVNOs and/or mobile broadband providers in the future, which could adversely affect Cox Communications’ wireless phone service offering or business in general.
Privacy and Data Security Regulation
Cox Communications’ businesses are subject to federal, state and foreign laws and regulations that impose various restrictions and obligations related to privacy and the handling of consumers’ personal information. In the United States, the Communications Act generally restricts cable operators from nonconsensual collection and disclosure to third parties of cable customers’ personally identifiable information, except for rendering service, conducting legitimate business activities related to the service and responding to legal requests. Cox Communications is also subject to various state and federal regulations that provide privacy protections for customer proprietary network information related to voice services and other consumer information. In December 2023, the FCC adopted an order updating the scope of its data breach notification requirements, and a legal challenge to that order remains pending in the U.S. Court of Appeals for the Sixth Circuit.
The FTC generally oversees consumer privacy protections using its Section 5 authority to enforce against unfair and deceptive acts or practices. For example, the FTC often partners with state attorneys general to enforce transparency requirements regarding the collection and use of consumer information. These enforcement efforts may require Cox Communications to engage in ongoing review of new and rapidly evolving technologies and methods for delivering content and advertising to ensure that appropriate notice is given to consumers and consent is obtained where required in connection with the collection, use, or sharing of personal information. The FTC recently initiated a rulemaking proceeding to consider rules relating to the collection, use, sharing and securing of consumer personal information. Whether the FTC ultimately will adopt any rules or, if it does, what requirements, obligations, or restrictions such rules may impose and how such rules would affect Cox Communications’ businesses cannot be predicted at this time.
In addition, certain states have enacted detailed laws establishing explicit consumer privacy protections and data security requirements in their respective states. For example, the California Consumer Privacy Act, as amended by the California Privacy Rights Act, gives California residents rights to receive certain disclosures regarding the collection, use and sharing of “Personal Information,” as well as rights to access, delete, correct and restrict certain uses, sales and sharing of certain personal information collected about them. California privacy laws also include new business requirements, including data minimization requirements. Other states with similar laws in effect or coming into effect include Colorado, Connecticut, Utah, and Virginia. Additionally, California has established an entirely new agency, the California Privacy Protection Agency, to implement and enforce its privacy laws. Cox Communications cannot predict how these new laws or changes to existing laws will affect Cox Communications’ businesses, or whether any legislation or proposed rules currently under consideration will be enacted or adopted or what the impact of any such laws or regulations may be on Cox Communications’ businesses. Moreover, all 50 states have security breach notification laws that generally require a business to give notice to consumers and government agencies when certain information has been disclosed to an unauthorized party due to a security breach.

Subscription Services
The FTC adopted “click-to-cancel” rules that will require sellers to make it as easy for consumers and businesses to cancel their subscriptions as it was to sign up. The rules apply to almost all negative option programs (i.e., a term or condition where sellers interpret a customer’s silence or failure to take affirmative action as an acceptance of an offer). The rules prohibit sellers from: (1) misrepresenting any material fact made while marketing goods or services with a negative option feature; (2) failing to clearly and conspicuously disclose material terms prior to obtaining a consumer’s billing information in connection with a negative option feature; (3) failing to obtain a consumer’s express informed consent to the negative option feature before charging the consumer; and (4) failing to provide a simple mechanism to cancel the negative option feature and immediately halt charges. Most of the rules will take effect in the third quarter of 2025.
The FTC click-to-cancel rules have been challenged in court and are currently under consideration by the U.S. Court of Appeals for the Eighth Circuit. On January 17, 2025, that court denied a stay request, so the rule remains effective while the court case continues. On May 9, 2025, however, the FTC voted to defer the negative-option rule’s compliance deadline by 60 days, or until July 14, 2025. It remains unclear how the court will rule in the case, which could be decided in the third quarter 2025, and how the new presidential administration will approach the rules.
Legal Proceedings
Sony Music et al.
In July 2018, Sony Music Entertainment Inc., Warner Bros. Records Inc., Universal Music Corp., and several other music publishers and recording companies filed a copyright infringement lawsuit against Cox Communications. The plaintiffs allege that Cox Communications’ practices of handling Digital Millennium Copyright Act notices resulted in willful copyright liability with respect to thousands of songs. Plaintiffs are seeking monetary damages for willful infringement.
In December 2019, a jury returned a verdict of $1.0 billion against Cox Communications, and a finding of contributory infringement, vicarious infringement, and willfulness. Following various post-trial motions, Cox Communications appealed to the United States Court of Appeals for the Fourth Circuit. Oral argument regarding the merits of the appeal was held in March 2022. In addition to the appellate motions, Cox Communications filed two Rule 60 motions in the trial court seeking relief from the verdict. The Rule 60 motions were heard and denied in March 2022. Cox Communications appealed to the Fourth Circuit, which was holding Cox Communications’ Rule 60 appeal in abeyance until after the merits appeal was decided. In February 2024, the Fourth Circuit issued its opinion affirming the jury’s finding of willful contributory infringement but reversing the jury’s finding of vicarious liability and vacating the $1.0 billion judgment against Cox Communications. Both parties petitioned the Fourth Circuit for a rehearing en banc. Both petitions were denied. Cox Communications also filed motions in the Fourth Circuit seeking partial appellate costs and an update regarding the Rule 60 appeal. Cox Communications’ opening brief in the Rule 60 appeal was filed on May 22, 2024. Cox Communications filed an unopposed motion to release the appeal bond, which was granted on May 28, 2024. Cox Communications’ motion for costs on the judgement bond was denied in August 2024. The trial proceeding has been stayed by the Fourth Circuit until the resolution of the Rule 60 appeal. The Fourth Circuit has not yet requested or scheduled oral argument on the Rule 60 appeal. In November 2024, in response to writs of certiorari filed by both parties, the U.S. Supreme Court called for the view of the U.S. Solicitor General. The outcome of this matter cannot be predicted at this time.
In connection with the transactions, Cox Enterprises and Charter have agreed that, post-closing, Cox Enterprises, at its sole expense, (i) will control claims, counterclaims, and causes of action related this ongoing litigation matter and (ii) may settle, litigate, dispute, defend, appeal, or make counterclaims pertaining thereto, subject to certain limitations set forth in the transaction agreement. The parties have also agreed that any liabilities from such matter will be excluded liabilities. See “The Transaction Agreement—Cooperation as to Pending Litigation” for additional information.
TQ Delta
In July 2015, TQ Delta filed an action against Cox Communications alleging patent infringement of eight patents related to the Multimedia over Coax Alliance standard, parts of which are alleged to be implemented in Whole Home DVR. The plaintiff voluntarily dropped two patents in response to the court’s requirement that the number of claims be reduced. Inter Partes Reviews (“IPRs”) were filed against the remaining six patents. The Patent Trial and Appeal Board invalidated four of the patents during the IPR proceeding, but two patents survived on appeal to the United States Court of Appeals for the Federal Circuit. The parties have engaged in expert discovery and are awaiting rulings on claim construction and summary judgment. The outcome of this matter cannot be predicted at this time.
Other Patent Matters
Cox Communications is a defendant or co-defendant in several lawsuits involving alleged infringement of various patents relating to various aspects of its businesses. In the event that a court ultimately determines that Cox Communications infringes on any intellectual property rights, Cox Communications may be subject to substantial damages and/or an injunction that could require Cox Communications or its vendors to modify certain products and services Cox Communications offers to its subscribers, as well as negotiate royalty or license agreements with respect to the patents at issue. While Cox Communications intends to vigorously defend the actions, no assurance can be given that any adverse outcome would not be material to Cox Communications’ consolidated financial statements. Cox Communications cannot predict the outcome of any of these matters nor can it reasonably estimate a range of possible loss at this time.
Other Legal Proceedings
Cox Communications and its subsidiaries are parties to various other legal proceedings that are ordinary and incidental to their businesses.
Human Capital Resources
Employees
As of March 31, 2025, Cox Communications had approximately 17,000 full-time employees. Cox Communications considers its relations with its employees to be satisfactory.
Employee Health, Safety, and Wellbeing
Cox Communications prioritizes employee health, safety, and wellbeing. Cox Communications takes a holistic approach to upholding employee wellness, strives to meet its employees where they are, and empower its people today to build their brighter future for tomorrow.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF COX COMMUNICATIONS
The following discussion and analysis of financial condition and results of operations of Cox Communications for the three months ended March 31, 2025 and 2024 and for the years ended December 31, 2024, 2023 and 2022 should be read in conjunction with the audited consolidated financial statements of Cox Communications as of December 31, 2024 and 2023 and for the years ended December 31, 2024, 2023 and 2022 as well as the unaudited condensed consolidated financial statements of Cox Communications as of March 31, 2025 and for the three months ended March 31, 2025 and 2024, in each case, including the accompanying notes thereto, included elsewhere in this proxy statement.
Executive Overview
Cox Communications is committed to creating meaningful moments of human connection through technology. As the largest private broadband company in the United States, Cox Communications operates fiber powered networks in more than 30 states, providing connections and advanced managed IT and cloud services for homes and businesses. Cox Mobile, Cox Communications’ mobile phone service, is available across markets nationwide across all markets nationwide. The commercial division of Cox Communications, Cox Business, provides a broad commercial solutions portfolio, including advanced managed IT and cloud services and fiber based network solutions that support connected environments, unique hospitality experiences, and diverse applications.
Business Combinations
Purchase of Noncontrolling Interests in Fiber Platform
In May 2023, Cox Communications entered into a Securities Purchase Agreement with the noncontrolling interests in Fiber Platform LLC (“Fiber Platform”) to purchase their common stock and Class A units for $429 million. As a condition of closing, Cox Communications also made tender offers to each management investor to purchase all of the remaining outstanding Class A units for $87 million. Also, as a condition of closing, tender offers were made to each holder of the Class B units and Class B participation units, which were issued under long-term incentive compensation plans. The $429 million specified in the Securities Purchase Agreement and the payments made under the tender offers resulted in Cox Communications purchasing all remaining interests in Fiber Platform for $608 million, effective June 2023.
Acquisition of Logicworks
In January 2023, Cox Communications acquired 100% of Logicworks, a privately-held managed services and public cloud automation provider, through a merger agreement with Lancer Systems Holdco LLC, for consideration transferred of $246 million. Logicworks offers managed services, professional services, and a proprietary user interface to its customer base, which are focused in the mid-market segment.
Planned Charter Acquisition
On May 16, 2025, Charter, Charter Holdings and Cox Enterprises entered into the transaction agreement. Pursuant to the transaction agreement, at the closing of the transactions, (i) Cox Enterprises will sell and transfer to Charter 100% of the equity interests of certain subsidiaries of Cox Communications that conduct Cox Communications’ commercial fiber and managed IT and cloud services businesses, (ii) Cox Enterprises will contribute the equity interests of Cox Communications (after its conversion into a limited liability company) and certain other assets (other than certain excluded assets) primarily relating to Cox Communications’ residential cable business to Charter Holdings, and (iii) Cox Enterprises will pay $1.00 to Charter. Under the transaction agreement, Charter and Cox Enterprises may designate one or more wholly owned subsidiaries to take actions with respect to Charter and Cox Enterprises, respectively.
Pursuant to the transaction agreement, at the closing:
•	in consideration of the equity sale, Charter will pay $3.5 billion in cash to Cox Enterprises;
•
in consideration of the contribution, Charter Holdings will (i) pay to Cox Enterprises $500 million in cash and (ii) issue to Cox Enterprises Charter Holdings convertible preferred units with an aggregate liquidation preference of $6.0 billion, which will pay a 6.875% dividend per annum, and approximately 33.6 million Charter Holdings common units priced at $353.64 per share. The Charter Holdings convertible preferred units will be convertible into Charter Holdings common units, with an initial conversion price of $477.41, a 35% premium to the reference price, subject to certain adjustments. The Charter Holdings common units will be exchangeable by the holder, in certain circumstances, for cash or, at the election of Charter, Charter Class A common stock on a one-for-one basis, subject to certain adjustments; and
•
in consideration of the $1.00 payment from Cox Enterprises to Charter, Charter will issue to Cox Enterprises one share of Charter Class C common stock. The Charter Class C common stock will be equivalent, economically, to the outstanding Charter Class A common stock and the Charter Class B common stock but will have a number of votes per share that reflect the voting power of the Charter Holdings common units and the Charter Holdings convertible preferred units held by Cox Enterprises on an as-converted, as-exchanged basis.

The combined entity will also assume Cox Communications’ approximately $12.6 billion in outstanding net debt and other obligations.
The obligations of each party to the transaction agreement to effect the closing are subject to the satisfaction or waiver of certain customary closing conditions. See “The Transaction Agreement—Conditions to the Completion of the Transactions” for additional information regarding the transactions.
Non-GAAP Financial Measures
Adjusted EBITDA, as presented in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Cox Communications,” is not a measure of performance calculated in accordance with generally accepted accounting principles in the United States (“GAAP”). Cox Communications defines Adjusted EBITDA as net income plus interest expense – net, income tax expense, depreciation and amortization, impairment of goodwill, other – net such as (gain) loss on sale or retirement of assets and restructuring related charges, and other non-operating expenses such as investments (expenses) income – net and miscellaneous income – net.
Cox Communications believes that presentation of this measure provides useful information to investors regarding its financial position and results of operations. Cox Communications believes that Adjusted EBITDA is useful to investors in evaluating its performance because it is a commonly used financial analysis tool for measuring and comparing broadband communications and entertainment companies in several areas of operating performance and leverage. Adjusted EBITDA is used to gauge Cox Communications’ ability to service long-term debt and other fixed obligations and to fund continued growth with internally generated funds.
Adjusted EBITDA should not be considered as an alternative to net income as an indicator of Cox Communications’ aggregate performance, and may not be comparable to similarly titled measures used by other companies. Adjusted EBITDA has important limitations as an analytical tool. Some of these limitations include the fact that Adjusted EBITDA does not reflect cash expenditures, or future requirements for capital expenditures or contractual commitments, do not reflect any cash requirements for assets being depreciated and amortized that may have to be replaced in the future, and do not reflect certain charges that affect the operating results of the Cox Communications business.
The following table presents a reconciliation of net income, the most directly comparable financial measure to Adjusted EBITDA that is prepared in accordance with GAAP, to Adjusted EBITDA for the periods indicated.

	Three Months Ended March 31,		Year Ended December 31,
	2025	2024	2024	2023	2022
(in millions)
Net income	$461	$495	$1,725	$1,903	$1,555
Plus:
Income tax expense	129	139	450	626	554
Interest expense — net	108	100	373	361	390
Other non-operating expenses (income)	34	(14)	2	108	(202)
Depreciation and amortization	544	545	2,183	2,099	2,022
Impairment of goodwill	—	—	—	—	836
Other — net	(15)	(4)	206	(32)	66
Adjusted EBITDA	$1,261	$1,261	$4,939	$5,065	$5,221

Results of Operations
Three Months Ended March 31, 2025 and 2024

	Three Months Ended March 31,
	2025	2024	$ Change	% Change
(in millions)
Revenues	$3,183	$3,307	$(124)	(4)%
Operating costs and expenses	1,922	2,046	(124)	(6)%
Adjusted EBITDA(a)	1,261	1,261	—	—%
Depreciation and amortization	544	545	(1)	—%
Other — net	(15)	(4)	(11)	NM
Operating income	$732	$720	$12	2%
Non-operating expenses	(142)	(86)	(56)	65%
Income tax expense	(129)	(139)	10	(7)%
Net income	$461	$495	$(34)	(7)%

NM denotes not meaningful.
(a)
Adjusted EBITDA is not a measure of performance defined in accordance with GAAP. Adjusted EBITDA is not a substitute for, or superior to, a GAAP measure such as net income. Cox Communications believes that Adjusted EBITDA is useful to creditors and other users of its financial statements in evaluating its performance because it is a commonly used financial analysis tool for measuring and comparing broadband communications companies in several areas of operating performance and leverage. See “—Non-GAAP Financial Measures” for additional information.

Revenues

	Three Months Ended March 31,
	2025	2024	$ Change	% Change
(in millions)
Residential
Data	$1,478	$1,527	$(49)	(3)%
Video	620	663	(43)	(6)%
Telephony	53	64	(11)	(17)%
Other(a)	138	140	(2)	(1)%
Total residential	2,289	2,394	(105)	(4)%
Commercial	843	851	(8)	(1)%
Advertising	51	62	(11)	(18)%
Total revenues	$3,183	$3,307	$(124)	(4)%

(a)	Other residential revenues includes franchise, regulatory, and customer late fees, service protection fees, Cox Mobile and other miscellaneous revenues.
Total revenues decreased 4% over the comparable prior year quarter primarily attributable to decreases in residential data, video, and telephony revenues predominantly from a decrease in the number of subscribers driven in part by the cancellation of the Affordable Connectivity Program, partially offset, in the case of residential video revenue, by an increase in average revenue per subscriber.

Direct costs and operating expenses

	Three Months Ended March 31,
	2025	2024	$ Change	% Change
(in millions)
Direct costs:
Programming costs	$503	$547	$(44)	(8)%
Other direct costs	284	279	5	2%
Total direct costs(a)	787	826	(39)	(5)%
Operating expenses(b)	1,135	1,220	(85)	(7)%
Total direct costs and operating expenses	$1,922	$2,046	$(124)	(6)%

(a)
Direct costs include cable programming costs, which are amounts paid to programmers for cable content and to television stations for retransmission consent, and are generally paid on a per-subscriber basis. Other direct costs include expenses that Cox Communications incurs in conjunction with providing its residential, mobile, commercial, and advertising services.

(b)
Operating expenses include field service and call center costs (costs associated with providing and maintaining Cox Communications’ nationwide IP network and customer care costs necessary to maintain Cox Communications’ customer base) in addition to marketing and sales and general and administrative costs.

Direct costs — As a percentage of revenues, total direct costs were 25% for both periods. Direct costs decreased primarily due to decreases in programming costs due to declines in the number of video customers.
Operating expenses — The decrease is principally driven by a reduction in personnel expenses associated with lower headcount as a result of certain restructuring initiatives that took effect at the end of 2024.
Non-operating items

	Three Months Ended March 31,
	2025	2024	$ Change	% Change
(in millions)
Interest expense — net	$(108)	$(100)	$(8)	8%
Investments (expense) income — net	(41)	1	(42)	NM
Miscellaneous income — net	7	13	(6)	(46)%
Total non-operating expenses	$(142)	$(86)	$(56)	65%

NM denotes not meaningful.
Interest expense — net — The increase was primarily driven by a higher average amount of debt outstanding and an increase in interest rates, partially offset by interest income on amounts due from Cox Enterprises.
Investments (expense) income — net — The loss on investments included a $43 million impairment of a debt security for the current period.

Years Ended December 31, 2024 and 2023

	Year Ended December 31,
	2024	2023	$ Change	% Change
(in millions)
Revenues	$13,073	$13,326	$(253)	(2)%
Operating costs and expenses	8,134	8,261	(127)	(2)%
Adjusted EBITDA(a)	4,939	5,065	(126)	(2)%
Depreciation and amortization	2,183	2,099	84	4%
Other — net	206	(32)	238	NM
Operating income	$2,550	$2,998	$(448)	(15)%
Non-operating expenses	(375)	(469)	94	(20)%
Income tax expense	(450)	(626)	176	(28)%
Net income	$1,725	$1,903	$(178)	(9)%

NM denotes not meaningful.
(a)
Adjusted EBITDA is not a measure of performance defined in accordance with GAAP. Adjusted EBITDA is not a substitute for, or superior to, a GAAP measure such as net income. Cox Communications believes that Adjusted EBITDA is useful to creditors and other users of its financial statements in evaluating its performance because it is a commonly used financial analysis tool for measuring and comparing broadband communications companies in several areas of operating performance and leverage. See “—Non-GAAP Financial Measures” for additional information.

Revenues

	Year Ended December 31,
	2024	2023	$ Change	% Change
(in millions)
Residential
Data	$6,026	$6,079	$(53)	(1)%
Video	2,530	2,749	(219)	(8)%
Telephony	235	294	(59)	(20)%
Other(a)	549	560	(11)	(2)%
Total residential	9,340	9,682	(342)	(4)%
Commercial	3,417	3,365	52	2%
Advertising	316	279	37	13%
Total revenues	$13,073	$13,326	$(253)	(2)%

(a)	Other residential revenue includes franchise, regulatory and customer late fees, service protection fees, Cox Mobile, and other miscellaneous revenues.
Total revenues decreased 2% over the comparable prior year due to:
•
decreases in residential data, video, and telephony revenues predominantly from a decrease in the number of subscribers driven in part by the cancellation of the ACP, partially offset by an increase in average revenue per subscriber;

•	increases in commercial revenues principally driven by growth in the fiber, hospitality and managed cloud services businesses; and
•	increases in advertising revenues primarily due to increases in political spend, partially offset by a decline in video subscribers.

Operating costs and expenses

	Year Ended December 31,
	2024	2023	$ Change	% Change
(in millions)
Direct costs
Programming costs	$2,064	$2,220	$(156)	(7)%
Other direct costs	1,190	1,091	99	9%
Total direct costs(a)	3,254	3,311	(57)	(2)%
Operating expenses(b)	4,880	4,950	(70)	(1)%
Total operating costs and expenses	$8,134	$8,261	$(127)	(2)%

(a)
Direct costs include cable programming costs, which are amounts paid to programmers for cable content and to television stations for retransmission consent and are generally paid on a per-subscriber basis. Other direct costs include expenses that Cox Communications incurs in conjunction with providing its residential, mobile, commercial, and advertising services.

(b)
Operating expenses include field service and call center costs (costs associated with providing and maintaining Cox Communications’ nationwide IP network and customer care costs necessary to maintain Cox Communications’ customer base) in addition to marketing and sales and general administrative costs.

Direct costs — As a percentage of revenues, total direct costs were 25% for each of the years ended December 31, 2024 and 2023, and reflect:
•	decreases in programming costs due to declines in the number of video customers and a one-time credit adjustment related to a contractual agreement with a programmer; partially offset by
•
increases in other direct costs mainly attributable to the growth of Cox Mobile, increases in costs associated with political advertising revenue and growth in the fiber, hospitality and managed cloud services businesses, partly offset by decreases in other costs related to Cox Communications’ residential business.

Operating expenses — The decrease is primarily attributable to certain one-time expenses recorded in 2023, including nonrecurring legal settlements, the accelerated vesting of long-term incentive compensation plans related to the purchase of the noncontrolling interests in Fiber Platform, and an adjustment to core long-term incentive compensation plans. Partially offsetting these decreases are increases in expenses related to the growth of Cox Mobile and growth in the fiber, hospitality and managed cloud services businesses.
Depreciation and amortization
The increase compared to the prior year is primarily attributable to an increase in the number of assets in service in 2024 driven by continued investments in Cox Communications’ network, primarily in the transmission and distribution facilities and computer hardware and software asset categories.
Other — net
The increase was primarily due to certain restructuring initiatives announced across Cox Communications businesses to reshape the company, primarily consisting of severance costs.
Non-operating items

	Year Ended December 31,
	2024	2023	$ Change	% Change
(in millions)
Interest expense — net	$(373)	$(361)	$(12)	3%
Investments expense — net	(47)	(151)	104	(69)%
Miscellaneous income — net	45	43	2	5%
Total non-operating expenses	$(375)	$(469)	$94	(20)%

Interest expense — net — The increase was primarily driven by a higher average amount of debt outstanding and an increase in interest rates, partially offset by interest income on amounts due from Cox Enterprises.
Investments expense — net — The loss on investments included $50 million and $137 million in impairments of nonmarketable equity securities for the years ended December 31, 2024 and 2023, respectively.
Income tax expense
Income tax expense was $450 million and $626 million for the years ended December 31, 2024 and 2023, respectively. The decrease in income tax expense was principally due to a decrease in income before income taxes and a decrease in state taxes due to a statutory tax rate reduction and audit settlement.
Years Ended December 31, 2023 and 2022

	Year Ended December 31,
	2023	2022	$ Change	% Change
(in millions)
Revenues	$13,326	$13,542	$(216)	(2)%
Operating costs and expenses	8,261	8,321	(60)	(1)%
Adjusted EBITDA(a)	5,065	5,221	(156)	(3)%
Depreciation and amortization	2,099	2,022	77	4%
Impairment of goodwill	—	836	836	(100)%
Other — net	(32)	66	(98)	NM
Operating income	$2,998	$2,297	$701	31%
Non-operating expenses	(469)	(188)	(281)	(149)%
Income tax expense	(626)	(554)	(72)	(13)%
Net income	$1,903	$1,555	348	22%

NM denotes not meaningful.
(a)
Adjusted EBITDA is not a measure of performance defined in accordance with GAAP. Adjusted EBITDA is not a substitute for, or superior to, a GAAP measure such as net income. Cox Communications believes that Adjusted EBITDA is useful to creditors and other users of its financial statements in evaluating its performance because it is a commonly used financial analysis tool for measuring and comparing broadband communications companies in several areas of operating performance and leverage. See “—Non-GAAP Financial Measures” for additional information.

Revenues

	Year Ended December 31,
	2023	2022	$ Change	% Change
(in millions)
Residential
Data(a)	$6,079	$5,938	$141	2%
Video(a)	2,749	3,092	(343)	(11)%
Telephony(a)	294	370	(76)	(21)%
Other(a)(b)	560	525	35	7%
Total residential	9,682	9,925	(243)	(2)%
Commercial	3,365	3,193	172	5%
Advertising	279	424	(145)	(34)%
Total revenues	$13,326	$13,542	$(216)	(2)%

(a)	Certain prior year amounts have been reclassified to conform to current period presentation.
(b)	Other residential revenue includes franchise, regulatory and customer late fees, Cox Complete Care, Cox Mobile, and other miscellaneous revenues.

Total revenues for the year ended December 31, 2022 include estimated contractual adjustment provisions of $22 million in residential revenues that Cox Communications passed through to customers related to sporting event cancellations as a result of COVID-19.
Total revenues decreased 2% over the comparable prior year due to:
•	increases in residential data revenues primarily attributable to an increase in average revenue per residential high-speed Internet subscriber;
•
decreases in residential video revenues primarily attributable to a decrease in the number of residential video subscribers, partially offset by an increase in average revenue per residential video subscriber;

•	increases in commercial revenues primarily attributable to the inclusion of Logicworks’ revenue since its acquisition and growth in the fiber, hospitality, and managed cloud services businesses; and
•
decreases in advertising revenues primarily due to less political spend than in 2022 and the continued softness in the traditional linear advertising market, partially offset by increases in digital advertising.

Direct costs and operating expenses

	Year Ended December 31,
	2023	2022	$ Change	% Change
(in millions)
Direct costs
Programming costs(a)	$2,220	$2,350	$(130)	(6)%
Other direct costs(a)	1,091	1,063	28	3%
Total direct costs(b)	3,311	3,413	(102)	(3)%
Operating expenses(a)(c)	4,950	4,908	42	1%
Total direct costs and operating expenses	$8,261	$8,321	$(60)	(1)%
(a)	Certain prior year amounts have been reclassified to conform to current period presentation.
(b)
Direct costs include cable programming costs, which are amounts paid to programmers for cable content and to television stations for retransmission consent and are generally paid on a per-subscriber basis. Other direct costs include expenses that Cox Communications incurs in conjunction with providing its residential, mobile, commercial and advertising services.

(c)
Operating expenses include field service and call center costs (costs associated with providing and maintaining Cox Communications’ nationwide IP network and customer care costs necessary to maintain Cox Communications’ customer base) in addition to marketing and sales and general administrative costs.

Direct costs — As a percentage of revenues, total direct costs were 25% for both the years ended December 31, 2023 and 2022. The decrease compared to the prior year is primarily due to the following:
•	decreases in programming costs due to declines in the number of video customers; and
•	increases in other direct costs primarily attributable to the inclusion of Logicworks’ expenses since its acquisition, partially offset by a reduction in customer support transactions.
Operating expenses — The increase compared to the prior year is primarily attributable to certain nonrecurring legal costs, costs associated with the launch of Cox Mobile to Cox Communications markets nationwide, the inclusion of Logicworks’ expenses since its acquisition and expenses for the accelerated vesting of long-term incentive compensation plans related to the purchase of the noncontrolling interests in Fiber Platform, partially offset by a decrease in third-party labor costs across the business.
Depreciation and amortization — The increase compared to the prior year is primarily attributable to an increase in the number of assets in service in 2023 driven by continued investments in Cox Communications’ network, primarily in the transmission and distribution facilities and computer hardware and software asset categories, as well as from expenses related to Logicworks.
Impairment of goodwill — Cox recorded impairment losses on its Fiber reporting unit of $836 million, as a result of lower projected cash flows.
Other — net — For the year ended December 31, 2023, other — net reflected income of $44 million due to gains realized on the sale of assets, compared to a loss of $66 million in the prior year due to restructuring costs associated with severance and a loss on sale of assets.

Non-operating items

	Year Ended December 31,
	2023	2022	$ Change	% Change
(in millions)
Interest expense — net	$(361)	$(390)	$29	(7)%
Investments (expense) income — net	(151)	5	(156)	NM
Gain on derivative instruments	—	237	(237)	(100)%
Miscellaneous income (expense) — net	43	(40)	83	NM
Total non-operating (expenses)	$(469)	$(188)	$(281)	149%

NM denotes not meaningful.
Interest expense — net — Interest expense decreased compared to the prior year primarily due to an increase in interest income related to an increase in amounts due from Cox Enterprises.
Investments (expense) income — net — Cox Communications’ investments portfolio reflects $137 million of impairments in nonmarketable equity securities and a $9 million impairment for investments classified as debt securities for the year ended December 31, 2023. Investment results for the prior year were immaterial.
Gain on derivative instruments — For the year ended December 31, 2023, there was no gain on derivatives and Cox Communications had no active derivative instruments as of December 31, 2023. For the year ended December 31, 2022, gain on derivative instruments was $237 million due to an increase in interest rates relative to the contract rates of the forward starting interest rate swaps.
Miscellaneous income (expense) — net — Miscellaneous income (expense) — net primarily includes non-service cost components of net periodic benefit cost and other benefit plan charges and credits. The non-service cost components include interest cost, expected return on plan assets, prior service cost amortization and actuarial loss amortization. For the years ended December 31, 2023 and 2022, miscellaneous income (expense) was $43 million income and $40 million expense, respectively. The $83 million improvement for the 2023 period was primarily due to a $68 million decrease in non-service cost components of net periodic benefit cost.
Income tax expense
Income tax expense was $626 million and $554 million for the years ended December 31, 2023 and 2022, respectively. The increase in income tax expense was primarily due to an increase in certain state effective tax rates due to audit settlement.
Liquidity and Capital Resources
Cox Communications expects to meet its liquidity needs over the next year with cash and cash equivalents, revolving credit facilities, and cash flows from operations. Cox Communications’ primary sources of liquidity include cash provided by operations, cash on hand, availability under bank credit facilities, and proceeds from the issuance of debt. Cox Communications’ primary uses of liquidity include capital expenditures, debt service, acquisitions, and tax payments. Cox Communications receives day to day cash management services from Cox Enterprises, with settlement of outstanding balances between Cox Communications and Cox Enterprises occurring periodically at market interest rates, currently Cox Enterprises’ commercial borrowing rate.
Cox Communications has total capacity under the Credit Facility (as defined below) in an aggregate principal amount of $3.5 billion. The availability under the Credit Facility was reduced as a result of $52 million and $10 million in certain undrawn letters of credit outstanding for Cox Communications and Cox Enterprises, respectively, resulting in remaining capacity of $3.4 billion as of March 31, 2025. Remaining capacity under the Credit Facility is available to provide liquidity support for Cox Communications’ and Cox Enterprises’ commercial paper programs, subject to the covenants included in the transaction agreement as described in “The Transaction Agreement—Conduct of Cox Communications’ Business Pending the Closing.”
As part of Cox Communications’ ongoing strategic plan, Cox Communications has invested and will continue to invest capital to enhance the reliability and capacity of its nationwide communication network to satisfy the evolving needs of its customers. Cox Communications also may, from time to time, seek to repurchase outstanding debt in the open market, privately negotiated transactions or otherwise, subject to the covenants included in the transaction agreement as described in “The Transaction Agreement—Conduct of Cox Communications’ Business Pending the Closing.” Such repurchases, if any, will depend on prevailing market conditions, liquidity requirements and other factors. As of March 31, 2025, Cox Communications’ leverage ratio was 2.5x.
In connection with the transactions, the new combined entity will assume Cox Communications’ approximately $12.6 billion in outstanding net debt and other obligations.
Sources and Uses of Cash
Operating Activities
Cox Communications generated $678 million in cash from operations for the three months ended March 31, 2025 compared to $797 million during the same period of the prior year. Net cash provided by operating activities for the three months ended March 31, 2025 and 2024 consisted of Adjusted EBITDA contributions, partially offset by working capital and cash paid for interest and income taxes.
Cox Communications generated $4.0 billion in cash from operations for the year ended December 31, 2024 compared to $4.3 billion during the prior year. Net cash provided by operating activities for both years consisted of Adjusted EBITDA contributions, partially offset by working capital and cash paid for interest and income taxes.
Cox Communications generated $4.3 billion in cash from operations for the year ended December 31, 2023 compared to $4.1 billion during the prior year. Net cash provided by operating activities for both years consisted of Adjusted EBITDA contributions, partially offset by working capital and cash paid for interest and income taxes.
Cash flow generated from operations provides Cox Communications with a significant source of liquidity. Cox Communications’ operating cash flows result primarily from cash provided by customers, offset by cash payments made for products and services, labor and related benefits, operations, programming costs, interest, and income taxes. Working capital at any point in time is subject to many variables, including management’s strategic decisions, the timing of cash receipts and payments and vendor payment terms.
Investing Activities
Cox generated $17 million in cash from investing activities for the three months ended March 31, 2025 compared to a $2.3 billion use during the same period of the prior year.
•
Capital expenditures totaled $501 million for the three months ended March 31, 2025 compared to $555 million during the same period of the prior year. These expenditures were primarily directed towards transmission and distribution facilities and computer hardware and software for network upgrades, fiber network, and product development and enhancement.

•
Amounts due from Cox Enterprises decreased $515 million for the three months ended March 31, 2025 compared to a $1.7 billion increase during the same period in the prior year. Cox Communications receives day-to-day cash management services from Cox Enterprises to fund operations for expenditures such as payroll and related benefits, long-term incentive plans, and management fees as well as certain significant transactions, including proceeds from bond issuances, bond repayments, and acquisitions.

Cox Communications used $5.4 billion in cash for investing activities for the year ended December 31, 2024 compared to $3.5 billion during the same period of the prior year.
•
Capital expenditures totaled $2.5 billion for the year ended December 31, 2024 compared to $2.9 billion during the same period in the prior year. These expenditures were primarily directed at transmission and distribution facilities and computer hardware and software for network upgrades, fiber network, and product development and enhancement.

•	Amounts due from Cox Enterprises increased $2.9 billion for the year ended December 31, 2024 compared to a $387 million increase during the same period in the prior year.
•	Payments for the acquisition of Logicworks totaled $239 million for the year ended December 31, 2023, net of cash acquired.

Cox Communications used $3.5 billion in cash for investing activities for the year ended December 31, 2023 compared to $3.0 billion during the same period of the prior year.
•
Capital expenditures totaled $2.9 billion for the year ended December 31, 2023 compared to $2.7 billion during the same period in the prior year. These expenditures were primarily directed at transmission and distribution facilities and computer hardware and software for network upgrades, fiber network and product development and enhancement.

•	Amounts due from Cox Enterprises totaled a $387 million increase for the year ended December 31, 2023 compared to a $639 million increase during the same period in the prior year.
•	Payments for the acquisition of Logicworks totaled $239 million for the year ended December 31, 2023, net of cash acquired.
Financing Activities
Cox Communications used $709 million in cash for financing activities for the three months ended March 31, 2025 compared to generating $1.5 billion during the same period of the prior year.
•	Proceeds from the issuance of new bonds totaled $1.5 billion in the prior year.
•	Debt repayments totaled $706 million during the three months ended March 31, 2025, including $700 million of 3.85% notes upon their maturity date.
Cox Communications generated $1.4 billion in cash from financing activities for the year ended December 31, 2024 compared to a use of $783 million during the same period of the prior year.
•	Proceeds from the issuance of new bonds totaled $3.0 billion for the year ended December 31, 2024 as compared to $1.0 billion during the prior year.
•
Debt repayments totaled $576 million for the year ended December 31, 2024, including $539 million of a 3.15% unsecured note paid upon maturity, as compared to $490 million during the prior year, including $461 million of a 2.95% unsecured bond paid upon maturity.

•	Cox Communications paid $1.0 billion in dividends to its shareholder during the year ended December 31, 2024, as compared to $750 million during the prior year.
•	Purchases of subsidiary shares from noncontrolling interests totaled $516 million during the year ended December 31, 2023, primarily related to Fiber Platform.
Cox Communications used $783 million in cash from financing activities for the year ended December 31, 2023 compared to a use of $1.0 billion during the same period of the prior year.
•	Proceeds from the issuance of new bonds totaled $1.0 billion during the year ended December 31, 2023.
•	Debt repayments totaled $490 million during the year ended December 31, 2023, as compared to $21 million during the prior year. The year-over-year increase is due to an increase in maturing bonds.
•	Cox Communications paid $750 million in dividends to its shareholder during the year ended December 31, 2023, as compared to $1.0 billion during the prior year.
•	Purchases of subsidiary shares from noncontrolling interests totaled $516 million during the year ended December 31, 2023, primarily related to Fiber Platform.
Financing Matters
Revolving Credit Facility
Cox Communications is a party to an amended and restated credit facility, originally dated as of November 10, 2010, and subsequently amended and restated throughout the years with the most recent amendment on October 11, 2024, among Cox Communications and Cox Enterprises, as borrowers, and JP Morgan Chase Bank, N.A., as administrative agent, and certain other lenders and agents party thereto (the “Credit Agreement”). The Credit Agreement provides Cox Communications and Cox Enterprises with a revolving credit facility (the “Credit Facility”) in an aggregate amount of $3.5 billion, plus uncommitted incremental amounts of up to $700 million. Any amount payable under the Credit Agreement that is not directly attributable solely to extensions of credit to Cox Communications or Cox Enterprises will be allocated equally between Cox Communications and Cox Enterprises. The Credit Agreement provides that the commitments of the lenders under the Credit Facility will expire in October 2029. However, the borrowers have the right, which may be exercised no more than two times, to extend the commitments of any lenders willing to agree to such extension for a period of one additional year so long as a majority of the lenders agree to such extension.
Conventional borrowings under the Credit Facility bear interest at a rate selected by the relevant borrower (Cox Communications or Cox Enterprises) from three alternatives. The interest rate may be based on the (1) the Secured Overnight Financing Rate (“SOFR”), (2) the Federal Reserve Bank of New York rate, or (3) an alternate base rate. The alternate base rate loans will be based on the highest of (i) the prime rate, (ii) the federal funds rate, plus 0.50%, or (iii) the one-month Adjusted Term SOFR Rate (SOFR, plus 0.10%) for dollar denominated loans, plus 1.00%. In each case, the applicable interest rate will be increased by a margin imposed by the Credit Agreement, which will depend upon the ratings of the relevant borrower’s senior, unsecured, long-term indebtedness for borrowed money that is not guaranteed by any other individual or entity or subject to any other credit enhancement.
The Credit Agreement also establishes a mechanism under which individual lenders may make discretionary loans in lieu of loans committed under the Credit Facility at rates agreed upon from time to time with the relevant borrower. Each borrower also must pay a commitment fee to each lender on the daily average unused amount of the commitment of such lender at a rate that varies from 0.075% to 0.225% depending on the ratings of the relevant borrower’s senior, unsecured, long-term indebtedness for borrowed money that is not guaranteed by any other individual or entity or subject to any other credit enhancement. The commitment fee rate was 0.125% as of December 31, 2024 and 2023.
The Credit Agreement requires each borrower to maintain a ratio of consolidated debt to pro forma consolidated operating cash flow (as defined in the Credit Agreement, which is not comparable to operating cash flow presented elsewhere in this proxy statement), or the leverage ratio, of not more than 5.0 to 1.0. The leverage ratio may be increased to 5.5 to 1.0 as of the last day of the fiscal quarter during which a qualifying acquisition (as defined in the Credit Agreement) shall have been consummated and each of the following three consecutive fiscal quarters.
The Credit Facility also contains a $500 million letter of credit subfacility for Cox Enterprises and Cox Communications. Additionally, the Credit Facility contains a $300 million subfacility for loans or letters of credit in certain designated alternate currencies. Outstanding letters of credit reduce availability under the Credit Facility.
As of March 31, 2025, Cox Communications’ and Cox Enterprises’ availability under the Credit Facility was reduced as a result of $52 million and $10 million in certain undrawn letters of credit outstanding for Cox Communications and Cox Enterprises, respectively, resulting in remaining capacity of $3.4 billion as of such date. Cox Communications and Cox Enterprises had no outstanding borrowings under the Credit Facility. Remaining capacity under the Credit Facility is available to provide liquidity support for Cox Communications and Cox Enterprises’ commercial paper programs, subject to the covenants included in the transaction agreement as described in “The Transaction Agreement—Conduct of Cox Communications’ Business Pending the Closing.” As of March 31, 2025, Cox Communications had no outstanding issuances under its commercial paper program.
In connection with the closing of the transactions, Cox Communications expects either (i) to be removed or released as a borrower, guarantor, or obligor under the Credit Agreement or (ii) to repay all amounts outstanding under the Credit Agreement and terminate such facility. See “The Transaction Agreement—Treatment of Cox Communications Indebtedness” for additional information.
Guarantee Agreements
Cox Enterprises has designated Cox Communications as a restricted subsidiary under the Credit Agreement. At the same time, Cox Communications provided an unconditional guarantee of Cox Enterprises’ obligations under the Credit Agreement and Cox Enterprises also provided an unconditional guarantee of Cox Communications’ obligations under the Credit Agreement, which will be automatically released upon the release of Cox Communications’ guarantee of Cox Enterprises’ obligations under the Credit Agreement. Cox Communications also guarantees Cox Enterprises’ obligations under Cox Enterprises’ commercial paper program. As of March 31, 2025 and December 31, 2024, Cox Enterprises had no outstanding obligations under the Credit Agreement and had no outstanding commercial paper subject to Cox Communications’ guarantee.
In addition, Cox Communications and Cox Enterprises provide unconditional cross-guarantees of the other’s obligations under each company’s respective outstanding notes (except for Cox Communications’ 6.53% debentures due 2028, of which no material amounts are outstanding). Cox Enterprises and Cox Communications may release their obligations under the cross-guarantee simultaneously with the other party’s release or in other customary circumstances. As of March 31, 2025 and December 31, 2024, Cox Enterprises had $175 million of outstanding notes subject to Cox Communications’ guarantee.
Debt Covenants
Cox Communications’ debt agreements contain various affirmative, negative, and financial agreements. As an example, the Credit Agreement requires Cox Communications to maintain a maximum leverage ratio of not more than 5.0 to 1.0, with some exceptions for consummation of qualifying acquisitions. Cox Communications also has restrictions around the level of secured debt and restricted subsidiary debt that can be maintained. Each of these restrictions is subject to certain exceptions and qualifications that are set forth in these debt agreements. Cox Communications was in compliance with all covenants under both the Credit Agreement and its other debt instruments as of March 31, 2025 and December 31, 2024.
Commercial Paper Program
Cox Communications has a commercial paper program that it supports by maintaining unused committed capacity under the Credit Facility. Cox Communications’ commercial paper program has an agreement with major financial institutions to issue from time to time short-term notes with a maturity of 390 days or less. Short-term notes issued under the commercial paper program are limited to available capacity under the Credit Facility, which is currently a maximum of $3.5 billion outstanding at any time. The short-term notes are sold in private placements, can have a fixed or floating interest rate or be issued at a discount and are issued in minimum denominations of $250,000. The notes are not rated by a nationally recognized statistical rating organization and Cox Communications does not plan to issue notes under its commercial paper program in the near term. As of March 31, 2025, there were no amounts outstanding under the commercial paper program.
Critical Accounting Policies and Estimates
The audited consolidated financial statements and related notes of Cox Communications included elsewhere in this proxy statement contain information that is pertinent to management’s discussion and analysis of financial condition and results of operations of Cox Communications. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses and the related disclosure of contingent assets and liabilities. Estimates are evaluated based on available information and experience, as well as other assumptions that Cox Communications believes are reasonable in the circumstances. Actual results could differ from those estimates under different assumptions or conditions. Cox Communications considers an accounting policy and estimate to be critical if it requires the use of assumptions that were uncertain at the time the assumption and estimate was made and if changes in the estimate or selection of a different estimate could have a material effect on Cox Communications’ consolidated financial condition, results of operations, or cash flows. Management has determined the selection of critical accounting policies and estimates and the related disclosures. Cox Communications believes that the critical accounting policies and estimates discussed in Note 2 of its audited consolidated financial statements involve significant judgment due to the sensitivity of the methods and assumptions necessary in determining the related asset, liability, revenue, and expense amounts. See Note 2 to the audited consolidated financial statements of Cox Communications included elsewhere in this proxy statement for more information.
Quantitative and Qualitative Disclosure Regarding Market Risk
Cox Communications maintains a mix of fixed-rate and variable-rate debt and is exposed to the market risk of adverse changes in interest rates. From time to time, Cox Communications uses derivative instruments in order to manage the cost and volatility relating to the interest cost of outstanding debt and expected future debt. Cox Communications does not hold or issue derivative instruments for speculative trading purposes. Cox Communications did not have any derivative instruments outstanding as of March 31, 2025 and December 31, 2024.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table presents information regarding the beneficial ownership of Charter Class A common stock as of June 6, 2025 by:
•	each holder of more than 5% of outstanding shares of Charter Class A common stock;
•	each Charter director and named executive officer; and
•	all Charter directors and executive officers as a group.

Name	Shares Beneficially Owned(1)
	Number	Percent of Class
5% Stockholders:
Liberty Broadband Corporation(2) 12300 Liberty Boulevard Englewood, CO 80112	43,900,886	28.65%
Advance/Newhouse Partnership(3) One World Trade Center, 44th Floor New York, NY 10007	18,960,754	12.37%
Dodge & Cox(4) 555 California Street, 40th Floor San Francisco, CA 94104	11,637,303	7.59%
Capital International Investors(5) 333 South Hope Street, 55th Floor Los Angeles, CA 90071	10,123,088	6.61%
The Vanguard Group(6) 100 Vanguard Blvd. Malvern, PA 19355	8,251,684	5.38%
Directors and Executive Officers:
W. Lance Conn(7)	7,547	*
Kim C. Goodman(8)	7,627	*
John D. Markley, Jr.(9)	17,057	*
David C. Merritt(10)	11,346	*
Steven A. Miron(11)	12,383	*
Balan Nair(12)	9,262	*
Michael A. Newhouse(13)	5,263	*
Martin E. Patterson(14)	684	*
Mauricio Ramos(15)	8,462	*
Carolyn J. Slaski(16)	1,428	*
J. David Wargo(17)	684	*
Eric L. Zinterhofer(18)	51,582	*
Christopher L. Winfrey(19)	888,713	*
Richard J. DiGeronimo(20)	147,036	*
Jessica M. Fischer(21)	38,393	*
Jamal H. Haughton	—	*
R. Adam Ray(22)	46,373	*
All executive officers and directors as a group (18 persons)(23)	1,305,066	*

*	less than 1%
(1)
Beneficial ownership is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. Shares shown in the table above include shares held in the beneficial owner’s name or jointly with others, or in the name of a bank, nominee or trustee for the beneficial owner’s account. Common stock subject to options that are currently exercisable or exercisable within 60 days of June 6, 2025 are deemed to be outstanding and beneficially owned by the person holding the options. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Percentage of beneficial ownership is based on 153,258,148 shares of Charter Class A common stock outstanding as of June 6, 2025, including Charter Holdings common units on an as-if-exchanged basis. Each holder of

Charter Class A common stock is entitled to one vote per share. Except as disclosed in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder. Unless otherwise indicated in the table or footnotes below, the address for each beneficial owner is 400 Washington Blvd., Stamford, CT 06902.
(2)
Based on a Schedule 13D/A, dated May 16, 2025 and filed May 19, 2025 by Liberty Broadband. Liberty Broadband currently has three designees on the Charter Board and is entitled to certain rights and subject to certain requirements pursuant to the existing stockholders agreement. Of the shares reported in the Schedule 13D/A, Liberty Broadband reported that it had sole voting and dispositive power over 43,900,886 shares. John C. Malone, Chairman of the Board of Directors and President and Chief Executive Officer of Liberty Broadband and a director emeritus of Charter, may be deemed to have voting and dispositive control, pursuant to Rule 13d-3(a), over the shares of Charter owned by Liberty Broadband as a result of the positions he holds with Liberty Broadband as well as his control of approximately 49.3% of the voting power of Liberty Broadband, among other factors. Mr. Malone, however, disclaims beneficial ownership of any Charter shares owned by Liberty Broadband on the basis that he is not, individually, a party to any agreement, arrangement or understanding relating to the voting or disposition of any such shares. Decisions with respect to the voting or disposition of any Charter shares owned by Liberty Broadband are made by Liberty Broadband’s board of directors.

(3)
Based on a Schedule 13D/A, Amendment No. 18, dated May 16, 2025 and filed May 20, 2025 and Form 4 dated June 6, 2025 and filed June 10, 2025, by A/N, Newhouse Broadcasting Corporation (“NB”), Advance Publications, Inc. (“AP”), Newhouse Family Holdings, L.P. (“NF”) and Advance Long-Term Management Trust (“ALM”). A/N currently has two designees on the Charter Board and is entitled to certain rights and subject to certain requirements pursuant to the existing stockholders agreement. The 13D/A reports as follows: A/N, NB, AP, NF and ALM reported sole voting and dispositive power over all 19,139,641 of the reported shares. The 13D/A reported that the shares reported as beneficially owned represented 19,139,641 shares of Class A common stock (including Charter Holdings common units on an as-exchanged basis). The Form 4 filed by A/N, NB, AP, NF and ALM on June 10, 2025 reported that A/N, NB, AP, NF and ALM sold 178,887 Class B Common Units to Charter on June 6, 2025.

(4)
Based on a Schedule 13G/A filed by Dodge & Cox on November 13, 2024. The 13G/A reports that Dodge & Cox possesses sole voting power over 10,980,098 shares and sole dispositive power over 11,637,303 shares.

(5)
Based on a Schedule 13G filed by Capital International Investors on November 13, 2024. The 13G reports that Capital International Investors possesses sole voting power over 10,115,476 shares and sole dispositive power over 10,123,088 shares.

(6)
Based on a Schedule 13G/A filed by The Vanguard Group on February 13, 2024. The 13G/A reports that The Vanguard Group possesses sole voting power over 0 shares, shared voting power over 137,780 shares, sole dispositive power over 7,816,744 shares and shared dispositive power over 434,940 shares.

(7)	Includes 684 shares of restricted stock that are not yet vested but eligible to be voted.
(8)	Includes 1,049 shares of restricted stock that are not yet vested but eligible to be voted.
(9)
Includes 14,323 shares held jointly with his spouse, 1,306 shares held by the John Markley Family Trust and 684 shares of restricted stock that are not yet vested but eligible to be voted. Mr. Markley’s jointly held shares are pledged as collateral security for a line of credit.

(10)	Includes 2,209 shares held by the Merritt Family Trust, 7,709 shares held in the David C. Merritt IRA and 684 shares of restricted stock that are not yet vested but eligible to be voted.
(11)	Includes 10,144 shares held jointly with his spouse and 1,049 shares of restricted stock that are not yet vested but eligible to be voted.
(12)	Includes 1,049 shares of restricted stock that are not yet vested but eligible to be voted.
(13)	Includes 684 shares of restricted stock that are not yet vested but eligible to be voted.
(14)	Includes 684 shares of restricted stock that are not yet vested but eligible to be voted.
(15)	Includes 1,049 shares of restricted stock that are not yet vested but eligible to be voted.
(16)	Includes 684 shares of restricted stock that are not yet vested but eligible to be voted.
(17)	Includes 684 shares of restricted stock that are not yet vested but eligible to be voted.
(18)	Includes 1,506 shares of restricted stock that are not yet vested but eligible to be voted.
(19)
Includes (i) 20,674 shares beneficially held by Mr. Winfrey and owned by Atalaya Management, LLC which is 100% owned by The Christopher Lawrence Winfrey Revocable Trust, a revocable trust pursuant to which Mr. Winfrey is the grantor and beneficiary with the power to revoke the trust (the “Winfrey Revocable Trust”); (ii) 66,573 shares held in the Winfrey Revocable Trust; (iii) 38,385 shares held in the Winfrey Dynasty Trust; (iv) 38,454 shares held in the Yeniley Lorenzo Winfrey Irrevocable Trust; and (v) 50,046 shares held in the GST Non-Exempt Winfrey Dynasty Trust. Also includes (a) 538,138 options that are vested and exercisable, (b) 115,239 options that are vested and exercisable and held in The Christopher L. Winfrey 2023 GRAT I and (c) 21,204 options that are vested and exercisable and held in The Christopher L. Winfrey 2023 GRAT II. The 66,573 shares held by the Winfrey Revocable Trust are pledged as security for a securities-backed loan with a balance of approximately $83,050 as of the date of this proxy statement.

(20)	Includes 140,232 options that are vested and exercisable.
(21)	Includes 36,777 options that are vested and exercisable.
(22)	Includes 45,228 options that are vested and exercisable.
(23)	Includes options and restricted stock units that are exercisable or eligible to become vested within 60 days of June 6, 2025.

FUTURE STOCKHOLDER PROPOSALS
Charter held its 2025 annual meeting of stockholders (the “Charter 2025 annual meeting”) on April 22, 2025. Any stockholder director nominations or proposals for other items of business intended to be presented at Charter’s subsequent annual meeting in 2026 (the “Charter 2026 annual meeting”), must be submitted to Charter as set forth below.
To be included in the proxy statement for the Charter 2026 annual meeting, a stockholder proposal must have been delivered to the Corporate Secretary at Charter’s executive offices no later than November 13, 2025. The federal proxy rules specify what constitutes timely submission and whether a stockholder proposal is eligible to be included in the proxy statement.
If a stockholder desires to bring business before the meeting that is not the subject of a proposal timely and properly submitted for inclusion in the proxy statement or to make a nomination of a person for election to the Charter Board, the stockholder must follow procedures outlined in the Charter bylaws. One of the procedural requirements in the Charter bylaws is timely notice in writing of the business the stockholder proposes to bring before the meeting. To be timely with respect to the Charter 2026 annual meeting, such a notice must be delivered to Charter’s Corporate Secretary at Charter’s executive offices no earlier than the close of business on December 23, 2025 and no later than the close of business on January 22, 2026. However, in the event that Charter elects to hold its next annual meeting more than 30 days before or more than 70 days after the anniversary of the Charter 2025 annual meeting, such stockholder proposals would have to be received by Charter not earlier than 120 days prior to the Charter 2026 annual meeting date and not later than the later of (i) close of business on the 90th day prior to the Charter 2026 annual meeting date or (ii) the tenth day following the day on which public announcement of the date of such meeting is first made by Charter.
Such notice must include the information required by the Charter bylaws, including: (1) for a nomination for director, all information relating to such person that is outlined in the Charter bylaws, including all information required to be disclosed in a proxy for election of directors; (2) as to any other business, a reasonably brief description of the proposed business, the text of the proposal, the reasons therefor, any material interest the stockholder may have in that business, and all other information relating to such proposed business that would be required to be disclosed in a proxy statement or other filing required to be made by the stockholder in connection with the solicitation of proxies in support of such proposal; and (3) certain information regarding the stockholder making the proposal. These requirements are separate from the requirements a stockholder must meet to have a proposal included in Charter’s proxy statement. In addition, stockholders who intend to solicit proxies in support of director nominees other than Charter’s nominees must also comply with the additional requirements of Rule 14a-19(b). The foregoing time limits also apply in determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority.

OTHER MATTERS
As of the date of this proxy statement, the Charter Board does not know of any matters that will be presented for consideration at the Charter special meeting other than as described in this proxy statement. In accordance with the bylaws of Charter and Delaware law, business transacted at the Charter special meeting will be limited to those matters set forth in the accompanying notice of the special meeting. Nonetheless, if any other matter is properly presented at the Charter special meeting, or any adjournments or postponements of the Charter special meeting, and is voted upon, including matters incident to the conduct of the meeting, the enclosed proxy card will confer discretionary authority on the individuals named therein as proxies to vote the shares represented thereby as to any such other matters. It is intended that the persons named in the enclosed proxy card and acting thereunder will vote in accordance with their discretion on any such matter.

HOUSEHOLDING OF PROXY MATERIALS
SEC rules permit Charter and intermediaries, such as brokers, to satisfy the delivery requirements for proxy materials by delivering a single set of proxy materials to an address shared by two or more of Charter stockholders, unless contrary instructions have been received in advance according to certain procedures. In cases of such contrary instructions, each stockholder continues to receive a separate notice of the meeting and proxy card.
Certain brokerage firms may have instituted householding for beneficial owners of Charter common stock held through brokerage firms. If your family has multiple accounts holding Charter common stock, you may have already received a householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of this proxy statement. The broker will arrange for delivery of a separate copy of this proxy statement promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies, by contacting Broadridge Financial Solutions, Inc., either by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717, or by calling (866) 540-7095.

WHERE YOU CAN FIND MORE INFORMATION
Charter files annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. The SEC maintains an Internet website that contains reports, proxy statements and other information regarding issuers, including Charter, who file electronically with the SEC. The address of that site is www.sec.gov. Other than as provided below, the information contained on the SEC’s website is expressly not incorporated by reference into this proxy statement.
The SEC allows Charter to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this proxy statement, except for any information that is superseded by information included directly in this proxy statement or incorporated by reference subsequent to the date of this proxy statement as described below.
This proxy statement incorporates by reference the documents listed below that Charter has previously filed with the SEC; provided, however, that this proxy statement does not incorporate by reference any documents, portions of documents or information deemed to have been furnished and not filed in accordance with SEC rules. The following documents contain important information about the companies, their financial condition and other matters.
•	Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on January 31, 2025;
•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, filed with the SEC on April 25, 2025;
•
Current Reports on Form 8-K filed with the SEC on February 19, 2025, February 27, 2025, April 25, 2025 (Film No. 25874847) and May 19, 2025 (other than the portions of those documents not deemed to be filed pursuant to the rules promulgated under the Exchange Act); and

•	Definitive Proxy Statement on Schedule 14A filed with the SEC on March 13, 2025.
To the extent that any information contained in any report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the SEC, such information or exhibit is specifically not incorporated by reference.
In addition, Charter incorporates by reference any documents it may file under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this proxy statement and prior to the date of the Charter special meeting (excluding any current reports on Form 8-K to the extent disclosure is furnished and not filed). Those documents are considered to be a part of this proxy statement, effective as of the date they are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.
You can obtain any of the other documents listed above from the SEC, through the SEC’s website at the address indicated above, or from Charter by requesting them in writing or by telephone at the following address and telephone number:
By Mail:
Investor Relations
Charter Communications, Inc.
400 Washington Blvd.
Stamford, Connecticut 06902
Attention: Investor Relations
By Telephone: (203) 905-7801

These documents are available from Charter without charge, excluding any exhibits to them unless the exhibit is specifically listed as an exhibit to this proxy statement. You can also find information about Charter at its Internet website at ir.charter.com. Information contained on this website does not constitute part of this proxy statement.
If you are a stockholder of Charter and would like to request documents, please do so at least five business days before the special meeting to receive them before the special meeting. If you request any documents from Charter, Charter will mail them to you by first class mail, or by another equally prompt means, within one business day after Charter receives your request.
THIS PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES, OR THE SOLICITATION OF A PROXY IN ANY JURISDICTION IN WHICH OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT TO VOTE YOUR SHARES OF CHARTER COMMON STOCK AT THE CHARTER SPECIAL MEETING. CHARTER HAS NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED [ ], 2025. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN (OR INCORPORATED BY REFERENCE INTO) THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE OF THIS PROXY STATEMENT OR THE DATE OF SUCH INCORPORATED DOCUMENT (AS APPLICABLE), AND THE MAILING OF THIS PROXY STATEMENT.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF COX COMMUNICATIONS, INC.

COX COMMUNICATIONS, INC.
(A Wholly-Owned Subsidiary of Cox Enterprises, Inc.)
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(in millions)	March 31, 2025	December 31, 2024
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$83	$97
Accounts receivable — net of allowance of $31 and $32, respectively	572	603
Amounts due from Cox Enterprises, Inc.	3,758	4,273
Prepaid expenses and other current assets	333	310
Total current assets	4,746	5,283
Property and equipment — net	12,346	12,216
Goodwill — net	1,260	1,260
Intangible assets — net	17,001	17,009
Other noncurrent assets	438	513
TOTAL ASSETS	$35,791	$36,281
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable	$535	$565
Accrued labor and benefits	361	668
Accrued programming costs	205	203
Accrued expenses and other current liabilities	772	792
Current portion of long-term debt	196	877
Total current liabilities	2,069	3,105
Long-term debt	12,464	12,323
Deferred income taxes	5,456	5,465
Other noncurrent liabilities	855	902
Total liabilities	20,844	21,795
EQUITY:
Common stock, $1.00 par value; 1,000 shares authorized and 100 shares issued and outstanding	—	—
Additional paid-in capital	4,429	4,429
Retained earnings	10,518	10,057
Total equity	14,947	14,486
TOTAL LIABILITIES AND EQUITY	$35,791	$36,281

See notes to Condensed Consolidated Financial Statements.

COX COMMUNICATIONS, INC.
(A Wholly-Owned Subsidiary of Cox Enterprises, Inc.)
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended March 31,
(in millions)	2025	2024
REVENUES	$3,183	$3,307
OPERATING EXPENSES:
Operating costs and expenses(a)	1,922	2,046
Depreciation and amortization	544	545
Other — net	(15)	(4)
Total operating expenses	2,451	2,587
OPERATING INCOME	732	720
NON-OPERATING EXPENSES:
Interest expense — net	(108)	(100)
Investments (expense) income — net	(41)	1
Miscellaneous income — net	7	13
Total non-operating expenses	(142)	(86)
INCOME BEFORE INCOME TAXES	590	634
INCOME TAX EXPENSE	(129)	(139)
NET INCOME	$461	$495

(a)	See Note 7 — Transactions with Affiliated Companies and Related Parties for impacts associated with related parties.
See notes to Condensed Consolidated Financial Statements.

COX COMMUNICATIONS, INC.
(A Wholly-Owned Subsidiary of Cox Enterprises, Inc.)
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended March 31,
(in millions)	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$461	$495
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	544	545
Investments expense (income) — net	41	(1)
Provision for doubtful accounts	18	22
Restructuring	(144)	—
Changes in certain assets and liabilities:
Decrease in accounts receivable	14	1
Increase in prepaid expenses and other assets	(20)	(5)
Decrease in accounts payable	(30)	(52)
Decrease in accrued expenses and other liabilities	(185)	(202)
Other — net	(21)	(6)
Net cash provided by operating activities	678	797
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(501)	(555)
Decrease (increase) in amounts due from Cox Enterprises, Inc.	515	(1,732)
Other — net	3	10
Net cash provided by (used in) investing activities	17	(2,277)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of debt	—	1,501
Repayment of debt	(706)	(8)
Other — net	(3)	(8)
Net cash (used in) provided by financing activities	(709)	1,485
NET CHANGE IN CASH AND CASH EQUIVALENTS	(14)	5
CASH AND CASH EQUIVALENTS — Beginning of period	97	120
CASH AND CASH EQUIVALENTS — End of period	$83	$125

See notes to Condensed Consolidated Financial Statements.

COX COMMUNICATIONS, INC.
(A Wholly-Owned Subsidiary of Cox Enterprises, Inc.)
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
(Unaudited)

(in millions)	Common Stock	Additional Paid-In Capital	Retained Earnings	Total
BALANCE — January 1, 2025	$—	$4,429	$10,057	$14,486
Net income	—	—	461	461
BALANCE — March 31, 2025	$—	$4,429	$10,518	$14,947

(in millions)	Common Stock	Additional Paid-In Capital	Retained Earnings	Total
BALANCE — January 1, 2024	$—	$4,429	$9,332	$13,761
Net income	—	—	495	495
BALANCE — March 31, 2024	$—	$4,429	$9,827	$14,256

See notes to Condensed Consolidated Financial Statements.

COX COMMUNICATIONS, INC.
(A Wholly-Owned Subsidiary of Cox Enterprises, Inc.)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
1.	DESCRIPTION OF BUSINESS, BASIS OF PRESENTATION AND OTHER ITEMS
Cox Communications, Inc. (together with its consolidated subsidiaries, “Cox” or “the Company”), a wholly-owned subsidiary of Cox Enterprises, Inc. (“CEI”), is committed to creating meaningful moments of human connection through technology. As the largest private broadband company in the United States, Cox operates fiber-powered networks in more than 30 states, providing connections and advanced managed IT and cloud services for homes and businesses. Cox Mobile, Cox’s mobile phone service, is available across markets nationwide. The commercial division of Cox, Cox Business, provides a broad commercial solutions portfolio, including advanced managed IT and cloud services and fiber-based network solutions that support connected environments, unique hospitality experiences and diverse applications.
Basis of Presentation
The accompanying unaudited interim Condensed Consolidated Financial Statements of Cox have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) for interim financial information. Accordingly, they do not include all of the information and footnote disclosures required by GAAP for complete consolidated financial statements. In the opinion of management, the unaudited interim Condensed Consolidated Financial Statements include all adjustments, of a normal recurring nature, necessary for a fair presentation of the condensed consolidated results of operations, financial position and cash flows for the interim periods presented. All intercompany transactions and account balances have been eliminated in consolidation. Cox has included the results of operations of acquired companies from the date of acquisition. These unaudited interim Condensed Consolidated Financial Statements should be read in conjunction with the audited Consolidated Financial Statements and notes therein as of and for the year ended December 31, 2024. Results of operations for interim periods are not necessarily indicative of results that might be expected for future interim periods or for the full year ending December 31, 2025.
Use of Estimates
The preparation of condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the Condensed Consolidated Financial Statements and the reported amounts of revenues and expenses during the reporting periods. Estimates are evaluated based on available information and experience, as well as other assumptions Cox believes reasonable under the circumstances. Actual results could differ from those estimates.
Reclassifications
Certain reclassifications have been made to prior year amounts to conform to the current year presentation.
Revenue Recognition
Cox's revenues by service line are as follows:

	Three Months Ended March 31,
(in millions)	2025	2024
Residential
Data	$1,478	$1,527
Video	620	663
Telephony	53	64
Other(a)	138	140
Total residential	2,289	2,394
Commercial	843	851
Advertising	51	62
Total revenues	$3,183	$3,307

(a)	Other residential revenues includes franchise, regulatory, and customer late fees, service protection fees, Cox Mobile and other miscellaneous revenues.

Operating Costs and Expenses

	Three Months Ended March 31,
(in millions)	2025	2024
Programming costs	$503	$547
Other costs of revenue	284	279
Field and technology operations	256	230
Customer operations	52	41
Sales and marketing	267	313
General and administrative	560	636
Total operating costs and expenses	$1,922	$2,046

Subsequent Events
Cox has evaluated events that occurred subsequent to March 31, 2025 for potential recognition and disclosure. Any applicable subsequent events have been evaluated through May 2, 2025, the date of issuance of the unaudited Condensed Consolidated Financial Statements.
2.	SUPPLEMENTAL CASH FLOW INFORMATION

	Three Months Ended March 31,
(in millions)	2025	2024
Significant noncash transactions:
Property and equipment acquired under finance leases and other financing arrangements	$140	$2
Supplemental cash flow information:
Cash paid for interest — net	$178	$144
Cash paid for income taxes	138	139

3.	RESTRUCTURING
In 2024, Cox announced a new organizational structure, which allocates needed resources to growth areas of the business. As a result, certain restructuring initiatives were implemented, which include severance costs. Restructuring related charges are recorded to other — net on the Condensed Consolidated Statement of Operations.
The following represents the changes in the balances of the restructuring-related liabilities, which are reflected within accrued compensation and benefits in the Condensed Consolidated Balance Sheets as of March 31, 2025 and December 31, 2024.

(in millions)	March 31, 2025	December 31, 2024
Balance at beginning of period	$180	$—
Expense	—	180
Payments	(144)	—
Balance at end of period	$36	$180

4.	DEBT

		March 31, 2025		December 31, 2024
(in millions)	Annual Interest Rate	Carrying Value	Fair Value	Carrying Value	Fair Value
Notes and debentures with maturities(a):
Five years or less	3.35% to 7.63%	$4,039	$3,914	$3,989	$3,959
Between five and 10 years	1.80% to 5.70%	3,000	2,824	3,100	2,819
Greater than 10 years	2.95% to 8.38%	4,960	4,140	5,610	4,717
Total notes and debentures		11,999	$10,878	12,699	$11,495

		March 31, 2025		December 31, 2024
(in millions)	Annual Interest Rate	Carrying Value	Fair Value	Carrying Value	Fair Value
Finance lease obligations(b)(c)	1.33% to 8.24%	742		584
Less unamortized discounts, premiums and issuance costs		(81)		(83)
Total debt		12,660		13,200
Less current maturities(b)		196		877
Total long-term debt		$12,464		$12,323

(a)	Require semi-annual cash interest payments based on their issuance dates.
(b)	Current portion of finance lease obligations totaled $46 million and $27 million as of March 31, 2025 and December 31, 2024, respectively.
(c)	Cox leases certain office facilities, cable transmission and distribution facilities, customer premise equipment and automobiles under finance leases
Guarantee Agreements
Cox is a party to an amended and restated credit agreement among Cox and CEI, as borrowers, and JP Morgan Chase Bank, N.A., as administrative agent, and certain other lenders and agents (the “Credit Facility”). CEI designated Cox as a restricted subsidiary under the Credit Facility. At the same time, Cox provided an unconditional guarantee of CEI’s obligations under the Credit Facility and CEI also provided an unconditional guarantee of Cox's obligations under the Credit Facility, which will be automatically released upon the release of Cox's guarantee of CEI's obligations under the Credit Facility. Cox will also guarantee CEI’s obligations under CEI’s commercial paper program. As of March 31, 2025 and December 31, 2024, CEI had no outstanding obligations under the Credit Facility and had no outstanding commercial paper subject to Cox’s guarantee.
In addition, Cox and CEI provide unconditional cross-guarantees of the other’s obligations under each company’s respective outstanding notes (except for Cox's 6.53% debentures due 2028, of which no material amounts are outstanding). CEI and Cox may release their obligations under the cross-guarantee simultaneously with the other party’s release or in other customary circumstances. As of March 31, 2025 and December 31, 2024, CEI had $175 million of outstanding notes subject to Cox's guarantee.
Debt Repayments
In February 2025, Cox repaid $700 million of 3.85% notes upon their maturity date.
5.	COMMITMENTS AND CONTINGENCIES
At the time of divesting an ownership interest in an entity, Cox sometimes agrees to indemnify the buyer for certain liability risks. Cox believes that any liability to the Company that may arise as a result of such indemnification agreements will not have a material adverse effect on the company taken as a whole.
Legal Proceedings
Sony Music et al. — In July 2018, Sony Music Entertainment Inc., Warner Bros. Records Inc., Universal Music Corp. and several other music publishers and recording companies filed a copyright infringement lawsuit against Cox. The plaintiffs allege that Cox’s practices of handling Digital Millennium Copyright Act notices resulted in willful copyright infringement with respect to thousands of songs. Plaintiffs are seeking monetary damages.
In December 2019, a jury returned a verdict of $1.0 billion against Cox, and a finding of contributory infringement, vicarious infringement and willfulness. Following various post-trial motions, Cox appealed to the United States Court of Appeals for the Fourth Circuit. In addition to the merits appeal, Cox filed two Rule 60 motions in the trial court seeking relief from the verdict; those Rule 60 motions were heard and denied by the trial court in March 2022. Cox appealed the Rule 60 rulings to the Fourth Circuit, which held the Rule 60 appeal in abeyance until after the merits appeal. In February 2024, the Fourth Circuit affirmed the jury's finding of willful contributory infringement but reversed the jury's finding of vicarious liability and vacated the $1.0 billion judgment against Cox. Both parties' petitions for a rehearing en banc were denied by the Fourth Circuit. Cox also filed motions in the Fourth Circuit seeking partial appellate costs and an update regarding the Rule 60 appeal. Briefing concluded in the Rule 60 appeal in September 2024. Cox filed an unopposed motion to release the appeal bond, which was granted in May 2024. Cox’s motion for costs on the judgement bond was denied in August 2024. The trial proceeding has been stayed by the Fourth Circuit until the resolution of the Rule 60 appeal. The Fourth Circuit has not yet requested or scheduled oral argument on the Rule 60 appeal. In November 2024, in response to writs of certiorari filed by both parties, the United States Supreme Court called for the view of the United States Solicitor General. The outcome of this matter cannot be predicted at this time.
TQ Delta — In July 2015, TQ Delta filed an action against Cox alleging patent infringement of eight patents related to the Multimedia over Coax Alliance standard, parts of which are alleged to be implemented in Whole Home DVR. The plaintiff voluntarily dropped two patents in response to the court’s requirement that the number of claims be reduced. Inter Partes Reviews (“IPRs”) were filed against the remaining six patents. The Patent Trial and Appeal Board invalidated four of the patents during the IPR proceeding, but two patents survived on appeal to the United States Court of Appeal for the Federal Circuit. The parties have engaged in expert discovery and are awaiting rulings on claim construction and summary judgment. The outcome of this matter cannot be predicted at this time.
Other Patent Matters — Cox is a defendant or co-defendant in several lawsuits involving alleged infringement of various patents relating to various aspects of its businesses. In the event that a court ultimately determines that Cox infringes on any intellectual property rights, Cox may be subject to substantial damages and/or an injunction that could require Cox or its vendors to modify certain products and services Cox offers to its subscribers, as well as negotiate royalty or license agreements with respect to the patents at issue. While Cox intends to vigorously defend the actions, no assurance can be given that any adverse outcome would not be material to Cox's Condensed Consolidated Financial Statements. Cox cannot predict the outcome of any of these matters nor can it reasonably estimate a range of possible loss at this time.
Other Legal Proceedings — Cox and its subsidiaries are parties to various other legal proceedings that are ordinary and incidental to their businesses.
6.	FAIR VALUE MEASUREMENTS
Cox measures certain financial assets and liabilities at fair value on a recurring basis and also measures certain nonfinancial assets at fair value on a nonrecurring basis. Fair value is defined as an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. Fair value is a market-based measurement that is determined based on assumptions that market participants would use in pricing an asset or liability as defined in the below fair value hierarchy:
Level 1 —	Observable inputs such as quoted prices in active markets;
Level 2 —	Inputs, other than quoted prices in active markets, that are observable either directly or indirectly; and
Level 3 —	Unobservable inputs in which there is little or no market data, which require an entity to develop its own assumptions.
Recurring Fair Value Measurements
Cash Equivalents — Cox's cash equivalents are measured at fair value on a recurring basis and generally consist of money market funds, time deposits and commercial paper. The fair values of Cox's cash equivalents fall within Level 1 of the fair value hierarchy and are based on a market approach using quoted prices and other relevant information generated by market transactions involving identical or comparable assets.
Debt — Cox's notes and debentures as of March 31, 2025 and December 31, 2024 is based on inputs other than quoted prices in active markets, that are observable either directly or indirectly and is classified within Level 2.
Other Financial Instruments — The carrying amounts of the Cox’s accounts receivable, accounts payable and other current assets and liabilities approximate fair value due to their short-term maturities and/or nature of these instruments.
Non-Recurring Fair Value Measurements
Cox's nonfinancial assets (such as property and equipment, goodwill and intangible assets), equity method investments and nonmarketable equity securities are not measured at fair value on a recurring basis; however, they are subject to fair value adjustments in certain circumstances, such as when there is evidence that an impairment may exist. Inputs used in these fair value measurements are often unobservable and may require judgment, which could affect the ascribed fair

During the three months ended March 31, 2025, Cox estimated the fair value of a debt security as a result of impairment indicators and recorded a $43 million impairment to investments (expense) income. The fair value of the debt security falls within Level 3 of the fair value hierarchy.
7.	TRANSACTIONS WITH AFFILIATED COMPANIES
For all periods presented in the Condensed Consolidated Financial Statements, related party transactions and activities between Cox, CEI and other CEI subsidiaries may not have been consummated on terms equivalent to those that would prevail in an arm’s-length transaction where conditions of competitive, free-market dealing may exist.
Allocated Expenses from CEI
Allocated expenses as shown in the table below are directly calculated or based on CEI's estimate of services provided to Cox in relation to those provided to other CEI subsidiaries. Cox believes that these allocations were made on a reasonable basis. However, the allocations are not necessarily indicative of the level of expenses that might have been incurred had Cox contracted directly with third parties.

	Three Months Ended March 31,
(in millions)	2025	2024
Employee Benefit Plans
Healthcare and other employee benefits	$64	$67
Qualified and nonqualified pension(a)	18	25
401(k) Plan	19	25
Postemployment and postretirement benefits(a)	5	6
Long-term incentive compensation	34	39
Other Allocated Expenses(b)
Management services	69	70
Occupancy-related services	7	7

(a)
The service cost component related to Cox’s qualified and nonqualified pension plans and postretirement benefits is recorded to operating costs and expenses on the Condensed Consolidated Statements of Operations. The non-service cost component, which includes interest cost, expected return on plan assets, prior service cost amortization and actuarial loss amortization, is recorded to miscellaneous income — net on the Condensed Consolidated Statements of Operations.

(b)
Cox receives certain management (e.g., legal, corporate secretarial, tax, cash management, treasury, internal audit, risk management, employee benefit administration and other support services) and occupancy-related (e.g., repairs and maintenance, utilities, insurance and property taxes) services from CEI.

Amounts due from CEI
Cox receives day-to-day cash management services from CEI, with settlements of outstanding balances between Cox and CEI occurring periodically. The amounts due from CEI are due on demand and represent the net balance of the intercompany transactions. Amounts due from CEI totaled $3.8 billion and $4.3 billion as of March 31, 2025 and December 31, 2024, respectively. The interest rate is based on CEI's internal borrowing rate, generally determined from CEI's rates under the Credit Facility, which ranged from 4.41% to 4.43% during the three months ended March 31, 2025, and 5.42% to 5.45% during the three months ended March 31, 2024. The associated interest income was $45 million and $40 million for the three months ended March 31, 2025 and 2024, respectively.
Other Related Party Transactions
There are various other related party activities between Cox and related parties that individually and in the aggregate, are not material to Cox's Condensed Consolidated Financial Statements.
In April 2025, CCI contributed $75 million to the James M. Cox Foundation for the benefit of biodiversity initiatives aimed at protecting critical species and their habitats.
******

INDEPENDENT AUDITOR'S REPORT
To the Board of Directors and Shareholders of Cox Communications, Inc.:
Opinion
We have audited the consolidated financial statements of Cox Communications, Inc, and subsidiaries (the “Company”) (a wholly owned subsidiary of Cox Enterprises, Inc.), which comprise the consolidated balance sheets as of December 31, 2024 and 2023, and the related consolidated statements of operations, changes in equity, and cash flows for the three years then ended December 31, 2024, and the related notes to the consolidated financial statements (collectively referred to as the “financial statements”).
In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.
Basis for Opinion
We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Emphasis of Matter
In our report dated February 28, 2025, we expressed an opinion that the 2024 financial statements presented fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America. As described in Note 1 – Description of Business, the Company entered into a definitive agreement in May 2025 to combine the Company and Charter Communications, Inc. (“Charter”), a public company and Securities and Exchange Commission (“SEC”) registrant. As a result, the Company is required to present its financial statements as a Public Business Entity for inclusion in Charter's filings with the SEC. The Company is no longer eligible to apply certain accounting alternatives previously elected under guidance approved by the Private Company Council and issued by the Financial Accounting Standards Board. Accordingly, the Company has retrospectively adjusted its financial statements and related notes as described in Note 1. Our opinion is not modified with respect to this matter.
Responsibilities of Management for the Financial Statements
Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.
In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the financial statements are issued.
Auditor’s Responsibilities for the Audit of the Financial Statements
Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:
•	Exercise professional judgment and maintain professional skepticism throughout the audit.
•
Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•
Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•
Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•
Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.
/s/ Deloitte & Touche LLP

Atlanta, Georgia
February 28, 2025 (June 18, 2025 as to the effects of the adjustments described in Note 1)

COX COMMUNICATIONS, INC.
(A Wholly-Owned Subsidiary of Cox Enterprises, Inc.)
CONSOLIDATED BALANCE SHEETS

	December 31
(in millions)	2024	2023
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$97	$120
Accounts receivable — net of allowance of $32 and $33 in 2024 and 2023, respectively	603	570
Amounts due from Cox Enterprises, Inc.	4,273	1,335
Prepaid expenses and other current assets	310	272
Total current assets	5,283	2,297
Property and equipment — net	12,216	11,844
Goodwill — net	1,260	1,258
Intangible assets — net	17,009	17,042
Investments — net	86	128
Operating lease right-of-use assets	199	216
Other noncurrent assets	228	255
TOTAL ASSETS	$36,281	$33,040
LIABILITIES AND EQUITY
CURRENT LIABILITIES
Accounts payable	$565	$632
Accrued labor and benefits	668	529
Accrued programming costs	203	222
Accrued expenses and other current liabilities	730	719
Current portion of operating lease liabilities	62	59
Current portion of long-term debt	877	569
Total current liabilities	3,105	2,730
Long-term debt	12,323	10,193
Long-term operating lease liabilities	137	148
Deferred income taxes	5,465	5,470
Other noncurrent liabilities	765	738
Total liabilities	21,795	19,279
EQUITY
Common stock, $1.00 par value; 1,000 shares authorized and 100 shares issued and outstanding	—	—
Additional paid-in capital	4,429	4,429
Retained earnings	10,057	9,332
Total equity	14,486	13,761
TOTAL LIABILITIES AND EQUITY	$36,281	$33,040

See notes to Consolidated Financial Statements.

COX COMMUNICATIONS, INC.
(A Wholly-Owned Subsidiary of Cox Enterprises, Inc.)
CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
(in millions)	2024	2023	2022
REVENUES	$13,073	$13,326	$13,542
OPERATING EXPENSES:
Operating costs and expenses(a)	8,134	8,261	8,321
Depreciation and amortization	2,183	2,099	2,022
Impairment of goodwill	—	—	836
Other — net	206	(32)	66
Total operating expenses	10,523	10,328	11,245
OPERATING INCOME	2,550	2,998	2,297
NON-OPERATING EXPENSES:
Interest expense — net	(373)	(361)	(390)
Investment (expense) income — net	(47)	(151)	5
Gain on derivative instruments	—	—	237
Miscellaneous income (expense) — net	45	43	(40)
Total non-operating expenses	(375)	(469)	(188)
INCOME BEFORE INCOME TAXES	2,175	2,529	2,109
INCOME TAX EXPENSE	(450)	(626)	(554)
NET INCOME	1,725	1,903	1,555
Less: Net loss attributable to noncontrolling interests	—	18	8
NET INCOME ATTRIBUTABLE TO COX COMMUNICATIONS, INC.	$1,725	$1,921	$1,563

(a)	See Note 14 — Transactions with Affiliated Companies and Related Parties for impacts associated with related parties.
See notes to Consolidated Financial Statements.

COX COMMUNICATIONS, INC.
(A Wholly-Owned Subsidiary of Cox Enterprises, Inc.)
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
(in millions)	2024	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,725	$1,903	$1,555
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,183	2,099	2,022
Deferred income taxes	(4)	150	(37)
Investment expense (income) — net	47	151	(5)
Gain on derivative instruments	—	—	(237)
Impairment of goodwill	—	—	836
Provision for doubtful accounts	95	93	78
Restructuring	180	—	—
Changes in certain assets and liabilities:
Increase in accounts receivable	(128)	(84)	(107)
Increase in prepaid expenses and other assets	(10)	(66)	(20)
Decrease in accounts payable	(66)	—	(108)
Increase in accrued expenses and other liabilities	(6)	8	71
Other — net	(26)	7	30
Net cash provided by operating activities	3,990	4,261	4,078
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(2,497)	(2,867)	(2,693)
Increase in amounts due from Cox Enterprises, Inc.	(2,938)	(387)	(639)
Acquisition — net of cash acquired	—	(239)	—
Proceeds from settlement of derivative instruments — net	—	—	349
Other — net	45	32	(28)
Net cash used in investing activities	(5,390)	(3,461)	(3,011)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of debt	2,998	1,000	—
Repayment of debt	(576)	(490)	(21)
Purchases of subsidiary shares from noncontrolling interests	—	(516)	—
Dividends paid	(1,000)	(750)	(1,000)
Other — net	(45)	(27)	(23)
Net cash provided by (used in) financing activities	1,377	(783)	(1,044)
NET CHANGE IN CASH AND CASH EQUIVALENTS	(23)	17	23
CASH AND CASH EQUIVALENTS — Beginning of period	120	103	80
CASH AND CASH EQUIVALENTS — End of period	$97	$120	$103

See notes to Consolidated Financial Statements.

COX COMMUNICATIONS, INC.
(A Wholly-Owned Subsidiary of Cox Enterprises, Inc.)
CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

(in millions)	Common Stock	Additional Paid-In Capital	Retained Earnings	Noncontrolling Interests	Total
BALANCE — January 1, 2022	$—	$4,814	$7,598	$60	$12,472
Net income (loss)	—	—	1,563	(8)	1,555
Dividends	—	—	(1,000)	—	(1,000)
BALANCE — December 31, 2022	—	4,814	8,161	52	13,027
Net income (loss)	—	—	1,921	(18)	1,903
Dividends	—	—	(750)	—	(750)
Purchase of subsidiary shares from noncontrolling interest	—	(385)	—	(34)	(419)
BALANCE — December 31, 2023	—	4,429	9,332	—	13,761
Net income	—	—	1,725	—	1,725
Dividends	—	—	(1,000)	—	(1,000)
BALANCE — December 31, 2024	$—	$4,429	$10,057	$—	$14,486

See notes to Consolidated Financial Statements.

COX COMMUNICATIONS, INC.
(A Wholly-Owned Subsidiary of Cox Enterprises, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1.	DESCRIPTION OF BUSINESS
Cox Communications, Inc. (together with its consolidated subsidiaries, “Cox” or “the Company”), a wholly-owned subsidiary of Cox Enterprises, Inc. (“CEI”), is committed to creating meaningful moments of human connection through technology. As the largest private broadband company in the United States, Cox operates fiber-powered networks in more than 30 states, providing connections and advanced managed IT and cloud services for homes and businesses. In 2023, Cox Mobile, Cox's mobile phone service, completed its launch across all markets nationwide. The commercial division of Cox, Cox Business, provides a broad commercial solutions portfolio, including advanced managed IT and cloud services and fiber-based network solutions that support connected environments, unique hospitality experiences and diverse applications.
In May 2025, Cox entered into a definitive agreement to combine Cox and Charter Communications, Inc. (“Charter”), a public company and Securities and Exchange Commission (“SEC”) registrant. As a result, Cox is required to present its financial statements as a Public Business Entity for inclusion in Charter's filings with the SEC. Cox is no longer eligible to apply certain accounting alternatives previously elected under guidance approved by the Private Company Council and issued by the Financial Accounting Standards Board. Accordingly, Cox has retrospectively adjusted its financial statements and related notes as follows:
•
Reclassified the accruals for programming costs and third-party labor costs from accrued expenses and other current liabilities to accrued programming costs and the renamed accrued labor and benefits, respectively, on the Consolidated Balance Sheets.

•	Presented detail of equity accounts on the Consolidated Balance Sheets.
•	Provided additional context as to related party expenses by reference to Note 14 — Transactions with Affiliated Companies and Related Parties on the Consolidated Statements of Operations.
•	Inserted tables for disaggregation of revenue and operating costs and expenses. See Note 2 — Summary of Significant Accounting Policies.
•
Reversed accumulated amortization of goodwill, recognized impairment of goodwill after testing at newly determined reporting units and recorded related deferred tax impacts. See Note 2 — Summary of Significant Accounting Policies, Note 3 — Acquisitions, Note 5 — Goodwill and Intangibles, Note 10 — Income Taxes and Note 13 — Fair Value Measurements.

•
Recognized customer relationship intangible assets within intangible assets — net (previously subsumed into goodwill — net) and recorded amortization expense and related deferred tax impacts. See Note 3 — Acquisitions, Note 5 — Goodwill and Intangibles and Note 10 — Income Taxes.

•	Disclosed fair values of notes and debentures. See Note 9 — Debt and Note 13 — Fair Value Measurements.
•	Added table showing reconciliation of unrecognized tax benefits. See Note 10 — Income Taxes.
2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying Consolidated Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and include the accounts of Cox and all wholly-owned, majority-owned or controlled subsidiaries. All intercompany transactions and balances have been eliminated in consolidation. Cox has included the results of operations of acquired companies from the date of acquisition.
Use of Estimates
The preparation of Consolidated Financial Statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of certain assets and liabilities and disclosure of contingent assets and liabilities at the date of the Consolidated Financial Statements and the reported amounts of revenues and expenses during the reporting periods. Significant estimates include: (i) the useful lives and recoverability of amortizing and depreciating long-lived assets; (ii) the fair value of indefinite-lived intangible assets; (iii) the fair value of assets acquired and liabilities assumed in business combinations; (iv) capitalization rates for network construction and capital activity percentages for subscriber installation costs: (v) the determination of long-term incentive compensation expense; (vi) the determination of pension, postemployment and postretirement expense; and (vii) the accounting for income taxes. Cox evaluates its estimates and assumptions on an ongoing basis. Estimates are evaluated based on available information and historical experience, as well as other assumptions Cox believes reasonable under the circumstances. Actual results could differ from those estimates.
Business Combination
Assets acquired and liabilities assumed as part of a business combination are recorded at their fair value at the date of acquisition. The excess of purchase price over the fair value of assets acquired and liabilities assumed is recorded as goodwill. Determining fair value of identifiable assets, particularly intangible assets and liabilities acquired requires management to make estimates, which are based on all available information and in some cases, assumptions, with respect to the timing and amount of future revenues and expenses associated with an asset or liability.
Reclassifications
Certain reclassifications have been made to prior year amounts to conform to the current year presentation.
Cash and Cash Equivalents
Cash and cash equivalents include all highly liquid assets with maturities of three months or less at time of purchase. Cox receives day-to-day management services from CEI, with settlements of outstanding balances between Cox and CEI occurring periodically at market interest rates. These services include the sweep of Cox's deposited receipts into the CEI cash management system, as well as the coverage of Cox’s checks presented for payment, inclusive of payments for acquisitions, payroll and certain other operating and capital expenditures.
Accounts Receivable and Allowance for Credit Losses
Accounts receivable are recorded at net realizable value. Beginning in 2023, Cox measures its credit losses using a current expected credit loss model. The measurement of expected credit losses is based on relevant information about past events, including historical experience, current conditions and reasonable and supportable forecasts that affect the collectability of the reported amount. The allowance for credit losses represents Cox's best estimate of probable future losses in the accounts receivable balance, primarily based on known troubled accounts, historical experience and other currently available evidence. Accounts receivable are written off against the allowance when Cox believes that the receivable will not be recovered.
Activity in the allowance for credit losses was as follows:

	Year Ended December 31,
(in millions)	2024	2023	2022
Balance — beginning of year	$(33)	$(28)	$(22)
Charged to bad debt expense	(95)	(93)	(78)
Write-offs — net of recoveries	96	88	72
Balance — end of year	$(32)	$(33)	$(28)

Property and Equipment
Property and equipment, including internally developed software, are stated at cost, less accumulated depreciation. Depreciation is computed using the straight-line method over the assets' estimated useful lives. Depreciation commences on the date the assets are placed in service. Cox periodically evaluates the estimated useful lives of its property and equipment to determine whether events or circumstances warrant revised estimates. Changes in estimated useful lives are included prospectively in the period in which the changes occur. Expenditures for maintenance and repairs of property and equipment are expensed as incurred.

The carrying amounts of property and equipment and related estimated useful lives are as follows:

		December 31,
(in millions, except for useful lives)	Estimated Useful Lives	2024	2023
Transmission and distribution facilities	3 - 20 years	$19,836	$18,798
Computer hardware and software	3 - 5 years	5,209	5,143
Customer premise equipment	3 - 7 years	2,702	2,622
Finance lease assets	Various	1,028	1,140
Buildings and building improvements, including leasehold improvements	10 - 39 years(a)	1,245	1,201
Construction-in-progress	N/A	930	1,158
Other property and equipment	2 - 10 years	731	732
Land and land improvements	10 years	114	113
Property and equipment — at cost		$31,795	$30,907
Less accumulated depreciation		(19,579)	(19,063)
Property and equipment — net(b)		$12,216	$11,844

(a)	Leasehold improvements are depreciated over the lesser of the asset's estimated useful life or lease term.
(b)	Includes ROU assets under finance leases totaling $376 million and $383 million as of December 31, 2024 and 2023, respectively.
Depreciation expense, inclusive of finance lease amortization, totaled $2.1 billion, $2.1 billion and $2.0 billion for the years ended December 31, 2024, 2023 and 2022, respectively.
Cox capitalizes costs associated with the construction of and improvements to its cable transmission and distribution facilities, costs associated with acquiring and deploying new Cox-owned customer premise equipment and costs associated with installation of its services in accordance with accounting guidance related to cable television companies. Capitalized costs include all direct labor and materials, as well as certain indirect costs, which include employee salaries and benefits, third-party labor costs, warehousing costs and transportation costs. For network construction, Cox uses standard capitalization rates for direct labor and indirect costs. The capitalization rates are reviewed at least annually and any changes to the estimates, which may be significant, are included prospectively in the period in which the evaluations are completed. For subscriber installation costs, Cox uses estimated capital activity percentages related to building or rebuilding cable drop assets or deploying new Cox-owned customer premise equipment and applies the percentages to actual direct and indirect costs incurred in the period. Costs associated with subsequent installations of additional services are capitalized to the extent that they are directly attributable to building or rebuilding of cable drop assets or deploying new Cox-owned customer premise equipment. Costs associated with subsequent disconnection and reconnection services to existing customers are charged to cost of services as incurred.
Capitalization of internally developed software costs occurs during the application development stage. Costs incurred during the preliminary project and post implementation stages, including maintenance and training costs, are expensed as incurred. Cox also capitalizes certain costs associated with the purchase of software licenses. Expenditures for maintenance and repairs of property and equipment are expensed as incurred.
At the time of retirements, sales or other dispositions of property and equipment, the original cost and related accumulated depreciation are removed from the respective accounts and the gains and losses are presented in the Consolidated Statements of Operations as other — net.
Goodwill
Valuation of Goodwill — Cox tests goodwill for impairment at the reporting unit level. Cox is required to perform a goodwill impairment test annually and between annual tests when an event or circumstance indicates that the fair value of a reporting unit may be less than its carrying amount. Goodwill is tested for impairment as of December 31 each year. Cox has determined it has four reporting units: Residential, Commercial Core, Fiber and Media. Cox has the option to first assess qualitative factors to determine whether it is more-likely-than-not that the carrying value of a reporting unit exceeds its fair value. Cox evaluates the impact of various factors to the expected cash flows attributable to the reporting unit, as well as other valuation assumptions that may impact fair value, including macroeconomic and industry conditions and the overall financial performance of the reporting unit. If the reporting unit passes the qualitative assessment, no further testing is required. If a qualitative assessment indicates that goodwill is more-likely-than-not impaired, Cox must perform a quantitative test to compare the fair value of the reporting unit to its carrying value, including goodwill. The goodwill impairment amount, if any, represents the excess of the reporting unit's carrying amount over its fair value, limited to the total amount of goodwill allocated to the reporting unit.
Intangible Assets
Finite-Lived Intangible Assets — Cox's intangible assets subject to amortization are comprised primarily of franchise renewal and contribution costs, customer relationships, trade names and other contractual rights. Finite-lived intangible assets are amortized on a straight-line basis over the term of the related agreements or estimated useful lives. Cox periodically evaluates the estimated useful lives of its finite-lived intangible assets to determine whether events or circumstances warrant revised estimates. Any changes in estimated useful lives are included prospectively in the period in which the changes occur.
Indefinite-Lived Intangible Assets — Indefinite-lived intangible assets (primarily cable franchise value, trade names and CBRS spectrum licenses) are not amortized but instead are tested for impairment as described below. Additionally, indefinite-lived intangible assets are reassessed each reporting period to determine whether events or circumstances continue to support indefinite useful life classification.
Cox constructs and operates its cable systems under nonexclusive cable franchise rights that are granted by state or local governmental authorities. Cox obtained these franchise rights primarily through acquisitions of cable systems accounted for as business combinations.
State or local governmental authorities generally issue cable television franchises for a fixed period, typically 10 to 15 years and those franchises are subject to renewal pursuant to federal procedural and substantive requirements that create a significant expectation of franchise renewals. Cox has determined that its cable franchise value has an indefinite useful life primarily because (i) there are no legal, regulatory, contractual, competitive, economic or other factors limiting the period over which the cable franchise rights will continue to contribute to Cox's cash flows, (ii) Cox has never had a cable franchise right revoked and has never been denied a franchise renewal, (iii) Cox's renewal applications are granted by franchising authorities on their own merit and not as part of a comparative process with competing applications and (iv) under the Cable Communications Policy Act of 1984, franchising authorities may not unreasonably withhold renewals of cable system franchises. Cox will continue to reevaluate the expected life of its cable franchise rights each reporting period to determine whether events and circumstances continue to support an indefinite useful life.
The Cox trade name intangible asset, which represents the value associated with the Cox business name, is deemed to have an indefinite useful life, as the asset is expected to contribute to Cox's cash flows for the foreseeable future.
The CBRS spectrum licenses are deemed to have an indefinite useful life because there are no legal, regulatory, contractual, competitive, economic or other factors, which limit the period over which these rights will contribute to Cox's cash flows.
Valuation of Indefinite-Lived Intangible Assets — Cox tests its indefinite-lived intangible assets for impairment annually as of December 31 and between annual tests if events or changes in circumstances indicate that the asset might be impaired. For its annual impairment test of indefinite-lived intangible assets, Cox performs either a quantitative or qualitative assessment. In qualitatively assessing whether it is more-likely-than-not that an indefinite-lived intangible asset is impaired, Cox assesses relevant events and circumstances that could affect the significant inputs used to determine the fair value of the asset, including industry and market considerations, financial performance and legal and regulatory factors. However, if the indefinite-lived intangible asset does not pass the qualitative assessment, then Cox will perform a quantitative impairment test. When performing a quantitative assessment, if an asset's carrying value exceeds its estimated fair value, an impairment charge is measured and recorded in an amount equal to the excess.
Assumptions about the economy, future cash flows, growth rates, discount rates and other inputs used in developing fair value estimates are subjective. Cox considers the assumptions it uses in fair value estimates to be reasonable. Cox maximizes the use of relevant observable inputs and minimizes the use of unobservable inputs. Cox's use of unobservable inputs reflects the assumptions that market participants would use and may include Cox's own data adjusted based on reasonably available information. Changes in key estimates in future quantitative assessments, such as projected cash flows, competitive factors, discount rates and value of market transactions, may adversely impact the results of future impairment testing and could necessitate the recognition of an impairment charge.
Cox evaluates the unit of accounting periodically to ensure its impairment testing is performed at an appropriate level. For each of the three years ended December 31, 2024, 2023 and 2022, Cox evaluated its cable franchise value assets and the Cox trade name asset as one unit of accounting. The CBRS Spectrum licenses were also evaluated as one unit of accounting for the years ended December 31, 2024 and 2023.
Valuation of Long-Lived Assets
Cox evaluates long-lived assets as an asset group at the entity level. Cox evaluates long-lived assets (including property and equipment and finite-lived intangible assets) for impairment when events or circumstances indicate that the carrying amount of an asset group may not be recoverable. Conditions that would necessitate an impairment assessment include a significant decline in the observable market value of an asset group, a significant change in the extent or manner in which an asset group is used, or a significant adverse change that would indicate that the carrying amount of an asset group is not recoverable. For long-lived assets to be held and used, Cox recognizes an impairment loss only if an asset group's carrying amount is not recoverable through the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset group. The impairment loss of the asset group is measured based on the excess of the carrying amount over fair value. Fair value is generally determined using quoted market values or discounted cash flow analyses, as applicable. Long-lived assets or asset groups held for sale are reported at the lower of cost or fair value less costs to sell.
Investments
Investments in which Cox is deemed to have the ability to exercise significant influence over the operating and financial policies of the investee, but has less than a controlling interest, are accounted for under the equity method. Equity method investments are recorded at cost. The difference between the cost of the investment and the amount of underlying equity in the net assets of an investee is recognized as equity method goodwill, which is amortized over 10 years. Equity method investments are adjusted periodically to recognize Cox’s proportionate share of the investee’s earnings, other comprehensive income or loss and capital transactions. When Cox’s cumulative proportionate share of loss equals the carrying value of the investment, application of the equity method is suspended (unless Cox is committed to provide further financial support to the investee). Application of the equity method resumes only when the investee becomes profitable and Cox’s cumulative proportionate share of investee earnings equals its cumulative proportionate share of losses not recognized during the period of suspension.
Investments in which Cox is not deemed to have the ability to exercise significant influence over the operating and financial policies of the investee are accounted for as nonmarketable equity securities. Cox's nonmarketable equity securities are investments in privately-held companies without readily determinable fair values. Cox has elected to apply the measurement alternative to its nonmarketable equity securities. As such, these securities are measured at cost, less any impairment and are adjusted for observable price changes from orderly transactions for identical or similar investments of the same issuer. Cox assesses each of these investments on an individual basis.
All investments are subject to periodic impairment assessments. Equity method investments are adjusted for any known decline in value determined to be other than temporary. In determining whether a decline in the fair value of Cox’s equity method investments is other than temporary, Cox considers factors such as the length of time and extent to which the fair value has been less than cost, the financial condition and near-term prospects of the investee and Cox’s intent and ability to recover its investment. Nonmarketable equity securities are adjusted for impairment if Cox determines that the fair value of the investment is less than the carrying value. Cox considers factors such as the investee’s financial condition and business outlook, adverse changes in the investee’s industry or economic environment and concerns about the investee’s ability to continue as a going concern in this determination.
Derivative Instruments
Cox accounts for derivative instruments as either assets or liabilities measured at fair value. Cox maintains a mix of fixed-rate and variable-rate debt and is exposed to the market risk of adverse changes in interest rates. From time to time, Cox uses derivative instruments such as forward starting interest rate swaps in order to manage the cost and volatility relating to the interest cost of outstanding debt and expected future debt.
Cox does not hold or issue derivative instruments for speculative or trading purposes. Cox is exposed to credit risk of the counterparty to these derivative instruments in the event of non-performance under the related terms; however,

Cox only enters into such derivative instruments with financial institutions that are rated investment grade. Historically, such non-performance risk considerations were not significant as of each reporting date where derivative contracts were outstanding. Cox has determined that non-performance risk considerations were not significant as of December 31, 2024. Derivative instruments are carried at fair value on the Consolidated Balance Sheets.
As of December 31, 2024 and 2023, no derivative instruments were outstanding. Cox’s derivative instruments have historically not been designated as hedges for accounting purposes. Accordingly, changes in the fair value were immediately recorded in the Consolidated Statements of Operations in the periods of such changes. For the years ended December 31, 2024 and 2023 there were no material gains or losses on derivative instruments. For the year ended December 31, 2022, Cox recorded gains on derivative instruments of $237 million, which are included in gain on derivative instruments in the Consolidated Statement of Operations.
In the second quarter of 2022, all of Cox’s derivative contracts, comprising the total notional amount of $1.9 billion, were settled at Cox’s election with the respective counterparties. As a result of these derivative settlements, Cox received $334 million, net, which is included in proceeds from settlement of derivative instruments — net in the Consolidated Statement of Cash Flows for the year ended December 31, 2022.
Leases
Cox determines if an arrangement is a lease at inception. Cox’s main categories of leased asset classes include real estate, dark fiber, colocation facilities and other equipment. Some of the leases contain escalation clauses and may also contain renewal provisions upon the expiration of the initial lease term.
Operating lease right-of-use (“ROU”) assets represent Cox’s right to use an underlying asset for the lease term and operating lease liabilities represent Cox’s obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term, including any lease payments made and excluding lease incentives. The lease terms may include options to extend or terminate when it is reasonably certain that Cox will exercise that option. As most of Cox’s leases do not provide an implicit rate, Cox generally uses its incremental borrowing rate based on the estimated rate of interest for collateralized borrowing over a similar term of the lease payments at commencement date. Rent expense for operating leases is recognized on a straight-line basis over the lease term. Cox elected to account for the lease components and non-lease components as a single lease component and therefore, includes all fixed payments in the calculation of the operating lease ROU assets and liabilities. In addition to fixed lease payments, certain of Cox’s lease agreements include variable lease payments, which are tied to an index or rate such as the Consumer Price Index. Variable lease payments are not included in the calculation of the operating lease ROU assets and liabilities, but are disclosed. For certain equipment leases, Cox applies a portfolio approach to effectively account for the operating lease ROU assets and liabilities. Leases with a base rental period of less than 12 months are not recorded on Cox’s Consolidated Balance Sheet.
Cox’s primary source of lease income is related to leases of dark fiber through its subsidiaries Unite Private Networks (“UPN”) and Segra and the carrier services division of Cox Business. Cox accounts for dark fiber leases by recognizing revenue on a straight-line basis ratably over the lease term. Cox also has lease income through the sublease of certain real estate properties. Cox's lease revenue was $128 million, $129 million and $138 million for the years ended December 31, 2024, 2023 and 2022, respectively.
Asset Retirement Obligations
Cox recognizes a liability for an asset retirement obligation in the period in which it is incurred if a reasonable estimate of fair value can be made. Certain of Cox's franchise and lease agreements contain provisions requiring Cox to restore facilities or remove equipment in the event that the franchise or lease agreement is not renewed. Cox expects to continually renew its franchise and lease agreements; however, a remote possibility exists that such agreements could terminate unexpectedly, which could result in Cox incurring significant expense in complying with the restoration or removal provisions under such agreements. Cox notes that sufficient information to estimate the fair value of such liabilities is not currently available due to the inability to reasonably estimate the range of potential outcomes.

Revenue Recognition
Cox's revenues by service line are as follows:

	Year Ended December 31,
(in millions)	2024	2023	2022
Residential
Data	$6,026	$6,079	$5,938
Video	2,530	2,749	3,092
Telephony	235	294	370
Other(a)	549	560	525
Total residential	9,340	9,682	9,925
Commercial	3,417	3,365	3,193
Advertising	316	279	424
Total revenues	$13,073	$13,326	$13,542

(a)	Other residential revenue includes franchise, regulatory and customer late fees, service protection fees, Cox Mobile and other miscellaneous revenues.
Residential — Cox generates revenues from subscription services to residential customers including internet, mobile, video, telephone and automation services. Cox considers each subscription service a distinct performance obligation and recognizes revenues on a monthly basis as the subscription service is provided. Residential contracts are generally month-to-month and customers can cancel at any time. Cox generally accounts for non-subscription services as distinct performance obligations and recognizes the revenue when the service is provided.
Residential internet offerings include several packages of high-speed internet with varying upload and download speeds, in-home WiFi service, out-of-home WiFi service and an internet security suite. Residential internet revenues primarily consist of subscription service tier revenue, equipment rental and installation revenue.
Cox launched mobile services to existing broadband customers in 2022. Mobile revenue consists of device sales and subscription revenues for unlimited talk and text and two packages to pay for gig usage. Revenue for the sale of devices is recognized upon sale. Subscription revenues for mobile are consistent with Cox's other month-to-month services described above, where customers are billed monthly for access to and usage of Cox's mobile services.
Residential video revenues primarily consist of subscription revenues for programming tiers, video on demand, pay per view, regulatory fees, equipment rental and installation revenue. Residential video subscribers may add additional video services offerings such as programming tiers, premium channels and streaming apps, in addition to non-subscription services such as video on demand programming and pay per view programming on per event pricing.
Residential telephony and automation services are also included in the service offerings with various options for each. Residential telephony revenues primarily consist of subscription service tier revenue, usage charges and regulatory fees. Cox offers residential smart home lighting and home automation. Automation revenues consist of subscription services or home automation, equipment sales and installation revenues.
For all residential subscription services, Cox determined upfront installation fees represent a material right, which provides the residential customer with the right to renew its service at a discount. Cox is amortizing the related revenue over the expected period of benefit of six months, which Cox determined on a portfolio basis.
Commercial — The commercial division of Cox, Cox Business, provides a broad commercial solutions portfolio, including advanced managed IT and cloud services and fiber-based network solutions that support connected environments, unique hospitality experiences and diverse applications.
Commercial revenues primarily consist of subscription revenue, equipment rental, regulatory fees, usage charges and installation revenue. Cox recognizes revenues from commercial subscription services as the services are provided on a monthly basis and each service is accounted for as a distinct performance obligation. Commercial services are offered primarily as a subscription initially under contract. Commercial customers typically have an initial stated non-cancelable contract term with a substantive early termination clause. Subscription rates and related charges vary according to the services and features commercial customers receive. Commercial subscription revenue is recognized on a monthly basis as the related service is performed. Cox recognizes commercial non-subscription services such as pay per view and video on demand and usage charges when the service is provided. Cox determined that commercial upfront installation services are not a separate performance obligation but rather a component of the related subscription service. Therefore, upfront installation fees are deferred and recognized as revenue over the related average contract period.
Advertising — Cox Media, Cox’s advertising sales division, generates revenues from the sale of advertising inventory on cable television networks and digital media platforms, such as online, video-on-demand and mobile to local, regional and national businesses. Each advertisement placed is considered a distinct performance obligation and revenue is recognized in the period that the advertisement is broadcast. In addition to representing Cox, Cox Media has entered into contracts to represent other multi-video programming distributors in their advertising sales efforts. Cox has analyzed the representation contracts and determined that the company coordinating the sales efforts is the principal in the revenue contract because it controls the specified service before that good or service is transferred to a customer. When Cox is controlling the advertising sales effort for other distributors, it is acting as the principal in these arrangements and recognizes the revenue earned from the advertising customer on a gross basis and the amounts remitted to such distributor as cost of services. In some cases, another distributor controls the advertising sales efforts on behalf of Cox in certain markets. Cox is acting as an agent in these scenarios and records the revenue net of any fees retained by the distributor.
Timing of revenue — Substantially all revenue is recognized over time, rather than at a point in time, with the exception of advertising and mobile device revenues, which totaled $347 million, $279 million and $424 million for the years ended December 31, 2024, 2023 and 2022, respectively.
Taxes and Fees — Fees imposed on Cox by various governmental authorities are passed through on a monthly basis to Cox's customers and are periodically remitted to authorities. Fees of $311 million, $274 million and $272 million for the years ended December 31, 2024, 2023 and 2022, respectively, were reported in revenues on a gross basis with a corresponding operating expense because Cox is acting as a principal. Certain taxes, such as sales taxes imposed on Cox's customers, collected and remitted to state and local authorities, are recorded on a net basis because Cox is acting as an agent in such situations.
Significant Judgments in Evaluating Revenue Recognition — For both residential and commercial offerings, Cox often provides more than one service to a customer. Cox markets these services individually and as bundled services. Cox’s residential and commercial services generally involve customer premise equipment, such as set-top boxes, cable modems or wireless gateways. The provisioning of equipment and installation service is interrelated; therefore, Cox must use judgment to determine what the distinct performance obligations are within the customer contract. Significant judgment is used to determine which performance obligations are distinct and should be accounted for separately and which performance obligations are not distinct and should be combined with the subscription service.
For residential revenues, allocation of the transaction price to the distinct performance obligations requires judgment. Revenue from residential customers that purchase bundled services at a discounted rate is allocated among the separate services based on the respective standalone selling prices. The standalone selling prices for residential services are readily available and observable based on the current prices at which Cox separately sells the services.
The determination of the period of benefit for deferral of residential installation revenue as a material right requires judgment. The residential upfront installation revenue is deferred over the period the charge remains material to the customer, which Cox determined to be six months. Cox considered both quantitative and qualitative factors (including average installation fee, average monthly recurring revenue per customer, churn rates and other factors) in its calculation of the period the fee remains material to the customer.
Deferred Revenue Contract Liabilities — Timing of revenue recognition may differ from the timing of invoicing to customers. Residential and commercial customers are invoiced for subscription services in advance of the service period. Deferred revenue contract liabilities (“Contract Liabilities”) are recorded when Cox invoices customers upfront for installation services that are recognized as revenue over time, as discussed above under Residential Services and Commercial Services. As of December 31, 2024 and 2023, current Contract Liabilities consisting of residential and commercial upfront installation fees of $17 million and $21 million, respectively, were included in accrued expenses and other current liabilities. As of December 31, 2024 and 2023, long-term Contract Liabilities consisting of commercial upfront installation fees of $1 million and $5 million, respectively, were included in other noncurrent liabilities.

Contract costs — Cox recognizes an asset for incremental costs of obtaining a contract with a customer if the amortization period of those costs is expected to be longer than one year and the costs are expected to be recovered. Commissions related to commercial cable services contracts are deferred and recognized over the average commercial contract term, which was determined on a portfolio basis. Deferred commercial commission costs are included in prepaid expenses and other current assets and other noncurrent assets in the Consolidated Balance Sheets and totaled $64 million and $40 million, respectively, as of December 31, 2024 and $63 million and $53 million, respectively, as of December 31, 2023. As the amortization period of residential commission costs is less than one year, Cox applied the practical expedient that allows such costs to be expensed as incurred. Cox has determined that the amortization period associated with residential commission costs is less than one year based on qualitative and quantitative factors. There were no impairment losses on contract costs for the years ended December 31, 2024 and 2023.
Operating Costs and Expenses

	Year Ended December 31,
(in millions)	2024	2023	2022
Programming costs(a)	$2,064	$2,220	$2,350
Other costs of revenue(b)	1,190	1,091	1,063
Field and technology operations(c)	918	976	1,212
Customer operations(d)	188	164	196
Sales and marketing	1,246	1,255	1,254
General and administrative	2,528	2,555	2,246
Total operating costs and expenses	$8,134	$8,261	$8,321

(a)	Programming costs are amounts paid to programmers for cable content and to television stations for retransmission consent and are generally paid on a per-subscriber basis.
(b)	Other costs of revenues include expenses that Cox incurs in conjunction with providing its residential, commercial and advertising services.
(c)	Field and technology operations are costs associated with providing and maintaining Cox's nationwide Internet Protocol network and outside cable network.
(d)	Customer operations are care costs necessary to maintain Cox's customer base in addition to sales and marketing.
Advertising Costs — Advertising costs associated with marketing Cox's products and services are generally expensed as costs are incurred. Advertising costs were $477 million, $476 million and $444 million for the years ended December 31, 2024, 2023 and 2022, respectively and are included in operating costs and expenses.
Income Taxes
Cox and its subsidiaries join with CEI in filing a consolidated U.S. federal income tax return and certain state income tax returns. Other subsidiaries file their own U.S. federal income tax returns based on the ownership structure and relevant tax laws. Current federal and state income tax expenses and benefits have been allocated on a separate-return basis to Cox based on the current year tax effects of the inclusion of its income, expenses and credits in the consolidated income tax returns of CEI or based on separate state income tax returns.
Cox provides for income taxes using the asset and liability method, which requires an asset and liability based approach in accounting for income taxes. Deferred income taxes reflect the net tax effect on future years of temporary differences between the carrying value of assets and liabilities for financial statement and income tax purposes. Valuation allowances are established when Cox determines that it is more-likely-than-not that some portion or the entire deferred tax asset will not be realized. Cox evaluates its effective tax rates regularly and adjusts them when appropriate based on currently available information relative to statutory rates, apportionment factors and the applicable taxable income in the jurisdictions in which Cox operates, among other factors.
Cox applies additional tax provisions, where applicable, related to accounting for uncertainty in income taxes, which prescribe a recognition threshold and measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The amount recognized is measured as the largest benefit that has a greater than 50% likelihood of being realized upon settlement. Cox adjusts its estimates of uncertain tax positions periodically because of ongoing examinations by, and settlements with, various taxing authorities, as well as changes in tax laws, regulations, and interpretations. Cox classifies interest and penalties associated with its unrecognized tax benefits as a component of income tax expense.
Subsequent Events
Cox has evaluated events that occurred subsequent to December 31, 2024 for potential recognition and disclosure. Any applicable subsequent events have been evaluated through February 28, 2025, the date the Consolidated Financial Statements were issued, and June 18, 2025, as it relates to the adjustments described in Note 1 - Description of Business.
3.	ACQUISITIONS
Logicworks
In January 2023, Cox acquired 100% of Logicworks Systems Corporation (“Logicworks”), a privately-held managed services and public cloud automation provider, through a merger agreement with Lancer Systems Holdco LLC, for consideration transferred of $246 million. Logicworks offers managed services, professional services and a proprietary user interface to its customer base, which are focused in the mid-market segment. Based on the estimated fair value of the assets acquired and liabilities assumed, Cox recognized $172 million in goodwill and $54 million in intangible assets associated with Logicworks' customer relationships, developed technology and trade name. Goodwill arising from the acquisition was primarily attributable to expected growth opportunities and a specialized workforce. The goodwill is not deductible for tax purposes. The developed technology and trade name will amortize over five years and customer relationships over 20 years, using a straight-line methodology.
Cox's accounting for the Logicworks acquisition has provided for estimates of the fair values of the assets acquired and liabilities assumed as of the acquisition date. The following table represents the final purchase price allocation.

(in millions)
Fair value of consideration transferred	$246
Total fair value to be allocated	$246
Cash and cash equivalents	$7
Other current and noncurrent assets	24
Property and equipment	6
Goodwill	172
Intangible assets	54
Deferred tax assets	5
Current and other noncurrent liabilities	(22)
Total fair value of net assets acquired	$246

4.	SUPPLEMENTAL CASH FLOW INFORMATION
Cox's significant non-cash investing and financing transactions and other supplemental cash flow information are as follows:

	Years Ending December 31,
(in millions)	2024	2023	2022
Significant non-cash transactions:
Operating lease ROU assets obtained in exchange for operating lease obligations	$39	$31	$41
Supplemental cash flow information:
Cash paid for interest	$555	$432	$429
Cash paid for income taxes	476	490	611
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows for operating leases	82	81	80
Operating cash flows for finance leases	43	44	45
Financing cash flows for finance leases	34	26	24

5.	GOODWILL AND INTANGIBLE ASSETS
Goodwill
The changes in the carrying value of goodwill are as follows:

(in millions)	Gross Value	Accumulated Impairment Loss	Goodwill — net
Balance — January 1, 2023	$2,581	$(1,477)	$1,104
Acquisition	170	—	170
Dispositions	(16)	—	(16)
Balance — December 31, 2023	2,735	(1,477)	1,258
Measurement period adjustments	2	—	2
Balance — December 31, 2024	$2,737	$(1,477)	$1,260

Cox recorded impairment losses on its Fiber reporting unit of $836 million, as a result of lower projected cash flows, for the year ended December 31, 2022, to impairment of goodwill on the Consolidated Statements of Operations.
For additional information regarding changes in goodwill, see Note 2 — Summary of Significant Accounting Policies and Note 3 — Acquisitions. For additional information regarding the determination of fair value, see Note 13 — Fair Value Measurements.
Intangible Assets
The carrying amounts of Cox's intangible assets are as follows:

		December 31, 2024			December 31, 2023
(in millions, except for WARUL)	WARUL (in years)	Gross Carrying Value	Accumulated Amortization	Net Carrying Value	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
Finite-lived intangible assets:
Customer relationships	24	$622	$(108)	$514	$622	$(84)	$538
Amortizable trade names	6	42	(21)	21	42	(17)	25
Franchise renewal and contribution costs	—	27	(26)	1	27	(26)	1
Other agreements and rights	5	80	(50)	30	78	(43)	35
Total finite-lived intangible assets		$771	$(205)	$566	$769	$(170)	$599
Indefinite-lived intangible assets:
Cable franchise value				15,879			15,879
Trade names and other				351			351
CBRS spectrum licenses				213			213
Total indefinite-lived intangible assets				16,443			16,443
Total intangible assets — net				$17,009			$17,042

Amortization expense related to finite-lived intangible assets totaled $35 million, $37 million and $26 million for the years ended December 31, 2024, 2023 and 2022, respectively.

Future amortization expense for finite-lived intangible assets as of December 31, 2024, is estimated to be as follows:

(in millions)	Finite-Lived Intangible Assets
2025	$35
2026	35
2027	34
2028	30
2029	29
Thereafter	403
Total	$566

The actual amortization expense reported in future periods could differ from these estimates as a result of new intangible asset acquisitions, changes in useful lives and other relevant factors.
6.	INVESTMENTS
The carrying amounts of Cox's Investments are as follows:

	December 31,
(in millions)	2024	2023
Debt securities and other	$42	$39
Equity method investments	32	28
Nonmarketable equity securities	12	61
Total investments — net	$86	$128

Cox had certain investments that were not, individually, or in the aggregate, significant in relation to Cox's Consolidated Balance Sheets as of December 31, 2024 and 2023.
Impairment of Investments
For the years ended December 31, 2024 and 2023, investment (expense) income — net included $51 million and $137 million of impairments, respectively, primarily related to nonmarketable equity securities.
7.	RESTRUCTURING ACTIVITIES
In September 2024, Cox announced a new organizational structure, which allocates needed resources to growth areas of the business. As a result, certain restructuring initiatives were implemented, which include severance costs.
The following represents the changes in the balances of the restructuring-related liabilities, which are reflected within accrued compensation and benefits in the Consolidated Balance Sheets as of December 31, 2024. The remaining balance is expected to be paid through 2025.

(in millions)	December 31, 2024
Balance at beginning of period	$—
Expense(a)	180
Payments	—
Balance at end of period	$180

(a)	Restructuring related charges were recorded to other — net on the Consolidated Statement of Operations.

8.	LEASES
The components of lease related expenses — net are as follows:

	Year Ended December 31,
(in millions)	2024	2023	2022
Operating lease expense (included within operating costs and expenses)(a)	$82	$82	$81
Finance lease expense:
Amortization of ROU assets (included within depreciation and amortization)	39	39	45
Interest on lease liabilities (included within interest expense — net)	43	44	45
Total finance lease cost	82	83	90
Variable lease expense (included within operating costs and expenses)	31	29	8
Sublease income (included within operating costs and expenses)	(11)	(11)	(1)
Total lease related expenses — net	$184	$183	$178

(a)	Includes short-term leases, which are immaterial for the years ended December 31, 2024, 2023 and 2022, respectively.
Supplemental information related to leases is as follows:

	December 31,
	2024	2023
Weighted Average Remaining Lease Term:
Operating leases	4 years	4 years
Finance leases	13 years	14 years
Weighted Average Discount Rate:
Operating leases	3%	3%
Finance leases	7%	7%

The following table reconciles the undiscounted cash flows for each of the first five years and total of the remaining years to the finance lease liabilities and operating lease liabilities recorded within the Consolidated Balance Sheet as of December 31, 2024.

(in millions)	Operating Leases	Finance Leases
2025	$71	$73
2026	59	73
2027	37	65
2028	23	60
2029	12	61
Thereafter	17	628
Total lease payments	219	960
Less amounts representing interest(a)	20	376
Present value of lease payments	$199	$584

(a)	Represents amount necessary to reduce lease payments to present value calculated at Cox’s incremental borrowing rate at inception.

9.	DEBT

		December 31, 2024		December 31, 2023
(in millions)	Annual Interest Rate	Carrying Value	Fair Value	Carrying Value	Fair Value
Notes and debentures with maturities(a):
Five years or less	3.35% to 7.63%	$3,989	$3,959	$4,177	$4,091
Between five and 10 years	1.80% to 5.70%	3,100	2,819	2,050	1,809
Greater than 10 years	2.95% to 8.38%	5,610	4,717	4,009	3,459
Total notes and debentures		12,699	$11,495	10,236	$9,359
Finance lease obligations(b)(c)	1.33% to 8.24%	584		597
Less unamortized discounts, premiums and issuance costs		(83)		(71)
Total debt		13,200		10,762
Less current maturities(b)		877		569
Total long-term debt		$12,323		$10,193

(a)	Require semi-annual cash interest payments based on their issuance dates.
(b)	Current portion of finance lease obligations totaled $27 million and $30 million as of December 31, 2024 and 2023, respectively.
(c)	Cox leases certain office facilities, cable transmission and distribution facilities, customer premise equipment and automobiles under finance leases.
The following table summarizes scheduled maturities of Cox's debt, excluding finance lease obligations, for the years succeeding December 31, 2024:

(in millions)	Debt Maturities
2025	$850
2026	1,000
2027	1,000
2028	1,139
2029	—
Thereafter	8,710
Total	$12,699

Revolving credit facility
Cox is a party to an amended and restated credit facility among Cox and CEI, as borrowers, and JP Morgan Chase Bank, N.A., as administrative agent, and certain other lenders and agents (the “Credit Facility”). The Credit Facility provides Cox and CEI with a revolving credit facility in an aggregate amount of $3.5 billion, plus uncommitted incremental facilities of up to $700 million, provided that the aggregate amount outstanding under the Credit Facility can never exceed $3.5 billion. Any amount payable under the Credit Facility that is not directly attributable solely to extensions of credit to Cox or CEI will be allocated equally between Cox and CEI. The Credit Facility provides that the commitments of the lenders under the Credit Facility will expire in October 2029; however, the borrowers have the right, which may be exercised no more than two times, to extend the commitments of any lenders willing to agree to such extension for a period of one additional year so long as a majority of the lenders agree to such extension.
Conventional borrowings under the Credit Facility bear interest at a rate selected by the relevant borrower (Cox or CEI) from three alternatives. The interest rate may be based on the 1) the Secured Overnight Financing Rate (“SOFR”), 2) the Federal Reserve Bank of New York rate, or 3) an alternate base rate. The alternate base rate loans will be based on the highest of the prime rate, the federal funds rate plus 0.50% or the one-month Adjusted Term SOFR Rate (SOFR plus 0.10%) for dollar denominated Loans plus 1.00%. In each case, the applicable interest rate will be increased by a margin imposed by the Credit Facility, which will depend upon the ratings of the relevant borrower's senior, unsecured, long-term indebtedness for borrowed money that is not guaranteed by any other individual or entity or subject to any other credit enhancement.

The Credit Facility also establishes a mechanism under which individual lenders may make discretionary loans in lieu of loans committed under the Credit Facility at rates agreed upon from time to time with the relevant borrower. Each borrower also must pay a commitment fee to each lender on the daily average unused amount of the commitment of such lender at a rate that varies from 0.075% to 0.225% depending on the ratings of the relevant borrower's senior, unsecured, long-term indebtedness for borrowed money that is not guaranteed by any other individual or entity or subject to any other credit enhancement. The commitment fee rate was 0.125% as of December 31, 2024 and 2023.
The Credit Facility requires each borrower to maintain a ratio of consolidated debt to pro forma consolidated operating cash flow (as defined in the Credit Facility, which is not comparable to operating cash flow presented elsewhere in this document), or the leverage ratio, of not more than 5.0 to 1.0. The leverage ratio may be increased to 5.5 to 1.0 as of the last day of the fiscal quarter during which a qualifying acquisition (as defined in the Credit Facility) shall have been consummated and each of the following three consecutive fiscal quarters.
The Credit Facility also contains a $500 million letter of credit subfacility for CEI and Cox. Additionally, the Credit Facility contains a $300 million subfacility for loans or letters of credit in certain designated alternate currencies. Outstanding letters of credit reduce availability under the Credit Facility.
As of December 31, 2024, Cox and CEI's availability under the Credit Facility was reduced as a result of $37 million and $10 million in certain undrawn letters of credit outstanding for Cox and CEI, respectively. Cox and CEI had no outstanding borrowings under the Credit Facility. Remaining capacity under the Credit Facility is available to provide liquidity support for Cox and CEI’s commercial paper programs. As of December 31, 2024, Cox had no outstanding issuances under its commercial paper program.
As of December 31, 2023, Cox and CEI's availability under the Credit Facility was reduced as a result of $35 million and $8 million in certain undrawn letters of credit outstanding for Cox and CEI, respectively. As of December 31, 2023, Cox had no outstanding issuances under its commercial paper program and no outstanding borrowings under the Credit Facility.
364-Day Revolving Credit Facility
In December 2023, Cox executed a 364-day revolving credit facility among Cox and CEI, as borrowers, JPMorgan Chase Bank, N.A., as administrative agent, and certain other lenders and agents. The 364-day revolving credit facility (the “Incremental Facility”) provided Cox and CEI with a revolving credit facility in an aggregate amount of $1.5 billion. The Incremental Facility was terminated early in October 2024.
Commercial Paper Program
Cox has a commercial paper program that it supports by maintaining unused committed capacity under the Credit Facility. Cox's commercial paper program has an agreement with major financial institutions to issue from time to time short-term notes with a maturity of 390 days or less. Short-term notes issued under the commercial paper program are limited to available capacity under the Credit Facility, which is currently a maximum of $3.5 billion outstanding at any time. The short-term notes are sold in private placements, can have a fixed or floating interest rate or be issued at a discount and are issued in minimum denominations of $250,000. The notes are not rated by a nationally recognized statistical rating organization and Cox does not plan to issue notes under its commercial paper program in the near term. As of December 31, 2024, CEI had no outstanding commercial paper subject to Cox's guarantee and $375 million outstanding commercial paper subject to Cox's guarantee as of December 31, 2023.
Debt Issuances and Repayments
In August 2024, Cox issued $750 million aggregate principal amount of 5.45% notes due September 2034 and $750 million aggregate principal amount of 5.95% notes due September 2054. In January 2024, Cox also issued an additional $350 million aggregate principal amount of 5.45% notes due September 2028, an additional $300 million aggregate principal amount of 5.70% notes due June 2033 and $850 million aggregate principal amount of 5.80% notes due December 2053. Both issuances were in transactions exempt from registration under the Securities Act of 1933, as amended, pursuant to Rule 144A and Regulation S thereunder. The proceeds will be used for general corporate purposes, which may include the redemption, repayment or repurchase of other outstanding indebtedness, including repayment of debt with scheduled maturities.
In June 2023, Cox issued $500 million aggregate principal amount of 5.45% unsecured senior notes due September 2028 and $500 million aggregate principal amount of 5.70% unsecured senior notes due June 2033, in a transaction exempt from registration under the Securities Act of 1933, as amended, pursuant to Rule 144A and Regulation S thereunder. After deducting initial purchasers’ discounts and debt issuance costs, Cox received net aggregate proceeds of $992 million. The proceeds will be used for general corporate purposes, which may include the redemption, repayment or repurchase of other outstanding indebtedness, including repayment of debt.
Cox repaid $539 million of 3.15% notes and $461 million of 2.95% notes upon their maturity dates during the years ended December 31, 2024 and 2023, respectively.
In February 2025, Cox repaid $700 million of 3.85% notes upon their maturity date.
Guarantee Arrangements
CEI designated Cox as a restricted subsidiary under the Credit Facility, and Cox provides an unconditional guarantee of CEI’s obligations under the Credit Facility. CEI also provides an unconditional guarantee of Cox's obligations under the Credit Facility, which will be automatically released upon the release of Cox's guarantee of CEI's obligations under the Credit Facility. Cox will also guarantee CEI’s obligations under CEI’s commercial paper program. As of December 31, 2024, CEI had no outstanding obligations under the Credit Facility and no outstanding commercial paper subject to Cox’s guarantee. As of December 31, 2023, CEI had no outstanding obligations under the Credit Facility and $375 million outstanding commercial paper subject to Cox's guarantee.
In addition, Cox has provided an unconditional guarantee of CEI's obligations under CEI’s outstanding notes and CEI has provided an unconditional guarantee of Cox’s obligations under each series of Cox’s outstanding notes (except for Cox's 6.53% debentures due 2028, of which no material amounts are outstanding). The guarantees by CEI and Cox may be released upon the release of Cox’s and CEI's guarantees of each other's obligation under the Credit Facility or in other customary circumstances. As of December 31, 2024 and 2023, CEI had $175 million of outstanding notes subject to Cox's guarantee.
Debt Covenants
Cox's debt agreements contain various affirmative, negative and financial agreements. As an example, Cox's Credit Facility requires Cox to maintain a maximum leverage ratio of not more than 5.0 to 1.0 with some exceptions for consummation of qualifying acquisitions. Cox also has restrictions around the level of secured debt and restricted subsidiary debt Cox can maintain. Each of these restrictions is subject to certain exceptions and qualifications that are set forth in these debt agreements. Cox was in compliance with all covenants under both its Credit Facility and its other debt instruments as of December 31, 2024 and 2023. As of December 31, 2024, Cox's leverage ratio, as defined above under “Revolving Credit Facility,” was 2.6x.
10.	INCOME TAXES
Current and Deferred Income Tax

	Year Ended December 31,
(in millions)	2024	2023	2022
Current expense:
Federal	$(415)	$(429)	$(540)
State	(39)	(47)	(51)
Total current expense	(454)	(476)	(591)
Deferred (expense) benefit:
Federal	(30)	(77)	8
State	34	(73)	29
Total deferred (expense) benefit	4	(150)	37
Total income tax expense	$(450)	$(626)	$(554)

Reconciliation of Income Tax at the Statutory Rate to Income Tax Expense
The differences between income tax (expense) benefit and income taxes expected at the U.S. statutory federal income tax rate of 21% are as follows:

	Year Ended December 31,
(in millions)	2024	2023	2022
U.S. federal statutory income taxes	$(457)	$(531)	$(442)
State income taxes — net of federal income tax impact	(38)	(55)	(53)
Changes in estimated effective tax rates — net of federal tax impact	31	(45)	20
Impairment of goodwill	—	—	(114)
Other — net	14	5	35
Total income tax expense	$(450)	$(626)	$(554)

The change in income tax expense between 2024 and 2023 was primarily due to a decrease in income before income taxes, a decrease in state taxes due to a statutory tax rate reduction in 2024, and a decrease in state taxes due to an audit settlement in 2023. The change in income tax expense between 2023 and 2022 was primarily due to an increase in state taxes due to an audit settlement in 2023.
Deferred Income Taxes

	December 31,
(in millions)	2024	2023
Net deferred tax (liabilities) assets:
Property and equipment	$(2,115)	$(2,109)
Intangible assets	(3,657)	(3,723)
Investments	(86)	(43)
Employee benefits and compensation	106	104
Net operating losses and tax credits	355	392
Finance lease obligations	130	141
Operating lease ROU assets	(45)	(46)
Operating lease liabilities	46	48
Other — net	69	65
Total	(5,197)	(5,171)
Valuation allowance	(268)	(299)
Total net deferred tax liability	$(5,465)	$(5,470)

A majority of the gross deferred tax assets for federal and state net operating loss and credit carryforwards will expire in varying amounts through 2044. As of December 31, 2024 and 2023, Cox's valuation allowance was primarily related to state net operating loss carryforwards.
Uncertain Tax Positions
The net amount of the unrecognized tax benefits recorded as of December 31, 2024 that could impact the effective tax rate is $30 million. These uncertain tax positions, if ever recognized in the financial statements, would be recorded in the Consolidated Statements of Operations as part of the income tax provision. A reconciliation of beginning and ending amounts of unrecognized tax benefits, exclusive of interest and penalties, is as follows:

(in millions)
Balance — January 1, 2023	$72
Activity on prior year tax positions	7
Additions on current year tax positions	3
Reductions on settlements with taxing authorities and expirations	(29)

(in millions)
Balance — December 31, 2023	53
Activity on prior year tax positions	5
Additions on current year tax positions	4
Reductions on settlements with taxing authorities and expirations	(25)
Balance — December 31, 2024	$37

Cox is under examination for the tax year 2024 in the Internal Revenue Service's (“IRS”) Compliance Assurance Program. This program accelerates the examination of key transactions with the goal of resolving any issues before the tax return is filed with the IRS. As of the date of the financial statement issuance, Cox's federal tax returns have been examined and all issues have been settled through the 2023 tax year. Various states are currently conducting examinations of Cox's income tax returns for tax years 2016 through 2022. The statute of limitations for Cox's major tax jurisdictions remains open for examination for tax years 2016 to 2024.
Cox classifies penalties and interest associated with its unrecognized tax benefits as a component of income tax expense. For the years ended December 31, 2024, 2023 and 2022, penalties and interest expense are immaterial. As of December 31, 2024 and 2023, Cox had accrued liabilities of $11 million and $10 million, respectively, for potential interest and penalties.
11.	COMMITMENTS AND CONTINGENCIES
At the time of divesting an ownership interest in an entity, Cox sometimes agrees to indemnify the buyer for certain liability risks. Cox believes that any liability to the company that may arise as a result of such indemnification agreements will not have a material adverse effect on the company taken as a whole.
At December 31, 2024, Cox had outstanding purchase commitments primarily related to costs associated with telecommunication networks, infrastructure, cloud computing and engineering totaling $856 million, $155 million, $41 million, $20 million, $17 million and $73 million for the years ended December 31, 2025, 2026, 2027, 2028, 2029 and thereafter, respectively, as well as construction commitments of $246 million.
Legal Proceedings
Sony Music et al. — In July 2018, Sony Music Entertainment Inc., Warner Bros. Records Inc., Universal Music Corp. and several other music publishers and recording companies filed a copyright infringement lawsuit against Cox. The plaintiffs allege that Cox’s practices of handling Digital Millennium Copyright Act notices resulted in willful copyright infringement with respect to thousands of songs. Plaintiffs are seeking monetary damages.
In December 2019, a jury returned a verdict of $1.0 billion against Cox, and a finding of contributory infringement, vicarious infringement and willfulness. Following various post-trial motions, Cox appealed to the United States Court of Appeals for the Fourth Circuit. In addition to the merits appeal, Cox filed two Rule 60 motions in the trial court seeking relief from the verdict; those Rule 60 motions were heard and denied by the trial court in March 2022. Cox appealed the Rule 60 rulings to the Fourth Circuit, which held the Rule 60 appeal in abeyance until after the merits appeal. In February 2024, the Fourth Circuit affirmed the jury's finding of willful contributory infringement but reversed the jury's finding of vicarious liability and vacated the $1.0 billion judgment against Cox. Both parties' petitions for a rehearing en banc were denied by the Fourth Circuit. Cox also filed motions in the Fourth Circuit seeking partial appellate costs and an update regarding the Rule 60 appeal. Briefing concluded in the Rule 60 appeal in September 2024. Cox filed an unopposed motion to release the appeal bond, which was granted in May 2024. Cox’s motion for costs on the judgement bond was denied in August 2024. The trial proceeding has been stayed by the Fourth Circuit until the resolution of the Rule 60 appeal. The Fourth Circuit has not yet requested or scheduled oral argument on the Rule 60 appeal. In November 2024, in response to writs of certiorari filed by both parties, the United States Supreme Court called for the view of the United States Solicitor General. The outcome of this matter cannot be predicted at this time.
TQ Delta — In July 2015, TQ Delta filed an action against Cox alleging patent infringement of eight patents related to the Multimedia over Coax Alliance standard, parts of which are alleged to be implemented in Whole Home DVR. The plaintiff voluntarily dropped two patents in response to the court’s requirement that the number of claims be reduced. Inter Partes Reviews (“IPRs”) were filed against the remaining six patents. The Patent Trial and Appeal Board invalidated four of the patents during the IPR proceeding, but two patents survived on appeal to the

United States Court of Appeal for the Federal Circuit. The parties have engaged in expert discovery and are awaiting rulings on claim construction and summary judgment. The outcome of this matter cannot be predicted at this time.
Other Patent Matters — Cox is a defendant or co-defendant in several lawsuits involving alleged infringement of various patents relating to various aspects of its businesses. In the event that a court ultimately determines that Cox infringes on any intellectual property rights, Cox may be subject to substantial damages and/or an injunction that could require Cox or its vendors to modify certain products and services Cox offers to its subscribers, as well as negotiate royalty or license agreements with respect to the patents at issue. While Cox intends to vigorously defend the actions, no assurance can be given that any adverse outcome would not be material to CEI's consolidated financial statements. CEI cannot predict the outcome of any of these matters nor can it reasonably estimate a range of possible loss at this time.
Other Legal Proceedings — Cox and its subsidiaries are parties to various other legal proceedings that are ordinary and incidental to their businesses.
12.	EQUITY
Common Stock
As of December 31, 2024, 2023 and 2022, there were 1,000 authorized shares of common stock, with a par value of one dollar, with 100 shares issued and outstanding. Holders of common stock are entitled to one vote per share and dividends are payable when and as declared.
As of December 31, 2024 and 2023, CEI, through wholly-owned subsidiaries, owned 100% of the outstanding shares of Cox's common stock. For the years ended December 31, 2024 and 2023, Cox paid dividends to its shareholder of $1.0 billion, and $750 million, respectively.
Noncontrolling Interests (“NCI”)
In May 2023, Cox entered into a Securities Purchase Agreement with the NCI in Fiber Platform, LLC (“Fiber Platform”) to purchase from various entities affiliated with UPN, a wholly-owned subsidiary of Fiber Platform, the common stock and Class A Units of Fiber Platform for $429 million. As a condition of closing, Cox also made tender offers to each management investor to purchase all of the remaining outstanding Class A Units for $87 million. Also as a condition of closing, tender offers were made to each holder of the Class B Units and Class B Participation Units, which were issued under long-term incentive compensation plans. The $429 million specified in the Securities Purchase Agreement and the payments made under the tender offers resulted in Cox purchasing all remaining interests in Fiber Platform for $608 million, effective June 2023.
Cox’s purchase of the NCI in Fiber Platform did not result in a change in Cox’s existing control of Fiber Platform, which resulted in no gain or loss recognition. Instead, the difference between the carrying value of the NCI and the consideration paid by Cox to acquire the NCI was recognized in additional paid-in capital, net of $98 million for deferred income taxes, within the Consolidated Statements of Changes in Equity. A portion of the tender offers described above that involved long-term incentive compensation plans resulted in accelerated vesting and compensation costs of $37 million, of which $13 million was capitalized and $24 million was expensed in 2023.
13.	FAIR VALUE MEASUREMENTS
Cox measures certain financial assets and liabilities at fair value on a recurring basis and also measures certain nonfinancial assets at fair value on a nonrecurring basis. Fair value is defined as an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. Fair value is a market-based measurement that is determined based on assumptions that market participants would use in pricing an asset or liability as defined in the below fair value hierarchy:
Level 1 —	Observable inputs such as quoted prices in active markets;
Level 2 —	Inputs, other than quoted prices in active markets, that are observable either directly or indirectly; and
Level 3 —	Unobservable inputs in which there is little or no market data, which require an entity to develop its own assumptions.
Recurring Fair Value Measurements
Cash Equivalents — Cox's cash equivalents are measured at fair value on a recurring basis and generally consist of money market funds, time deposits and commercial paper. The fair values of Cox's cash equivalents fall within

Level 1 of the fair value hierarchy and are based on a market approach using quoted prices and other relevant information generated by market transactions involving identical or comparable assets.
Derivative Instruments — Cox's derivative instruments are valued based on assumptions that Cox believes market participants would use in pricing, using widely accepted valuation techniques including discounted cash flow analysis on the expected cash flows of each derivative instrument. This analysis reflects the contractual terms of the derivative instruments, including the period to maturity and uses observable market-based inputs, including interest rate curves. Since model inputs can generally be verified and do not involve significant management judgment, Cox has concluded that these derivative instruments should be classified within Level 2 of the fair value hierarchy.
Debt — Cox's notes and debentures as of December 31, 2024 and 2023 is based on inputs other than quoted prices in active markets, that are observable either directly or indirectly and is classified within Level 2.
Other Financial Instruments — The carrying amounts of the Cox’s accounts receivable, accounts payable and other current assets and liabilities approximate fair value due to their short-term maturities and/or nature of these instruments.
Non-Recurring Fair Value Measurements
Cox's nonfinancial assets (such as property and equipment, goodwill and intangible assets), equity method investments and nonmarketable equity securities are not measured at fair value on a recurring basis; however, they are subject to fair value adjustments in certain circumstances, such as when there is evidence that an impairment may exist. Inputs used in these fair value measurements are often unobservable and may require judgment, which could affect the ascribed fair values.
During 2024 and 2023, Cox estimated the fair value of certain nonmarketable equity securities as a result of impairment indicators. The fair value of the equity securities fall within Level 3 of the fair value hierarchy.
Cox acquired a controlling financial interest in Logicworks during 2023. The acquisition value ascribed to the entity was based on arms-length negotiations, which were estimated using discounted cash flow models. The fair value of assets acquired and liabilities assumed were determined using the cost, income and market approaches, including market participant assumptions. In the case of trade name and developed technology acquired, Cox estimated fair value using the relief-from-royalty method, which assumes that value is provided to the extent the acquirer is relieved of the obligations to pay royalties for the benefits received from the technology and the trade name. This method required estimations of future revenues for the technology and brand, the appropriate royalty rates and the weighted-average cost of capital. The fair value for customer relationships was determined as of the acquisition date using the excess earnings method. Under this methodology, fair value is determined based on the estimated future after-tax cash flows arising from the acquired customer relationships over the estimated useful lives after considering customer attrition and contributory asset charges. Goodwill represents the difference between the acquisition value and fair values ascribed to the entities’ net assets, inclusive of these identified assets. All of these fair value estimates fall within Level 3 of the fair value hierarchy.
Cox estimated the fair value of its Fiber reporting unit, using the discounted cash flow method, as of December 31, 2022, as a result of impairment indicators. The fair value of goodwill is classified within Level 3 of the fair value hierarchy. The significant assumptions used in the valuation of the reporting unit included projected cash flows and a weight average cost of capital discount rate, which was derived from the financial structures of comparable companies corresponding to its industry.
14.	TRANSACTIONS WITH AFFILIATED COMPANIES AND RELATED PARTIES
For all periods presented in the Consolidated Financial Statements, related party transactions and activities between Cox and CEI, other CEI subsidiaries and other related parties may not have been consummated on terms equivalent to those that would prevail in an arm’s-length transaction where conditions of competitive, free-market dealing may exist.
Allocated Expenses from CEI
Allocated expenses as shown in the table below are directly calculated or based on CEI's estimate of services provided to Cox in relation to those provided to other CEI subsidiaries. Cox believes that these allocations were made on a reasonable basis. However, the allocations are not necessarily indicative of the level of expenses that might have been incurred had Cox contracted directly with third parties.

	Year Ended December 31,
(in million)	2024	2023	2022
Employee Benefits Plans
Healthcare and other employee benefits	$255	$244	$238
Qualified and nonqualified pension(a)	91	91	196
401(k) Plan	91	80	78
Postemployment and postretirement benefits(a)	22	22	18
Long-term incentive compensation	142	170	122
Other Allocated Expenses(b)
Management services	278	236	253
Occupancy-related services	26	39	28

(a)
The service cost component related to Cox’s qualified and nonqualified pension plans and postretirement benefits is recorded to operating costs and expenses on the Consolidated Statements of Operations. The non-service cost component, which includes interest cost, expected return on plan assets, prior service cost amortization and actuarial loss amortization, is recorded to miscellaneous income (expense) — net on the Consolidated Statements of Operations and totaled $26 million, $33 million and $(35) million for the years ended December 31, 2024, 2023 and 2022.

(b)
Cox receives certain management (e.g., legal, corporate secretarial, tax, cash management, treasury, internal audit, risk management, employee benefit administration and other support services) and occupancy-related (e.g., repairs and maintenance, utilities, insurance and property taxes) services from CEI.

Healthcare and Other Employee Benefits — Certain of Cox's employees participate in CEI and other company sponsored employee benefit plans, including medical, dental, vision, life and long-term disability insurance plans. Eligibility requirements vary depending on the plan, but are generally available to full-time employees and, depending on the plan, their dependents.
Qualified and Nonqualified Pension — Certain full-time employees of Cox are eligible to participate in CEI's funded, qualified, defined-benefit pension plan. Certain key employees also participate in CEI's unfunded, nonqualified, supplemental pension plan. These plans call for benefits to be paid to eligible employees at retirement based primarily upon years of service with CEI and Cox and compensation rates near retirement. Under the pension plans, CEI allocates pension expense to Cox generally based on the actuarial determinations of the effects of Cox's employees' participation in the plans. Annual expenses may be volatile, largely as a result of economic factors, including volatility in discount rates and investment returns, as well as changes in laws, regulations and assumptions used to calculate pension expense.
401(k) Plan — In February 2017, CEI announced that it will no longer offer participation in both its pension or postretirement healthcare plans to Cox employees who join or are rehired with Cox after March 2017. Such employees will instead be offered an enhanced match in the 401(k) Plan, consisting of a 100% match of contributions up to 6% of eligible compensation, plus an annual contribution of 2% of eligible compensation, which vests on the third anniversary of employment. Employees hired prior to April 1, 2017 will continue to participate and accrue benefits under the existing pension and postretirement healthcare plans and will also continue to receive a 50% match on contributions up to 6% of eligible compensation under the 401(k) Plan.
Postemployment and Postretirement Benefit Plans — Cox also provides certain postemployment benefits and postretirement healthcare and life insurance benefits to certain employees through participation in CEI's postemployment and retiree healthcare plans. Under these plans, CEI allocates postemployment and postretirement expense to Cox generally based on the actuarial determinations of the effects of Cox's employees' participation in the plans.
Long-Term Incentive Compensation — Cox offers eligible executives and key employees the opportunity to participate in the CEI Long-Term Incentive Plan (“LTIP”), which provides for the payment of benefits in the form of cash. CEI plan awards are typically granted annually. Awards granted under the LTIP are three-year awards and vest 100% on the third anniversary of the grant date. Compensation expense for the plan awards is allocated to Cox by CEI based on the accelerated vesting model and expectations about meeting CEI revenue, profitability and/or cash flow targets.

Amounts due from Cox Enterprises, Inc.
Cox receives day-to-day cash management services from CEI, with settlements of outstanding balances between Cox and CEI occurring periodically. The amounts due from CEI are due on demand and represent the net balance of the intercompany transactions. Amounts due from CEI were $4.3 billion and $1.3 billion as of December 31, 2024 and 2023, respectively. The interest rate is based on CEI's internal borrowing rate, generally determined from CEI's rates under the Credit Facility, which ranged from 4.62% to 5.45% in 2024, 5.18% to 6.44% in 2023 and 1.35% and 5.64% in 2022. CEI adopted SOFR rates as of July 2023 and used LIBOR rates in prior periods. The associated interest income was $209 million, $97 million and $49 million for the years ended December 31, 2024, 2023 and 2022, respectively
Other Related Party Transactions
CEI purchases insurance for a fixed premium cost from several insurance companies, including an insurance company indirectly owned by descendants of Governor James M. Cox, the founder of CEI, which was subsequently acquired by CEI in December 2024. These related party insurance companies are insurers and reinsurers on various insurance policies purchased by CEI and employ a consulting actuary to calculate the annual premiums for general, auto and workers' compensation and property liability insurance based on CEI's loss experience, consistent with insurance industry practice. Cox's portion of these insurance costs totaled $74 million, $76 million and $70 million for the years ended December 31, 2024, 2023 and 2022, respectively.
Cox pays fees to certain entities in which it has a minority ownership interest in exchange for cable programming. Programming fees related to such affiliates were $39 million, $37 million and $34 million for the years ended December 31, 2024, 2023 and 2022, respectively. The majority of payments made in 2024, 2023 and 2022 were paid to InDemand, a provider of pay-per-view, video-on-demand and high-definition programming.
Cox receives advertising revenue from and pays commissions to, National Cable Communications LLC (rebranded as Ampersand), an entity in which it has a minority ownership interest. Revenues related to Ampersand were $130 million, $68 million and $182 million for the years ended December 31, 2024, 2023 and 2022, respectively. Commissions expenses paid to Ampersand were $17 million, $9 million and $24 million for the years ended December 31, 2024, 2023 and 2022, respectively.
CTech Lease — In December 2010, Cox entered into a finance lease agreement with CTech Holdings, LLC (“CTech”) for two new buildings at the CEI headquarters campus in Atlanta, Georgia. The properties serve as the primary operations of Cox's technology organization. The term of the finance lease is from June 2012 through January 2038.
Cox Headquarters Lease — In October 2013, Cox entered into a 25-year financing agreement with JMC-T2, LLC (“T2”) for an office tower on the CEI headquarters campus in Atlanta, Georgia. The property serves as the corporate headquarters of Cox. Cox guaranteed the payments associated with the construction debt. The term of the agreement is from February 2015 through February 2040.
Future related party commitments, included within Cox's finance lease liabilities, as of December 31, 2024 are estimated to be as follows:

(in millions)	CTech Lease	Cox Headquarters Lease
2025	$26	$23
2026	27	24
2027	27	24
2028	28	25
2029	29	26
Thereafter	262	301

There are various other related party activities between Cox and related parties that individually and in the aggregate, are not material to Cox's Consolidated Financial Statements.
******

Annex A
TRANSACTION AGREEMENT

by and among

COX ENTERPRISES, INC.

CHARTER COMMUNICATIONS, INC.

and

CHARTER COMMUNICATIONS HOLDINGS, LLC

Dated as of May 16, 2025

EXHIBITS

Exhibit A	Amended and Restated Certificate
Exhibit B	Amended and Restated Bylaws
Exhibit C	Preferred Term Sheet	A-93
Exhibit D	Letter Agreement
Exhibit E	Reverse Transition Services Term Sheet
Exhibit F	Stockholders Agreement
Exhibit G	Tax Receivables Agreement
Exhibit H	Transition Services Term Sheet

This TRANSACTION AGREEMENT, dated as of May 16, 2025, is made by and among Cox Enterprises, Inc., a Delaware corporation (“Cabot Parent” and, after the execution and delivery of the Cabot NewCo Joinders, together with NewCo 1, NewCo 2, NewCo 3, NewCo 4 and NewCo 5, the “Cabot Parties”), Charter Communications, Inc., a Delaware corporation (“Columbus”) and Charter Communications Holdings, LLC, a Delaware limited liability company (“Columbus Holdings” and, together with Columbus and, after the execution and delivery of the Columbus NewCo Joinder, Columbus NewCo, the “Columbus Parties”).
RECITALS
A.	As of the date of this Agreement, Cabot Parent and its Subsidiaries operate the Cabot Business;
B.	Prior to the Closing, Cabot Parent and its Subsidiaries shall effect the Restructuring in accordance with the terms of this Agreement; and
C.
Cabot Parent desires to (i) cause NewCo 1 to sell and transfer to Columbus NewCo, and Columbus NewCo shall purchase and acquire from NewCo 1, all of NewCo 1’s right, title and interest in and to the NewCo 2 Equity Interests, the NewCo 3 Equity Interests, the NewCo 4 Equity Interests and the NewCo 5 Equity Interests and (ii) cause NewCo 1 to contribute, assign, convey, transfer and deliver all right, title and interest in the Membership Interests and the Cabot Assets to Columbus Holdings, and Columbus Holdings desires to accept such contribution, assignment, conveyance, transfer and delivery from NewCo 1, upon the terms and subject to the conditions set forth in this Agreement (collectively, the “Transaction”).

AGREEMENT
In consideration of the Recitals above, which are hereby incorporated into this Agreement by reference, the representations, warranties, covenants and undertakings contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:
ARTICLE I
DEFINITIONS AND TERMS
Section 1.1 Certain Definitions. As used in this Agreement, the following terms have the meanings set forth below:
“2026 Cabot Business Employee Award Value” has the meaning set forth in Section 5.7(g)(ii).
“280G Stockholder Vote” has the meaning set forth in Section 5.7(l).
“Action” means any litigation, claim, action, arbitration, suit, hearing or proceeding (whether civil, criminal or administrative).
“Adverse Recommendation Change” means either of the following, as the context may indicate: (i) any failure by the Board of Directors of Columbus to make (as required hereby), or any withdrawal or modification in a manner adverse to Cabot of, the Columbus Board Recommendation or (ii) any recommendation by Columbus’s Board of Directors of a Columbus Acquisition Proposal.
“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities or by contract or otherwise. A “controlled Affiliate” means, with respect to any Person, an Affiliate controlled by such Person. Notwithstanding anything to the contrary set forth in this Agreement, (i) Amundsen and Lewis shall not be deemed to be Affiliates of any of the Columbus Parties and (ii) Cabot Parent and its Affiliates shall not be deemed to be Affiliates of any of the Columbus Parties or, from and after the Closing, Cabot and the Transferred Subsidiaries.
“Aggregate Flex Plan Balance” has the meaning set forth in Section 5.7(e)(ii).
“Agreement” means this Transaction Agreement, as it may be amended or supplemented from time to time in accordance with the terms hereof.

“Aircraft Services Agreement” has the meaning set forth in Section 5.30.
“Allocation” has the meaning set forth in Section 5.21(g).
“Amended and Restated Bylaws” means the Second Amended and Restated Bylaws of Columbus, in the form attached hereto as Exhibit B, to be adopted by Columbus at the Closing.
“Amended and Restated Certificate” means the Second Amended and Restated Certificate of Incorporation of Columbus, in the form attached hereto as Exhibit A, to be filed at the Closing.
“Amendment” has the meaning set forth in Section 9.2.
“Amundsen” means Advance/Newhouse Partnership, a New York general partnership.
“Ancillary Agreements” means the Exchange Agreement, the Registration Rights Agreement, the LLC Agreement, the Stockholders Agreement, the Tax Receivables Agreement, the Transition Services Agreement, the Reverse Transition Services Agreement, the Letter Agreement, the Cabot NewCo Joinders, the Columbus NewCo Joinder, the Lewis Side Letter, the Voting Agreements and the Aircraft Services Agreement.
“Antitrust Applications” has the meaning set forth in Section 5.5(a).
“Antitrust Laws” means the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other United States federal or state or foreign statutes, rules, regulations, orders, decrees, administrative or judicial doctrines or other laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.
“Assumed Liabilities” means all Liabilities of the Cabot Business to the extent arising out of, or relating to, the ownership or operation of the Cabot Business or the Cabot Assets, whether arising prior to, at or following the Closing; provided that (x) Indebtedness pursuant to clause (a) or clause (d) of the definition thereof constituting “Assumed Liabilities” shall consist solely of (i) the Existing Cabot Notes, (ii) the Existing CoxCom Notes, (iii) any Surviving Permitted Refinancing Indebtedness and (iv) any other Indebtedness for borrowed money owed to third parties incurred in the Ordinary Course, (y) Indebtedness pursuant to clause (b) of the definition thereof constituting “Assumed Liabilities” shall consist solely of obligations relating to Indebtedness described in the foregoing clause (x), and (z) the aggregate amount of finance leases pursuant to clause (f) of the definition thereof constituting “Assumed Liabilities”, which amount was $742,000,000 as of March 31, 2025, shall not exceed $750,000,000 as of the Closing (clauses (x), (y) and (z), collectively, “Specified Indebtedness”). All other Indebtedness pursuant to clause (a) or clause (d) of the definition thereof and finance leases of Cabot Parent and its Subsidiaries (including Cabot and the Transferred Subsidiaries) pursuant to clause (f) of the definition thereof that are not Specified Indebtedness shall be deemed to be Excluded Liabilities. For the avoidance of doubt, “Assumed Liabilities” shall exclude the Excluded Liabilities and shall include the Indebtedness described on Section 1.1(f) of the Cabot Disclosure Schedule.
“Audited Financial Statements” has the meaning set forth in Section 3.6(a).
“Benefit Plans” has the meaning set forth in Section 3.14(a).
“Books and Records” means all books, ledgers, files, reports, plans, records, manuals, maps, engineering data and test results held by Cabot Parent, Cabot or any of their respective Subsidiaries that primarily relate to Cabot and the Transferred Subsidiaries, the Cabot Systems and the Cabot Business which are in existence on the Closing Date.
“Borrowing” has the meaning set forth in Section 5.21(a).
“Broadband Grant” means any award of funding or financing to Cabot or its Affiliates, or to Columbus and its Affiliates, by any federal, state or local Government Entity or pursuant to any plan or program operated by a Government Entity, whether in the form of an order, decision, contract, subsidy or other mechanism, to support the construction, installation, expansion or maintenance of any broadband network or related infrastructure or the provision of broadband service.
“Burdensome Condition” has the meaning set forth in Section 5.5(c).
“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.
“Business Portion” has the meaning set forth in Section 5.23(a).

“Cabot” means Cox Communications, Inc., a Delaware corporation, or following its conversion into a limited liability company pursuant to the Restructuring, Cox Communications, LLC.
“Cabot Assets” has the meaning set forth in Section 2.2(a).
“Cabot Benefit Plans” has the meaning set forth in Section 3.14(a).
“Cabot Borrower Removal” has the meaning set forth in Section 5.14(d)(i).
“Cabot Business” means, collectively and subject to the following sentence, (a) the business of directly or indirectly owning (wholly or partially) and operating cable and/or communications systems that provide customers with analog and digital multichannel video programming services, high-speed internet services, digital voice services, wireless mobile services and other cable, communications and/or voice services in the geographic areas listed in Section 1.1(b) of the Cabot Disclosure Schedule, (b) the business of providing managed IT and cloud services and (c) the business of providing commercial fiber infrastructure solutions, in each case as conducted by Cabot and its Subsidiaries as of immediately prior to the Closing. Cabot and the Columbus Parties agree that the “Cabot Business” shall include only the businesses of Cabot and its Subsidiaries described in the immediately prior sentence and, for the avoidance of doubt, shall not include any of the other businesses, operations or activities of Cabot and its Subsidiaries, including any businesses, operations or activities of any Excluded Subsidiary, or any businesses, operations or activities of Cabot Parent or its Affiliates (other than the Transferred Subsidiaries) (all of the foregoing businesses described in this sentence, the “Excluded Businesses”).
“Cabot Business Employee” has the meaning set forth in Section 5.7(a).
“Cabot Consents” means all contractual, constitutional, governmental or quasi-governmental consents, approvals, waivers, authorizations, notices and filings required to be obtained by Cabot Parent, Cabot and their respective Subsidiaries and any Cabot Parent Beneficial Owner from, or to be given by Cabot Parent, Cabot and their respective Subsidiaries and any Cabot Parent Beneficial Owner to, or to be made by Cabot Parent, Cabot or their respective Subsidiaries or any Cabot Parent Beneficial Owner with, any Person in connection with the execution and delivery by Cabot Parent of this Agreement or the Ancillary Agreements to which it is a party, the performance by Cabot Parent of its obligations hereunder or under the Ancillary Agreements or the consummation by Cabot Parent of the transactions contemplated hereby or thereby in accordance with the terms hereof and thereof.
“Cabot Demising Lease” has the meaning set forth in Section 3.12(a).
“Cabot Disclosure Schedule” means the Cabot Disclosure Schedule of even date herewith delivered by Cabot Parent to Columbus in connection with the execution and delivery of this Agreement.
“Cabot F-Reorganization” has the meaning set forth in Section 5.16(b)(i).
“Cabot Franchise” means each franchise, as such term is defined in the Communications Laws (including but not limited to cable video franchises under Title VI of the Communications Act), granted by a Government Entity authorizing the construction, upgrade, maintenance, operation, or placement in a public right-of-way of any part of the Cabot Systems.
“Cabot Fundamental Representations” means the representations and warranties of Cabot Parent set forth in the second sentence of Section 3.1(b), Section 3.1(c) and Section 3.1(d) (Equity Interests); Section 3.2 (Authorization); Section 3.5 (Binding Effect); and Section 3.25 (Finders’ Fees).
“Cabot Governmental Authorizations” means all Cabot Franchises, licenses, permits, certificates, filings, registrations, Broadband Grants, and other authorizations and approvals issued by a Government Entity, including the FCC, a State Regulatory Authority, an LFA or a local, state or federal Government Entity that administers Broadband Grants, that Cabot Parent or any of its Subsidiaries hold in connection with the Cabot Business.
“Cabot Guarantees” has the meaning set forth in Section 5.16(e).
“Cabot Indenture Officers’ Certificates” has the meaning set forth in Section 5.14(a).
“Cabot Intercompany Promissory Note” means that certain Revolving Promissory Note, dated as of May 2, 2003, by and among Cabot, as maker, and Cabot Parent, as payee, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Cabot IT Assets” means any and all computers, computer software (including any related code), firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment, and all associated documentation owned by Cabot Parent or its Subsidiaries or licensed or leased to Cabot Parent or its Subsidiaries, excluding any public networks, in each case, which is used in or relates to the operation of the Cabot Business.
“Cabot Labor Agreement” has the meaning set forth in Section 3.15(b).
“Cabot Lease” means any lease, license agreement, sublease, other occupancy agreement, tenancy or right to occupy any space to which Cabot Parent or a Subsidiary thereof is a party, which governs the use of real property owned by Persons other than Cabot Parent or such Subsidiary, as the case may be, in each case, which (a) is a Cabot Asset, (b) requires Cabot Parent or its Subsidiaries to pay in excess of $5,000,000 over the 12-month period following the date hereof and (c) is not a Cabot Demising Lease.
“Cabot Leased Real Property” means the real property that is the subject of any of the Cabot Leases, including any leasehold improvements related to such Cabot Lease and all easements, rights-of-way, appurtenances and other rights benefiting such real property.
“Cabot Licensed Intellectual Property Rights” means any and all Intellectual Property Rights owned by a third party and licensed or sublicensed to Cabot Parent or any of its Subsidiaries or for which Cabot Parent or any of its Subsidiaries has obtained a covenant not to be sued, in each case which is a Cabot Asset.
“Cabot Material Adverse Effect” means any effect, state of facts, change, development, event, condition or occurrence (each, an “Effect”) that (a) has a material adverse effect on the business, results of operations, financial condition, cash flows, assets or liabilities of Cabot and the Transferred Subsidiaries, taken as a whole, excluding any such Effect to the extent resulting from or arising out of: (i) any change in international, national, regional or industry-wide economic or business conditions (including financial and capital market conditions) or any tariffs, trade wars or similar matters; (ii) changes or conditions generally affecting the multichannel video programming, high-speed Internet, voice, mobile or telecommunications industries in the United States or any other industries in which the Cabot Business operates; (iii) changes in general political conditions, any outbreak or escalation of hostilities or acts of war, sabotage, cyberattack or terrorism or natural disasters or any other national or international calamity (including epidemics and pandemics), except to the extent any of the foregoing causes any damage or destruction to or renders unusable any facility or property of Cabot or any of the Transferred Subsidiaries; (iv) the execution of this Agreement or the announcement, pendency or consummation of the transactions contemplated by this Agreement (including, in each case, the impact thereof on, any loss of, or adverse change in, the relationship, contractual or otherwise, of Cabot and/or the Transferred Subsidiaries with their employees, customers, distributors, partners or suppliers or any other Persons with whom they transact business that is proximately caused thereby) (provided that this clause (iv) shall not apply to Sections 3.2, 3.3, 3.4 and 3.14(f)); (v) any failure by Cabot or any of the Transferred Subsidiaries, in and of itself, to meet any internal or published projections, forecasts or predictions in respect of financial performance, including revenues, earnings or cash flows, for any period (it being understood that this clause (v) shall not prevent any party from asserting that any fact, change, event, occurrence or effect that may have given rise or contributed to such failure may be taken into account in determining whether there has been a Cabot Material Adverse Effect); (vi) any actual or proposed change in Law or interpretations thereof; (vii) changes in GAAP (or authoritative interpretation thereof); or (viii) compliance with the terms of, or the taking of any action required by, or the failure to take any action prohibited by, this Agreement (provided that this clause (viii) shall not apply to any obligation to operate in the Ordinary Course set forth in this Agreement); provided, that notwithstanding the foregoing, clauses (i), (ii), (iii), (vi) and (vii) shall not apply to the extent that the adverse effect on Cabot and/or the Transferred Subsidiaries resulting from or arising out of the matters described therein is disproportionate relative to the adverse effects on the other participants in the multichannel video programming, high-speed Internet, voice, mobile or telecommunications industries in the United States or any other industries in which the Cabot Business operates, but, in such event, only the incremental disproportionate impact of such changes, conditions, circumstances or developments shall (unless otherwise excluded from the definition of Cabot Material Adverse Effect) be taken into account in determining whether there has been a Cabot Material Adverse Effect; or (b) would prevent any Cabot Party or Cabot or any of their respective Affiliates from consummating the transactions contemplated by this Agreement prior to the End Date.
“Cabot Material Contracts” has the meaning set forth in Section 3.11(a).

“Cabot Material Pole Attachment Contract” means a material pole agreement to which Cabot Parent or its Subsidiaries is a party and which is a Cabot Asset.
“Cabot Name” means the Cox name and trademark and any other names, logos, Internet addresses, domain names, trademarks and related registrations and applications, in each case, that consist of or contain the Cox name or any variations thereof.
“Cabot NewCo Joinders” has the meaning set forth in Section 5.16(b)(viii).
“Cabot NewCos” means NewCo 1, NewCo 2, NewCo 3, NewCo 4 and NewCo 5.
“Cabot Note Offers and Consent Solicitations” has the meaning set forth in Section 5.14(a).
“Cabot Owned Intellectual Property Rights” means any and all Intellectual Property Rights owned or purported to be owned by Cabot Parent or any of its Subsidiaries and which constitute Cabot Assets.
“Cabot Owned Real Property” means the real property owned by Cabot Parent or its Subsidiaries, including any and all buildings, plants, structures and improvements located thereon, fixtures attached thereto and all easements, rights-of-way, appurtenances and other rights benefiting such real property, in each case, which is a Cabot Asset.
“Cabot Parent” has the meaning set forth in the Preamble.
“Cabot Parent 401(k) Plan” has the meaning set forth in Section 5.7(d).
“Cabot Parent Beneficial Owner” has the meaning set forth in Section 3.2.
“Cabot Parent Flex Plan” has the meaning set forth in Section 5.7(e)(i).
“Cabot Parent Group Tax Claim” has the meaning set forth in Section 7.5(d).
“Cabot Parent Guarantees” has the meaning set forth in Section 5.16(e).
“Cabot Parent Indemnitees” has the meaning set forth in Section 7.3.
“Cabot Parent Insurance” has the meaning set forth in Section 5.18.
“Cabot Parent Issuance” means the issuance of shares of Columbus Class C Common Stock, Columbus Holdings Class C Common Units and Columbus Holdings Preferred Units to Cabot Parent as the Equity Consideration.
“Cabot Parent Group Tax Claim” has the meaning set forth in Section 7.5(d).
“Cabot Parties” has the meaning set forth in the Preamble.
“Cabot Redemption Notice” has the meaning set forth in Section 5.14(b).
“Cabot Redemption Officers’ Certificate” has the meaning set forth in Section 5.14(b).
“Cabot Related Persons” has the meaning set forth in Section 3.26.
“Cabot’s Knowledge” or any similar phrase, means the actual knowledge of the employees of Cabot and its Affiliates set forth on Section 1.1(c) of the Cabot Disclosure Schedule.
“Cabot Long-Term Award” has the meaning set forth in Section 5.7(g).
“Cabot Supplemental Indentures” has the meaning set forth in Section 5.14(a).
“Cabot System” means any System that is used in the operation of the Cabot Business.
“Cap” has the meaning set forth in Section 7.4(a).
“Cash Consideration” means $4.0 billion (four billion), which amount includes the cash payments to be made pursuant to Section 2.3(a)(i) and Section 2.3(a)(ii).
“Certificate Amendment” has the meaning set forth in Section 2.1.
“Chosen Courts” has the meaning set forth in Section 9.8.
“Clean Team Agreement” means the Clean Team Agreement by and between Columbus and Cabot Parent, dated April 15, 2025.

“Closing” has the meaning set forth in Section 2.1.
“Closing Date” means the time at which and the date on which the Closing actually occurs.
“Code” means the Internal Revenue Code of 1986, as amended.
“Columbus” has the meaning set forth in the Preamble.
“Columbus 401(k) Plan” has the meaning set forth in Section 5.7(d).
“Columbus Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer or proposal relating to (i) any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of Columbus and its Subsidiaries or 25% or more of any class of equity or voting securities of Columbus or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of Columbus, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Third Party beneficially owning 25% or more of any class of equity or voting securities of Columbus or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of Columbus or (iii) a merger, consolidation, share exchange, business combination or other similar transaction involving Columbus or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of Columbus; provided that “Columbus Acquisition Proposal” shall not include (x) any offer or proposal that would not, or would not reasonably be expected to, (a) require Columbus to abandon or terminate the Transaction, (b) delay the consummation of the Transaction beyond the End Date or (c) prohibit or prevent the consummation of the Transaction or (y) the Lewis Transactions.
“Columbus Arrangements” has the meaning set forth in Section 5.7(l).
“Columbus Board Recommendation” has the meaning set forth in Section 5.10.
“Columbus Class A Common Stock” means the Class A common stock of Columbus.
“Columbus Class B Common Stock” means the Class B common stock of Columbus.
“Columbus Class C Common Stock” means the Class C common stock of Columbus, which shall have the terms set forth in the Amended and Restated Certificate.
“Columbus Consents” means all contractual, constitutional, governmental or quasi-governmental consents, approvals, waivers, authorizations, notices and filings required to be obtained by Columbus or any of its Affiliates from, or to be given by Columbus or any of its Affiliates to, or to be made by Columbus or any of its Affiliates with, any Person in connection with the execution and delivery by Columbus of this Agreement or the Ancillary Agreements to which it is a party, the performance by Cabot Parent of its obligations hereunder or under the Ancillary Agreements or the consummation by Columbus of the transactions contemplated hereby or thereby in accordance with the terms hereof and thereof.
“Columbus Disclosure Schedule” means the Columbus Disclosure Schedule of even date herewith delivered by Columbus to Cabot Parent in connection with the execution and delivery of this Agreement.
“Columbus Investment Grade Downgrade Event” means, with respect to any series of senior secured notes co-issued by Charter Communications Operating, LLC and Charter Communications Operating Capital Corp., the rating on such notes is lowered below an Investment Grade Rating by at least two Rating Agencies on any date from the first public announcement by Columbus of the pending Transaction and ending 60 days following the Closing Date (which period shall be extended until the ratings are announced if, during such 60-day period, the rating of the Existing Cabot Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies).
“Columbus Flex Plan” has the meaning set forth in Section 5.7(e)(i).
“Columbus Franchise” means each franchise, as such term is defined in the Communications Act, granted by a Government Entity authorizing the construction, upgrade, maintenance and operation of any part of the Columbus Systems.
“Columbus Fundamental Representations” means the representations and warranties of Columbus set forth in Section 4.2(b) and Section 4.2(c) (Equity Interests); Section 4.3 (Authorization); Section 4.6 (Binding Effect); and Section 4.11 (Finders’ Fees).

“Columbus Governmental Authorizations” means all Columbus Franchises, licenses, permits, certificates, filings, registrations and other authorizations and approvals that Columbus or any of its Subsidiaries is required to obtain from, or make with, any Government Entity.
“Columbus Holdings” has the meaning set forth in the Preamble.
“Columbus Holdings Class A Common Units” mean Class A Common Units of Columbus Holdings, with the terms set forth in the LLC Agreement.
“Columbus Holdings Class B Common Units” mean Class B Common Units of Columbus Holdings, with the terms set forth in the LLC Agreement.
“Columbus Holdings Class C Common Units” mean Class C Common Units of Columbus Holdings, with the terms set forth in the LLC Agreement.
“Columbus Holdings Preferred Units” means Preferred Units of Columbus Holdings, with the terms set forth on Exhibit C attached hereto (such exhibit, the “Preferred Term Sheet”).
“Columbus Indebtedness” has the meaning set forth in Section 5.3(a)(vii).
“Columbus Indemnitees” has the meaning set forth in Section 7.2.
“Columbus Intervening Event” means any material event, change, effect, development or occurrence occurring or arising after the date of this Agreement that (i) was not known or reasonably foreseeable (or if known, the consequences or magnitude of which were not known or reasonably foreseeable) to the Board of Directors or executive officers of Columbus as of or prior to the date of this Agreement and (ii) does not relate to or involve a Columbus Acquisition Proposal; provided that (x) in no event shall any action taken by either party pursuant to the affirmative covenants set forth in Section 5.4, and the consequences of any such action, constitute, be deemed to contribute to or otherwise be taken into account in determining whether there has been a Columbus Intervening Event and (y) in no event shall any changes in the market price or trading volume of the Columbus Class A Common Stock, in and of itself, constitute, be deemed to contribute to or otherwise be taken into account in determining whether there has been a Columbus Intervening Event (it being understood that the facts or occurrences giving rise or contributing to such changes described in clause (y) may be taken into account when determining whether there has been a Columbus Intervening Event).
“Columbus Material Adverse Effect” means any Effect that (a) has a material adverse effect on the business, results of operations, financial condition, cash flows, assets or liabilities of Columbus and its Subsidiaries, taken as a whole, excluding any such Effect to the extent resulting from or arising out of: (i) any change in international, national, regional or industry-wide economic or business conditions (including financial and capital market conditions) or any tariffs, trade wars or similar matters; (ii) changes or conditions generally affecting the multichannel video programming, high-speed Internet, voice, mobile or telecommunications industries in the United States or any other industries in which Columbus operates; (iii) changes in general political conditions, any outbreak or escalation of hostilities or acts of war, sabotage, cyberattack or terrorism or natural disasters or any other national or international calamity (including epidemics and pandemics), except to the extent any of the foregoing causes any damage or destruction to or renders unusable any facility or property of Columbus or any of its Subsidiaries; (iv) the execution of this Agreement or the announcement, pendency or consummation of the transactions contemplated by this Agreement or the Lewis Merger Agreement (including, in each case, the impact thereof on, any loss of, or adverse change in, the relationship, contractual or otherwise, of Columbus and/or its Subsidiaries with their employees, customers, distributors, partners or suppliers or any other Persons with whom they transact business that is proximately caused thereby) (provided that this clause (iv) shall not apply to Sections 4.3 and 4.4); (v) any failure by Columbus or any of its Subsidiaries, in and of itself, to meet any internal or published projections, forecasts or predictions in respect of financial performance, including revenues, earnings or cash flows, for any period (it being understood that this clause (v) shall not prevent any party from asserting that any fact, change, event, occurrence or effect that may have given rise or contributed to such failure may be taken into account in determining whether there has been a Columbus Material Adverse Effect); (vi) any actual or proposed change in Law or interpretations thereof; (vii) changes in GAAP (or authoritative interpretation thereof); (viii) any change in the price of the Columbus Class A Common Stock on the NASDAQ (it being understood that this clause (viii) shall not prevent any party from asserting that any fact, change, event, occurrence or effect that may have given rise or contributed to such change may be taken into account in determining whether there has been a Columbus Material Adverse Effect); or (ix) compliance with the terms of, or the taking of any action required by, or the failure to take any action prohibited by, this Agreement

(provided that this clause (ix) shall not apply to any obligation to operate in the Ordinary Course set forth in this Agreement); provided, that notwithstanding the foregoing, clauses (i), (ii), (iii), (vi) and (vii) shall not apply to the extent that the adverse effect on Columbus and/or its Subsidiaries resulting from or arising out of the matters described therein is disproportionate relative to the adverse effects on the other participants in the multichannel video programming, high-speed Internet, voice, mobile or telecommunications industries in the United States or any other industries in which Columbus operates, but, in such event, only the incremental disproportionate impact of such changes, conditions, circumstances or developments shall (unless otherwise excluded from the definition of Columbus Material Adverse Effect) be taken into account in determining whether there has been a Columbus Material Adverse Effect; or (b) would prevent any Columbus Party from consummating the transactions contemplated by this Agreement prior to the End Date.
“Columbus NewCo” has the meaning set forth in Section 5.16(d)(i).
“Columbus NewCo Joinder” has the meaning set forth in Section 5.16(d)(ii).
“Columbus Parties” has the meaning set forth in the Preamble.
“Columbus Plans” has the meaning set forth in Section 5.7(b)(ii).
“Columbus SEC Filings” has the meaning set forth in Section 4.7(a).
“Columbus Stockholder Approvals” means, collectively, (a) the affirmative vote of the holders of a majority of the aggregate voting power of the outstanding shares of Columbus Class A Common Stock and Columbus Class B Common Stock, voting together, in favor of the Certificate Amendment; and (b) the affirmative vote of the holders of a majority of the votes cast by holders of Columbus Class A Common Stock and Columbus Class B Common Stock, voting together, in favor of the Cabot Parent Issuance, in each case at the Columbus Stockholder Meeting.
“Columbus Stockholder Meeting” has the meaning set forth in Section 5.10.
“Columbus Superior Proposal” has the meaning set forth in Section 5.11(e).
“Columbus System” means any System that is used in the operation of the business of Columbus or its Subsidiaries.
“Columbus’s Knowledge” or any similar phrase, means the actual knowledge of the employees of Columbus and its Affiliates set forth on Section 1.1(a) of the Columbus Disclosure Schedule.
“Communications Act” means the Communications Act of 1934, including the Cable Communications Policy Act of 1984, the Cable Television Consumer Protection and Competition Act of 1992 and the Telecommunications Act of 1996, each as amended.
“Communications Laws” means the Communications Act and all applicable local, state and federal Laws regulating communications or cable service providers, businesses, services or facilities or administering Broadband Grants, including any cable franchises, and any other published administrative or judicial decisions implementing or interpreting the Communications Act or such federal, state or local laws.
“Communications Services” means voice and cable services and any other services over which a state has asserted regulatory jurisdiction, including any and all services provided over network or infrastructure that is the subject of, or funded in whole or in part by, a Broadband Grant.
“Confidentiality Agreement” means the mutual nondisclosure agreement by and between Columbus and Cabot Parent, dated March 28, 2025.
“Consent Solicitations” has the meaning set forth in Section 5.14(a).
“Continuing Employees” has the meaning set forth in Section 5.7(a).
“Contracts” means all agreements, contracts, purchase orders, arrangements, commitments and licenses (other than this Agreement, Cabot Franchises, Columbus Franchises, Cabot Leases or Cabot Demising Leases), whether written or oral.
“Contribution” has the meaning set forth in Section 2.2(b).
“Controlling Party” has the meaning set forth in Section 7.5(d).

“D&O Indemnification Obligation” has the meaning set forth in Section 5.26(c).
“D&O Indemnified Person” has the meaning set forth in Section 5.26(c).
“Deal Litigation” has the meaning set forth in Section 5.15(b).
“Debt Financing” has the meaning set forth in Section 5.13.
“Debt Offer Documents” has the meaning set forth in Section 5.14(a).
“Deductible” has the meaning set forth in Section 7.4(a).
“Designated Person” has the meaning set forth in Section 9.12(b).
“DGCL” means the Delaware General Corporation Law.
“Direct Claim” has the meaning set forth in Section 7.5(c).
“Distribution” has the meaning set forth in Section 5.16(b)(ii).
“Employees” means, with respect to a Person, all of the following:
(a) all persons who are active employees of such Person or a Subsidiary of such Person on the Closing Date, including such employees who are on vacation or a regularly scheduled day off from work; provided, that employees of such Person or such Subsidiary who are on temporary leave for purposes of jury or annual national service/military duty shall be deemed to be active employees;
(b) employees of such Person or a Subsidiary of such Person who are on nonmedical leaves of absence on the Closing Date; provided, that no such employee shall be guaranteed reinstatement to active service if his or her return to employment is contrary to the terms of his or her leave, unless otherwise required by applicable Law (for purposes of the foregoing, nonmedical leave of absence shall include maternity or paternity leave, leave under the Family and Medical Leave Act of 1993 or any comparable state Law, educational leave, military leave with veteran’s reemployment rights under federal or state Law, or personal leave, unless any of the foregoing is determined to be a medical leave); and
(c) employees of such Person or a Subsidiary of such Person who are on disability or medical leave on the Closing Date.
“Encumbrance” means any lien, pledge, charge, claim, encumbrance, security interest, option, right of first refusal, mortgage, deed of trust, easement, right of way, encroachment or other restriction.
“End Date” has the meaning set forth in Section 8.2(a).
“Environmental Law” means any Law (including common law) and any Cabot Governmental Authorization relating to the protection of human health or safety as it relates to environmental matters or the environment (including air, surface water, groundwater, drinking water supply, and surface or subsurface land or structures) or the regulation of Hazardous Substances.
“Equity Consideration” means the Columbus Holdings Preferred Units, Columbus Holdings Class C Common Units and Columbus Class C Common Stock to be issued to Cabot Parent at the Closing pursuant to Section 2.3(a).
“Equity Interest” means, with respect to any Person, any share or other similar interest, however designated, in the equity of such Person, including capital stock, partnership interests, membership interests, and any option or warrant with respect thereto and any other right to acquire any such interest and any securities or other rights convertible into, or exercisable or exchangeable for, any such interest.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any entity that is, or at any applicable time was, a corporation or trade or business (whether or not incorporated) under common control or treated as a single employer within the meaning of Sections 414(b), 414(c), 414(m) or 414(o) of the Code.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agreement” means the Amended and Restated Exchange Agreement among Columbus, Columbus Holdings, Amundsen and Cabot Parent, to be entered into at the Closing.
“Excluded Assets” means (a) all assets attributable to the Cabot Benefit Plans that are Pension Plans, (b) the Equity Interests of the Excluded Subsidiaries, (c) the assets set forth on Section 1.1(d) of the Cabot Disclosure Schedule, (d) all refunds of Excluded Taxes (or credits in lieu thereof), (e) Non-Operating Cash and (f) any property, assets or other rights (whether tangible or intangible) that are owned by Cabot or any Transferred Subsidiary that are not primarily related to the Cabot Business.
“Excluded Businesses” has the meaning set forth in the definition of Cabot Business.
“Excluded Information” has the meaning set forth in Section 5.13(c).
“Excluded Liabilities” means:
(a) all Liabilities attributable to Pension Plans, Multiemployer Plans or Benefit Plans providing retiree health or welfare benefits, in each case, sponsored, maintained, contributed to or required to be contributed to, by Cabot Parent and its ERISA Affiliates (and whether or not Cabot Benefit Plans), including any Liabilities under (i) Title IV of ERISA, (ii) Section 302 of ERISA and (iii) Sections 412 and 4971 of the Code;
(b) all Liabilities in respect of Benefit Plans that are not Cabot Benefit Plans or that remain with or are assigned to Cabot Parent or its Subsidiaries pursuant to Section 5.7, including any Liabilities related to any Cabot Long-Term Awards;
(c) the Liabilities in respect of Benefit Plans to the extent expressly identified as such on Section 5.2(a)(viii) of the Cabot Disclosure Schedules;
(d) all Liabilities of Cabot Parent or any of its Subsidiaries to the extent not related to the Cabot Business, including any Liabilities of Cabot Parent or any of its Subsidiaries arising out of, resulting from or relating to the Excluded Businesses;
(e) all Liabilities for any Excluded Taxes;
(f) all obligations of Cabot Parent or any of its Subsidiaries to any advisor, underwriter, lender, investment banker, broker, finder or other intermediary in connection with any contemplated underwriting, refinancing, recapitalization, change in terms of indebtedness for borrowed money, change in control transaction, or similar matter, including in connection with this Agreement and the transactions contemplated hereby (including those advisors set forth on Section 1.1(e) of the Cabot Disclosure Schedule);
(g) all obligations to Cabot Related Persons (other than Cabot and the Transferred Subsidiaries), including in respect of any management, advisory or other fees, preferential payments, or obligations of any kind, other than ordinary course payroll and benefits obligations, obligations under the Transition Services Agreement (or the Transition Services Term Sheet, if such term sheet has not been replaced and superseded by the Transition Services Agreement) and any obligations under the Contracts set forth on Section 1.1(f) of the Cabot Disclosure Schedule;
(h) all Liabilities relating to claims by or on behalf of Cabot Parent, any Cabot Parent Beneficial Owner or any of their respective Affiliates (other than Cabot and the Transferred Subsidiaries) arising at any time, whether before or after the Closing, whether relating to the Cabot Business or otherwise (other than any claims by any party to this Agreement or the Ancillary Agreements under this Agreement or any of the Ancillary Agreements);
(i) the Liabilities set forth on Section 1.1(g) of the Cabot Disclosure Schedule;
(j) all indebtedness of Cabot Parent; and
(k) all Liabilities relating to any distribution or payment or other transaction with any Cabot Parent Beneficial Owner, other than ordinary course payroll and benefits obligations.
“Excluded Subsidiaries” means the Subsidiaries of Cabot set forth on Section 1.1(h) of the Cabot Disclosure Schedule.

“Excluded Taxes” means (a) any Taxes of or required to be paid in respect of the Excluded Assets or the Excluded Liabilities (other than clause (d) of the definition thereof) for any period, (b) any Taxes resulting from the Restructuring for the Pre-Closing Tax Period, (c) any Taxes of Cabot Parent and its Affiliates (other than Cabot and the Transferred Subsidiaries), (d) any state and local income Taxes of, relating to or in respect of Cabot and the Transferred Subsidiaries for or applicable to the Pre-Closing Tax Period, (e) any Transfer Taxes or Sales Taxes for which Cabot Parent is responsible pursuant to Section 5.6(a) and (f) any Taxes for which Cabot or any of the Transferred Subsidiaries is liable under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) by reason of such entity having been a member of any consolidated, combined, unitary, or affiliated Tax group the common parent of which was Cabot Parent or any Affiliate of Cabot Parent (other than Cabot or any Transferred Subsidiary) in a Pre-Closing Tax Period; provided, that, “Excluded Taxes” shall not include any Taxes resulting from any action by or at the direction of the Columbus Parties on the Closing Date following the Closing that is outside the Ordinary Course and not contemplated by this Agreement. For purposes of this Agreement, in the case of any Straddle Period, Taxes for the Pre-Closing Tax Period shall be computed as if such taxable period ended as of the end of the day on the Closing Date.
“Existing Cabot Credit Agreement” means that certain Fourth Amended and Restated Credit Agreement, dated as of November 10, 2010 and amended and restated as of March 28, 2014, December 13, 2018, November 4, 2021 and October 11, 2024, among Cabot Parent and Cabot, as borrowers, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent for the lenders, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.
“Existing Cabot Guarantee Agreement” means that certain Guarantee Agreement, dated as of May 26, 2020, between Cabot Communications, Inc., as guarantor, and JPMorgan Chase Bank, N.A., as administrative agent, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.
“Existing Cabot Indenture” means that certain Indenture, dated June 27, 1995, between Cabot and The Bank of New York, as Trustee, as amended, supplemented or otherwise modified by that certain:
(1) Officers’ Certificate, dated as of July 27, 1998,
(2) Eight Supplemental Indenture, dated as of December 1, 2006,
(3) Ninth Supplemental Indenture, dated as of June 5, 2008,
(4) Eleventh Supplemental Indenture, dated as of February 20, 2009,
(5) Twelfth Supplemental Indenture, dated as of November 29, 2012,
(6) Thirteenth Supplemental Indenture, dated as of May 13, 2013,
(7) Fourteenth Supplemental Indenture, dated as of December 8, 2014,
(8) Fifteenth Supplemental Indenture, dated as of December 13, 2016,
(9) Sixteenth Supplemental Indenture, dated as of August 7, 2017,
(10) Seventeenth Supplemental Indenture, dated as of May 26, 2020,
(11) Eighteenth Supplemental Indenture, dated as of September 17, 2020,
(12) Nineteenth Supplemental Indenture, dated as of June 2, 2021,
(13) Twentieth Supplemental Indenture, dated as of June 20, 2023,
(14) Twenty-First Supplemental Indenture, dated as of January 19, 2024, and
(15) Twenty-Second Supplemental Indenture, dated as of August 20, 2024.
“Existing Cabot Notes” means, collectively, the notes and debentures issued pursuant to the Existing Cabot Indenture.

“Existing CoxCom Indenture” means that certain Indenture, dated January 30, 1998, between TCA Cable TV, Inc. and Chase Bank of Texas, N.A, as amended, supplemented or otherwise modified by that certain:
(1) First Supplemental Indenture, dated August 12, 1999, among TCA Cable TV, Inc., Cox Classic Cable, Inc. and Chase Bank of Texas, N.A., and
(2) Second Supplemental Indenture, dated December 1, 2003, between TCA Cable TV, Inc., Cox Classic Cable, Inc. and JPMorgan Chase Bank.
“Existing CoxCom Notes” means, collectively, the notes and debentures issued pursuant to the Existing CoxCom Indenture.
“Existing Credit Facilities Termination” has the meaning set forth in Section 5.14(d)(i).
“FCC” means the U.S. Federal Communications Commission.
“FCC Licenses” means all licenses, authorizations, permits and consents issued by the FCC and held by Cabot or the Transferred Subsidiaries and/or used in the Cabot Business.
“Final Determination” has the meaning set forth in Section 7.7.
“Financial Statements” has the meaning set forth in Section 3.6(a).
“Fitch” means Fitch Ratings, Inc. or any successor to the rating agency business thereof.
“Fixtures and Equipment” means all furniture, furnishings, vehicles, equipment, computers, tools, electronic devices, towers, trunk and distribution cable, decoders and spare decoders for scrambled satellite signals, amplifiers, power supplies, conduits, vaults and pedestals, grounding and pole hardware, installed subscriber devices (including drop lines, converters, encoders, transformers behind television sets and fittings), headends and hubs (origination, transmission and distribution systems), hardware and closed circuit devices and other tangible personal property (other than inventory), wherever located.
“Fraud” means an actual and intentional fraud committed by a party hereto with respect to the making of any representation or warranty set forth in Article III or Article IV, as applicable; provided that (i) such representation or warranty was materially false or materially inaccurate at the time such representation or warranty was made, (ii) the party making such representation or warranty had actual knowledge (and not imputed or constructive knowledge), without any duty of inquiry or investigation, that such representation or warranty was materially false or materially inaccurate, and (iii) such party had the specific intent to deceive the other party and induce such other party to enter into this Agreement. “Fraud” shall not include any cause of action, including fraud based on constructive or imputed knowledge, negligence or recklessness.
“GAAP” means United States generally accepted accounting principles, consistently applied.
“Government Antitrust Entity” means any Government Entity with jurisdiction over the enforcement of any U.S. Antitrust Law or other similar Law.
“Government Entity” means the United States or any federal, state or local or foreign court, authority, agency, administrative or regulatory body or other governmental or quasi-governmental entity with competent jurisdiction.
“Guarantees” has the meaning set forth in Section 5.16(e).
“Hazardous Substances” means any regulated, toxic substance, hazardous substance, hazardous waste, pollution, pollutant or contaminant, or any release thereof as defined or referred to in any Environmental Law, as well as words of similar purport or meaning referred to in any other Law, including radon, asbestos or any asbestos-containing material, polychlorinated biphenyls, radioactive materials, urea formaldehyde, mold, lead and petroleum products and petroleum-based derivatives. Where one Law defines any of these terms more broadly than another, the broader definition shall apply.
“High-Speed Internet Customer” means a “High-Speed Internet Customer” as determined for purposes of the Audited Financial Statements.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.

“Indebtedness” means the following obligations (whether or not then due and payable), to the extent they are of Cabot or any of the Transferred Subsidiaries or guaranteed or otherwise directly or contingently liable by Cabot or any of the Transferred Subsidiaries or otherwise to the extent related to the Cabot Business, including through the grant of a security interest upon any of the Cabot Assets: (a) outstanding indebtedness for borrowed money owed to third parties, (b) accrued interest, fees, premiums, penalties, make-whole amounts and other obligations relating to the foregoing payable in connection with the repayment thereof, (c) all obligations for the deferred purchase price of property or services (including any potential future earn-out, purchase price adjustment, releases of “holdbacks” or similar payments), other than obligations in respect of deferred marketing support, (d) all obligations evidenced by notes, bonds, debentures or other similar instruments (whether or not convertible), (e) all obligations under indentures or arising out of any financial hedging, swap or similar arrangements, (f) all obligations as lessee that would be required to be capitalized in accordance with GAAP, and (g) all obligations in connection with any letter of credit, banker’s acceptance, guarantee, surety, performance or appeal bond, or similar credit transaction. For the avoidance of doubt, Indebtedness shall not include any obligations of Cabot or any of the Transferred Subsidiaries as lessees under operating leases not required to be capitalized in accordance with GAAP.
“Indemnified Party” has the meaning set forth in Section 7.5.
“Indemnifying Party” has the meaning set forth in Section 7.5.
“Information” has the meaning set forth in Section 9.12(a).
“Insurance Policies” has the meaning set forth in Section 3.28.
“Intellectual Property Rights” means any and all intellectual property rights or similar proprietary rights throughout the world, including all (a) patents and patent applications of any type issued or applied for in any jurisdiction, including all provisionals, nonprovisionals, divisions, continuations, continuations-in-part, reissues, extensions, supplementary protection certificates, reexaminations and the equivalents of any of the foregoing in any jurisdiction, and all inventions disclosed in each such registration, patent or patent application, (b) trademarks, service marks, trade dress, logos, brand names, certification marks, domain names, trade names, corporate names and other indications of origin, whether or not registered, in any jurisdiction, and all registrations and applications for registration of the foregoing in any jurisdiction, and all goodwill associated with the foregoing, (c) copyrights (whether or not registered) and registrations and applications for registration thereof in any jurisdiction, including all derivative works, moral rights, renewals, extensions or reversions associated with such copyrights, regardless of the medium of fixation or means of expression, (d) know-how, trade secrets and other proprietary or confidential information and any and all rights in any jurisdiction to limit the use or disclosure thereof by any Person and (e) database rights, industrial designs, industrial property rights.
“IRS” means the U.S. Internal Revenue Service.
“Investment Grade Rating” means (a) with respect to Moody’s, a rating equal to or higher than Baa3 (or the equivalent), and (b) with respect to S&P and Fitch, a rating equal to or higher than BBB- (or the equivalent).
“Law” means any law, statute, ordinance, rule, regulation, code, order, judgment, injunction or decree enacted, issued, promulgated or entered by a Government Entity, as in effect as of the applicable time.
“Letter Agreement” means the Letter Agreement regarding Cabot Parent’s participation in share repurchases by Columbus, in the form attached hereto as Exhibit D, to be entered into at the Closing.
“Leverage Ratio” means the Consolidated Leverage Ratio (as defined in the Amended and Restated Credit Agreement, dated as of March 18, 1999 as amended and restated on April 26, 2019 and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time, by and among Columbus Communications Operating, LLC, CCO Holdings, LLC, the lenders and issuing lenders from time to time party thereto and Bank of America, N.A., as administrative agent); provided, however, that references to “Borrower” in such defined term shall, and all defined terms used within the definition of such defined term and within the definitions of all defined terms within such defined terms and so on and so forth such that every instance of the use of the word “Borrower” for purposes of such defined term shall be deemed to instead, refer to “Columbus”.
“Lewis” means Liberty Broadband Corporation.

“Lewis Merger Agreement” means the Agreement and Plan of Merger, dated as of November 12, 2024, by and among Columbus, Fusion Merger Sub 2, Inc., Fusion Merger Sub 1, LLC and Lewis (as amended, modified or supplemented from time to time).
“Lewis SHA Amendment” means the Amendment No. 1 to the Second Amended and Restated Stockholders Agreement and the Letter Agreement, dated as of November 12, 2024, by and among Columbus, Lewis and Amundsen.
“Lewis Side Letter” means the Letter Agreement regarding the Lewis Transactions by and among Columbus, Fusion Merger Sub 2, Inc., Fusion Merger Sub 1, LLC and Lewis, dated as of the date hereof.
“Lewis Transactions” means the transactions contemplated by the Lewis Merger Agreement and the agreements entered into in connection therewith.
“LFA” means a local franchising authority with jurisdiction over the Cabot Franchises or the Columbus Franchises.
“LFA Approvals” means all consents, approvals or waivers required to be obtained from Government Entities with respect to the change in control of Cabot Franchises in connection with the Transaction.
“Liabilities” means any and all debts, liabilities, commitments and obligations of any kind however arising, whether fixed or contingent and whether or not matured, accrued, asserted, known, determined, determinable or required by GAAP to be reflected in financial statements or disclosed in the notes thereto.
“Liquidated Expenses Payment” has the meaning set forth in Section 8.4(a).
“LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of Columbus Holdings, by and among Columbus, Cabot Parent, Columbus Holdings and Amundsen, to be entered into at the Closing.
“Loan Documents” has the meaning assigned to such term in the Existing Cabot Credit Agreement.
“Losses” means damages, losses, charges, Liabilities, claims, demands, actions, suits, proceedings, payments, judgments, settlements, assessments, deficiencies, Taxes, interest, penalties, costs and expenses (including costs of investigation, court costs and other costs of litigation and arbitration, and reasonable attorneys’ fees and out-of-pocket disbursements), including in respect of the enforcement of indemnification rights hereunder.
“Maturing Indebtedness” means (a) Cabot’s existing 7.625% Debentures due 2025 issued under the Existing Cabot Indenture, (b) Cabot’s existing 3.350% Notes due 2026 issued under the Existing Cabot Indenture and/or (c) any other Indebtedness of Cabot or any Transferred Subsidiary which matures on or before the End Date, including, for the avoidance of doubt, Cabot’s existing 3.500% Notes due 2027 issuing under the Existing Cabot Indenture.
“Membership Interests” means the limited liability company interests of Cabot, following the conversion of Cabot into a limited liability company pursuant to the Restructuring.
“Minority Interests” has the meaning set forth in Section 3.1(e).
“Mobile Customer” means a “Mobile Customer” as determined for purposes of the Audited Financial Statements.
“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.
“Multiemployer Plan” has the meaning set forth in Section 3.14(a).
“NASDAQ” means the NASDAQ Global Select Market.
“NewCo 1” has the meaning set forth in Section 5.16(b)(i).
“NewCo 1 Contributed Property” has the meaning set forth in Section 5.21(b).
“NewCo 2” has the meaning set forth in Section 5.16(b)(iii).
“NewCo 2 Equity Interests” means 100% of the Equity Interests of NewCo 2.
“NewCo 3” has the meaning set forth in Section 5.16(b)(iv).

“NewCo 3 Equity Interests” means 100% of the Equity Interests of NewCo 3.
“NewCo 4” has the meaning set forth in Section 5.16(b)(v).
“NewCo 4 Equity Interests” means 100% of the Equity Interests of NewCo 4.
“NewCo 5” has the meaning set forth in Section 5.16(b)(vii).
“NewCo 5 Equity Interests” means 100% of the Equity Interests of NewCo 5.
“Non-Business Portion” has the meaning set forth in Section 5.23(a).
“Non-Controlling Party” has the meaning set forth in Section 7.5(d).
“Non-DRE Transferred Subsidiaries” has the meaning set forth in Section 3.18(k)(i).
“Non-Operating Cash” means all cash other than Operating Cash.
“Offer Employee” has the meaning set forth in Section 5.7(a).
“Offers to Purchase” has the meaning set forth in Section 5.14(a).
“Operating Budget” means the annual operating budget for the ownership and operation of the Cabot Business as determined by Cabot Parent and its Subsidiaries in the Ordinary Course.
“Operating Cash” means a minimum of $100 million in cash of Cabot and the Transferred Subsidiaries, consisting of (i) cash sitting in or still in the process of being cleared in the operating bank accounts of Cabot and the Transferred Subsidiaries and (ii) cash posted as collateral for letters of credit, lease obligations, FLA commitments, rights of way, insurance and surety deposits or any other similar such deposits posted as security for payment obligations of Cabot and the Transferred Subsidiaries.
“Ordinary Course” means the ordinary course of business consistent with past practices.
“Other Indemnitors” has the meaning set forth in Section 5.26(c).
“Parachute Payment” has the meaning set forth in Section 5.7(l).
“Payment Date” has the meaning set forth in Section 5.7(g)(ii).
“Payoff Amount” has the meaning set forth in Section 5.14(d)(i).
“Pension Plan” means any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (whether or not subject to ERISA), for clarity, including any restoration plan or other nonqualified employee pension benefit plan.
“Permitted Encumbrances” means (i) Encumbrances reflected or reserved against or otherwise disclosed in the balance sheet included in the Audited Financial Statements; (ii) mechanics’, materialmen’s, warehousemen’s, carriers’, workers’ or repairmen’s liens, or other similar common law or statutory Encumbrances arising or incurred in the Ordinary Course for sums not yet due and payable or which are being contested by appropriate proceedings; (iii) liens for Taxes, assessments, levies, fees and other governmental charges (A) that are not yet due and payable, (B) that are due but not delinquent or (C) that are being contested in good faith by appropriate proceedings and which are reflected or reserved against or are otherwise disclosed in the Audited Financial Statements in accordance with GAAP; (iv) with respect to real property, (A) easements, licenses, covenants, rights-of-way, rights of re-entry and other similar restrictions or defects of title that, in each case, individually or in the aggregate do not materially impair the operation of the property subject thereto or the Cabot Business, (B) any conditions that are reflected in the public records or would be shown by a survey or other similar report of the real property, (C) zoning, building, subdivision and other similar requirements and restrictions as it is currently operated, (D) (x) Cabot Leases, (y) Cabot Demising Leases, and (z) other occupancy agreements and, in each case, any matters referred to therein, and (E) landlords’ liens made in the Ordinary Course for amounts not yet due and payable or that are being contested in good faith by appropriate proceedings; (v) rights reserved to any Government Entity to regulate the affected property that do not materially affect the operation of the property subject thereto or the Cabot Business; (vi) Encumbrances incurred in the Ordinary Course in connection with workers’ compensation and unemployment insurance or similar Laws; and (vii) Specified Encumbrances.

“Permitted Refinancing Indebtedness” means (x) any Indebtedness of Cabot in the form of term loans, notes, or any other Indebtedness in each case owed to third parties and having a maturity at least 365 days after the latest possible End Date and customary market terms (as determined by Cabot, in consultation with Columbus), the proceeds of which are used to refinance any Indebtedness set forth in the definition of “Maturing Indebtedness”, or any Specified Revolver Borrowings, in an aggregate principal amount not to exceed the sum of the outstanding principal amount of such Maturing Indebtedness or Specified Revolver Borrowings repaid thereby plus any interest, expenses, fees, costs or other obligations in connection with such refinancing; provided that (1) consummation of the transactions contemplated hereby do not result in a default or event of default or require a repayment of such Indebtedness and (2) Cabot shall consult with Columbus as to the material terms of such Indebtedness prior to consummating such refinancing (this clause (x), “Surviving Permitted Refinancing Indebtedness”), and (y) any Indebtedness of Cabot under the Existing Cabot Credit Agreement, the proceeds of which are used to refinance any Indebtedness set forth in the definition of “Maturing Indebtedness”, in an aggregate principal amount not to exceed the sum of the outstanding principal amount of such Maturing Indebtedness repaid thereby plus any interest, expenses, fees, costs or other obligations in connection with such refinancing (this clause (y), “Specified Revolver Borrowings”); provided that the aggregate principal amount of any such Specified Revolver Borrowings, and all accrued and unpaid interest thereon and any premium in respect thereof (if applicable), shall be prepaid in full by Cabot no later than immediately prior to the Closing using the proceeds from Surviving Permitted Refinancing Indebtedness.
“Permitted Revolver Amendments” has the meaning set forth in Section 5.2(a)(iii).
“Person” means an individual, corporation, partnership, association, limited liability company, Government Entity, joint venture, trust or other entity or organization.
“Pre-Closing Tax Period” means any complete taxable period ending on or before the Closing Date and the portion of any Straddle Period ending at the end of the day on the Closing Date.
“Preferred Term Sheet” has the meaning set forth in the definition of Columbus Holdings Preferred Units.
“Prior Business Counsel” has the meaning set forth in Section 9.12(b).
“Privileged Information” has the meaning set forth in Section 9.12(a).
“Privileges” has the meaning set forth in Section 9.12(a).
“Proximate Cause Party” has the meaning set forth in Section 8.2(a).
“Proxy Statement” has the meaning set forth in Section 5.12(a).
“R&W Insurance Policy” means buyer-side representation and warranty insurance policies issued by the R&W Insurer, naming Columbus as a named insured in connection with the representations and warranties or other provisions of this Agreement.
“R&W Insurer” means the insurer or insurers issuing a R&W Insurance Policy and any successor thereof under the R&W Insurance Policy.
“Rating Agencies” means, collectively, S&P, Moody’s and Fitch.
“Redemption” has the meaning set forth in Section 5.14(b).
“Registration Rights Agreement” means the Amended and Restated Registration Rights Agreement by and among Columbus, Amundsen and Cabot Parent, to be entered into at the Closing.
“Regulatory Applications” means applications seeking consent or approval of, or filings, notices, declarations or registrations with, any Government Entity required under or by the Communications Laws, LFAs, or State Regulatory Authorities necessary for the consummation of the transactions contemplated hereby, including in connection with the assignment or transfer of control of Cabot Governmental Authorizations but excluding filings with Government Antitrust Entities under the Antitrust Laws.
“Regulatory Approvals” has the meaning set forth in Section 5.5(a).
“Regulatory Conditions” has the meaning set forth in Section 6.1(c).
“Reimbursement Obligations” has the meaning set forth in Section 5.14(e).

“Representatives” means, as to any Person, the officers, directors, managers, employees, Affiliates, legal counsel, accountants, financial advisors, financing sources, hedge providers, consultants and other agents and advisors of such Person and its Affiliates.
“Required Regulatory Approvals” means all Regulatory Approvals set forth in Section 6.1(c) of the Columbus Disclosure Schedule.
“Restructuring” means the transactions contemplated by Section 5.16(a) and Section 5.16(b).
“Retained Claim” has the meaning set forth in Section 5.15(a).
“Reverse Transition Services Agreement” means the Reverse Transition Services Agreement negotiated and finalized in accordance with the Transition Services Term Sheet and Section 5.22.
“Reverse Transition Services Term Sheet” means that certain binding term sheet set forth on Exhibit E attached hereto.
“S&P” means S&P Global Ratings, a division of S&P Global, Inc., or any successor to the rating agency business thereof.
“Sales Tax” means any sales, use, value added or similar Taxes and fees that may be imposed or assessed as a result of the Transaction, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.
“SEC” means the Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“SEGRA” means, collectively, the Lumos Networks entities.
“Severance Compensation” has the meaning set forth in Section 5.7(h).
“Shared Contract” means any Contract that is both (a) used in or relating to the operation of the Cabot Business and (b) used in or relating to the operation of the Excluded Businesses, other than any such Contract for Cabot IT Assets or related services.
“Specified Cabot Guarantee Agreements” means (i) the Existing Cabot Guarantee Agreement, (ii) that certain Guarantee of Cabot, dated as of May 26, 2020, pursuant to which Cabot guarantees promissory notes issued by Cabot Parent pursuant to the commercial paper program of Cabot Parent, and (iii) that certain First Supplemental Indenture, dated as of May 26, 2020, among Cabot Parent, as issuer, Cabot, as guarantor, and The Bank of New York Mellon Trust Company, N.A., as Trustee, supplementing that certain indenture, dated as of July 9, 1997, between Cabot Parent and The Bank of New York Mellon Trust Company, N.A., as trustee.
“Specified Cabot Guarantees” means the guarantees provided under the Specified Cabot Guarantee Agreements.
“Specified Date” has the meaning set forth in Section 8.2(a).
“Specified Debt Documents” means all definitive documentation governing any Permitted Refinancing Indebtedness.
“Specified Debt Payoff Amount” has the meaning set forth in Section 5.14(d)(iii).
“Specified Debt Termination” has the meaning set forth in Section 5.14(d)(iii).
“Specified Encumbrances” has the meaning set forth in Section 5.2(a)(i).
“Springing Indemnity Condition” has the meaning set forth in Section 5.28(a).
“State Regulatory Authority” means any state Government Entity with authority over the provision of Communications Services.
“Stockholders Agreement” means the Third Amended and Restated Stockholders Agreement by and among Columbus, Amundsen and Cabot Parent, in the form attached hereto as Exhibit F, to be entered into at the Closing.
“Straddle Period” means any taxable period beginning on or prior to and ending after the Closing Date.

“Subscriber Information” has the meaning set forth in Section 5.1(e).
“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at any time directly or indirectly owned by such Person.
“System” means any cable or communications system.
“Tax” or “Taxes” means all federal, state, local or non-U.S. taxes, charges, fees, duties, levies or other assessments including income, gross receipts, stamp, occupation, premium, environmental, windfall profits, value added, severance, property, production, sales, use, transfer, registration, duty, license, excise, franchise, payroll, employment, social security (or similar), unemployment, disability, withholding, alternative or add-on minimum, estimated, or other taxes, whether disputed or not, imposed by any Government Entity, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.
“Tax Claim” has the meaning set forth in Section 7.5(d).
“Tax Receivables Agreement” means the Amended and Restated Tax Receivables Agreement by and among Amundsen, Columbus, Cabot Parent and CCH II, LLC, in the form attached hereto as Exhibit G, to be entered into at the Closing.
“Tax Returns” means all returns, reports, declarations, claims for refunds, or information return or statements required to be filed with respect to Taxes, including any schedules or attachments thereto, or amendments thereof.
“Third Party” means any Person, including as defined in Section 13(d) of the Exchange Act, other than Columbus, Cabot Parent or any of their respective Affiliates.
“Third Party Claim” has the meaning set forth in Section 7.5(a).
“Transaction” has the meaning set forth in the Recitals.
“Transfer Taxes” means federal, state, local or foreign or other excise, transfer (including real property transfer or gains), stamp, documentary, filing, recordation and other similar taxes and fees that may be imposed or assessed as a result of the Transaction, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.
“Transferred Subsidiaries” means, after giving effect to the Restructuring, the Cabot NewCos (other than NewCo 1) and the Subsidiaries of the Cabot NewCos (other than NewCo 1) and Cabot, in each case, other than the Excluded Subsidiaries.
“Transition Services Agreement” means the Transition Services Agreement negotiated and finalized in accordance with the Transition Services Term Sheet and Section 5.22.
“Transition Services Term Sheet” means that certain binding term sheet set forth on Exhibit H attached hereto.
“Video Customer” means a “Video Customer” as determined for purposes of the Audited Financial Statements.
“Voice Customer” means a “Voice Customer” as determined for purposes of the Audited Financial Statements.
“Voting Agreements” means (a) the Voting Agreement, dated as of the date hereof, by and between Cabot Parent, Columbus and Lewis and (b) the Voting Agreement, dated as of the date hereof, by and between Cabot Parent, Columbus and Amundsen.
“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988 or equivalent applicable Law in any other jurisdiction in which the parties hereto employ or have employed any current or former employees.
Section 1.2 Other Terms. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement.
Section 1.3 Other Definitional Provisions. Unless the express context otherwise requires:
(a) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;
(b) the terms defined in the singular have a comparable meaning when used in the plural, and vice versa;

(c) the terms “Dollars” and “$” mean United States Dollars;
(d) references herein to a specific Section, Subsection, Exhibit, Schedule or Annex shall refer, respectively, to the applicable Section, Subsection, Exhibit, Schedule or Annex of or to this Agreement;
(e) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”;
(f) references herein to any gender include each other gender;
(g) the phrase “as of the date hereof” shall mean as of the date of this Agreement; and
(h) the phrase “made available” shall mean uploaded to the secured websites maintained by Datasite on behalf of Columbus or Cabot Parent, respectively, named “Cabot_Columbus” and “Cabot_GA,” respectively, prior to 5:00 p.m. New York City time on the Business Day prior to the date hereof.
ARTICLE II
PURCHASE AND SALE; CLOSING
Section 2.1 Closing. Upon the terms and subject to the conditions set forth in Article VI, the closing of the Transaction (the “Closing”) shall take place by remote exchange of signatures and documentation at 10:00 a.m. (Eastern Time) (a) on the date that is five (5) Business Days following the first date on which all of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) have been satisfied or waived in accordance with the terms hereof or (b) at such other time and place as Columbus and Cabot Parent shall agree. Concurrently with and effective as of the Closing, Columbus shall duly execute and file the Amended and Restated Certificate with the Delaware Secretary of State (the “Certificate Amendment”), and adopt the Amended and Restated Bylaws.
Section 2.2 Transaction. At the Closing, Cabot Parent shall cause:
(a) First, NewCo 1 to sell and transfer to Columbus NewCo, and Columbus NewCo shall purchase and acquire from NewCo 1, all of NewCo 1’s right, title and interest in and to the NewCo 2 Equity Interests, the NewCo 3 Equity Interests, the NewCo 4 Equity Interests and the NewCo 5 Equity Interests, in each case free and clear of any Encumbrances (other than any transfer restrictions imposed by federal and state securities Laws and any Specified Encumbrances); and
(b) Second, NewCo 1 to contribute, assign, convey, transfer and deliver to Columbus Holdings all of NewCo 1’s right, title and interest in and to (the “Contribution”) (i) the Membership Interests, free and clear of any Encumbrances (other than any transfer restrictions imposed by federal and state securities Laws), and (ii) any property, assets or other rights (whether tangible or intangible) (other than such assets described in clauses (a) through (e) of the definition of Excluded Assets) primarily relating to (or in the case of Cabot IT Assets and Contracts for Cabot IT Assets and related services, exclusively relating to) the Cabot Business or otherwise reflected on the Audited Financial Statements or the notes relating thereto with respect to the Cabot Business (the “Cabot Assets”) that are owned by Cabot Parent or any of its Subsidiaries (other than Cabot and the Transferred Subsidiaries), in each case, free and clear of any Encumbrances (other than Permitted Encumbrances), and Columbus Holdings shall accept such contribution, assignment, conveyance, transfer and delivery, upon the terms and subject to the conditions set forth in this Agreement, it being agreed and understood that substantially all of the Cabot Assets shall, at the time of the Closing, be owned by Cabot and the Transferred Subsidiaries.
(c) Cabot Parent shall not, and shall cause NewCo 1 not to, contribute, assign, convey, transfer or deliver to any Columbus Party and no Columbus Party shall accept any contribution, assignment, conveyance, transfer and delivery, of any of Cabot Parent’s or any of Cabot Parent’s Affiliates’ right, title, or interest with respect to the Excluded Assets, and no Columbus Party shall assume or be liable for, or pay, perform or discharge any Excluded Liabilities.
Section 2.3 Payment of Consideration.
(a) At the Closing:
(i) Columbus NewCo shall pay an aggregate amount equal to $3.5 billion (three billion five hundred million) in cash to NewCo 1 in exchange for the NewCo 2 Equity Interests, the NewCo 3 Equity Interests, the NewCo 4 Equity Interests and the NewCo 5 Equity Interests;

(ii) Columbus Holdings shall (x) pay the Cash Consideration minus the cash payment pursuant to clause (i) above to NewCo 1 and (y) issue Columbus Holdings Preferred Units with an aggregate liquidation preference of $6.0 billion (six billion) (determined in accordance with the Preferred Term Sheet) and 33,586,045 Columbus Holdings Class C Common Units to Cabot Parent, in each case, in consideration of the Membership Interests and the Cabot Assets; and
(iii) Columbus shall issue one (1) share of Columbus Class C Common Stock to Cabot Parent, in exchange for the sum of $1.00.
(b) The Cash Consideration shall be paid by Columbus NewCo with respect to amounts described in Section 2.3(a)(i) and by Columbus Holdings with respect to any amounts described in Section 2.3(a)(ii), in each case, by wire transfer of immediately available funds, as instructed and to the accounts indicated by Cabot Parent, such instructions and indication to be delivered to Columbus in writing at least five (5) Business Days prior to the Closing.
Section 2.4 Withholding Rights. Columbus and Columbus Holdings will be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Agreement to any Person such amounts as Columbus or Columbus Holdings is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law, and pay such withholding amount over to the appropriate taxing authority. To the extent that amounts are so deducted and withheld by Columbus or Columbus Holdings, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Each of Columbus and Columbus Holdings, on the one hand, and Cabot Parent, on the other hand, shall inform the other as soon as reasonably practicable after becoming aware of any obligation to make any such deduction or withholding. The parties shall cooperate to eliminate or reduce any such deduction or withholding to the extent permitted by applicable Law and provided that such cooperation does not adversely affect either party.
Section 2.5 Closing Deliveries.
(a) At or prior to the Closing, Cabot Parent shall deliver or cause to be delivered to Columbus the following:
(i) the certificate to be delivered pursuant to Section 6.2(d);
(ii) a duly executed and properly completed IRS Form W-9 for each of Cabot Parent and NewCo 1;
(iii) a duly executed copy of an instrument of assignment effecting the transfer and assignment of the Membership Interests to Columbus Holdings at the Closing in form and substance reasonably satisfactory to Columbus;
(iv) a duly executed copy of a share transfer form effecting the transfer and assignment of the NewCo 2 Equity Interests, the NewCo 3 Equity Interests, the NewCo 4 Equity Interests and the NewCo 5 Equity Interests to Columbus NewCo at the Closing in form and substance reasonably satisfactory to Columbus; and
(v) a duly executed copy of each Ancillary Agreement that any Cabot Party or any of its Affiliates is required to execute at the Closing.
(b) At or prior to the Closing, Columbus shall deliver or cause to be delivered to Cabot Parent:
(i) the certificate to be delivered pursuant to Section 6.3(d);
(ii) a duly countersigned copy of the instrument of assignment deliverable by Cabot Parent to Columbus pursuant to Section 2.5(a)(iii);
(iii) a duly countersigned copy of the instrument of assignment deliverable by Cabot Parent or its Affiliate to Columbus pursuant to Section 2.5(a)(iv); and
(iv) a duly executed copy of each Ancillary Agreement that any Columbus Party is required to execute at the Closing.
Section 2.6 Adjustment. If, prior to Closing, the number of outstanding Equity Interests of any Columbus Party shall have been changed into a different number of Equity Interests or a different class of Equity Interests by reason of any stock dividend, subdivision, reorganization, reclassification, recapitalization, stock split, reverse stock split, merger, combination or exchange of Equity Interests, or any similar event (in each case other than the Merger (as defined in the Lewis Merger Agreement) in accordance with the Common Exchange Ratio (as defined in the Lewis Merger Agreement) set forth in the Lewis Merger Agreement) shall have occurred, then the Equity Consideration shall be equitably adjusted, without duplication, to proportionally reflect such change; provided, that nothing in this Section 2.6 shall be construed to permit any Columbus Party to take any action with respect to its Equity Interests that is otherwise prohibited by the terms of this Agreement, or to restrict the ability of any Columbus Party from taking any action with respect to its Equity Interests that is not otherwise prohibited by the terms of this Agreement.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF CABOT PARENT
In each case except as set forth in the correspondingly numbered section of Article III of the Cabot Disclosure Schedule (it being agreed that disclosure of any item in any section of Article III of the Cabot Disclosure Schedule shall be deemed to be a disclosure with respect to any other section of this Article III to which the relevance of such item is reasonably apparent on its face), Cabot Parent represents and warrants to the Columbus Parties as follows:
Section 3.1 Organization and Qualification; Equity Interests.
(a) Cabot Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. As of the date hereof, Cabot is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and as of immediately prior to the Closing and after giving effect to the Restructuring, Cabot will be a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Upon formation, each of the Cabot NewCos will be a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Cabot, each Cabot NewCo and the Transferred Subsidiaries (i) has (or in the case of each Cabot NewCo will have upon formation) all requisite power and authority to own, lease and operate its respective assets and to carry on the Cabot Business as currently conducted and (ii) is (or in the case of each Cabot NewCo will be upon formation) duly qualified to do business and, where applicable, in good standing as a foreign company in each jurisdiction, if any, where the ownership or operation of its assets or its respective conduct of the Cabot Business requires such qualification, except for failures to be so qualified or in good standing that would not, individually or in the aggregate, reasonably be expected to have a Cabot Material Adverse Effect.
(b) Other than its Subsidiaries and the Minority Interests, Cabot does not own, directly or indirectly, of record or beneficially, any outstanding Equity Interest in any Person or have the right or obligation to acquire any Equity Interest or other interest in any Person. Cabot and its Subsidiaries own and have good and valid title to all of the Equity Interests of each of their respective Subsidiaries, free and clear of all Encumbrances (other than any Specified Encumbrances or transfer restrictions imposed by federal and state securities Laws). Section 3.1(b) of the Cabot Disclosure Schedule sets forth a correct and complete list of all of Cabot’s Subsidiaries as of the date hereof, together with the jurisdiction of organization of each such Subsidiary and the percentage of each such Subsidiary’s outstanding Equity Interests owned by Cabot or another Subsidiary of Cabot.
(c) The issued and outstanding Equity Interests in Cabot are set forth on Section 3.1(c) of the Cabot Disclosure Schedule. As of immediately prior to the Closing, the Membership Interests will constitute all of the issued and outstanding Equity Interests in Cabot, and NewCo 1 will have good and valid title to all of the issued and outstanding Membership Interests, free and clear of any Encumbrances (other than any transfer restrictions imposed by federal and state securities Laws). Upon formation, NewCo 1 will be a direct, wholly owned Subsidiary of Cabot Parent that was formed solely for the purpose of engaging in the Transaction, and each other Cabot NewCo will be a direct, wholly owned Subsidiary of NewCo 1 that was formed solely for the purpose of engaging in the Transaction. As of immediately prior to the Closing, the NewCo 2 Equity Interests, the NewCo 3 Equity Interests, the NewCo 4 Equity Interests and the NewCo 5 Equity Interests will constitute all of the issued and outstanding Equity Interests in such Persons, and NewCo 1 will have good and valid title to all of such issued and outstanding Equity Interests, free and clear of any Encumbrances (other than any Specified Encumbrances or transfer restrictions imposed by federal and state securities Laws). Cabot Parent is not a party to any Contract (other than this Agreement) that could, directly or indirectly, restrict the transfer of, or otherwise restrict the dividend rights, sale or other disposition of, or subject to any Encumbrance, the Membership Interests. Cabot Parent is not a party to any voting trust, proxy or other agreement or understanding (other than this Agreement) with respect to the voting of the Membership Interests or any other Equity Interest in Cabot.

Upon the contribution, assignment, conveyance, transfer and delivery of the Membership Interests as provided in this Agreement, Columbus will acquire good and valid title to such Membership Interests, in each case free and clear of all Encumbrances (other than any transfer restrictions imposed by federal and state securities Laws) and free of any limitation or restriction on the right to vote the Membership Interests (other than any Encumbrances arising under agreements to which Columbus or its controlled Affiliates are a party).
(d) All of the issued and outstanding Equity Interests in Cabot and each of its respective Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable, no Equity Interests of Cabot or any of its respective Subsidiaries are reserved for issuance and, as of the Closing Date, there will be no dividends or distributions with respect to any Equity Interests of Cabot that have been declared but not paid. As of immediately prior to the Closing, all of the issued and outstanding Equity Interests in each Cabot NewCo will have been duly authorized and validly issued and will be fully paid and nonassessable, no Equity Interests of any Cabot NewCo or any of its respective Subsidiaries will be reserved for issuance and there will be no dividends or distributions with respect to any Equity Interests of any Cabot NewCo that have been declared but not paid. Other than this Agreement, neither Cabot nor any of its Subsidiaries nor any of their respective Affiliates has granted, and as of immediately prior to the Closing, none of the Cabot NewCos or any of their Subsidiaries will have granted, any outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which any Cabot NewCo, Cabot or any of their Subsidiaries is a party or by which any Cabot NewCo, Cabot or any of their Subsidiaries is bound obligating any Cabot NewCo, Cabot or any of their Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any additional Equity Interests, or obligating any Cabot NewCo, Cabot or any of their Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.
(e) Section 3.1(e) of the Cabot Disclosure Schedule sets forth a correct and complete list of all of the outstanding Equity Interests that Cabot owns, directly or indirectly, of record or beneficially, in any other Person, other than Equity Interests in Cabot’s Subsidiaries, as of the date hereof (the “Minority Interests”), together with the jurisdiction of organization of each such Person and the percentage of each such Person’s outstanding Equity Interests owned by Cabot or any Subsidiary of Cabot. As of the date hereof, Cabot and its Subsidiaries own and have good and valid title to all of the Minority Interests, free and clear of all Encumbrances (other than any Specified Encumbrances or transfer restrictions imposed by federal and state securities Laws or as set forth in the organizational or governing documents of such Minority Interest).
Section 3.2 Authorization. Cabot Parent has, and immediately prior to executing the Cabot NewCo Joinders, each Cabot NewCo will have, all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is or will be a party and to perform its obligations hereunder and under such Ancillary Agreements. The execution, delivery and performance by the Cabot Parties of this Agreement and the Ancillary Agreements to which any Cabot Party is or will be a party has been or will have been as of the Closing or as of the execution of the Cabot NewCo Joinders (as applicable), duly and validly authorized by all requisite action on behalf of such Cabot Party, and no additional corporate action, approval or consent is or will be as of the Closing or as of the execution of the Cabot NewCo Joinders (as applicable), required by such Cabot Party or any direct or indirect beneficial owner of any interest in Cabot Parent (a “Cabot Parent Beneficial Owner”) in connection with the execution or delivery by such Cabot Party of this Agreement or the Ancillary Agreements to which it is or will be a party, the performance by such Cabot Party of its obligations hereunder or under such Ancillary Agreements or the consummation by such Cabot Party of the transactions contemplated hereby or thereby in accordance with the terms hereof and thereof.
Section 3.3 Government Approvals. Except for filings required under, and compliance with other applicable requirements of, the HSR Act, the Communications Act, LFAs, State Regulatory Authorities, Broadband Grants, the Securities Act, the Exchange Act and Delaware law, no consents or approvals of, or filings, declarations or registrations with, any Government Entity are necessary for the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby by the Cabot Parties or their Subsidiaries, other than such consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have a Cabot Material Adverse Effect.
Section 3.4 Non-Contravention. The execution, delivery and performance by the Cabot Parties of this Agreement and the Ancillary Agreements to which they are or will be a party and the consummation by the Cabot

Parties of the transactions contemplated hereby and thereby do not and will not (i) violate any provision of any certificate of formation, articles of organization, operating agreement or other organizational documents of the Cabot Parties or their Subsidiaries or any Cabot Parent Beneficial Owner, (ii) violate, or result in any material breach of, or constitute a material default under, or result in the termination, cancellation, modification or acceleration (whether after the filing of notice or the lapse of time or both) of any material right or obligation of any Cabot NewCo, Cabot or any of their Subsidiaries under, or result in a loss of any material benefit to which any Cabot NewCo, Cabot or any of their Subsidiaries is entitled under, any Cabot Material Contract, Cabot Franchise, Cabot Lease or Cabot Demising Lease, or result in the creation of any Encumbrance on the NewCo 2 Equity Interests, the NewCo 3 Equity Interests, the NewCo 4 Equity Interests, the NewCo 5 Equity Interests or any Membership Interests or any Encumbrance other than a Permitted Encumbrance upon any material assets of Cabot or any of its Subsidiaries, or (iii) assuming the receipt or making, as applicable, of all the authorizations, consents and approvals referred to in Section 3.3, violate or result in a breach of or constitute a default under any Law to which the Cabot Parties or any of their Subsidiaries is subject, or under any Cabot Governmental Authorization, except in the case of clauses (ii) and (iii), above, as would not, individually or in the aggregate, reasonably be expected to have a Cabot Material Adverse Effect.
Section 3.5 Binding Effect. Assuming due authorization, execution and delivery by the other parties hereto, this Agreement constitutes (or in the case of each Cabot NewCos, upon the execution and delivery of the applicable Cabot NewCo Joinders, will constitute) a valid and legally binding obligation of each Cabot Party enforceable against such Cabot Party in accordance with its terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect affecting creditors’ rights generally, or by principles governing the availability of equitable remedies.
Section 3.6 Financial Statements.
(a) Set forth in Section 3.6(a) of the Cabot Disclosure Schedule are true and complete copies of Cabot’s audited consolidated balance sheets as of December 31, 2024 and 2023, and the related consolidated statements of income, comprehensive income, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2024 (the “Audited Financial Statements” and, together with all quarterly and annual financial statements delivered pursuant to Section 5.1(f)(iii) and (iv), the “Financial Statements”).
(b) The books and records of Cabot and its Subsidiaries have been maintained in accordance with GAAP and all applicable laws. The Financial Statements (i) have been prepared based on applicable books and records of Cabot and its Subsidiaries, (ii) have been prepared in accordance with GAAP and (iii) fairly present in all material respects the consolidated financial condition of Cabot and its Subsidiaries as of the respective dates thereof and the consolidated results of the operations of Cabot and its Subsidiaries for the periods indicated therein (except as noted therein and subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments), all in accordance with GAAP.
(c) Cabot and its Subsidiaries, with the assistance of Cabot Parent and its Affiliates, maintain internal controls over financial reporting designed to provide reasonable assurance regarding the reliability of financial reporting (and, to Cabot’s Knowledge, regarding the preparation of financial statements for external reporting purposes in accordance with GAAP), including policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Cabot and its Subsidiaries, (ii) are designed to provide reasonable assurance that transactions are recorded accurately in all material respects (and, to Cabot’s Knowledge, recorded accurately as necessary to permit preparation of financial statements in accordance with GAAP), and that receipts and expenditures of Cabot and its Subsidiaries are being made only in accordance with authorizations of management and directors of Cabot and its Subsidiaries and (iii) are designed to provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of Cabot and its Subsidiaries that could have a material effect on the financial statements.
(d) Cabot has made available to Columbus correct and complete copies of all documents governing any material “off balance sheet arrangements” (within the meaning of Item 303 of Regulation S-K promulgated by the SEC) in respect of Cabot and its Subsidiaries that are not disclosed in the Audited Financial Statements.
(e) Neither Cabot nor any of its Subsidiaries has at any time since January 1, 2020 been subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.

Section 3.7 Absence of Changes. Since December 31, 2024, (a) to the date of this Agreement, Cabot and its Subsidiaries have conducted the Cabot Business only in the Ordinary Course, (b) there has not been any Effect that, individually or in the aggregate, has had or would reasonably be expected to have a Cabot Material Adverse Effect and (c) to the date of this Agreement, neither Cabot nor any of its Subsidiaries has taken any of the actions described in Section 5.2(a)(i), (vii), (xiv), (xv), (xvi), (xviii), (xix), (xx), (xxi) or clause (xxiv) to the extent it relates to the foregoing clauses.
Section 3.8 Absence of Liabilities; Indebtedness.
(a) Except as specifically reflected, reserved against or otherwise disclosed in the Audited Financial Statements, neither Cabot nor any of the Transferred Subsidiaries has any Liabilities, whether or not required to be reflected in, or disclosed in footnotes to, financial statements prepared in accordance with GAAP, other than Liabilities (i) incurred in the Ordinary Course since December 31, 2024 and on or prior to the date of this Agreement; (ii) that are obligations (but excluding Liabilities arising from any breach that has occurred or indemnification with respect to matters occurring prior to the Closing Date) to be performed in the future under contracts that are (A) disclosed in the Cabot Disclosure Schedule, (B) not required to be disclosed in the Cabot Disclosure Schedule because their size, term or subject matter are not covered by any representations or warranties in this Article III, or (C) entered into after the date of this Agreement in accordance with this Agreement; and (iii) that, individually or in the aggregate, have not had or would not reasonably be expected to have a Cabot Material Adverse Effect.
(b) As of Closing, Cabot and the Transferred Subsidiaries will not have any outstanding Indebtedness other than Specified Indebtedness and other Indebtedness (not for borrowed money) incurred in the Ordinary Course in connection with the Cabot Business.
Section 3.9 Litigation and Claims.
(a) As of the date hereof, there are no pending or, to Cabot’s Knowledge, threatened civil, criminal or administrative actions, suits, demands, claims, hearings, or proceedings, and, to Cabot’s Knowledge, there are no investigations, in each case, against or relating to Cabot or any of the Transferred Subsidiaries with respect to the Cabot Business, except as would not, individually or in the aggregate, reasonably be expected to have a Cabot Material Adverse Effect.
(b) None of Cabot or any of the Transferred Subsidiaries is subject to any pending or, to Cabot’s Knowledge, threatened order, writ, judgment, award, injunction or decree of any Government Entity of competent jurisdiction or any arbitrator or arbitrators with respect to the Cabot Business, except as would not, individually or in the aggregate, reasonably be expected to have a Cabot Material Adverse Effect.
Section 3.10 Franchises; Governmental Authorizations.
(a) Section 3.10(a) of the Cabot Disclosure Schedule contains a list as of the date of this Agreement of all Cabot Governmental Authorizations and pending applications for Cabot Governmental Authorizations that are material to the operation of the Cabot Business, taken as a whole, including all material Cabot Governmental Authorizations issued by a State Regulatory Authority and all Cabot Franchises and FCC Licenses whether or not material. The Cabot Systems are in substantial compliance with such Cabot Governmental Authorizations set forth therein. Cabot and its Subsidiaries hold all Cabot Governmental Authorizations required under the Communications Laws for the lawful conduct of the Cabot Business as presently conducted in all material respects. As of the date hereof, there are no pending or, to Cabot’s Knowledge, threatened audits or investigations, formal or informal notices of noncompliance (including any claims of breach or default of a Cabot Franchise) or similar proceedings undertaken by Government Entities with respect to any of such Cabot Governmental Authorizations or the Cabot Systems, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Cabot Material Adverse Effect.
(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Cabot Material Adverse Effect, each Cabot Governmental Authorization set forth in Section 3.10(a) of the Cabot Disclosure Schedule is in full force and effect, is not in default and is valid under all applicable Laws according to their terms. Except as would not, individually or in the aggregate, reasonably be expected to have a Cabot Material Adverse Effect, no Cabot Governmental Authorization set forth in Section 3.10(a) of the Cabot Disclosure Schedule is subject to any conditions or requirements that have not been imposed generally upon licenses, recipients or holders in the same service, unless such conditions or requirements are set forth on the face of the applicable authorization. Cabot and each of its Subsidiaries has the authority to operate each Cabot Franchise with which it is associated in Section 3.10(a) of the Cabot Disclosure Schedule in accordance with applicable Law. As of the date hereof, (i) a valid request for renewal has been duly and timely filed under the formal renewal procedures established by Section 626(a) of the Communications Act with the proper Government Entity with respect to each Cabot Franchise that is material to the Cabot Business that has expired or will expire within thirty (30) months after the date hereof, (ii) there are no applications by Cabot or any of its Subsidiaries relating to any Cabot Franchise pending before any Government Entity that are material to the Cabot Business, (iii) none of Cabot or any of its Subsidiaries has received written notice or, to Cabot’s Knowledge, any other notice from any Person that any Cabot Governmental Authorization that is material to the Cabot Business may be revoked, rescinded, or terminated or will not be renewed or that the applicable Government Entity has challenged or raised any material objection to or, as of the date hereof, otherwise questioned in any material respect, Cabot’s or any of its Subsidiaries’ request for any such renewal, and Cabot and its Subsidiaries have duly and timely complied in all material respects with any and all material inquiries and demands by any and all Government Entities made with respect to Cabot’s or such Subsidiary’s requests for any such renewal, and (iv) none of Cabot, any of its Subsidiaries or any Government Entity has commenced or requested the commencement of an administrative proceeding concerning the renewal of a material Cabot Franchise as provided in Section 626(c)(1) of the Communications Act. Cabot is in compliance in all material respects with all Communications Laws with respect to the procedures for seeking such renewals.
(c) With respect to the Cabot Governmental Authorizations, Cabot has not made any commitment to any Government Entity that is not set forth in the applicable Cabot Governmental Authorization, except for commitments that both (i) are commercially reasonable given the relevant Cabot Governmental Authorization and (ii) would not, individually or in the aggregate, reasonably be expected to have a Cabot Material Adverse Effect.
(d) With respect to any Cabot System that is being operated without a Cabot Franchise, Cabot or its Subsidiaries have operated such Cabot Systems on a continuous basis since acquiring such Cabot System and, to Cabot’s Knowledge, the respective predecessors that owned the Cabot Systems operated such Cabot Systems on a continuous basis since before January 1, 1984 until such Cabot Systems were acquired by Cabot or its Subsidiaries, such that each such Cabot System is lawful under Section 621(b)(2) of the Communications Act. As of the date of this Agreement, no Government Entity in any such Cabot System has made a written request or, to Cabot’s Knowledge, any other request that Cabot, its Subsidiaries or their respective predecessors enter into a written Cabot Franchise agreement.
Section 3.11 Contracts.
(a) Section 3.11 of the Cabot Disclosure Schedule lists as of the date of this Agreement each of the following written Contracts to which Cabot or any of its Subsidiaries is a party or any of their respective assets are bound, in each case, with respect to the Cabot Business (it being understood that Section 3.11 of the Cabot Disclosure Schedule does not list any Contract that is a Benefit Plan, any programming Contract or any Contract that constitutes an Excluded Asset):
(i) any Contract relating to the use of any microwave or satellite transmission facilities providing for aggregate payments in excess of $10,000,000 annually;
(ii) any indefeasible right of use or other fiber or cable lease or use agreement providing for aggregate payments in excess of $10,000,000 annually;
(iii) any Contract for the purchase or sale of real property or any option to purchase or sell real property, in either case providing for aggregate payments in an amount exceeding $25,000,000;
(iv) any Contract (A) requiring payments by Cabot or any Subsidiary thereof, individually or in the aggregate with respect to such Contract, in excess of $25,000,000 annually or (B) pursuant to which third parties are required to pay to Cabot or any of its Subsidiaries, individually or in the aggregate with respect to such Contract, in excess of $25,000,000, in each case other than those that are terminable by Cabot or any of its Subsidiaries on ninety (90) days’ notice or less without obligation to make any material payment;
(v) any Contract that (A) contains any (1) “most favored nation” or similar provision in favor of a Person other than Cabot or any of its Subsidiaries or, after the Closing, any of their Affiliates; (2) provision expressly requiring Cabot or any of its Subsidiaries or, after the Closing, any of their Affiliates to purchase goods or services exclusively from another Person; (3) express restriction on the ability of Cabot or any of its Subsidiaries or, after the Closing, any of the Affiliates of Cabot or the Transferred Subsidiaries, to compete in any business or any geographic area; (4) arrangement whereby Cabot or any of its Subsidiaries or, after the Closing, any of their Affiliates grants any right of first refusal or right of first offer or similar right to a third party; or (5) arrangement between Cabot or any of its Subsidiaries and a third party that limits or purports to limit in any respect the ability of Cabot or its Subsidiaries (or after the Closing, any of the Affiliates of Cabot or the Transferred Subsidiaries) to own, operate, sell, license, transfer, pledge or otherwise dispose of any material assets or business, (B) either (1) in the case of clauses (A)(1), (2) and (4) provides for payments in excess of $25,000,000 annually or (2) in the case of clauses (A)(3) and (A)(5), has and will have more than a de minimis impact on the Cabot Business (and after the Closing, the other businesses of Columbus and its Subsidiaries) and (C) is not terminable by Cabot or any of its Subsidiaries on ninety (90) days’ notice or less without the obligation to make any material payment due to such termination;
(vi) any Contract pursuant to which Cabot or any of its Subsidiaries has incurred or become liable for any Indebtedness with a principal or committed amount of more than $25,000,000;
(vii) any Contract pursuant to which Cabot or any of its Subsidiaries has continuing indemnification, guarantee, “earn-out” or other contingent payment obligations, in each case that are reasonably expected to result in payments, individually or in the aggregate, in excess of $25,000,000;
(viii) any Contract pursuant to which Cabot or any of its Subsidiaries is a party and licenses any Intellectual Property Rights material to the conduct of the Cabot Business or licenses out any Cabot Owned Intellectual Property Rights material to the conduct of the Cabot Business, other than Contracts (A) in which grants of Intellectual Property Rights are incidental and not material to such Contracts, and (B) for software that is generally commercially available or that is subject to “shrink-wrap” or “click-through” license agreements, or that is pre-installed as a standard part of hardware purchased by Cabot or any of its Subsidiaries;
(ix) any settlement, conciliation or similar agreement involving future performance by Cabot or any of its Subsidiaries (A) with any Government Entity (other than any Tax settlements, conciliations or similar agreements or any non-material other settlements, conciliations or similar agreements) or (B) which would require Cabot or any of its Subsidiaries to pay consideration of more than $10,000,000 after the date of this Agreement;
(x) any interest rate, currency or other swap or derivative transaction;
(xi) any Contract pursuant to which Cabot or any Subsidiary has agreed, as of the date of this Agreement, to acquire or dispose of (A) any Cabot System, headend, subscriber, Person, business or all or substantially all the assets of any Person or business or (B) any other assets other than, in the case of this clause (B) only, in the Ordinary Course or, in the case of each of clauses (A) and (B), (x) with respect to acquisitions described in clause (A), for consideration of less than $25,000,000 and (y) with respect to acquisitions described in clause (B) and dispositions, for consideration of less than $10,000,000;
(xii) any partnership, limited liability company, operating, joint venture or substantially similar Contract relating to any Person that is not wholly owned by Cabot or any of its Subsidiaries that (A) relates to any Minority Interest that is a Cabot Asset or (B) is material to the operation of the Cabot Business; and
(xiii) any Contract between Cabot or any Subsidiary, on the one hand, and any of their Affiliates, on the other hand, that is material to the operation of the Cabot Business.
The Contracts required to be set forth in the foregoing clauses (i) through (xiii) are referred to herein as the “Cabot Material Contracts.”
(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Cabot Material Adverse Effect, each Cabot Material Contract, Cabot Lease, Cabot Demising Lease and Cabot Material Pole Attachment Contract is valid and binding on Cabot or the applicable Subsidiary, as the case may be, and, to Cabot’s Knowledge, on the other parties thereto, and is in full force and effect and is enforceable against Cabot Parent or its applicable Subsidiary, as the case may be, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect affecting creditors’ rights generally, or by principles governing the availability of equitable remedies. Neither Cabot Parent nor its Subsidiaries is in breach of or default under any Cabot Material Contract, Cabot Lease, Cabot Demising Lease or Cabot Material Pole Attachment Contract, and, to Cabot’s Knowledge, no event or circumstance has occurred which, with notice, lapse of time or both, would constitute a default or breach by Cabot Parent or any of its Subsidiaries under any Cabot Material Contract, Cabot Lease, Cabot Demising Lease or Cabot Material Pole Attachment Contract, except for any such breaches or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Cabot Material Adverse Effect. As of the date of this Agreement, neither Cabot Parent nor any of its Subsidiaries has received any written notice of any such default or breach (other than notices of matters that have been resolved prior to the date hereof without continuing material Liability to Cabot Parent or any of its Subsidiaries) and, to Cabot’s Knowledge, there does not exist any default or breach, and no event or circumstance has occurred which, with notice, lapse of time or both, would constitute a default or breach, under any Cabot Material Contract, Cabot Lease, Cabot Demising Lease or Cabot Material Pole Attachment Contract by any party thereto other than Cabot Parent or any of its Subsidiaries, except for any such breaches or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Cabot Material Adverse Effect. True, correct and complete copies of all Cabot Material Contracts as in effect as of the date of this Agreement have been made available to Columbus.
(c) None of the material programming agreements applicable solely to the Cabot Systems contains any “forced assignment” provisions requiring Cabot or any of the Transferred Subsidiaries to require successors to assume the obligations under such programming agreements.
Section 3.12 Real Property.
(a) Section 3.12(a) of the Cabot Disclosure Schedule sets forth a list that is true, complete and accurate in all material respects as of the date hereof of the street address of each parcel of Cabot Owned Real Property. Section 3.12(a) of the Cabot Disclosure Schedule sets forth all leases, license agreements, subleases and occupancy agreements in effect as of the date hereof by which Cabot Parent or any Subsidiary thereof leases any portion of the Cabot Owned Real Property or Cabot Leased Real Property to any Person (other than Cabot or a Transferred Subsidiary), in each case, pursuant to the terms of which Cabot Parent or any of its Subsidiaries is entitled to receive payments in excess of $10,000,000 over the 12-month period following the date hereof (each, a “Cabot Demising Lease”). As of the date hereof, neither Cabot Parent nor any of its Subsidiaries has exercised any option or right to terminate, renew or extend the term of any Cabot Demising Lease, except as expressly provided in such Cabot Demising Lease in accordance with its terms. Cabot has made available to Columbus true and complete copies of all Cabot Demising Leases.
(b) Section 3.12(b) of the Cabot Disclosure Schedule sets forth a list that is true, complete and accurate in all material respects as of the date of this Agreement of the Cabot Leases. As of the date hereof, neither Cabot Parent nor any of its Subsidiaries has exercised any option or right to terminate, renew or extend the term of any such Cabot Lease, except to the extent provided in such Cabot Lease. True and complete copies of all such Cabot Leases have been made available to Columbus.
(c) Each of Cabot Parent and each Subsidiary thereof that (i) owns a fee interest in a parcel of Cabot Owned Real Property has good and marketable title thereto, free and clear of all Encumbrances other than Permitted Encumbrances or (ii) leases Cabot Leased Real Property pursuant to a Cabot Lease has a valid leasehold interest therein (subject to expiration of such Cabot Lease in accordance with its terms) free and clear of all Encumbrances other than Permitted Encumbrances, except, in the case of each of clauses (i) and (ii), to the extent that the failure to have such good and marketable title or valid leasehold interest, as the case may be, would not, individually or in the aggregate, reasonably be expected to have a Cabot Material Adverse Effect.
(d) There are no pending or, to Cabot’s Knowledge, threatened (i) appropriation, condemnation, eminent domain or like proceedings relating to the Cabot Owned Real Property or, to Cabot’s Knowledge, the Cabot Leased Real Property or (ii) proceedings to change the zoning classification, variance, special use, or other applicable land use law of any portion of the Cabot Owned Real Property or, to Cabot’s Knowledge, the Cabot Leased Real Property, except in the case of each of clauses (i) and (ii), to the extent such proceedings would not, individually or in the aggregate, reasonably be expected to have a Cabot Material Adverse Effect.

Section 3.13 Tangible Personal Property; Assets.
(a) Cabot Parent and each of its Subsidiaries (i) that owns any material item of Fixtures and Equipment that is material to the conduct of the Cabot Business has good and valid title thereto and (ii) that leases any material item of Fixtures and Equipment that is material to the conduct of the Cabot Business has a valid leasehold interest therein (subject to the expiration of any applicable Contract in accordance with its terms), in the case of each of clauses (i) and (ii), free and clear of all Encumbrances other than Permitted Encumbrances, except, in the case of each of clauses (i) and (ii), to the extent that the failure to have such good and valid title or valid leasehold interest, as the case may be, would not, individually or in the aggregate, reasonably be expected to have a Cabot Material Adverse Effect.
(b) Following completion of the Restructuring and except as otherwise set forth in this Agreement or any Ancillary Agreement, Cabot Parent, the Cabot Parent Beneficial Owners and their respective Affiliates (other than Cabot and the Transferred Subsidiaries) will not own or have the right to use any material property, assets or other rights (whether tangible or intangible) (other than any Shared Contracts and the assets described in clauses (a) through (e) of the definition of Excluded Assets) that are primarily related to the Cabot Business.
Section 3.14 Benefit Plans.
(a) Section 3.14(a) of the Cabot Disclosure Schedule sets forth a true and complete list of all material Benefit Plans. For purposes of this Agreement, “Benefit Plans” means all benefit and compensation plans, Contracts, policies or arrangements (x) covering Cabot Business Employees, individuals who would have been Cabot Business Employees if employed on the Closing Date, or former employees, directors or other service providers of the Cabot Business, Cabot or the Transferred Subsidiaries, or (y) to which Cabot or any of the Transferred Subsidiaries is a party or with respect to which Cabot or any of the Transferred Subsidiaries has any Liability, including in the case of each of clauses (x) and (y) all employee benefit plans (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, deferred compensation, pension or retirement plans, equity or equity-based compensation, severance, change in control, retention, vacation, bonus or other incentive plans, medical, retiree medical, vision, dental or other health plans, life insurance plans, and other employee benefit plans or fringe benefit plans, other than any “multiemployer plan” within the meaning of ERISA Sections 3(37) and 4001(a)(3) (a “Multiemployer Plan”) and any plan, program or arrangement solely to the extent mandated by applicable Law and sponsored or maintained by a Government Entity. Section 3.14(a) of the Cabot Disclosure Schedule separately designates each Benefit Plan that (I) as of the date hereof, is sponsored, maintained, contributed to or is required to be contributed to by Cabot or any of the Transferred Subsidiaries, or (II) is otherwise identified as a Cabot Benefit Plan (clauses (I) and (II) collectively, the “Cabot Benefit Plans”). True and complete copies of all Cabot Benefit Plans listed in Section 3.14(a) of the Cabot Disclosure Schedule (or in the case of any unwritten Cabot Benefit Plan, the material terms thereof) have been made available to Columbus prior to the date of this Agreement (other than certain sales and/or commissions plans and Benefit Plans maintained by SEGRA, which will be provided to Columbus as soon as reasonably practicable after the date of this Agreement and in no event later than sixty (60) days after the date hereof), and, with respect to each such Cabot Benefit Plan, Cabot has made available to Columbus where applicable (i) the most recently prepared actuarial report or financial statement, (ii) the most recent summary plan description, and all material modifications thereto, (iii) the most recent annual report (Form 5500 Series) and accompanying schedule, (iv) the most recent Internal Revenue Service determination letter, (v) any related funding arrangements and (vi) any material written correspondence with a Government Entity.
(b) Except as would not, individually or in the aggregate, reasonably be expected to result in material liability to Cabot or any of the Transferred Subsidiaries, all Benefit Plans (i) have been operated and established in material compliance with their terms and all applicable Laws, (ii) intended to qualify for special tax treatment under the Code or other applicable Law so qualifies and, with respect to any such Benefit Plan intended to meet the tax qualification of Section 401(a) of the Code, respectively, has received a favorable determination letter from the Internal Revenue Service and, to Cabot’s Knowledge, no circumstances exist that would reasonably be expected to result in the loss of such special tax treatment, and (iii) required to be funded and/or book-reserved are funded and/or book reserved, as required, in accordance with GAAP and based upon reasonable actuarial assumptions.
(c) None of Cabot Parent, Cabot or any of their respective Subsidiaries or ERISA Affiliates maintains, contributes to or is required to contribute to, or has in the past six years ever maintained, contributed to or been required to contribute to, or otherwise has any Liability with respect to (i) a plan subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, including any “single employer” defined benefit plan as defined in Section 4001 of ERISA or Multiemployer Plan, or (ii) a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA, in each case that covers or has covered any Cabot Business Employees, individuals who would have been Cabot Business Employees if employed on the Closing Date, or former employees, directors or other service providers of the Cabot Business, Cabot or the Transferred Subsidiaries.
(d) Other than as required by applicable Law, none of Cabot Parent, Cabot or any of their respective Subsidiaries or ERISA Affiliates has any material obligations for post-employment health and life benefits to any Cabot Business Employees, individuals who would have been Cabot Business Employees if employed on the Closing Date, former employees, directors or other service providers of the Cabot Business, Cabot or the Transferred Subsidiaries.
(e) There has been no amendment to, announcement by Cabot or any of the Transferred Subsidiaries relating to, or change in employee participation or coverage under, any Cabot Benefit Plan which would increase materially the expense of maintaining such plan above the level of the expense incurred therefor for Cabot’s most recently ended fiscal year. No complete or partial termination or modification of any Cabot Benefit Plan has occurred since Cabot’s most recently ended fiscal year or is expected to occur.
(f) Neither the execution of this Agreement nor the completion of the transactions contemplated hereby (whether alone or in connection with any other event) will (A) entitle any Cabot Business Employees or any other Employees, former employees, directors and other service providers of the Cabot Business, Cabot or the Transferred Subsidiaries to any material compensation, benefits or severance pay or to any increase in compensation, benefits or severance pay, (B) accelerate the time of payment, funding or vesting, or result in any payment, funding or vesting of compensation or benefits under, or increase the amount payable or result in any other obligation pursuant to, any of the Benefit Plans or otherwise, (C) cause Cabot or the Transferred Subsidiaries to transfer or set aside any assets to fund any compensation or benefits, or result in any limitation on the right of Cabot or the Transferred Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Cabot Benefit Plan or related trust, or (D) result in payments under any of the Benefit Plans or otherwise which would not be deductible under Section 280G of the Code. No Cabot Benefit Plan or other agreement provides any Cabot Business Employee or former employee, director or other service provider of the Cabot Business, Cabot or the Transferred Subsidiaries with any amount of additional compensation or gross-up if such individual is provided with amounts subject to excise or additional Taxes imposed under Sections 4999 or 409A of the Code.
(g) Each Cabot Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code complies and has complied, both in form and operation, with the requirements of Section 409A of the Code and the final regulations and other applicable guidance thereunder.
Section 3.15 Labor Relations.
(a) Except as would not, individually or in the aggregate, reasonably be expected to result in material Liability to Cabot or any of the Transferred Subsidiaries, none of Cabot Parent, Cabot or any of their respective Subsidiaries has received written notice during the past two (2) years of the intent of any Government Entity responsible for the enforcement of labor, employment, occupational health and safety or workplace safety and insurance/workers compensation laws to conduct an investigation of Cabot Parent or any of its Subsidiaries with respect to the Cabot Business or Cabot or the Transferred Subsidiaries and, to Cabot’s Knowledge, no such investigation is in progress. Except as would not, individually or in the aggregate, reasonably be expected to result in material Liability to Cabot or any of the Transferred Subsidiaries, (i) there are no (and have not been during the two (2)-year period preceding the date of this Agreement) strikes or lockouts with respect to any Cabot Business Employee or former employee, director or other service provider of the Cabot Business, Cabot or the Transferred Subsidiaries, (ii) to Cabot’s Knowledge, there is no (and has not been during the two (2)-year period preceding the date of this Agreement) union organizing effort pending or threatened against the Cabot Business, Cabot or any of the Transferred Subsidiaries, (iii) there is no (and has not been during the two (2)-year period preceding the date of this Agreement) unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to Cabot’s Knowledge, threatened against the Cabot Business, Cabot or any of the Transferred Subsidiaries, and (iv) there is no (and has not been during the two (2)-year period preceding the date of this Agreement) slowdown, or work stoppage in effect or, to Cabot’s Knowledge, threatened, with respect to any Cabot Business Employee or former employee, director or other service provider of the Cabot Business, Cabot or the Transferred Subsidiaries. Neither Cabot nor any of the Transferred Subsidiaries has, or is reasonably expected to have, any material Liabilities under the WARN Act or any similar state or local Law prior to the Closing Date or as a result of the transactions contemplated by this Agreement. With respect to the Cabot Business, Cabot Parent and each of its Subsidiaries is in material compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health (including, without limitation, classifications of service providers as employees vs. independent contractors and exempt vs. nonexempt employees).
(b) Section 3.15(b) of the Cabot Disclosure Schedule sets forth all employee representative bodies, including all labor unions, labor organizations and works councils, and all collective bargaining agreements, union contracts and similar labor agreements in effect, that cover any Cabot Business Employee or former employee, director or other service provider of the Cabot Business, Cabot or the Transferred Subsidiaries or to which Cabot or any Transferred Subsidiary thereof is a party or otherwise bound (a “Cabot Labor Agreement”). True and complete copies of all Cabot Labor Agreements listed in Section 3.15(b) of the Cabot Disclosure Schedule (or in the case of any unwritten Cabot Labor Agreement, the material terms thereof) have been made available to Columbus prior to the date of this Agreement. Neither Cabot Parent nor any Subsidiary is subject to any obligation to notify, consult or seek the consent of any labor union, labor organization, works council or any other employee representative body in connection with this Agreement, the arrangements proposed in this Agreement and/or the Closing (whether under applicable Law or any written agreement).
Section 3.16 Communications Laws and Copyright Compliance; Rate Regulation.
(a) Cabot Parent or its applicable Subsidiary (i) has made all material filings, payments and other submissions required to be made under the Communications Laws in connection with the Cabot Business and (ii) has provided all material notices to customers of the Cabot Business required under the Communications Laws, other than such filings and notices the failure of which to be made or provided would not, individually or in the aggregate, reasonably be expected to have a Cabot Material Adverse Effect. As of the date hereof, neither Cabot Parent nor any of its Subsidiaries has received any written notice from a Government Entity (A) that it has not made such material filings or payments or not provided such material notices, (B) that any rates charged for services provided by the Cabot Systems are not permitted rates under the Communications Laws or (C) alleging that it is not in material compliance with the Communications Laws.
(b) Cabot Parent or its applicable Subsidiary (i) has filed with the U.S. Copyright Office all required statements of account with respect to the licensing of copyrights contained in broadcast signals retransmitted by Cabot that were required to have been filed since July 1, 2021, in accordance with the Copyright Act of 1976, as amended, and regulations promulgated pursuant thereto, (ii) has paid all royalty fees, supplemental royalties, fees and other sums payable with respect to such copyrights since July 1, 2021, except where the failure to file such statements of account or pay such fees would not, individually or in the aggregate, reasonably be expected to have a Cabot Material Adverse Effect and (iii) has not received any notice from the U.S. Copyright Office that any material additional fees are owed.
Section 3.17 Environmental Matters.
(a) Between December 15, 2023 and the date of this Agreement, Cabot Parent, its Subsidiaries, the Cabot Business and the Cabot Owned Real Property (while owned by Cabot or its Subsidiaries) have been in compliance with all applicable Environmental Laws in the operation of the Cabot Business, except for non-compliance which would not, individually or in the aggregate, reasonably be expected to have a Cabot Material Adverse Effect.
(b) As of the date hereof, neither Cabot Parent nor any of its Subsidiaries has received any written notice of any violation or alleged violation of, or any Liability under, any Environmental Law relating to the operation of the Cabot Business, the Cabot Owned Real Property or the Cabot Leased Real Property by Cabot or its Subsidiaries that would, individually or in the aggregate, reasonably be expected to have a Cabot Material Adverse Effect.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Cabot Material Adverse Effect, there are, to Cabot’s Knowledge, no Liabilities of Cabot or any of its Subsidiaries with respect to the Cabot Business arising under or relating to any Environmental Law (including any such Liability retained or assumed by contract or by operation of law) that have resulted in any claims or Losses.
(d) Section 3.17(d) of the Cabot Disclosure Schedule sets forth all underground storage tanks owned or operated by Cabot Parent or any of its Subsidiaries on any parcel of Cabot Owned Real Property, or to Cabot’s Knowledge, on any parcel of Cabot Leased Real Property, except as would not, individually or in the aggregate, reasonably be expected to have a Cabot Material Adverse Effect.
Section 3.18 Taxes.
(a) All material Tax Returns that are required to have been filed by or with respect to Cabot and its Subsidiaries or in respect of or relating to the Cabot Business have been timely filed and are correct in all material respects, and all material Taxes that are payable by or with respect to Cabot and its Subsidiaries or in respect of the Cabot Business have been timely paid.
(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Cabot Material Adverse Effect, the Financial Statements reflect adequate reserves for all Taxes payable by Cabot and its Subsidiaries for all taxable periods or portions thereof accrued through the date of such Financial Statements. Except as would not, individually or in the aggregate, reasonably be expected to have a Cabot Material Adverse Effect, the unpaid Taxes of Cabot and its Subsidiaries (i) did not, as of the date of the most recent Audited Financial Statements, exceed the accrued liability for Taxes (disregarding any accrued liability for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Audited Financial Statements (rather than in the notes thereto) and (ii) will not, as of the Closing Date, exceed that accrued liability, as adjusted for operations and transactions through the Closing in accordance with the past custom and practice of, or with respect to, Cabot and its Subsidiaries in filing their Tax Returns.
(c) There are no outstanding deficiencies asserted by a Government Entity for material Taxes payable by or with respect to Cabot and its Subsidiaries or with respect to the Cabot Business for any material Taxes that are unpaid.
(d) Each of Cabot and its Subsidiaries has complied in all material respects with all applicable Laws relating to the withholding of Taxes with respect to amounts paid to any employee, independent contractor, creditor, stockholder or other third party.
(e) No material claim has been made in writing (or otherwise threatened to Cabot’s Knowledge) by a Government Entity in a jurisdiction where Cabot or its Subsidiaries do not file, or where Cabot Parent does not file with respect to Cabot, any of its Subsidiaries or the Cabot Business any Tax Returns, that Cabot, any of its Subsidiaries or Cabot Parent with respect to Cabot, any of its Subsidiaries or the Cabot Business, as applicable, is or may be subject to material taxation by that jurisdiction.
(f) No agreements or waivers exist with any Governmental Entity, nor have any written requests for such agreements or waivers been received, providing for an extension of time with respect to payment by or on behalf of, or assessment against, Cabot and its Subsidiaries or Cabot Parent on behalf of Cabot, any of its Subsidiaries or the Cabot Business in respect of any material Taxes. None of Cabot, its Subsidiaries or Cabot Parent on behalf of Cabot or any of its Subsidiaries is or has been a party to or bound by any Tax sharing or allocation agreement with respect to material Taxes that will be in effect and binding on Cabot or any of its Subsidiaries, or with respect to which Cabot or any of its Subsidiaries will be liable, after the Closing.
(g) No private letter rulings, technical advice memoranda, closing agreements or rulings have been entered into or issued by any Government Entity with respect to Cabot, its Subsidiaries or the Cabot Business with respect to material Taxes and which will be in effect and binding on Cabot or any of its Subsidiaries after the Closing.
(h) There is no lien for material Taxes upon any of the assets of Cabot or its Subsidiaries, other than Permitted Encumbrances.
(i) None of Cabot, its Subsidiaries or Cabot Parent on behalf of Cabot, any of its Subsidiaries or the Cabot Business has engaged in any listed transaction referred to in Treasury Regulation Section 1.6011-4.

(j) Neither Cabot nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) that begins after the Closing Date as a result of (i) any change in or improper use of a method of accounting for a taxable period ending on or before the Closing Date, (ii) installment sale or open transaction disposition, intercompany transaction or intercompany account made or existing on or before the Closing Date, (iii) prepaid amount or deferred revenue received on or prior to the Closing Date, in each case, outside the ordinary course of business or (iv) “closing agreement” within the meaning of Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) executed on or before the Closing Date.
(k)
(i) Subject to Section 5.20, as of immediately prior to the Closing, each of Cabot and the Transferred Subsidiaries (other than the Cabot NewCos and the Transferred Subsidiaries identified on Section 3.18(k)(i) of the Cabot Disclosure Schedule (together, the “Non-DRE Transferred Subsidiaries”)) will be properly treated as an entity that is disregarded as separate from its owner for U.S. federal (and applicable state and local) income Tax purposes.
(ii) The U.S. federal income Tax classification of Cabot and each of the Transferred Subsidiaries as of the date hereof is set forth on Section 3.18(k)(ii) of the Cabot Disclosure Schedule.
(l) Neither Cabot nor any of its Subsidiaries has, within the prior six (6) years, been a member of an affiliated group of corporations (within the meaning of Section 1504(a) of the Code) or any group that has filed a combined, consolidated or unitary Tax Return (other than a group with respect to which Cabot Parent, Cabot, or any of the Transferred Subsidiaries was the common parent). Neither Cabot nor any of its Subsidiaries has any material liability for the Taxes of any Person other than Cabot and the Transferred Subsidiaries under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), other than with respect to a group the common parent of which is, or was at the applicable time, Cabot Parent, Cabot, or any of the Transferred Subsidiaries or a predecessor thereof; as a transferee or successor; or by contract, in each case, excluding any commercial agreement entered into in the ordinary course of business the primary purpose of which does not relate to Taxes.
(m) Within the past two (2) years, neither Cabot nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355 of the Code.
(n) Neither Cabot nor any of its Subsidiaries has made an election pursuant to Section 965(h) of the Code that would require Cabot or such Subsidiary to pay any material Taxes with respect to any such election.
(o) Neither Cabot nor any of its Subsidiaries is subject to a material amount of Tax in a country other than the country of its incorporation or formation (or the country of which its jurisdiction of incorporation or formation is a political subdivision) by virtue of (i) being treated as resident or (ii) having a permanent establishment.
(p) The prices and terms for the provision of any material property or services by or to Cabot or any of its Subsidiaries are, in all material respects, arm’s length for purposes of the relevant transfer pricing laws, and all related documentation thereto required by such laws has, in all material respects, been timely prepared or obtained and, if necessary, retained.
Section 3.19 Compliance with Laws. With respect to the operation of the Cabot Business, Cabot Parent and its Subsidiaries are and have been since January 1, 2022, and the Cabot Business is being and has been since January 1, 2022 conducted, in compliance with all Laws applicable to the Cabot Business, except as would not, individually or in the aggregate, reasonably be expected to have a Cabot Material Adverse Effect. As of the date hereof, neither Cabot Parent nor any of its Subsidiaries has received any written notice alleging any violation under any applicable Law with respect to the operation of the Cabot Business, except for violations that (a) have been cured or remedied on or prior to the date hereof without continuing material Liability to Cabot or any of the Transferred Subsidiaries or (b) would not, individually or in the aggregate, reasonably be expected to have a Cabot Material Adverse Effect.

Section 3.20 Subscribers; System Information.
(a) Section 3.20(a) of the Cabot Disclosure Schedule sets forth the aggregate numbers of Mobile Customers, High-Speed Internet Customers, Video Customers and Voice Customers of the Cabot Business as of December 31, 2024.
(b) Section 3.20(b) of the Cabot Disclosure Schedule sets forth as of December 31, 2024, (i) the approximate aggregate number of two-way aerial and underground plant miles of the Cabot Systems and for each market served by the Cabot Systems, (ii) the capacity in MHz to which such plant miles have been constructed and (iii) the approximate number of homes passed by the Cabot Systems’ plant and for each headend located in the Cabot Systems (provided that for purposes hereof, “homes” includes each single-family home, individual dwelling unit within a multifamily complex and commercial establishment).
(c) None of Cabot or any of the Transferred Subsidiaries, directly or indirectly, owns any Systems other than the Systems listed on Section 3.20(c) of the Cabot Disclosure Schedule. None of Cabot or any of the Transferred Subsidiaries, directly or indirectly, manages or operates any Systems which it does not, directly or indirectly, wholly own, and none of Cabot or any of the Transferred Subsidiaries, directly or indirectly, owns any Systems that it does not, directly or indirectly, manage and operate.
Section 3.21 Intellectual Property.
(a) (i) Cabot or one of the Transferred Subsidiaries is the exclusive owner of Cabot Owned Intellectual Property Rights and (ii) to Cabot’s Knowledge, Cabot or one or more of the Transferred Subsidiaries own or have a valid and enforceable license or other right to use all material Intellectual Property Rights used or held for use in, the conduct of Cabot Business as currently conducted.
(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Cabot Material Adverse Effect, (i) neither Cabot nor any of the Transferred Subsidiaries has, in the three (3) year period prior to the date of this Agreement, infringed, induced or contributed to the infringement of, misappropriated or otherwise violated any Intellectual Property Right of any Person and (ii) as of the date of this Agreement, there is no claim, action, suit, investigation or proceeding pending against, or, to Cabot’s Knowledge, threatened against, Cabot or any of the Transferred Subsidiaries or any of their respective present or former officers, directors or employees (A) based upon, or challenging or seeking to deny or restrict, the rights of Cabot or any of the Transferred Subsidiaries in any of the Cabot Owned Intellectual Property Rights or Cabot Licensed Intellectual Property Rights, (B) alleging that any Cabot Owned Intellectual Property Right or Cabot Licensed Intellectual Property Right is invalid or unenforceable, or (C) alleging that the conduct of the Cabot Business as currently conducted conflicts with, misappropriates, infringes or otherwise violates any Intellectual Property Right of any Person.
(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Cabot Material Adverse Effect, (i) Cabot and the Transferred Subsidiaries have taken all actions reasonably necessary to maintain and protect the Cabot Owned Intellectual Property Rights, including all Intellectual Property Rights of Cabot or the Transferred Subsidiaries the value of which to Cabot or such Transferred Subsidiaries is contingent upon maintaining the confidentiality thereof, (ii) none of the material Cabot Owned Intellectual Property Rights have been adjudged invalid or unenforceable in whole or part, and to Cabot’s Knowledge, all issued or registered Cabot Owned Intellectual Property Rights are valid and enforceable in all material respects, and (iii) to Cabot’s Knowledge, no Person has infringed, misappropriated or otherwise violated any Cabot Owned Intellectual Property Right.
(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Cabot Material Adverse Effect, (i) the Cabot IT Assets operate and perform in a manner that permits Cabot and each of its Subsidiaries to conduct its business as currently conducted, and (ii) Cabot and the Transferred Subsidiaries have taken commercially reasonable actions, consistent with current industry standards, to protect the confidentiality, integrity and security of the Cabot IT Assets (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption, and to Cabot’s Knowledge, in the three (3) year period prior to the date of this Agreement, no Person has gained unauthorized access to the Cabot IT Assets (or the information and transactions stored or contained therein or transmitted thereby).

(e) Except as would not, individually or in the aggregate, reasonably be expected to have a Cabot Material Adverse Effect, (i) to Cabot’s Knowledge, Cabot and the Transferred Subsidiaries have, in the three (3) year period prior to the date of this Agreement, complied with all applicable Laws relating to privacy, data protection and the collection and use of personal information and user information gathered or accessed in the course of operations of the Cabot Business, and (ii) no claims have been asserted or threatened against Cabot or any of the Transferred Subsidiaries in the three (3) year period prior to the date of this Agreement by any Person alleging a violation of such Person’s privacy, personal or confidentiality rights under any such applicable Laws in the course of operations of the Cabot Business.
Section 3.22 Bonds. Section 3.22 of the Cabot Disclosure Schedule sets forth, as of the date hereof, all material franchise, construction, fidelity, performance and other bonds, guaranties in lieu of bonds and letters of credit posted by Cabot or any of the Transferred Subsidiaries, in each case, other than (x) as posted or entered into by Cabot or any of the Transferred Subsidiaries in the Ordinary Course or allowed pursuant to this Agreement and (y) any Existing Cabot Notes, Existing CoxCom Notes or other debt for borrowed money or any guaranties of the foregoing in this clause (y).
Section 3.23 Organizational Documents. Complete and correct copies of the organizational documents of Cabot and each of the Transferred Subsidiaries have been made available to Columbus. As of the date hereof, each such organizational document is true, accurate and complete in all material respects and in full force and effect.
Section 3.24 Disclosure Documents. The information supplied by Cabot Parent specifically for inclusion in the Proxy Statement, or any amendment or supplement thereto (including pursuant to Section 5.12(b) and Section 5.12(d)), shall not, on the date the Proxy Statement, and any amendments or supplements thereto, is first mailed to the Columbus stockholders or at the time of the Columbus Stockholder Approvals contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by Cabot Parent pursuant to Section 5.12(e) or Section 5.13(c) shall not, as of the applicable date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
Section 3.25 Finders’ Fees. Except for fees to certain financial advisors that will be paid exclusively by Cabot Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Cabot Parent or its Subsidiaries and who is entitled to any fee or commission from Cabot Parent or its Subsidiaries in connection with the Transaction.
Section 3.26 Affiliate Transactions. There are no material Contracts between (a) Cabot or any of the Transferred Subsidiaries, on the one hand, and (b) (i) Cabot Parent, (ii) any Cabot Parent Beneficial Owner, (iii) any current or former executive officer or director of Cabot Parent, any Cabot Parent Beneficial Owner, Cabot or any of its Subsidiaries or (iv) any Affiliate of any of the Persons identified in clauses (i), (ii) and (iii), excluding Cabot and the Transferred Subsidiaries (the foregoing Persons identified in clauses (b)(i) through (b)(iv), collectively, “Cabot Related Persons”), on the other hand, other than as set forth in any employment Contract with any employee, Contracts entered into in the Ordinary Course on arms’ length terms or as otherwise set forth in Section 3.26 of the Cabot Disclosure Schedule. Neither Cabot nor any of the Transferred Subsidiaries provides material assets, services or facilities to any Cabot Related Person other than in connection with the employment Contracts with Cabot or the Transferred Subsidiaries, Contracts entered into in the Ordinary Course on arms’-length terms or as otherwise set forth in Section 3.26 of the Cabot Disclosure Schedule.
Section 3.27 Investment Intent.
(a) Cabot Parent is acquiring the Equity Consideration for Cabot Parent’s own account as principal, for investment purposes only. Cabot Parent is not acquiring the Equity Consideration with a view to, or for, resale, distribution or fractionalization thereof, in whole or in part, and Cabot Parent is not acquiring the Equity Consideration on behalf of any undisclosed principal or Affiliate. Except as previously disclosed to Columbus in writing, no Person other than Cabot Parent has or will have a direct or indirect beneficial interest in the Equity Consideration.

(b) Cabot Parent is aware that:
(i) investments in Columbus Holdings Preferred Units, Columbus Holdings Class C Common Units and Columbus Class C Common Stock are illiquid investments, and Cabot Parent must bear the economic risk of such investments for an indefinite period of time;
(ii) there is no established market for Columbus Holdings Preferred Units, Columbus Holdings Class C Common Units and Columbus Class C Common Stock, and it is not likely that a public market for such securities will develop; and
(iii) the LLC Agreement and the Stockholders Agreement will contain substantial restrictions on the transferability of the Equity Consideration.
(c) Cabot Parent is an “accredited investor” as defined in Rule 501(a) under the Securities Act. Cabot Parent agrees to furnish any additional information requested by Columbus or Columbus Holdings or any of their respective Affiliates to assure compliance with applicable U.S. federal and state securities laws in connection with the purchase and sale of the Equity Consideration.
(d) Cabot Parent understands that the Equity Consideration has not been registered under the Securities Act or any state securities laws by reason of specific exemptions under the provisions thereof which depend in part upon the investment intent of Cabot Parent and of the other representations made by Cabot Parent in this Agreement. Cabot Parent understands that Columbus and Columbus Holdings are relying upon the representations and agreements contained in this Agreement (and any supplemental information) for the purpose of determining whether this transaction meets the requirements for such exemptions.
(e) Cabot Parent understands that sales or transfers of the Equity Consideration will be restricted by the provisions of the Stockholders Agreement and the LLC Agreement, federal securities laws, state securities laws and certain non-U.S. securities and other laws, and agrees to sell, exchange, transfer, assign, pledge, hypothecate or otherwise dispose of all or any part of the Equity Consideration or any portion thereof only in compliance with all applicable conditions and restrictions contained in this Agreement, the Stockholders Agreement, the LLC Agreement, the Securities Act, and any applicable state securities laws, or pursuant to an applicable exemption therefrom. Cabot Parent further understands that, except as will be required by the Stockholders Agreement and the Registration Rights Agreement, Columbus and Columbus Holdings are under no obligation, and do not intend, to register the Equity Consideration on behalf of Cabot or to assist Cabot in complying with any exemption from registration under the Securities Act or under any other applicable securities laws, that Columbus Holdings Preferred Units, Columbus Holdings Class C Common Units and shares of Columbus Class C Common Stock are not currently publicly traded and that there will be no public market for such securities upon the completion of the offering.
(f) Cabot Parent has such knowledge, skill and experience in business, financial and investment matters that Cabot Parent is capable of evaluating the merits and risks of an investment in the Equity Consideration. Cabot Parent has had access to such information concerning Columbus and Columbus Holdings and the Equity Consideration as it deems necessary to enable it to make an informed investment decision concerning the purchase of the Equity Consideration. With the assistance of Cabot Parent’s own professional advisors, to the extent that Cabot Parent has deemed appropriate, Cabot Parent has made its own legal, tax, accounting and financial evaluation of the merits and risks of an investment in the Equity Consideration and the consequences of this Agreement. In deciding to purchase the Equity Consideration, Cabot Parent is not relying on the advice or recommendations of Columbus or Columbus Holdings and Cabot Parent has made its own independent decision that the investment in the Equity Consideration is suitable and appropriate for Cabot Parent.
Section 3.28 Insurance. Except as would not, individually or in the aggregate, reasonably be expected to have a Cabot Material Adverse Effect, Cabot Parent and its Subsidiaries collectively own or hold insurance policies with respect to the Cabot Business in amounts providing reasonable coverage against all risks customarily insured against by companies in similar lines of business as the Cabot Business (collectively, the “Insurance Policies”). As of the date of this Agreement, each of the Insurance Policies is in full force and effect and no written notice has been received by Cabot Parent or any of its Subsidiaries from any insurance carrier purporting to cancel coverage under any of the Insurance Policies. To Cabot’s Knowledge, as of the date of this Agreement, there are no pending material claims under the Insurance Policies by Cabot Parent or any of its Subsidiaries with respect to the Cabot Business as to which the insurers have denied liability. Cabot Parent and its Affiliates have in all material respects made timely premium payments with respect to all of the Insurance Policies.
Section 3.29 Title to Assets; Sufficiency of Assets.
(a) Following completion of the Restructuring and except as otherwise set forth in this Agreement or any Ancillary Agreement, as of the Closing, Cabot and the Transferred Subsidiaries will have good, valid, marketable and indefeasible title to, or other legal rights to lease or own, possess and use, all of the Cabot Assets, free and clear of all Encumbrances other than Permitted Encumbrances. The Cabot Assets constitute all of the assets, property and undertakings primarily used or held for use by Cabot Parent and its Subsidiaries in carrying on the Cabot Business, other than (x) Cabot Assets acquired since the Balance Sheet Date in the Ordinary Course or sold, transferred or otherwise disposed of in the Ordinary Course since the Balance Sheet Date and (y) any Shared Contracts and the assets described in clauses (a) through (e) of the definition of Excluded Assets.
(b) Except as would not reasonably be expected, individually or in the aggregate, to be material to the Cabot Business, Cabot and the Transferred Subsidiaries, taken as a whole, and assuming all Required Regulatory Approvals and Cabot Consents have been obtained, the Cabot Assets, together with the rights and benefits to be provided pursuant to the Ancillary Agreements and any assets that are the subject of any of the Shared Contracts, in the aggregate, constitute all of the assets, properties and rights necessary and sufficient for Columbus and their Subsidiaries (including Cabot and the Transferred Subsidiaries) to conduct the Cabot Business immediately following the Closing in all respects as conducted as of the date of this Agreement and as of the date immediately prior to the Closing
Section 3.30 No Additional Representations. Except for the representations and warranties made by Cabot Parent in this Article III, neither Cabot Parent nor any other Person makes any express or implied representation or warranty with respect to Cabot or the Transferred Subsidiaries or their respective businesses (including the Cabot Business), operations, assets, liabilities, conditions (financial or otherwise) or prospects in connection with this Agreement or the transactions contemplated hereby, and Cabot Parent hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Cabot Parent nor any other Person makes or has made any representation or warranty to Columbus or any of its Affiliates or its or their respective Representatives with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to Cabot or the Transferred Subsidiaries or their respective businesses (including the Cabot Business), or (b) any oral or, except for the representations and warranties made by Cabot Parent in this Article III, written information presented to Columbus or any of its Affiliates or its or their respective Representatives in the course of their due diligence investigation of the Cabot Business, the negotiation of this Agreement or in the course of the transactions contemplated hereby. Notwithstanding the foregoing, this Section 3.30 shall not limit any claims made by Columbus pursuant to the express terms of this Agreement or Columbus’s remedies in the case of Fraud.
Section 3.31 No Outside Reliance. Notwithstanding anything contained in this Article III or any other provision hereof, Cabot Parent acknowledges and agrees that none of Columbus or any of its Affiliates, nor any of its or their respective Representatives, has made, or is making, any representation or warranty whatsoever, oral or written, express or implied (and neither Cabot Parent nor any of its Affiliates or its or their respective Representatives has relied on any representation, warranty or statement of any kind by Columbus or any of its Affiliates, or any of its or their respective Representatives) with respect to Columbus and its Subsidiaries or their respective businesses or assets, beyond those expressly given in Article IV and in any Ancillary Agreement, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of Columbus or any of its Subsidiaries. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Columbus Disclosure Schedule or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” or reviewed by Cabot Parent or any of its Affiliates, or any of its or their respective Representatives) or management presentations or due diligence discussions that have been or shall hereafter be provided to or engaged in with Cabot Parent or any of its Affiliates or any of its or their respective Representatives are not and will not be deemed to be representations or warranties of Columbus or any of its Affiliates, or any of its or their respective Representatives, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing, except as may be expressly set forth in Article IV or in any Ancillary Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF COLUMBUS
In each case except as disclosed in the Columbus SEC Filings filed or furnished with the SEC publicly available prior to the date hereof (but excluding any forward looking disclosures set forth in any “risk factors” section, any disclosures in any “forward looking statements” section and any other disclosures included therein to the extent they are predictive or forward-looking in nature) or as set forth in the correspondingly numbered section of Article IV of the Columbus Disclosure Schedule (it being agreed that disclosure of any item in any section of Article IV of the Columbus Disclosure Schedule shall be deemed to be a disclosure with respect to any other section of this Article IV to which the relevance of such item is reasonably apparent on its face), Columbus represents and warrants to Cabot Parent as follows:
Section 4.1 Organization and Qualification. Columbus is a corporation and is duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operate its assets and to carry on its business as currently conducted. Columbus Holdings is a limited liability company and is duly organized, validly existing and in good standing under the laws of the State of Delaware. Upon formation, Columbus NewCo will be a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of the Columbus Parties and their Subsidiaries is or, in the case of Columbus NewCo following its formation will be, duly qualified to do business and, where applicable, in good standing in each jurisdiction, if any, where the ownership or operation of its assets or its respective conduct of its business as currently conducted requires such qualification, except for failures to be so qualified or in good standing that would not, individually or in the aggregate, reasonably be expected to have a Columbus Material Adverse Effect. Section 4.1 of the Columbus Disclosure Schedule sets forth a correct and complete list of all of Columbus’s Subsidiaries as of the date hereof, together with the jurisdiction of organization of each such Subsidiary and the percentage of each such Subsidiary’s outstanding Equity Interests owned by Columbus or another Subsidiary of Columbus. Upon formation, Columbus NewCo will be a direct, wholly owned Subsidiary of Columbus that was formed solely for the purpose of engaging in the Transaction. From and following the date of its formation through the Effective Time, Columbus NewCo will not carry on any business or conduct any operations other than the execution of the Columbus NewCo Joinder, the performance of its obligations hereunder and matters ancillary thereto.
Section 4.2 Capitalization.
(a) As of the date hereof, the authorized capital stock of Columbus consists of (i) 900,000,000 shares of Columbus Class A Common Stock, par value $0.001 per share, (ii) 1,000 shares of Columbus Class B Common Stock, par value $0.001 per share and (iii) 250,000,000 shares of preferred stock, par value $0.001 per share. As of May 13, 2025, (A) 138,134,246 shares of Columbus Class A Common Stock were issued and outstanding (which figure includes 11,539 shares of Columbus restricted stock), (B) one (1) share of Columbus Class B Common Stock was issued and outstanding, (C) 14,446,504 shares of Columbus Class A Common Stock were subject to compensatory options to purchase shares of Columbus Class A Common Stock (assuming, in the case of options that are subject to performance-based vesting conditions, the achievement of applicable performance conditions at the maximum level of performance), (D) restricted stock units that are settleable in shares of Columbus Class A Common Stock to acquire an aggregate of 3,549,427 shares of Columbus Class A Common Stock were issued and outstanding (assuming, in the case of restricted stock units that are subject to performance-based vesting conditions, the achievement of applicable performance conditions at the maximum level of performance), and (E) no shares of Columbus preferred stock were issued or outstanding. As of the date hereof, no Subsidiary or Affiliate of Columbus owns any shares of capital stock of Columbus or any Equity Interests in Columbus.
(b) Except as set forth in Section 4.2(a) above, as of the date hereof: (i) Columbus does not have any shares issued or outstanding other than shares of Columbus Class A Common Stock that were reserved for issuance as set forth in Section 4.2(a) above and have been released from such reserve after May 13, 2025, and, (ii) other than as provided in Section 4.2(b) of the Columbus Disclosure Schedule, there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments relating to the issuance of shares to which Columbus or any Subsidiary of Columbus is a party obligating Columbus or any Subsidiary of Columbus to (A) issue, transfer or sell any shares or other Equity Interests of Columbus or any Subsidiary of Columbus or securities convertible into or exchangeable for such shares or Equity Interests (in each case other than to Columbus or a wholly owned Subsidiary of Columbus), (B) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment, (C) redeem or otherwise acquire any such shares or other Equity Interests, or (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of Columbus that is not wholly owned.
(c) As of the date hereof, (A) 138,134,246 Columbus Holdings Class A Common Units were issued and outstanding and (B) 16,003,130 Columbus Holdings Class B Common Units were issued and outstanding. Except as set forth in the immediately preceding sentence, as of the date hereof, Columbus Holdings does not have any units issued or outstanding.
(d) Neither Columbus nor any Subsidiary of Columbus has any outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the Columbus stockholders on any matter.
(e) When issued pursuant to Section 2.3(a), all of the Columbus Holdings Preferred Units, Columbus Holdings Class C Common Units and shares of Columbus Class C Common Stock will be duly authorized, validly issued, fully paid and nonassessable and free and clear of any Encumbrances (other than any transfer restrictions imposed by federal and state securities Laws or pursuant to any Ancillary Agreement).
Section 4.3 Authorization.
(a) Each of Columbus and Columbus Holdings has and, immediately prior to executing and delivering the Columbus NewCo Joinder, Columbus NewCo will have, all requisite corporate or limited liability company power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is or will be a party and to perform its obligations hereunder and under such Ancillary Agreements. Except for the Columbus Stockholder Approvals, the execution, delivery and performance by the Columbus Parties of this Agreement and the Ancillary Agreements to which any Columbus Party is or will be a party has been or will have been as of the Closing or as of the execution of the Columbus NewCo Joinder (as applicable), duly and validly authorized by all requisite action on behalf of such Columbus Party or Columbus Parties, and no additional corporate or limited liability company action, approval or consent is, or in the case of the Ancillary Agreements will be as of the Closing or as of the execution of the Columbus NewCo Joinder (as applicable), required by any Columbus Party in connection with the execution or delivery by any Columbus Party of this Agreement or the Ancillary Agreements to which it is or will be a party, the performance by the Columbus Parties of their respective obligations hereunder or under the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby in accordance with the terms hereof and thereof.
(b) The Board of Directors of Columbus has taken all actions necessary so that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar Law are not applicable to this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby and will not become applicable to Cabot or its Affiliates (who were Affiliates as of the date of this Agreement).
(c) To Columbus’s Knowledge, no other takeover, anti-takeover, business combination, control share acquisition or similar Law applies to this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby. There is no stockholder rights plan, “poison pill” or similar device in effect with respect to Columbus or any of its Subsidiaries.
Section 4.4 Government Approvals. Except for filings required under, and compliance with other applicable requirements of, the HSR Act, the Communications Act, LFAs, State Regulatory Authorities, Broadband Grants, the Securities Act, the Exchange Act and Delaware Law, no consents or approvals of, or filings, declarations or registrations with, any Government Entity are necessary for the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby by the Columbus Parties or their Subsidiaries other than such consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have a Columbus Material Adverse Effect.
Section 4.5 Non-Contravention. The execution, delivery and performance by the Columbus Parties of this Agreement and the Ancillary Agreements to which they are or will be a party and the consummation of the transactions contemplated hereby and thereby do not and will not: (i) violate any provision of the charter, certificate of formation or organization, bylaws, operating agreement or other organizational documents of the Columbus Parties or their respective Subsidiaries, (ii) violate, or result in a material breach of, or constitute a material default (whether after the filing of notice or the lapse of time or both) under, or result in the termination, cancellation, modification or acceleration of any material right or obligation of the Columbus Parties or any of their respective Subsidiaries under, or result in a loss of any material benefit to which any Columbus Party or any of their respective Subsidiaries is entitled under, any material contract, agreement or arrangement to which it is a party, or result in the creation of any Encumbrance upon any Equity Interest or any Encumbrance other than a Permitted Encumbrance upon any of its material assets, or (iii) assuming the receipt or making, as applicable, of all the authorizations, consents, approvals and filings referred to in Section 4.4, violate or result in a breach of or constitute a default under any Law to which any Columbus Party or any of their respective Subsidiaries is subject, or under any Columbus Governmental Authorization, except, in the case of clauses (ii) and (iii), above, as would not, individually or in the aggregate, reasonably be expected to have a Columbus Material Adverse Effect.
Section 4.6  Binding Effect. Assuming due authorization, execution and delivery by the other parties hereto, this Agreement constitutes (or in the case of Columbus NewCo, upon the execution and delivery of the Columbus NewCo Joinder, will constitute) a valid and legally binding obligation of each Columbus Party enforceable against each Columbus Party in accordance with its terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect affecting creditors’ rights generally, or by principles governing the availability of equitable remedies.
Section 4.7 SEC Filings; Financial Statements.
(a) Columbus has filed with, or furnished (on a publicly available basis) to, the SEC all forms, reports, schedules, statements and documents required to be filed or furnished by it under the Securities Act or the Exchange Act, as the case may be, including any amendments or supplements thereto, from and after January 1, 2023 to the date hereof (collectively, together with any forms, reports, schedules, statements and documents filed with or furnished subsequent to the date of this Agreement including any amendments or supplements thereto, the “Columbus SEC Filings”). Each Columbus SEC Filing, as amended or supplemented, if applicable, (i) as of its date, or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, complied, or if not yet filed, will comply in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the applicable rules and regulations of the SEC thereunder, and (ii) did not, at the time it was filed (or became effective in the case of registration statements), or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, or if filed subsequent to the date of this Agreement will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, except as set forth in Section 4.7(a) of the Columbus Disclosure Schedule, none of Columbus Holdings nor any other Subsidiary of Columbus is separately subject to the periodic reporting requirements of the Exchange Act.
(b) Each of the historical consolidated financial statements contained or incorporated by reference in the Columbus SEC Filings (as amended, supplemented or restated, if applicable), including the related notes and schedules, was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, and each such consolidated financial statement presented fairly, in all material respects, the consolidated financial position, results of operations, stockholders’ equity and cash flows of Columbus and its Subsidiaries as of the respective dates thereof and for the respective periods indicated therein (except as noted therein and subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments all in accordance with GAAP).
(c) To Columbus’s Knowledge, as of the date hereof, none of the Columbus SEC Filings is the subject of ongoing SEC review and Columbus has not received any comments from the SEC with respect to any of the Columbus SEC Filings since January 1, 2023 which remain unresolved, nor has it received any inquiry or information request from the SEC as to any matters affecting Columbus which have not been adequately addressed. Columbus has made available to Cabot Parent true and complete copies of all written comment letters from the staff of the SEC received since January 1, 2023 through the date of this Agreement relating to the Columbus SEC Filings and all written responses of Columbus thereto through the date of this Agreement. None of the Columbus SEC Filings is the subject of any confidential treatment request by Columbus.
Section 4.8 Absence of Changes. Since December 31, 2024, (a) to the date of this Agreement, Columbus and its Subsidiaries have conducted their businesses only in the Ordinary Course and (b) there has not been any Effect that, individually or in the aggregate, has had or would reasonably be expected to have a Columbus Material Adverse Effect and (c) neither Columbus nor any of its Subsidiaries has taken any of the actions described in Section 5.3(a)(iv) or Section 5.3(a)(vii) to the extent it relates to Section 5.3(a)(iv).
Section 4.9 Absence of Liabilities. Except as specifically reflected, reserved against or otherwise disclosed in the unaudited consolidated balance sheet of Columbus as of March 31, 2025 and the footnotes thereto set forth in Columbus’s quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2025, neither Columbus nor any of its Subsidiaries has any Liabilities, whether or not required to be reflected in, or disclosed in footnotes to, financial statements prepared in accordance with GAAP, other than Liabilities (a) incurred in the Ordinary Course since March 31, 2025 and on or prior to the date of this Agreement; (b) that are obligations (but excluding Liabilities arising from any breach that has occurred or indemnification with respect to matters occurring prior to the Closing Date) to be performed in the future under contracts that are (i) disclosed in the Columbus Disclosure Schedule, (ii) not required to be disclosed in the Columbus Disclosure Schedule because their size, term or subject matter are not covered by any representations or warranties in this Article IV or (iii) are entered into after the date of this Agreement in accordance with this Agreement and (c) that, individually or in the aggregate, have not had or would not reasonably be expected to have a Columbus Material Adverse Effect.
Section 4.10 Litigation and Claims.
(a) As of the date hereof, there are no pending or, to Columbus’s Knowledge, threatened civil, criminal or administrative actions, suits, demands, claims, hearings, or proceedings, and, to Columbus’s Knowledge, there are no investigations, in each case, against or relating to Columbus or any of its Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to have a Columbus Material Adverse Effect.
(b) None of Columbus nor any of its Subsidiaries is subject to any pending or, to Columbus’s Knowledge, threatened order, writ, judgment, award, injunction or decree of any Government Entity of competent jurisdiction or any arbitrator or arbitrators, except as would not, individually or in the aggregate, reasonably be expected to have a Columbus Material Adverse Effect.
Section 4.11 Finders’ Fees. Except for fees to certain financial advisors that will be paid exclusively by a Columbus Party, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Columbus or its Subsidiaries and who is entitled to any fee or commission from Columbus or its Subsidiaries in connection with the Transaction.
Section 4.12 Compliance with Laws. Columbus and its Subsidiaries are and have been since January 1, 2022, and Columbus’s business is being and has been since January 1, 2022 conducted, in compliance with all applicable Laws, except as would not, individually or in the aggregate, reasonably be expected to have a Columbus Material Adverse Effect. As of the date hereof, neither Columbus nor any of its Subsidiaries has received any written notice alleging any violation under any applicable Law, except for violations that (i) have been cured or remedied on or prior to the date hereof without continuing material Liability to Columbus or any of its Subsidiaries or (ii) would not, individually or in the aggregate, reasonably be expected to have a Columbus Material Adverse Effect.
Section 4.13 Availability of Funds. Columbus has, and Columbus NewCo and Columbus Holdings will have, access to, and will have available, on the Closing Date, funds in an amount sufficient to pay the Cash Consideration.
Section 4.14 No Additional Representations. Except for the representations and warranties made by Columbus in this Article IV, neither Columbus nor any other Person makes any express or implied representation or warranty with respect to Columbus or its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects in connection with this Agreement or the transactions contemplated hereby, and Columbus hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Columbus nor any other Person makes or has made any representation or warranty to Cabot Parent or any of its Affiliates or its or their respective Representatives with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to Columbus or its Subsidiaries or their respective businesses, or (b) any oral or, except for the representations and warranties made by Columbus in this Article IV, written information presented to Cabot Parent or any of its Affiliates or its or their respective Representatives in the course of their due diligence investigation of Columbus and its Subsidiaries, the negotiation of this Agreement or in the course of the transactions contemplated hereby. Notwithstanding the foregoing, this Section 4.14 shall not limit any claims made by Cabot Parent pursuant to the express terms of this Agreement or Cabot Parent’s remedies in the case of Fraud.

Section 4.15 No Outside Reliance. Notwithstanding anything contained in this Article IV or any other provision hereof, Columbus acknowledges and agrees that none of Cabot Parent or any of its Affiliates, nor any of its or their respective Representatives, has made, or is making, any representation or warranty whatsoever, oral or written, express or implied (and neither Columbus nor any of its Affiliates or its or their respective Representatives has relied on any representation, warranty or statement of any kind by Cabot Parent or any of its Affiliates, or any of its or their respective Representatives), beyond those expressly given in Article III and in any Ancillary Agreement, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of Cabot or any of the Transferred Subsidiaries. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Cabot Disclosure Schedule or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” or reviewed by Columbus or any of its Affiliates, or any of its or their respective Representatives) or management presentations or due diligence discussions that have been or shall hereafter be provided to or engaged in with Columbus or any of its Affiliates or any of its or their respective Representatives are not and will not be deemed to be representations or warranties of Cabot Parent or any of its Affiliates, or any of its or their respective Representatives, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing, except as may be expressly set forth in Article III or in any Ancillary Agreement. Columbus understands and agrees that any inventory, equipment, vehicles, assets, properties and business of Cabot and the Transferred Subsidiaries are furnished “as is,” “where is” and, subject only to the representations and warranties contained in Article III, with all faults and without any other representation or warranty of any nature whatsoever.
ARTICLE V
COVENANTS
Section 5.1 Access and Information.
(a) From the date hereof until the Closing, the Cabot Parties shall, and shall cause Cabot and the Transferred Subsidiaries to, (i) afford Columbus and its Representatives reasonable access, during regular business hours and upon reasonable advance notice, to the senior management of Cabot Parent, Cabot and the Transferred Subsidiaries, (ii) furnish or cause to be furnished to Columbus any financial and operating data and other information that is available with respect to Cabot and the Cabot Business as Columbus from time to time reasonably requests, including billing records and internally generated subscriber, accounts receivable and other operational reports with respect to the Cabot Business that are produced in the Ordinary Course, (iii) furnish or cause to be furnished to Columbus any information relating to Cabot or the Transferred Subsidiaries and such other assistance as is reasonably necessary to satisfy the periodic reporting obligations of Columbus and its Affiliates and (iv) instruct the senior management of Cabot Parent, Cabot and the Transferred Subsidiaries, and its counsel and financial advisors, to reasonably cooperate with Columbus in connection with the foregoing; provided, that in no event shall Columbus have access to any information that (x) based on advice of Cabot Parent’s or Cabot’s counsel, would violate applicable Laws, including Antitrust Laws, or would destroy any legal privilege, or (y) in Cabot Parent’s reasonable judgment, would (A) result in the disclosure of any trade secrets or other proprietary or confidential information of third parties or (B) violate any obligation of Cabot or any of its Affiliates with respect to confidentiality; provided, further, that in each case Cabot Parent, Cabot and the Transferred Subsidiaries shall have used commercially reasonable efforts to make alternative arrangements to permit access to and the disclosure of such information. If any of the information or material furnished pursuant to this Section 5.1 includes material or information subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened litigation or governmental investigations, each party hereto understands and agrees that the parties hereto have a commonality of interest with respect to such matters and it is the desire, intention and mutual understanding of the parties hereto that the sharing of such material or information is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or information or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All such information provided under this Section 5.1 that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges, this Agreement and the joint defense doctrine. All information received pursuant to this Section 5.1(a) shall be governed by the terms of the Confidentiality Agreement and the Clean Team Agreement. Until the Closing Date, Columbus shall not, and shall cause its Representatives not to, contact or communicate with any Persons known by Columbus to be employees (other than the senior management of Cabot Parent, Cabot and the Transferred Subsidiaries in accordance with this

Section 5.1(a)), customers, vendors or programming providers of any of Cabot Parent, the Transferred Subsidiaries or the Cabot Business, or any other Persons having a business relationship with any of Cabot Parent, the Transferred Subsidiaries or the Cabot Business, in each case concerning the transactions contemplated hereby without the prior written consent of Cabot Parent.
(b) From the date hereof until the Closing, Columbus shall provide to Cabot Parent the same monthly financial information package that Columbus provides to the Board of Directors of Columbus and shall afford Cabot Parent and its Representatives reasonable access, during regular business hours and upon reasonable advance notice, to the senior management of Columbus and its Subsidiaries.
(c) For a period of seven years after the Closing Date or, if shorter, the applicable period specified in Columbus’s document retention policy, Columbus shall retain all Books and Records, and to the extent permitted by Law and confidentiality obligations existing as of the Closing Date, grant to Cabot Parent and its Representatives during regular business hours and subject to reasonable rules and regulations, the right, (i) to inspect and copy the Books and Records to the extent they relate to periods prior to the Closing Date and (ii) to have personnel of Columbus and its Affiliates made available to them or to otherwise cooperate to the extent reasonably necessary, in each case in connection with (A) preparing and filing Tax Returns or any Tax inquiry, audit, investigation or dispute, (B) any investigation or any litigation, claim or proceeding by a third party against Cabot Parent or its Affiliates, (C) the administration of Excluded Liabilities or (D) as may be necessary for Cabot Parent and its Affiliates to perform their respective obligations pursuant to this Agreement or any of the Ancillary Agreements. During the period from the date of this Agreement until the date that is seven years from the Closing Date, no Books and Records relating to periods prior to the Closing Date shall be destroyed by Columbus without first advising Cabot Parent in writing and giving Cabot Parent a reasonable opportunity to inspect and copy such Books and Records in accordance with this Section 5.1(c). Following the Closing, to the extent permitted by Law and confidentiality obligations existing as of the Closing Date, Columbus shall grant to Cabot Parent and its Representatives, during regular business hours and subject to reasonable rules and regulations, the right (i) to inspect and copy any books, ledgers, files, reports, databases, records, manuals and other documents in the possession of Columbus or its Affiliates pertaining to any Benefit Plan that is a Pension Plan and (ii) to have personnel of Columbus and its Affiliates made available to them, or to otherwise cooperate to the extent reasonably necessary, in connection with the continuing administration of any Benefit Plan that is a Pension Plan or any Excluded Liability by Cabot Parent or its Affiliates after the Closing. Following the Closing, Columbus will use commercially reasonable efforts to facilitate notification to Cabot Parent of the termination of any Cabot Business Employee who participates in a Benefit Plan that is a Pension Plan.
(d) At or as promptly as practicable after the Closing, the Cabot Parties and their Subsidiaries shall deliver to Columbus all of the Books and Records to the extent not already held by a Transferred Subsidiary. For a period of seven years after the Closing Date, Cabot Parent shall, to the extent permitted by Law and confidentiality obligations existing as of the Closing Date, grant to Columbus and its Representatives during regular business hours and subject to reasonable rules and regulations, the right to have personnel of Cabot Parent and its Affiliates made available to them or to otherwise cooperate to the extent reasonably necessary in connection with (i) preparing and filing Tax Returns or any Tax inquiry, audit, investigation or dispute, or (ii) any litigation or investigation arising from the operation of the Cabot Business prior to Closing by a third party against Columbus. For the avoidance of doubt, nothing in this Section 5.1(d) requires any Cabot Party to grant access to the Tax Returns of any Cabot Party or its Affiliates, except such portions of such Tax Returns for taxable periods (or portions thereof) ending on or before the Closing Date as relate exclusively to Cabot and the Transferred Subsidiaries and the Cabot Business and as reasonably necessary for Columbus to prepare and file any Tax Return or any Tax inquiry, audit, investigation or dispute.
(e) Prior to the Closing, Columbus shall use all Subscriber Information that was obtained prior to the Closing from Cabot, its Subsidiaries or any Affiliate of any of the foregoing only in compliance with Sections 222 and 631 of the Communications Act and all other Laws governing the use, collection, disclosure and storage of such information. For purposes hereof, “Subscriber Information” means personally identifiable information or similar term pertaining to individuals, including names, telephone numbers, e-mail and billing addresses, credit card numbers and expiration dates and bank account numbers, routing numbers and customer proprietary network information.
(f) Without limiting the other provisions of this Section 5.1, prior to the Closing, Cabot Parent shall use reasonable best efforts to deliver to Columbus: (i) on the date hereof, the Operating Budget for fiscal year 2025

(if not already delivered to Columbus prior to the date hereof) and no later than January 31, 2026, if as of such date the Closing has not occurred and this Agreement has not been terminated, the Operating Budget for fiscal year 2026; (ii) on the date hereof, Cabot’s unaudited consolidated balance sheet as of March 31, 2025, and Cabot’s related consolidated statement of operations, changes in equity and cash flows for the fiscal quarter-ended March 31, 2025, together with the comparative period for the prior year, reviewed in accordance with SAS 100 review procedures by independent accountants for the Cabot Business, in each case that have been reviewed by its independent accountants who have issued a Statements on Auditing Standards No. 100 Review report; (iii) as promptly as reasonably practicable, within forty (40) days after the completion of each fiscal quarter of Cabot following the fiscal quarter ended March 31, 2025, Cabot’s consolidated unaudited balance sheet as of the end of such fiscal quarter and for the corresponding fiscal quarter in the previous fiscal year, and Cabot’s related consolidated statements of operations, changes in equity and cash flows (and related footnotes) for such fiscal quarter and for the corresponding fiscal quarter in the previous fiscal year, in each case that have been reviewed by its independent accountants who have issued a Statements on Auditing Standards No. 100 Review report; (iv) as promptly as reasonably practicable, but in any event within sixty-five (65) days after the completion of each fiscal year beginning with the fiscal year ended December 31, 2025, Cabot’s consolidated audited balance sheet as of the end of such fiscal year, and Cabot’s related consolidated statements of operations, changes in equity and cash flows; and (v) any such other financial information of Cabot and the Cabot Business to the extent such information is reasonably required to be included in the Proxy Statement or in any other filing required to be made by Columbus with the SEC in connection with the Transaction (including, for the avoidance of doubt, pursuant to Item 9.01 of Form 8-K with respect to financial statements of the business acquired). Following the date hereof, upon Columbus’s request, (x) Cabot Parent shall use reasonable best efforts to cause the independent accountants for the Cabot Business to provide their written consent for the filing of the Audited Financial Statements with the SEC (subject to customary representations and letters in connection therewith as reasonably requested by such independent accountants), and (y) Cabot Parent shall cooperate with Columbus to assist in the preparation by Columbus of pro forma financial statements for the combined business to the extent reasonably required to be included in the Proxy Statement or any other SEC filing by Columbus (which financial information need not be reviewed as set forth above). Columbus shall reimburse Cabot Parent for 50% of all reasonable and documented out-of-pocket costs incurred by Cabot Parent or its Subsidiaries in connection with fulfilling its obligations pursuant to this Section 5.1(f) (including, for the avoidance of doubt, the costs of engaging any additional accountants, to the extent requested by Columbus).
Section 5.2 Conduct of Business by the Cabot Parties.
(a) From the date hereof to the Closing, except (w) as otherwise contemplated by this Agreement, (x) as otherwise required by Law, (y) as set forth in Section 5.2(a) of the Cabot Disclosure Schedule or (z) as Columbus otherwise consents in writing (such consent not to be unreasonably withheld, conditioned or delayed), the Cabot Parties shall cause Cabot and its Transferred Subsidiaries to, (a) use commercially reasonable efforts to conduct the Cabot Business in the Ordinary Course which shall include using commercially reasonable efforts to (x) operate the Cabot Business in a manner consistent with the Operating Budget and (y) preserve intact the Cabot Business and their relationships with customers, suppliers, programming providers, creditors and employees; and (b) to the extent not inconsistent with this Agreement, use commercially reasonable efforts to retain all of the Cabot Governmental Authorizations, including using commercially reasonable efforts to perform all obligations under all of the material Cabot Governmental Authorizations and commercially reasonable efforts to renew any material Cabot Governmental Authorizations that expire prior to the Closing Date. Without limiting the generality of the foregoing, from the date hereof to the Closing, except (w) as otherwise contemplated by this Agreement, (x) as otherwise required by Law, (y) for the items set forth in Section 5.2(a) of the Cabot Disclosure Schedule or (z) to which Columbus otherwise consents in writing (such consent not to be unreasonably withheld, conditioned or delayed), the Cabot Parties shall cause Cabot and its Transferred Subsidiaries not to:
(i) incur, create, assume or suffer to exist any Encumbrance on any of the assets of Cabot or any of the Transferred Subsidiaries, or any Cabot Assets, that will remain in existence at the Closing, other than a Permitted Encumbrance and other than encumbrances securing Existing Cabot Notes consented to by Columbus in writing to the extent necessary and proper or advisable to be granted to ensure that there does not occur either a “Below Investment Grade Downgrade Event” or a “Change of Control Repurchase Event” (each as defined in the applicable supplemental indenture governing each series of Existing Cabot Notes) at Closing or in the 60 days following the Closing Date (“Specified Encumbrances”);
(ii) sell, lease, license, transfer, encumber, or otherwise dispose of any Cabot Systems, headends, subscribers or other material assets of Cabot or any of its Subsidiaries (with respect to the Cabot Business), in each case having a fair market value in excess of $5,000,000 individually or $15,000,000 in the aggregate, other than (w) in the Ordinary Course, (x) to Cabot or a Transferred Subsidiary, (y) Permitted Encumbrances or (z) as expressly required by the terms of any Contract entered into prior to the date of this Agreement and disclosed in the Cabot Disclosure Schedule;
(iii) (A) enter into, modify, renew, suspend, abrogate, terminate or amend any material programming Contracts applicable solely to Cabot and/or the Transferred Subsidiaries, other than extensions or renewals in the Ordinary Course or modifications, renewals, suspensions, abrogations, terminations or amendments effected by another party thereto that Cabot and its Affiliates have no contractual right to prevent, (B) excluding any programming Contract described in clause (A), enter into any Cabot Lease or Contract that would have been a Cabot Material Contract if entered into prior to the date hereof, or modify, renew, suspend, abrogate, terminate or amend in any material respect any such Cabot Lease or Contract or any Cabot Material Contract, other than (u) in the Ordinary Course, (v) in connection with any Permitted Refinancing Indebtedness, (w) as contemplated by Section 5.14, (x) cash payment of any Maturing Indebtedness by Cabot, (y) any amendments, restatements, amendments and restatements, supplements or other modifications to the Existing Cabot Credit Agreement on customary market terms that do not introduce any prepayment penalties or premiums or increase the principal amount of commitments thereunder (except as provided in any provisions providing for the increase in any commitments or establishing additional commitments or in any other provisions set forth in the Existing Cabot Credit Agreement as of the date hereof) (“Permitted Revolver Amendments”) or (z) as otherwise permitted by the terms set forth in clauses (i) through (xxiv) of this Section 5.2(a), or (C) enter into, modify, renew, suspend, abrogate, terminate or amend in any material respect any Cabot Governmental Authorization, other than renewals and extensions in the Ordinary Course and on substantially the same terms;
(iv) fail to timely file valid requests for renewal under Section 626 of the Communications Act with the proper Government Entity with respect to all Cabot Franchises that shall expire within 36 months after any date between the date of this Agreement and the Closing Date;
(v) modify, suspend, abrogate, amend or terminate any of the organizational documents of Cabot or the Transferred Subsidiaries;
(vi) (A) authorize or issue any Equity Interest or class of Equity Interests in Cabot or the Transferred Subsidiaries; or (B) cancel, redeem or repurchase any of the Membership Interests or any other Equity Interest in Cabot;
(vii) make any loans, advances or capital contributions to, or investments in, any other Person (other than to or in Cabot or any wholly owned Transferred Subsidiary thereof);
(viii) except as required under applicable Law or the terms of any Benefit Plan as in effect as of the date hereof (A) grant, provide or increase (or commit to grant, provide or increase) any severance or termination payments or benefits to any Cabot Business Employees or other current or former directors, employees or other service providers of the Cabot Business, Cabot or the Transferred Subsidiaries; (B) increase in any manner the compensation or benefits of any Cabot Business Employees or other current or former directors, employees or other service providers of the Cabot Business, Cabot or the Transferred Subsidiaries, except for increases in base salary (and resulting increases in bonuses to the extent based on a percentage of base salary) to Cabot Business Employees or other current or former directors, employees or other service providers of the Cabot Business, Cabot or the Transferred Subsidiaries, in the Ordinary Course up to 5% in the aggregate per annum; (C) become a party to, establish, adopt, terminate, amend (other than amendments that do not result in any material increase in costs to Cabot or any of the Transferred Subsidiaries (or, after the Closing, to the Columbus Parties or any of their respective Affiliates)), or commit to become a party to, establish, adopt, terminate, amend (other than amendments that do not result in any material increase in costs to Cabot or any of the Transferred Subsidiaries (or, after the Closing, to the Columbus Parties or any of their respective Affiliates)) any Cabot Benefit Plan or arrangement that would have been a Cabot Benefit Plan if in effect on the date hereof or accelerate the vesting of, or lapse of restrictions on, any compensation or benefits for the benefit of any Cabot Business Employee or other current or former director, employee or other service provider of the Cabot Business, Cabot or the Transferred Subsidiaries; (D) establish, adopt, enter into or amend any collective bargaining agreement, plan, trust, fund, policy or arrangement for the benefit of any Cabot Business Employee or other current or former director, employee or other service provider of the Cabot Business, Cabot or the Transferred Subsidiaries or any of their respective beneficiaries; or (E) cause the funding of any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any Cabot Benefit Plan;
(ix) (A) transfer the employment duties of any individual who would be a Cabot Business Employee if the Closing occurred as of the date hereof to a different business unit of Cabot Parent or its Affiliates or take other action such that the individual would not constitute a Cabot Business Employee, or transfer the employment duties of any individual who would not be a Cabot Business Employee if the Closing occurred as of the date hereof to Cabot or one of the Transferred Subsidiaries or take other action such that the individual would become a Cabot Business Employee, or (B) hire any individual who would be a Cabot Business Employee or promote or terminate (other than for cause) the employment of any Cabot Business Employee, in each case in this clause (B) at the level of Vice President or above;
(x) settle or compromise any claim, action, arbitration, dispute or other proceeding, except where (A) the sum of (i) any amount paid in settlement or compromise plus (ii) the financial impact to Cabot and the Transferred Subsidiaries of any other terms of the settlement or compromise does not exceed $5,000,000 individually or $15,000,000 in the aggregate and (B) such settlement or compromise does not impose any ongoing non-monetary Liability on Cabot or any of the Transferred Subsidiaries (other than customary non-disparagement and confidentiality obligations);
(xi) sell, assign, transfer, encumber or otherwise dispose of any Equity Interests in Cabot or any of the Transferred Subsidiaries to any Person (other than Columbus or a designee thereof and other than Specified Encumbrances, or cause or permit Cabot or any of the Transferred Subsidiaries to engage in any merger, consolidation or other restructuring or recapitalization event (other than with another Transferred Subsidiary), or liquidate or terminate the existence of Cabot or any of the Transferred Subsidiaries;
(xii) other than in the Ordinary Course, acquire (A) any System that would be a Cabot System upon such acquisition, or any headend, subscriber, Person, business or all or substantially all of the assets of any Person or business or (B) any other assets having a fair market value in excess of $5,000,000 individually or $15,000,000 in the aggregate, in each case, except as expressly required by the terms of any Contract entered into prior to the date of this Agreement and disclosed in the Cabot Disclosure Schedule;
(xiii) (A) make any change in its accounting policies, practices or procedures from those used to prepare the Audited Financial Statements unless such change is required by GAAP, (B) make any change in the management of payables, receivables or working capital or modify credit policies, in each case, other than in the Ordinary Course, (C) fail to use commercially reasonable efforts to maintain working capital in the Ordinary Course, or (D) accelerate the collection of receivables or delay the payment of payables or prepaid expenditures, in each case other than in the Ordinary Course;
(xiv) fail to file, in a manner consistent with Cabot’s and the Transferred Subsidiaries’ past practice, any Tax Returns of Cabot and each of the Transferred Subsidiaries required to be filed on or before the Closing Date;
(xv) make, change or rescind any material Tax election, settle or compromise any material claim by a Government Entity for Taxes, surrender any right to claim a material Tax refund, enter into any closing agreement with respect to material Taxes, file any amendment (except as required by Law) to previously filed Tax Returns relating to material Taxes, waive or extend any statute of limitation with respect to material Taxes, consent to any extension or waiver of the limitations period applicable to any material claim by a Governmental Entity for Taxes (other than any automatic or automatically granted extension) or adopt or change any material Tax accounting period or material Tax accounting method, in each case other than to the extent such action (A) would not reasonably be expected to have material adverse Tax consequences to Columbus or any of its Affiliates (including, after the Closing, Cabot and the Transferred Subsidiaries) or (B) relates to a combined, consolidated or unitary Tax Return of any group the common parent of which is Cabot Parent (unless such action relates solely to Cabot and/or any Transferred Subsidiary or the assets thereof);
(xvi) engage in any business other than the Cabot Business and businesses ancillary to the Cabot Business, other than in the Ordinary Course and, subject to the Restructuring, the Excluded Businesses;
(xvii) convert any billing systems used by the Cabot Business;
(xviii) except for (A) (1) promotional offers, (2) pricing of new Internet tier speeds and (3) pricing of new products, in each case, in the Ordinary Course and (B) rate increases provided for in Section 5.2(a)(xviii) of the Cabot Disclosure Schedule or the Operating Budget, materially modify the eligibility criteria for any eligibility-restricted pricing programs, including those administered pursuant to Broadband Grants;
(xix) defer beyond the Closing Date (other than for valid and reasonable business reasons unrelated to this Agreement) the making of any of the capital expenditures set forth in Section 5.2(a)(xix) of the Cabot Disclosure Schedule that are scheduled to be made before the Closing Date; provided, however, that in no event shall the Cabot Parties be deemed to have breached this covenant if Cabot and its Subsidiaries shall have made at least 80% of the aggregate capital expenditures required by the foregoing;
(xx) fail to use commercially reasonable efforts to do any of the following: (A) maintain inventory, plant replacement materials and customer premises equipment for the Cabot Systems at levels (by device type) in the Ordinary Course, (B) maintain and continue regular purchase order activity therefor in the Ordinary Course and (C) maintain customer premises equipment of a quantity (by device type) sufficient to enable Columbus to conduct the Cabot Business, in the Ordinary Course as it is conducted by Cabot Parent as of the date of this Agreement, for at least a 45-day period following the Closing Date;
(xxi) knowingly take, cause or permit to be taken or omit to take any action which would reasonably be expected to materially delay or prevent or impede consummation of the Transaction by the End Date;
(xxii) enter into, modify, renew, suspend, abrogate, terminate or amend any transaction or Contract with any Cabot Related Person, other than (i) as otherwise provided by this Agreement to occur on or prior to the Closing or the Restructuring, (ii) actions related to the compensation or benefits of Cabot Business Employees or other current or former directors, employees or other service providers of the Cabot Business, Cabot or the Transferred Subsidiaries that are expressly permitted pursuant to the exceptions to Section 5.2(a)(viii) or (ix) or (iii) commercial Contracts entered into in the Ordinary Course on arm’s-length terms;
(xxiii) redeem, repurchase, prepay, defease, incur, assume, endorse, guarantee or otherwise become liable for or modify in any material respect the terms of any Indebtedness, or otherwise issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise), except for (A) the incurrence of any Indebtedness among Cabot and its wholly owned Transferred Subsidiaries in the Ordinary Course, (B) any revolving borrowings under the Existing Cabot Credit Agreement, provided all such borrowings are repaid by Cabot prior to the Closing, (C) as contemplated by Section 5.14, (D) any Permitted Refinancing Indebtedness, (E) in connection with any cash payment of any Maturing Indebtedness by Cabot or (F) any Permitted Revolver Amendments; or
(xxiv) authorize or enter into any agreement or commitment to do any of the foregoing.
(b) Notwithstanding anything to the contrary in this Agreement, (i) the Cabot Parties shall be entitled to cause distributions in respect of the Membership Interests or other Equity Interests in Cabot, as applicable, of all Non-Operating Cash in the Cabot Business to Cabot Parent or NewCo 1, as applicable, from time to time between the date of this Agreement and the Closing and (ii) the Cabot Parties shall not be entitled to cause the distribution in respect of the Membership Interests or other Equity Interests in Cabot, as applicable, of any Operating Cash.
Section 5.3 Conduct of Business by Columbus.
(a) From the date hereof to the Closing, except (w) as otherwise contemplated in this Agreement or by the Lewis Merger Agreement (or any agreements entered into in connection therewith, including, without limitation, the Lewis SHA Amendment), (x) as otherwise required by Law, (y) as set forth in Section 5.3(a) of the Columbus Disclosure Schedule or (z) as Cabot Parent otherwise consents in writing (such consent not to be unreasonably withheld, conditioned or delayed), Columbus shall, and shall cause each of its Subsidiaries to, (a) use commercially reasonable efforts to conduct its business and operations in the Ordinary Course which shall include using commercially reasonable efforts to preserve intact the business of Columbus and its Subsidiaries and their relationships with customers, suppliers, programming providers, creditors and employees; and (b) use commercially reasonable efforts to retain all of the Columbus Franchises, including using commercially reasonable efforts to perform all material obligations under all of the Columbus Franchises and using commercially reasonable efforts to renew any material Columbus Governmental Authorizations that expire prior to the Closing Date. Without limiting the generality of the foregoing, from the date hereof to the Closing, except (w) as otherwise contemplated by this Agreement or by the Lewis Merger Agreement (or any agreements entered into in connection therewith, including, without limitation, the Lewis SHA Amendment), (x) as otherwise required by Law, (y) for the items set forth in Section 5.3(a) of the Columbus Disclosure Schedule or (z) to which Cabot Parent otherwise consents in writing (such consent not to be unreasonably withheld, conditioned or delayed), Columbus shall not, and shall cause its Subsidiaries not to:
(i) knowingly take, cause or permit to be taken or omit to take any action that would reasonably be expected to prevent or materially delay or impede the consummation of the Transaction by the End Date;
(ii) modify, suspend, abrogate, amend or terminate any of the organizational documents of any Columbus Party, other than modifications, abrogations or amendments (to organizational documents other than Columbus’s certificate of incorporation) that are not material;
(iii) reclassify, split, combine, subdivide, cancel or redeem, repurchase, or otherwise acquire, directly or indirectly any Equity Interest or class of Equity Interests in Columbus or its Subsidiaries, except (A) where equitable adjustments are made to the number of shares of Columbus Class C Common Stock, Columbus Holdings Class C Common Units and Columbus Holdings Preferred Units constituting the Equity Consideration, as applicable, (B) in connection with any compensatory equity awards or for any such transaction by a wholly owned Subsidiary of Columbus which remains a wholly owned Subsidiary after consummation of such transaction and (C) for cancellations of Equity Interests of Columbus held by Columbus or any of its Subsidiaries or repurchases of Equity Interests of Columbus;
(iv) declare, set aside or make any dividend or other distribution to the Columbus stockholders (whether cash or stock);
(v) engage in any material business other than the business of Columbus and its Subsidiaries as of the date of this Agreement;
(vi) liquidate or terminate the existence of any of the Columbus Parties;
(vii) incur Indebtedness (as defined in the Amended and Restated Credit Agreement, dated as of March 18, 1999, as amended and restated on April 26, 2019 and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time on or prior to the date of this Agreement, by and among Columbus Communications Operating, LLC, CCO Holdings, LLC, the lenders and issuing lenders from time to time party thereto and Bank of America, N.A., as administrative agent) (“Columbus Indebtedness”) (other than solely to refinance existing Indebtedness in an aggregate principal amount no greater than the aggregate principal amount of the Indebtedness being refinanced plus any interest, expenses, fees, costs or other obligations in connection with such refinancing), if immediately following such incurrence Columbus’s Leverage Ratio (as defined in such credit agreement) determined as of the last day of the most recently ended fiscal quarter of Columbus would exceed 4.50x on a pro forma basis after giving effect to such incurrence and the use of proceeds thereof;
(viii) knowingly take, or omit to take, any action outside the Ordinary Course that would reasonably be expected to result in a “Below Investment Grade Downgrade Event” or a “Change of Control Repurchase Event” (each as defined in the applicable supplemental indenture governing the applicable series of Existing Cabot Notes) at Closing or in the 60 days following the Closing Date; or
(ix) authorize or enter into any agreement or commitment to do any of the foregoing.
(b) From the date hereof to the Closing, Columbus shall not, and shall cause its Subsidiaries not to, enter into any agreements with respect to, or consummate, transactions for the acquisition of businesses, assets, equity or property of another Person (whether by merger, consolidation, stock or asset purchase or otherwise), for cash and/or Equity Interests of Columbus or its Subsidiaries, if such transactions would, individually or in the aggregate, reasonably be expected to (i) require Columbus to abandon or terminate the Transaction, (ii) delay the consummation of the Transaction beyond the End Date, (iii) prohibit or prevent the consummation of the Transaction or (iv) result in Cabot Parent having an Equity Interest (as defined in the Stockholders Agreement) equal to less than 21% at the Closing; provided that, to the extent any such transactions would not violate the provisions set forth in this Section 5.3(b), then, notwithstanding anything to the contrary in this Agreement, including this Section 5.3, Section 5.4 and Section 5.5, Columbus shall be permitted to enter into such transactions.
Section 5.4 Consents; Further Assurances.
(a) Subject to, and not in limitation of, Section 5.5, the Cabot Parties, on the one hand, and the Columbus Parties, on the other hand, shall cooperate and use their respective commercially reasonable efforts to do, or cause to be done, all things necessary or advisable to fulfill as promptly as practicable the conditions to Closing in this Agreement and consummate the Transaction. Without limiting the generality of the foregoing, the Cabot Parties, on the one hand, and the Columbus Parties, on the other hand, shall each, with the reasonable cooperation of the other(s), use commercially reasonable efforts to obtain and maintain all material Cabot Consents and Columbus Consents, respectively. If, notwithstanding the exercise of their commercially reasonable efforts and compliance with this Section 5.4 and Section 5.5, the Cabot Parties are unable to obtain one or more of the Cabot Consents, the Cabot Parties shall reasonably cooperate with the Columbus Parties’ efforts to obtain each such Cabot Consent for a period of 12 months following the Closing. For the avoidance of doubt, except as otherwise provided in Article VI, none of the parties’ obligations to effect the Closing shall be conditioned on obtaining any Cabot Consents or Columbus Consents.
(b) Nothing contained in this Agreement shall require the expenditure or payment of any funds (other than in respect of normal and usual attorneys’ fees, filing fees or other normal costs of doing business), the giving of any other consideration by any Columbus Party, any Cabot Party or their respective Subsidiaries with respect to seeking any Cabot Consents or Columbus Consents or any regulatory approvals pursuant to Section 5.5.
(c) Each party shall execute and deliver such other documents, certificates, agreements and other writings and to take such other commercially reasonable actions as may be reasonably necessary or desirable to evidence, consummate or implement expeditiously the Transaction.
(d) Notwithstanding anything to the contrary herein, including Section 5.3, Section 5.5 and Section 5.11, nothing in this Agreement or in any Ancillary Agreements shall require Columbus or any of its Subsidiaries to take any action that would breach the Lewis Merger Agreement or any agreement entered into in connection therewith, and nothing in this Agreement or in any Ancillary Agreements shall limit, restrict, impair or prevent Columbus from complying with the terms and provisions of, and performing under, the Lewis Merger Agreement and any agreement entered into in connection therewith. Notwithstanding anything to the contrary herein, including Section 5.3, Section 5.5 and Section 5.11, Cabot Parent agrees that Columbus’ compliance with the terms and provisions of the Lewis Merger Agreement and any agreement entered into in connection therewith, and the performance by Columbus under and pursuant to the Lewis Merger Agreement, any agreement entered into in connection therewith and the consummation of the Lewis Transactions in accordance therewith shall not be deemed to be a breach of, or give rise to any remedy or right under, any provision of this Agreement (including Sections 5.4, 5.5, Article VI and Article VII hereof) or any other Ancillary Agreement. Columbus agrees that (i) it shall not, and it shall not permit its Affiliates to, amend, modify or waive any provision of, or terminate, or agree to any amendment, modification, waiver or termination of, the Lewis Merger Agreement in a manner that would be, or would reasonably be expected to be, adverse in any material respect to the Cabot Parties or the Transaction without the prior written consent of Cabot Parent (it being understood that nothing in this clause (i) shall prevent Lewis from waiving any provision of, or terminating, the Lewis Merger Agreement) and (ii) it shall use its reasonable best efforts to cause the Lewis Transactions to close immediately prior to the Closing.
Section 5.5 Regulatory Approvals.
(a) As soon as practicable after the execution of this Agreement, and, in any event, within 60 calendar days after the date of this Agreement, each of Cabot Parent and Columbus shall make or cause to be made all filings required of each of them or any of their Affiliates under Antitrust Laws with respect to the Transaction (collectively, the “Antitrust Applications”). As soon as practicable after the execution of this

Agreement, and, with respect to the Regulatory Applications, in any event, within 60 calendar days after the date of this Agreement (with an additional 30 calendar days for Regulatory Applications related to LFAs, State Regulatory Authorities and Broadband Grants subject to extension upon the mutual agreement of the parties), Cabot Parent and Columbus shall prepare and file or deliver, or cause to be prepared and filed or delivered, the Regulatory Applications and any other applications (other than the Antitrust Applications) seeking consent or approval of, clearance from, or filings, notices, declarations or registrations with, any other Government Entities that are necessary for the consummation of the transactions contemplated hereby (together with the Antitrust Applications, the “Regulatory Approvals”). In addition, Cabot Parent shall cause Cabot to use reasonable best efforts to promptly obtain, and to obtain no later than the End Date, for any Cabot Franchise for which a valid notice of renewal pursuant to the formal renewal procedures established by Section 626 of the Communications Act has not been timely delivered to the appropriate Government Entity, a renewal or extension of either (i) at least thirty-seven (37) months; or (ii) at least two (2) years and an agreement by such Government Entity to abide by the renewal procedures set forth in subsections (b) through (g) of Section 626.
(b) Subject to the terms of this Section 5.5, the parties shall cooperate with each other in all reasonable respects and shall use reasonable best efforts to (i) obtain the Regulatory Approvals as promptly as practicable, including to resolve such objections, if any, as may be asserted by any Government Entity with respect to the Transaction under the Antitrust Laws, the Communications Laws or any other applicable Law in connection with the Transaction, (ii) take such actions as may be required to cause the expiration of the waiting or notice periods under the Communications Laws or the Antitrust Laws with respect to the Transaction as promptly as possible after the execution of this Agreement, (iii) promptly file any additional information required by any Government Entity in connection with the Regulatory Approvals as soon as practicable after receipt of a request for additional information and (iv) cooperate with each other in connection with any such filing (including, to the extent permitted by applicable Law, providing copies of drafts of all prepared filings to the non-filing parties prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any such Government Entity with respect to any such filing. Without the prior consent of Columbus, none of Cabot Parent, Cabot or any of its Subsidiaries shall agree with any Government Entity to extend or to toll the time limits applicable to such Government Entity’s consideration of any Regulatory Approval. Each of Cabot Parent and Columbus shall promptly inform the other party of any material and substantive oral communication with, and provide copies of written communications (and memoranda setting forth the substance of any material and substantive oral communication) with, any Government Entity regarding any Regulatory Approval. Unless prohibited by applicable Law or by the applicable Government Entity, and subject to the other terms of this Section 5.5, each of Cabot Parent and Columbus shall consult with the other party prior to any meetings, by telephone or in person, with the staff of a Government Entity in connection with the transactions contemplated by this Agreement and, to the extent reasonably practicable, provide reasonable prior notice to, and include the other party in, material and substantive meetings or conversations with any Government Entity in connection with the transactions contemplated by this Agreement. If such notice and inclusion is prohibited by applicable Law or is not reasonably practicable, such party shall keep the other party apprised with respect thereto. In furtherance of its obligations under this Section 5.5, each of Cabot Parent and Columbus shall use its reasonable best efforts to furnish to the other party all information reasonably requested by the other party in connection with Regulatory Approvals, and will consult and cooperate with the other party in connection with, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals relating to Regulatory Approvals. Each of Cabot Parent and Columbus may designate competitively sensitive material provided to the other party under this Section 5.5 as “outside counsel only” if such designating party reasonably deems it advisable and necessary to do so and provided that it is standard industry practice to refrain from disclosing such material in the context of an acquisition or merger transaction (it being agreed that such materials designated as “outside counsel only” and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient, unless express written permission is obtained in advance from the source of the materials). In addition, each of Cabot Parent and Columbus may redact any material provided to the other parties under this Section 5.5 (whether or not competitively sensitive or designated as “outside counsel only”) (w) to exclude Transaction-Related Documents, as defined under the HSR Act, (x) to remove references concerning the valuation of businesses, (y) as necessary to comply with contractual agreements, and (z) as necessary to address reasonable privilege concerns. Subject to compliance with its obligations in this Section 5.5, Columbus shall be entitled, upon reasonable consultation in advance with Cabot Parent and after good faith consideration of the views of Cabot

Parent, to direct the strategy with respect to obtaining the Regulatory Approval; however neither Columbus nor Cabot Parent may commit to or agree with any Government Entity to enter into a timing agreement, stop the clock, stay, toll or extend any applicable waiting period or withdraw and refile its Notification and Report form as required by the Antitrust Laws or other applicable Law, or enter into any similar timing agreement, without the prior written consent of the other party (not to be unreasonably withheld, conditioned or delayed).
(c) Notwithstanding anything in this Agreement to the contrary, Columbus, Columbus Holdings and Cabot Parent understand and agree that “reasonable best efforts” shall require Columbus, Columbus Holdings and their respective Subsidiaries to (i) divest or otherwise hold separate (including by establishing a trust or otherwise) any businesses, assets or properties of Columbus, Columbus Holdings and their respective Subsidiaries (including Cabot and the Transferred Subsidiaries), other than businesses, assets or properties that, individually or in the aggregate, are material to Columbus, Columbus Holdings and their respective Subsidiaries (including Cabot and the Transferred Subsidiaries), taken as a whole, (ii) accept any conditions or take any other actions that would apply to, or affect, any businesses, assets or properties of Columbus, Columbus Holdings and their respective Subsidiaries (including of Cabot or any Transferred Subsidiary or the Cabot Business), other than (A) any condition requiring significant construction or any condition in perpetuity, (B) any condition or action that is inconsistent with or violative of any conditions imposed by the FCC in connection with securing Regulatory Approvals from the FCC or (C) any condition or action that would reasonably be expected, individually or in the aggregate, to materially adversely affect (financially or otherwise) the business, assets or results of operations of Columbus, Columbus Holdings and their respective Subsidiaries (including Cabot and the Transferred Subsidiaries), taken as a whole, and (iii) unless mutually agreed by the parties, litigate or participate in the litigation of any proceeding involving the FCC, the FTC or Antitrust Division, or any other Government Entity, whether judicial or administrative, in order to (A) oppose or defend against any action by any such Government Entity to prevent or enjoin the consummation of the Transaction, this Agreement or the Ancillary Agreements or (B) overturn any regulatory action by any such Government Entity to prevent consummation of the Transaction, this Agreement or the Ancillary Agreements, including by defending any suit, action or other legal proceeding brought by any such Government Entity in order to avoid the entry of, or to have vacated, overturned or terminated or appealing any order (provided that Columbus shall direct the strategy in connection with any litigation under this clause (iii)) (any condition, remedy or action that Columbus or Columbus Holdings is not required to accept or take under this Section 5.5(c), a “Burdensome Condition”). Notwithstanding the foregoing, neither Columbus nor Columbus Holdings shall be required to commit to or effect any action contemplated by this Section 5.5 that is not conditioned upon the consummation of the Transaction and the other transactions contemplated by this Agreement and the Ancillary Agreements.
Section 5.6 Transfer Tax and Sales Tax Matters; General Tax Cooperation.
(a) Columbus Holdings shall be responsible for and pay one-half of all Transfer Taxes and one-half of any Sales Taxes, and Cabot Parent shall be responsible for and pay one-half of all Transfer Taxes and one-half of any Sales Taxes. Any Tax Returns that must be filed in connection with Transfer Taxes or Sales Taxes shall be prepared by the party primarily or customarily responsible under applicable Law for filing such Tax Returns, and such party will use commercially reasonable efforts to provide such Tax Returns to the other party at least ten (10) Business Days prior to the date such Tax Returns are due to be filed. Columbus and Cabot Parent shall cooperate in the timely completion and filing of all such Tax Returns.
(b) Cabot Parent and Columbus Holdings shall provide each other with such assistance as reasonably may be requested by either of them in connection with (i) the preparation of any Tax Return, or (ii) any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to liability for Taxes. The party requesting assistance hereunder shall reimburse the other party for reasonable out-of-pocket expenses incurred in providing such assistance, provided, however, that, for purposes of receiving reimbursement, no independent contractors, such as accountants or attorneys, shall be consulted without the written consent of the party requesting assistance, which consent shall not be unreasonably withheld.
(c) Columbus Holdings shall indemnify and hold harmless Cabot Parent from and against any Transfer Taxes and any Sales Taxes for which Columbus Holdings is responsible pursuant to Section 5.6(a).
Section 5.7 Employees.
(a) Transfer of Employment. Cabot Parent, Cabot and their respective Subsidiaries shall take all reasonably necessary actions to ensure that, as of immediately prior to the Closing, (i) all Employees of Cabot

Parent or its Subsidiaries who provide services primarily with respect to the Cabot Business (each, a “Cabot Business Employee”) are employed by Cabot or one of the Transferred Subsidiaries, including for clarity any such employee who, on the Closing Date, is on leave of any kind, and (ii) Cabot and the Transferred Subsidiaries do not employ any individual who is not a Cabot Business Employee, including for clarity any such individual who, on the Closing Date, is on leave of any kind. Section 5.7(a) of the Cabot Disclosure Schedule sets forth a correct and complete list, as of the date hereof, of each employee that is employed by Cabot or one of the Transferred Subsidiaries, and each such employee’s title, location of employment, date of hire (or with respect to employees of SEGRA, years of service), base salary or hourly wage rate and target incentives and/or commissions. As soon as reasonably practicable after the date of this Agreement and in no event later than sixty (60) days after the date hereof, Cabot Parent shall provide a correct and complete list of all Cabot Business Employees to the Columbus Parties, which list will be subject to update for new hires (to the extent permitted by the terms of this Agreement) from time to time until the Closing Date. The Cabot Business Employees who continue employment with Columbus, Cabot or any of their respective Subsidiaries from and following the Closing Date are hereinafter referred to as the “Continuing Employees.” With respect to any Continuing Employees who hold work visas, Cabot Parent and the Columbus Parties shall cooperate to provide for the transfer of the sponsorship of such visas to the Columbus Parties effective as of the Closing Date. To the extent any Cabot Business Employee cannot be transferred to Cabot or one of the Transferred Subsidiaries, or it is commercially impractical to do so before the Closing (each such Cabot Business Employee, an “Offer Employee”), the Columbus Parties shall, or shall cause one of their Subsidiaries to, make offers of employment to each such Offer Employee in accordance with applicable Law, and on terms and conditions consistent with the requirements of Section 5.7(b).
(b) Terms of Compensation and Benefits Following the Closing. Following the Closing:
(i) until the first anniversary thereof, the Columbus Parties shall provide, or shall cause to be provided to each Continuing Employee (1) who is a commissions-based employee, base wages that are no less favorable than the base wages provided immediately prior to the Closing to each such Continuing Employee, (2) base salary or base wage and annual bonus and other short-term incentive opportunities, which are no less favorable in the aggregate than those provided immediately prior to the Closing to each such Continuing Employee, provided that this clause (2) shall not apply to any commissions-based employee, (3) target equity or equity-based incentive opportunities and employee benefits (other than severance) that are no less favorable in the aggregate than those provided to similarly situated employees of Columbus and its Subsidiaries; provided that, for purposes of determining whether such pay, opportunities and benefits are no less favorable in the aggregate, defined benefit pension plan benefits, retention, sale, stay, or change in control payments or awards or any similar compensation or benefit shall not be taken into account and (4) severance benefits that are no less that those provided under a severance plan to be mutually agreed between Cabot Parent and the Columbus Parties;
(ii) the service of each Continuing Employee with Cabot Parent or any of its Subsidiaries (or any predecessor employer) prior to the Closing shall be treated as service with Columbus and its Subsidiaries for purposes of eligibility to participate and vesting under each employee benefit plan, agreement, program, policy and arrangement of Columbus or its Subsidiaries (the “Columbus Plans”) (including vacation, paid time-off and severance plans) in which such Continuing Employee is eligible to participate and participates in after the Closing; provided that such recognition of service shall not (A) apply for purposes of any defined benefit retirement plan or plan that provides retiree medical or welfare benefits, (B) operate to duplicate any benefits of a Continuing Employee with respect to the same period of service or (C) apply for purposes of any plan, program or arrangement (x) under which similarly situated employees of Columbus and its Subsidiaries do not receive credit for prior service or (y) that is grandfathered or frozen, either with respect to level of benefits or participation; and
(iii) for purposes of each Columbus Plan in which any Continuing Employee or his or her eligible dependents is eligible to participate and participates in after the Closing, to the extent commercially reasonable and permitted by applicable Law, Columbus shall or shall cause its applicable Subsidiary to (A) waive any pre-existing condition, exclusion, or waiting period to the extent such condition, exclusion, or waiting period was satisfied or waived under the comparable Benefit Plan as of the Closing and (B) provide full credit for any co-payments, deductibles or similar payments made or incurred prior to the Closing under the comparable Benefit Plan for the plan year in which the Closing occurs.

(c) Health and Welfare Plans. For periods prior to the Closing, Cabot Parent and its Subsidiaries shall comply with the health care continuation coverage requirements of Section 4980B of the Code or Part 6 of Title I of ERISA and the portability requirements under the Health Insurance Portability and Accountability Act of 1996, in each case, with respect to the Cabot Business Employees and individuals who would have been Cabot Business Employees if employed on the Closing Date.
(d) 401(k) Plans. From and following the Closing, Cabot Parent and its Subsidiaries (excluding Cabot and the Transferred Subsidiaries) shall retain all Liabilities, along with all assets under, all tax-qualified 401(k) retirement plans sponsored by Cabot Parent and its Subsidiaries (collectively the “Cabot Parent 401(k) Plan”). With respect to the tax-qualified 401(k) retirement plan maintained by Columbus for its employees (the “Columbus 401(k) Plan”), Columbus and Cabot Parent shall take all actions necessary either (i) to permit, beginning as soon as practicable following the Closing, each Continuing Employee to effect a rollover contribution of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code, and including loans) of such Continuing Employee’s account balance (which shall become fully vested as of immediately prior to the Closing) from the Cabot Parent 401(k) Plan to the Columbus 401(k) Plan, in the form of cash, in an amount equal to the full account balance (including loans) distributed to such employee from the Cabot Parent 401(k) Plan or (ii) at Columbus’s option, to effect a direct transfer from a trust established under the Cabot Parent 401(k) Plan to a trust established under the Columbus 401(k) Plan of each Continuing Employee’s account balance under the Cabot Parent 401(k) Plan to the Columbus 401(k) Plan, provided that all transferred assets shall be in the form of cash.
(e) Flexible Spending Accounts.
(i) Immediately prior to the Closing Date, either Columbus or its Subsidiaries shall have in effect one or more plans or arrangements providing for health care flexible spending and dependent care spending accounts (each, a “Columbus Flex Plan”) in which each Continuing Employee who participates in the Cabot Parent Flex Plan (the “Cabot Parent Flex Plan”) is eligible to participate as of the Closing Date. To the extent permitted by applicable Law and to the extent applicable, Cabot Parent and Columbus shall take all actions necessary or appropriate so that, effective as of the Closing Date, (A) the account balance (positive or negative) in the applicable accounts of each Continuing Employee under the Cabot Parent Flex Plan shall be transferred to the applicable Columbus Flex Plans; (B) the elections, contribution levels and coverage levels of such Continuing Employee shall apply under the applicable Columbus Flex Plans, in the same manner as under the Cabot Parent Flex Plan; and (C) from and after the Closing Date, each Continuing Employee shall be reimbursed from the applicable Columbus Flex Plans in a comparable manner based on similar terms as the Cabot Parent Flex Plan for claims incurred at any time during the plan year in which the Closing Date occurs.
(ii) As soon as reasonably practicable after the Closing Date (and in no event more than 120 days thereafter), Cabot Parent shall determine the positive or negative Aggregate Flex Plan Balance (as defined below) and notify Columbus of the amount of such Aggregate Flex Plan Balance in writing. The term “Aggregate Flex Plan Balance” shall mean, as of the Closing Date, the aggregate amount of contributions that have been made to the accounts of the Continuing Employees under the Cabot Parent Flex Plan for the plan year in which the Closing Date occurs, minus the aggregate amount of reimbursements that have been made from the accounts of the Continuing Employees under the Cabot Parent Flex Plan for the plan year in which the Closing Date occurs. If the applicable Aggregate Flex Plan Balance is a negative amount, Columbus shall pay the absolute value of such amount to Cabot Parent as soon as reasonably practicable following Columbus’s receipt of the written notice thereof. If the applicable Aggregate Flex Plan Balance is a positive amount, Cabot Parent shall pay such positive amount to Columbus as soon as reasonably practicable following Cabot Parent’s receipt of the written notice thereof.
(f) Short-Term Cash Incentive Compensation. Between the date hereof and the Closing, Cabot Parent and its Subsidiaries shall continue to pay all annual bonuses and other short-term cash incentive compensation that become due to the Cabot Business Employees or individuals who would have been Cabot Business Employees if employed on the Closing Date in the Ordinary Course (and, for the avoidance of doubt, shall not delay the payment of any amount otherwise payable in accordance with its terms or in the Ordinary Course prior to the Closing until after the Closing). From and following the Closing, Columbus and its Subsidiaries shall assume all Liabilities in respect of annual bonuses and other short-term cash incentive compensation (other than commissions) that become due to the Cabot Business Employees from and following the Closing, which for any performance period that is ongoing as of the Closing shall be subject to terms and conditions that are substantially consistent, in all material respects, with those that applied prior to the Closing Date, including with respect to the timing of payment and target incentive opportunities. Columbus shall (and shall cause its Subsidiaries to) pay, to any Continuing Employee whose employment is involuntarily terminated by Columbus (or any of its Subsidiaries) on or after the Closing Date other than for cause or due to death or disability, who was prior to termination eligible for an annual bonus in respect of the year of termination, and who executes, and does not revoke, a release of claims in a form provided by Columbus, in favor of Columbus, Cabot Parent and their respective Subsidiaries, an annual bonus in respect of the year in which the Closing Date occurs, in an amount equal to the Continuing Employee’s target bonus opportunity then in effect, prorated based on the ratio of (x) the number of days elapsed from and including the commencement of the bonus year through and including the Continuing Employee’s termination date divided by (y) the total number of days in the bonus year, and payable within fifty (50) days following employment termination; provided, however, any payment to a Continuing Employee contemplated by this sentence shall be reduced by the value of any payments in respect of the applicable Continuing Employee’s annual bonus for the portion of the year of termination preceding the date of termination that are made to the applicable Continuing Employee under any other arrangement to the extent such payment would result in a duplicative bonus for the same period of service.
(g) Cabot Long-Term Awards.
(i) Effective as of immediately prior to the Closing, each outstanding long-term incentive award granted in respect of fiscal 2024 or fiscal 2025 under the Cabot Parent Amended and Restated Long-Term Incentive Plan (a “Cabot Long-Term Award”) that is then outstanding and is held by a Cabot Business Employee or individual who would have been a Cabot Business Employee if employed on the Closing Date shall vest, with any applicable performance goals in respect of incomplete performance periods deemed satisfied at the target level (or, if there is no target, deemed achieved) and be paid by Cabot Parent or its Subsidiaries (excluding Cabot and the Transferred Subsidiaries) on or following the Closing Date in accordance with applicable Law and the applicable award terms. Cabot Parent and its Subsidiaries (excluding Cabot and the Transferred Subsidiaries) shall retain and be responsible for all Liabilities related to any Cabot Long-Term Awards, which shall be considered Excluded Liabilities.
(ii)  With respect to fiscal 2026, Cabot Parent or its Subsidiaries shall not grant Cabot Long-Term Awards to Cabot Business Employees. As soon as reasonably practicable following the day after the first anniversary of the Closing Date (the “Payment Date”), Cabot Parent or its Subsidiaries (excluding Cabot and the Transferred Subsidiaries) shall deliver an amount in cash to the Columbus Parties that represents one-third of the value of Cabot Long-Term Awards that would have been granted to Continuing Employees in respect of fiscal 2026, as determined by the Columbus Parties in consultation with Cabot Parent (the “2026 Cabot Business Employee Award Value”), provided that the 2026 Cabot Business Employee Award Value shall be calculated solely by reference to the Cabot Long-Term Awards that would have been granted to those Continuing Employees who remain employed with the Columbus Parties through the Payment Date. As soon as reasonably practicable following the Payment Date, and in no event later than March 15th of the year following the Payment Date, the Columbus Parties shall pay to each such Continuing Employee the portion of 2026 Cabot Business Employee Award Value that corresponds to such Continuing Employee’s name, as set forth on a schedule to be provided to the Columbus Parties by Cabot Parent or its Subsidiaries.
(iii) As soon as reasonably practicable following the Closing, the Columbus Parties shall grant to each Continuing Employee an award in respect of Columbus Class A Common Stock with a grant date fair value that is equal to two-thirds of the value of Cabot Long-Term Award that would have been granted to such Continuing Employee in respect of fiscal 2026.
(h) Severance. Prior to the Closing, Cabot Parent and its Subsidiaries shall use reasonable best efforts to ensure that the transactions contemplated by this Agreement do not trigger entitlement to any severance compensation or benefits (“Severance Compensation”) to any Cabot Business Employee or Continuing Employee. Between the date hereof and the Closing, Cabot Parent and its Subsidiaries shall continue to pay all Severance Compensation that becomes payable to any individuals who would have been Cabot Business Employees if employed as of the Closing in the Ordinary Course (and, for the avoidance of doubt, shall not delay the payment of any such amounts otherwise payable prior to the Closing until after the Closing). Columbus and its Subsidiaries shall be responsible for all Liabilities related to any Severance Compensation that becomes payable to any Cabot Business Employee, Continuing Employee or individual who would have been a Cabot Business Employee if employed as of the Closing, whether arising prior to, on or after the Closing Date; provided, however, in the event that Columbus and its Subsidiaries incur any Liabilities as a result of Cabot Parent and its Subsidiaries’ breach of their obligations hereunder, Cabot Parent and its Subsidiaries shall retain and reimburse Columbus and its Subsidiaries for any such Liabilities.
(i) WARN Act. Cabot Parent shall periodically notify Columbus of the number and work location of employees of the Cabot Business or Cabot or any of the Transferred Subsidiaries laid-off during the 90-day period prior to the Closing, and shall provide to Columbus a final list as of immediately prior to the Closing. Subject to Cabot Parent’s compliance with the immediately preceding sentence, Columbus shall be responsible for providing or discharging any and all notifications, benefits and liabilities to Continuing Employees and governmental authorities required by the WARN Act.
(j) Paid Time Off. Following the Closing, Columbus shall assume and honor, in accordance with the terms of the applicable Benefit Plan, the unused vacation or paid-time off earned and accrued by each Continuing Employee.
(k) Employee Communications. To the extent reasonably practicable, prior to making any broadly-distributed written or oral communications to Cabot Business Employees or the directors, officers or employees of Cabot or any of the Transferred Subsidiaries pertaining to material post-Closing compensation or benefit matters that are affected by the Transaction, Cabot Parent shall or shall cause Cabot to consult with Columbus regarding the content of the intended communication, and shall consider any feedback in good faith (provided that any subsequent communications substantively consistent with those previously consulted upon will not require any further consultation). Columbus shall have a reasonable period of time to review and comment on the communication, which comments Cabot Parent and Cabot shall consider in good faith.
(l) 280G Matters. Prior to the Closing Date, Cabot Parent shall submit for approval by its equity holders, in conformance with Section 280G of the Code and the regulations thereunder (the “280G Stockholder Vote”), any payments that would reasonably be expected to constitute a “parachute payment” pursuant to Section 280G of the Code (each a “Parachute Payment”) on behalf of each “disqualified individual” (as defined in Section 280G of the Code and the regulations promulgated thereunder) and which are irrevocably waived by such individual under the immediately following sentence. Prior to the distribution of the 280G Stockholder Vote materials, Cabot Parent shall use commercially reasonable efforts to obtain an irrevocable waiver of the right to any Parachute Payment (in the absence of the 280G Stockholder Vote) from each of the applicable disqualified individuals whose Parachute Payments would be subject to the 280G Stockholder Vote. Cabot Parent shall have delivered to Columbus complete copies of all disclosure and other related documents that will be provided to the equity holders entitled to vote in connection with the 280G Stockholder Vote, in each case, solely with respect to Cabot Business Employees, Continuing Employees, or individuals who would have been a Cabot Business Employee if employed as of the Closing, in a manner providing Columbus with sufficient time to review and comment thereon, and shall consider in good faith all reasonable comments of Columbus thereon. Columbus acknowledges that this Section 5.7(l) shall not be construed to require Cabot Parent or its Subsidiaries to compel any Person to waive any existing legally binding rights under any contract or agreement that such Person has with Cabot Parent or any Subsidiary thereof and in no event shall Cabot Parent be deemed to be in breach of this Section 5.7(l) if, despite its commercially reasonable efforts to obtain a waiver from such Person, any such Person refuses to waive any such rights. The parties hereto acknowledge that this Section 5.7(l) shall not apply to any agreement, contract, arrangement or plan entered into by and between Columbus or any of its Subsidiaries and a Cabot Business Employee or Continuing Employee (“Columbus Arrangements”), unless such Columbus Arrangements have been disclosed to Cabot Parent at least ten Business Days prior to the Closing Date. To the extent any Columbus Arrangement is not disclosed to Cabot Parent at least ten Business Days prior to the Closing Date, compliance with this Section 5.7(l) shall be determined as if such Columbus Arrangement had not been entered into.
(m) No Third-Party Beneficiaries. Notwithstanding any provision of this Section 5.7, Columbus shall either cause the Continuing Employees to continue to participate in the existing Cabot Benefit Plans that continue to be maintained by Cabot from and after the Closing or, in its sole discretion, cause the Continuing Employees to participate in the Columbus Plans. Furthermore, nothing contained in this Section 5.7 shall require or imply that the employment of the Cabot Business Employees or the Continuing Employees will continue for any particular period of time following the Closing. This Section 5.7 is not intended, and shall not be deemed, to confer any rights or remedies upon any Person other than the parties to this Agreement and their respective successors and permitted assigns, to create any agreement of employment with any Person or to otherwise create any third-party beneficiary hereunder, or to be interpreted as an amendment to any plan of Columbus or any Subsidiary of Columbus (including Cabot and the Transferred Subsidiaries).
Section 5.8 Notification. Between the date of this Agreement and the Closing Date, Cabot Parent shall give prompt notice to Columbus, and Columbus shall give prompt notice to Cabot Parent, (a) of any notice or other communication received by such party from any Government Entity in connection with the Transaction or from any Person alleging that the consent of such Person is or may be required in connection with the Transaction, if the subject matter of such communication or the failure of such party to obtain such consent could be material to Cabot, the Transferred Subsidiaries, any Columbus Party or the Transaction, (b) of any actions, suits, claims, investigations or proceedings commenced relating to the Transaction, and (c) if such party becomes aware of any fact, circumstance or event that would reasonably be expected to cause any of the conditions set forth in Section 6.1, 6.2 or 6.3 not to be satisfied. Notwithstanding the foregoing, it is understood and agreed that neither the delivery or non-delivery of any notice pursuant to this Section 5.8 nor any disclosures provided thereby shall affect any of the rights, remedies or obligations of the parties hereunder.
Section 5.9 Transition Matters. In light of the non-ordinary course nature of the change of control of the Cabot Business, prior to the Closing, Cabot Parent and Columbus shall consult closely in monitoring activities of the Cabot Business relating to the change of control of the Cabot Business under the syndication agreements to which the Cabot Business is a party as of the date of this Agreement. Prior to the Closing, the Cabot Parent Parties shall not, and shall cause Cabot and the Transferred Subsidiaries not to, without prior discussion with Columbus, enter into new Contracts that materially change the scope of existing syndications with respect to the period after the Closing. Nothing herein shall give Columbus the right to influence or control the Cabot Business prior to Closing.
Section 5.10 Columbus Stockholder Meeting. Columbus shall cause a meeting of its stockholders (the “Columbus Stockholder Meeting”) to be duly called and held as soon as reasonably practicable after the date of this Agreement for the purpose of obtaining the Columbus Stockholder Approvals. In connection with the Columbus Stockholder Meeting, the Board of Directors of Columbus shall (i) subject to Section 5.11, (1) recommend approval and adoption of the Columbus Stockholder Approvals by Columbus’s stockholders (the “Columbus Board Recommendation”) and (2) use its reasonable best efforts to obtain the Columbus Stockholder Approvals and (ii) otherwise comply with all legal requirements applicable to such meeting. Without limiting the generality of the foregoing, unless this Agreement has terminated in accordance with its terms, this Agreement, the Certificate Amendment and the Cabot Parent Issuance shall be submitted to Columbus’s stockholders at the Columbus Stockholder Meeting whether or not (x) Columbus’s Board of Directors shall have effected an Adverse Recommendation Change or (y) any Columbus Acquisition Proposal shall have been publicly proposed or announced or otherwise submitted to Columbus or any of its Representatives. Columbus shall not, without the prior written consent of Cabot, adjourn or postpone the Columbus Stockholder Meeting; provided that Columbus may, without the prior written consent of Cabot, adjourn or postpone the Columbus Stockholder Meeting (A) if, as of the time for which the Columbus Stockholder Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient shares of Columbus Class A Common Stock or Columbus Class B Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Columbus Stockholder Meeting, (B) after consultation with Cabot Parent, if the failure to adjourn or postpone the Columbus Stockholder Meeting would reasonably be expected to be a violation of Law for the distribution of any required supplement or amendment to the Proxy Statement, (C) after consultation with Cabot Parent, for a single period not to exceed ten (10) Business Days, to solicit additional proxies if necessary to obtain the Columbus Stockholder Approvals, or (D) if Columbus has delivered to Cabot Parent a bona fide notice contemplated by Section 5.11(c), for a maximum of ten (10) Business Days. Cabot Parent may require Columbus to adjourn, delay or postpone the Columbus Stockholder Meeting once for a period not to exceed ten (10) Business Days to solicit additional proxies necessary to obtain the Columbus Stockholder Approvals; provided that such adjournment would not cause the Transaction to fail to be consummated by the End Date. Once Columbus has established a record date for the Columbus Stockholder Meeting, Columbus shall not change such record date or establish a different record date for the Columbus Stockholder Meeting without the prior written consent of Cabot Parent (not to be unreasonably withheld, delayed or conditioned), unless required to do so by Law or Columbus’s organizational documents.
Section 5.11 No Solicitation; Other Offers.
(a) General Prohibitions. Prior to receipt of the Columbus Stockholder Approvals, neither Columbus nor any of its Subsidiaries shall, nor shall Columbus or any of its Subsidiaries authorize or permit any of its or their Representatives to, directly or indirectly, (i) solicit, initiate or take any action to knowingly facilitate or encourage the submission of any Columbus Acquisition Proposal, (ii) enter into or participate in any discussions (other than to state that Columbus is not permitted to have discussions) or negotiations with any Third Party that is seeking to make, or has made, a Columbus Acquisition Proposal, (iii) furnish any non-public information relating to Columbus or any of its Subsidiaries or afford access to the business, properties, assets, books or records of Columbus or any of its Subsidiaries to, otherwise knowingly cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any Third Party that is seeking to make, or has made, a Columbus Acquisition Proposal, (iv) make an Adverse Recommendation Change, (v) fail to enforce, or grant any waiver or release under, any standstill or similar agreement with respect to any class of equity securities of Columbus or any of its Subsidiaries unless the Board of Directors of Columbus determines after consulting with its outside legal counsel that the failure to waive such provision would be inconsistent with its fiduciary duties under Law; provided that Columbus shall not enforce and hereby waives any provision of any such agreement that would prohibit a Third Party from communicating confidentially a Columbus Acquisition Proposal to Columbus’s Board of Directors, (vi) approve any transaction under, or any Person becoming an “interested stockholder” under, Section 203 of the DGCL or (vii) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument relating to a Columbus Acquisition Proposal (other than a confidentiality agreement to the extent contemplated by Section 5.11(b)); provided that (so long as Columbus and its Representatives have otherwise complied in all material respects with this Section 5.11) none of the foregoing shall prohibit Columbus and its Representatives from, at any time prior to receipt of the Columbus Stockholder Approvals, participating in discussions with any Persons or group of Persons who has made a Columbus Acquisition Proposal after the date of this Agreement solely to request the clarification of the terms and conditions thereof so as to determine whether the Columbus Acquisition Proposal is, or could reasonably be expected to lead to, a Columbus Superior Proposal, and any such actions shall not be a breach of this Section 5.11(a). It is agreed that any violation of the restrictions on Columbus set forth in this Section 5.11 by any Representative of Columbus or any of its Subsidiaries shall be a breach of this Section 5.11 by Columbus.
(b) Recommendation Exceptions. Notwithstanding Section 5.11(a), but subject to Section 5.11(c) and Section 5.11(d), at any time prior to receipt of the Columbus Stockholder Approvals:
(i) Columbus, directly or indirectly through advisors, agents or other intermediaries, may (A) engage in negotiations or discussions with any Third Party that, subject to Columbus’s compliance with Section 5.11(a), has made after the date of this Agreement a Columbus Superior Proposal or a Columbus Acquisition Proposal that the Board of Directors of Columbus determines in good faith, after consultation with its outside legal advisors, could reasonably be expected to lead to a Columbus Superior Proposal by the Third Party making such Columbus Acquisition Proposal, (B) furnish to such Third Party and its advisors, agents or other intermediaries (including financing sources) non-public information relating to Columbus or any of its Subsidiaries pursuant to a customary confidentiality agreement (a copy of which shall be provided for informational purposes only to Cabot Parent) with such Third Party with terms no less favorable to Columbus than those contained in the Confidentiality Agreement (it being understood and hereby agreed that such confidentiality agreement need not contain a “standstill” or similar provision that prohibits such Third Party from making any Columbus Acquisition Proposal, acquiring Columbus or taking any other action); provided that all such information (to the extent that such information has not been previously provided or made available to Cabot Parent) is provided or made available to Cabot Parent, as the case may be, prior to or as promptly as practicable (but no later than 24 hours) after the time it is provided or made available to such Third Party and (C) take any action required by Law or that any court of competent jurisdiction orders Columbus to take;
(ii) following receipt of a Columbus Superior Proposal, the Board of Directors of Columbus may, subject to compliance with Section 5.11(d), make an Adverse Recommendation Change; and
(iii) following a Columbus Intervening Event, the Board of Directors of Columbus may, subject to compliance with Section 5.11(d), make an Adverse Recommendation Change involving or relating to such Columbus Intervening Event;

in each case referred to in the foregoing clauses (i), (ii) and (iii) only if the Board of Directors of Columbus determines in good faith, after considering advice from outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under Law. For purposes of clarification, the taking of any of the actions permitted by Section 5.11(a) and Section 5.11(b)(i) shall not be deemed to be an Adverse Recommendation Change.
In addition, nothing contained herein shall prevent Columbus or its Board of Directors from (i) complying with Rule 14a-9, Rule 14d-9 or Rule 14e-2(a) and Item 1012(a) of Regulation M-A under the Exchange Act (or making any similar communication to stockholders in connection with any amendment to the terms of a tender offer or exchange offer) so long as any action taken or statement made to so comply is consistent with this Section 5.11 or (ii) disclosing factual information regarding the business, financial condition or results of operations of Columbus or Cabot or the fact that a Columbus Acquisition Proposal has been made, the identity of the party making such proposal or the material terms of such proposal in the Proxy Statement or otherwise, to the extent Columbus in good faith determines that such information, facts, identity or terms is required to be disclosed under Law or that failure to make such disclosure would be inconsistent with its fiduciary duties under Law; provided that any such action taken or statement or disclosure made that relates to a Columbus Acquisition Proposal shall be deemed to be an Adverse Recommendation Change unless the Board of Directors of Columbus reaffirms the Columbus Board Recommendation in such statement or disclosure or in connection with such action (except that a mere “stop, look and listen” disclosure in compliance with Rule 14d-9(f) of the Exchange Act or failure to take a position with respect to a Columbus Acquisition Proposal governed by the tender offer or exchange offer rules under the Exchange Act until the tenth (10th) Business Day after commencement of such Columbus Acquisition Proposal shall not constitute an Adverse Recommendation Change).
(c) Required Notices. The Board of Directors of Columbus shall not take any of the actions referred to in Section 5.11(b) unless Columbus shall have delivered to Cabot Parent a prior written notice advising Cabot Parent that it intends to take such action, and, after taking such action, Columbus shall, if such action is in connection with a Columbus Acquisition Proposal, continue to advise Cabot Parent on a current basis of the status and terms of any discussions and negotiations with the Third Party. In addition, Columbus shall notify Cabot Parent promptly (but in no event later than 24 hours) after receipt by Columbus (or any of its Representatives) of any Columbus Acquisition Proposal, any written indication from a Third Party that such Third Party is considering making a Columbus Acquisition Proposal or any written request for information relating to Columbus or any of its Subsidiaries or for access to the business, properties, assets, books or records of Columbus or any of its Subsidiaries by any Third Party that has indicated that it is considering making, or has made, a Columbus Acquisition Proposal. Columbus shall within 24 hours of receipt thereof provide such notice orally and in writing and shall identify the Third Party making, and the material terms and conditions of, any such Columbus Acquisition Proposal, indication or request, and shall promptly (but in no event later than 24 hours after receipt) provide to Cabot Parent copies of all material correspondence and written materials sent or provided to Columbus or any of its Subsidiaries that describes any terms or conditions of any Columbus Acquisition Proposal. Columbus shall keep Cabot Parent reasonably informed, on a reasonably current basis, of the status and details of any such Columbus Acquisition Proposal, indication or request. Any material amendment to any Columbus Acquisition Proposal will be deemed to be a new Columbus Acquisition Proposal for purposes of Columbus’s compliance with this Section 5.11(c).
(d) “Last Look”. The Board of Directors of Columbus shall not make an Adverse Recommendation Change in response to a Columbus Acquisition Proposal unless (i) such Columbus Acquisition Proposal constitutes a Columbus Superior Proposal, (ii) Columbus promptly notifies Cabot Parent, in writing at least five (5) Business Days before taking that action, of its intention to do so, attaching the most current version of the proposed agreement under which such Columbus Superior Proposal is proposed to be consummated and the identity of the Third Party making the Columbus Acquisition Proposal, and (iii) the Cabot Parties do not make, within such five (5)-Business-Day period after its receipt of that written notification, an offer to revise the terms of this Agreement that is at least as favorable to the stockholders of Columbus as such Columbus Superior Proposal (it being understood and agreed that any amendment to the financial terms or other material terms of such Columbus Superior Proposal shall require a new written notification from Columbus and a new period under clause (ii) of this Section 5.11(d), except that such period shall be three (3) Business Days instead of five (5) Business Days). The Board of Directors of Columbus shall not make an Adverse Recommendation Change in response to a Columbus Intervening Event, unless (A) Columbus has provided Cabot Parent with written information describing such Columbus Intervening Event in reasonable detail promptly after becoming aware of it and keeps Cabot Parent fully informed, on a reasonably current basis, of material developments with respect to such Columbus Intervening Event, (B) Columbus has provided Cabot Parent at least five (5) Business Days’ prior notice of its intention to make an Adverse Recommendation Change with respect to such Columbus Intervening Event, attaching a reasonably detailed explanation of the facts underlying the determination by the Board of Directors of Columbus that a Columbus Intervening Event has occurred and its need to make an Adverse Recommendation Change in light of the Columbus Intervening Event and (C) the Cabot Parties do not make, within such five (5)-Business-Day period, an offer to revise the terms of this Agreement that Columbus’s Board of Directors determines would obviate the need for an Adverse Recommendation Change in light of the Columbus Intervening Event. During any five (5)-Business-Day period prior to effecting an Adverse Recommendation Change pursuant to this Section 5.11(d), Columbus and its Representatives shall negotiate in good faith with Cabot Parent and its Representatives regarding any revisions to the terms of the transactions contemplated by this Agreement proposed by the Cabot Parties.
(e) Definition of Columbus Superior Proposal. For purposes of this Agreement, “Columbus Superior Proposal” means a bona fide, unsolicited written Columbus Acquisition Proposal for at least a majority of the outstanding shares of Columbus Class A Common Stock or all or substantially all of the consolidated assets of Columbus and its Subsidiaries that the Board of Directors of Columbus determines in good faith, after consultation with a financial advisor of nationally recognized reputation and outside legal counsel and taking into account all material financial, legal, regulatory and other aspects of such proposal, including the terms and conditions of the Columbus Acquisition Proposal, (x) is on terms and conditions more favorable to Columbus’s stockholders than the transactions contemplated hereby (taking into account any proposal by the Cabot Parties to amend the terms of this Agreement pursuant to Section 5.11(d)) and (y) is reasonably likely to be consummated and, if a cash transaction (whether in whole or in part), has financing, if any, that is then fully committed or reasonably determined to be available by the Board of Directors of Columbus.
(f) Obligation to Terminate Existing Discussions. Each of the Columbus Parties shall, and shall cause its Subsidiaries and its and their Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party and its Representatives and its financing sources conducted prior to the date hereof with respect to any Columbus Acquisition Proposal.
Section 5.12 Proxy Filing; Information Supplied.
(a) In connection with the Columbus Stockholder Meeting, Columbus shall, as promptly as practicable after the date hereof (on a timetable to be mutually agreed in light of accounting, regulatory and transactional considerations), prepare and file a proxy statement in preliminary form relating to the Columbus Stockholder Meeting (such proxy statement, including any amendment or supplement thereto, the “Proxy Statement”) with the SEC. Columbus will provide Cabot Parent and its counsel a reasonable opportunity to review and comment on the Proxy Statement, and shall consider any comments of Cabot Parent thereon. Columbus shall use its reasonable best efforts to (i) ensure that the Proxy Statement complies as to form in all material respects with the rules and regulations promulgated by the SEC under the Exchange Act, (ii) promptly notify Cabot Parent of, cooperate with Cabot Parent with respect to, and respond promptly to any comments of the SEC or its staff, (iii) have the Proxy Statement become definitive as promptly as practicable after such filing, and (iv) cause the Proxy Statement to be mailed to Columbus’s stockholders as promptly as practicable after such time of becoming definitive.
(b) Each Cabot Party shall furnish all information concerning itself, its Subsidiaries and its Affiliates to Columbus and provide such other assistance as may be reasonably requested by Columbus in connection with the preparation, filing and distribution of the Proxy Statement.
(c) Columbus shall promptly provide Cabot Parent and its counsel with any comments, whether written or oral, that Columbus or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement promptly after receipt of those comments. Columbus will provide Cabot Parent and its counsel a reasonable opportunity to review and comment on any responses to any comments of the SEC or its staff and any amendment or supplement to the Proxy Statement, and shall consider any comments of Cabot Parent thereon.

(d) Each of the Columbus Parties and the Cabot Parties agrees promptly (i) to correct any information provided by it for use in the Proxy Statement if and to the extent that such information shall have become false and misleading in any material respect and (ii) to supplement any such information to include any information that shall become necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
(e) Cabot Parent acknowledges that Columbus is subject to the reporting requirements of Section 13(a) of the Exchange Act and in light of Columbus’s reporting requirements, Cabot Parent shall furnish all information concerning itself, its Subsidiaries and its Affiliates to Columbus and shall provide such other assistance as may be reasonably requested in connection with any filings or other disclosures required by the SEC to be made by Columbus in connection with the transactions contemplated by this Agreement on a timely basis.
Section 5.13 Financing Cooperation. Prior to the Closing, each Cabot Party agrees to, and to cause its Subsidiaries to, use reasonable best efforts to provide, and shall use reasonable best efforts to cause their respective Representatives to provide, to the Columbus Parties and their Subsidiaries, such cooperation as may be customary and reasonably requested (subject in all cases to the limitations on access and information in Section 5.1) in writing by Columbus that is necessary in connection with the arrangement of any debt financing to be obtained by the Columbus Parties or any of their Subsidiaries (“Debt Financing”), including:
(a) participating during normal business hours at times to be mutually agreed in a reasonable number of customary meetings, presentations, road shows, due diligence sessions and sessions with rating agencies that are customary for debt financings of the type sought to be arranged;
(b) assisting with the preparation of customary materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents;
(c) as promptly as reasonably practical, furnishing to any of the Columbus Parties, their respective Subsidiaries and/or their financing sources with historical financial information (including quarterly and annual financial statements delivered pursuant to Section 5.1(f)(iii) and (iv)) and other pertinent information relating solely to Cabot and the Transferred Subsidiaries as may be reasonably requested by Columbus (including in connection with any of the Columbus Parties’ and/or their respective Subsidiaries’ preparation of pro forma financial statements), including historical financial statements and other pertinent information relating solely to Cabot and the Transferred Subsidiaries) (x) of the type and form required by Regulation S-X and Regulation S-K promulgated under the Securities Act for a registered public offering of non-convertible debt securities, (y) of the type and form customarily included in private placements of non-convertible debt securities under Rule 144A of the Securities Act or (z) as otherwise reasonably required or otherwise reasonably necessary to assist any of the Columbus Parties and/or their Subsidiaries in receiving customary “comfort” (including “negative assurance” comfort) from independent accountants in connection with any public offering or private placement of non-convertible debt securities; provided, that the Cabot Parties and their Subsidiaries shall not be required to prepare or provide: (A) any pro forma financial information, including pro forma cost savings, synergies, capitalization or other pro forma adjustments desired to be incorporated into any pro forma financial information, including information or assistance relating to the proposed aggregate amount of debt financing, together with assumed interest rates, dividends (if any) and fees and expenses relating to the incurrence of such debt (it being understood and agreed that the Cabot Parties and their Subsidiaries shall be required to assist the Columbus Parties and/or their respective Subsidiaries with preparing pro forma financial information and pro forma financial statements regarding Cabot and the Transferred Subsidiaries as part of any of the Columbus Parties’ or their respective Subsidiaries’ preparation of pro forma financial information and pro forma financial statements for Columbus or Columbus Holdings and their respective Subsidiaries on a consolidated basis, in each case, that is customary for the type of financing being sought); (B) projections, risk factors or other forward looking information (it being understood and agreed that the Cabot Parties and their Subsidiaries shall be required to assist the Columbus Parties and/or their respective Subsidiaries with the preparation for presentation of projections, risk factors and other forward looking information for Cabot and the Transferred Subsidiaries as part of the consolidated business of Columbus or Columbus Holdings and their respective Subsidiaries, and not on a stand-alone basis, in each case, that is customary for the type of financing being sought); (C) any description of all or any portion of any such Debt Financing, including any “description of notes”, “plan of distribution” or information customarily provided by investment banks or their counsel or advisors in preparation of a prospectus for registered offerings of non-convertible debt securities or an offering memorandum for private placements of non-convertible debt securities under Rule 144A of the Securities Act; (D) segment reporting or consolidating and other financial statements or data required by Rules 3-09, 3-10, 3-16, 13-01 or 13-02 of Regulation S-X under the Securities Act; (E) compensation discussion and analysis and other information required by Item 402, 404 or 601 of Regulation S-K under the Securities Act; (F) any information regarding executive compensation and related pension disclosure rules related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A; (G) any financial statements (other than the historical financial statements referenced above) that Cabot Parent does not maintain in the Ordinary Course; (H) any other information (other than as expressly set forth above) not reasonably available to Cabot Parent under its current reporting systems; and (I) any other information customarily excluded from a prospectus for registered offerings of non-convertible debt securities or an offering memorandum for private placements of non-convertible debt securities under Rule 144A of the Securities Act (clauses (A) – (I), collectively, the “Excluded Information”);
(d) using reasonable best efforts to cause its independent accountants to cooperate with such Debt Financing consistent with their customary practices and, to the extent reasonably requested by any of the Columbus Parties or their respective Subsidiaries, to obtain customary accountants’ “comfort letters” (including customary “negative assurances”) and customary consents to the inclusion of audit reports in connection with such Debt Financing;
(e) executing and delivering customary authorization and representation letters in connection with such financing arrangements, to the extent reasonably requested by any of the Columbus Parties or their respective Subsidiaries; and
(f) executing and delivering any customary officer’s certificates and similar documents, to the extent reasonably requested by any of the Columbus Parties or their respective Subsidiaries, provided that the effectiveness of any such certificate or similar document shall be subject to the occurrence of and no earlier than the Closing.
Section 5.14 Treatment of Cabot Indebtedness.
(a) Columbus or one of its Subsidiaries may (a) commence and conduct one or more offers to purchase, including any offer required to be made in connection with any “Change of Control” (as defined in the applicable supplemental indenture governing each applicable series of Existing Cabot Notes), tender offers or exchange offers with respect to any or all of the outstanding aggregate principal amount of the Existing Cabot Notes identified by Columbus to Cabot Parent prior to, on or after the date hereof on terms that are acceptable to Columbus (the “Offers to Purchase”) and/or (b) solicit the consent of the holders of debt issued under the Existing Cabot Indenture regarding certain proposed amendments to the Existing Cabot Indenture (the “Consent Solicitations” and, together with the Offers to Purchase, if any, the “Cabot Note Offers and Consent Solicitations”); provided that the closing of any such Offers to Purchase shall not occur, and the amendments in connection with any such Consent Solicitations shall not become operative (although any supplemental indentures entered into in connection with any such Consent Solicitations may become effective upon execution), prior to the Closing; provided, further, that the consummation of any Cabot Note Offers and Consent Solicitations shall not be a condition to the Closing. Any Cabot Note Offers and Consent Solicitations shall be made on such terms and conditions (including price to be paid and conditionality) as are proposed by Columbus and which are permitted by the terms of the Existing Cabot Indenture and applicable Laws, including applicable SEC rules and regulations. Columbus will reasonably consult with Cabot Parent regarding the material terms and conditions of any Cabot Note Offers and Consent Solicitations, including the timing and commencement of any Cabot Note Offers and Consent Solicitations and any relevant tender or consent deadlines. Columbus shall not be permitted to commence any Cabot Note Offers and Consent Solicitations until Columbus shall have provided Cabot Parent with the related offer to purchase, consent solicitation statement, letter of transmittal, if any, or press release, if any, in connection therewith, and each other material document relevant to the transaction that will be distributed by Columbus in the applicable Cabot Note Offers and Consent Solicitations (collectively, the “Debt Offer Documents”) a reasonable period of time in advance of Columbus commencing the applicable Offer to Purchase or Consent Solicitation to allow Cabot Parent and its counsel to review and comment on such Debt Offer Documents, and Columbus shall give reasonable and good faith consideration to any comments made or input provided by Cabot Parent and its legal counsel. Subject to the receipt of the requisite holder consents, in connection with any or all of the Consent Solicitations, Cabot shall execute one or more supplemental indentures to the Existing Cabot Indenture in accordance with the terms thereof amending the terms and provisions of such Existing Cabot Indenture as described in the applicable Debt Offer Documents in a form as reasonably requested by Columbus (each, a “Cabot Supplemental Indenture”), which such supplemental indentures may become effective upon the execution thereof but shall not become operative until the Closing, and Cabot Parent shall use reasonable best efforts to cause the trustee under each such Existing Cabot Indenture to enter into such supplemental indentures. Cabot Parent shall, and shall cause each of its Subsidiaries to, and shall use reasonable best efforts to cause its and their Representatives to, provide all reasonable and customary cooperation as may be reasonably requested by Columbus in writing to assist Columbus in connection with any Cabot Note Offers and Consent Solicitations; provided that neither Cabot nor counsel for Cabot shall be required to furnish any certificates, legal opinions or negative assurance letters in connection with any Cabot Note Offers and Consent Solicitation (other than in connection with the execution of any Cabot Supplemental Indenture relating to the Consent Solicitations, with respect to which Cabot shall deliver customary officers’ certificates (the “Cabot Indenture Officers’ Certificates”) and counsel to Cabot shall provide customary legal opinions, in each case, to the trustee under the Existing Cabot Indenture and solely to the extent such certificates or legal opinions, as applicable, would not conflict with applicable Laws and would be accurate in light of the facts and circumstances at the time delivered) or execute any other instruments or agreements in connection therewith other than any Cabot Supplemental Indenture described in the immediately preceding sentence. The solicitation agent, information agent, depositary or other agent retained in connection with any Cabot Note Offers and Consent Solicitations will be selected by Columbus, retained by Columbus, and their fees and out-of-pocket expenses will be paid directly by Columbus (or its Subsidiaries). If, at any time prior to the completion of the Cabot Note Offers and Consent Solicitations, Cabot Parent or any of its Subsidiaries, on the one hand, or Columbus or any of its Subsidiaries, on the other hand, discovers any information that should be set forth in an amendment or supplement to the Debt Offer Documents, so that the Debt Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of circumstances under which they are made, not misleading, such party that discovers such information shall promptly notify the other party, and an appropriate amendment or supplement prepared by Columbus describing such information shall be disseminated to the holders of the applicable notes, debentures or other debt securities of Cabot outstanding under the Existing Cabot Indenture.
(b) If requested by Columbus, in lieu of or in addition to Columbus commencing or closing any Cabot Note Offer and Consent Solicitation for any series of Existing Cabot Notes, Cabot Parent shall use its reasonable best efforts, to the extent permitted by such series of Existing Cabot Notes and the Existing Cabot Indenture or the Existing CoxCom Notes and the Existing CoxCom Indenture, as applicable, to (A) issue a notice of redemption (“Cabot Redemption Notice”) for all or a portion of the outstanding aggregate principal amount of such series of Existing Cabot Notes, or Existing CoxCom Notes pursuant to the redemption provisions of the Existing Cabot Indenture or Existing CoxCom Indenture, as applicable, which notice of redemption shall (if issued prior to the Closing Date) be expressly conditioned on the occurrence of the Closing and (B) take any other actions reasonably requested by Columbus to facilitate the redemption and satisfaction and discharge of any series of Existing Cabot Notes or Existing CoxCom Notes at the Closing pursuant to the redemption and satisfaction and discharge provisions of the Existing Cabot Indenture or Existing CoxCom Indenture, as applicable, and the other provisions of such indentures, provided that, for the avoidance of doubt, no such Redemption (as defined below) shall be effective prior to the Closing and provided further that neither Cabot nor counsel for Cabot shall be required to furnish any certificates, legal opinions or negative assurance letters in connection with any Redemption (except that Cabot shall deliver customary officers’ certificates (each, a “Cabot Redemption Officers’ Certificate”) and (solely to the extent the trustee under the applicable Existing Cabot Indenture or Existing CoxCom Indenture, or such indenture or relevant supplemental indenture, requires an opinion of counsel) counsel to Cabot shall provide customary legal opinions, in each case, to the trustee under each applicable indenture (solely to the extent such certificates or legal opinions, as applicable, would not conflict with applicable Laws and would be accurate in light of the facts and circumstances at the time delivered)). If a notice of conditional redemption or satisfaction and discharge is given, Columbus shall ensure that at or prior to the Closing, so long as the applicable conditions of such redemption or satisfaction and discharge are satisfied, Cabot has all funds necessary in connection with any such redemption or satisfaction and discharge. The redemption or satisfaction and discharge of any series of Existing Cabot Notes or Existing CoxCom Notes pursuant to this Section 5.14(b) are referred to collectively as the “Redemption” of such series of Existing Cabot Notes or Existing CoxCom Notes, as applicable.

(c) If requested by Columbus, in lieu of or in addition to Columbus commencing or closing any Cabot Note Offer and Consent Solicitation for any series of Existing Cabot Notes or consummating any Redemption with respect to any series of Existing Cabot Notes, Cabot Parent shall, to the extent permitted by such series of Existing Cabot Notes and the Existing Cabot Indenture, designate any subsidiary of the issuer under any Existing Cabot Indenture as an “Unrestricted Subsidiary” or equivalent term under the Existing Cabot Indenture, provided that, for the avoidance of doubt, no such designation shall be effective prior to the Closing and no such request by Columbus may be made within five Business Days of the Closing Date and provided further that Cabot shall deliver customary officers’ certificates and (solely to the extent the trustee under the applicable Existing Cabot Indenture or Existing CoxCom Indenture, or such indenture or relevant supplemental indenture, requires an opinion of counsel) counsel to Cabot shall provide customary legal opinions, in each case, in connection therewith to the trustee under each Existing Cabot Indenture (solely to the extent such certificates or legal opinions, as applicable, would not conflict with applicable Laws and would be accurate in light of the facts and circumstances at the time delivered).
(d) Subject to Section 5.14(e), Cabot Parent shall, and shall cause its Subsidiaries to, deliver, in each case, on or prior to the Closing Date (and as more specifically stated below), all notices, and take all other actions reasonably requested by Columbus, to facilitate, on or prior to the Closing Date:
(i) either, in Cabot Parent’s discretion (in consultation with Columbus), (A) the removal and release of Cabot as a borrower, guarantor or obligor under and pursuant to the Existing Cabot Credit Agreement, the Existing Cabot Guarantee Agreement and each of the other Loan Documents, such that as of the Closing Date, Cabot and the Transferred Subsidiaries shall have no liability whatsoever, and none of their assets shall be subject to recourse, under the Existing Cabot Credit Agreement or any of the other Loan Documents (this clause (A), the “Cabot Borrower Removal”), or (B) (x) the repayment in full in cash (or, at the option of Columbus, in the case of any letters of credit for which Cabot or any Transferred Subsidiary is the applicant, cash collateralization, to the extent Columbus or Cabot shall not have entered into an alternative arrangement with the applicable issuing bank) of all amounts and other obligations then outstanding under the Existing Cabot Credit Agreement and (y) the termination (such repayment and termination, the “Existing Credit Facilities Termination”) of the Existing Cabot Credit Agreement, including by providing to Columbus a customary payoff letter from the administrative agent under the Existing Cabot Credit Agreement, in form and substance reasonably satisfactory to Columbus (it being understood and agreed that release and indemnification provisions may be included), which payoff letter shall, among other things, (1) indicate the total amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties and any other monetary obligations then due and payable under such Existing Cabot Credit Agreement (other than any obligations which survive by their terms) (the “Payoff Amount”) and (2) provide that, upon receipt of the Payoff Amount under such payoff letter (or, for the avoidance of doubt, any cash collateralization in connection with letters of credit), all such obligations (and all security interests (if any) granted to secure such obligations) and all Loan Documents shall be terminated (other than any obligations which survive by their terms); and
(ii) (x) the release of Cabot and any applicable Transferred Subsidiary from the Specified Cabot Guarantees and the termination of each Specified Cabot Guarantee Agreement, such that, as of the Closing Date, Cabot and the Transferred Subsidiaries shall have no liability whatsoever, and none of their assets shall be subject to recourse, thereunder or under any definitive agreement governing such guarantees or the underlying obligations guaranteed thereby and (y) the delivery of customary acknowledgements of release from the administrative agent, trustee or other applicable agent or counterparty (as applicable) under such Specified Guarantee Agreements and such definitive documentation, in each case, in form and substance reasonably satisfactory to Columbus (it being understood and agreed that, with respect to the Existing Cabot Guarantee Agreement, delivery of such acknowledgment in the form of a payoff letter satisfying the requirements set forth in Section 5.14(d)(i) above shall be reasonably satisfactory);
(iii) upon reasonable advance request from Columbus, delivered in writing to Cabot, (x) the repayment in full in cash of all amounts and other obligations under all of the Specified Debt Documents (if any) and (y) the termination (such repayment and termination, the “Specified Debt Termination”) of all such Specified Debt Documents (if any), including by, upon Columbus’s request, providing to Columbus one or more payoff letters from each applicable agent or trustee under such Specified Debt Documents, in form and substance reasonably satisfactory to Columbus, which payoff letter (or payoff letters, as the case may be) shall, among other things, (1) indicate the total amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties and any other monetary obligations then due and payable under each such Specified Debt Document (other than any obligations which survive by their terms) (all such amounts, taken together in the aggregate, the “Specified Debt Payoff Amount”) and (2) provide that, upon receipt of the Specified Debt Payoff Amount under such payoff letter or payoff letters (as the case may be), all such obligations (and all security interests (if any) granted to secure such obligations) and all Specified Debt Documents shall be terminated (other than any customary indemnification obligations which survive by their terms);
provided that the Cabot Borrower Removal, the Existing Credit Facilities Termination and any notices related to the foregoing may be expressly conditioned on the Closing.
(e) Notwithstanding the foregoing or anything to the contrary set forth in Section 5.13 or this Section 5.14, neither Cabot Parent nor any of its Affiliates shall be required to (i) take or permit the taking of any action pursuant to Section 5.13 or this Section 5.14 that (A) would require Cabot Parent, its Subsidiaries or any of their respective Representatives to pass resolutions or consents to approve or authorize the execution of any Debt Financing, any Cabot Note Offers and Consent Solicitations or any Redemption or execute or deliver any certificate, document, instrument, opinion, negative assurance letter or agreement or agree to any change or modification of any existing certificate, document, instrument, opinion, negative assurance letter or agreement that is, in each case, effective prior to the Closing (other than (v) customary authorization and representation letters, accountants’ “comfort letters” (including customary “negative assurances”) and customary consents to the inclusion of audit reports in connection with any Debt Financing, (w) to the extent required by Section 5.14(a), applicable Cabot Supplemental Indentures and related Cabot Indenture Officers’ Certificates and customary legal opinions in connection therewith, (x) to the extent required by Section 5.14(b), applicable Cabot Redemption Notices, notices of satisfaction and discharge and Cabot Redemption Officers’ Certificates and legal opinions in connection therewith, (y) as contemplated by Section 5.14(c), applicable officers’ certificates and customary legal opinions in connection therewith and (z) to the extent required by Section 5.14(d), the applicable payoff letter, borrower termination agreement and required notices and requests in connection with the foregoing), (B) would cause any representation or warranty in this Agreement to be inaccurate or breached by Cabot Parent or any of its Affiliates, any closing condition set forth in Article VI to fail to be satisfied or any other breach of this Agreement (in each case, unless Columbus waives such breach or such failure prior to the Company or any Company Subsidiary taking such action); provided that Cabot shall notify Columbus of any such potential or anticipated breach promptly upon becoming aware thereof, (C) would require Cabot Parent or any of its Affiliates to (1) pay any commitment or other similar fee or any other fee to any financing source or (2) incur any other expense, liability or obligation in connection with any Debt Financing, any Cabot Note Offers and Consent Solicitations or any Redemption prior to the Closing, in each case of this clause (2) that would not be reimbursed or indemnified in full by Columbus in accordance with the last sentence of this Section 5.14(e), (D) would cause any director, officer, employee or stockholder of Cabot Parent or any of its Affiliates to incur any personal liability, or (E) would result in a violation or breach of, conflict with, or a default (with or without notice, lapse of time, or both) under any Cabot Material Contract, the organizational documents of Cabot Parent or its Subsidiaries (as in effect on the date hereof) or any applicable Law; (ii) provide any access, or make available any document, correspondence or information, if doing so would, in the reasonable judgment of Cabot Parent’s legal counsel, jeopardize or cause a risk of loss or waiver of the attorney-client, attorney work product or other similar privilege of Cabot Parent or any of its Subsidiaries; provided, that in such instance Cabot Parent shall inform Columbus of the general nature of the information being withheld and, on Columbus’s request, reasonably cooperate with the other party to provide such information, in whole or in part, in a manner that would not result in any of the outcomes described in this clause (ii); (iii) without otherwise limiting the obligations of Cabot Parent pursuant to Section 5.13 to assist Columbus in Columbus’s preparation of any materials that include any Excluded Information, prepare any Excluded Information or (iv) take any action pursuant to Section 5.13 or this Section 5.14 that would unreasonably interfere with the ongoing business or operations of Cabot Parent and its Subsidiaries. Nothing contained in Section 5.13 or this Section 5.14 or otherwise shall require Cabot Parent or any of its Affiliates, prior to the Closing, to be an issuer or other obligor with respect to any Debt Financing. Columbus shall promptly, upon request by Cabot Parent, reimburse Cabot Parent and its Affiliates for all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) incurred by them or their respective Representatives in connection with such cooperation pursuant to Section 5.13 and this Section 5.14 (whether or not the Transaction is consummated or this Agreement is terminated) and shall indemnify and hold harmless Cabot Parent and its Affiliates and their respective Representatives from and against any and all losses, claims, damages, liabilities, reasonable out-of-pocket costs, reasonable and documented out-of-pocket attorneys’ fees, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) suffered or incurred by them in connection with the arrangement of any Debt Financing, the Cabot Note Offers and Consent Solicitations or any Redemption, any action taken by them at the request of Cabot Parent or its Representatives pursuant to Section 5.13 and this Section 5.14 and any information used in connection therewith (other than information provided by Cabot Parent, its Subsidiaries or their respective Representatives), in each case, except to the extent suffered or incurred as a result of the bad faith, gross negligence, willful misconduct or material breach of this Agreement by Cabot Parent or any of its Subsidiaries or their respective Representatives, as determined in a final and non-appealable judgement by a court of competent jurisdiction (the “Reimbursement Obligations”).
Section 5.15 Cooperation as to Pending Litigation.
(a) Cabot Parent and the Columbus Parties agree that, from and after the Closing, at Cabot Parent’s sole cost and expense, Cabot Parent (i) shall control and direct the pursuit of all claims, counterclaims and causes of action with respect to the matter set forth on Section 5.15(a) of the Cabot Disclosure Schedule and all activities relating thereto, including any appeals or related administrative or legal actions (the “Retained Claim”) and (ii) may (at its sole cost and expense) settle, litigate, dispute, defend, appeal or make counterclaims pertaining to the Retained Claim in the name and on behalf of Cabot and the Transferred Subsidiaries; provided that (w) for the avoidance of doubt, any Liabilities arising from the Retained Claim and any action taken in connection therewith shall be deemed to be Excluded Liabilities, (x) such settlement provides for the unconditional release of Cabot and the Transferred Subsidiaries from all liabilities and obligations in connection with the Retained Claim and does not involve any admission of guilt or wrongdoing by Cabot or the Transferred Subsidiaries, and (y) the terms of any such settlement do not impose any obligation on Cabot, the Transferred Subsidiaries or their Affiliates (other than any reimbursed amounts hereunder and other than customary non-disparagement and confidentiality obligations). With respect to the defense or prosecution of any litigation or legal proceeding with respect to the Cabot Business that relates to the period prior to the Closing, including the Retained Claim, Cabot Parent and the Columbus Parties shall use commercially reasonable efforts to cooperate and assist each other following the Closing by making available to the other during normal business hours and upon reasonably prior written notice, but without unreasonably disrupting its business, all records to the extent relating to the Cabot Business held by it and reasonably necessary to permit the defense or investigation of any such litigation or legal proceeding (other than litigation or legal proceedings between any Columbus Party, Cabot or any Transferred Subsidiary, on the one hand, and Cabot Parent or its Subsidiaries (other than Cabot and the Transferred Subsidiaries), on the other hand, to which the applicable rules of discovery shall apply), and shall preserve and retain all such records for the length of time contemplated by its standard record retention policies and schedules; provided that in no event shall any Columbus Party, Cabot or any Transferred Subsidiary, on the one hand, or Cabot Parent or its Subsidiaries (other than Cabot and the Transferred Subsidiaries), on the other hand, have access to any information that (x) based on advice of counsel to any Columbus Party, Cabot or any Transferred Subsidiary, on the one hand, or Cabot Parent or its Subsidiaries (other than Cabot and the Transferred Subsidiaries), on the other hand, would violate applicable Laws, including Antitrust Laws, or would destroy any legal privilege, or (y) in the reasonable judgement of any Columbus Party or Cabot, on the one hand, or Cabot Parent or its Subsidiaries (other than Cabot and the Transferred Subsidiaries), on the other hand, would (A) result in the disclosure of any trade secrets or other proprietary or confidential information of third parties or (B) violate any obligation with respect to confidentiality; provided, that such Columbus Party, Cabot or such Transferred Subsidiary, on the one hand, or Cabot Parent or such Subsidiary, on the other hand, shall have used commercially reasonable efforts to make alternative arrangements to permit access to and the disclosure of such information. If any of the information or material furnished pursuant to this Section 5.15(a) includes material or information subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened litigation or governmental investigations, each party hereto understands and agrees that the parties hereto have a commonality of interest with respect to such matters and it is the desire, intention and mutual understanding of the parties hereto that the sharing of such material or information is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or information or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All such information provided under this Section 5.15(a) that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges, this Agreement and the joint defense doctrine.
(b) Any litigation, arbitration or claim that is threatened in writing or brought against any Columbus Party, Cabot or any Transferred Subsidiaries, Cabot Parent or any of its Subsidiaries that relates to this Agreement or the transactions contemplated hereby (“Deal Litigation”) shall be brought to the attention of the other party and neither party shall take any action in any Deal Litigation without consulting the other party and reflecting reasonably the comments of the other party. All Deal Litigation shall be prosecuted and/or defended diligently unless otherwise agreed by Cabot Parent and Columbus, and no settlement or offer of compromise shall be made without the consent of Cabot Parent and Columbus (such consent not to be unreasonably withheld, conditioned or delayed). The parties shall use reasonable best efforts to make personnel available on an expedited basis for depositions and other forms of oral and written testimony unless otherwise agreed by Cabot Parent and Columbus.
Section 5.16 Cabot Restructuring; Guarantees.
(a) At or prior to the Closing,
(i) Cabot Parent shall cause Cabot and the Transferred Subsidiaries to transfer, convey, assign and deliver to Cabot Parent or one or more of its Subsidiaries (other than Cabot and the Transferred Subsidiaries), and Cabot Parent or such Subsidiaries shall acquire from Cabot and the Transferred Subsidiaries, all of Cabot’s and the Transferred Subsidiaries’ right, title and interest in and to the Excluded Assets;
(ii) Cabot Parent shall, and shall cause its Subsidiaries (other than Cabot and the Transferred Subsidiaries) to, transfer, convey, assign and deliver to Cabot or the Transferred Subsidiaries, and Cabot or such Transferred Subsidiaries shall acquire from Cabot Parent and such Subsidiaries, all of Cabot Parent’s and such Subsidiaries’ right, title and interest in and to the Cabot Assets;
(iii) Cabot Parent shall assume and be liable for, and from and after the Closing shall pay, perform and discharge when due, and shall (to the extent permitted by Law) cause Cabot and the Transferred Subsidiaries to be released from, and Cabot and the Transferred Subsidiaries shall have no obligations with respect to, the Excluded Liabilities; and
(iv) Cabot shall assume and be liable for, and from and after the Closing shall pay, perform and discharge when due, and shall (to the extent permitted by Law) cause Cabot Parent, the Cabot Parent Beneficial Owners and their respective Affiliates (other than Cabot and the Transferred Subsidiaries) to be released from and Cabot Parent, the Cabot Parent Beneficial Owners and their respective Affiliates (other than Cabot and the Transferred Subsidiaries) shall have no obligations with respect to, the Assumed Liabilities.
(b) Prior to the Closing and subject to Section 5.16(c), Cabot Parent shall use reasonable best efforts to take, or cause to be taken, the following steps:
(i) Cabot Parent shall (1) form a Delaware corporation and direct, wholly owned Subsidiary of Cabot Parent (“NewCo 1”), (2) immediately thereafter, contribute, assign, convey, transfer and deliver to NewCo 1 all of Cabot Parent’s right, title and interest in and to 100% of the Equity Interests of Cabot, and (3) immediately thereafter, cause Cabot to be converted into a limited liability company under Delaware Law (the “Cabot F-Reorganization”);
(ii) Following completion of the Cabot F-Reorganization, Cabot shall distribute, assign, convey, transfer and deliver to NewCo 1 all of Cabot’s right, title and interest in and to 100% of the Equity Interests of MTN Infrastructure TopCo Blocker, Inc., Fiber Platform Holdings, LLC, Fiber Platform Blocker, Inc., Fiber Platform, LLC (other than the Equity Interests of Fiber Platform, LLC held by Fiber Platform Holdings, LLC or Fiber Platform Blocker, Inc.) and Rapidscale, Inc. and any intercompany receivable owed by Fiber Platform, LLC to Cabot or any other Transferred Subsidiary (the “Distribution”);
(iii) Following completion of the Distribution, NewCo 1 shall (1) form a Delaware corporation and direct, wholly owned Subsidiary of NewCo 1 (“NewCo 2”), (2) immediately thereafter, contribute, assign,

convey, transfer and deliver to NewCo 2 all of NewCo 1’s right, title and interest in and to 100% of the Equity Interests of MTN Infrastructure TopCo Blocker, Inc., and (3) immediately thereafter, cause MTN Infrastructure TopCo Blocker, Inc. to be converted into a limited liability company under Delaware Law;
(iv) Following completion of the Distribution, NewCo 1 shall (1) form a Delaware corporation and direct, wholly owned Subsidiary of NewCo 1 (“NewCo 3”), (2) immediately thereafter, contribute, assign, convey, transfer and deliver to NewCo 3 all of NewCo 1’s right, title and interest in and to 100% of the Equity Interests of Fiber Platform Holdings, LLC, and (3) immediately thereafter, cause Fiber Platform Holdings, LLC to elect to be treated as an entity disregarded as separate from its owner in accordance with Treasury Regulation Section 301.7701-3(c);
(v) Following completion of the Distribution, NewCo 1 shall (1) form a Delaware corporation and direct, wholly owned Subsidiary of NewCo 1 (“NewCo 4”), (2) immediately thereafter, contribute, assign, convey, transfer and deliver to NewCo 4 all of NewCo 1’s right, title and interest in and to 100% of the Equity Interests of Fiber Platform Blocker, Inc., and (3) immediately thereafter, Fiber Platform Blocker, Inc. shall be converted into a limited liability company under Delaware Law;
(vi) NewCo 1 shall, in connection with and at the same time as the contributions to each of NewCo 3 and NewCo 4 described above, contribute, assign, convey, transfer and deliver to one or both of NewCo 3 and NewCo 4 all of NewCo 1’s right, title and interest in and to (1) 100% of the Equity Interests of Fiber Platform, LLC (other than the Equity Interests of Fiber Platform, LLC held by Fiber Platform Holdings, LLC or Fiber Platform Blocker, Inc.) and (2) any intercompany receivable owed by Fiber Platform, LLC to NewCo 1;
(vii) NewCo 1 shall (1) form a Delaware corporation and direct, wholly owned Subsidiary of NewCo 1 (“NewCo 5”), (2) immediately thereafter, contribute, assign, convey, transfer and deliver to NewCo 5 all of NewCo 1’s right, title and interest in and to 100% of the Equity Interests of RapidScale, Inc., and (3) immediately thereafter, RapidScale, Inc. shall be converted into a limited liability company under Delaware Law;
(viii) Cabot Parent shall cause each Cabot NewCo to execute a joinder to this Agreement in customary form to be mutually agreed between the parties (the “Cabot NewCo Joinders”); and
(ix) Cabot Parent shall cause each of the Transferred Subsidiaries (other than the Non-DRE Transferred Subsidiaries) to be properly treated as an entity that is disregarded as separate from its owner for U.S. federal (and applicable state and local) income Tax purposes.
(c) Cabot Parent shall (i) keep Columbus reasonably informed in respect of any material action taken pursuant to Section 5.16(b), (ii) consult with Columbus in good faith prior to taking any such action that differs from the steps set forth in Section 5.16(b) in any respect that could reasonably be expected to be adverse to Columbus and (iii) not take any such action that differs materially from the steps set forth in Section 5.16(b) without the prior written consent of Columbus (such consent not to be unreasonably withheld, conditioned or delayed).
(d) Prior to the Closing, Columbus shall:
(i) form a Delaware corporation and direct, wholly owned Subsidiary of Columbus (“Columbus NewCo”); and
(ii) cause Columbus NewCo to execute a joinder to this Agreement in customary form to be mutually agreed between the parties (the “Columbus NewCo Joinder”).
(e) Without limiting the generality of the foregoing, at or prior to the Closing, Columbus and Cabot Parent agree to cooperate and use their respective reasonable best efforts to promptly obtain release of (i) Cabot and the Transferred Subsidiaries from all guarantees, performance bonds, bid bonds, credit support agreements, letters of credit, surety or other obligations in respect of obligations of Cabot Parent, the Cabot Parent Beneficial Owners and their respective Affiliates (other than Cabot and the Transferred Subsidiaries) (“Cabot Guarantees”) and (ii) Cabot Parent, the Cabot Parent Beneficial Owners and their respective Affiliates (other than Cabot and the Transferred Subsidiaries) from all guarantees, performance bonds, bid bonds, credit support agreements, letters of credit, surety or other obligations in respect of obligations of Cabot and the Transferred Subsidiaries (“Cabot Parent Guarantees” and, together with the Cabot Guarantees, the “Guarantees”). In the event any

Guarantees are not released prior to or at the Closing, (A) each of Cabot Parent (in the case of clause (i)) or Columbus (in the case of clause (ii)) shall use its commercially reasonable efforts to obtain a letter of credit or surety insurance on behalf of Cabot Parent or Columbus, as applicable, or one of its Affiliates in favor of Columbus or Cabot Parent, as applicable, with respect to each such Guarantee issued in a format and from a bank mutually agreed by Cabot Parent and Columbus, (B) Columbus and Cabot, jointly and severally, will indemnify and hold Cabot Parent and its Affiliates that are a party to or otherwise have Liability with respect to each such Cabot Parent Guarantee harmless for any and all payments required to be made or other Liabilities incurred by Cabot Parent or its Affiliates under such Cabot Parent Guarantee until such Cabot Parent Guarantee is released and (C) Cabot Parent will indemnify and hold Cabot and its Affiliates that are a party to or otherwise have Liability with respect to each such Cabot Guarantee harmless for any and all payments required to be made or other Liabilities incurred by Cabot or its Affiliates under such Cabot Guarantee until such Cabot Guarantee is released. The foregoing indemnity will survive the Closing indefinitely and will not be subject to the limitations set forth in Article VII. Notwithstanding anything to the contrary contained in this Section 5.16 or elsewhere, (I) none of Cabot Parent nor its Affiliates or Columbus nor its Affiliates, as applicable, shall have any obligation to keep any Guarantee in place for any renewal, extension, modification, supplement, amendment or rearrangement of the terms of any or all of the obligations or Liabilities relating to Guarantees or, in any case, no later than the Closing Date and (II) neither Cabot Parent nor Columbus, or any of their Affiliates, as applicable, will renew, extend, modify, supplement, amend or rearrange (or take any action that has the effect of renewing, extending, modifying, supplementing, amending or rearranging) the terms of any or all of the obligations or liabilities relating to Guarantees without the consent of the other party.
Section 5.17 Intercompany Accounts; Intercompany Arrangements.
(a) At or prior to the Closing, Cabot Parent and Cabot shall settle, or cause to be settled, all intercompany receivables, payables and other balances (including, without limitation, pursuant to the Cabot Intercompany Promissory Note), in each case existing at or prior to the Closing between Cabot Parent or any of its Subsidiaries (other than Cabot and the Transferred Subsidiaries), on the one hand, and Cabot and the Transferred Subsidiaries, on the other hand, other than trade accounts receivable and trade accounts payable owed by or to non-cable businesses of Cabot Parent of which the Cabot Systems are customers in the Ordinary Course of such business’s provision of products or services to persons unaffiliated with Cabot Parent. For the avoidance of doubt, this Section 5.17(a) will not require the settlement of any intercompany receivables, payables and other balances that are exclusively between or among (i) Cabot Parent and its Subsidiaries (other than Cabot and the Transferred Subsidiaries) or (ii) Cabot and the Transferred Subsidiaries.
(b) Except as expressly set forth in (a) Section 5.17(b) of the Cabot Disclosure Schedules and (b) this Agreement, including Section 5.16, the Restructuring and the Ancillary Agreements (and each other agreement or instrument expressly contemplated by this Agreement or any Ancillary Agreement to be entered into between Cabot or any Transferred Subsidiaries, on the one hand, and Cabot Parent or its Subsidiaries (other than Cabot or any Transferred Subsidiary), on the other hand), all of the agreements and commitments (whether written or oral) between Cabot or any Transferred Subsidiaries, on the one hand, and Cabot Parent or its Subsidiaries (other than Cabot or any Transferred Subsidiary), on the other hand, will terminate as of the Closing without any further action or liability on the part of the parties thereto.
Section 5.18 Insurance. Columbus acknowledges and agrees that, from and after the Closing, (a) all insurance coverage for Cabot and the Transferred Subsidiaries provided under any insurance policy of Cabot Parent or any of its Subsidiaries or otherwise in relation to the Cabot Business pursuant to any insurance policy, risk funding program or arrangement maintained by Cabot Parent or any of its Subsidiaries (whether such any such policy, program or arrangement is maintained in whole or in part with a third party insurer or with Cabot Parent or any of its Subsidiaries, including any “occurrence”-based insurance policy with respect to any occurrences prior to Closing), in each case other than any insurance policies maintained by Cabot or the Transferred Subsidiaries (collectively, “Cabot Parent Insurance”), shall cease to be maintained for the benefit of Cabot or the Transferred Subsidiaries, and no further coverage shall be available to Cabot or the Transferred Subsidiaries under any such policy, program or arrangement and (b) neither Columbus nor any of its Affiliates will have access to any self-insurance or captive insurance programs with respect to the Cabot Business; provided, however, that, after the Closing, (i) Cabot Parent shall, and shall cause its Subsidiaries to, upon the written request of Columbus, (A) use commercially reasonable efforts to pursue and collect claims under any such policy, program or arrangement arising as the result of an “occurrence” prior to Closing and (B) coordinate the payment of any amounts actually payable thereunder to the appropriate recipient, net of any deductible, retention, administrative expense, retrospective premium or other similar cost or expense, and (ii) Columbus shall cooperate with any investigation of claims conducted in connection with any claim contemplated by the foregoing clause (i)(A); provided, further, however, that none of Cabot Parent, its Subsidiaries or their respective Representatives will be required to (I) commence, maintain, participate in or otherwise assist any Person in respect of any action, cause of action, claim, demand, proceeding against any Person (including any insurance company) in respect of any such “occurrence”-based insurance policy or any claim or submission made thereunder or in respect thereof, (II) agree to any condition precedent or condition subsequent in respect of any recovery or claim, including any changes or modifications to any such “occurrence”-based insurance policy or (III) incur any Liability, or pay any fees, consideration or other amounts, or concede anything of monetary or economic value or otherwise make any accommodation or provide any benefit to any Person, in each case, in respect of any such “occurrence”-based insurance policy or any claim or submission made thereunder or in respect thereof, unless Columbus or its Affiliates agree to indemnify and reimburse Cabot Parent, its Subsidiaries or their respective Representatives for or against any such Liability, fees, consideration or other amounts. In the event that Columbus or its Affiliates (including, after the Closing, Cabot and the Transferred Subsidiaries) receives any payment under any Cabot Parent Insurance on behalf of any business of Cabot Parent or any of its Affiliates, including any Excluded Business, after the Closing Date, such payments shall be the property of, and shall be forwarded and remitted to, Cabot Parent as promptly as practicable, but not later than 20 days, after receipt thereof (or, if later, after notice or determination of receipt of such improper payment), except in the event that such payment received relates to a claim submitted on behalf of Columbus pursuant to this Section 5.18. Notwithstanding anything to the contrary contained herein, Columbus acknowledges that the Cabot Parties are not responsible for procuring insurance coverage with respect to the post-Closing conduct or activities of Cabot, the Transferred Subsidiaries or the Cabot Business.
Section 5.19 Lewis Transactions. Subject to Section 5.4(d), if, at any time prior to the Closing Date, the Lewis Merger Agreement is terminated or is not reasonably expected to be completed on a timeframe consistent with this Agreement, Columbus shall provide prompt written notice (but in any event no later than two (2) Business Days thereafter) to Cabot Parent and Lewis thereof, and Cabot Parent, Columbus and Lewis shall negotiate in good faith any required changes to the governance terms set forth in the Stockholders Agreement to reflect Lewis’ continued ownership in Columbus, as applicable; provided that, in no event shall Cabot Parent be obligated to agree to any such changes that may have an adverse impact on Cabot Parent, including in respect of any of the rights or obligations of Cabot Parent thereunder.
Section 5.20 Tax Cooperation.
(a) The parties agree to cooperate in good faith to mitigate any adverse Tax impact to any Cabot Party (other than, after the Closing, Cabot and the Transferred Subsidiaries) or any Columbus Party as a result of the transactions contemplated by this Agreement, including under the “disguised sale” rules of Section 707 of the Code and the Treasury Regulations thereunder, the “alternative minimum tax” under Section 55 of the Code and the Treasury Regulations and proposed Treasury Regulations thereunder or as a result of, following the Closing, any change in applicable Tax Law (including, for this purpose, new or revised pronouncements of the IRS or Treasury Department or a revocation of a change in Tax Law proposed as of the date of this Agreement); provided that any such cooperation does not (a) (i) impose any material, unreimbursed and incremental costs, including net Tax costs (other than Tax costs arising from a reduction in Tax benefits), on the cooperating party or or (ii) materially reduce anticipated benefits of the Transaction to Cabot Parent or Columbus, as the case may be, in any materially unreimbursed respect (other than any anticipated benefit that is inconsistent with the intended tax treatment set forth in Section 5.21(b)), in each case unless otherwise consented to by the cooperating party, with such consent not to be unreasonably withheld, conditioned, or delayed, or (b) prevent, materially impair or materially delay the Closing, including receipt of the Required Regulatory Approvals or of the Columbus Stockholder Approvals.
(b) Cabot Parent shall prepare and, if permitted by applicable Law, timely file, any Tax Return with respect to state or local income Taxes of Cabot or any Transferred Subsidiary (or any predecessor thereof) for a Pre-Closing Tax Period (other than a Straddle Period) that is due to be filed on or after the Closing Date, and shall timely pay all Taxes shown as due thereon. If Columbus or its Affiliates (including Cabot and the Transferred Subsidiaries) is required by Law to file any such Tax Return, Cabot Parent shall provide a copy of such Tax Return to Columbus prior to the due date for filing such Tax Return, and Columbus shall timely file such Tax Return provided there is a reasonable basis for any position reflected thereon. Columbus shall prepare and timely file, or cause to be prepared and timely filed, any Tax Return with respect to state or local income Taxes of Cabot or any Transferred Subsidiary (or any predecessor thereof) for a Straddle Period; provided that Columbus shall provide a copy of such Tax Return to Cabot Parent prior to filing and shall consider in good faith any reasonable comments of Cabot Parent thereon.
Section 5.21 Tax Treatment; Purchase Price Allocation.
(a) The parties acknowledge and agree that Columbus Holdings (or an entity that is disregarded as separate from Columbus Holdings for U.S. federal income Tax purposes) shall incur one or more new nonrecourse (for purposes of Section 752 of the Code) borrowings on or around the Closing Date (and in any event no earlier than ninety days prior to and no later than ninety days after the Closing Date) to fund the payment of the Cash Consideration for the Membership Interests and Cabot Assets pursuant to Section 2.3(a)(ii), which borrowing(s) shall be received and held in a separate bank account (the “Borrowing”). The parties intend that, (i) for purposes of Treasury Regulations Section 1.707-5(b)(1), the Cash Consideration paid by Columbus Holdings for the Membership Interests and Cabot Assets pursuant to Section 2.3(a)(ii) is allocable to the proceeds of such Borrowing pursuant to Treasury Regulations Section 1.163-8T and (ii) the entirety of the Borrowing is incurred and used for the purposes of making debt-financed transfers to more than one partner pursuant to a plan (within the meaning of Treasury Regulations Section 1.707-5(b)(2)(ii)) to the extent applicable.
(b) The parties acknowledge and agree that, for income tax purposes, (i) Cabot and each of the Transferred Subsidiaries (other than the Non-DRE Transferred Subsidiaries) is, or will be at the Closing, a disregarded entity pursuant to Treasury Regulations Section 301.7701-3, and that for income tax purposes, the contribution by NewCo 1 of the Membership Interests and any other Cabot Assets to Columbus Holdings shall be treated as a contribution of all of the assets of Cabot and each of its Subsidiaries as of the Closing, subject to the liabilities of Cabot and each such Subsidiary (the “NewCo 1 Contributed Property”), (ii) the receipt of the Equity Consideration from Columbus Holdings in respect of the NewCo 1 Contributed Property pursuant to Section 2.3(a)(ii) shall be treated as a transaction described in Section 721 of the Code, (iii) the receipt of any Cash Consideration from Columbus Holdings in respect of the NewCo 1 Contributed Property pursuant to Section 2.3(a)(ii) shall be treated as (A) a “debt-financed transfer” to NewCo 1 under Treasury Regulations Section 1.707-5(b)(1) to the extent the “debt-financed transfer” is traceable to NewCo 1’s allocable share, and (B) to the extent not otherwise treated as a “debt-financed transfer” pursuant to the preceding clause, to the maximum extent possible under applicable Law, as a reimbursement of NewCo 1’s capital expenditures within the meaning of Treasury Regulations Section 1.707-4(d) (including, for the avoidance of doubt, the capital expenditures of Cabot and any Person that NewCo 1 “steps in the shoes of” within the meaning of Treasury Regulation Section 1.707-4(d)(2)) to the extent of such capital expenditures with respect to the NewCo 1 Contributed Property within the two (2)-year period preceding the transfer of such property to Columbus Holdings and (iv) the liabilities assumed by Columbus Holdings with respect to the NewCo Contributed Property shall be treated as qualified liabilities as described in Treasury Regulation Section 1.707-5 to the maximum extent permitted pursuant to applicable Law.
(c) The parties acknowledge and agree that (i) the Cabot F-Reorganization, and each of the transactions described in Section 5.16(b)(ii), Section 5.16(b)(iii), Section 5.16(b)(iv), Section 5.16(b)(v) and Section 5.16(b)(vii), shall be treated as meeting the requirements of Section 368(a)(1)(F) of the Code and (ii) the transaction described in Section 5.16(b)(vi) shall be treated as meeting the requirements of Section 351 of the Code.
(d) Except as provided in Section 5.21 of the Cabot Disclosure Schedule, the parties acknowledge and agree that, for income tax purposes, the receipt of the Cash Consideration from Columbus in respect of the NewCo 2 Equity Interests, the NewCo 3 Equity Interests, the NewCo 4 Equity Interests and the NewCo 5 Equity Interests pursuant to Section 2.3(a)(i) shall be treated as taxable sales of stock of corporations by Newco 1 to Columbus NewCo at a purchase price equal to the aggregate fair market value of each of NewCo 2, NewCo 3, NewCo 4 and NewCo 5, which taxable sales are governed by Section 1001 of the Code.
(e) The parties agree that an amount equal to the Cash Consideration paid by Columbus in respect of the NewCo 2 Equity Interests, the NewCo 3 Equity Interests, the NewCo 4 Equity Interests and the NewCo 5 Equity Interests pursuant to Section 2.3(a)(i) shall be allocated among the Cabot NewCos (other than NewCo 1) based on the relative fair market value of each such Cabot NewCo.

(f) The parties acknowledge and agree that, for income tax purposes, the exchange of $1.00 for the one (1) share of Columbus Class C Common Stock issued by Columbus to Cabot Parent pursuant to Section 2.3(a)(iii) reflects the fair market value of such share.
(g) The purchase price, as determined for U.S. federal income tax purposes, including any liabilities considered assumed by Columbus Holdings for U.S. federal income tax purposes, shall be allocated in accordance with Section 1060 of the Code and the Treasury Regulations thereunder to the extent that any assets are deemed sold to Columbus Holdings pursuant to Section 707 of the Code (the “Allocation”). Within ninety (90) days after the Closing, the Columbus Parties shall prepare a draft Allocation for the review and consent of Cabot Parent (such consent not to be unreasonably withheld, conditioned or delayed). If the parties are unable to resolve any disagreement within sixty (60) days after the Columbus Parties deliver the draft Allocation to Cabot Parent, then the parties shall submit all such disputed items for resolution to an independent, nationally recognized accounting firm mutually acceptable to the parties, whose decision shall be final and binding upon the parties and whose fees and expenses shall be borne equally by the parties. In all events, including any resolution of disputed items by the independent, nationally recognized accounting firm, the Allocation shall be in accordance with the following principles:
(i) the Allocation shall be consistent with customary purchase price allocation methodologies and with the obligations of Columbus and Columbus Holdings pursuant to Section 5.20; and
(ii) an amount equal to the Cash Consideration paid by Columbus Holdings in respect of the Membership Interests and Cabot Assets pursuant to Section 2.3(a)(ii), plus any liabilities considered assumed by Columbus Holdings for U.S. federal income tax purposes, shall be allocated among the assets of Cabot and the Transferred Subsidiaries (other than the Cabot NewCos and the Subsidiaries thereof).
(h) The parties shall file all Tax Returns consistent with the foregoing and shall not voluntarily take any action inconsistent therewith upon any audit or examination of any Tax Return or in any other filing or proceeding relating to Taxes, unless required pursuant to a determination as defined in Section 1313(a) of the Code or any similar provision of any foreign, state or local Law.
Section 5.22 Term Sheets. As soon as reasonably practicable following the date of this Agreement (but in any event prior to the Closing Date), the parties shall negotiate in good faith final forms of each Ancillary Agreement (other than the Stockholders Agreement, the Letter Agreement and the Tax Receivables Agreement, substantially final forms of which are attached hereto) to be executed at the Closing, (i) with respect to the Transition Services Term Sheet, the Transition Services Agreement, including the services schedules thereto, consistent with the terms of the Transition Services Term Sheet, (ii) with respect to the Reverse Transition Services Term Sheet, the Reverse Transition Services Agreement, including the services schedules thereto, consistent with the terms of the Reverse Transition Services Term Sheet, (iii) with respect to the Preferred Term Sheet, the LLC Agreement, consistent with the terms of the Preferred Term Sheet and the terms set forth in the limited liability company agreement of Columbus Holdings in effect as of the date of this Agreement, and (iv) with respect to any other Ancillary Agreement (other than those excluded above), in each case, in forms reasonably acceptable to the parties and on substantially the terms set forth in the corresponding agreement in effect as of the date of this Agreement by and among Columbus, Columbus Holdings, Amundsen and/or Lewis, as applicable. If any of the Transition Services Agreement or the Reverse Transition Services Agreement is in agreed form prior to the Closing pursuant to this Section 5.22, such agreement shall be executed and delivered by the applicable parties thereto at the Closing pursuant to Section 2.5 and shall at, and subject to the occurrence of, the Closing replace and supersede in all respects the Transition Services Term Sheet and the Reverse Transition Services Term Sheet, as applicable. Except if the Transition Services Term Sheet or the Reverse Transition Services Term Sheet has been replaced and superseded by the Transition Services Agreement or the Reverse Transition Services Agreement, as applicable, as contemplated by the foregoing sentence, the Transition Services Term Sheet or the Reverse Transition Services Term Sheet shall immediately become binding and in full force and effect at and following the Closing.
Section 5.23 Shared Contracts.
(a) With respect to the Shared Contracts, from the date of this Agreement until the earlier of the valid termination of this Agreement and twelve (12) months following the Closing Date, Columbus and Cabot Parent shall, and shall cause their respective Subsidiaries to, reasonably cooperate with each other in an effort to divide, partially assign, modify or replicate (in whole or in part, including by entering into stand-alone Contracts or other arrangements) the respective rights and obligations under and in respect of any Shared Contract, such that, effective as of the Closing, (i) Columbus or one or more of its Subsidiaries is the beneficiary of the rights and privileges and is responsible for, and retains or assumes the Liabilities, obligations and burdens related to, the portion of such Shared Contract for the Cabot Business (the “Business Portion”) and (ii) Cabot Parent or one or more of its Subsidiaries is the beneficiary of the rights and privileges and is responsible for, and retains or assumes the Liabilities, obligations and burdens related to, the portion of such Shared Contract for any Excluded Businesses (the “Non-Business Portion”).
(b) If Columbus and Cabot Parent, or their Subsidiaries, as applicable, do not or are not able to (but only for so long as they are not able to) enter into an arrangement to formally divide, partially assign, modify or replicate one or more Shared Contracts as contemplated by Section 5.23(a) prior to the Closing, then, for a period of twelve (12) months following the Closing Date, Columbus and Cabot Parent shall, and shall cause their Subsidiaries to, reasonably cooperate in any lawful arrangement to provide that, effective following the Closing, Columbus or its applicable Subsidiary shall retain or receive the benefits and retain or assume the Liabilities of the Business Portion of such Shared Contract and Cabot Parent or its applicable Subsidiary shall retain the benefits and retain the Liabilities of the Non-Business Portion of such Shared Contract; provided, however, that, subject to Section 5.4, except as expressly provided in the Transition Services Agreement or the Reverse Transition Services Agreement (including the schedules thereto) (or the Transition Services Term Sheet or the Reverse Transition Services Term Sheet, if such term sheet has not been replaced and superseded by the Transition Services Agreement or Reverse Transition Services Agreement), no party shall be required to (i) violate the terms of such Shared Contract or any applicable Law; (ii) extend, modify, revise or amend any provision of any of the Shared Contracts; (iii) furnish any consideration (unless reimbursed by another party hereto); (iv) incur any material Liability or compromise any material right, asset or benefit; (v) commence, defend or participate in any Action; (vi) offer or grant any accommodation (financial or otherwise) (unless, in the case of an accommodation that is purely financial, reimbursed by another party hereto); or (vii) take any action in furtherance of this Section 5.23 that would require any of the foregoing; provided, however, that in no event shall either party or its Subsidiaries be entitled to receive such rights and benefits beyond the term of such Shared Contract and neither party nor its Subsidiaries shall have any obligation to renew or replace such Shared Contract upon the expiration or termination thereof.
(c) From and after the Closing, Columbus or its Subsidiaries, or Cabot Parent or its Subsidiaries, as applicable, shall bear the Liabilities and Losses associated with, and shall indemnify and hold Cabot Parent and its Subsidiaries, or Columbus and its Subsidiaries, as applicable, harmless from any Liabilities incurred by Cabot Parent or any of its Subsidiaries, or Columbus or any of its Subsidiaries, as applicable, with respect to, any arrangement entered into in connection with this Section 5.23 such that the parties would be placed in a substantially similar position as if such Shared Contract had been partially assigned, transferred, conveyed, divided, modified, replicated and/or novated at the Closing. Columbus or its Subsidiaries shall perform, at its sole cost and expense, the obligations of Cabot Parent or its Subsidiaries to be performed after the Closing under the Business Portion of such Shared Contract as if such portion were partially assigned, transferred, conveyed, divided, modified, replicated and/or novated hereunder. Cabot Parent or its Subsidiaries shall perform, at its sole cost and expense, the obligations of Columbus or its Subsidiaries to be performed after the Closing under the Non-Business Portion of such Shared Contract as if such portion were partially assigned, transferred, conveyed, divided, modified, replicated and/or novated hereunder.
(d) From and after the Closing, except as expressly set forth in any Ancillary Agreement or this Section 5.23, none of Columbus, Cabot, the Transferred Subsidiaries or any of their respective Affiliates shall have any right, title, interest, preference, or remedy in respect of a Shared Contract or other service shared by Cabot Parent and its Subsidiaries, and shall not be entitled to any service or product or to otherwise use or avail itself of any Shared Contract or other such shared service.
(e) No later than forty-five (45) days following the date hereof, Cabot Parent shall deliver to Columbus a list of all material Shared Contracts reasonably identified by Cabot Parent as of such date, and shall thereafter through the Closing, use commercially reasonable efforts to notify Columbus of any updates to such list to include newly identified Shared Contracts.
Section 5.24 Separation Planning. Prior to Closing, Columbus and Cabot Parent each shall (and shall cause their respective Subsidiaries to) use commercially reasonable efforts to cooperate as reasonably necessary to support the parties’ planning and execution of the transition or migration of the Excluded Assets, the Excluded Liabilities, the Cabot Assets or the Assumed Liabilities, which cooperation shall include (a) providing the other party with such assistance and information as is reasonably necessary to prepare for and implement the separation of the Cabot Assets or the Assumed Liabilities to support such transition or migration, unless such access would, in the reasonable judgment of Cabot Parent, harm the competitiveness of Cabot if the transactions contemplated by this Agreement are not consummated; (b) discussing with the other party data transfer and migration assistance; (c) establishing a transition and integration planning team (which shall include knowledgeable personnel of Columbus and Cabot Parent) to discuss and plan for a transition and integration planning process concerning the separation, transition or migration of the Excluded Assets, the Excluded Liabilities, the Cabot Assets or the Assumed Liabilities and (d) determining the appropriate real estate footprint for the Cabot Business at the existing Cabot Parent headquarters and any other shared properties, including any reallocation of space amongst the parties necessary to separate the operations of the Cabot Business from the operations of Cabot Parent and its Affiliates (other than the Transferred Subsidiaries). In no event shall Cabot Parent or any of its Subsidiaries be required, without Cabot Parent’s consent, to (i) enter into, amend, or modify any Contract or arrangement, other than the Transition Services Agreement or the Reverse Transition Services Agreement; (ii) violate the terms of any Contract or applicable Law; (iii) furnish any consideration; (iv) incur any material Liability or compromise any material right, asset or benefit; (v) commence, defend or participate in any Action; or (vi) offer or grant any accommodation (financial or otherwise) (unless, in the case of an accommodation that is purely financial, reimbursed by another party hereto), in each case, in furtherance of this Section 5.24. Columbus and its Subsidiaries shall bear any out-of-pocket third-party costs, fees or expenses incurred by Cabot Parent or its Subsidiaries in connection with the integration of the Cabot Business into the business of Columbus and its Subsidiaries and shall promptly reimburse Cabot Parent or its applicable Subsidiary for any such third-party costs, fees or expense.
Section 5.25 Wrong Pockets. From and after the Closing, if Cabot Parent or any of its Subsidiaries receive or collect any cash funds from a third party arising from any accounts receivable of the Cabot Business, Cabot Parent shall or shall cause its applicable Subsidiary to remit such cash funds to Columbus within five (5) Business Days after its receipt thereof. From and after the Closing, if Columbus or any of its Subsidiaries receive or collect any cash funds from a third party relating to Cabot Parent or its Subsidiaries (other than the Cabot Business), Columbus shall or shall cause its applicable Subsidiary to remit any such funds to Cabot Parent within five (5) Business Days after its receipt thereof. From and after the Closing, if Cabot Parent or any of its Subsidiaries finds that it is in possession of any Cabot Asset or that is subject to an Assumed Liability, Cabot Parent shall, or shall cause its applicable Subsidiary to, notify Columbus of such fact and Cabot Parent and Columbus shall each cooperate to transfer such Cabot Asset or Assumed Liability from Cabot Parent (or its applicable Subsidiary) to Columbus (or its applicable Subsidiary). From and after the Closing, if Columbus or any of its Subsidiaries finds that it is in possession of any Excluded Asset or subject to an Excluded Liability, Columbus shall, or shall cause its applicable Subsidiary to, notify Cabot Parent of such fact and Cabot Parent and Columbus shall each cooperate to transfer such Excluded Asset or Excluded Liability from Columbus (or its applicable Subsidiary) to Cabot Parent (or its applicable Subsidiary).
Section 5.26 D&O Indemnification and Insurance.
(a) From and after the Closing, Columbus agrees that it shall cause Cabot and the Transferred Subsidiaries to indemnify and hold harmless each present and former director, officer, manager and employee of Cabot or the Transferred Subsidiaries against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, to the fullest extent that Cabot or the applicable Transferred Subsidiary would have been permitted under applicable Law and its organizational documents in effect on the date of this Agreement to indemnify such Person (including promptly advancing expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, Columbus shall cause Cabot or applicable the Transferred Subsidiaries, for a period of not less than six (6) years from the Closing Date, (i) to maintain provisions in its organizational documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of Cabot or the Transferred Subsidiaries’ former and current directors, officers, managers and employees that are no less favorable to those Persons than the provisions of the organizational documents of Cabot or the applicable Transferred Subsidiaries in effect on the date of this Agreement and (ii) not to amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law.

(b) For a period of six (6) years from the Closing Date, Columbus shall cause Cabot and the Transferred Subsidiaries to maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by the directors’ and officers’ liability insurance policies held by Cabot and the Transferred Subsidiaries on terms not less favorable than the terms of such current insurance coverage; provided, however, that (i) Columbus may cause coverage to be extended under the current directors’ and officers’ liability insurance policies by obtaining, at or prior to the Closing, at the sole cost of Columbus, a prepaid, non-cancelable six-year “tail” policy (containing terms not less favorable than the terms of such current insurance coverage) with respect to matters existing or occurring at or prior to the Closing and (ii) if any claim is asserted or made within such six (6)-year period, any insurance required to be maintained under this Section 5.26(b) shall be continued in respect of such claim until the final disposition thereof; provided, further, that in no event shall Columbus or its Subsidiaries be required to expend for such policies an annual premium in excess of three hundred percent (300%) of the premium amount per annum of the directors’ and officers’ liability insurance policies in effect as of the date hereof.
(c) The rights of indemnification and to receive advancement of expenses as provided by this Agreement shall not be deemed exclusive of any other rights to which any Person entitled to indemnification under this Section 5.26 (a “D&O Indemnified Person”) may at any time be entitled. No right or remedy herein conferred by this Agreement is intended to be exclusive of any other right or remedy, and every other right and remedy shall be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at Law or in equity, under contract or otherwise. The assertion of any right or remedy hereunder, or otherwise, shall not prevent the concurrent or subsequent assertion of any other right or remedy. Columbus hereby acknowledges that the D&O Indemnified Persons have or may in the future have certain rights to indemnification, advancement of expenses or insurance provided by other Persons (collectively, “Other Indemnitors”). Columbus hereby agrees that, with respect to any advancement or indemnification obligation owed, at any time, to a D&O Indemnified Person by Cabot, the Transferred Subsidiaries or any Other Indemnitor, whether pursuant to any Organizational Documents or pursuant to this Section 5.26 (any of the foregoing, an “D&O Indemnification Obligation”), after the Closing, Columbus shall cause Cabot and the Transferred Subsidiaries to, (i) jointly and severally, and at all times, be the indemnitors of first resort (i.e., Cabot’s and the Transferred Subsidiaries’ obligations to a D&O Indemnified Person shall be primary and any obligation of the Other Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by a D&O Indemnified Person shall be secondary), and (ii) at all times, be required to advance, and shall be liable, jointly and severally, for, the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Agreement or any D&O Indemnification Obligation, without regard to any rights that a D&O Indemnified Person may have against the Other Indemnitors. Furthermore, Columbus shall cause Cabot and the Transferred Subsidiaries to irrevocably waive, relinquish and release the Other Indemnitors from any and all claims (x) against the Other Indemnitors for contribution, subrogation, indemnification or any other recovery of any kind in respect thereof and (y) that the D&O Indemnified Person must seek expense advancement, reimbursement or indemnification from any Other Indemnitor before Cabot or the Transferred Subsidiaries must perform its expense advancement, reimbursement and indemnification obligations under this Agreement. Columbus hereby further agrees that no advancement, indemnification or other payment by the Other Indemnitors on behalf of a D&O Indemnified Person with respect to any claim for which a D&O Indemnified Person has sought indemnification from Cabot or the Transferred Subsidiaries shall affect the foregoing, and the Other Indemnitors shall have a right of contribution or subrogation to the extent of such advancement, indemnification or other payment to all of the rights of recovery of such D&O Indemnified Person against Cabot or the Transferred Subsidiaries, and Cabot and the Transferred Subsidiaries shall jointly and severally indemnify and hold harmless against such amounts actually paid by the Other Indemnitors to or on behalf of such D&O Indemnified Person to the extent such amounts would have otherwise been payable by Cabot or the Transferred Subsidiaries under any D&O Indemnification Obligation.
(d) Notwithstanding anything contained in this Agreement to the contrary, this Section 5.26 shall survive the Closing indefinitely and shall be binding, jointly and severally, on all successors and assigns of Columbus. From and after the Closing, Columbus shall assume, and be jointly and severally liable for, and shall cause the Transferred Subsidiaries to honor, each of the covenants in this Section 5.26.

Section 5.27 Corporate Name.
(a) For so long as Columbus’s name remains “Cox Communications, Inc.” in accordance with the Stockholders Agreement, Cabot Parent hereby grants to Columbus a limited, non-exclusive, non-transferable, non-assignable, fully paid-up license, solely for so long as Columbus’s name remains “Cox Communications, Inc.”, to continue use of the Cabot Names in substantially the same manner and form as, and solely to the extent, used by the Cabot Business prior to the Closing Date, subject to compliance with the trademark usage guidelines in effect prior to the Closing Date. This license shall terminate immediately upon a change in Columbus’s name such that it is no longer named “Cox Communications, Inc.” in accordance with the Stockholders Agreement. Columbus may not otherwise use any Cabot Names, and Cabot Parent and its Subsidiaries shall retain all right, title, interest, and goodwill in and pertaining to such Cabot Names.
(b) Within one-hundred eighty (180) days following the Closing Date, Cabot Parent shall cease to use the Cabot Names and strike over, or otherwise obliterate, all public-facing references to the Transitional Company Names from all assets and other materials owned by Cabot Parent, including any sales and product literature, business cards, schedules, stationery, packaging materials, displays, signs, promotional materials, manuals, forms, websites, email, and other materials and systems that are visible to the public; provided, however, that, for the avoidance of doubt, and subject to the Stockholders Agreement, Cabot Parent shall be entitled to continue to use the Cabot Names in the conduct of the Excluded Businesses and any other businesses of Cabot Parent that use the Cabot Names.
(c) Within one-hundred eighty (180) days following the date of termination of the license in Section 5.27(a), Columbus shall cease to use the Cabot Names and strike over, or otherwise obliterate, all public-facing references to the Cabot Names from all assets and other materials owned by Columbus, including any sales and product literature, business cards, schedules, stationery, packaging materials, displays, signs, promotional materials, manuals, forms, websites, email, and other materials and systems that are visible to the public.
(d) Columbus shall, in its use of the Cabot Names as permitted in this Section 5.27, use the same or higher standards of quality that were in effect for such name or trademark as of the Closing Date, and Columbus may not use the Cabot Names in a manner that may reflect negatively on such name or on Cabot Parent.
(e) Nothing in this Agreement shall be construed to prevent a party from using names or trademarks in accordance with applicable Law and principles of fair use and nominative use.
Section 5.28 R&W Insurance Policy.
(a) As promptly as reasonably practicable after the date hereof, Columbus and Cabot Parent shall, and shall cause their respective Subsidiaries and their and their respective Subsidiaries’ Representatives to, cooperate in good faith and use their respective reasonable best efforts to enable Columbus to bind coverage of $1 billion under the R&W Insurance Policy no later than six (6) weeks after the date hereof (or such longer period if Cabot Parent elects to direct the process for obtaining the R&W Insurance Policy in accordance with the proviso of the immediately following sentence but in any event prior to the Closing Date). In furtherance of the foregoing, and notwithstanding anything to the contrary in this Agreement, including Section 5.1, Cabot Parent shall be required to use its reasonable best efforts to (i) respond promptly to all reasonable diligence requests or other reasonable requests for information from Columbus and its Representatives that are customary to bind a buyer-side representation and warranty insurance policy for a transaction similar to the Transaction and (ii) afford Columbus and its Representatives with reasonable access, during regular business hours and upon reasonable advance notice, to the Representatives of Cabot Parent, Cabot and the Transferred Subsidiaries to respond to questions that are customary to bind a buyer-side representation and warranty insurance policy for a transaction similar to the Transaction. Columbus shall be entitled to direct the strategy with respect to obtaining the R&W Insurance Policy, including: (i) selecting the broker to place the R&W Insurance Policy, the R&W Insurer, and the structure and relevant retention(s) for the R&W Insurance Policy, (ii) furnishing to the R&W Insurer responses to diligence requests, and (iii) negotiating the terms of coverage and other provisions of the R&W Insurance Policy; provided that in the event Columbus fails to secure the R&W Insurance Policy, Cabot Parent shall have the ability but not the obligation to direct such matters and obtain the R&W Insurance Policy on Columbus’s behalf. Columbus and Cabot Parent agree that the premium paid (together with underwriting fees and brokerage commissions, as applicable) to obtain the R&W Insurance Policy will be borne 50% by Columbus and 50% by Cabot Parent. Solely, in the event that (x) Cabot Parent has breached its obligations under this Section 5.28(a) in any material respect, (y) such breach is the cause of an R&W Insurer’s inability to bind coverage under the R&W Insurance Policy and (z) Columbus has not breached its obligations under this Section 5.28(a) in any material respect (the foregoing clauses (x), (y) and (z), collectively, the “Springing Indemnity Condition”), then the Cabot Parent indemnification obligations set forth in Section 7.2(a) shall become effective.
(b) The R&W Insurance Policy shall expressly provide that the R&W Insurer thereunder (i) irrevocably and unconditionally waives, releases and agrees not to pursue, directly or indirectly, any rights of or via subrogation, contribution, or otherwise against Cabot Parent, any of its Affiliates or any of their respective Representatives (other than Cabot and the Transferred Subsidiaries) (other than in the case of Fraud) with respect to any claim made by any insured thereunder; (ii) provides that each of Cabot Parent, its Affiliates and their respective Representatives (other than Cabot and the Transferred Subsidiaries) is a third-party beneficiary of such waiver described in clause (i) of this Section 5.28, (iii) provides that no change, amendment, waiver, or supplementation of the provisions in the immediately preceding clauses (i) and (ii) will be effective without the prior written consent of Cabot Parent, and (iv) agrees that Columbus shall have no obligation to pursue any claim against Cabot Parent, any of its Affiliates or any of their respective Representatives (other than Cabot and the Transferred Subsidiaries) in connection with any Loss thereunder.
Section 5.29 Financing Activities. Each of the Columbus Parties shall, and shall cause its Subsidiaries to, use its reasonable best efforts to (x) take, or cause to be taken, all actions and do, or cause to be done, all things in its reasonable control necessary and proper or advisable to ensure that there does not occur either a “Below Investment Grade Downgrade Event” or a “Change of Control Repurchase Event” (each as defined in the applicable supplemental indenture governing each series of Existing Cabot Notes) at Closing or in the 60 days following the Closing Date, and (y) if at any time a Columbus Investment Grade Downgrade Event occurs, timely take, or cause to be timely taken, all actions and to timely do, or cause to be timely done, all things necessary, proper or advisable to timely negotiate and enter into definitive financing agreements necessary in the good faith judgment of Columbus in light of available cash and debt facilities to finance the Cash Consideration (or any other consideration required to be paid under this Agreement as a result of the treatment of Indebtedness of Cabot and/or its Subsidiaries pursuant to or in connection with Section 5.14), subject to the waiver by Cabot Parent, if necessary, of the covenant in Section 5.3(a)(vii) hereof; provided if any such downgrade occurs and the Columbus Parties or any of their Affiliates enters into a debt commitment letter or best efforts engagement letter with respect to any such financing, Columbus shall share a draft of such letter with Cabot Parent at least three (3) Business Days prior to execution of such letter and such letter shall contain no conditions that would be reasonably expected to prevent, impede or delay the Closing Date. As of the date hereof, no Columbus Party has any reason to believe that it will not be able to timely obtain financing for the Cash Consideration (or any other consideration required to be paid under this Agreement as a result of the treatment of Indebtedness of Cabot and/or its Subsidiaries pursuant to or in connection with Section 5.14) if a Columbus Investment Grade Downgrade Event occurs.
Section 5.30 Cabot Aviation. As soon as reasonably practicable following the date of this Agreement (but in any event prior to the Closing Date), the parties shall negotiate in good faith an aircraft services agreement (the “Aircraft Services Agreement”) pursuant to which Columbus shall agree to pay Cabot Parent or its Affiliates $6.25 million per year for five years from the Closing Date, it being understood that these payments are expected to offset approximately 25% of Cabot Parent’s annual aviation-related costs in exchange for use of aircraft owned or operated by Cabot Parent and its Affiliates and services provided by Cabot Parent’s and its Affiliates’ operations enabling priority use of the aircraft, including pilots, mechanics, aviation staff and any other resources used to plan, maintain and operate its aircraft, in each case, limited to such times when the aircraft fleet owned or operated by Columbus is unavailable or insufficient for the needs of the business of Columbus such that additional short-term capacity is needed from the Cabot Parent aircraft fleet.

ARTICLE VI
CONDITIONS TO CLOSING
Section 6.1 Conditions to the Obligations of the Columbus Parties and the Cabot Parties. The obligations of the parties hereto to effect the Closing are subject to the satisfaction (or waiver by both parties) prior to the Closing of the following conditions:
(a) HSR. Any waiting period (and any extension thereof), and any commitments by the parties not to close before a certain date under a timing agreement entered into with a Government Entity, applicable to the completion of the Transaction under the HSR Act shall have expired or been terminated (solely with respect to the obligations of the Columbus Parties, without the imposition of any Burdensome Condition);
(b) LFA Approvals. The aggregate number of Video Customers served by the Cabot Systems (i) pursuant to the “grandfathering” provisions of the Communications Act and (ii) pursuant to each Cabot Franchise for which (A) no consent is required from any Government Entity issuing such Cabot Franchise for the completion of the Transaction or (B) any such consent is required and has been received (or deemed received under Section 617 of the Communications Act) (solely with respect to the obligations of the Columbus Parties, without the imposition of any Burdensome Condition), shall be no less than 80% of the Video Customers then served by the Cabot Systems; and if less than 100% of such number of Video Customers, all applicable waiting periods (including extensions) shall have expired with respect to the FCC Forms 394 filed in connection with requests for the LFA Approvals that have not been obtained;
(c) Required Regulatory Approvals. The parties shall have secured all Required Regulatory Approvals (solely with respect to the obligations of the Columbus Parties, without the imposition of any Burdensome Condition) all of which shall remain in full force and effect (collectively with the conditions in Sections 6.1(a) and 6.1(b), the “Regulatory Conditions”);
(d) No Prohibition. No Government Entity or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or other order (whether temporary, preliminary or permanent), in any case which is in effect and which makes unlawful, prohibits, delays, enjoins or otherwise prevents or restrains the completion of the transactions contemplated hereby; and
(e) Columbus Stockholder Approvals. The Columbus Stockholder Approvals shall have been obtained.
Section 6.2 Conditions to the Obligations of the Columbus Parties. The obligations of the Columbus Parties to effect the Closing are subject to the satisfaction (or waiver by Columbus) prior to the Closing of the following conditions:
(a) Representations and Warranties. Each of the representations and warranties of any Cabot Party contained in this Agreement (other than (x) the Cabot Fundamental Representations and (y) clause (b) of Section 3.7) shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects as of and as though made on the Closing Date (except for any such representation and warranty that is expressly made as of a specified earlier date, which shall be true and correct in all respects as of such specified earlier date) in each case without giving effect to any “Cabot Material Adverse Effect”, “material” or other materiality qualification, limitation or exception contained therein other than any failures to be so true and correct that, individually or in the aggregate, have not had and would not reasonably be expected to have a Cabot Material Adverse Effect. Each Cabot Fundamental Representation shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of and as though made on the Closing Date. The representation and warranty of Cabot Parent set forth in clause (b) of Section 3.7 shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects as of and as though made on the Closing Date;
(b) Covenants. Each of the covenants and agreements of any Cabot Party to be performed at or prior to the Closing shall have been performed in all material respects;
(c) Material Adverse Effect. Since the date of this Agreement, there shall not have been any event, occurrence, circumstance, development or condition that, individually or in the aggregate, has had or would reasonably be expected to have a Cabot Material Adverse Effect;

(d) Certificate. Columbus shall have received a certificate, signed by an authorized officer of Cabot Parent, dated the Closing Date, to the effect that the conditions set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(c) have been satisfied; and
(e) Other Deliveries. Cabot Parent shall have delivered or caused to be delivered to Columbus each of the deliverables specified in Section 2.5(a).
Section 6.3 Conditions to the Obligations of the Cabot Parties. The obligations of the Cabot Parties to effect the Closing are subject to the satisfaction (or waiver by Cabot Parent) prior to the Closing of the following conditions:
(a) Representations and Warranties. Each of the representations and warranties of any Columbus Party contained in this Agreement (other than (x) the Columbus Fundamental Representations and (y) clause (b) of Section 4.8) shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects as of and as though made on the Closing Date (except for any such representation and warranty that is expressly made as of a specified earlier date, which shall be true and correct in all respects as of such specified earlier date) in each case without giving effect to any “Columbus Material Adverse Effect”, “material” or other materiality qualification, limitation or exception contained therein other than any failures to be so true and correct that, individually or in the aggregate, have not had and would not reasonably be expected to have a Columbus Material Adverse Effect. Each Columbus Fundamental Representation shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of and as though made on the Closing Date. The representation and warranty of Columbus set forth in clause (b) of Section 4.8 shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects as of and as though made on the Closing Date;
(b)  Covenants. Each of the covenants and agreements of any Columbus Party to be performed at or prior to the Closing shall have been performed in all material respects;
(c) Material Adverse Effect. Since the date of this Agreement, there shall not have been any event, occurrence, circumstance, development or condition that, individually or in the aggregate, has had or would reasonably be expected to have a Columbus Material Adverse Effect;
(d) Certificate. Cabot Parent shall have received a certificate, signed on behalf of Columbus by an authorized officer, dated the Closing Date, to the effect that the conditions set forth in Section 6.3(a), Section 6.3(b) and Section 6.3(c) have been satisfied; and
(e) Other Deliveries. Columbus shall have delivered or caused to be delivered to Cabot Parent each of the deliverables specified in Section 2.5(b).
ARTICLE VII
INDEMNIFICATION
Section 7.1 Survival. The representations and warranties contained in this Agreement shall not survive the Closing; provided that, subject to and solely upon the occurrence of the Springing Indemnity Condition, (a) the representations and warranties in Article III and Article IV (other than the Cabot Fundamental Representations and the Columbus Fundamental Representations) shall survive the Closing until the date that is eighteen (18) months after the Closing Date, at which time they shall terminate (and no claims shall be made for indemnification under Section 7.2 or Section 7.3 thereafter) and (b) the Cabot Fundamental Representations and the Columbus Fundamental Representations shall survive for the applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days (and no claims shall be made for indemnification under Section 7.2 or Section 7.3 thereafter). All covenants and agreements of the parties contained herein that contemplate performance at or prior to the Closing shall survive the Closing until the date that is twelve (12) months from the Closing Date, at which time they shall terminate (and no claims shall be made for indemnification under Section 7.2 or Section 7.3 thereafter). Each covenant and agreement that contemplates performance following the Closing shall survive the Closing until the earlier to occur of the date such covenant or agreement is fully performed and the expiration of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days (and no claims shall be made for indemnification under Section 7.2 or Section 7.3 thereafter). Notwithstanding the foregoing, any claims for indemnification asserted in good faith with reasonable specificity and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period and in accordance with Section 7.5 shall not thereafter be barred by the expiration of the relevant representation, warranty, covenant or agreement and such claims shall survive until finally resolved.

Section 7.2 Indemnification by Cabot Parent. Subject to the other terms and conditions of this Article VII, Cabot Parent shall indemnify and defend each of Columbus, Columbus Holdings and their respective Subsidiaries (collectively, the “Columbus Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Columbus Indemnitees based upon, arising out of, or by reason of:
(a) subject to and solely upon the occurrence of the Springing Indemnity Condition, any inaccuracy in or breach of any of the representations or warranties (other than those that do not survive the Closing) of Cabot Parent contained in Article III of this Agreement or in any certificate or instrument delivered by or on behalf of Cabot Parent pursuant to Section 6.2(d) of this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);
(b) any breach of any covenant or agreement to be performed by Cabot Parent pursuant to this Agreement;
(c) any Excluded Assets; or
(d) any Excluded Liabilities.
Section 7.3 Indemnification by Columbus. Subject to the other terms and conditions of this Article VII, Columbus Holdings shall indemnify and defend Cabot Parent and its Affiliates (collectively, the “Cabot Parent Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Cabot Parent Indemnitees based upon, arising out of, or by reason of:
(a) subject to and solely upon the occurrence of the Springing Indemnity Condition, any inaccuracy in or breach of any of the representations or warranties (other than those that do not survive the Closing) Columbus contained in Article IV of this Agreement or in any certificate or instrument delivered by or on behalf of Cabot Parent pursuant to Section 6.3(d) of this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);
(b) any breach of any covenant or agreement to be performed by Columbus or Columbus Holdings pursuant to this Agreement;
(c) any Cabot Assets; or
(d) any Assumed Liabilities.
Section 7.4 Certain Limitations. The following provisions shall apply solely upon the occurrence of the Springing Indemnity Condition:
(a) Cabot Parent shall not be liable to the Columbus Indemnitees for indemnification under Section 7.2(a) until the aggregate amount of all indemnifiable Losses under Section 7.2(a) exceeds $250 million (two hundred fifty million) (the “Deductible”), in which event Cabot Parent shall be required to pay and be liable for all such Losses solely to the extent they exceed the Deductible. The aggregate amount of all Losses for which Cabot Parent shall be liable pursuant to Section 7.2(a) shall not exceed $1 billion (the “Cap”).
(b) Columbus Holdings shall not be liable to the Cabot Parent Indemnitees for indemnification under Section 7.3(a) until the aggregate amount of all indemnifiable Losses under Section 7.3(a) exceeds the Deductible, in which event Columbus Holdings shall be required to pay and be liable for all such Losses solely to the extent they exceed the Deductible. The aggregate amount of all Losses for which Columbus Holdings shall be liable pursuant to Section 7.3(a) shall not exceed the Cap.
(c) Notwithstanding the foregoing, the foregoing limitations set forth in this Section 7.4 shall not apply to Losses based upon, arising out of, or by reason of any inaccuracy in or breach of the Cabot Fundamental Representations or the Columbus Fundamental Representations.

(d) For purposes of this Article VII, any inaccuracy in or breach of any representation or warranty shall be determined without giving effect to any “Cabot Material Adverse Effect”, “material” or other materiality qualification, limitation or exception contained therein, in each case, except for any such qualifications and exceptions (i) used to qualify a set of materials made available or a list of items or (ii) contained in Section 3.7 and Section 4.8.
Section 7.5 Indemnification Procedures. The party making a claim under this Article VII is referred to as the “Indemnified Party,” and the party against whom such claims are asserted under this Article VII is referred to as the “Indemnifying Party.”
(a) Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any demand or Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than ten (10) Business Days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except to the extent that such failure has a prejudicial effect on the rights or defenses available to the Indemnifying Party with respect to such Third Party Claim. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party within twenty (20) calendar days after receipt of notice of a Third Party Claim from the Indemnified Party (or such lesser number of days as may be required by court proceeding in the event of a litigated matter), to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel that is reasonably acceptable to the Indemnified Party; provided, that if the Indemnifying Party is Cabot Parent, such Indemnifying Party shall not have the right to defend or direct the defense of or compromise any such Third Party Claim that seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 7.5(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it, subject to the Indemnifying Party’s right to control the defense thereof as provided herein. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (I) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party or (II) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and reasonable documented out-of-pocket expenses of one counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party reasonably determines counsel is required. If the Indemnifying Party elects not to defend such Third Party Claim, fails to timely notify the Indemnified Party in writing of its election to defend as provided herein, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 7.5(b), pay or defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim to the extent such Third Party Claim is subject to indemnification under Section 7.2 or 7.3. The parties hereto shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 5.1(a)) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of reasonable, documented out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.
(b) Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not settle, compromise, or offer to settle or compromise, a Third Party Claim without the prior written consent of the Indemnified Party, unless the Indemnifying Party has assumed the defense of such Third Party Claim pursuant to Section 7.5(a) and such settlement or compromise provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and no nonmonetary terms or acknowledgment of facts and the Indemnifying Party indemnifies the Indemnified Party with respect to all Losses relating thereto. The Indemnifying Party shall have no liability with respect to a Third Party Claim settled or compromised without its consent (which consent shall not be unreasonably withheld or delayed).
(c) Direct Claims. Any claim for indemnification by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than ten (10) Business Days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except to the extent that such failure has a prejudicial effect on the rights or defenses available to the Indemnifying Party with respect to such Third Party Claim. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) calendar days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) calendar day period, the Indemnifying Party shall be deemed to have rejected such Direct Claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.
(d) Certain Tax Claims. Notwithstanding the foregoing, if a Third Party Claim includes or would reasonably be expected to include both (i) a claim for Taxes that are Excluded Taxes or would otherwise be subject to indemnification and (ii) a claim for Taxes that are not Excluded Taxes and would not otherwise be subject to indemnification, and such claim for Taxes described in clause (i) is not separable from such a claim for Taxes described in clause (ii), Cabot Parent (if the claim for Taxes that are described in clause (i) exceeds or reasonably would be expected to exceed in amount the claim for Taxes that are described in clause (ii)) or otherwise Columbus Holdings (Cabot Parent or Columbus Holdings, as the case may be, the “Controlling Party”) shall be entitled to control the defense of such Third Party Claim (such Third Party Claim, a “Tax Claim”). In such case, the other party (Cabot Parent or Columbus Holdings, as the case may be, the “Non-Controlling Party” shall be entitled to participate fully (at the Non-Controlling Party’s sole expense) in the conduct of such Tax Claim, the Controlling Party shall keep the Non-Controlling Party reasonably informed and promptly provide any updates (including any communications from a Government Entity) regarding the progress of such Tax Claim and the Controlling Party shall not settle such Tax Claim without the consent of such Non-Controlling Party (which consent shall not be unreasonably withheld, conditioned or delayed). The costs and expenses of conducting the defense of such Tax Claim shall be reasonably apportioned based on the relative amounts of Taxes attributable to a Tax Claim described in clause (i) and a Tax Claim described in clause (ii). Notwithstanding anything to the contrary herein, Cabot Parent shall control any Third Party Claim or Tax Claim relating to any combined, consolidated or unitary Tax Return of any group the common parent of which is Cabot Parent (each, a “Cabot Parent Group Tax Claim”), and neither Columbus nor any of its Affiliates (including Cabot and the Transferred Subsidiaries after the Closing) shall have any participation, information, or consent rights with respect to any Cabot Parent Group Tax Claim, except to the extent such Cabot Parent Group Tax Claim (A) would reasonably be expected to have material adverse Tax consequences to Columbus or any of its Affiliates (including, after the Closing, Cabot and the Transferred Subsidiaries) or (B) relates solely to Cabot and/or any Transferred Subsidiary.
Section 7.6 Damages. Notwithstanding anything to the contrary contained in this Agreement, no Indemnifying Party shall be liable under this Article VII for any punitive damages, except to the extent awarded by a court of competent jurisdiction to a third party in connection with a Third Party Claim.
Section 7.7 Payments. The Indemnifying Party shall pay all amounts payable pursuant to this Article VII, in immediately available funds, to an account specified by the Indemnified Party following receipt from an Indemnified

Party of a bill, together with all accompanying reasonably detailed supporting documentation, for a Loss that is the subject of indemnification hereunder, unless the Indemnifying Party in good faith disputes the Loss, in which event it shall so notify the Indemnified Party. In any event, the Indemnifying Party shall pay to the Indemnified Party the amount of any Loss for which it is liable hereunder, in immediately available funds, to an account specified by the Indemnified Party no later than three (3) days following any Final Determination of such Loss and the Indemnifying Party’s liability therefor. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such three (3) day period, any amount payable shall accrue interest from and including the date of the Final Determination at the prime rate as published in The Wall Street Journal as of the date such payment was required to be made. A “Final Determination” shall exist when (a) the parties to the dispute have reached an agreement in writing, or (b) a court of competent jurisdiction shall have entered a final and non-appealable order or judgment.
Section 7.8 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment first to the Cash Consideration and then to the Equity Consideration for Tax purposes, unless otherwise required by Law; provided, that, indemnification payments made under this Agreement to or in respect of (a) Columbus or any of its Subsidiaries (other than Columbus Holdings and the Subsidiaries thereof) in its or their capacity as a Columbus Indemnitee shall be treated as an adjustment to the portion of the Cash Consideration paid pursuant to Section 2.3(a)(i) and thereafter as an adjustment to the Equity Consideration paid pursuant to Section 2.3(a)(iii) and (b) Columbus Holdings and the Subsidiaries thereof in its or their capacity as a Columbus Indemnitee shall first be treated as an adjustment to the portion of the Cash Consideration paid pursuant to Section 2.3(a)(ii) and thereafter as an adjustment to the Equity Consideration paid pursuant to Section 2.3(a)(ii), in each case, unless otherwise required by Law.
Section 7.9 Effect of Investigation. The representations, warranties, covenants and agreements of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or that any such covenant or agreement is, was or might have been breached or not fulfilled or by reason of the Indemnified Party’s waiver of any condition set forth in Section 7.2 or 7.3.
Section 7.10 Exclusive Remedies. Subject to Section 9.5, the parties acknowledge and agree that, if the Closing occurs, their sole and exclusive remedy with respect to any and all claims (other than claims arising from Fraud, criminal activity or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant or agreement set forth herein or otherwise relating to the subject matter of this Agreement shall be pursuant to the reimbursement and indemnification provisions set forth in Section 5.6(c) and this Article VII and the Reimbursement Obligations. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant or agreement set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the reimbursement and indemnification provisions set forth in Section 5.6(c) and this Article VII and the Reimbursement Obligations. Nothing in this Section 7.10 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s Fraud, criminal or intentional misconduct.
ARTICLE VIII
TERMINATION
Section 8.1 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Closing by written agreement of Cabot Parent and Columbus.
Section 8.2 Termination by Cabot Parent or Columbus.
(a) Columbus, on the one hand, or Cabot Parent, on the other hand, may terminate this Agreement at any time prior to the Closing, by giving written notice of termination to the other, if: (i) the Closing shall not have occurred by May 16, 2026 (the “End Date”), so long as the party proposing to terminate has not breached in any material respect any of its covenants or agreements under this Agreement in any manner that shall have proximately caused (such breaching party, a “Proximate Cause Party”) the failure of the Closing to so occur;

provided, however, that if any of the Regulatory Conditions or the condition set forth in Section 6.1(d) (but only, in the case of Section 6.1(d), if the failure to satisfy such condition is as a result of any Antitrust Law or any Communications Law) are not satisfied on the End Date but all of the other conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied only at the Closing, which conditions shall be capable of being satisfied) are satisfied or are waived, then Cabot Parent or Columbus shall be entitled to extend the End Date in increments of ninety (90) days to a date no later than to May 16, 2027 so long as the party proposing to so extend the End Date is not a Proximate Cause Party with respect to the failure of any of the Regulatory Conditions to be satisfied on or prior to the End Date; provided, further, that (x) if all of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied only at the Closing, which conditions shall be capable of being satisfied) are satisfied or are waived on a date that occurs on or prior to the End Date but (y) the Closing would thereafter occur in accordance with Section 2.1 on a date (the “Specified Date”) that occurs within five (5) Business Days after such End Date, then the End Date shall automatically be extended to such Specified Date and the Specified Date shall become the End Date for purposes of this Agreement, or (ii) any decree, judgment, injunction or other order permanently restraining, enjoining or otherwise prohibiting completion of the Transaction shall have been issued and become final and non-appealable, so long as the party proposing to terminate is not a Proximate Cause Party with respect to the issuance, existence or effectiveness of such decree, judgment, injunction or other order.
(b) Cabot Parent may terminate this Agreement at any time prior to the Closing, by giving written notice to Columbus, if (i) there has been a breach of any representation, warranty, covenant or agreement made by any Columbus Party herein or any such representation or warranty shall have become untrue as of and as though made on any date after the date of this Agreement, (ii) such breach or untruth would cause any of the closing conditions in Section 6.3(a) or 6.3(b) not to be satisfied (assuming, in the case of any such untruth, that such date was the Closing Date) and (iii) such breach or untruth is not curable or, if curable, is not cured by Columbus within thirty (30) days after written notice thereof is given by Cabot Parent to Columbus.
(c) Columbus may terminate this Agreement at any time prior to the Closing, by giving written notice to Cabot Parent, if (i) there has been a breach of any representation, warranty, covenant or agreement made by any Cabot Party herein or any such representation or warranty shall have become untrue as of and as though made on any date after the date of this Agreement, (ii) such breach or untruth would cause any of the closing conditions in Section 6.2(a) or 6.2(b) not to be satisfied (assuming, in the case of any such untruth, that such date was the Closing Date) and (iii) such breach or untruth is not curable or, if curable, is not cured by Cabot Parent within thirty (30) days after written notice thereof is given by Columbus to Cabot Parent.
(d) Columbus, on the one hand, and Cabot Parent, on the other hand, may terminate this Agreement at any time prior to the Closing, by giving written notice of termination to the other, if the Columbus Stockholder Approvals shall not have been obtained at the Columbus Stockholder Meeting or at any adjournment or postponement thereof, in each case at which a vote on such approvals was taken.
(e) Cabot Parent may terminate this Agreement at any time before the Columbus Stockholder Approvals have been obtained, by giving written notice to Columbus, if (i) there has been an Adverse Recommendation Change or (ii) Columbus’s Board of Directors shall have failed to reaffirm the Columbus Board Recommendation as promptly as practicable (but in any event within ten (10) Business Days) after receipt of any written request to do so from Cabot Parent following the public announcement of any Columbus Acquisition Proposal (provided that Cabot Parent shall only make such request once with respect to any Columbus Acquisition Proposal or any material amendment thereto).
Section 8.3 Effect of Termination. If this Agreement is terminated in accordance with Section 8.1 or Section 8.2, this Agreement shall thereafter become void and have no effect, and no party hereto shall have any liability to the other party or parties hereto or their respective Affiliates, or their respective directors, officers or employees, except as contemplated by the next sentence and except that nothing in this Section 8.3 or Section 8.4 shall relieve any party from liability for any willful and material breach of this Agreement that arose prior to such termination. The provisions of (i) the penultimate sentence of Section 5.1(a), (ii) this Section 8.3, Section 8.4 and Article IX (and any related definitional provisions set forth in Article I), (iii) the Reimbursement Obligations and (iv) the reimbursement obligation pursuant to Section 5.28(a) and Section 5.1(f) shall survive any termination of this Agreement. No termination of this Agreement shall affect the rights and obligations of the parties under the Confidentiality Agreement or the Clean Team Agreement, which shall survive termination of this Agreement in accordance with its terms.

Section 8.4 Liquidated Expenses.
(a) In the event that this Agreement is terminated (i) by either Cabot Parent or Columbus pursuant to Section 8.2(d) after an Adverse Recommendation Change or (ii) by Cabot Parent pursuant to Section 8.2(e), then Columbus shall promptly, but in no event later than two (2) Business Days after such termination, pay to Cabot Parent a liquidated damages payment for expenses of $875 million, by wire transfer of immediately available funds to an account specified by Cabot Parent (the “Liquidated Expenses Payment”).
(b) Each party hereto acknowledges that the agreements contained in this Section 8.4 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the parties would not enter into this Agreement; accordingly, if Columbus fails to promptly pay the Liquidated Expenses Payment if due under this Section 8.4, and, in order to obtain such payment, Cabot Parent commences an Action that results in a judgment against Columbus for the Liquidated Expenses Payment, Columbus shall pay the costs and expenses of Cabot Parent (including reasonable attorneys’ fees and expenses) in connection with such Action, together with interest on the amount of the Liquidated Expenses Payment at the prime rate as published in The Wall Street Journal as of the date such payment was required to be made plus 2%, such interest to accrue from the date such Liquidated Expenses Payment was required to be made through the date of payment. Columbus acknowledges that the Liquidated Expenses Payment contemplated hereby is not intended to be a penalty, but rather is liquidated damages in a reasonable amount that will compensate Cabot Parent in the circumstances in which such fee is due and payable for the expenses involved while negotiating this Agreement and in reliance on this Agreement on the expectation of the consummation of the transactions contemplated by this Agreement, which amount would otherwise be impossible to calculate with precision. In no event shall Columbus be obligated to make more than one Liquidated Expenses Payment.
ARTICLE IX
MISCELLANEOUS
Section 9.1 Notices. All notices and communications hereunder shall be in writing and served by personal delivery upon the party for whom it is intended or delivered by hand delivery, by registered or certified U.S. first-class mail, with return receipt requested and all postage and other fees prepaid, by reputable overnight courier service or by e-mail, provided that no e-mail transmission error is received by the sender, to the Person at the address set forth below, or such other address as may be designated in writing hereafter, in the manner set forth herein, by such Person:

if to any Columbus Party, to:

Charter Communications, Inc.
400 Washington Blvd.
Stamford, CT 06902
Attention:	Executive Vice President, General Counsel and Corporate Secretary
Email:	[***]

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention:	Steven A. Cohen
John L. Robinson
Steven R. Green
E-mail:	SACohen@wlrk.com
JLRobinson@wlrk.com
SRGreen@wlrk.com

if to any Cabot Party, to:

Cox Enterprises, Inc.
6205-A Peachtree Dunwoody Road
Atlanta, GA 30328
Attention:	Executive Vice President, Chief Legal Officer and Corporate Secretary
Email:	[***]

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
330 North Wabash Avenue, Suite 2800
Chicago, Illinois 60611
Attention:	Bradley C. Faris
Victoria E. VanStekelenburg
E-mail:	bradley.faris@lw.com
victoria.vanstekelenburg@lw.com

Section 9.2 Amendment; Waiver. No amendment, waiver or binding interpretation (an “Amendment”) shall be made to this Agreement unless in writing and signed, in the case of an amendment, by Columbus and Cabot Parent, or in the case of a waiver or binding interpretation, by the party or parties against whom the waiver is to be effective, provided that, following the Columbus Stockholder Approvals, there shall be no amendment to the provisions hereof which by applicable Law would require further approval by the Columbus stockholders without such further approval. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
Section 9.3 No Assignment or Benefit to Third Parties. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, legal representatives and permitted assigns. No party to this Agreement may assign any of its rights or delegate any of its obligations under this Agreement, by operation of Law or otherwise, without the prior written consent of the other party hereto. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the Columbus Parties, the Cabot Parties, the Columbus Indemnitees and the Cabot Parent Indemnitees, and their respective successors, legal representatives and permitted assigns, any rights or remedies under or by reason of this Agreement. Lewis shall be a third party beneficiary of Section 5.19.
Section 9.4 Entire Agreement. This Agreement (including all Schedules, Exhibits and Annexes hereto) contains the entire agreement among the parties hereto and thereto with respect to the subject matter hereof and thereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters, except for the Confidentiality Agreement and the Clean Team Agreement, which shall remain in full force and effect in accordance with its terms. Notwithstanding any provision of this Agreement to the contrary, the Cabot Disclosure Schedule and the Columbus Disclosure Schedule are “facts ascertainable” as that term is used in Section 251(b) of the Delaware General Corporation Law, and do not form part of this Agreement but instead operate upon the terms of this Agreement as provided herein.
Section 9.5 Enforcement. Irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur if the parties hereto do not perform the provisions of this Agreement or any Ancillary Agreement (including failing to take such actions as are required of such parties hereunder to consummate the Transaction) in accordance with their respective specified terms or otherwise breach such provisions. Each party shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement or any Ancillary Agreement by the other parties hereto and to enforce specifically the terms and provisions hereof and thereof, this being in addition to any other remedy to which each such party is entitled at law or in equity. No party will oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement or any Ancillary Agreement and to enforce specifically the terms and provisions of this Agreement or any Ancillary Agreement shall not be required to provide any bond or other security in connection with any such other order or injunction.
Section 9.6 Public Disclosure. Notwithstanding anything to the contrary contained herein, except as may be required to comply with the requirements of any applicable Law and the rules and regulations of any stock exchange upon which the securities of one of the parties or any of their respective Affiliates is listed (provided, that, in such case, each party shall first give the other party a reasonable opportunity to review and comment on any draft public announcement), no press release or similar public announcement or communication shall be made or caused to be made relating to this Agreement unless specifically approved in advance by Columbus and Cabot Parent.
Section 9.7 Expenses. Except as otherwise expressly provided in this Agreement, regardless of whether the Closing occurs, all costs, expenses and Taxes incurred in connection with this Agreement and the Transaction shall be borne by the party incurring such costs and expenses or the party upon which such costs, expenses or Taxes are imposed by applicable Law.
Section 9.8 Governing Law; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury. THE AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION. Each party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the Transaction, exclusively in the Delaware Court of Chancery or in the event (but only in the event) that such court declines jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware (the “Chosen Courts”), and solely in connection with claims arising under this Agreement or the Transaction (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, and (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto. Each party that does not maintain a registered agent in Delaware hereby irrevocably designates Corporation Service Company as its agent and attorney-in-fact for the acceptance of service of process and making an appearance on its behalf in any such claim or proceeding and for the taking of all such acts as may be necessary or appropriate in order to confer jurisdiction over it before the Chosen Courts and each party hereto stipulates that such consent and appointment is irrevocable and coupled with an interest. Each party hereto irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the Transaction.
Section 9.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same Agreement. The exchange of copies of this Agreement and of signature pages by e-mail shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by e-mail shall be deemed to be their original signatures for all purposes.
Section 9.10 Headings. The heading references herein and the table of contents hereof are for convenience purposes only, and shall not be deemed to limit or affect any of the provisions hereof.
Section 9.11 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, to the extent as shall be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.
Section 9.12 Privileged Matters; Conflicts of Interest.
(a) The Parties agree that their respective rights and obligations to maintain, preserve, assert or waive any attorney-client and work product privileges (collectively, “Privileges”) shall be governed by the provisions of this Section 9.12(a). With respect to matters relating to the Excluded Businesses, and with respect to all books, records, documents, communications or other information (collectively, “Information”) of Cabot Parent or any of its Affiliates prepared in connection with this Agreement or the transactions contemplated hereby, Cabot Parent shall have sole authority to determine whether to assert or waive any Privileges, including the right to assert any Privilege against Columbus and its Subsidiaries. Columbus shall not, and shall cause its Subsidiaries (including, after the Closing, Cabot and the Transferred Subsidiaries) not to, take any action without the prior written consent of Cabot Parent that would reasonably be expected to result in any waiver of any such Privileges of Cabot Parent. After the Closing, Columbus shall have sole authority to determine whether to assert or waive any Privileges with respect to matters relating to the Cabot Business (except for Information prepared in connection with this Agreement, the other Transaction Documents or the transactions contemplated hereby and thereby). However, Columbus may not assert any such Privileges of Columbus related to pre-Closing advice or communications relating to the Cabot Business against Cabot Parent, the Cabot Parent Beneficial Owners or their respective Affiliates. Cabot Parent shall not, and shall cause its Affiliates not to, take any action after the Closing without the prior written consent of Columbus that would reasonably be expected to result in any waiver of any such Privileges of Columbus. The rights and obligations created by this Section 9.12 shall apply to all Information as to which Cabot Parent, its Affiliates or the Transferred Subsidiaries would be entitled to assert or has asserted a Privilege without regard to the effect, if any, of the transactions contemplated hereby (the “Privileged Information”). Upon receipt by Cabot Parent, its Affiliates, or Columbus or its Subsidiaries (including, after the Closing, the Transferred Subsidiaries), as the case may be, of any subpoena, discovery or other request from any third party that actually or arguably calls for the production or disclosure of Privileged Information of the other, such party shall promptly notify the other of the existence of the request and shall provide the other a reasonable opportunity to review the Privileged Information and to assert any rights it may have under this Section 9.12 or otherwise to prevent the production or disclosure of Privileged Information.
(b) Conflicts of Interest. Columbus hereby waives and agrees not to assert, and after the Closing, Columbus shall cause Cabot and the Transferred Subsidiaries to waive and not assert, any conflict of interest arising out of or relating to the representation, after the Closing, of Cabot Parent or any of its Affiliates, or any of their respective officers, employees or directors (any such person, a “Designated Person”) in any matter involving this Agreement or any of the other Transaction Documents or transactions contemplated hereby or thereby, by any legal counsel (“Prior Business Counsel”) currently representing any Designated Person in connection with this Agreement or any of the other Ancillary Agreement or transactions contemplated hereby or thereby. Without limiting the foregoing, Columbus and Cabot Parent agree that, following the Closing, Prior Business Counsel may serve as counsel to any Designated Person in connection with any matters related to this Agreement and the transactions contemplated hereby, including any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement notwithstanding any representation by Prior Business Counsel prior to the Closing, and Columbus (on behalf of itself and its Subsidiaries (including, after the Closing, the Transferred Subsidiaries)) hereby agrees that, in the event that a dispute arises after the Closing between Columbus or any of its Subsidiaries (including, after the Closing, the Transferred Subsidiaries), on the one hand, and any Designated Person, on the other hand, Prior Business Counsel may represent one or more Designated Persons in such dispute even though the interests of such Person(s) may be directly adverse to Columbus or its Subsidiaries (including, after the Closing, the Transferred Subsidiaries) and even though Prior Business Counsel may have represented such Transferred Subsidiary in a matter substantially related to such dispute.
[The remainder of this page is intentionally left blank.]

The parties have executed or caused this Agreement to be executed as of the date first written above.

COX ENTERPRISES, INC.

By:	/s/ Alex C. Taylor
	Name:	Alex C. Taylor
	Title:	Chairman and Chief Executive Officer

[Signature Page to Transaction Agreement]

CHARTER COMMUNICATIONS, INC.

By:	/s/ Jessica M. Fischer
	Name:	Jessica M. Fischer
	Title:	Chief Financial Officer

CHARTER COMMUNICATIONS HOLDINGS, LLC

By:	/s/ Jessica M. Fischer
	Name:	Jessica M. Fischer
	Title:	Chief Financial Officer

[Signature Page to Transaction Agreement]

Exhibit C

Convertible Preferred Term Sheet

	Key Terms	Additional Details
Ranking	Senior preferred units with no additional preferred units of this ranking or senior ranking to be issued.
As long as Cabot maintains 50% of the preferred units issued to it at Closing, Cabot to have veto on the issuance of additional preferred units of Columbus Holdco LLC having equal or superior liquidation preference.[1]

Notional	$6 billion	Aggregate liquidation preference of the securities.
Maturity	Perpetual	No stated maturity on the security.
Dividend	6.875%	Annual yield on the security, which is paid in cash through a dividend at such rate on the liquidation preference, payable quarterly in arrears.
Reference Price	$353.64	Represents VWAP agreed upon to set the valuation parameters of the Contribution.
Conversion Premium / Price	35% / $477.41	Conversion price equal to Reference Price x 1.35, subject to Conversion Price Adjustment.
Issuer Forced Conversion	Issuer may force conversion after 5 years if stock price exceeds 130% of conversion price.
Issuer may force conversion of security into common units after 5 years if (1) customary liquidity conditions are satisfied and (2) stock price exceeds 130% of conversion price (i) for 20 out of 30 calendar days, and (ii) on the date on which the forced conversion notice is sent. Any accrued and unpaid dividends will be paid in cash upon conversion, including all accrued and unpaid penalty interest thereon, if any.

Dividends Format	Cumulative
If dividends are suspended or otherwise not paid at any time, the dividends will accrue until they are paid, with all accrued and unpaid dividends to accrue penalty interest at the rate of 6.875% per annum, plus 200 basis points, if not paid in the subsequent quarter. No dividends or distributions other than tax distributions may be paid on, and no repurchases may be made of, any other class of Columbus Holdco LLC common or preferred until all accrued dividends on the preferred have been paid (including all accrued and unpaid penalty interest thereon, if any). Notwithstanding the foregoing, it is understood that if a tax distribution has been made to Columbus Holdco LLC’s members or if Columbus otherwise has requisite funds, Columbus may use such funds for share buybacks.

[1]	Seniority protection will not include any back-to-back preferred required from LLC for debt at Columbus

	Key Terms	Additional Details
Conversion Price Adjustment
Adjusted for dividends paid on Columbus common over the life of the security, as well as other standard anti-dilution adjustments, except for tax distributions made (which will be carved out from any adjustments to the conversion price).
Consistent with terms of Preferred Units previously issued to Amundsen.
Tax Matters
Columbus Holdco LLC shall use the “traditional method” for purposes of Section 704(c) of the Internal Revenue Code of 1986, as amended (the “Code”) and Treasury Regulations thereunder, with respect to any asset contributed to Columbus Holdco LLC by Cabot.

With respect to U.S. federal, state and local audits, adjustments, or other similar proceedings for tax years ending before the date of closing, Columbus Holdco LLC shall make a “push out” election under Section 6226 of the Code (and applicable state and local tax laws).

Columbus Holdco LLC will use commercially reasonable efforts to promptly provide Cabot with information reasonably requested by Cabot to prepare U.S. federal income tax returns and any state, local or foreign income tax returns (including information required for Cabot to comply with the CAMT rules).

The payment of the preferred dividend will not be treated as disguised sale proceeds.

Preferred units will be allocated gross income.

Fundamental Change
On the effective date of a fundamental change (i.e., change of control (defined consistently with existing LLC Agreement), bankruptcy event or delisting), unless otherwise agreed in writing by Columbus and Cabot, each Preferred Unit will be redeemed for the consideration that would have been payable in respect of a number of shares of Columbus common stock equal to the greater of (i) the sum of (A) the number of shares of Columbus common stock the holder would have been entitled to receive based on the Conversion Price determined as if the conversion occurred immediately prior to the effective date of
Consistent with structure of Preferred Units previously issued to Amundsen, updated for customary fundamental change-related language.

	Key Terms	Additional Details

the fundamental change plus (B) a make-whole calculated pursuant to a market standard make-whole table to callable date/price based on standard Kynex model to be mutually agreed, after consultation with financial advisors, as promptly as practicable after signing of the Transaction Agreement and (ii) the Liquidation Preference per Preferred Unit divided by the greater of (A) a market- standard calculation of the effective price of the fundamental change (consistent with the terms of the Preferred Units that were issued to Amundsen) and (B) $176.82 per share (subject to adjustment at the same time as, and in a manner inverse to, any adjustment to the conversion rate), which is 50% of the Reference Price, plus, in the case of clause (ii), all accrued and unpaid dividends and penalty interest thereon, if any, on the Preferred Units being redeemed.

Liquidation Preference	At par.	At the aggregate par of $6 billion (60 mm $100 Liquidation Preference Preferred Shares) plus accrued distributions (including all accrued and unpaid penalty interest thereon, if any).
Right of First Offer
Cabot will not transfer the Preferred Units without first notifying Columbus and offering to sell the Preferred Units to Columbus (and if Columbus accepts such offer, Cabot will sell the Preferred Units to Columbus at the agreed price).
This term is in lieu of the right of first refusal provisions under Section 6.5 of the existing LLC Agreement.
Other terms
Other terms (including governance, registration rights (which shall be updated to reflect current market provisions as may be mutually agreed), standstill, and transfer restrictions, among others) to be substantially consistent with the terms applicable to the Preferred Units previously issued to Amundsen or as described in the Transaction Agreement and the form Ancillary Agreements and term sheets attached thereto.

Annex B
VOTING AGREEMENT
This Voting Agreement (this “Agreement”), dated as of May 16, 2025, is entered into by and among Charter Communications, Inc., a Delaware corporation (“Columbus”), Cox Enterprises, Inc., a Delaware corporation (“Cabot Parent”), and Liberty Broadband Corporation, a Delaware corporation (the “Stockholder”).
WHEREAS, Columbus and Cabot Parent entered into that certain Transaction Agreement (as the same may be amended, supplemented or modified, the “Transaction Agreement”), dated as of the date hereof, by and among Columbus, Cabot Parent and Charter Communications Holdings, LLC, a Delaware limited liability company, and the other parties from time to time party thereto, pursuant to which, among other things, Columbus will acquire the Cabot Business from Cabot Parent in a series of transactions described therein;
WHEREAS, as of the date of this Agreement, the Stockholder owns beneficially (references herein to “beneficial owner,” “beneficial ownership” and “owns beneficially” shall have the meanings assigned to such terms under Rule 13d-3 of the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder, as amended from time to time), or of record, and, with respect to the Certificate Amendment and the Cabot Parent Issuance, has the power to vote or direct the voting of, certain shares of Columbus Class A Common Stock listed on Schedule A hereto (all such shares, the “Existing Shares”); and
WHEREAS, as a condition and inducement for Columbus and Cabot Parent to enter into the Transaction Agreement, Columbus and Cabot Parent have required that the Stockholder, in its capacity as a stockholder of Columbus, enter into this Agreement, and the Stockholder has agreed to enter into this Agreement.
NOW THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties hereto agree as follows:
1. Definitions. Capitalized terms not defined in this Agreement have the meaning assigned to those terms in the Transaction Agreement.
2. Effectiveness; Termination. This Agreement shall be effective upon signing. This Agreement shall automatically terminate upon the earliest to occur (the “Expiration Date”) of (a) such date and time as the Transaction Agreement shall have been validly terminated in accordance with Article VIII thereof, (b) the closing of the transactions contemplated by the Lewis Merger Agreement (the “Lewis Closing”), (c) the Closing, (d) any amendment or modification to, or waiver of, (i) the Transaction Agreement that could reasonably be expected to result in a condition to the Lewis Merger Agreement being incapable of being satisfied prior to the Drop Dead Date (as defined in the Lewis Merger Agreement) or (ii) the Transaction Agreement or the Ancillary Agreements in a manner adverse in any material respect to the Stockholder, and (e) the written agreement of Columbus, Cabot Parent and the Stockholder to terminate this Agreement; provided, that (x) this Section 2 and Sections 9 through 22 of this Agreement shall survive any such termination and (y) such termination shall not relieve any party of any liability or damages resulting from (1) fraud or (2) Willful Breach by such party prior to termination, in each case, as determined by a court of competent jurisdiction pursuant to a final and nonappealable judgment. For purposes of this Agreement, (A) “fraud” means intentional and knowing common law fraud under Delaware law in the representations and warranties set forth in this Agreement and (B) “Willful Breach” means a material breach of a party’s covenants and agreements set forth in this Agreement that is the consequence of an act or omission by a party with the knowledge that the taking of such act or failure to take such action would be a material breach of such party’s covenants or agreements. Notwithstanding anything to the contrary herein, Section 3 and Section 5 of this Agreement shall terminate automatically, and be of no force and effect, without any further action on the part of any of the parties hereto, on the earlier of (such date, the “Termination Date”): (X) the Expiration Date and (Y) immediately following the Columbus Stockholder Approvals being obtained; provided that to the extent the obligations of Columbus and Cabot Parent pursuant to Section 5.20 of the Transaction Agreement result in any modifications to the Transaction Agreement or Ancillary Agreements that require Columbus to seek additional Columbus stockholder approvals after obtaining the Columbus Stockholder Approvals (the “Additional Columbus Stockholder Approvals”) and such modifications are not adverse in any material respect to the Stockholder or the Company Stockholders (as defined in the Lewis Merger Agreement), then the Termination Date shall be deemed automatically reinstated (such date of reinstatement, the “Reinstatement Date”) and extended until immediately following such Additional Columbus Stockholder Approvals being obtained; provided, further, that if the Termination Date is extended due to Columbus seeking Additional Columbus Stockholder Approvals, the Stockholder shall have no liability in connection with, arising out of or resulting from the Stockholder’s failure to comply with any term or provision set forth in Section 3 or Section 5 hereof for the period between such initial Termination Date and such Reinstatement Date.
3. Voting Agreement. From the date hereof until the Termination Date (the “Support Period”), the Stockholder irrevocably and unconditionally hereby agrees that at any meeting (whether annual or special and each postponement, recess, adjournment or continuation thereof) of the stockholders of Columbus (“Columbus Stockholders”) at which Columbus Stockholders will vote on any of the matters contemplated by clause (b) below, however called, including the Columbus Stockholder Meeting, and in connection with any written consent of Columbus Stockholders with respect to any of the matters contemplated by clause (b) below, the Stockholder shall:
(a) appear at such meeting or otherwise cause all of the Existing Shares beneficially owned as of the applicable record date and all other shares of Columbus Class A Common Stock or other voting securities of Columbus over which it has acquired beneficial or record ownership after the date hereof or otherwise has the power to vote or direct the voting of (including any shares of Columbus Class A Common Stock or other voting securities acquired by means of purchase, dividend or distribution, or issued upon the conversion of any convertible securities, or pursuant to any equity awards or derivative securities or otherwise over which it has the power to vote) (together with the Existing Shares, collectively, the “Shares”), which it owns or controls as of the applicable record date, to be counted as present thereat for purposes of calculating a quorum; and
(b) subject to Section 3(c), vote or cause to be voted (including by proxy or written consent, if applicable) all such Shares (i) in favor of the Certificate Amendment and the Cabot Parent Issuance, (ii) in favor of any proposal to adjourn or postpone such meeting of Columbus Stockholders to a later date if such adjournment or postponement is proposed in compliance with the provisions of Section 5.10 of the Transaction Agreement, and (iii) against any action, proposal, transaction, agreement or amendment of the Columbus organizational documents, in each case of this clause (iii), for which the Stockholder has received prior written notice from Columbus and Cabot Parent that it reasonably expects that such action, proposal, transaction, agreement or amendment would materially prevent, impede, interfere with, delay, postpone, or adversely affect the consummation of the transactions contemplated by the Transaction Agreement, including any action or proposal in favor of any Columbus Acquisition Proposal, without regard to the terms of such Columbus Acquisition Proposal.
(c) Notwithstanding anything to the contrary herein, if at any time during the Support Period the Board of Directors of Columbus (or any duly authorized committee thereof) makes an Adverse Recommendation Change pursuant to Section 5.11 of the Transaction Agreement (the “Change of Recommendation Event”), then the obligations, covenants and restrictions of the Stockholder set forth in Section 3(b) shall be limited to the number of shares of Columbus Class A Common Stock held by the Stockholder equal in aggregate to 20.0% of the total voting power of the Columbus Class A Common Stock and Columbus Class B Common Stock (on an as-exchanged basis) (such shares, the “Covered Shares”) and the Stockholder shall be permitted to vote its Shares that are not Covered Shares (other than the Proportional Voting Shares) in its discretion and the Proportional Voting Shares shall be voted in accordance with the Existing Stockholders Agreement; provided that in the event of a Change of Recommendation Event, the Stockholder shall have the right to determine which of the Shares held by the Stockholder will be included in the Covered Shares (it being understood that this proviso is not intended to change the total number or percentage of Covered Shares as determined pursuant to this Section 3(c)).
For the avoidance of doubt, the foregoing commitments apply to any Shares held by any trust, limited partnership or other entity directly or indirectly holding Shares for which the Stockholder serves as a partner, stockholder, trustee or in a similar capacity so long as, and to the extent, the Stockholder exercises voting control over such Shares; provided, however, that to the extent the Stockholder does not have sole control of the voting determinations of such entity, the Stockholder agrees to exercise all voting rights or other voting determination rights it has in such entity to carry out the intent and purposes of its support and voting obligations in this paragraph and otherwise set forth in this Agreement. Notwithstanding anything to the contrary set forth herein, the foregoing voting obligations shall not apply to any Shares which the Stockholder Beneficially Owns (as defined in the Existing Stockholders Agreement) that exceed the Voting Cap (as defined in the Existing Stockholders Agreement) applicable to the Stockholder (the

“Proportional Voting Shares”) under that certain Second Amended and Restated Stockholders Agreement, dated as of May 23, 2015, by and among Columbus (in its own capacity and as successor to CCH I, LLC, a Delaware limited liability company), Amundsen and the Stockholder, as amended by that certain Amendment No. 1 to the Second Amended and Restated Stockholders Agreement and the Letter Agreement (the “Existing Amendment Agreement”), dated as of November 12, 2024, by and among the same parties (as amended, the “Existing Stockholders Agreement”). The Stockholder represents, covenants and agrees that, (x) except for this Agreement, the Lewis Merger Agreement and the Existing Stockholders Agreement, and except for any voting instruction provided to Columbus in accordance with the Stockholder’s past practice and any proxies for the voting of the Shares securing the obligations of the Stockholder under the Company Margin Facility (as defined under the Lewis Merger Agreement) or any Permitted Margin Loan Refinancings (as defined under the Lewis Merger Agreement), it has not entered into, and shall not enter into during the Support Period, any legally binding commitment, agreement, understanding or other similar arrangement with any Person to vote or give instructions in any manner with respect to any Shares, including any voting agreement or voting trust and (y) except as expressly set forth herein, the Lewis Merger Agreement, the Existing Stockholders Agreement or with respect to routine matters at an annual meeting of Columbus Stockholders, it has not granted, and shall not grant during the Support Period, a proxy, consent or power of attorney with respect to any Shares that is inconsistent with this Agreement. Except as required by the Existing Stockholders Agreement, the Stockholder agrees not to enter into any legally binding agreement or commitment with any Person the effect of which would violate, or frustrate the intent of, the provisions of this Agreement (it being acknowledged and agreed by the parties that the Lewis Merger Agreement, the Letter Agreement, dated as of February 23, 2021, by and between Columbus and the Stockholder, as amended by the Existing Amendment Agreement (as amended, the “Existing Letter Agreement”), and the other agreements contemplated thereby do not violate, or frustrate the intent of, the provisions of this Agreement). In furtherance and not in limitation of the foregoing, but only in the event and in each case that the Stockholder fails to be counted as present or fails to vote all of the Shares (other than the Proportional Voting Shares) in accordance with this Section 3 until the Termination Date, the Stockholder hereby appoints Jamal Haughton, for so long as he serves as General Counsel of Columbus, or any other person acting as General Counsel of Columbus and any designee thereof, and each of them individually, its proxy and attorney-in-fact, with full power of substitution and resubstitution, to vote or act by written consent (and to instruct nominees or record holders to vote or act by written consent) during the Support Period with respect to any and all of the Shares solely with respect to the matters expressly set forth in this Section 3 (and not with respect to any other matter), in accordance with this Section 3. This proxy and power of attorney with respect to the matters expressly set forth in this Section 3 are given to secure the performance of the duties of the Stockholder under this Agreement. The Stockholder hereby agrees that this proxy and power of attorney granted by the Stockholder shall be irrevocable until the Termination Date, and shall be deemed to be coupled with an interest sufficient under applicable Law to support an irrevocable proxy and shall revoke any and all prior proxies granted by the Stockholder with respect to any Shares solely regarding the matters expressly set forth in this Section 3 (and not with respect to any other matter). The power of attorney granted by the Stockholder with respect to the matters expressly set forth in this Section 3 is a durable power of attorney and shall survive the bankruptcy, death or incapacity of the Stockholder.
4. Non-Solicitation. The Stockholder hereby agrees, and agrees to cause its controlled Affiliates (which, for the avoidance of doubt, does not include Columbus or Cabot Parent) and its and their respective Representatives not to, take any action which, were it taken by Columbus or its Representatives, would violate Section 5.11 of the Transaction Agreement, it being understood that any action permitted by or undertaken in compliance with Section 5 of this Agreement or Section 5.11 of the Transaction Agreement shall not be deemed a breach by any Stockholder of this Section 4.
5. Transfer Restrictions Prior to the Transaction. The Stockholder hereby agrees that it will not, during the Support Period, without the prior written consent of Columbus and Cabot Parent, other than pursuant to (or permitted by) this Agreement, the Lewis Merger Agreement, the Existing Stockholders Agreement (including the Transfer of Shares to Columbus or any of its Affiliates pursuant thereto), the Existing Letter Agreement (including the Transfer of Shares to Columbus or any of its Affiliates pursuant thereto), the Existing Amendment Agreement (including the Transfer of Shares to Columbus or any of its Affiliates pursuant thereto), the Company Margin Facility (including the Transfer to the lender thereunder of, or foreclosure by the lender thereunder on, any Shares), any Permitted Margin Loan Refinancings (including the Transfer to the lender thereunder of, or foreclosure by the lender thereunder on, any Shares) or the Transaction Agreement (in any such case, a “Transfer Restriction Exception”), directly or indirectly, offer for sale, sell, transfer, exchange, convert, assign, give, tender in any tender or exchange offer, pledge, encumber, hypothecate or otherwise dispose of (by merger, by testamentary disposition, by operation of Law or otherwise), either voluntarily or involuntarily, enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of, enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or other disposition of (by merger, by testamentary disposition, by operation of Law or otherwise) or otherwise convey or dispose of, any of the Shares, or any interest therein (including by merger, by testamentary disposition, by operation of Law or otherwise), including the right to vote any such Shares, as applicable (a “Transfer”); provided that, without limiting, impairing or restricting any of the Transfer Restriction Exceptions, the Stockholder may Transfer Shares at any time to any Person pursuant to (or permitted by) this Agreement, the Lewis Merger Agreement, the Existing Stockholders Agreement, the Existing Amendment Agreement and the Existing Letter Agreement or the Transaction Agreement, so long as (a) the Stockholder retains voting control over such Shares or (b) (i) the transferee, prior to the time of Transfer, agrees in a signed writing reasonably satisfactory to Columbus and Cabot Parent to be bound by, and comply with, the provisions of this Agreement and (ii) the Stockholder shall remain responsible for any breach of this Agreement by such transferee. Notwithstanding anything contained herein, the Stockholder will be permitted to grant a revocable proxy with respect to routine matters at an annual meeting of Columbus Stockholders (provided such proxy does not apply with respect to any of the matters set forth in Section 3(b), even if such matters are submitted to a vote at an annual meeting of Columbus Stockholders, except for any voting instruction provided to Columbus in accordance with the Stockholder’s past practice and with respect to any proxies for the voting of the Shares securing the obligations of the Stockholder under the Company Margin Facility or any Permitted Margin Loan Refinancings).
6. Ancillary Agreements. The Stockholder hereby consents, solely as and to the extent such consent is required pursuant to any contract to which the Stockholder and Columbus are a party (including the Existing Stockholders Agreement), to the entry by Columbus and Cabot Parent (or their respective Affiliates) into the Ancillary Agreements at the Closing as contemplated by the Transaction Agreement, effective as of the Closing.
7. Representations of the Stockholder. The Stockholder represents and warrants to Columbus and Cabot Parent, as of the date hereof, as follows: (a) the Stockholder has full legal right, capacity and authority to execute and deliver this Agreement, to perform the Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby; (b) this Agreement has been duly and validly executed and delivered by the Stockholder and constitutes a valid and legally binding agreement of the Stockholder, enforceable against the Stockholder in accordance with its terms, and no other action is necessary to authorize the execution and delivery of this Agreement by the Stockholder or the performance of its obligations hereunder; (c) the execution and delivery of this Agreement by the Stockholder do not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any Law applicable to the Stockholder or result in any breach of or violation of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any of the Shares pursuant to, any agreement or other instrument or obligation binding upon the Stockholder or any of the Shares, nor require any authorization, consent or approval of, or filing with, any Government Entity other than pursuant to the Exchange Act; (d) subject to pledges of Shares to financial institutions in connection with financing transactions in existence as of the date hereof or permitted pursuant to the terms of the Lewis Merger Agreement and the voting obligations applicable to the Stockholder as set forth in the Existing Stockholders Agreement (collectively, the “Permitted Pledges”), the Stockholder owns beneficially, and has the power to vote or direct the voting of, the Shares, including the Existing Shares, a complete and accurate schedule of which is set forth opposite the Stockholder’s name on Schedule A; (e) the Stockholder owns beneficially the Shares, including the Existing Shares, free and clear of any proxy, voting restriction, adverse claim or other Encumbrance (other than any Permitted Pledge and any restrictions created by this Agreement, the Lewis Merger Agreement, the Existing Stockholders Agreement, the Existing Amendment Agreement, the Existing Letter Agreement or under applicable federal or state securities Laws); and (f) the Stockholder or its advisers has read and is familiar with the terms of the Transaction Agreement, and the Stockholder understands and acknowledges that Cabot Parent and Columbus are entering into the Transaction Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement.

8. Representations of Columbus and Cabot Parent.
(a) Columbus represents and warrants to the Stockholder as follows: (1) Columbus has full legal right, capacity and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby; (2) this Agreement has been duly and validly executed and delivered by Columbus and constitutes a valid and legally binding agreement of Columbus, enforceable against Columbus in accordance with its terms, and no other action is necessary to authorize the execution and delivery of this Agreement by Columbus or the performance of its obligations hereunder; and (3) the execution and delivery of this Agreement by Columbus does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any Law applicable to Columbus or result in any breach of or violation of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any property of Columbus pursuant to, any agreement or other instrument or obligation binding upon Columbus or any of its property, nor require any authorization, consent or approval of, or filing with, any Government Entity, other than pursuant to the Exchange Act.
(b) Cabot Parent represents and warrants to the Stockholder as follows: (1) Cabot Parent has full legal right, capacity and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby; (2) this Agreement has been duly and validly executed and delivered by Cabot Parent and constitutes a valid and legally binding agreement of Cabot Parent, enforceable against Cabot Parent in accordance with its terms, and no other action is necessary to authorize the execution and delivery of this Agreement by Cabot Parent or the performance of its obligations hereunder; and (3) the execution and delivery of this Agreement by Cabot Parent does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any Law applicable to Cabot Parent or result in any breach of or violation of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any property of Cabot Parent pursuant to, any agreement or other instrument or obligation binding upon Cabot Parent or any of its property, nor require any authorization, consent or approval of, or filing with, any Government Entity.
(c) Columbus represents and warrants to the Stockholder as follows: (1) it has provided the Stockholder with true, correct, complete and final copies of the Transaction Agreement, Ancillary Agreements and all other agreements, arrangements, commitments and understandings, whether written or oral, between Columbus or any one or more of its Affiliates, on the one hand, and Cabot Parent or any one or more of its Affiliates, on the other hand, as of the date hereof; and (2) there are no other agreements, arrangements, commitments or understandings, whether written or oral, (i) between Columbus or any one or more of its Affiliates, on the one hand, and Cabot Parent or any one or more of its Affiliates, on the other hand, or (ii) to which any one or more of the foregoing Persons are party relating to or in connection with the subject matter of the Transaction Agreement, Ancillary Agreements or any of the transactions contemplated thereby.
9. Publicity. The Stockholder hereby authorizes Columbus and Cabot Parent to publish and disclose in any documents and schedules filed with the SEC, and any press release or other disclosure document that Columbus or Cabot Parent determines to be necessary or desirable in connection with this Agreement, the Transaction Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby (including in the Proxy Statement or any other filing with any Government Entity made in connection with the Transaction) the Stockholder’s identity and ownership of the Shares, this Agreement and the nature of the Stockholder’s commitments, arrangements and understandings under this Agreement and such other information required in connection with such disclosure; provided, that Columbus and Cabot Parent shall provide the Stockholder with reasonable prior written notice (including reasonable opportunity to review and comment) of such disclosure and consider, in good faith, all comments provided by the Stockholder. The Stockholder agrees to notify Columbus and Cabot Parent as promptly as reasonably practicable of any inaccuracies or omissions in any information relating to the Stockholder that is so published or disclosed. The Stockholder shall not be permitted to make any public statement regarding this Agreement, the Transaction Agreement or the transactions contemplated hereby or thereby without the prior written consent of Cabot Parent and Columbus; provided, that the foregoing shall not restrict the Stockholder from making any disclosure or other public statement required to be made by the Stockholder under applicable Law, including pursuant to any Form 8-K filed with the SEC or any amendment filed with the SEC on Schedule 13D, so long as the Stockholder provides Cabot Parent and Columbus with reasonable prior written notice (including reasonable opportunity to review and comment) of such disclosure.
10. Indemnification.
(a) Columbus (the “Indemnifying Party”) covenants and agrees, on the terms and subject to the limitations set forth in this Agreement, to indemnify and hold harmless the Stockholder and each of its successors, assigns and Representatives (each in such capacity, an “Indemnified Party”), in each case in its capacity as holder of the Shares from and against any and all Losses (as defined below) incurred in connection with, arising out of or resulting from any claims, demands, actions, proceedings or investigations (each, an “Action” and collectively, “Actions”) arising out of this Agreement or the performance of such Indemnified Party hereunder or any Actions relating to the Transaction Agreement, the Ancillary Agreements and the transactions contemplated thereby (including any Actions brought by any of the stockholders, directors, officers or employees of the Company). For purposes of this Section 10, “Losses” means any loss (including disgorgement of consideration), liability, cost, damage or expense (including, without duplication, reasonable fees and expenses of counsel, accountants, consultants and other experts) related to an Action for which an Indemnified Party is entitled to indemnification pursuant to this Agreement; provided, however, that any diminution in value of Columbus Class A Common Stock shall not constitute a Loss.
(b) Notwithstanding anything herein to the contrary, the Indemnifying Party will not be obligated to provide indemnity hereunder to an Indemnified Party with respect to any Losses which (x) result from such Indemnified Party’s fraud (as defined herein), bad faith, Willful Breach or gross negligence or (y) result from any breach of any representation and warranty of such Indemnified Party contained in this Agreement or any breach of any covenant or agreement made or to be performed by such Indemnified Party under this Agreement.
(c) The Indemnifying Party will indemnify each Indemnified Party pursuant to this Section 10 regardless of whether such Losses are incurred prior to or after the Closing. The indemnification provided pursuant to this Section 10 is in addition to, and not in derogation of, any other rights an Indemnified Party may have under applicable law, the Amended and Restated Certificate of Incorporation of Columbus, dated as of April 23, 2024 (including as it may be subsequently amended, modified, supplemented or restated in accordance with its terms from time to time), the Amended and Restated Bylaws of Columbus, dated as of October 24, 2023, the Existing Stockholders Agreement, the Existing LLC Agreement, or pursuant to any contract, agreement or arrangement; provided, however, that Losses will not be duplicated. If an Indemnified Party receives an indemnification payment pursuant to this Agreement and later receives insurance proceeds or other third-party recovery proceeds in respect of the related Losses, then the Indemnified Party shall promptly remit to the Indemnifying Party, amounts equal to the lesser of (x) the amount of such insurance proceeds or other third-party recovery proceeds, if any, and (y) the amount of the indemnification payment previously paid by or on behalf of the Indemnifying Party with respect to such Losses.
(d) Promptly after the receipt by an Indemnified Party of notice with respect to any Action that is or may be subject to indemnification hereunder (each, an “Indemnifiable Claim”) (and in no event more than ten (10) Business Days after such event), such Indemnified Party shall give written notice thereof to the Indemnifying Party, which notice will include, to the extent known, the basis for such Indemnifiable Claim and copies of any pleadings or written demands relating to such Indemnifiable Claim and, promptly following request therefor, shall provide any additional information in respect thereof that the Indemnifying Party may reasonably request; provided, that (x) any delay in giving or failure to give such notice will not affect the obligations of the Indemnifying Party hereunder except to the extent the Indemnifying Party is actually prejudiced as a result of such delay in or failure to notify and (y) no such notice shall be required to be given to the Indemnifying Party to the extent that the Indemnifying Party or any of its respective Affiliates is a party to any such Indemnifiable Claim.
(e) Subject to Section 10(f) and Section 10(g) and subject to Section 5.16 of the Lewis Merger Agreement, the Indemnifying Party shall be entitled to exercise full control of the defense, compromise or settlement of any Indemnifiable Claim in respect of an Action commenced or made by a Person who is not a party to this Agreement or an Affiliate of a party to this Agreement (a “Third Party Indemnifiable Claim”) so long as, within ten (10) Business Days after the receipt of notice of such Third Party Indemnifiable Claim from the Indemnified Party (pursuant to Section 10(d)), the Indemnifying Party: (x) delivers a written confirmation to such Indemnified Party that the indemnification provisions of Section 10 are applicable, subject only to the limitations set forth in this Agreement, to such Third Party Indemnifiable Claim and that the Indemnifying Party will indemnify such Indemnified Party in respect of such Third Party Indemnifiable Claim to the extent required by this Section 10, and (y) notifies such Indemnified Party in writing that the Indemnifying Party will assume the control of the defense thereof. Following notification to such Indemnified Party of the assumption of the defense of such Third Party Indemnifiable Claim, the Indemnifying Party shall retain legal counsel reasonably satisfactory to such Indemnified Party to conduct the defense of such Third Party Indemnifiable Claim. If the Indemnifying Party so assumes the defense of any such Third Party Indemnifiable Claim in accordance herewith, subject to the provisions of subsections (d) through (f) of this Section 10, (A) the Indemnifying Party shall be entitled to exercise full control of the defense, compromise or settlement of such Third Party Indemnifiable Claim and such Indemnified Party shall cooperate (subject to the Indemnifying Party’s agreement to reimburse such Indemnified Party for all documented reasonable out-of-pocket expenses incurred by such Indemnified Party in connection with such cooperation) with the Indemnifying Party in any manner that the Indemnifying Party reasonably may request in connection with the defense, compromise or settlement thereof (subject to the last sentence of this Section 10(e)), and (B) such Indemnified Party shall have the right to employ separate counsel selected by such Indemnified Party and to participate in (but not control) the defense, compromise or settlement thereof and the Indemnifying Party shall pay the reasonable fees and expenses of one such separate counsel, and, if reasonably necessary, one local counsel. Subject to Section 5.16 of the Lewis Merger Agreement, no Indemnified Party shall settle or compromise or consent to entry of any judgment with respect to any such Action (or part thereof) for which it is entitled to indemnification and to which the Indemnifying Party has provided the written confirmation specified in clause (x) above without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, delayed or conditioned). Subject to Section 5.16 of the Lewis Merger Agreement, without the prior written consent of each of the Indemnified Parties who are named in the Action subject to the Third Party Indemnifiable Claim (which consent shall not be unreasonably withheld, delayed or conditioned), the Indemnifying Party will not settle or compromise or consent to the entry of judgment with respect to any Indemnifiable Claim (or part thereof) unless such settlement, compromise or consent (x) includes an unconditional release of such Indemnified Parties, (y) does not include any admission of wrongdoing on the part of such Indemnified Parties and (z) does not enjoin or restrict in any way the future actions or conduct of such Indemnified Parties (other than in a manner consistent with the terms of the subject instruments or pursuant to customary confidentiality obligations).
(f) Notwithstanding Section 10(e), an Indemnified Party, at the expense of the Indemnifying Party (it being understood, however, that the Indemnifying Party shall not be liable for the expenses of more than one separate counsel (in addition to one local counsel in each applicable jurisdiction) representing each Indemnified Party), shall, subject to the last sentence of this Section 10(f), be entitled to separately control the defense, compromise or settlement of any Third Party Indemnifiable Claim (x) as to such Indemnified Party if the Indemnified Party with the opinion of external counsel shall have reasonably concluded that there exists any actual conflict of interest relating to the defense of such Action between the Indemnified Party and the Indemnifying Party, (y) as to which the Indemnifying Party has previously assumed control in the event the Indemnifying Party is not diligently pursuing such defense, or (z) if the Indemnifying Party has not assumed the defense thereof in accordance with Section 10(e). No Indemnified Party shall settle or compromise or consent to entry of any judgment with respect to any Action with respect to which it controls the defense thereof pursuant to this Section 10(f) and for which it is entitled to indemnification without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.
(g) In all instances under this Section 10 where the Indemnifying Party has agreed to pay the fees, costs and expenses of the Indemnified Parties, such fees, costs and expenses shall be reasonable. The parties agree to cooperate and coordinate in connection with the defense, compromise or settlement of any Indemnifiable Claims.

(h) In addition to (but without duplication of) the Indemnified Party’s right to indemnification as set forth in this Section 10, if so requested by an Indemnified Party, the Indemnifying Party shall also advance to such Indemnified Party (within ten (10) Business Days of such request) any and all documented reasonable out-of-pocket fees, costs and expenses incurred by an Indemnified Party in accordance with this Section 10 in connection with investigating, defending, being a witness in or participating in (including any appeal), or preparing to defend, be a witness in or participate in, any Indemnifiable Claim (other than an Indemnifiable Claim initiated by the Indemnified Party or in which Columbus or Cabot Parent alleges a breach by the Indemnified Party of any representation and warranty of such Indemnified Party contained in this Agreement or any breach of any covenant or agreement made or to be performed by such Indemnified Party under this Agreement), including, without duplication, reasonable fees and expenses of legal counsel, accountants, consultants and other experts (“Expense Advances”).
(i) The Stockholder agrees that it will repay Expense Advances made to it (or paid on such Stockholder’s behalf) by the Indemnifying Party pursuant to this Section 10 if it is ultimately finally determined by a court of competent jurisdiction that he or she is not entitled to be indemnified pursuant to this Section 10.
11. Entire Agreement. This Agreement (including the schedules hereto) and the Transaction Agreement contains the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to the subject matter hereof; provided that, for the avoidance of doubt, nothing herein shall supersede the Lewis Merger Agreement and the other agreements entered into between Columbus and the Stockholder in connection therewith, the Existing Stockholders Agreement, the Existing Amendment Agreement or the Existing Letter Agreement. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person not a party to this Agreement any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Cabot Parent acknowledges and agrees that, except as expressly provided herein, nothing in this Agreement shall be deemed to vest in Cabot Parent any direct or indirect ownership or incidence of ownership of or with respect to any Shares.
12. Assignment. Except as provided in Section 5, no party to this Agreement may assign any of its rights or delegate any of its obligations under this Agreement, by operation of Law or otherwise, without the prior written consent of the other parties hereto. Any attempted assignment in violation of this Section 12 shall be null and void ab initio. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties and their respective successors and assigns.
13. Directors/Officers. Notwithstanding anything to the contrary contained in this Agreement, the Stockholder is entering into this Agreement solely in its capacity as a beneficial owner of the Shares, and nothing herein is intended to or shall limit, affect or restrict the Stockholder or any current or future officer, director, employee, Affiliate or Representative of the Stockholder or other Person in such Person’s capacity as a director or officer of Columbus or any of its Subsidiaries (including, for the avoidance of doubt, exercising such Person’s fiduciary duties, voting on matters put to the board of Columbus or any of its Subsidiaries or any committee thereof, influencing officers, employees, agents, management or the other directors of Columbus or any of its Subsidiaries and taking or failing to take any action or making any statement at any meeting of such board or any committee thereof). No Person executing this Agreement who is or becomes an officer or director of the Company makes any agreement or understanding herein in such Person’s capacity as such officer or director.
14. Further Assurances. Each party hereto agrees, from time to time, at the reasonable request of any other party hereto and without further consideration, to execute and deliver such additional consents, documents and other instruments and to take such further actions as are reasonably requested to effectuate the matters covered by this Agreement.
15. Enforcement. Irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur if the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of such parties hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. Each party shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement by the other parties hereto and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which each such party is entitled at law or in equity. No party will oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such other order or injunction.
16. Governing Law; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury. THE AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION. Each party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement exclusively in the Delaware Court of Chancery or in the event (but only in the event) that such court declines jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware (the “Chosen Courts”), and solely in connection with claims arising under this Agreement (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, and (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto. Each party that does not maintain a registered agent in Delaware hereby irrevocably designates Corporation Service Company as its agent and attorney-in-fact for the acceptance of service of process and making an appearance on its behalf in any such claim or proceeding and for the taking of all such acts as may be necessary or appropriate in order to confer jurisdiction over it before the Chosen Courts and each party hereto stipulates that such consent and appointment is irrevocable and coupled with an interest. Each party hereto irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement.
17. Notice. All notices and communications hereunder shall be in writing and served by personal delivery upon the party for whom it is intended or delivered by hand delivery, by registered or certified U.S. first-class mail, with return receipt requested and all postage and other fees prepaid, by reputable overnight courier service or by e-mail, provided that no e-mail transmission error is received by the sender, to the Person at the address set forth below, or such other address as may be designated in writing hereafter, in the manner set forth herein, by such Person:

If to Columbus:

Charter Communications, Inc. 400 Washington Blvd. Stamford, CT 06902
Attention:	[***]
Email:	[***]

With a copy to:

Wachtell, Lipton, Rosen & Katz 51 W 52nd St. New York, NY 10019
Facsimile:	(212) 403-1000
Attention:	Steven A. Cohen
John L. Robinson
Steven R. Green
Email:	SACohen@wlrk.com
JLRobinson@wlrk.com
SRGreen@wlrk.com

If to Cabot Parent:

Cox Enterprises, Inc. 6205-A Peachtree Dunwoody Road Atlanta, GA 30328
Attention:	[***]
Email:	[***]

With a copy to:

Latham & Watkins LLP 330 N Wabash Ave #2800 Chicago, IL 60611
Attention:	Bradley Faris
Victoria VanStekelenburg
E-mail:	Bradley.Faris@lw.com
Victoria.VanStekelenburg@lw.com

If to the Stockholder:

Liberty Broadband Corporation 12300 Liberty Boulevard Englewood, CO 80112
Attention:	[***]
Email:	[***]

with a copy to (which shall not constitute notice):

O’Melveny & Myers LLP 1301 6th Ave Suite 1700 New York, NY 10019
Attention:	C. Brophy Christensen
Noah K. Kornblith
Email:	bchristensen@omm.com
nkornblith@omm.com

18. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, to the extent as shall be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.
19. Amendments; Waivers. No amendment, waiver or binding interpretation shall be made to this Agreement unless in writing and signed, in the case of an amendment, by Columbus, Cabot Parent and the Stockholder, or in the case of a waiver or binding interpretation, by the party or parties against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
20. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same Agreement. The exchange of copies of this Agreement and of signature pages by e-mail shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by e-mail shall be deemed to be their original signatures for all purposes.
21. Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The use of the words “or,” “either” and “any” shall not be exclusive. When this Agreement contemplates a certain number of securities, as of a particular date, such number of securities shall be deemed to be appropriately adjusted to account for stock splits, dividends, recapitalizations, combinations of shares or other changes affecting the such securities.
22. No Additional Representations. Except for the representations and warranties expressly made in this Agreement, each party hereto hereby agrees that no other party hereto makes, and each party hereto disclaims any reliance upon, any express or implied representation or warranty whatsoever with respect to the matters set forth in this Agreement.
[Signature pages follow]

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties and is effective as of the date first set forth above.

CHARTER COMMUNICATIONS, INC.

By:	/s/ Jessica M. Fischer
	Name:	Jessica M. Fischer
	Title:	Chief Financial Officer

[Signature Page to Liberty Voting Agreement]

COX ENTERPRISES, INC.

By:	/s/ Alex C. Taylor
	Name:	Alex C. Taylor
	Title:	Chairman and Chief Executive Officer

[Signature Page to Liberty Voting Agreement]

LIBERTY BROADBAND CORPORATION

By:	/s/ Renee L. Wilm
	Name:	Renee L. Wilm
	Title:	Chief Legal Officer and Chief Administrative Officer

[Signature Page to Liberty Voting Agreement]

SCHEDULE A

Stockholder Information

Stockholder	Columbus Class A Common Stock
Liberty Broadband Corporation	43,900,886

Annex C
VOTING AGREEMENT
This Voting Agreement (this “Agreement”), dated as of May 16, 2025, is entered into by and among Charter Communications, Inc., a Delaware corporation (“Columbus”), Cox Enterprises, Inc., a Delaware corporation (“Cabot Parent”), and Advance/Newhouse Partnership, a New York partnership (the “Stockholder”).
WHEREAS, Columbus and Cabot Parent entered into that certain Transaction Agreement (the “Transaction Agreement”), dated as of the date hereof, by and among Columbus, Cabot Parent and Charter Communications Holdings, LLC, a Delaware limited liability company, and the other parties from time to time party thereto, pursuant to which, among other things, Columbus will acquire the Cabot Business from Cabot Parent in a series of transactions described therein;
WHEREAS, as of the date of this Agreement, the Stockholder owns beneficially (references herein to “beneficial owner,” “beneficial ownership” and “owns beneficially” shall have the meanings assigned to such terms under Rule 13d-3 of the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder, as amended from time to time), or of record, and, with respect to the Certificate Amendment and the Cabot Parent Issuance, has the power to vote or direct the voting of, certain shares of Columbus Class A Common Stock and Columbus Class B Common Stock listed on Schedule A hereto (all such shares, the “Existing Shares”); and
WHEREAS, as a condition and inducement for Columbus and Cabot Parent to enter into the Transaction Agreement, Columbus and Cabot Parent have required that the Stockholder, in its capacity as a stockholder of Columbus, enter into this Agreement, and the Stockholder has agreed to enter into this Agreement.
NOW THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties hereto agree as follows:
1. Definitions. Capitalized terms not defined in this Agreement have the meaning assigned to those terms in the Transaction Agreement.
2. Effectiveness; Termination. This Agreement shall be effective upon signing. This Agreement shall automatically terminate upon the earliest to occur (the “Expiration Date”) of (a) such date and time as the Transaction Agreement shall have been validly terminated in accordance with Article VIII thereof, (b) the Closing, (c) the election of the Stockholder at any time following any modification, waiver or amendment of (i) the Transaction Agreement that constitutes a material breach of Section 6 or (ii) the Transaction Agreement or any Ancillary Agreement that has the effect of increasing or changing the form or terms of consideration payable under the Transaction Agreement, (d) the written agreement of Columbus, Cabot Parent and the Stockholder to terminate this Agreement; provided, that (x) this Section 2 and Sections 9 through 22 of this Agreement shall survive any such termination and (y) such termination shall not relieve any party of any liability or damages resulting from (1) fraud or (2) Willful Breach by such party prior to termination, in each case, as determined by a court of competent jurisdiction pursuant to a final and nonappealable judgment. For purposes of this Agreement, (A) “fraud” means intentional and knowing common law fraud under Delaware law in the representations and warranties set forth in this Agreement and (B) “Willful Breach” means a material breach of a party’s covenants and agreements set forth in this Agreement that is the consequence of an act or omission by a party with the knowledge that the taking of such act or failure to take such action would be a material breach of such party’s covenants or agreements. Notwithstanding anything to the contrary herein, Section 3 and Section 5 of this Agreement shall terminate automatically, and be of no force and effect, without any further action on the part of any of the parties hereto, on the earlier of (such date, the “Termination Date”): (X) the Expiration Date and (Y) immediately following the Columbus Stockholder Approvals being obtained; provided, that to the extent the obligations of Columbus and Cabot Parent pursuant to Section 5.20 of the Transaction Agreement result in any modifications to the Transaction Agreement or Ancillary Agreements that require Columbus to seek additional Columbus stockholder approvals after obtaining the Columbus Stockholder Approvals (the “Additional Columbus Stockholder Approvals”) and such modifications are not adverse in any material respect to the Stockholder and do not have the effect of increasing or changing the form or terms of consideration payable under the Transaction Agreement, then the Termination Date shall be deemed automatically reinstated solely for purposes of Section 3 (such date of reinstatement, the “Reinstatement Date”) and extended until immediately following such Additional Columbus Stockholder Approvals being obtained; provided, further, that if the Termination Date is extended due to Columbus seeking Additional Columbus

Stockholder Approvals, the Stockholder shall have no liability in connection with, arising out of or resulting from the Stockholder’s failure to comply with any term or provision set forth in Section 3 or Section 5 hereof for the period between such initial Termination Date and such Reinstatement Date.
3. Voting Agreement. From the date hereof until the Termination Date (the “Support Period”), the Stockholder irrevocably and unconditionally hereby agrees that at any meeting (whether annual or special and each postponement, recess, adjournment or continuation thereof) of the stockholders of Columbus (“Columbus Stockholders”) at which Columbus Stockholders will vote on any of the matters contemplated by clause (b) below, however called, including the Columbus Stockholder Meeting, and in connection with any written consent of Columbus Stockholders with respect to any of the matters contemplated by clause (b) below, the Stockholder shall:
(a) appear at such meeting or otherwise cause all of the Existing Shares beneficially owned as of the applicable record date and all other shares of Columbus Class A Common Stock, Columbus Class B Common Stock or other voting securities of Columbus over which it has acquired beneficial or record ownership after the date hereof or otherwise has the power to vote or direct the voting of (including any shares of Columbus Class A Common Stock, Columbus Class B Common Stock or other voting securities acquired by means of purchase, dividend or distribution, or issued upon the conversion of any convertible securities, or pursuant to any equity awards or derivative securities or otherwise over which it has the power to vote) (together with the Existing Shares, collectively, the “Shares”), which it owns or controls as of the applicable record date, to be counted as present thereat for purposes of calculating a quorum; and
(b) subject to Section 3(c), vote or cause to be voted (including by proxy or written consent, if applicable) all such Shares (i) in favor of the Certificate Amendment and the Cabot Parent Issuance, (ii) in favor of any proposal to adjourn or postpone such meeting of Columbus Stockholders to a later date if such adjournment or postponement is proposed in compliance with the provisions of Section 5.10 of the Transaction Agreement, and (iii) against any action, proposal, transaction, agreement or amendment of the Columbus organizational documents, in each case of this clause (iii), for which the Stockholder has received prior written notice from Columbus and Cabot Parent that it reasonably expects that such action, proposal, transaction, agreement or amendment would materially prevent, impede, interfere with, delay, postpone, or adversely affect the consummation of the transactions contemplated by the Transaction Agreement, including any action or proposal in favor of any Columbus Acquisition Proposal, without regard to the terms of such Columbus Acquisition Proposal.
(c) Notwithstanding anything to the contrary herein, if at any time during the Support Period the Board of Directors of Columbus (or any duly authorized committee thereof) makes an Adverse Recommendation Change pursuant to Section 5.11 of the Transaction Agreement (the “Change of Recommendation Event”), then the obligations, covenants and restrictions of the Stockholder set forth in Section 3(b) shall be limited to the number of shares of Columbus Class A Common Stock and Columbus Class B Common Stock (on an as-exchanged basis) held by the Stockholder equal in aggregate to 9.9% of the total voting power of the Columbus Class A Common Stock and Columbus Class B Common Stock (on an as-exchanged basis) (such shares, the “Covered Shares”) and the Stockholder shall be permitted to vote its Shares that are not Covered Shares in its discretion; provided that in the event of a Change of Recommendation Event, the Stockholder shall have the right to determine which of the Shares held by the Stockholder will be included in the Covered Shares (it being understood that this proviso is not intended to change the total number or percentage of Covered Shares as determined pursuant to this Section 3(c)).
For the avoidance of doubt, the foregoing commitments apply to any Shares held by any trust, limited partnership or other entity directly or indirectly holding Shares for which the Stockholder serves as a partner, stockholder, trustee or in a similar capacity so long as, and to the extent, the Stockholder exercises voting control over such Shares; provided, however, that to the extent the Stockholder does not have sole control of the voting determinations of such entity, the Stockholder agrees to exercise all voting rights or other voting determination rights it has in such entity to carry out the intent and purposes of its support and voting obligations in this paragraph and otherwise set forth in this Agreement. The Stockholder represents, covenants and agrees that, (x) except for this Agreement, the Amended and Restated Limited Liability Company Agreement of Columbus Holdings, dated as of May 18, 2016, by and among Columbus Holdings, Columbus, CCH II, LLC, a Delaware limited liability company, the Stockholder and the other parties thereto (as amended, the “Existing LLC Agreement”), the Second Amended and Restated Stockholders Agreement, dated as of May 23, 2015, by and among Columbus (in its own capacity and as successor to CCH I, LLC, a Delaware limited liability company), Lewis and the Stockholder, as amended by that certain Amendment No. 1 to the Second Amended and Restated Stockholders Agreement and the Letter Agreement (the “Existing Amendment Agreement”), dated as of November 12, 2024, by and among Columbus, Lewis and the Stockholder (as amended, the “Existing Stockholders Agreement”), it has not entered into, and shall not enter into during the Support Period, any legally binding commitment, agreement, understanding or other similar arrangement with any Person to vote or give instructions in any manner with respect to any Shares, including any voting agreement or voting trust and (y) except as expressly set forth herein, the Existing Stockholders Agreement, the Existing LLC Agreement or with respect to routine matters at an annual meeting of Columbus Stockholders, it has not granted, and shall not grant during the Support Period, a proxy, consent or power of attorney with respect to any Shares that is inconsistent with this Agreement. Except as required by the Existing Stockholders Agreement, the Updated Letter Agreement or the Existing Exchange Agreement, the Stockholder agrees not to enter into any legally binding agreement or commitment with any Person the effect of which would violate, or frustrate the intent of, the provisions of this Agreement. In furtherance and not in limitation of the foregoing, but only in the event and in each case that the Stockholder fails to be counted as present or fails to vote all of the Shares in accordance with this Section 3 until the Termination Date, the Stockholder hereby appoints Jamal Haughton, for so long as he serves as General Counsel of Columbus, or any other person acting as General Counsel of Columbus and any designee thereof, and each of them individually, its proxy and attorney-in-fact, with full power of substitution and resubstitution, to vote or act by written consent (and to instruct nominees or record holders to vote or act by written consent) during the Support Period with respect to any and all of the Shares solely with respect to the matters expressly set forth in this Section 3 (and not with respect to any other matter), in accordance with this Section 3. This proxy and power of attorney with respect to the matters expressly set forth in this Section 3 are given to secure the performance of the duties of the Stockholder under this Agreement. The Stockholder hereby agrees that this proxy and power of attorney granted by the Stockholder shall be irrevocable until the Termination Date, and shall be deemed to be coupled with an interest sufficient under applicable Law to support an irrevocable proxy and shall revoke any and all prior proxies granted by the Stockholder with respect to any Shares solely regarding the matters expressly set forth in this Section 3 (and not with respect to any other matter). The power of attorney granted by the Stockholder with respect to the matters expressly set forth in this Section 3 is a durable power of attorney and shall survive the bankruptcy, death or incapacity of the Stockholder.
4 Non-Solicitation. The Stockholder hereby agrees, and agrees to cause its controlled Affiliates (which, for the avoidance of doubt, does not include Columbus or Cabot Parent) and its and their respective Representatives not to, take any action which, were it taken by Columbus or its Representatives, would violate Section 5.11 of the Transaction Agreement, it being understood that any action permitted by or undertaken in compliance with Section 5 of this Agreement or Section 5.11 of the Transaction Agreement shall not be deemed a breach by any Stockholder of this Section 4.
5. Transfer Restrictions Prior to the Transaction. The Stockholder hereby agrees that it will not, during the Support Period, without the prior written consent of Columbus and Cabot Parent, other than pursuant to (or permitted by) this Agreement, the Existing LLC Agreement, the Existing Stockholders Agreement (including the Transfer of Shares to Columbus or any of its Affiliates pursuant thereto), the Existing Amendment Agreement (including the Transfer of Shares to Columbus or any of its Affiliates pursuant thereto), the Letter Agreement, dated as of December 23, 2016, as amended by the Letter Agreement, dated as of December 21, 2017, and as supplemented by the Letter Agreement, dated February 23, 2021, in each case, by and between Columbus and the Stockholder (as amended and supplemented, the “Existing Letter Agreement”) (including the Transfer of Shares to Columbus or any of its Affiliates pursuant thereto), the Letter Agreement, dated as of the date hereof, by and between Columbus and the Stockholder (the “Updated Letter Agreement”), the Exchange Agreement, dated as of May 18, 2016, by and between Columbus, Columbus Holdings, the Stockholder and the other parties thereto (the “Existing Exchange Agreement”) (including the Transfer of Shares to Columbus or any of its Affiliates pursuant thereto) or the Transaction Agreement, directly or indirectly, offer for sale, sell, transfer, exchange, convert, assign, give, tender in any tender or exchange offer, pledge, encumber, hypothecate or otherwise dispose of (by merger, by testamentary disposition, by operation of Law or otherwise), either voluntarily or involuntarily, enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of, enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or other disposition of (by merger, by testamentary disposition, by operation of Law or otherwise) or otherwise convey or dispose of, any of the Shares, or any interest therein (including by merger, by testamentary disposition, by operation of Law or otherwise), including the right to vote any such Shares, as applicable (a “Transfer”); provided, that the Stockholder may Transfer Shares at any time to any Person pursuant to (or if permitted by) this Agreement, the Existing LLC Agreement, the Existing Stockholders Agreement, the Existing Amendment Agreement, the Existing Letter Agreement, the Updated Letter Agreement, the Existing Exchange Agreement or the Transaction Agreement, so long as (a) the Stockholder retains voting control over such Shares or (b) (i) the transferee, prior to the time of Transfer, agrees in a signed writing reasonably satisfactory to Columbus and Cabot Parent to be bound by, and comply with, the provisions of this Agreement and (ii) the Stockholder shall remain responsible for any breach of this Agreement by such transferee. Notwithstanding anything contained herein, the Stockholder will be permitted to grant a revocable proxy with respect to routine matters at an annual meeting of Columbus Stockholders (provided such proxy does not apply with respect to any of the matters set forth in Section 3(b), even if such matters are submitted to a vote at an annual meeting of Columbus Stockholders).
6. Ancillary Agreements. The Stockholder, Columbus and Cabot Parent hereby mutually covenant and agree that, as soon as reasonably practicable following the date of this Agreement (but in any event prior to the Closing Date), the Stockholder, Columbus and Cabot Parent shall negotiate with each other in good faith to agree on final forms of each Ancillary Agreement (other than such Ancillary Agreements that are attached as exhibits to the Transaction Agreement (which shall be in the form so attached)) to which the Stockholder will be a party, in the case of each such Ancillary Agreement to which the Stockholder will be a party on substantially the terms set forth in the corresponding agreement in effect as of the date of this Agreement by and among Columbus, Columbus Holdings, the Stockholder and/or Lewis, as applicable as expressly modified by the terms set forth in the Transaction Agreement (including as expressly set forth in any Exhibit to the Transaction Agreement), the Existing Letter Agreement and the Updated Letter Agreement. Without limiting the foregoing, the parties hereto mutually covenant and agree that the final form of the LLC Agreement entered into by the parties at Closing shall be consistent with the Existing Letter Agreement and the Updated Letter Agreement, and the parties shall use reasonable best efforts and negotiate in good faith to finalize the form of LLC Agreement within thirty (30) Business Days after the date hereof, on terms and conditions reasonably acceptable to the Stockholder. Subject to the preceding clause, the Stockholder hereby consents, solely as and to the extent such consent is required pursuant to any contract to which the Stockholder and Columbus are a party (including the Existing Stockholders Agreement, the Existing LLC Agreement, the Existing Letter Agreement, the Updated Letter Agreement, the Existing Amendment Agreement and the Existing Exchange Agreement), to the entry into such Ancillary Agreements, effective as of the Closing; provided, that the final forms, terms and conditions of such Ancillary Agreements are reasonably acceptable to the Stockholder; provided, further, that, for the avoidance of doubt, the forms of Ancillary Agreements attached as exhibits to the Transaction Agreement as of the date hereof shall be deemed to be reasonably acceptable to the Stockholder if and only if (i) the Lewis Merger Agreement is not terminated, (ii) the Lewis Transactions are consummated immediately prior to the Closing of the transactions contemplated by the Transaction Agreement and (iii) the transactions contemplated by the Transaction Agreement are consummated in accordance with its terms. Columbus shall (a) provide the Stockholder with true, correct, complete and final copies of all agreements, arrangements, commitments and understandings, whether written or oral, between Columbus or any one or more of its Affiliates, on the one hand, and Cabot Parent or any one or more of its Affiliates, on the other hand (including the Transaction Agreement and other Ancillary Agreements), (b) not make or consent to any modifications, waivers or amendments to any of the agreements, arrangements, commitments or understandings set forth in the preceding clause (a) (including the Transaction Agreement and other Ancillary Agreements) that would be, or would reasonably be expected to be, adverse in any material respect the Stockholder or that would have the effect of increasing or changing the form or terms of consideration payable under the Transaction Agreement, in each case, without the Stockholder’s prior written consent, and (c) not enter into any other agreement, arrangement, commitment or understanding, whether written or oral, that would be, or would reasonably be expected to be, adverse in any material respect to the Stockholder, without the Stockholder’s prior written consent. Notwithstanding the other provisions of this Section 6, if for any reason the Lewis Merger Agreement is terminated or not consummated immediately prior to the Closing of the Transaction, then the parties hereto shall negotiate in good faith any required changes to the governance terms set forth in the Ancillary Agreements relating to Lewis’ continued ownership in Columbus, as applicable; provided, that in no event shall the Stockholder or Cabot Parent be obligated to agree to any change that may have an adverse impact on the Stockholder or Cabot Parent, as applicable, including in respect of any of the rights or obligations of the Stockholder or Cabot Parent thereunder.

7. Representations of the Stockholder. The Stockholder represents and warrants to Columbus and Cabot Parent, as of the date hereof, as follows: (a) the Stockholder has full legal right, capacity and authority to execute and deliver this Agreement, to perform the Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby; (b) this Agreement has been duly and validly executed and delivered by the Stockholder and constitutes a valid and legally binding agreement of the Stockholder, enforceable against the Stockholder in accordance with its terms, and no other action is necessary to authorize the execution and delivery of this Agreement by the Stockholder or the performance of its obligations hereunder; (c) the execution and delivery of this Agreement by the Stockholder do not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any Law applicable to the Stockholder or result in any breach of or violation of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any of the Shares pursuant to, any agreement or other instrument or obligation binding upon the Stockholder or any of the Shares, nor require any authorization, consent or approval of, or filing with, any Government Entity other than pursuant to the Exchange Act; (d) subject to pledges of Shares to financial institutions in connection with financing transactions in existence as of the date hereof (the “Permitted Pledges”), the Stockholder owns beneficially, and has the power to vote or direct the voting of, the Shares, including the Existing Shares, a complete and accurate schedule of which is set forth opposite the Stockholder’s name on Schedule A; (e) the Stockholder owns beneficially the Shares, including the Existing Shares, free and clear of any proxy, voting restriction, adverse claim or other Encumbrance (other than any Permitted Pledge and any restrictions created by this Agreement, the Existing LLC Agreement, the Existing Stockholders Agreement, the Existing Amendment Agreement, the Existing Exchange Agreement, the Existing Letter Agreement, the Updated Letter Agreement or under applicable federal or state securities Laws); and (f) the Stockholder or its advisers has read and is familiar with the terms of the Transaction Agreement, and the Stockholder understands and acknowledges that Cabot Parent and Columbus are entering into the Transaction Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement.
8. Representations of Columbus and Cabot Parent.
(a) Columbus represents and warrants to the Stockholder as follows: (1) Columbus has full legal right, capacity and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby; (2) this Agreement has been duly and validly executed and delivered by Columbus and constitutes a valid and legally binding agreement of Columbus, enforceable against Columbus in accordance with its terms, and no other action is necessary to authorize the execution and delivery of this Agreement by Columbus or the performance of its obligations hereunder; and (3) the execution and delivery of this Agreement by Columbus does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any Law applicable to Columbus or result in any breach of or violation of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any property of Columbus pursuant to, any agreement or other instrument or obligation binding upon Columbus or any of its property, nor require any authorization, consent or approval of, or filing with, any Government Entity, other than pursuant to the Exchange Act.
(b) Cabot Parent represents and warrants to the Stockholder as follows: (1) Cabot Parent has full legal right, capacity and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby; (2) this Agreement has been duly and validly executed and delivered by Cabot Parent and constitutes a valid and legally binding agreement of Cabot Parent, enforceable against Cabot Parent in accordance with its terms, and no other action is necessary to authorize the execution and delivery of this Agreement by Cabot Parent or the performance of its obligations hereunder; and (3) the execution and delivery of this Agreement by Cabot Parent does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any Law applicable to Cabot Parent or result in any breach of or violation of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any property of Cabot Parent pursuant to, any agreement or other instrument or obligation binding upon Cabot Parent or any of its property, nor require any authorization, consent or approval of, or filing with, any Government Entity.
(c) Columbus represents and warrants to the Stockholder as follows: (1) it has provided the Stockholder with true, correct, complete and final copies of the Transaction Agreement, Ancillary Agreements and all other agreements, arrangements, commitments and understandings, whether written or oral, between any one or more of (x) Columbus or any one or more of its Affiliates, (y) Cabot Parent or any one or more of its Affiliates and (z) Liberty Broadband Corporation (“Liberty”) or any one or more of its Affiliates, in each case, as of the date hereof; and (2) there are no other agreements, arrangements, commitments or understandings, whether written or oral, (i) between any one or more of (x) Columbus or any one or more of its Affiliates, (y) Cabot Parent or any one or more of its Affiliates and (z) Liberty or any one or more of its Affiliates, or (ii) to which any one or more of the foregoing Persons are party relating to or in connection with the subject matter of the Transaction Agreement, Ancillary Agreements or any of the transactions contemplated thereby.
9. Publicity. The Stockholder hereby authorizes Columbus and Cabot Parent to publish and disclose in any documents and schedules filed with the SEC, and any press release or other disclosure document that Columbus or Cabot Parent determines to be necessary or desirable in connection with this Agreement, the Transaction Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby (including in the Proxy Statement or any other filing with any Government Entity made in connection with the Transaction) the Stockholder’s identity and ownership of the Shares, this Agreement and the nature of the Stockholder’s commitments, arrangements and understandings under this Agreement and such other information required in connection with such disclosure; provided, that Columbus and Cabot Parent shall provide the Stockholder with reasonable prior written notice (including reasonable opportunity to review and comment) of such disclosure and consider, in good faith, all comments provided by the Stockholder. The Stockholder agrees to notify Columbus and Cabot Parent as promptly as reasonably practicable of any inaccuracies or omissions in any information relating to the Stockholder that is so published or disclosed. The Stockholder shall not be permitted to make any public statement regarding this Agreement, the Transaction Agreement or the transactions contemplated hereby or thereby without the prior written consent of Cabot Parent and Columbus; provided, that the foregoing shall not restrict the Stockholder from making any disclosure or other public statement required to be made by the Stockholder under applicable Law, including any amendment filed with the SEC on Schedule 13D, so long as the Stockholder provides Cabot Parent and Columbus with reasonable prior written notice (including reasonable opportunity to review and comment) of such disclosure.
10. Indemnification.
(a) Columbus (the “Indemnifying Party”) covenants and agrees, on the terms and subject to the limitations set forth in this Agreement, to indemnify and hold harmless the Stockholder and each of its successors, assigns and Representatives (each in such capacity, an “Indemnified Party”), in each case in its capacity as holder of the Shares from and against any and all Losses (as defined below) incurred in connection with, arising out of or resulting from any claims, demands, actions, proceedings or investigations (each, an “Action” and collectively, “Actions”) arising out of this Agreement or the performance of such Indemnified Party hereunder or any Actions relating to the Transaction Agreement, the Ancillary Agreements and the transactions contemplated thereby (including any Actions brought by any of the stockholders, directors, officers or employees of the Company). For purposes of this Section 10, “Losses” means any loss (including disgorgement of consideration), liability, cost, damage or expense (including, without duplication, reasonable fees and expenses of counsel, accountants, consultants and other experts) related to an Action for which an Indemnified Party is entitled to indemnification pursuant to this Agreement; provided, however, that any diminution in value of Columbus Class A Common Stock shall not constitute a Loss.
(b) Notwithstanding anything herein to the contrary, the Indemnifying Party will not be obligated to provide indemnity hereunder to an Indemnified Party with respect to any Losses which (x) result from such Indemnified Party’s fraud (as defined herein), bad faith, Willful Breach or gross negligence or (y) result from any breach of any representation and warranty of such Indemnified Party contained in this Agreement or any breach of any covenant or agreement made or to be performed by such Indemnified Party under this Agreement.

(c) The Indemnifying Party will indemnify each Indemnified Party pursuant to this Section 10 regardless of whether such Losses are incurred prior to or after the Closing. The indemnification provided pursuant to this Section 10 is in addition to, and not in derogation of, any other rights an Indemnified Party may have under applicable law, the Amended and Restated Certificate of Incorporation of Columbus, dated as of April 23, 2024 (including as it may be subsequently amended, modified, supplemented or restated in accordance with its terms from time to time), the Amended and Restated Bylaws of Columbus, dated as of October 24, 2023, the Existing Stockholders Agreement, the Existing LLC Agreement, or pursuant to any contract, agreement or arrangement; provided, however, that Losses will not be duplicated. If an Indemnified Party receives an indemnification payment pursuant to this Agreement and later receives insurance proceeds or other third-party recovery proceeds in respect of the related Losses, then the Indemnified Party shall promptly remit to the Indemnifying Party, amounts equal to the lesser of (x) the amount of such insurance proceeds or other third-party recovery proceeds, if any, and (y) the amount of the indemnification payment previously paid by or on behalf of the Indemnifying Party with respect to such Losses.
(d) Promptly after the receipt by an Indemnified Party of notice with respect to any Action that is or may be subject to indemnification hereunder (each, an “Indemnifiable Claim”) (and in no event more than ten (10) Business Days after such event), such Indemnified Party shall give written notice thereof to the Indemnifying Party, which notice will include, to the extent known, the basis for such Indemnifiable Claim and copies of any pleadings or written demands relating to such Indemnifiable Claim and, promptly following request therefor, shall provide any additional information in respect thereof that the Indemnifying Party may reasonably request; provided, that (x) any delay in giving or failure to give such notice will not affect the obligations of the Indemnifying Party hereunder except to the extent the Indemnifying Party is actually prejudiced as a result of such delay in or failure to notify and (y) no such notice shall be required to be given to the Indemnifying Party to the extent that the Indemnifying Party or any of its respective Affiliates is a party to any such Indemnifiable Claim.
(e) Subject to Section 10(f) and Section 10(g), the Indemnifying Party shall be entitled to exercise full control of the defense, compromise or settlement of any Indemnifiable Claim in respect of an Action commenced or made by a Person who is not a party to this Agreement or an Affiliate of a party to this Agreement (a “Third Party Indemnifiable Claim”) so long as, within ten (10) Business Days after the receipt of notice of such Third Party Indemnifiable Claim from the Indemnified Party (pursuant to Section 10(d)), the Indemnifying Party: (x) delivers a written confirmation to such Indemnified Party that the indemnification provisions of Section 10 are applicable, subject only to the limitations set forth in this Agreement, to such Third Party Indemnifiable Claim and that the Indemnifying Party will indemnify such Indemnified Party in respect of such Third Party Indemnifiable Claim to the extent required by this Section 10, and (y) notifies such Indemnified Party in writing that the Indemnifying Party will assume the control of the defense thereof. Following notification to such Indemnified Party of the assumption of the defense of such Third Party Indemnifiable Claim, the Indemnifying Party shall retain legal counsel reasonably satisfactory to such Indemnified Party to conduct the defense of such Third Party Indemnifiable Claim. If the Indemnifying Party so assumes the defense of any such Third Party Indemnifiable Claim in accordance herewith, subject to the provisions of subsections (d) through (f) of this Section 10, (A) the Indemnifying Party shall be entitled to exercise full control of the defense, compromise or settlement of such Third Party Indemnifiable Claim and such Indemnified Party shall cooperate (subject to the Indemnifying Party’s agreement to reimburse such Indemnified Party for all documented reasonable out-of-pocket expenses incurred by such Indemnified Party in connection with such cooperation) with the Indemnifying Party in any manner that the Indemnifying Party reasonably may request in connection with the defense, compromise or settlement thereof (subject to the last sentence of this Section 10(e)), and (B) such Indemnified Party shall have the right to employ separate counsel selected by such Indemnified Party and to participate in (but not control) the defense, compromise or settlement thereof and the Indemnifying Party shall pay the reasonable fees and expenses of one such separate counsel, and, if reasonably necessary, one local counsel. No Indemnified Party shall settle or compromise or consent to entry of any judgment with respect to any such Action (or part thereof) for which it is entitled to indemnification and to which the Indemnifying Party has provided the written confirmation specified in clause (x) above without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, delayed or conditioned). Without the prior written consent of each of the Indemnified Parties who are named in the Action subject to the Third Party Indemnifiable Claim (which consent shall not be unreasonably withheld, delayed or conditioned), the Indemnifying Party will not settle or compromise or consent to the entry of judgment with respect to any Indemnifiable Claim (or part thereof) unless such settlement, compromise or consent (x) includes an unconditional release of such Indemnified Parties, (y) does not include any admission of wrongdoing on the part of such Indemnified Parties and (z) does not enjoin or restrict in any way the future actions or conduct of such Indemnified Parties (other than in a manner consistent with the terms of the subject instruments or pursuant to customary confidentiality obligations).
(f) Notwithstanding Section 10(e), an Indemnified Party, at the expense of the Indemnifying Party (it being understood, however, that the Indemnifying Party shall not be liable for the expenses of more than one separate counsel (in addition to one local counsel in each applicable jurisdiction) representing each Indemnified Party), shall, subject to the last sentence of this Section 10(f), be entitled to separately control the defense, compromise or settlement of any Third Party Indemnifiable Claim (x) as to such Indemnified Party if the Indemnified Party with the opinion of external counsel shall have reasonably concluded that there exists any actual conflict of interest relating to the defense of such Action between the Indemnified Party and the Indemnifying Party, (y) as to which the Indemnifying Party has previously assumed control in the event the Indemnifying Party is not diligently pursuing such defense, or (z) if the Indemnifying Party has not assumed the defense thereof in accordance with Section 10(e). No Indemnified Party shall settle or compromise or consent to entry of any judgment with respect to any Action with respect to which it controls the defense thereof pursuant to this Section 10(f) and for which it is entitled to indemnification without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.
(g) In all instances under this Section 10 where the Indemnifying Party has agreed to pay the fees, costs and expenses of the Indemnified Parties, such fees, costs and expenses shall be reasonable. The parties agree to cooperate and coordinate in connection with the defense, compromise or settlement of any Indemnifiable Claims.
(h) In addition to (but without duplication of) the Indemnified Party’s right to indemnification as set forth in this Section 10, if so requested by an Indemnified Party, the Indemnifying Party shall also advance to such Indemnified Party (within ten (10) Business Days of such request) any and all documented reasonable out-of-pocket fees, costs and expenses incurred by an Indemnified Party in accordance with this Section 10 in connection with investigating, defending, being a witness in or participating in (including any appeal), or preparing to defend, be a witness in or participate in, any Indemnifiable Claim (other than an Indemnifiable Claim initiated by the Indemnified Party or in which Columbus or Cabot Parent alleges a breach by the Indemnified Party of any representation and warranty of such Indemnified Party contained in this Agreement or any breach of any covenant or agreement made or to be performed by such Indemnified Party under this Agreement), including, without duplication, reasonable fees and expenses of legal counsel, accountants, consultants and other experts (“Expense Advances”).
(i) The Stockholder agrees that it will repay Expense Advances made to it (or paid on such Stockholder’s behalf) by the Indemnifying Party pursuant to this Section 10 if it is ultimately finally determined by a court of competent jurisdiction that he or she is not entitled to be indemnified pursuant to this Section 10.
11. Entire Agreement. This Agreement (including the schedules hereto) and the Transaction Agreement contains the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to the subject matter hereof; provided that, for the avoidance of doubt, nothing herein shall supersede the Existing Stockholders Agreement, the Existing LLC Agreement, the Existing Amendment Agreement, the Existing Exchange Agreement, the Existing Letter Agreement or the Updated Letter Agreement. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person not a party to this Agreement any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Cabot Parent acknowledges and agrees that, except as expressly provided herein, nothing in this Agreement shall be deemed to vest in Cabot Parent any direct or indirect ownership or incidence of ownership of or with respect to any Shares.
12. Assignment. Except as provided in Section 5, no party to this Agreement may assign any of its rights or delegate any of its obligations under this Agreement, by operation of Law or otherwise, without the prior written consent of the other parties hereto. Any attempted assignment in violation of this Section 12 shall be null and void ab initio. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties and their respective successors and assigns.
13. Directors/Officers. Notwithstanding anything to the contrary contained in this Agreement, the Stockholder is entering into this Agreement solely in its capacity as a beneficial owner of the Shares, and nothing herein is intended to or shall limit, affect or restrict the Stockholder or any current or future officer, director, employee, Affiliate or Representative of the Stockholder or other Person in such Person’s capacity as a director or officer of Columbus or any of its Subsidiaries (including, for the avoidance of doubt, exercising such Person’s fiduciary duties, voting on matters put to the board of Columbus or any of its Subsidiaries or any committee thereof, influencing officers, employees, agents, management or the other directors of Columbus or any of its Subsidiaries and taking or failing to take any action or making any statement at any meeting of such board or any committee thereof). No Person executing this Agreement who is or becomes an officer or director of the Company makes any agreement or understanding herein in such Person’s capacity as such officer or director.
14. Further Assurances. Each party hereto agrees, from time to time, at the reasonable request of any other party hereto and without further consideration, to execute and deliver such additional consents, documents and other instruments and to take such further actions as are reasonably requested to effectuate the matters covered by this Agreement.
15. Enforcement. Irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur if the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of such parties hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. Each party shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement by the other parties hereto and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which each such party is entitled at law or in equity. No party will oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such other order or injunction.
16. Governing Law; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury. THE AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION. Each party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement exclusively in the Delaware Court of Chancery or in the event (but only in the event) that such court declines jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware (the “Chosen Courts”), and solely in connection with claims arising under this Agreement (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, and (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto. Each party that does not maintain a registered agent in Delaware hereby irrevocably designates Corporation Service Company as its agent and attorney-in-fact for the acceptance of service of process and making an appearance on its behalf in any such claim or proceeding and for the taking of all such acts as may be necessary or appropriate in order to confer jurisdiction over it before the Chosen Courts and each party hereto stipulates that such consent and appointment is irrevocable and coupled with an interest. Each party hereto irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement.

17. Notice. All notices and communications hereunder shall be in writing and served by personal delivery upon the party for whom it is intended or delivered by hand delivery, by registered or certified U.S. first-class mail, with return receipt requested and all postage and other fees prepaid, by reputable overnight courier service or by e-mail, provided that no e-mail transmission error is received by the sender, to the Person at the address set forth below, or such other address as may be designated in writing hereafter, in the manner set forth herein, by such Person:

If to Columbus:

Charter Communications, Inc. 400 Washington Blvd. Stamford, CT 06902
Attention:	[***]
Email:	[***]

With a copy to:

Wachtell, Lipton, Rosen & Katz 51 W 52nd St. New York, NY 10019
Facsimile:	(212) 403-1000
Attention:	Steven A. Cohen
John L. Robinson
Steven R. Green
Email:	SACohen@wlrk.com
JLRobinson@wlrk.com
SRGreen@wlrk.com

If to Cabot Parent:

Cox Enterprises, Inc. 6205-A Peachtree Dunwoody Road Atlanta, GA 30328
Attention:	[***]
E-mail:	[***]

With a copy to:

Latham & Watkins LLP 330 N Wabash Ave #2800 Chicago, IL 60611
Attention:	Bradley Faris
Victoria VanStekelenburg
E-mail:	Bradley.Faris@lw.com
Victoria.VanStekelenburg@lw.com

If to the Stockholder:

Advance/Newhouse Partnership 6350 Court St. East Syracuse, NY 13057
Attention:	[***]
Email:	[***]

with a copy to (which shall not constitute notice):

Advance/Newhouse Partnership One World Trade Center New York, New York 10007
Attention:	[***]
Email:	[***]

and to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, NY 10019
Attention:	Robert B. Schumer
Michael E. Vogel
Email:	rschumer@paulweiss.com
mvogel@paulweiss.com

18. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, to the extent as shall be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.
19. Amendments; Waivers. No amendment, waiver or binding interpretation shall be made to this Agreement unless in writing and signed, in the case of an amendment, by Columbus, Cabot Parent and the Stockholder, or in the case of a waiver or binding interpretation, by the party or parties against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
20. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same Agreement. The exchange of copies of this Agreement and of signature pages by e-mail shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by e-mail shall be deemed to be their original signatures for all purposes.
21. Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The use of the words “or,” “either” and “any” shall not be exclusive. When this Agreement contemplates a certain number of securities, as of a particular date, such number of securities shall be deemed to be appropriately adjusted to account for stock splits, dividends, recapitalizations, combinations of shares or other changes affecting the such securities.
22. No Additional Representations. Except for the representations and warranties expressly made in this Agreement, each party hereto hereby agrees that no other party hereto makes, and each party hereto disclaims any reliance upon, any express or implied representation or warranty whatsoever with respect to the matters set forth in this Agreement.
[Signature pages follow]

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties and is effective as of the date first set forth above.

CHARTER COMMUNICATIONS, INC.

By:	/s/ Jessica M. Fischer
	Name:	Jessica M. Fischer
	Title:	Chief Financial Officer

[Signature Page to A/N Voting Agreement]

COX ENTERPRISES, INC.

By:	/s/ Alex C. Taylor
	Name:	Alex C. Taylor
	Title:	Chairman and Chief Executive Officer

[Signature Page to A/N Voting Agreement]

ADVANCE/NEWHOUSE PARTNERSHIP

By:	/s/ Steven A. Miron
	Name:	Steven A. Miron
	Title:	Chief Executive Officer

[Signature Page to A/N Voting Agreement]

SCHEDULE A

Stockholder Information

Stockholder	Columbus Class A Common Stock	Columbus Class B Common Stock
Advance/Newhouse Partnership	3,136,511	1

Annex D
SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
CHARTER COMMUNICATIONS, INC.
Charter Communications, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented (the “DGCL”), hereby certifies that:
1.	The name of the corporation is Charter Communications, Inc. The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on May 18, 2016.
2.
The Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on May 18, 2016 and was amended by the Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation, filed with the Secretary of State of the State of Delaware on April 23, 2024.

3.
This Second Amended and Restated Certificate of Incorporation amends and, as amended, restates in its entirety the Amended and Restated Certificate of Incorporation of the Corporation, as amended, and has been duly adopted in accordance with Sections 242 and 245 of the DGCL.

4.	This Second Amended and Restated Certificate of Incorporation shall become effective in accordance with Section 103(d) of the DGCL at [ ], Eastern Time, on [ ].
5.	The text of the certificate of incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
CHARTER COMMUNICATIONS, INC.
ARTICLE FIRST
NAME OF THE CORPORATION
The name of the corporation is Charter Communications, Inc. (the “Corporation”).
ARTICLE SECOND
REGISTERED OFFICE; REGISTERED AGENT
The registered office of the Corporation is located at 2711 Centerville Road, Suite 400, City of Wilmington, New Castle County, State of Delaware 19808. The name of its registered agent at such address is Corporation Service Company.
ARTICLE THIRD
PURPOSE
The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the “DGCL”).
ARTICLE FOURTH
STOCK
A. Authorized Capital Stock.
1. The total number of shares of stock that the Corporation shall have authority to issue is 1,150,002,000 shares, consisting of: (a) 900,000,000 shares of Class A Common Stock, par value $0.001 per share (“Class A Common Stock”); (b) 1,000 shares of Class B Common Stock, par value $0.001 per share (“Class B Common Stock”); (c) 1,000 shares of Class C Common Stock, par value $0.001 per share (“Class C Common Stock”); and (d) 250,000,000 shares of Preferred Stock, par value $0.001 per share (“Preferred Stock”), issuable in one or more series as hereinafter provided. Except as otherwise provided in this amended and restated certificate of incorporation (this “Certificate of Incorporation”), Class A Common Stock, Class B Common Stock and Class C Common Stock shall be identical in all respects and shall have equal rights and privileges. Class A Common Stock, Class B Common Stock and Class C Common Stock are herein sometimes collectively referred to as the “Common Stock.” Except for the shares of Class B Common Stock issued and outstanding and held by an A/N Party (as hereinafter defined) as of immediately prior to the date of this Certificate of Incorporation, the Corporation shall not have the power to issue shares of Class B Common Stock to any person. The Corporation shall not have the power to issue shares of Class C Common Stock to any person other than a Cox Party (as hereinafter defined) pursuant to the Transaction Agreement (as hereinafter defined).
2. The number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but (i) the number of authorized shares of Class A Common Stock may not be decreased below (a) the number of shares thereof then outstanding plus (b) the number of shares of Class A Common Stock issuable upon the exercise of outstanding options, warrants, exchange rights, conversion rights or similar rights for Class A Common Stock, (ii) the number of authorized shares of Class B Common Stock may not be decreased below the number of shares thereof then outstanding, (iii) the number of authorized shares of Class C Common Stock may not be decreased below the number of shares thereof then outstanding and (iv) the number of authorized shares of Preferred Stock may not be decreased below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the Common Stock (voting together as a single class) together with any other class of capital stock of the Corporation entitled to vote generally in the election of directors irrespective of the provisions of Section 242(b)(2) of the DGCL or any corresponding provision hereinafter enacted, unless a lower threshold is permitted under Section 242 of the DGCL in which case such amendment may be adopted by such lower threshold of votes.

B. Common Stock Voting Rights.
1. The holders of shares of Common Stock shall have the following voting rights and powers:
a. Each holder of Class A Common Stock shall be entitled, with respect to each share of Class A Common Stock held by such holder on the applicable record date, to one (1) vote in person or by proxy on all matters submitted to a vote of the holders of Class A Common Stock, whether voting separately as a class or otherwise;
b. Subject to Clause B.3 of this Article FOURTH, each A/N Party shall be entitled, with respect to each share of Class B Common Stock held by such A/N Party on the applicable record date, to such number of votes in person or by proxy on all matters submitted to a vote of the holders of Class B Common Stock such that the number of votes to which all A/N Parties shall be entitled with respect to the Class B Common Stock held by them on the applicable record date, in the aggregate, is equal to the number of votes which would attach, in the aggregate but without duplication, to the Class A Common Stock into which all Charter Holdings Class B Common Units (as hereinafter defined) held by the A/N Parties as of the applicable record date are exchangeable, without regard to any restrictions on effecting such exchange, and in accordance with the terms of this Certificate of Incorporation, the LLC Agreement (as hereinafter defined) and the Exchange Agreement (as hereinafter defined). For the avoidance of doubt, each cancellation, retirement or repurchase, including by means of conversion or exchange, of Charter Holdings Class B Common Units shall automatically reduce the voting power of the Class B Common Stock held by the applicable A/N Party or A/N Parties hereunder as necessary to accord with the provisions of the foregoing sentence. Any holder of Class B Common Stock who is not an A/N Party shall not be entitled to any vote on any matter with respect to any share of Class B Common Stock held by such holder (other than as required by law). Notwithstanding anything herein to the contrary, following the conversion and/or exchange or repurchase, directly or indirectly, by the Corporation of all Charter Holdings Class B Common Units held by the A/N Parties, the Class B Common Stock shall automatically be cancelled and shall cease to be authorized hereunder; and
c. Subject to Clause B.3 of this Article FOURTH, each Cox Party shall be entitled, with respect to each share of Class C Common Stock held by such Cox Party on the applicable record date, to such number of votes in person or by proxy on all matters submitted to a vote of the holders of Class C Common Stock such that the number of votes to which all Cox Parties shall be entitled with respect to the Class C Common Stock held by them on the applicable record date, in the aggregate, is equal to the number of votes which would attach, in the aggregate but without duplication, to (i) the Class A Common Stock into which all Charter Holdings Class C Common Units (as hereinafter defined) held by the Cox Parties as of the applicable record date are exchangeable and (ii) the Class A Common Stock into which all Charter Holdings Preferred Units (as hereinafter defined) held by the Cox Parties as of the applicable record date (assuming the prior conversion of such Charter Holdings Preferred Units into Charter Holdings Class C Common Units) are exchangeable; in each case, without regard to any restrictions on effecting such exchange, and in accordance with the terms of this Certificate of Incorporation, the LLC Agreement and the Exchange Agreement. For the avoidance of doubt, each cancellation, retirement or repurchase, including by means of conversion or exchange, of Charter Holdings Class C Common Units and/or Charter Holdings Preferred Units held by the Cox Parties shall automatically reduce the voting power of the Class C Common Stock held by the applicable Cox Party or Cox Parties hereunder as necessary to accord with the provisions of the foregoing sentence. Any holder of Class C Common Stock who is not a Cox Party shall not be entitled to any vote on any matter with respect to any share of Class C Common Stock held by such holder (other than as required by law). Notwithstanding anything herein to the contrary, following the conversion and/or exchange or repurchase, directly or indirectly, by the Corporation of all Charter Holdings Class C Common Units and Charter Holdings Preferred Units held by the Cox Parties, the Class C Common Stock shall automatically be cancelled and shall cease to be authorized hereunder.
2. Except as otherwise required by applicable law, the holders of shares of Class A Common Stock, Class B Common Stock and Class C Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation (or if any holders of shares of any series of Preferred Stock are entitled to vote together with the holders of Common Stock, as one class with such holders of such series of Preferred Stock).

3. Without limiting the restrictions in Sections 3.2 and 3.4 of the Third Amended and Restated Stockholders Agreement (as hereinafter defined), (i) the Class B Common Stock held by an A/N Party will not have voting rights on any matter to the extent that any A/N Party, or any group including one or more A/N Parties, has Beneficial Ownership (as hereinafter defined) of more than 49.5% of the outstanding Class A Common Stock as of the date of record in respect of such matter and (ii) the Class C Common Stock held by a Cox Party will not have voting rights on any matter to the extent that any Cox Party, or any group including one or more Cox Parties, has Beneficial Ownership of more than 49.5% of the outstanding Class A Common Stock as of the date of record in respect of such matter.
4. Each Cox Party and each A/N Party (except with respect to any Excluded Matter (as hereinafter defined) with respect to such Investor Party (as hereinafter defined)) shall vote, and exercise rights to consent with respect to, all Voting Securities (as hereinafter defined) Beneficially Owned by such Cox Party or A/N Party, as applicable, or over which such Cox Party or A/N Party, as applicable, otherwise has voting discretion or control, in each case, with respect to which such Cox Party’s or A/N Party’s Voting Interest, as applicable, that is in excess of the applicable Investor Party’s Voting Cap (as hereinafter defined) in the same proportion as all other votes cast with respect to the applicable matter (such proportion determined without inclusion of the votes cast by (i) the A/N Parties or the Cox Parties, respectively (but only if A/N (as hereinafter defined) or Cox (as hereinafter defined), respectively, has the right to nominate one or more directors of the Corporation under the Third Amended and Restated Stockholders Agreement) or (ii) any other person or group (as such term is used in Sections 13(d) and 14(d) of the Exchange Act (as hereinafter defined)) that Beneficially Owns Voting Securities representing ten percent (10%) or more of the Total Voting Power (as hereinafter defined) (other than any such person or group that reports its holdings of Corporation securities on a statement on Schedule 13G filed with the SEC (as hereinafter defined) and is not required under Section 13(d) of the Exchange Act to file a statement on Schedule 13D with the SEC in respect thereof)).
C. Dividends and Distributions; Splits; Options; Mergers; Liquidation; Preemptive Rights.
1. Dividends and Distributions.
a. Subject to the preferences applicable to any series of Preferred Stock outstanding at any time, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions in cash, property or shares of stock of the Corporation as may be declared thereon by the Board of Directors of the Corporation (the “Board of Directors”) from time to time out of the assets or funds of the Corporation legally available therefor; provided, however, that, subject to the provisions of this Clause C.1.a of this Article FOURTH, the Corporation shall not pay dividends or make distributions to any holders of any class of Common Stock unless simultaneously with such dividend or distribution, as the case may be, the Corporation makes the same dividend or distribution with respect to each outstanding share of Common Stock regardless of class.
b. In the case of dividends or other distributions on Common Stock payable in Class A Common Stock, Class B Common Stock or Class C Common Stock, including without limitation distributions pursuant to stock splits or divisions of Class A Common Stock, Class B Common Stock or Class C Common Stock, only shares of Class A Common Stock shall be distributed with respect to Class A Common Stock, only shares of Class B Common Stock shall be distributed with respect to Class B Common Stock and only shares of Class C Common Stock shall be distributed with respect to Class C Common Stock. In the case of any such dividend or distribution payable in shares of Class A Common Stock, Class B Common Stock or Class C Common Stock, each class of Common Stock shall receive a dividend or distribution in shares of its class of Common Stock and the number of shares of each class of Common Stock payable per share of such class of Common Stock shall be equal in number.
2. Stock Splits.
The Corporation shall not in any manner subdivide (by any stock split, stock dividend, reclassification, recapitalization or otherwise) or combine (by reverse stock split, reclassification, recapitalization or otherwise) the outstanding shares of one class of Common Stock unless the outstanding shares of all classes of Common Stock shall be proportionately subdivided or combined.

3. Options, Rights or Warrants.
The Corporation shall have the power to create and issue, whether or not in connection with the issue and sale of any shares of stock or other securities of the Corporation, options, exchange rights, warrants, convertible rights, and similar rights permitting the holders thereof to purchase from the Corporation any shares of its capital stock of any class or classes at the time authorized, such options, exchange rights, warrants, convertible rights and similar rights to have such terms and conditions, and to be evidenced by or in such instrument or instruments, consistent with the terms and provisions of this Certificate of Incorporation and as shall be approved by the Board of Directors.
4. Mergers, Consolidation, Etc.
In the event that the Corporation shall enter into any consolidation, merger, combination or other transaction in which shares of Common Stock are exchanged for or converted into other stock or securities, cash and/or any other property, then, and in such event, the shares of each class of Common Stock shall be exchanged for or converted into the same kind and amount of stock, securities, cash and/or any other property, as the case may be, into which or for which each share of any other class of Common Stock is exchanged or converted; provided, however, that, if shares of Common Stock are exchanged for or converted into shares of capital stock, such shares received upon such exchange or conversion may differ, but only in a manner substantially similar to the manner in which Class A Common Stock, Class B Common Stock and Class C Common Stock differ, and, in any event, and without limitation, the voting rights and obligations of the holders of Class B Common Stock and the holders of Class C Common Stock and the other relative rights and treatment accorded to the Class A Common Stock, Class B Common Stock and Class C Common Stock in Clause B and this Clause C of this Article FOURTH shall be preserved. To the fullest extent permitted by law, any construction, calculation or interpretation made by the Board of Directors in determining the application of the provisions of this Clause C.4 of this Article FOURTH in good faith shall be conclusive and binding on the Corporation and its stockholders.
5. Liquidation Rights.
In the event of any dissolution, liquidation or winding-up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation and after making provision for the holders of any series of Preferred Stock entitled thereto, the remaining assets and funds of the Corporation, if any, shall be divided among and paid ratably to the holders of the shares of Class A Common Stock, Class B Common Stock and Class C Common Stock treated as a single class.
6. No Preemptive Rights.
The holders of shares of Common Stock are not entitled to any preemptive right under this Certificate of Incorporation to subscribe for, purchase or receive any part of any new or additional issue of stock of any class, whether now or hereafter authorized, or of bonds, debentures or other securities convertible into or exchangeable for stock; provided that the foregoing shall not be deemed to override any contractual preemptive right that an Investor Party may be entitled to pursuant to the provisions of the Third Amended and Restated Stockholders Agreement.
D. Preferred Stock.
Subject to the provisions of this Certificate of Incorporation, including Article FIFTH, the Board of Directors is hereby expressly granted authority from time to time to issue Preferred Stock in one or more series and with respect to any such series, subject to the terms and conditions of this Certificate of Incorporation, to fix by resolution or resolutions the numbers of shares, designations, powers, preferences and relative, participating, optional or other special rights of such series and any qualifications, limitations or restrictions thereof, including, but without limiting the generality of the foregoing, the following:
1. entitling the holders thereof to cumulative, non-cumulative or partially cumulative dividends, or to no dividends;
2. entitling the holders thereof to receive dividends payable on a parity with, junior to, or in preference to, the dividends payable on any other class or series of capital stock of the Corporation;

3. entitling the holders thereof to rights upon the voluntary or involuntary liquidation, dissolution or winding up of, or upon any other distribution of the assets of, the Corporation, on a parity with, junior to or in preference to, the rights of any other class or series of capital stock of the Corporation;
4. providing for the conversion or exchange, at the option of the holder or of the Corporation or both, or upon the happening of a specified event, of the shares of Preferred Stock into shares of any other class or classes or series of capital stock of the Corporation or of any series of the same or any other class or classes, including provision for adjustment of the conversion or exchange rate in such events as the Board of Directors shall determine, or providing for no conversion;
5. providing for the redemption, in whole or in part, of the shares of Preferred Stock at the option of the Corporation or the holder thereof, or upon the happening of a specified event, in cash, bonds or other property, at such price or prices (which amount may vary under different conditions and at different redemption dates), within such period or periods, and under such conditions as the Board of Directors shall so provide, including provisions for the creation of a sinking fund for the redemption thereof, or providing for no redemption;
6. providing for voting rights or having limited voting rights or enjoying general, special or multiple voting rights; and
7. specifying the number of shares constituting that series and the distinctive designation of that series.
A Certificate of Designations designating the Series A Cumulative Redeemable Preferred Stock, and setting forth the powers, designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions of, the Series A Cumulative Redeemable Preferred Stock, is attached hereto as Exhibit A.
ARTICLE FIFTH
BOARD OF DIRECTORS
A. Size of the Board of Directors.
The number of directors which shall constitute the whole Board of Directors shall be fixed at thirteen (13).
B. Investor Nominees.
1. In connection with each annual or special meeting of stockholders of the Corporation at which directors are to be elected (each such annual or special meeting, an “Election Meeting”), each Investor Party shall have the right to designate for nomination (it being understood that such nomination may include any nomination of any incumbent Investor Director (as hereinafter defined) (or a Replacement (as defined in the Third Amended and Restated Stockholders Agreement)) by the Board of Directors (upon the recommendation of the Nominating and Corporate Governance Committee of the Board of Directors) a number of Investor Designees (as defined in the Third Amended and Restated Stockholders Agreement) as follows, in each case subject to Section 2.8(a) of, and the other limitations set forth in, the Third Amended and Restated Stockholders Agreement:
a. three (3) Investor Designees, if such Investor Party’s Equity Interest (as hereinafter defined) or Voting Interest (as hereinafter defined) is greater than or equal to 20%;
b. two (2) Investor Designees, if such Investor Party’s Equity Interest and Voting Interest are both less than 20% but such Investor Party’s Equity Interest or Voting Interest is greater than or equal to 11%;
c. one (1) Investor Designee, if such Investor Party’s Equity Interest and Voting Interest are both less than 11% but such Investor Party’s Equity Interest or Voting Interest is greater than or equal to 5%, or, in the case of Cox, Cox’s Equity Interest is greater than or equal to 25% of the Equity Interest owned by Cox and its Affiliates immediately after, and giving effect to, the Closing; and
d. no Investor Designees, if the Investor Party’s Equity Interest and Voting Interest are both less than 5% and, in the case of Cox, Cox’s Equity Interest is less than 25% of the Equity Interest owned by Cox and its Affiliates immediately after, and giving effect to, the Closing;
provided, that notwithstanding the foregoing, A/N shall be entitled to designate two (2) Investor Designees if A/N owns an Equity Interest or Voting Interest of less than 20% but greater than or equal to 9%.

C. Board Action.
1. Any action of the Board of Directors other than those described in Clauses C.2, C.3, and C.4 of this Article FIFTH below shall require the approval of the majority of the members of the full Board of Directors.
2. For so long as Cox has a Voting Interest or Equity Interest equal to or greater than 20%, subject to the following Clause C.3 of this Article FIFTH, any Change of Control (as hereinafter defined) shall require the approval of (1) a majority of the full Board of Directors and (2) a majority of the Unaffiliated Directors (as hereinafter defined).
3. Any transaction involving either A/N and/or Cox (or any of their respective Affiliates (as hereinafter defined) or Associates (as hereinafter defined) and the Corporation, other than a Preemptive Shares Purchase (as defined in the Third Amended and Restated Stockholders Agreement), the exercise by the Corporation of its right to offer to purchase Charter Holdings Preferred Units in connection with a potential Transfer (as defined in the LLC Agreement) thereof on the terms set forth in the LLC Agreement or any equity repurchases or redemptions permitted in accordance with the Third Amended and Restated Stockholders Agreement, the LLC Agreement, the Cox Letter Agreement and the Existing A/N Letter Agreement, as applicable, or any transaction in which A/N and/or Cox (or any of their respective Affiliates or Associates) will be treated differently from the holders of Class A Common Stock or Class C Common Stock, in the case of A/N, or the holders of Class A Common Stock or Class B Common Stock, in the case of Cox, shall require the approval of (1) a majority of the Unaffiliated Directors plus (2) a majority of the directors of the Corporation designated by the Investor Party without such a conflicting interest (provided, that the approval requirement referred to in this sub-clause (2) shall not apply to ordinary course programming, distribution and other commercial agreements and related ancillary agreements (for example, advertising and promotions) entered into on an arm’s length basis).
4. Any amendment to this Certificate of Incorporation, including the filing of a Certificate of Designations relating to the issuance of any series of Preferred Stock, shall require the approval of (1) a majority of the members of the full Board of Directors and (2) a majority of the Unaffiliated Directors.
5. Decisions of the Unaffiliated Directors shall exclude any who are not Independent (as hereinafter defined) of the Corporation, Cox and A/N.
6. Any decision with respect to a shareholders rights plan (as such term is commonly understood in connection with corporate transactions) (a “Rights Plan”), including whether to implement a Rights Plan, shall (subject to Section 3.6 of the Third Amended and Restated Stockholders Agreement) be made by a majority of the Unaffiliated Directors.
D. Vacancies.
Subject to the applicable provisions of Section 2.2 of the Third Amended and Restated Stockholders Agreement, any vacancy on the Board of Directors resulting from death, resignation, disqualification, removal from office or other cause, and newly created directorships resulting from any increase in the authorized number of directors, may be filled only by a majority vote of the directors remaining in office, other than any directors elected or appointed by any class or series of Preferred Stock, voting as a separate class, even if less than a quorum, and in the event that there is only one director remaining in office, by such sole remaining director.
E. Removal.
Any director of the Corporation may be removed from office with or without cause by the affirmative vote of a majority of the voting power of the outstanding shares of Common Stock (and any series of Preferred Stock then entitled to vote generally in an election of directors), voting together as a single class. In the event that any director so removed was an Investor Designee and the applicable Investor Party continues to have the right to nominate a Replacement for the vacancies created by the removal, each such vacancy shall be filled in accordance with the provisions of the Third Amended and Restated Stockholders Agreement.
F. Election by Written Ballot Not Required.
Unless and except to the extent that the Bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

ARTICLE SIXTH
BYLAWS
The Board of Directors may from time to time adopt, make, amend, supplement or repeal the Bylaws, except as provided in this Certificate of Incorporation, the Bylaws or Section 7.1 of the Third Amended and Restated Stockholders Agreement.
ARTICLE SEVENTH
DIRECTOR EXCULPATION
No director of the Corporation shall have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended. No amendment, alteration or repeal of this Article SEVENTH shall eliminate or reduce the effect thereof in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article SEVENTH would accrue or arise, prior to such amendment, alteration or repeal.
ARTICLE EIGHTH
OFFICER EXCULPATION
No officer of the Corporation shall have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as an officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended. No amendment, alteration or repeal of this Article EIGHTH shall eliminate or reduce the effect thereof in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article EIGHTH would accrue or arise, prior to such amendment, alteration or repeal.
ARTICLE NINTH
AMENDMENT, ETC.
Subject to Clause C.4 of Article FIFTH, the Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter authorized by the laws of the State of Delaware. All rights, preferences and privileges herein conferred are granted subject to this reservation. For the avoidance of doubt, the Corporation elects to be governed by Section 242(d) of the DGCL.
ARTICLE TENTH
FORUM
Unless the Corporation consents in writing to the selection of an alternative forum (an “Alternative Forum Consent”), the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation arising pursuant to any provision of the DGCL or this Certificate of Incorporation or the Bylaws (as either may be amended from time to time), or (d) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation governed by the internal affairs doctrine shall be a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware) in all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. The existence of any prior Alternative Forum Consent shall not act as a waiver of the Corporation’s ongoing consent right as set forth above in this Article TENTH with respect to any current or future action or claim.
ARTICLE ELEVENTH
CERTAIN DEFINITIONS
For purposes of this Certificate of Incorporation, the following definitions shall apply:
A. “Affiliate” of a Person has the meaning set forth in Rule 12b-2 under the Exchange Act, and “Affiliated” shall have a correlative meaning; provided that (i) the Corporation and Cox and their respective

Affiliates shall not be deemed to be Affiliates of A/N; (ii) the Corporation and A/N and their respective Affiliates shall not be deemed to be Affiliates of Cox; and (iii) Cox and A/N and their respective Affiliates shall not be deemed to be Affiliates of the Corporation or Charter Holdings. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities or by contract or otherwise.
B. “A/N” means Advance/Newhouse Partnership, a New York general partnership.
C. “A/N Director” means a director of the Corporation designated for nomination by A/N pursuant to Clause B of Article FIFTH of this Certificate of Incorporation and Section 2.2(a) of the Third Amended and Restated Stockholders Agreement or any other director of the Corporation designated for nomination by A/N and elected or appointed pursuant to the provisions of Section 2.2 of the Third Amended and Restated Stockholders Agreement.
D. “A/N Parties” or “A/N Party” have the respective meanings set forth in the Third Amended and Restated Stockholders Agreement.
E. “Associate” of a person has the meaning set forth in Rule 12b-2 under the Exchange Act, and “Associated” shall have a correlative meaning; provided that (i) the Corporation and Cox and their respective Associates shall not be deemed to be Associates of A/N, (ii) the Corporation and A/N and their respective Associates shall not be deemed to be Associates of Cox and (iii) Cox and A/N and their respective Associates shall not be deemed to be Associates of the Corporation.
F. “Beneficially Own” with respect to any securities means having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act without limitation by the sixty (60)-day provision in paragraph (d)(1)(i) thereof), and the terms “Beneficial Ownership” and “Beneficial Owner” shall have correlative meanings. Without limiting Section 3.4 of the Third Amended and Restated Stockholders Agreement, any Beneficial Ownership by a person that is jointly owned by A/N and Cox shall be considered Beneficial Ownership by each such owner to the extent of such owner’s equity ownership in such jointly owned person.
G. “Cox” means Cox Enterprises, Inc., a Delaware corporation.
H. “Cox Director” means a director of the Corporation designated for nomination by Cox pursuant to Clause B of Article FIFTH of this Certificate of Incorporation and Section 2.2(a) of the Third Amended and Restated Stockholders Agreement or any other director of the Corporation designated for nomination by Cox and elected or appointed pursuant to the provisions of Section 2.1(d) or Section 2.2 of the Third Amended and Restated Stockholders Agreement.
I. “Cox Letter Agreement” has the meanings set forth in the Third Amended and Restated Stockholders Agreement.
J. “Cox Parties” or “Cox Party” have the meanings set forth in the Third Amended and Restated Stockholders Agreement.
K. “Change of Control” means a transaction or series of related transactions which would result in (i) the then-existing stockholders of the Corporation (on an as-converted or as-exchanged basis) prior to the transaction, or prior to the first transaction if a series of related transactions, no longer having, directly or indirectly, a Voting Interest of 50% or more of the Corporation or any successor company or (ii) any change in the composition of the Board of Directors resulting in the persons constituting the Board of Directors prior to the transaction, or prior to the first transaction if a series of related transactions, ceasing to constitute a majority of the Board of Directors or any successor board of directors (or comparable governing body).
L. “Closing” has the meaning set forth in the Transaction Agreement.
M. “Charter Holdings” means Charter Communications Holdings, LLC, a Delaware limited liability company.
N. “Charter Holdings Class B Common Units” means the Class B Common Units of Charter Holdings.

O. “Charter Holdings Class C Common Units” means the Class C Common Units of Charter Holdings.
P. “Charter Holdings Common Units” means the Common Units of Charter Holdings.
Q. “Charter Holdings Preferred Units” means the Preferred Units of Charter Holdings.
R. “Charter Holdings Units” means the Charter Holdings Common Units, the Charter Holdings Class B Common Units, the Charter Holdings Class C Common Units and the Charter Holdings Preferred Units.
S. “Transaction Agreement” means the Transaction Agreement, dated and as in effect as of May 16, 2025, by and among Charter Communications, Inc., Cox and Charter Holdings.
T. “Equity Interest” means, with respect to either Investor Party, as of any date of determination, the percentage represented by the quotient of, without duplication, (i) the number of shares of Class A Common Stock owned (whether of record or book-entry through a brokerage account held in the name of such Investor Party or its Affiliates) by such Investor Party or its Affiliates and that would be owned (whether of record or book-entry through a brokerage account held in the name of such Investor Party or its Affiliates) by such person on a Fully Exchanged Basis divided by (ii) the number of shares of Class A Common Stock that would be outstanding on a Fully Exchanged Basis and fully diluted basis.
U. “Equity Securities” means any equity securities of the Corporation or securities convertible into or exercisable or exchangeable for equity securities of the Corporation.
V. “Exchange Act” means the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.
W. “Exchange Agreement” has the meaning set forth in the Transaction Agreement.
X. “Excluded Matter” includes each of the following: (i) any vote of the Corporation’s stockholders on a Change of Control or a sale of all or substantially all of the Corporation’s assets; (ii) any vote of the Corporation’s stockholders to approve any bankruptcy plan or pre-arranged financial restructuring with the creditors of the Corporation or of Charter Holdings; (iii) any vote of the Corporation’s stockholders to approve the creation of a new class of shares of the Corporation or a new class of units of Charter Holdings; (iv) with respect to each Investor Party, any vote of the Corporation’s stockholders to approve any matter not in the ordinary course and relating to a transaction involving the other Investor Party or any of its Affiliates; (v) with respect to an A/N Party, any vote of the Corporation’s stockholders in respect of any resolution that would in any way diminish the voting power of the Class B Common Stock compared to the voting power of the Class A Common Stock or the Class C Common Stock; and (vi) with respect to a Cox Party, any vote of the Corporation’s stockholders in respect of any resolution that would in any way diminish the voting power of the Class C Common Stock compared to the voting power of the Class A Common Stock or the Class B Common Stock.
Y. “Existing A/N Letter Agreement” has the meanings set forth in the Third Amended and Restated Stockholders Agreement.
Z. “Fully Exchanged Basis” means assuming that all Charter Holdings Class B Common Units and Charter Holdings Class C Common Units were exchanged into shares of Class A Common Stock, and all Charter Holdings Preferred Units were converted into Charter Holdings Class C Common Units and subsequently exchanged into shares of Class A Common Stock, in each case in accordance with the terms of this Certificate of Incorporation, the LLC Agreement and the Exchange Agreement, such that the Corporation was the sole holder of Charter Holdings Units.
AA. “Independent” means, with respect to any person, independent within the meaning of SEC and stock exchange rules and under the applicable person’s corporate governance guidelines, and with no material affiliation or other material business, professional or investment relationship with the A/N Parties or the Cox Parties other than by virtue of his or her relationship with Charter Communications, Inc.
BB. “Investor Director” means any of the A/N Directors or the Cox Directors, as applicable; and “Investor Directors” means all of the A/N Directors and Cox Directors, collectively.
CC. “Investor Party” means either of A/N or Cox, as applicable; and “Investor Parties” means A/N and Cox, collectively.

DD. “LLC Agreement” has the meaning set forth in the Transaction Agreement.
EE. “person” shall mean any natural person, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, foundation, unincorporated organization or government or other agency or political subdivision thereof.
FF. “SEC” means the U.S. Securities and Exchange Commission.
GG. “Third Amended and Restated Stockholders Agreement” means the Third Amended and Restated Stockholders Agreement, dated as of [ ] (without giving effect to any amendments after [ ]), by and among Charter Communications, Inc., Cox and A/N.
HH. “Total Voting Power” means the total number of votes that may be cast generally in the election of directors of the Corporation if all outstanding Voting Securities were present and voted at a meeting held for such purpose (provided that this calculation shall take into account the number of votes represented by the shares of Class B Common Stock and shares of Class C Common Stock outstanding).
II. “Unaffiliated Director” means a member of the Board of Directors who is not an Investor Director.
JJ. “Voting Cap” means (i) in the case of Cox, 30%; and (ii) in the case of A/N, 15%.
KK. “Voting Interest” means, with respect to any person, as of any date of determination, the percentage equal to the quotient of (a) the total number of votes that may be cast generally in the election of directors of the Corporation by such person and its Affiliates at a meeting held for such purpose (provided that with respect to determining the Voting Interest of A/N and Cox, the calculation pursuant to this clause (a) shall take into account the number of votes represented by the shares of Class B Common Stock and the shares of Class C Common Stock, respectively, outstanding) divided by (b) the Total Voting Power.
LL. “Voting Securities” means the shares of Class A Common Stock, shares of Class B Common Stock and shares of Class C Common Stock, and any securities of the Corporation entitled to vote generally for the election of directors of the Corporation.
[Remainder of this Page Intentionally Left Blank]

IN WITNESS WHEREOF, this Second Amended and Restated Certificate of Incorporation, which restates, integrates and further amends the provisions of the Amended and Restated Certificate of Incorporation, as amended, and which was duly made, executed and acknowledged in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, has been signed on [ ].

Charter COMMUNICATIONS, INC.

By:
Name:
Title:

Exhibit A

CERTIFICATE OF DESIGNATIONS OF
SERIES A CUMULATIVE REDEEMABLE PREFERRED STOCK OF
CHARTER COMMUNICATIONS, INC.
Charter Communications, Inc., a Delaware corporation (the “Corporation”), does hereby certify that the following resolution was duly adopted by the Board of Directors of the Corporation under authority conferred upon the Board of Directors by the provisions of the Amended and Restated Certificate of Incorporation of the Corporation, as amended:
“RESOLVED, that pursuant to the authority set forth in Article Fourth, Section D of the Amended and Restated Certificate of Incorporation of Charter Communications, Inc. (the “Corporation”), as amended, the board of directors of the Corporation hereby designates 7,300,000 shares of the authorized and unissued preferred stock, par value $0.001 per share, of the Corporation as “Series A Cumulative Redeemable Preferred Stock” (the “Series A Preferred Stock”), with such Series A Preferred Stock having the following powers, designations, preferences and relative, participating, optional or other rights, and qualifications, limitations or restrictions:
1. Certain Definitions. For purposes of this Certificate of Designations, the following terms shall have the meanings ascribed below:
“Amended and Restated Certificate” shall mean the Amended and Restated Certificate of Incorporation of the Corporation, as amended from time to time.
“Board of Directors” or “Board” shall mean the Board of Directors of the Corporation and, unless the context indicates otherwise, shall also mean, to the extent permitted by law, any committee thereof authorized, with respect to any particular matter, to exercise the power of the Board of Directors of the Corporation with respect to such matter.
“Business Day” shall mean any weekday that is not a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to be closed.
“Capital Stock” shall mean any and all shares of capital stock of the Corporation.
“Class A Common Stock” shall mean the Class A common stock, par value $0.001 per share, of the Corporation.
“Class B Common Stock” shall mean the Class B common stock, par value $0.001 per share, of the Corporation.
“Common Stock” shall mean the common stock, par value $0.001 per share, of the Corporation (including the Class A Common Stock and the Class B Common Stock).
“Corporation” shall mean Charter Communications, Inc.
“Debt Instrument” shall mean any note, bond, debenture, indenture, guarantee or other instrument or agreement evidencing any Indebtedness, whether existing at the effective time of this Certificate of Designations or thereafter created, incurred, assumed or guaranteed.
“Dividend Accrual Commencement Date” shall mean the LBRD Dividend Payment Date immediately preceding the LBRD Merger Effective Time; provided, however, that in the event that the board of directors of LBRD shall have declared a dividend payable on the LBRD Series A Preferred Stock in accordance with Section 2 of the LBRD Certificate of Designations and the LBRD Dividend Payment Date therefor (the “Pending Dividend Payment Date”) shall not have occurred prior to the LBRD Merger Effective Time and the record date therefor shall have occurred prior to the LBRD Merger Effective Time, then the Dividend Accrual Commencement Date shall mean the Pending Dividend Payment Date. The date that is the Dividend Accrual Commencement Date shall be filed with the books and records of the Corporation and will be furnished by the Corporation, on request and without cost, to any stockholder of the Corporation.
“Dividend Payment Date” shall mean January 15, April 15, July 15 and October 15 of each year, commencing on the first such date following the Dividend Accrual Commencement Date.

“Dividend Period” shall mean the period from and including the Dividend Accrual Commencement Date to (but not including) the first Dividend Payment Date and each three (3) month period from and including the Dividend Payment Date for the preceding Dividend Period to (but not including) the Dividend Payment Date for such Dividend Period.
“Dividend Rate” shall mean the dividend rate accruing on the Series A Preferred Stock, as applicable from time to time pursuant to this Certificate of Designations.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
“Indebtedness” shall mean (i) any liability, contingent or otherwise, of the Corporation or any Subsidiary (x) for borrowed money (whether or not the recourse of the lender is to the whole of the assets of the Corporation or any Subsidiary or only to a portion thereof), (y) evidenced by a note, debenture or similar instrument (including a purchase money obligation) given other than in connection with the acquisition of inventory or similar property in the ordinary course of business, or (z) for the payment of money relating to indebtedness represented by obligations under a lease that is required to be capitalized for financial accounting purposes in accordance with generally accepted accounting principles; (ii) any liability of others described in the preceding clause (i) which the Corporation or any Subsidiary has guaranteed or which is otherwise its legal liability; (iii) any obligations secured by any mortgage, pledge, lien, encumbrance, charge or adverse claim affecting title or resulting in an encumbrance against any real or personal property, or a security interest of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction) to which the property or assets of the Corporation or any Subsidiary are subject whether or not the obligations secured thereby shall have been assumed by or shall otherwise be the Corporation’s or any Subsidiary’s legal liability; and (iv) any amendment, renewal, extension or refunding of any liability of the types referred to in clause (i), (ii) or (iii) above.
“Junior Stock” shall mean the Common Stock and any other class or series of Capital Stock now existing, or authorized after, the effective time of this Certificate of Designations, other than the Series A Preferred Stock, any class or series of Parity Stock, and any class or series of Senior Stock.
“LBRD” shall mean Liberty Broadband Corporation, a corporation incorporated in the State of Delaware on June 26, 2014 (which, for the avoidance of doubt, will be merged with and into Fusion Merger Sub 1, LLC, a Delaware limited liability company, pursuant to the LBRD Merger Agreement).
“LBRD Certificate of Designations” shall mean the Certificate of Designations of LBRD in respect of the LBRD Series A Preferred Stock filed with the Secretary of State of the State of Delaware on December 18, 2020.
“LBRD Dividend Payment Date” shall mean any Dividend Payment Date (as defined, for purposes of this definition, in the LBRD Certificate of Designations) in respect of the LBRD Series A Preferred Stock.
“LBRD Merger” shall mean the merger of Fusion Merger Sub 2, Inc., a Delaware corporation, with and into LBRD pursuant to the LBRD Merger Agreement.
“LBRD Merger Agreement” shall mean that certain Agreement and Plan of Merger made and entered into as of November 12, 2024, by and among the Corporation and LBRD (among others), as may be amended from time to time.
“LBRD Merger Effective Time” shall mean the effective time of the Certificate of Merger filed with the Secretary of State of the State of Delaware in connection with the LBRD Merger.
“LBRD Series A Preferred Stock” shall mean the Series A Cumulative Redeemable Preferred Stock of LBRD authorized by the LBRD Certificate of Designations.
“LBRD Unpaid Dividends” shall mean dividends accrued and unpaid on a share of LBRD Series A Preferred Stock prior to and as of the Dividend Accrual Commencement Date that, in accordance with the provisions of the LBRD Certificate of Designations, have been added to the “Liquidation Price” (as defined, for purposes of this definition, in the LBRD Certificate of Designations) of a share of the LBRD Series A Preferred Stock, and which remained unpaid and a part of the “Liquidation Price” as of the LBRD Merger Effective Time.

“Liquidation Price” measured per share of the Series A Preferred Stock as of any date of determination shall mean the sum of (i) $25, plus (ii) an amount equal to any unpaid dividends (whether or not declared) accrued with respect to such share which pursuant to Section 2(e) of this Certificate of Designations have been added to and then remain part of the Liquidation Price as of such date plus (iii) an amount equal to any LBRD Unpaid Dividends which remain part of the Liquidation Price as of such date.
“Parity Stock” shall mean any class or series of Capital Stock that expressly ranks on a parity basis with the Series A Preferred Stock as to the dividend rights, rights of redemption and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.
“Penalty Rate” shall mean the Stated Rate plus two percent (2.00%) per annum of the Liquidation Price of each share of Series A Preferred Stock.
“Person” shall mean any natural person, corporation, company, limited liability company, general or limited partnership, trust, estate, proprietorship, joint venture, association, organization or other entity.
“Publicly Traded” shall mean, with respect to shares of capital stock or other securities, that such shares or other securities are traded on a U.S. national securities exchange or U.S. national securities market or quoted on the over-the-counter market.
“Record Date” for the dividends payable on any Dividend Payment Date shall mean the date fifteen (15) days immediately preceding such Dividend Payment Date; provided, that if such date is not a Business Day, the record date shall be the next succeeding Business Day after such date.
“Redemption Date” as to all shares of Series A Preferred Stock shall mean (i) the Scheduled Redemption Date, and (ii) any date following the Scheduled Redemption Date on which shares of Series A Preferred Stock are redeemed pursuant to Section 4(b) of this Certificate of Designations.
“Redemption Price” shall mean the Liquidation Price plus all unpaid dividends (whether or not declared) accrued from the most recent Dividend Payment Date through the Redemption Date.
“Registrar” shall mean the Transfer Agent acting in its capacity as registrar for the Series A Preferred Stock, and its successors and assigns.
“Scheduled Redemption Date” shall mean the first (1st) Business Day following March 8, 2039.
“Senior Stock” shall mean any class or series of Capital Stock that expressly ranks senior to the Series A Preferred Stock and has preference or priority over the Series A Preferred Stock as to dividend rights, rights of redemption and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.
“Series A Dividend Amount” shall mean, for any Dividend Payment Date, the amount accrued and payable by the Corporation as a dividend per share of Series A Preferred Stock, as determined pursuant to Section 2(a) of this Certificate of Designations (and as such amount is subject to adjustment from time to time pursuant to Section 2(b) and 2(c) of this Certificate of Designations).
“Series A Preferred Stock” shall mean the Series A Cumulative Redeemable Preferred Stock of the Corporation.
“Stated Rate” shall mean seven percent (7.00%) per annum of the Liquidation Price of each share of Series A Preferred Stock.
“Subsidiary” shall mean any company or corporate entity for which a Person owns, directly or indirectly, an amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, more than 50% of the equity interests of such company or corporate entity).
“Transfer Agent” shall mean the Person acting as transfer agent, Registrar and paying agent for the Series A Preferred Stock, and its successors and assigns.
“Votes Per Share” shall mean one-third (1/3) of a vote, as such number may be adjusted pursuant to Section 6(c) of this Certificate of Designations.

“Voting Power” shall mean the aggregate voting power of the shares of Series A Preferred Stock outstanding as a percentage of the aggregate voting power of the outstanding shares of Common Stock, together with the shares of Series A Preferred Stock, which are entitled to vote on any matter on which the holders of the Common Stock and Series A Preferred Stock vote together as a single class.
2. Dividends.
(a) Subject to the prior preferences and other rights of any Senior Stock and the provisions of Section 2(g) of this Certificate of Designations, the holders of the Series A Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, out of funds legally available therefor, preferential dividends that shall accrue and cumulate as provided herein. Dividends on each share of Series A Preferred Stock shall accrue on a daily basis at the Dividend Rate of the Stated Rate from and including the Dividend Accrual Commencement Date (which, for the avoidance of doubt, may be prior to the effective time of this Certificate of Designations and prior to the time any shares of Series A Preferred Stock have been issued) to and including the date on which the Liquidation Price or Redemption Price of such share is paid pursuant to Section 3 or Section 4 of this Certificate of Designations, respectively, whether or not such dividends have been declared and whether or not there are any funds of the Corporation legally available for the payment of dividends, and such dividends shall be cumulative; provided, however, if on the Dividend Accrual Commencement Date a Dividend Default exists, then the Dividend Rate shall accrue in accordance with the terms and subject to the conditions of Section 2(b) below, as applicable. Accrued dividends on the Series A Preferred Stock shall be payable, in accordance with the terms and conditions set forth in this Certificate of Designations, quarterly on each Dividend Payment Date, to the holders of record of the Series A Preferred Stock as of the close of business on the applicable Record Date; provided, however, if any such payment date is not a Business Day, then payment of any dividend otherwise payable on that date will be made on the next succeeding day that is a Business Day, without any interest or other payment in respect of such delay. For purposes of determining the amount of dividends “accrued” (i) as of any date that is not a Dividend Payment Date, such amount shall be calculated on the basis of the foregoing rate per annum for actual days elapsed from the last preceding Dividend Payment Date (or in the event the first Dividend Payment Date has not yet occurred, the Dividend Accrual Commencement Date) to the date as of which such determination is to be made, based on a 365-day year, and (ii) as of any Dividend Payment Date, such amount shall be calculated on the basis of the foregoing rate per annum, based on a 360-day year of twelve 30-day months.
(b) If the Corporation fails to pay cash dividends on the Series A Preferred Stock in full for any four (4) consecutive or non-consecutive Dividend Periods, including, without limitation, any failure to pay as a result of Section 2(d) of this Certificate of Designations (a “Dividend Default”), then:
(i) the Dividend Rate shall increase to the Penalty Rate, commencing on the first day after the Dividend Payment Date on which a Dividend Default occurs and for each subsequent Dividend Period thereafter; provided, however, that the Dividend Rate will revert to the Stated Rate at such time as the Corporation has paid all LBRD Unpaid Dividends (if any) and all accrued and unpaid dividends (whether or not declared) which pursuant to Section 2(e) of this Certificate of Designations have been added to and then remain part of the Liquidation Price as of such date; and
(ii) when the Dividend Default is cured and the Dividend Rate reverts to the Stated Rate, each subsequent Dividend Default shall not occur until the Corporation has an additional four (4) failures to pay cash dividends on the Series A Preferred Stock, whether consecutive or non-consecutive after the prior Dividend Default has been cured.
For purposes of determining whether the first instance of a Dividend Default (if any) has occurred after the effective time of this Certificate of Designations (but not for any subsequent Dividend Default), any failure to pay cash dividends by LBRD on shares of the LBRD Series A Preferred Stock pursuant to the LBRD Certificate of Designations on any LBRD Dividend Payment Date shall be considered to have been a failure to pay cash dividends on the Series A Preferred Stock on a Dividend Payment Date pursuant to this Certificate of Designations until such time as any LBRD Unpaid Dividends no longer remain part of the Liquidation Price when repaid in accordance with this Section 2 of this Certificate of Designations.

(c) If at any time or from time to time the Series A Preferred Stock fails to be Publicly Traded for ninety (90) consecutive days or longer (a “Listing Default”), then the Dividend Rate shall increase to the Penalty Rate, commencing on the day after the Listing Default and continuing until such time as the Corporation has cured the Listing Default by again causing the Series A Preferred Stock to be Publicly Traded, at which time the Dividend Rate shall revert to the Stated Rate.
(d) If, on any Dividend Payment Date, the Corporation, pursuant to applicable law or the terms of any Debt Instrument or Senior Stock, shall not have funds legally available to pay or otherwise be prohibited or restricted from paying to the holders of the Series A Preferred Stock the full Series A Dividend Amount to which such holders are entitled and to the holders of any Parity Stock then entitled to receive payment of a dividend the full amount to which such holders are entitled, the amount available for such payment pursuant to applicable law and which is not restricted or prohibited by the terms of any Debt Instrument or Senior Stock shall be distributed, when and as declared by the Board of Directors, among the holders of the Series A Preferred Stock and any Parity Stock to which dividends are then owed ratably in proportion to the full amounts to which they would otherwise be entitled.
(e) To the extent the Series A Dividend Amount is not paid in full on a Dividend Payment Date for any reason, all dividends (whether or not declared) that have accrued on a share of Series A Preferred Stock during the Dividend Period ending on such Dividend Payment Date and which are unpaid will be added to the Liquidation Price (as provided in the definition thereof) of such share and will remain a part thereof until such dividends are paid, together with all dividends that have accrued to the date of such payment with respect to that portion of the Liquidation Price which consists of such accrued and unpaid dividends. Such accrued and unpaid dividends, together with any LBRD Unpaid Dividends, and, collectively, with all unpaid dividends accrued thereon, may be declared and paid at any time (subject to the concurrent satisfaction of any dividend arrearages then existing with respect to any Parity Stock), without reference to any regular Dividend Payment Date, to holders of record as of the close of business on such date, not more than sixty (60) days preceding the payment date thereof, as may be fixed by the Board of Directors (the “Special Record Date”) and, to the extent LBRD Unpaid Dividends are so paid, they will no longer be a part of the Liquidation Price.
(f) Notice of each Special Record Date shall be mailed, first class, postage prepaid, to the holders of record of the Series A Preferred Stock at their respective addresses as the same appear on the books of the Corporation (which may include the records of the Transfer Agent) or are supplied by them in writing to the Corporation for the purpose of such notice.
(g) So long as any shares of Series A Preferred Stock shall be outstanding, the Corporation shall not declare or pay any dividend whatsoever with respect to any Junior Stock or any Parity Stock, whether in cash, property or otherwise, nor shall the Corporation declare or make any distribution on any Junior Stock or any Parity Stock, or set aside any cash or property for any such purposes, nor shall any Junior Stock or Parity Stock be purchased, redeemed or otherwise acquired by the Corporation or any of its Subsidiaries, nor shall any monies be paid, set aside for payment or made available for a sinking fund for the purchase or redemption of any Junior Stock or Parity Stock, unless and until (i) all dividends to which the holders of the Series A Preferred Stock shall have been entitled for all current and all previous Dividend Periods, and all LBRD Unpaid Dividends, shall have been paid or declared and the consideration sufficient for the payment thereof set aside so as to be available for the payment thereof and (ii) the Corporation shall have paid, in full, or set aside the consideration sufficient for the payment thereof, all redemption payments with respect to the Series A Preferred Stock that it is then obligated to pay; provided, however, that nothing contained in this Section 2(g) of this Certificate of Designations shall prevent (A) purchases, redemptions or other acquisitions of shares of Junior Stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants; (B) purchases of shares of Junior Stock pursuant to a contractually binding requirement to buy stock, including under a stock repurchase plan, provided that such contract or plan was entered into prior to the Corporation’s failure to pay dividends on the Series A Preferred Stock (or, in the case of LBRD Unpaid Dividends, prior to or on the date upon which LBRD failed to pay dividends on the LBRD Series A Preferred Stock pursuant to and in accordance with the LBRD Certificate of Designations); (C) exchanges or conversions of shares of any class or series of Junior Stock, or the securities of another company, for any other class or series of Junior Stock; (D) the purchase of fractional interests in shares of Junior Stock pursuant to the conversion or exchange provisions of such Junior Stock or the security being converted or exchanged; (E) the payment of any dividends in respect of Junior Stock where the dividend is in the form of the same stock as that on which the dividend is being paid; (F) distributions of Junior Stock or rights to purchase Junior Stock; (G) direct or indirect distributions of equity interests of a Subsidiary or other Person (whether by redemption, dividend, share distribution, merger or otherwise) to all or substantially all of the holders of one or more classes or series of Common Stock, on a pro rata basis with respect to each such class or series (other than with respect to the payment of cash in lieu of fractional shares), or such equity interests of such Subsidiary or other Person are available to be acquired by such holders of one more classes or series of Common Stock (including through any rights offering, exchange offer, exercise of subscription rights or other offer made available to such holders), on a pro rata basis with respect to each such class or series (other than with respect to the payment of cash in lieu of fractional shares), whether voluntary or involuntary; (H) stock splits, stock dividends or other distributions, reclassifications, recapitalizations; or (I) the declaration and payment of dividends ratably on the Series A Preferred Stock and each class or series of Parity Stock as to which dividends are payable or in arrears so that the amount of dividends declared and paid per share of the Series A Preferred Stock and per share of each class or series of such Parity Stock are in proportion to the respective total amounts of accrued and unpaid dividends with respect to the Series A Preferred Stock and any LBRD Unpaid Dividends, on the one hand, and all such classes and series of Parity Stock, on the other hand.
3. Distributions Upon Liquidation, Dissolution or Winding Up.
Subject to the prior payment in full of the preferential amounts to which any Senior Stock is entitled, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of shares of the Series A Preferred Stock shall be entitled to receive from the assets of the Corporation available for distribution to the stockholders, before any payment or distribution shall be made to the holders of any Junior Stock, an amount in property or cash, as determined by the Board of Directors in good faith, or a combination thereof, per share, equal to the Liquidation Price plus all unpaid dividends (whether or not declared) accrued through the date of distribution of amounts payable to holders of Series A Preferred Stock in connection with such liquidation, dissolution or winding up of the Corporation since the immediately preceding Dividend Payment Date (or, if such date of distribution occurs prior to the first Dividend Payment Date, since the Dividend Accrual Commencement Date), which payment shall be made pari passu with any such payment made to the holders of any Parity Stock. The holders of the Series A Preferred Stock shall be entitled to no other or further distribution of or participation in any remaining assets of the Corporation after receiving in full the amount set forth in the immediately preceding sentence. If, upon distribution of the Corporation’s assets in liquidation, dissolution or winding up, the assets of the Corporation to be distributed among the holders of the Series A Preferred Stock and to all holders of any Parity Stock shall be insufficient to permit payment in full to such holders of the preferential amounts to which they are entitled, then the entire assets of the Corporation to be distributed to holders of the Series A Preferred Stock and such Parity Stock shall be distributed pro rata to such holders based upon the aggregate of the full preferential amounts to which the shares of Series A Preferred Stock and such Parity Stock would otherwise respectively be entitled. Neither the consolidation or merger of the Corporation with or into any other corporation or corporations nor the sale, transfer or lease of all or substantially all the assets of the Corporation shall itself be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 3 of this Certificate of Designations. Notice of the liquidation, dissolution or winding up of the Corporation shall be mailed, first class mail, postage prepaid, not less than twenty (20) days prior to the date on which such liquidation, dissolution or winding up is expected to take place or become effective, to the holders of record of the Series A Preferred Stock at their respective addresses as the same appear on the books of the Corporation (which may include the records of the Transfer Agent) or are supplied by them in writing to the Corporation for the purpose of such notice.
4. Mandatory Redemption.
(a) Redemption. On the Scheduled Redemption Date, the Corporation shall redeem all outstanding shares of Series A Preferred Stock out of funds legally available therefor at the Redemption Price per share, in cash. For the avoidance of doubt, any shares of Series A Preferred Stock that remain outstanding after the Scheduled Redemption Date shall continue to accrue dividends in accordance with the provisions in Section 2 of this Certificate of Designations for so long as such shares remain outstanding. The Corporation shall not redeem any shares of Series A Preferred Stock except as expressly authorized in this Section 4 of this Certificate of Designations.
(b) Partial Redemption. If on the Scheduled Redemption Date, the Corporation, pursuant to applicable law or the terms of any Debt Instrument or Senior Stock, shall not have funds legally available to redeem or otherwise be prohibited or restricted from redeeming all shares of Series A Preferred Stock, those funds that are legally available and not so restricted or prohibited will be used to redeem the maximum possible number of such shares of Series A Preferred Stock. At any time and from time to time thereafter when additional funds of the Corporation are legally available and not so restricted for such purpose, such funds shall be used in their entirety to redeem the shares of Series A Preferred Stock that the Corporation failed to redeem on the Scheduled Redemption Date until the balance of such shares has been redeemed. The shares of Series A Preferred Stock to be redeemed in accordance with this Section 4(b) shall be redeemed pro rata from among the holders of the outstanding shares of Series A Preferred Stock.
(c) Notice of Redemption and Certificates. The Corporation shall mail notice of such redemption to each holder (such notice, a “Notice of Redemption”) in accordance with Section 13 of this Certificate of Designations not later than twenty (20) days prior to the Redemption Date. Such Notice of Redemption shall contain: (A) the applicable Redemption Price, (B) the Redemption Date, (C) the instructions a holder must follow with respect to the redemption, including the method for surrendering the certificates for the shares of Series A Preferred Stock to be redeemed for payment of the Redemption Price and (D) any other matters required by law. On or before the applicable Redemption Date, each holder of shares of Series A Preferred Stock to be redeemed on such Redemption Date, shall, if a holder of shares in certificated form, surrender the certificate or certificates representing such shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, in the manner and at the place designated in the Notice of Redemption, and thereupon the Redemption Price for such shares shall be payable to the order of the Person whose name appears on such certificate or certificates as the owner thereof in accordance with the terms and conditions set forth in this Certificate of Designations. In the event less than all of the shares of Series A Preferred Stock represented by a certificate are redeemed, a new certificate, instrument, or book entry representing the unredeemed shares of Series A Preferred Stock shall promptly be issued to such holder.
(d) Deposit of Redemption Price. If the Notice of Redemption shall have been mailed as provided in Section 4(c) of this Certificate of Designations, and if on or before the Redemption Date specified in such Notice of Redemption, the consideration necessary for such redemption shall have been set aside so as to be available therefor and only therefor, then on and after the close of business on the Redemption Date, the shares of Series A Preferred Stock called for redemption, notwithstanding that any certificate therefor shall not have been surrendered for cancellation, shall automatically be redeemed and no longer be deemed outstanding, and all rights with respect to such shares shall forthwith cease and terminate, except the right of the holders thereof to receive upon surrender of their certificates the consideration payable upon redemption thereof.
(e) Status of Redeemed Shares. Any shares of Series A Preferred Stock that are redeemed, purchased or otherwise acquired by the Corporation shall not be reissued as Series A Preferred Stock.
(f) Certain Restrictions. If and so long as the Corporation shall fail to redeem on the Scheduled Redemption Date all shares of Series A Preferred Stock required to be redeemed on such date, the Corporation shall not redeem, or discharge any sinking fund obligation with respect to, any Parity Stock or Junior Stock, and shall not purchase or otherwise acquire any shares of Series A Preferred Stock, Parity Stock or Junior Stock, unless and until all then outstanding shares of Series A Preferred Stock are redeemed pursuant to the terms hereof. Nothing contained in this Section 4(f) of this Certificate of Designations shall prevent (i) the purchase or acquisition by the Corporation of shares of Series A Preferred Stock and Parity Stock pursuant to a purchase or exchange offer or offers made to holders of all outstanding shares of Series A Preferred Stock and Parity Stock, provided that (A) as to holders of all outstanding shares of Series A Preferred Stock, the terms of the purchase or exchange offer for all such shares are identical, (B) as to holders of all outstanding shares of a particular series or class of Parity Stock, the terms of the purchase or exchange offer for all such shares are identical, and (C) as among holders of all outstanding shares of Series A Preferred Stock and Parity Stock, the terms of each purchase or exchange offer or offers are substantially identical relative to the liquidation price of the shares of Series A Preferred Stock and each series or class of Parity Stock, (ii) the purchase or acquisition by the Corporation of shares of Series A Preferred Stock, Parity Stock or Junior Stock in exchange for (together with a cash adjustment for fractional shares, if any), or through the application of the proceeds of the sale of, shares of Junior Stock, or (iii) the redemption, purchase or other acquisition of Junior Stock solely in exchange for shares of Junior Stock.

5. Protective Provisions.
(a) In addition to any vote required by this Certificate of Designations, the Amended and Restated Certificate or by applicable law, for so long as any of the shares of Series A Preferred Stock shall remain outstanding, the Corporation shall not, without the written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be), separately as a series:
(i) amend, alter or repeal any provision of this Certificate of Designations, whether by merger, share exchange, consolidation or otherwise, in a manner that adversely affects the powers, preferences or rights of the Series A Preferred Stock set forth in the Amended and Restated Certificate (including this Certificate of Designations) (including, without limitation, any such amendment or alteration that would reduce the Liquidation Price or Dividend Rate of the Series A Preferred Stock), unless in each such case each share of Series A Preferred Stock (x) shall remain outstanding without a material and adverse change to the powers, or rights of the Series A Preferred Stock or (y) shall be converted into or exchanged for preferred stock of the surviving entity having powers, preferences and rights substantially identical to that of a share of Series A Preferred Stock (except for any changes to such powers, preferences or rights that do not materially and adversely affect the Series A Preferred Stock and, if permitted by law, the payment of cash in lieu of fractional shares); or
(ii) authorize, create or issue, or increase the authorized or issued amount of, any class of Senior Stock or reclassify any of the authorized Capital Stock into such shares of Senior Stock, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares of Senior Stock.
(b) If the Corporation shall propose to take action specified in Section 5(a)(i) hereof, then the Corporation shall give notice of such proposed amendment, alteration or repeal to each holder of record of the shares of Series A Preferred Stock appearing on the stock books of the Corporation (which may include the records of the Transfer Agent) as of the date of such notice at the address of said holder shown therein and shall cause to be filed with the Transfer Agent a copy of such notice. Such notice shall specify the material terms of such amendment, alteration or repeal. Such notice shall be given at least twenty (20) Business Days prior to the effective date of such amendment, alteration or repeal. If at any time the Corporation shall abandon or cancel the proposed action for which notice has been given under this Section 5(b) of this Certificate of Designations prior to the effective date of such proposed action, the Corporation shall give prompt notice of such abandonment or cancellation to each holder of record of the shares of Series A Preferred Stock appearing on the stock books of the Corporation (which may include the records of the Transfer Agent) as of the date of such notice at the address of said holder shown therein.
(c) In any merger or consolidation, which merger or consolidation by its terms provides for the payment of only cash to the holders of shares of Series A Preferred Stock, each holder of shares of Series A Preferred Stock shall be entitled to receive an amount equal to the Liquidation Price of the shares of Series A Preferred Stock held by such holder, plus an amount equal to the accrued and unpaid dividends (whether or not declared) on such shares since the immediately preceding Dividend Payment Date (or if the first Dividend Payment Date has not occurred, since the Dividend Accrual Commencement Date), in exchange for such shares of Series A Preferred Stock.
6. Voting.
(a) The shares of Series A Preferred Stock are hereby designated as a “Voting Security” for purposes of the Amended and Restated Certificate. The holders of shares of Series A Preferred Stock shall be entitled to vote together as a class generally with the holders of the Common Stock on all matters submitted to a vote of the holders of the Common Stock (together with the holders of any class or series of Senior Stock, Parity Stock or Junior Stock then entitled to vote together as a class with the holders of the Common Stock), except as required in this Certificate of Designations or by applicable law. Each record holder of shares of Series A Preferred Stock shall be entitled to the Votes Per Share for each share of Series A Preferred Stock held by such holder as of the record date for determining stockholders entitled to vote in accordance with Delaware law. The holders of Series A Preferred Stock shall be entitled to notice of any meeting of holders of the Common Stock in accordance with the Bylaws of the Corporation.

(b) Each holder of Series A Preferred Stock will be entitled to the Votes Per Share on any matter on which holders of Series A Preferred Stock are entitled to vote separately as a class or series, whether at a meeting or by written consent.
(c) In the event of any stock split, stock dividend or other distribution, reclassification, recapitalization or similar event affecting the Common Stock and the aggregate number of votes that may be cast by the holders of the Common Stock, voting together as a separate class or series (each such event, an “Adjustment Event”), the Votes Per Share shall be adjusted, to the nearest tenth of a vote per share of Series A Preferred Stock, from and after such Adjustment Event such that the Voting Power immediately prior to such Adjustment Event shall be substantially equivalent to the Voting Power immediately following such Adjustment Event.
7. Preemptive Rights.
The holders of the Series A Preferred Stock will not have any preemptive right to subscribe for or purchase any Capital Stock or other securities which may be issued by the Corporation.
8. Creation of Capital Stock.
Notwithstanding anything set forth in the Amended and Restated Certificate or this Certificate of Designations, except as provided in Section 5(a)(ii) hereof, the Board of Directors, or any duly authorized committee thereof, without the vote of the holders of the Series A Preferred Stock, may authorize and issue additional shares of Capital Stock.
9. No Sinking Fund.
Shares of Series A Preferred Stock shall not be subject to or entitled to the operation of a retirement or sinking fund.
10. Exclusion of Other Rights.
Except as may otherwise be required by law and except for the equitable rights and remedies that may otherwise be available to holders of Series A Preferred Stock, the shares of Series A Preferred Stock shall not have any powers, designations, preferences, or relative, participating, optional or other rights, other than those specifically set forth in this Certificate of Designations.
11. Replacement Certificates.
If physical certificates representing shares of Series A Preferred Stock are issued, the Corporation shall replace any mutilated certificate at the holder’s expense upon surrender of that certificate to the Transfer Agent. The Corporation shall replace certificates representing shares of Series A Preferred Stock that become destroyed, stolen or lost at the holder’s expense upon delivery to the Corporation and the Transfer Agent of satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the Transfer Agent and the Corporation.
12. Taxes.
(a) Transfer Taxes. The Corporation shall pay any and all stock transfer, documentary, stamp and similar taxes that may be payable in respect of any issuance or delivery of shares of Series A Preferred Stock or other securities issued on account of Series A Preferred Stock pursuant hereto or certificates representing such shares or securities. The Corporation shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Series A Preferred Stock or other securities in a name other than that in which the shares of Series A Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any Person other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid or is not payable.
(b) Withholding. All payments and distributions (or deemed distributions) on the shares of Series A Preferred Stock shall be subject to withholding and backup withholding of tax to the extent required by applicable law, and amounts withheld, if any, shall be treated as received by holders.

13. Notices.
All notices referred to in this Certificate of Designations shall be in writing and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of (i) receipt thereof, (ii) three (3) Business Days after the mailing thereof if sent by registered or certified mail (unless first class mail shall be specifically permitted for such notice under the terms of this Certificate of Designations) with postage prepaid, or (iii) one (1) Business Day after the mailing thereof if sent by overnight courier, addressed: (x) if to the Corporation, to its principal place of business (Attention: General Counsel), (y) if to any holder of Series A Preferred Stock, to such holder at the address of such holder as listed in the stock record books of the Corporation (which may include the records of the Transfer Agent) or (z) to such other address as the Corporation or any such holder, as the case may be, shall have designated by notice similarly given.
14. Facts Ascertainable.
The Secretary of the Corporation shall also maintain a written record of (i) the number of shares of Series A Preferred Stock issued to a holder, and the date of each such issuance, and (ii) the Votes Per Share of the shares of Series A Preferred Stock (as may be adjusted pursuant to Section 6(c) of this Certificate of Designations) and the dates and descriptions of all Adjustment Events, and, in each case, shall furnish such written record without cost to any stockholder who so requests.
15. Waiver.
Notwithstanding any provision in this Certificate of Designations to the contrary, any provision contained in this Certificate of Designations and any right of the holders of Series A Preferred Stock granted hereunder may be waived as to all shares of Series A Preferred Stock (and the holders thereof) upon the written consent of the Board of Directors (or an authorized committee thereof) and the holders of a majority of the shares of Series A Preferred Stock then outstanding.
16. Information Rights.
During any period in which the Corporation is not subject to Section 13 or 15(d) of the Exchange Act and any shares of Series A Preferred Stock are outstanding, the Corporation will use its reasonable efforts to (a) transmit by mail (or other permissible means under the Exchange Act) to all holders of Series A Preferred Stock, as their names and addresses appear on the record books of the Corporation (which may include the records of the Transfer Agent) and without cost to such holders, copies of the annual reports on Form 10-K and quarterly reports on Form 10-Q that the Corporation would have been required to file with the Securities and Exchange Commission (the “SEC”) pursuant to Section 13 or 15(d) of the Exchange Act if it were subject thereto (other than any exhibits that would have been required); and (b) promptly, upon request, supply copies of such reports to any holders or prospective holder of Series A Preferred Stock. The Corporation will use its reasonable efforts to mail (or otherwise provide) the information to the holders of the Series A Preferred Stock within fifteen (15) days after the respective dates by which a periodic report on Form 10-K or Form 10-Q, as the case may be, in respect of such information would have been required to be filed with the SEC, if the Corporation were subject to Section 13 or 15(d) of the Exchange Act, in each case, based on the dates on which the Corporation would be required to file such periodic reports if it were a “non-accelerated filer” within the meaning of the Exchange Act.
17. Book Entry.
The Series A Preferred Stock shall be issued initially in the form of one or more fully registered global certificates (“Global Preferred Shares”) to a custodian for a securities depositary (the “Depositary”) that is a “clearing agency” under Section 17A of the Exchange Act (or with such other custodian as the Depositary may direct), and registered in the name of the Depositary or its nominee, duly executed by the Corporation and authenticated by the Transfer Agent. The number of shares of Series A Preferred Stock represented by Global Preferred Shares may from time to time be increased or decreased by adjustments made on the records of the Transfer Agent and the Depositary as hereinafter provided. Members of, or participants in, the Depositary (“Agent Members”) shall have no rights under these terms of the shares of Series A Preferred Stock with respect to any Global Preferred Shares held on their behalf by the Depositary or by the Transfer Agent as the custodian of the Depositary or under such Global Preferred Shares, and the Depositary may be treated by the Corporation, the Transfer Agent and any agent of the Corporation or the Transfer Agent as the absolute owner of such Global Preferred Shares for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Corporation, the Transfer

Agent or any agent of the Corporation or the Transfer Agent from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices of the Depositary governing the exercise of the rights of a holder of a beneficial interest in any Global Preferred Shares.
18. Effective Time.
This Certificate of Designation will become effective at         ,     Time, on the       day of .      , 202 .

Annex E
THIRD AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

Dated as of [ ]

by and among

CHARTER COMMUNICATIONS, INC.,

COX ENTERPRISES, INC.

and

ADVANCE/NEWHOUSE PARTNERSHIP

THIRD AMENDED AND RESTATED STOCKHOLDERS AGREEMENT
THIS THIRD AMENDED AND RESTATED STOCKHOLDERS AGREEMENT, dated as of [ ], by and among Charter Communications, Inc., a Delaware corporation (the “Company”), Cox Enterprises, Inc., a Delaware corporation (“Cox”) and A/N Partnership, a New York general partnership (“A/N”).
RECITALS:
1. The Company (in its own capacity and as successor to CCH I, LLC, a Delaware limited liability company), A/N and Liberty Corporation, a Delaware corporation (“Liberty”) are party to that certain Second Amended and Restated Stockholders Agreement, dated as of May 23, 2015 (as amended, the “Existing Stockholders Agreement”), which was entered into in connection with certain transactions described therein.
2. The Company, Cox and Charter Communications Holdings, LLC, a Delaware limited liability company (“Charter Holdings LLC”), entered into that certain Transaction Agreement, dated as of May 16, 2025 (the “Transaction Agreement”).
3. In connection with the consummation of the transactions contemplated by the Transaction Agreement, the parties hereto desire to enter into this Agreement, which will amend and restate the Existing Stockholders Agreement, as set forth herein.
AGREEMENT:
NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, intending to be legally bound, the parties hereto agree as follows:
ARTICLE I.
DEFINITIONS
Section 1.1 Definitions. The following terms shall have the meanings ascribed to them below:
“13D Group” means any group of Persons (other than a group comprised solely of Cox Parties or solely of A/N Parties) who, with respect to those acquiring, holding, voting or disposing of Company Common Stock, Company Class B Common Stock or Company Class C Common Stock would, assuming ownership of the requisite percentage thereof, be required under Section 13(d) of the Exchange Act to file a statement on Schedule 13D with the SEC as a “person” within the meaning of Section 13(d)(3) of the Exchange Act.
“Affiliate” of a Person has the meaning set forth in Rule 12b-2 under the Exchange Act, and “Affiliated” shall have a correlative meaning. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities or by contract or otherwise. Notwithstanding anything to the contrary set forth in this Agreement: (a) the Company and Cox and their respective Affiliates shall not be deemed to be Affiliates of A/N; (b) the Company and A/N and their respective Affiliates shall not be deemed to be Affiliates of Cox; and (c) Cox and A/N and their respective Affiliates shall not be deemed to be Affiliates of the Company or Charter Holdings LLC.
“Agreement” means this Third Amended and Restated Stockholders Agreement, as amended, modified or supplemented from time to time, in accordance with the terms hereof, together with any exhibits, schedules or other attachments hereto.
“Amended and Restated Certificate” means the Second Amended and Restated Certificate of Incorporation of Company, as in effect on the date hereof.
“A/N” has the meaning set forth in the Preamble.
“A/N Assumption Instrument” means a written instrument, reasonably acceptable to the Company and Cox, to be entered into prior to any Transfer of Company Equity by A/N or any other A/N Party to any A/N Party, pursuant to which such A/N Party will agree to assume and perform the obligations of the Transferring A/N Party under this Agreement (but without releasing A/N from any such obligations); provided, that in the event such Transferee ceases to be an A/N Party, as specified herein, all Company Equity held by such Transferee will be deemed Transferred as of such applicable date (and such deemed Transfer shall be a breach of this Agreement unless it is expressly permitted by Section 3.5).
“A/N Designees” means a person designated for nomination by A/N pursuant to Section 2.2(a).
“A/N Director” means an A/N Designee that is elected or appointed to the Board pursuant to the provisions of Section 2.2.
“A/N Interests” has the meaning set forth in Section 5.3(e).
“A/N Parties” means (a) A/N, (b) any Newhouse Person and (c) each Affiliate of any of the foregoing, until such time as such Person is not an Affiliate of A/N and/or any Newhouse Person. For the avoidance of doubt, references to the ownership or Beneficial Ownership by A/N of any securities or control of any voting power will be deemed to refer to the ownership (whether of record or book-entry through a brokerage account held in the name of such A/N Party) or Beneficial Ownership of such securities or control of such voting power by the A/N Parties collectively.
“Associate” of a Person has the meaning set forth in Rule 12b-2 under the Exchange Act, and “Associated” shall have a correlative meaning. Notwithstanding anything to the contrary set forth in this Agreement: (a) the Company and Cox and their respective Associates shall not be deemed to be Associates of A/N; (b) the Company and A/N and their respective Associates shall not be deemed to be Associates of Cox; and (c) Cox and A/N and their respective Associates shall not be deemed to be Associates of the Company.
“Beneficially Own” with respect to any securities means having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act without limitation by the 60-day provision in paragraph (d)(1)(i) thereof), and the terms “Beneficial Ownership” and “Beneficial Owner” shall have correlative meanings. Without limiting Section 3.4, any Beneficial Ownership by a Person that is jointly owned by A/N and Cox shall be considered Beneficial Ownership by each such owner to the extent of such owner’s equity ownership in such jointly-owned Person.
“Board” or “Board of Directors” means the Board of Directors of the Company.
“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York City are open for the general transaction of business.
“Bylaws” means the Second Amended and Restated Bylaws of the Company, effective on or about the date hereof.
“Cap” means, (a) in respect of A/N, 19%; and (b) in respect of Cox, 30%.
“Capital Raising Issuance Notice” has the meaning set forth in Section 4.1(b).
“Capital Raising Preemptive Right” has the meaning set forth in Section 4.1(a).
“Capital Raising Transactions” means any offering of shares of Company Common Stock (or any securities convertible into or exchangeable or exercisable for shares of Company Common Stock) for cash, whether registered under the Securities Act or otherwise (other than pursuant to a Rights Plan).
“Capital Stock” means, with respect to any Person at any time, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of capital stock, partnership interests (whether general or limited) or equivalent ownership interests in or issued by such Person.
“Chairman Succession Date” has the meaning set forth in Section 2.9.
“Charter Holdings Class B Common Units” means the Class B Common Units of Charter Holdings LLC.
“Charter Holdings Class C Common Units” means the Class C Common Units of Charter Holdings LLC.
“Charter Holdings Common Units” means the Common Units of Charter Holdings LLC, including the Charter Holdings Class B Common Units and the Charter Holdings Class C Common Units.
“Charter Holdings LLC” has the meaning set forth in the Recitals.
“Charter Holdings Preferred Units” means the Preferred Units of Charter Holdings LLC.

“Charter Holdings Units” means the Charter Holdings Common Units and the Charter Holdings Preferred Units.
“Closing” has the meaning set forth in the Transaction Agreement.
“Closing Date” means the date on which the Closing occurs.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company” has the meaning set forth in the Preamble.
“Company Change of Control” means a transaction or series of related transactions which would result in (a) the then-existing Company stockholders (on an as-converted or as-exchanged basis) prior to the transaction, or prior to the first transaction if a series of related transactions, no longer having, directly or indirectly, a Voting Interest of 50% or more of the Company or any successor company or (b) any change in the composition of the Board resulting in the persons constituting the Board prior to the transaction, or prior to the first transaction if a series of related transactions, ceasing to constitute a majority of the Board or any successor board of directors (or comparable governing body).
“Company Class B Common Stock” means the Class B Common Stock, par value $0.001 per share, of the Company.
“Company Class C Common Stock” means the Class C Common Stock, par value $0.001 per share, of the Company.
“Company Common Stock” means the Class A Common Stock, par value $0.001 per share, of the Company.
“Company Equity” means the Capital Stock of the Company, Charter Holdings LLC or any of its Subsidiaries (including the Company Common Stock, the Company Class B Common Stock, the Company Class C Common Stock, the Company Series A Cumulative Redeemable Preferred Stock and the Charter Holdings Units).
“Company Material Adverse Effect” means any effect, state of facts, change, development, event, condition or occurrence (each, an “Effect”) that has a material adverse effect on the business, results of operations, financial condition, cash flows, assets or liabilities of the Company and its Subsidiaries, taken as a whole, excluding any such Effect to the extent resulting from or arising out of: (i) any change in international, national, regional or industry-wide economic or business conditions (including financial and capital market conditions) or any tariffs, trade wars or similar matters; (ii) changes or conditions generally affecting the multichannel video programming, high-speed Internet, voice, mobile or telecommunications industries in the United States or any other industries in which the Company operates; (iii) changes in general political conditions, any outbreak or escalation of hostilities or acts of war, sabotage, cyberattack or terrorism or natural disasters or any other national or international calamity (including epidemics and pandemics), except to the extent any of the foregoing causes any damage or destruction to or renders unusable any facility or property of the Company or any of its Subsidiaries; (iv) the execution of the agreement providing for the transaction giving rise to the applicable preemptive rights or the announcement, pendency or consummation of the transactions contemplated by any such agreement (including the exercise or consummation of the applicable preemptive rights) (including, in each case, the impact thereof on, any loss of, or adverse change in, the relationship, contractual or otherwise, of the Company and/or its Subsidiaries with their employees, customers, distributors, partners or suppliers or any other Persons with whom they transact business that is proximately caused thereby); (v) any failure by the Company or any of its Subsidiaries, in and of itself, to meet any internal or published projections, forecasts or predictions in respect of financial performance, including revenues, earnings or cash flows, for any period (it being understood that this clause (v) shall not prevent any party from asserting that any fact, change, event, occurrence or effect that may have given rise or contributed to such failure may be taken into account in determining whether there has been a Company Material Adverse Effect); (vi) any actual or proposed change in Law or interpretations thereof; (vii) changes in GAAP (or authoritative interpretation thereof); (viii) any change in the price of the Company Common Stock on the NASDAQ (it being understood that this clause (viii) shall not prevent any party from asserting that any fact, change, event, occurrence or effect that may have given rise or contributed to such change may be taken into account in determining whether there has been a Company Material Adverse Effect); or (ix) compliance with the terms of, or the taking of any action required by, or the failure to take any action prohibited by, this Agreement (provided that this clause (ix) shall not apply to any obligation to operate in the ordinary course set forth in the agreement providing for the transaction giving rise to the applicable preemptive rights); provided, that notwithstanding the foregoing, clauses (i), (ii), (iii), (vi) and (vii) shall not apply to the extent that the adverse effect on the Company and/or its Subsidiaries resulting from or arising out of the matters described therein is disproportionate relative to the adverse effects on the other participants in the multichannel video programming, high-speed Internet, voice, mobile or telecommunications industries in the United States or any other industries in which the Company operates, but, in such event, only the incremental disproportionate impact of such changes, conditions, circumstances or developments shall (unless otherwise excluded from the definition of Company Material Adverse Effect) be taken into account in determining whether there has been a Company Material Adverse Effect.
“Company Series A Cumulative Redeemable Preferred Stock” means the Series A Cumulative Redeemable Preferred Stock, par value $0.001 per share, of the Company.
“Cox” has the meaning set forth in the Preamble.
“Cox Approved Designee” has the meaning set forth in Section 2.1(d).
“Cox Assumption Instrument” means a written instrument, reasonably acceptable to the Company and A/N, to be entered into prior to any Transfer of Company Equity by Cox or any other Cox Party to any Cox Party, pursuant to which such Cox Party will agree to assume and perform the obligations of Cox under this Agreement (but without releasing Cox from any such obligations); provided, that in the event such Transferee ceases to be a Cox Party, as specified herein, all Company Equity held by such Transferee will be deemed Transferred as of such applicable date (and such deemed Transfer shall be a breach of this Agreement unless it is expressly permitted by Section 3.5).
“Cox Designees” means the Cox Approved Designees or any Replacement thereof, subject to the terms of Section 2.2 or any other person designated for nomination by Cox pursuant to Section 2.2(a).
“Cox Director” means a Cox Designee that is elected or appointed to the Board pursuant to the provisions of Section 2.2 or Section 2.1(d).
“Cox Interests” has the meaning set forth in Section 5.2(e).
“Cox Letter Agreement” means the Letter Agreement, dated as of [ ], between the Company and Cox.
“Cox Parties” means Cox and any of its Affiliates, until such time as such Person is not an Affiliate of Cox, and including any Cox Party Beneficial Owner (as defined in the Transaction Agreement). For the avoidance of doubt, references to the ownership or Beneficial Ownership by Cox of any securities or the control of any voting power will be deemed to refer to the ownership (whether of record or book-entry through a brokerage account held in the name of Cox) or Beneficial Ownership of such securities or control of such voting power by the Cox Parties collectively.
“Director” means a director of the Company.
“Election Meeting” has the meaning set forth in Section 2.2(a)(i).
“Equity Interest” means, with respect to either Investor Party, as of any date of determination, the percentage represented by the quotient of, without duplication, (a) the number of shares of Company Common Stock owned (whether of record or book-entry through a brokerage account held in the name of such Investor Party or its Affiliates) by such Investor Party or its Affiliates and that would be owned (whether of record or book-entry through a brokerage account held in the name of such Investor Party or its Affiliates) by such Person on a Fully Exchanged Basis divided by (b) the number of shares of Company Common Stock that would be outstanding on a Fully Exchanged Basis and fully diluted basis.
“Equity Linked Financing” has the meaning set forth in Section 3.5(d).
“Equity Securities” means any equity securities of the Company or securities convertible into or exercisable or exchangeable for equity securities of the Company.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.
“Exchange Agreement” has the meaning set forth in the Transaction Agreement.
“Excluded Matter” includes each of the following:
(a) any vote of the Company’s stockholders on a Company Change of Control or a sale of all or substantially all of the Company’s assets;

(b) any vote of the Company’s stockholders to approve any bankruptcy plan or pre-arranged financial restructuring with the Company’s or Charter Holdings LLC’s creditors;
(c) any vote of the Company’s stockholders to approve the creation of a new class of shares of the Company or a new class of units of Charter Holdings LLC;
(d) with respect to each Investor Party, any vote of the Company’s stockholders to approve any matter not in the ordinary course and relating to a transaction involving the other Investor Party or any of its Affiliates;
(e) with respect to A/N, any vote of the Company’s stockholders in respect of any resolution that would in any way diminish the voting power of the Company Class B Common Stock compared to the voting power of the Company Common Stock or Company Class C Common Stock; and
(f) with respect to Cox, any vote of the Company’s stockholders in respect of any resolution that would in any way diminish the voting power of the Company Class C Common Stock compared to the voting power of the Company Common Stock or Company Class B Common Stock.
“Exercise Price” means the price per share at which such shares are offered and sold in a Capital Raising Transaction (net of any underwriting discounts, commissions or similar sale expenses).
“Existing A/N Directors” means the A/N Directors designated for nomination by A/N pursuant to the Existing Stockholders Agreement and serving on the Board as of immediately prior to the Closing.
“Existing A/N Letter Agreement” means the Letter Agreement, dated as of December 23, 2016, between the Company and A/N, as amended by the Amendment to Letter Agreement, dated as of December 21, 2017, between the Company and A/N, as amended by the Amendment to Letter Agreement, dated as of May [•], 2025, between the Company and A/N.
“Existing Stockholders Agreement” has the meaning set forth in the Recitals.
“Expiration Date” has the meaning set forth in Section 2.9.
“Extension Top Up Period” has the meaning set forth in Section 2.8(a).
“FCC” means the Federal Communications Commission.
“Fully Exchanged Basis” means assuming that all Charter Holdings Class B Common Units, Charter Holdings Class C Common Units, Company Class B Common Stock and Company Class C Common Stock were exchanged into shares of Company Common Stock, and all Charter Holdings Preferred Units were converted into Charter Holdings Class C Common Units and subsequently exchanged into shares of Company Common Stock, in each case in accordance with the terms of the Amended and Restated Certificate, the LLC Agreement and the Exchange Agreement, such that the Company was the sole holder of Charter Holdings Units.
“GAAP” means United States generally accepted accounting principles, consistently applied.
“Governmental Entity” means any United States or foreign (a) federal, state, local, municipal or other government, (b) governmental or quasi-governmental entity of any nature (including, without limitation, any governmental agency, branch, department, official or entity and any court or other tribunal) or (c) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature, including, without limitation, any arbitral tribunal.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“Indebtedness” has the meaning set forth in the Amended and Restated Credit Agreement, dated as of March 18, 1999, as amended and restated on April 26, 2019 and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time, by and among Charter Communications Operating, LLC, CCO Holdings, LLC, the lenders and issuing lenders from time to time party thereto and Bank of America, N.A., as administrative agent.
“Independent” means, with respect to any Person, independent within the meaning of SEC and stock exchange rules and under the applicable Person’s corporate governance guidelines, and with no material affiliation or other material business, professional or investment relationship with the A/N Parties or the Cox Parties other than by virtue of his or her relationship with the Company.

“Initial Top Up Period” has the meaning set forth in Section 2.8(a).
“Investor Designee” means any of the A/N Designees or the Cox Designees, as applicable; and “Investor Designees” means all of the A/N Designees and Cox Designees, collectively.
“Investor Director” means any of the A/N Directors or the Cox Directors, as applicable; and “Investor Directors” means all of the A/N Directors and Cox Directors, collectively.
“Investor Party” means either of A/N or Cox, as applicable; and “Investor Parties” means A/N and Cox, collectively.
“Investor Party Group” means (a) with respect to Cox, the Cox Parties and (b) with respect to A/N, the A/N Parties.
“Law” means any applicable federal, state, local or foreign law, statute, ordinance, rule, guideline, regulation, order, writ, decree, agency requirement, license or permit of any Governmental Entity.
“Leverage Ratio” means the Consolidated Leverage Ratio (as defined in the Amended and Restated Credit Agreement, dated as of March 18, 1999 as amended and restated on April 26, 2019 and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time, by and among Charter Communications Operating, LLC, CCO Holdings, LLC, the lenders and issuing lenders from time to time party thereto and Bank of America, N.A., as administrative agent); provided, however, that references to “Borrower” in such defined term shall, and all defined terms used within the definition of such defined term and within the definitions of all defined terms within such defined terms and so on and so forth such that every instance of the use of the word “Borrower” for purposes of such defined term shall be deemed to instead, refer to “Company.”
“Liberty” has the meaning set forth in the Recitals.
“LLC Agreement” has the meaning set forth in the Transaction Agreement.
“Membership Interests” has the meaning set forth in the Transaction Agreement.
“New Securities” has the meaning set forth in Section 4.1(a).
“Newhouse Person” means any (i) individual that is a lineal descendent (including adoptees) of Meyer Newhouse and Rose Newhouse; (ii) a Person who is primarily directly or indirectly owned, controlled or established for the benefit of the lineal descendants (including adoptees) of Meyer Newhouse and Rose Newhouse; and (iii) any group consisting solely of any Person described in clause (i)-(ii), in the case of each of (i) through (iii), who has executed an A/N Assumption Instrument.
“Ownership Threshold” means (a) with respect to an Investor Party’s right to designate for nomination Investor Designees pursuant to Section 2.2, the thresholds set forth in Section 2.2(a), (b) with respect to an Investor Party’s right to select a Director to serve on the Search Committee pursuant to Section 2.5, the thresholds set forth in clauses (i) and (ii) of Section 2.5(a), (c) with respect to an Investor Party’s right to have at least one Investor Designee appointed to each committee of the Board pursuant to Section 2.4(a), the thresholds set forth in Section 2.4(a), and (d) with respect to the written consent rights of Cox pursuant to Section 2.7(b)(i), the threshold set forth in Section 2.7(b)(i).
A “Permanent Reduction” of an Investor Party’s Equity Interest shall be deemed to have occurred with respect to a specified percentage of such Investor Party’s Equity Interest following the delivery by such Investor Party of a written notice to the other parties hereto that such Investor Party agrees not to acquire Beneficial Ownership of additional Equity Securities within the one year period following such notice (which notice shall be delivered by the applicable Investor Party promptly following the good faith determination by such Investor Party that it intends not to make any such acquisitions); provided, however, that once any Investor Party has an Equity Interest equal to or less than 5%, such Investor Party will be deemed to have Permanently Reduced its Equity Interest to 5%.
“Permitted Transfer” shall mean any Transfer (or deemed Transfer) of Company Equity effected in compliance with Section 3.5(b)(viii), Section 3.5(b)(ix), Section 3.5(c) and Section 3.5(d), to the extent applicable.
“Person” shall mean any natural person, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, foundation, unincorporated organization or government or other agency or political subdivision thereof.

“Preemptive Share Purchase” means the exercise of the Capital Raising Preemptive Right.
“Preemptive Share Purchase Closing” means closing of the Preemptive Share Purchase.
“Pro Rata Portion” means, with respect to an Investor Party, for any issuance of New Securities, the number of New Securities equal to the product of (a) the total number of New Securities to be issued by the Company in such issuance (including any securities to be issued to all Investor Parties) and (b) the Investor Party’s Equity Interest on such issuance date (immediately prior to any such issuance of New Securities).
“Prohibited Person” has the meaning set forth in Section 3.5(b)(iii).
“Purchasing Investor Party” means an Investor Party that has duly exercised its Capital Raising Preemptive Right in accordance with this Agreement.
“Registration Rights Agreement” has the meaning set forth in the Transaction Agreement.
“Replacement” has the meaning set forth in Section 2.2(e).
“Representatives” means, with respect to a party, its and its Affiliates’ respective directors, officers, employees and agents.
“Rights Plan” has the meaning set forth in Section 3.6.
“Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any similar rule or regulation hereafter adopted by the SEC having substantially the same effect as such rule.
“Rule 144” means Rule 144 promulgated under the Securities Act or any similar rule or regulation hereafter adopted by the SEC having substantially the same effect as such rule.
“Rule 144A” means Rule 144A promulgated under the Securities Act or any similar rule or regulation hereafter adopted by the SEC having substantially the same effect as such rule.
“Search Committee” has the meaning set forth in Section 2.5(a).
“SEC” means the U.S. Securities and Exchange Commission.
“Section 16 Exemption” has the meaning set forth in Section 4.2.
“Section 16(b)” has the meaning set forth in Section 4.2.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Stand Alone Margin Loan” has the meaning set forth in Section 3.5(c).
“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at any time directly or indirectly owned by such Person.
“Tax” or “Taxes” means all federal, state, local or non-U.S. taxes, charges, fees, duties, levies or other assessments, including income, gross receipts, stamp, occupation, premium, environmental, windfall profits, value added, severance, property, production, sales, use, transfer, registration, duty, license, excise, franchise, payroll, employment, social security (or similar), unemployment, disability, withholding, alternative or add-on minimum, estimated, or other taxes, whether disputed or not, imposed by any Government Entity, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.
“Tax-Deferred Basis” means a transaction in which gain or loss is deferred for Federal income Tax purposes (including, for the avoidance of doubt, for purposes of any Federal alternative minimum Tax), including, without limitation, an exchange under Section 1031 of the Code.
“Threshold Breach Event” means an action, event or other circumstance that has caused (a) the applicable Investor Party to fall below the applicable Ownership Threshold such that, if an annual or special meeting of stockholders were to occur at such time, then the number of Investor Designees that either A/N or Cox would be entitled to designate for nomination pursuant to Section 2.2(a) would be reduced by one or more Directors, (b) the applicable Investor Party to fall below the applicable Ownership Threshold such that, if a Search Committee were to be formed pursuant to Section 2.5 at the time of such event, the applicable Investor Party would no longer hold the right to select a Director to serve on the Search Committee, (c) the applicable Investor Party to fall below the applicable Ownership Threshold such that the applicable Investor Party would no longer hold the right to have at least one Investor Designee appointed to each committee of the Board, or (d) the applicable Investor Party to fall below the applicable Ownership Thresholds for the consent rights specified in Section 2.7.
“Top Up Right” has the meaning set forth in Section 2.8(a).
“Total Voting Power” means the total number of votes that may be cast generally in the election of Directors if all outstanding Voting Securities were present and voted at a meeting held for such purpose (provided that this calculation shall take into account the number of votes represented by the shares of Company Class B Common Stock and Company Class C Common Stock outstanding).
“Trading Day” means any day on which The Nasdaq Stock Market is open for regular trading of the Company Common Stock.
“Transaction Agreement” has the meaning set forth in the Recitals.
“Transfer” means, when used as a noun, any direct or indirect, voluntary or involuntary, sale, disposition, hypothecation, mortgage, gift, pledge, assignment, attachment or other transfer (including the creation of any derivative or synthetic interest, including a participation or other similar interest) and, when used as a verb, voluntarily to directly or indirectly sell, dispose, hypothecate, mortgage, gift, pledge, assign, attach or otherwise transfer, in any case, whether by operation of law or otherwise.
“Unaffiliated Director” means a Director who is not an Investor Director.
“Voting Cap” means (a), in the case of Cox, 30%; and (b), in the case of A/N, 15%.
“Voting Interest” means, with respect to any Person, the percentage equal to the quotient of (a) the total number of votes that may be cast generally in the election of Directors by such Person and its Affiliates at a meeting held for such purpose (provided that the calculation pursuant to this clause (a) shall take into account the number of votes represented by the shares of Company Class B Common Stock and Company Class C Common Stock outstanding and held by such Person, as applicable, and its Affiliates) divided by (b) the Total Voting Power.
“Voting Securities” means the shares of Company Common Stock, shares of Company Class B Common Stock and shares of Company Class C Common Stock, and any securities of the Company entitled to vote generally for the election of Directors.
“VWAP” means, for any Trading Day, a price per share of Company Common Stock equal to the volume-weighted average price of the Rule 10b-18 eligible trades in the shares of Company Common Stock for the entirety of such Trading Day as determined by reference to the screen entitled [“CHTR <EQUITY> AQR SEC”]1 as reported by Bloomberg L.P. (without regard to pre-open or after hours trading outside of any regular trading session for such Trading Day).
Section 1.2 General Interpretive Principles. Whenever used in this Agreement, except as otherwise expressly provided or unless the context otherwise requires, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders. The name assigned this Agreement and the Section captions used herein are for convenience of reference only and shall not be construed to affect the meaning, construction or effect hereof. Unless otherwise specified, the terms “hereof,” “herein” and similar terms refer to this Agreement as a whole (including the exhibits hereto), and references herein to Sections refer to Sections of this Agreement. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”
ARTICLE II.
GOVERNANCE
Section 2.1 Board Size; Initial Composition. On the Closing Date:
(a) the size of the Board shall be thirteen (13) directors;
(b) Liberty shall cause the resignation as a Director of each of the Liberty Directors (as defined in the Existing Stockholders Agreement);
[1]	To be confirmed prior to Closing.

(c) the Existing A/N Directors shall continue to serve on the Board in accordance with the terms of Section 2.2, the Amended and Restated Certificate and the Bylaws;
(d) three (3) individuals designated as Cox Designees by Cox (with the prior approval of the Company (not to be unreasonably withheld)) (each, a “Cox Approved Designee”) shall be appointed as a Director. Alexander C. Taylor shall be a Cox Approved Designee.
Section 2.2 Election and Appointment.
(a) From and after the Closing, the manner of selecting nominees for election to the Board of Directors shall be as follows:
(i) Investor Nominees. In connection with each annual or special meeting of stockholders of the Company at which Directors are to be elected (each such annual or special meeting, an “Election Meeting”), each Investor Party shall have the right to designate for nomination (it being understood that such nomination may include any nomination of any incumbent Investor Director (or a Replacement) by the Board (upon the recommendation of the Nominating and Corporate Governance Committee)) a number of Investor Designees as follows, in each case subject to Section 2.8(a):
(A) three (3) Investor Designees, if such Investor Party’s Equity Interest or Voting Interest is greater than or equal to 20%;
(B) two (2) Investor Designees, if such Investor Party’s Equity Interest and Voting Interest are both less than 20% but such Investor Party’s Equity Interest or Voting Interest is greater than or equal to 11%;
(C) one (1) Investor Designee, if such Investor Party’s Equity Interest and Voting Interest are both less than 11% but such Investor Party’s Equity Interest or Voting Interest is greater than or equal to 5%, or, in the case of Cox, Cox’s Equity Interest is greater than or equal to 25% of the Equity Interest owned by Cox and its Affiliates immediately after, and giving effect to, the Closing; and
(D) no Investor Designees, if such Investor Party’s Equity Interest and Voting Interest are both less than 5% and, in the case of Cox, Cox’s Equity Interest is less than 25% of the Equity Interest owned by Cox and its Affiliates immediately after, and giving effect to, the Closing;
provided, that notwithstanding anything to the contrary contained herein, A/N shall be entitled to two (2) Investor Designees if A/N owns an Equity Interest or Voting Interest of less than 20% but greater than or equal to 9%.
(ii) Each of A/N and Cox shall give written notice to the Nominating and Corporate Governance Committee of each A/N Designee or Cox Designee, respectively, no later than the date that is sixty (60) days prior to the first anniversary of the date that the Company’s annual proxy for the prior year was first mailed to the Company’s stockholders; provided, that if either of A/N or Cox fails to give such notice in a timely manner, then such Investor Party shall be deemed to have nominated the incumbent A/N Director(s) or Cox Director(s), respectively, in a timely manner (unless the number of incumbent A/N Directors or Cox Directors is less than the number of A/N Designees or Cox Designees, respectively, the applicable Investor Party is entitled to designate pursuant to clause (i) above, in which case the Company and the applicable Investor Party shall use their respective reasonable best efforts to mutually agree on a designee or designees to satisfy the requirements of clause (i) above).
(iii) Notwithstanding anything to the contrary in this Agreement, in no event shall either Investor Party or both Investor Parties collectively have the right to designate pursuant to this Section 2.2 a number of Directors that, assuming the election or appointment, as applicable, of such designees, would result in the number of Investor Directors being equal to or greater than 50% of the total number of seats on the Board, set forth in Section 2.1(a).
(b) The candidates for any Unaffiliated Director positions to be included in management’s slate of nominees shall be selected by the Nominating and Corporate Governance Committee by vote of (i) a majority of the Unaffiliated Directors on the Nominating and Corporate Governance Committee at such time and (ii) a majority of all the Directors on the Nominating and Corporate Governance Committee at such time.

(c) Subject to Section 2.2(e), the Company and the Board of Directors, including the Nominating and Corporate Governance Committee, shall cause each Investor Designee designated in accordance with Section 2.2(a) to be included in management’s slate of nominees for election as a Director at each Election Meeting and to recommend that the Company’s stockholders vote in favor of the election of each Investor Designee.
(d) The Company shall use reasonable best efforts to, and shall use reasonable best efforts to cause the Board of Directors and the Nominating and Corporate Governance Committee to, cause the election of each Investor Designee to the Board of Directors at each Election Meeting (including supporting the Investor Designee for election in a manner no less rigorous and favorable than the manner in which the Company supports the other nominees).
(e) If any Investor Designee (i) is unable to serve as a nominee for appointment on the Closing Date or for election as a Director or to serve as a Director, for any reason, (ii) is removed (upon death, resignation or otherwise) or fails to be elected at an Election Meeting solely as a result of such Investor Designee failing to receive a majority of the votes cast, or (iii) is to be substituted by the Investor Party (with the relevant Investor Designees’ consent and resignation) for election at an Election Meeting, the Investor Party shall have the right to submit the name of a replacement for each such Investor Designee (each a “Replacement”) to the Company for its approval (such determination to be made by the Unaffiliated Directors acting in good faith and consistent with the Company’s nominating and governance practices (consistently applied) in effect from time to time) and who shall, if so approved, serve as the nominee for election as Director or serve as Director in accordance with the terms of this Section 2.2. For each proposed Replacement that is not approved by the Company, the Investor Party shall have the right to submit another proposed Replacement to the Company for its approval on the same basis as set forth in the immediately preceding sentence. The Investor Party shall have the right to continue submitting the name of a proposed Replacement to the Company for its approval until the Company approves that a Replacement may serve as a nominee for election as Director or to serve as a Director whereupon such person is appointed as the Replacement. An Investor Designee shall, at the time of nomination and at all times thereafter until such individual’s service on the Board of Directors ceases, meet any applicable requirements or qualifications under applicable Law or applicable stock exchange rules. The Company acknowledges that, as of the date of this Agreement, to the Company’s knowledge, each of the Existing A/N Directors meets the standards set forth above.
(f) Notwithstanding anything to the contrary in this Agreement neither the Nominating and Corporate Governance Committee, the Company nor the Board of Directors shall be under any obligation to appoint upon the Closing Date or nominate and recommend (i) a proposed Investor Designee (other than an Existing A/N Director or Mr. Taylor) if, as determined in good faith by the Unaffiliated Directors, service by such nominee as a Director would reasonably be expected to fail to meet the independence standard of any stock exchange on which the Voting Securities are listed or traded (including, for the avoidance of doubt, taking into account the position discussed in the first paragraph of IM-5605. Definition of Independence — Rule 5605(a)(2) of the Listing Rules of The Nasdaq Stock Market with respect to stock ownership by itself not precluding a finding of independence) or otherwise violate applicable Law, stock exchange rules or the Corporate Governance Guidelines of the Company (consistently applied), or (ii) a Cox Approved Designee or Existing A/N Director if, as determined in good faith by the Unaffiliated Directors, service by such nominee as a Director would reasonably be expected to violate applicable Law or applicable stock exchange rules, and in each such case the Company shall provide the Investor Party that designated such Investor Designee with a reasonable opportunity to designate a Replacement.
(g) The Investor Party who designated any Investor Director shall promptly take all appropriate action to cause to resign from the Board, and each Cox Party or A/N Party, as applicable, shall vote any Voting Securities then held by such Investor Party in favor of removal of an Investor Director if, as determined in good faith by the Unaffiliated Directors, service by such Investor Director as a Director would reasonably be expected to violate applicable Law or applicable stock exchange rules.
(h) From and after the Closing Date, so long as the Company is in compliance with Sections 2.2(c) and 2.4(a), subject to Section 2.7(a), each A/N Party and Cox Party shall (i) cause all Voting Securities Beneficially Owned by any member of such Investor Party Group, or over which any member of such Investor Party Group otherwise has voting discretion or control to be present at any stockholder meeting at which Directors are elected or removed either in person or by proxy, (ii) vote, and exercise rights to consent with respect to, such Voting

Securities (A) in favor of all Director nominees nominated by the Nominating and Corporate Governance Committee (including the Investor Designees), (B) against any other nominees, and (C) against the removal of any Director (including any Unaffiliated Director) if the Nominating and Corporate Governance Committee so recommends, provided, in each case, that, with respect to the Unaffiliated Directors, each member of such Investor Party Group shall instead vote, or exercise rights of consent in respect to, such Voting Securities in the same proportion as the Voting Securities that are voted or which the rights of consent with respect to such Voting Securities are exercised, by stockholders other than the A/N Parties and the Cox Parties or (without limiting Sections 3.2 and 3.4) any group (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) which includes any of the foregoing are voted or consents with respect thereto are delivered, if doing so would cause a different outcome with respect to the Unaffiliated Directors and (iii) not take, alone or in concert with other Persons, any action to remove or oppose any Unaffiliated Director or to seek to change the size or composition of the Board of Directors or otherwise seek to expand such Investor Party’s representation on the Board of Directors in a manner inconsistent with Section 2.2(a).
(i) Subject to Section 2.8, if an Investor Party falls below an Ownership Threshold specified in Section 2.2(a) (subject to the proviso included therein), then the applicable Investor Party shall, forthwith (and in any event within two (2) Business Days), cause such number of such Investor Party’s Investor Directors then serving on the Board to resign from the Board (such resigning Investor Directors to be selected at the nominating Investor Party’s discretion, and to be replaced by nominees chosen by the Unaffiliated Directors) as is necessary so that the remaining number of such Investor Party’s Investor Directors then serving on the Board is less than or equal to the number of Investor Designees that the Investor Party is then entitled to designate for nomination pursuant to Section 2.2(a). If any director ceases to be in office (upon death, resignation, removal or otherwise), then Cox, A/N and the Nominating and Corporate Governance Committee, as applicable, shall use reasonable best efforts to select a replacement and to cause such replacement to be seated as promptly as practicable.
Section 2.3 Voting on Matters by Board.
(a) From and after the Closing:
(i) any action of the Board other than those described in clause (ii) below shall require the approval of a majority of the full Board; and
(ii)
(A) for so long as either A/N or Cox has a Voting Interest or Equity Interest equal to or greater than 20%, subject to the following clause (B), any Company Change of Control shall require the approval of (1) a majority of the full Board and (2) a majority of the Unaffiliated Directors; and
(B) any transaction involving either A/N and/or Cox (or any of their respective Affiliates or Associates) and the Company (other than a Preemptive Shares Purchase, the exercise by the Company of its right to offer to purchase Charter Holdings Preferred Units in connection with a potential Transfer thereof on the terms set forth in the LLC Agreement or any equity repurchases or redemptions permitted in accordance with this Agreement, the LLC Agreement, the Cox Letter Agreement and the Existing A/N Letter Agreement, as applicable), or any transaction in which A/N and/or Cox (or any of their respective Affiliates or Associates) will be treated differently from the holders of, in the case of A/N (or any of its Affiliates or Associates), Company Common Stock or Company Class C Common Stock, and in the case of Cox (or any of its Affiliates or Associates), Company Common Stock or Company Class B Common Stock, shall require the approval of (1) a majority of the Unaffiliated Directors plus (2) a majority of the directors designated by the party without such a conflicting interest; provided that the approval requirement referred to in this clause (2) shall not apply to ordinary course programming, distribution and other commercial agreements and related ancillary agreements (for example, advertising and promotions) entered into on an arms’ length basis; and
(C) any amendment to the Amended and Restated Certificate shall require the approval of (1) a majority of the full Board and (2) a majority of the Unaffiliated Directors.
(b) Decisions of the Unaffiliated Directors shall exclude any who are not Independent of the Company, Cox and A/N.

Section 2.4 Committees.
(a) On the Closing Date, and subsequently in connection with each Election Meeting, the Company and the Board agree to cause the appointment of at least one (1) A/N Designee and at least one (1) Cox Designee (in each case as selected by the applicable Investor Party) to each of the committees of the Board (other than any Search Committee, which is governed by Section 2.5, and other than any committee formed for the purpose of evaluating a transaction or arrangement with such Investor Party or any of its Affiliates or Associates); provided that such Investor Designee meets the independence and other requirements under applicable Law, such committee’s charter and applicable stock exchange rules for such committee; provided, further, that (x) (without limiting any rights of the Investor Parties to have the Investor Designees sit on such committees) the Nominating and Corporate Governance Committee and the Compensation and Benefits Committee shall each have at least a majority of Unaffiliated Directors; provided, further, that, subject to Section 2.8, an Investor Party shall lose the right to have at least one (1) Investor Designee appointed to any such committee at such time that a Threshold Breach Event has occurred with respect to such Investor Party’s Equity Interest or Voting Interest levels such that such Investor Party no longer has the right to designate at least two (2) Investor Designees pursuant to Section 2.2, (y) in the event Cox or A/N is unable to designate at least one (1) Investor Designee to the Audit Committee of the Board pursuant to this Section 2.4(a) solely due to independence requirements under applicable Law or applicable stock exchange rules, Cox or A/N, as applicable, shall be entitled to designate one (1) Investor Designee to attend all meetings of such committee in a nonvoting observer capacity so long as Cox or A/N, as applicable, retains the right to designate at least one (1) Investor Designee to each of the committees of the Board pursuant to this Section 2.4(a), and (z) with respect to A/N, the Existing A/N Directors serving on such committees of the Board as of immediately prior to the Closing pursuant to the Existing Stockholders Agreement shall continue to serve in such capacity on the Closing Date, and this Section 2.4 shall not require any changes to such Existing A/N Directors on and from the Closing Date. In the event the inability of an Investor Designee to serve on the Board as described in Section 2.2(e)(i) or (ii), as applicable, results in a vacancy on one of such committees, the applicable Investor Party shall have the right to submit that the Replacement proposed pursuant to Section 2.2(e) be appointed to fill such committee vacancy, subject to the provisions of this Section 2.4. In the event an Investor Designee is removed by the Board from the committee on which such Investor Designee serves, the applicable Investor Party shall have the right to submit the name of another Investor Designee to fill the committee vacancy as a result of such removal, subject to the provisions of this Section 2.4.
(b) The applicable Investor Party shall promptly take all appropriate action to cause to resign from any committee set forth in Section 2.4(a) any Investor Director if, as determined in good faith by the Unaffiliated Directors, service by such Investor Director on such committee would reasonably be expected to violate applicable Law or applicable stock exchange rules.
Section 2.5 Search Committee.
(a) In connection with (x) any search for new candidates to serve as the Chief Executive Officer or (y) nomination of a Chairman of the Board (other than the Chairman to be appointed pursuant to Section 2.9), the Board shall create a five (5)-person search committee (the “Search Committee”), which committee shall consist of:
(i) one (1) A/N Director selected by A/N until such time as A/N’s Equity Interest or Voting Interest is no longer greater than or equal to 9%;
(ii) one (1) Cox Director selected by Cox, until such time as Cox’s Equity Interest or Voting Interest is no longer greater than or equal to 11%; and
(iii) Unaffiliated Directors for such remaining number of Directors (and, for the avoidance of doubt, in the event that A/N and/or Cox does not have the right to appoint an Investor Director to the Search Committee pursuant to the prior clauses (i) and/or (ii), the Unaffiliated Directors shall select one or more additional Unaffiliated Director(s) to fill such position, such that the Search Committee shall at all times consist of five (5) Directors in total);
provided, that, subject in each case to Section 2.8, in the event that a Threshold Breach Event has occurred with respect to either A/N’s or Cox’s right to appoint an Investor Director to the Search Committee, then the applicable Investor Party shall, within two (2) Business Days of such Threshold Breach Event, cause such

Investor Party’s Investor Directors then serving on the Search Committee to resign from the Search Committee and such Director shall be replaced on the Search Committee by a Director selected by the full Board and provided, further, that in the event neither A/N nor Cox is entitled to appoint an Investor Director to the Search Committee pursuant to a Threshold Breach Event, then the Search Committee shall be constituted as directed by the full Board.
(b) Any selection of a candidate or other action by the Search Committee shall require the affirmative vote of at least three (3) of the five (5) Directors on the Search Committee; provided that no Investor Director (if any) on such committee shall be entitled to cast a vote with respect to any candidate considered for a position by the Search Committee that is Affiliated or otherwise Associated with the Investor Party that designated such Investor Director, or with such Investor Party’s respective Affiliates (including any person that is an employee, officer, director, partner, manager, agent or other representative of such Investor Party or such Investor Party’s Affiliates), and the required approval in respect of any such candidate shall be the unanimous vote of the other Directors then serving on the Search Committee.
Section 2.6 Expenses and Fees; Indemnification. Each Investor Designee elected to the Board will be entitled to compensation (including equity compensation, provided, for the avoidance of doubt, that no equity compensation payable to an Investor Designee will be deemed to be Beneficially Owned by the Investor Party designating such Investor Designee) and other benefits consistent with the compensation and benefits paid or made available to Unaffiliated Directors, and the Company will reimburse each Investor Designee for his reasonable expenses, consistent with the Company’s policy for such reimbursement in effect from time to time, incurred attending meetings of the Board and/or any committee of the Board. The Company shall indemnify, or provide for the indemnification of, including, subject to applicable Law, any rights to the advancement of fees and expenses, the Investor Designees and provide the Investor Designees with director and officer insurance to the same extent it indemnifies and provides insurance for the non-employee members of the Board of Directors.
Section 2.7 Voting as Stockholder.
(a) Voting Cap. From and after the Closing, each Cox Party and each A/N Party agrees (except with respect to any Excluded Matter with respect to such Investor Party) to vote, and exercise rights to consent with respect to, all Voting Securities Beneficially Owned by such Cox Party or A/N Party, as applicable, or over which such Cox Party or A/N Party, as applicable, otherwise has voting discretion or control, in each case, with respect to which such Cox Party’s or A/N Party’s Voting Interest, as applicable, that is in excess of the applicable Investor Party’s Voting Cap in the same proportion as all other votes cast with respect to the applicable matter (such proportion determined without inclusion of the votes cast by (x) the A/N Parties or the Cox Parties, respectively (but only if A/N or Cox, respectively, has the right to nominate one or more Directors hereunder) or (y) any other Person or group (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) that Beneficially Owns Voting Securities representing 10% or more of the Total Voting Power (other than any such Person or group that reports its holdings of Company Equity on a statement on Schedule 13G filed with the SEC and is not required under Section 13(d) of the Exchange Act to file a statement on Schedule 13D with the SEC in respect thereof)).
(b) Consent Rights.
(i) From and after the Closing and subject to Section 2.8, for so long as Cox’s Equity Interest or Voting Interest is greater than or equal to 20%, without the prior written consent of Cox:
(A) the Company shall not, and shall not permit any Subsidiary of the Company to, directly or indirectly, incur Indebtedness (other than solely to refinance existing Indebtedness in an aggregate principal amount (or, if issued with original issue discount or premium, the aggregate issue price) no greater than the aggregate principal amount (or if issued with original issue discount or premium, the aggregate accreted value) of the Indebtedness being refinanced plus refinancing premium and expenses), if immediately following such incurrence the Company’s Leverage Ratio determined as of the last day of any fiscal quarter of the Company would exceed 4.5x or, following the date that is three (3) years after the Closing Date, 4.0x;
(B) the Company shall not fundamentally change the business or material investments of the Company to an extent that would constitute a significant departure from the Company’s existing business, or voluntarily liquidate, dissolve or wind-up the Company or Charter Holdings LLC;

(C) the Company shall not sell, distribute, or transfer, 5% or more of the fair market value, determined as of immediately prior to the Closing, of the Membership Interests or assets considered to be contributed by Cox for U.S. federal income tax purposes pursuant to the Transaction Agreement, within the seven (7)-year period following the Closing Date, if such sale, distribution, or transfer would not occur on a Tax-Deferred Basis in all material respects;
(D) the Company shall not increase the size of the Board, except to the extent the Company provides for a proportionate increase in the number of Investor Designees to which each Investor Party is entitled pursuant to Section 2.2; and
(E) so long as any Charter Holdings Preferred Units are outstanding, Charter Holdings LLC shall not issue any additional Charter Holdings Preferred Units or any preferred units of Charter Holdings LLC of any class having a liquidation preference equal or superior to that of the Charter Holdings Preferred Units.
(ii) For the avoidance of doubt and subject to Section 2.8, in the event that a Threshold Breach Event has occurred with respect to the consent rights of Cox specified in this Section 2.7(b), Cox shall no longer have such consent rights.
Section 2.8 Top Up Rights.
(a) If a Threshold Breach Event occurs with respect to Cox or A/N with respect to Sections 2.2, 2.4, 2.5 and/or 2.7(b) and such Threshold Breach Event did not result in whole or in part from a sale by a Cox Party or A/N Party, as applicable, of Company Equity (which, for avoidance of doubt, shall not include any Permitted Transfers that do not reduce the applicable Investor Party’s Equity Interest or Voting Interest) or the Investor Party’s failure to exercise its rights pursuant to Article IV, then, following the Threshold Breach Event, such Investor Party on prior written notice to the Company that it intends to restore its Equity Interest or Voting Interest to the applicable Ownership Threshold within the Initial Top Up Period, shall be entitled to defer the applicable Director’s resignation from the Board, the applicable Director’s removal or resignation from each committee of the Board of which such Director is a member, the applicable Director’s resignation from the Search Committee or the loss of consent rights, as applicable, until the date that is three (3) months (the “Initial Top Up Period”) after the date upon which the Investor Party first fell below the applicable Ownership Threshold (the “Top Up Right”); provided that, with respect to a Threshold Breach Event pursuant to Section 2.2, such deferral right shall not be available for more than one (1) Director per Investor Party at any time unless the Top Up Right arises in connection with a dilutive transaction not subject to the Capital Raising Preemptive Rights, or multiple dilutive transactions not subject to Capital Raising Preemptive Rights, each closing within a three (3)-month period, in which case the applicable Investor Party shall be permitted to defer resignations of up to two (2) Directors for three (3) months following the last such dilutive transaction; provided further that to the extent that an Investor Party, or the Investor Designees, are subject to black out restrictions implemented by the Company with respect to the Company Common Stock resulting in fewer than thirty (30) trading days exempt from black out restrictions in such three (3)-month period, then such three (3)-month period shall be extended for up to an additional three (3) months (the “Extension Top Up Period”), provided further, that in no event shall the Initial Top Up Period and the Extension Top Up Period together exceed six (6) consecutive months with respect to the applicable Investor Party for a Threshold Breach Event, provided further, that both Cox and A/N may exercise the Top Up Right simultaneously, and provided further, notwithstanding anything to the contrary contained herein, any rights granted under this Agreement to an Investor Party which are dependent on such Investor Party having the right to select a certain number of Investor Designees shall not be lost until the expiration of any Extension Top Up Period or, if no such Extension Top Up Period occurs, the Initial Top Up Period, in each case, as applicable to such Investor Party for the relevant Threshold Breach Event.
(b) If an Investor Party delivers written notice to the Company pursuant to Section 2.8(a) that it intends to exercise the Top Up Right in respect of a Threshold Breach Event, in the event that the Company issues New Securities in a Capital Raising Transaction, and with respect to which such Investor Party may exercise its Capital Raising Preemptive Right, such Investor Party shall not be deemed to have fallen below any Ownership Threshold during the period from the date of the applicable Capital Raising Issuance Notice until the date its

Capital Raising Preemptive Right expires unexercised, or if exercised, the date of closing of such purchase; provided, that the exercise in full of the applicable Capital Raising Preemptive Right would enable Cox or A/N, as applicable, to remain at or above the applicable Ownership Threshold.
Section 2.9 Chairman; Lead Independent Director. If Alexander C. Taylor is a Cox Designee serving on the Board at such time, on the Closing Date, Mr. Taylor will serve as the Chairman of the Board. The initial term of Mr. Taylor as Chairman of the Board shall expire effective as of the earlier of (a) the three (3)-year anniversary of the Closing Date (the “Expiration Date”) or (b) any date as of which Mr. Taylor ceases to serve as a member of the Board for any reason in accordance with the Bylaws and this Section 2.9 (such date, the “Chairman Succession Date”). Mr. Taylor’s service as a member of the Board need not cease upon the cessation of his term as Chairman of the Board pursuant to clause (a) of the immediately preceding sentence. The Board will then follow its normal annual process. The lead independent director of the Board at the Closing Date shall be Eric L. Zinterhofer. From and after the Chairman Succession Date, Christopher L. Winfrey, the chief executive officer of the Company, will serve as Chairman of the Board; provided that if Mr. Winfrey is no longer a member of the Board or is unwilling to serve as Chairman of the Board, then Mr. Zinterhofer instead will serve as Chairman of the Board (subject to his continued membership on the Board and willingness to serve). From the Closing Date through the Chairman Succession Date, or any subsequent time when the Chairman of the Board is not an independent director, the Board shall have a lead independent director who shall be elected by a majority of the members of the Board. The following actions shall require the affirmative vote of at least 75% of the full Board (rounded up to the nearest whole number and including at least one Cox Director): (i) prior to the Expiration Date, the removal of Mr. Taylor from his position as the Chairman of the Board or any election or appointment of a replacement Chairman of the Board (including to fill a vacancy in any such position); and (ii) prior to the Expiration Date, the failure to appoint or re-nominate Mr. Taylor as a member of the Board.
Section 2.10 Corporate Name; Branding. No later than one (1) year following the Closing, the Company shall take all actions as are necessary to change the name of the Company to “Cox Communications, Inc.” In the absence of a Company Change of Control, the Company shall cause such name change to remain in effect for at least two (2) years after the Closing Date, and thereafter until such time as the Board, acting upon the affirmative vote of at least two-thirds of the full Board, approves a change of name of the Company; provided that, from and after such change of name to “Cox Communications, Inc.” and after good faith consultation with the other party, the Company shall have the right to, and Cox shall have the right to cause the Company to, change the name of the Company to a name that does not include a reference to “Cox,” if, in the Company’s or Cox’s, as applicable, good faith judgment, the “Cox” name has suffered a materially adverse reputational impact due to (x) in the case of such an election by Cox, actions taken by the Company or a third party that are outside of Cox’s control and (y) in the case of such an election by the Company, actions taken by Cox or a third party that are outside of the Company’s control; provided, further, that from and after such change of name to “Cox Communications, Inc.” and after good faith consultation with Cox, the Company shall have the right to change the name of the Company to a name that does not include a reference to “Cox” if Cox (a) uses the “Cox” name in the conduct of any business that competes with the Cox Business (as defined in the Transaction Agreement) in the telecommunications industry or (b) sells a material amount of products or services that are sufficiently closely related to those sold by the Cox Business that, in view of the common use of the term Cox by both entities, there is a likelihood of confusion (as such terms are used in 15 U.S.C. Section 1052(d)) among consumers as to whether Cox or the Company is the source or origin of such products and services. Notwithstanding the foregoing, from and after the Closing, unless otherwise determined by the Company, the Company shall continue to operate nationally under the brand name Spectrum.
Section 2.11 Corporate HQ; Atlanta Presence; Community. Following the Closing, unless otherwise determined by the Company, the Company shall remain headquartered in Stamford, Connecticut. As soon as reasonably practicable following the Closing, but in any event no later than one (1) year following the Closing, the Company shall take all actions as are necessary for the Company to have a significant corporate presence at the Cox campus (with tandem space commitment) as of the date hereof in Atlanta, Georgia, with 2,000 employees (or such lesser number of employees located at such campus as of the Closing Date) located at such Cox campus. In the absence of a Company Change of Control, the Company’s commitment to maintain a significant presence in Atlanta, Georgia pursuant to the foregoing shall remain in effect for at least two (2) years after the Closing Date; provided that this commitment shall terminate if Cox’s Equity Interest and Voting Interest are both less than 20%. Further, the Company and Cox will collaborate with respect to philanthropy initiatives.

Section 2.12 Change of Control. In connection with any Change of Control of the Company (other than an all cash take-private transaction), the Company will consider in good faith the tax consequences to all of its stockholders of various alternatives and will not take, or agree to take, any action that would cause Charter Holdings LLC to no longer be treated as a partnership in which A/N and Cox are treated as partners for federal tax purposes without first evaluating and considering alternatives, including any structures proposed by A/N and/or Cox, which are less burdensome to A/N and Cox, as well as negotiating in good faith with the counterparty to either (1) maintain Charter Holdings LLC with A/N and Cox as partners following the Change of Control or (2) provide an amount of cash consideration to A/N and Cox in such Change of Control that is sufficient for A/N and Cox to pay each of their Tax liabilities arising from such Change of Control; provided that the foregoing is without prejudice to the ability of the Company and its Board of Directors to act consistent with its fiduciary duties. Without limiting the foregoing, any business combination involving the Company, Charter Holdings LLC, or any Subsidiary of the Company entered into prior to the fifth anniversary of the date of this Agreement that results in the imposition of any tax on Cox shall be structured so that any consideration paid to Cox in respect of Cox’s Charter Holdings Units shall be at least twenty-five percent (25%) cash.
Section 2.13 Tax Actions. When the Company considers a tax position, whether with respect to a tax return or audit, or the making of a tax election, the Company will be mindful of and take into account the impact on A/N and Cox, and the Company will not take any tax position or make any tax election which could reasonably be expected to impose a material and disproportionate impact on A/N or Cox without (x) first evaluating and considering, including listening to any ideas proposed by A/N and/or Cox, alternatives which are less burdensome to A/N and Cox and (y) acting in good faith to avoid creating any adverse material and disproportionate impact on A/N or Cox which could be avoided through the exercise of commercially reasonable efforts, without prejudice to the ability to take actions based on what is economically reasonable. The Company shall not take any tax position or make any tax election which is adverse disproportionately to A/N or Cox gratuitously.
ARTICLE III.
STANDSTILL, ACQUISITIONS OF SECURITIES AND TRANSFER RESTRICTIONS
Section 3.1 Limitation on Share Acquisition and Ownership.
(a) From and after the Closing, unless an exemption or waiver is otherwise approved by the Unaffiliated Directors, each A/N Party and each Cox Party shall not, and shall use reasonable best efforts to cause its Representatives not to, directly or indirectly, acquire (through Beneficial Ownership of or otherwise) any Capital Stock (including any Charter Holdings Units) or other securities issued by the Company or any Subsidiary thereof that derives its value from or has voting rights in respect of (in whole or in part) any Capital Stock of the Company or any Subsidiary thereof, or any rights, options or other derivative securities or contracts or instruments to acquire such ownership that derives its value (in whole or in part) from such securities (whether currently, upon lapse of time, following the satisfaction of any conditions, upon the occurrence of any event or any combination of the foregoing), in excess of the Cap.
(b) From and after the Closing, if the Company or any of its Subsidiaries repurchases, redeems or buys back any shares of Company Common Stock and following such transaction an Investor Party’s Equity Interest would exceed its Cap, such Investor Party shall participate in such transaction to the extent necessary so that such Investor Party’s Equity Interest does not exceed its Cap following such transaction, provided that the Board shall adopt resolutions exempting under Rule 16b-3 any such sale by an Investor Party to the Company required by this Section 3.1(b); provided, further, that each of A/N and Cox shall have the right to designate whether its participation in such transaction shall consist (in whole or in part) of shares of Company Common Stock held by the A/N Parties or Cox Parties at such time and/or Charter Holdings Class B Common Units or Charter Holdings Class C Common Units held by the A/N Parties or Cox Parties, respectively, at such time so long as the exercise of such right would not cause an adverse impact on the Company (for the avoidance of doubt, the consideration to be paid to each of A/N and Cox shall be cash irrespective of the whether A/N or Cox designates shares of Company Common Stock and/or Charter Holdings Class B Common Units or Charter Holdings Class C Common Units, as applicable, pursuant to this proviso).

Section 3.2 Standstill. From and after the Closing, except as provided in Section 3.3, or unless otherwise approved, or an exemption or waiver is otherwise approved, by the Unaffiliated Directors, each A/N Party and each Cox Party shall not, and shall use reasonable best efforts to cause its Representatives not to, directly or indirectly:
(a) engage in any “solicitation” of “proxies” (as such terms are defined under Regulation 14A under Exchange Act) or consents relating to the election of directors with respect to the Company, become a “participant” (as such term is defined under Regulation 14A under the Exchange Act) in any solicitation seeking to elect directors not nominated by the Board of Directors, or agree or announce an intention to vote with any Person undertaking a “solicitation”, or seek to advise or influence any Person or 13D Group with respect to the voting of any Voting Securities, in each case, with respect thereto, other than (subject to Section 3.4) with respect to the election of the Investor Designees;
(b) deposit any Voting Securities in any voting trust or similar arrangement that would prevent or materially interfere with the Investor Party’s right or ability to satisfy its obligations under this Agreement;
(c) propose any matter for submission to a vote of stockholders of the Company or call or seek to call a meeting of the stockholders of the Company;
(d) grant any proxies with respect to any Voting Securities of the Company to any Person (other than to a designated representative of the Company pursuant to a proxy statement of the Company);
(e) form, join, knowingly encourage the formation of or engage in discussions relating to the formation of, or participate in a 13D Group with respect to Voting Securities of the Company;
(f) take any action, alone or in concert with others, or make any public statement not approved by the Board of Directors, in each case, to seek to control or influence the management, Board of Directors or policies of the Company or any of its Subsidiaries other than, in each case, through participation on the Board and the applicable committees pursuant to Sections 2.2 and 2.4 of this Agreement, respectively;
(g) offer or propose to acquire or agree to acquire (or request permission to do so), whether by joining or participating in a 13D Group or otherwise, Beneficial Ownership of Voting Securities in excess of the Cap, except in accordance with Section 3.1;
(h) enter into discussions, negotiations, arrangements or understandings with, or advise, assist or knowingly encourage any Person with respect to any of the actions prohibited by Section 3.1 or this Section 3.2;
(i) publicly seek or publicly request permission to do any of the foregoing, publicly request to amend or waive any provision of this Section 3.2 (including this clause (i)), or publicly make or seek permission to make any public announcement with respect to any of the foregoing;
(j) enter into any agreement, arrangement or understanding with respect to any of the foregoing; or
(k) contest the validity or enforceability of the agreements contained in Section 3.1 or this Section 3.2 or seek a release of the restrictions contained in Section 3.1 or this Section 3.2 (whether by legal action or otherwise), other than in accordance with this Agreement;
provided, however, that nothing contained in this Section 3.2 shall limit, restrict or prohibit any non-public discussions with or communications or proposals to management or the Board by the Investor Party, its controlled Affiliates or Representatives relating to any of the foregoing.
Section 3.3 Permitted Actions. The restrictions set forth in Section 3.2 shall not apply if any of the following occurs (provided, that, in the event any matter described in any of clauses (a) through (c) of this Section 3.3 has occurred and resulted in the restrictions imposed under Section 3.2 ceasing to apply to the Investor Party, then, in the event the transaction related to such matter has not occurred within twelve (12) months of the date on which the Investor Party was released from such restrictions, then so long as such transaction is not being actively pursued at such time, the restrictions set forth in Section 3.2 shall thereafter resume and continue to apply in accordance with their terms):
(a) in the event that the Company enters into a definitive agreement for a merger, consolidation or other business combination transaction as a result of which the stockholders of the Company would own (including, but not limited to, Beneficial Ownership) Voting Securities of the resulting corporation having 50% or less of the Total Voting Power;

(b) in the event that a tender offer or exchange offer for at least 50.1% of the Capital Stock of the Company is commenced by a third person (and not involving any breach, by such Investor Party Group, of Section 3.2) which tender offer or exchange offer, if consummated, would result in a Company Change of Control, and either (1) the Unaffiliated Directors recommend that the stockholders of the Company tender their shares in response to such offer or does not recommend against the tender offer or exchange offer within ten (10) Business Days after the commencement thereof or such longer period as shall then be permitted under U.S. federal securities laws or (2) the Unaffiliated Directors later publicly recommend that the stockholders of the Company tender their shares in response to such offer;
(c) the Company solicits from one or more Persons or enters into discussions with one or more Persons regarding, a proposal (without similarly inviting such Investor Party to make a similar proposal) with respect to a merger of, or a business combination transaction involving, the Company, in each case without similarly soliciting a proposal from the Investor Party, or the Company makes a public announcement that it is seeking to sell itself and, in such event, such announcement is made with the approval of its Board of Directors; or
(d) the Investor Party’s Equity Interest is equal to or less than 5%;
provided, however, that the Investor Parties shall not in any event be permitted to jointly make a competing proposal unless (x) Section 3.3(b) applies and (y) the Unaffiliated Directors consent to the making of such joint competing proposal.
Section 3.4 No Investor Party Group. From and after the Closing, unless otherwise approved, or an exemption or waiver is otherwise approved, by the Unaffiliated Directors, each A/N Party and each Cox Party shall not, and shall use reasonable best efforts to cause its Representatives not to, directly or indirectly, form a 13D Group with the other Investor or otherwise have any arrangements or understandings concerning the Company except for the arrangements set forth in this Agreement, provided that this Section 3.4 shall not prohibit the Investor Parties from making a joint competing proposal to the extent permitted by Sections 3.2 and 3.3 (including the proviso thereto). For the avoidance of doubt, this Section 3.4 shall not (i) prevent the Investor Parties from voting as stockholders of the Company as required by this Agreement, (ii) prevent A/N and Cox from taking any other actions expressly permitted hereby (including Transferring Company Equity in accordance with Section 3.5(b)(viii) or Section 3.5(b)(ix)), or (iii) restrict or limit the exercise of fiduciary duties by any directors acting in its capacity as a director of the Company. A/N and Cox hereby confirm that there are no arrangements or understandings between any A/N Parties and any Cox Parties concerning the Company except as set forth in this Agreement.
Section 3.5 Transfer Restrictions.
(a) Except as expressly permitted by this Section 3.5, from and after the Closing, no A/N Party or Cox Party shall Transfer any Company Equity to any other Person, and any purported Transfer in violation of this Section 3.5 shall be null and void ab initio. No shares of Company Class B Common Stock or Class C Common Stock may be Transferred other than as required by the Amended and Restated Certificate.
(b) The following Transfers of Company Common Stock and Charter Holdings Preferred Units and, solely to the extent of Transfers among the A/N Parties or among the Cox Parties pursuant to clause (viii) below, Charter Holdings Class B Common Units and/or Charter Holdings Class C Common Units, respectively, are permitted:
(i) Transfers pursuant to a widely-distributed underwritten public offering pursuant to the Registration Rights Agreement;
(ii) offerings or sales pursuant to Rule 144;
(iii) sales in a block, or series of related blocks, to Persons (other than the Investor Parties and any of their respective Affiliates) that, as of the close of business not more than two (2) Business Days prior to such sale, to the knowledge of the Transferring Investor Party after reasonable inquiry, (A) would not Beneficially Own after giving effect to such sale five percent (5%) or more of the outstanding Company Common Stock on a Fully Exchanged Basis (which requirement shall be deemed satisfied, without limitation as to other methods of satisfaction, by a review of ownership data regarding Company Equity as presented by Bloomberg at the fund family level), (B) prior to such sale, have not publicly disclosed an “attributable interest” in the Company as defined in applicable FCC regulations and would not have an “attributable interest” after giving effect to such sale (which requirement shall be deemed satisfied, without limitation as to other methods of satisfaction, by an oral or written confirmation of the same by such Person), and (C) whose predominant business, either directly or through their publicly disclosed Affiliates (excluding any pension funds, endowments, financial institutions, investment funds and other institutional investors that may be deemed “Affiliates” for such purpose), is not the provision of satellite cable programming (as defined under applicable FCC regulations) (which requirement shall be deemed satisfied, without limitation as to other methods of satisfaction, by an oral or written confirmation of the same by such Person) (any such person prohibited from acquiring Company Equity or other securities under clause (A), clause (B) and/or clause (C), a “Prohibited Person”);
(iv) sales (A) by Cox to A/N or any A/N Party, or (B) by A/N to Cox or any Cox Party (subject to (x) the Cap and, if applicable, to the Company’s right to offer to purchase Charter Holdings Preferred Units in connection with a potential Transfer thereof on the terms set forth in the LLC Agreement, and (y) the Transferee entering into an A/N Assumption Instrument or Cox Assumption Instrument, as applicable); provided, that any such sale shall be at an effective price per share which does not exceed the average VWAPs for the two (2) Trading Days immediately prior to the earliest of execution of an agreement or term sheet with respect to any such proposed sale or the public announcement thereof;
(v) Transfers approved by a majority of Unaffiliated Directors;
(vi) Transfers approved by the holders of a majority of voting power of the outstanding Voting Securities, excluding any holders of Voting Securities who are Affiliated with an Investor Party;
(vii) sales pursuant to a tender offer for all of the outstanding Company Common Stock on a Fully Exchanged Basis;
(viii) (A) Transfers among the A/N Parties subject to the Transferee entering into an A/N Assumption Instrument or (B) Transfers among the Cox Parties subject to the Transferee entering into a Cox Assumption Instrument; and
(ix) in the case of each of Cox and A/N, as to 50% of their respective Company Common Stock (measured as of the time of entry into such transaction), (x) any sale of exchangeable notes, debentures or similar securities that reference a number of notional shares of Company Common Stock; provided such securities are sold in a widely-distributed offering (including a Rule 144A offering or an underwritten offering effected pursuant to the Registration Rights Agreement), and (y) sales or other dispositions of Company Common Stock pursuant to any put, call or exchange feature of the securities sold in any such offering.
(c) Each of Cox and A/N, in each case to the extent of 50% of its respective Company Equity (measured as of the time of such pledge), shall be permitted to pledge shares of Company Common Stock and Charter Holdings Units in respect of a purpose (margin) or non-purpose loan (a “Stand Alone Margin Loan”). Any pledge of additional shares of Company Common Stock or additional Charter Holdings Units to satisfy a subsequent margin call under a Stand Alone Margin Loan shall be deemed to be in compliance with this Section 3.5(c). Any Stand Alone Margin Loan entered into by Cox or A/N shall be with one or more financial institutions, on customary market terms (including as to collateral) for a transaction of the kind, and nothing contained in this Agreement shall prohibit or otherwise restrict the ability of any lender (or its securities’ affiliate) or collateral agent to foreclose upon and sell, dispose of or otherwise Transfer shares of Company Common Stock or other securities pledged to secure the obligations of the borrower following an event of default under a Stand Alone Margin Loan; provided, that any security agreement relating to any Charter Holdings Units pledged by A/N or Cox in connection with a Stand Alone Margin Loan shall provide that any foreclosure by the lenders under such Stand Alone Margin Loan shall be deemed to trigger an automatic exchange of such pledged Charter Holdings Units into shares of Company Common Stock, it being understood, for the avoidance of doubt, that such lenders shall only be entitled to receive in such foreclosure shares of Company Common Stock and not any Charter Holdings Units.
(d) Each of Cox and A/N, in each case to the extent of 50% of its respective Company Equity (measured as of the time of entry into such transaction), shall be permitted to enter into derivative transactions with linked financing (each, an “Equity Linked Financing”) with respect to (x) the shares of Company Common Stock Beneficially Owned by the Cox Parties or the A/N Parties, as the case may be, and (y) its respective Charter Holdings Units, in each case with one or more bona fide counterparties that enter into such transactions in the ordinary course of their businesses; provided that (i) Cox or A/N, as the case may be, shall require each of its counterparties to take reasonable commercial measures to prevent any hedge established by such counterparty, effected by means other than brokers’ transactions executed on a securities exchange using an automated matching system or electronic order book in which such counterparty has no knowledge of the ultimate purchaser, from resulting in the sale of Company Common Stock or Charter Holdings Units to a person known by such counterparty to be a Prohibited Person (other than Cox or A/N (subject to compliance with the Cap and the pricing restrictions described in the proviso to Section 3.5(b)(iv))). For the avoidance of doubt, each of Cox and A/N shall be permitted to effect stock loans of its shares of Company Common Stock and its Charter Holdings Units in support of an Equity Linked Financing. Any pledge of Charter Holdings Units by A/N or Cox in connection with an Equity Linked Financing shall provide that any foreclosure by the counterparties under such Equity Linked Financing shall be deemed to trigger an automatic exchange of such pledged Charter Holdings Units into shares of Company Common Stock, it being understood, for the avoidance of doubt, that such counterparties shall only be entitled to receive in such foreclosure shares of Company Common Stock and not any Charter Holdings Units.
(e) Each of Cox and A/N shall be permitted to sell exchangeable notes, debentures or similar securities referencing up to the 50% of number of shares of Company Common Stock Beneficially Owned by Cox or A/N, as the case may be, at the time of such sale; provided, securities are sold pursuant to an offering that complies with Section 3.5(b)(ix).
(f) Any waiver of the provisions of this Section 3.5 to permit a Transfer by an Investor Party shall require the approval of the Company (by the affirmative vote of a majority of the Unaffiliated Directors) and the non-Transferring Investor Party (which will be deemed given in the event that the non-Transferring Investor Party is a party to such transaction).
(g) No pledgee or counterparty nor any transferee of any Investor Party shall have any of the rights described in this Agreement. No Investor Party may directly or indirectly Transfer any of its rights under this Agreement to any third Person.
(h) Any Transfer by Cox of Charter Holdings Preferred Units shall be subject to the following additional conditions: (x) such Transfer shall not cause Charter Holdings LLC to be treated as a publicly traded partnership for federal Tax purposes, and (y) such Transfer shall be contingent on the Company obtaining an opinion of its counsel to such effect.
(i) In the event of a Company Change of Control approved in accordance with Section 2.3(a)(ii)(A) and applicable Law, the A/N Parties and the Cox Parties shall exchange their Charter Holdings Units for Company Common Stock to the extent that such exchange is contemplated by the terms of such Company Change of Control.
(j) The Company shall reasonably cooperate with A/N and Cox, as applicable, with respect to any (x) Stand Alone Margin Loan, (y) Equity Linked Financing or (z) sale of exchangeable notes, debentures or similar securities undertaken in accordance with Section 3.5(b)(ix), Section 3.5(c), Section 3.5(d) or Section 3.5(e) and, in connection therewith, enter into an agreement, customary for the type of such (A) Stand Alone Margin Loan, (B) Equity Linked Financing or (C) sale of exchangeable notes, debentures or similar securities with the counterparty, in form and substance reasonably acceptable to the Company.
Section 3.6 Rights Plan. The Company and the Board shall not adopt any shareholder rights plan (as such term is commonly understood in connection with corporate transactions) (a “Rights Plan”) unless such plan by its terms exempts or, at the time of adoption of such plan the Company and the Board take action reasonably necessary to exempt, any accumulation of Capital Stock by an Investor Party up to and including an Investor Party’s Equity Interest that is less than or equal to the Cap, provided that this restriction shall cease to apply with respect to an Investor Party upon the Permanent Reduction of such Investor Party’s Equity Interest below 11% (or 9% in the case of A/N).
ARTICLE IV.
PREEMPTIVE RIGHTS
Section 4.1 Capital Raising Preemptive Rights.
(a) After the Closing, if the Company proposes to issue any Equity Securities (the “New Securities”) in a Capital Raising Transaction, each Investor Party, for so long as such Investor Party’s Equity Interest is equal to or greater than 10% (as determined immediately prior to such issuance), shall have the right to purchase, in whole or in part, a number of New Securities equal to its Pro Rata Portion with respect to such issuance at an all-cash purchase price per New Security equal to the Exercise Price in accordance with this Article IV (the “Capital Raising Preemptive Right”).
(b) The Company shall give written notice (a “Capital Raising Issuance Notice”) to each Investor Party of any proposed issuance described in Section 4.1(a) no later than three (3) Business Days prior to the launch of the offering (or, if the Company has determined to launch such an offering within less than three (3) Business Days, as promptly as practicable after the Company has determined to pursue such offering, but no later than one (1) Business Day prior to such launch). The Capital Raising Issuance Notice shall set forth the material terms and conditions of the proposed issuance, including:
(i) the number (which number shall not, except to the extent otherwise specified in such notice, be increased by the amount of New Securities to be purchased by the Investor Parties pursuant to the exercise of their Capital Raising Preemptive Rights) or, if such number has not yet been determined, the basis on which the Pro Rata Portion will be determined and description of the New Securities to be issued and the Pro Rata Portion of the applicable Investor Party;
(ii) the anticipated date or range of dates of the issuance;
(iii) the cash purchase price per New Security; and
(iv) the anticipated Exercise Price.
(c) An Investor Party’s Capital Raising Preemptive Right shall be exercisable by delivery of written notice to the Company no later than the second (2nd) Business Day prior to the settlement date of such Capital Raising Transaction, specifying the number of New Securities to be purchased by such Investor Party (such number to be less than or equal to its Pro Rata Portion). The closing of such purchase by an Investor Party shall be consummated concurrently with the consummation of the Capital Raising Transaction, subject only to (i) the consummation of the Capital Raising Transaction and (ii) the satisfaction or waiver by such Investor Party of the conditions set forth in Section 4.3(b).
Section 4.2 Section 16b-3. So long as an Investor Party has the right to designate an Investor Director, the Board shall take such action as is necessary to cause the exemption of the Preemptive Share Purchase by such Investor Party, as applicable, from the liability provisions of Section 16(b) of the Exchange Act (“Section 16(b)”) pursuant to Rule 16b-3 (each, a “Section 16 Exemption”); provided that Cox or A/N, as applicable, shall disgorge to the Company any profit from an otherwise non-exempt “sale” (for purposes of Section 16(b)) within six (6) months of the date of any Preemptive Share Purchase, other than actual or deemed “sales” as a result of (i) the entry into an Equity Linked Financing or other derivative transaction (such as forwards, collars, and exchangeable debentures, notes or similar securities) permitted hereby, (ii) an extraordinary transaction approved by the Company’s stockholders or which results by operation of law (such as a merger, consolidation, reclassification or recapitalization), or (iii) tendering or exchanging in a tender or exchange offer that is not opposed by the Board and approved as a Company Change of Control pursuant to Section 2.3(a)(ii)(A), provided that such exemption shall not cover any actual sale of shares (in the case of clause (i)) or any transaction intended to hedge the market risk in connection with such Investor Party’s preemptive rights (in the case of each of clauses (i), (ii) or (iii)).
Section 4.3 Matters as to Preemptive Rights.
(a) Upon the date of any Capital Raise Issuance Notice and the date of the applicable Preemptive Share Purchase by an Investor Party, as applicable, the Company shall be deemed to represent and warrant to the Purchasing Investor Party, as of such date, that (i) the Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the corporate power and authority to consummate the Preemptive Share Purchase; (ii) the Board has granted the Section 16 Exemption with respect to the acquisition of the New Securities by Cox or A/N, as applicable, in connection with the Preemptive Share Purchase, as applicable; (iii) the New Securities to be issued to Cox or A/N, as applicable, in connection with the Preemptive Share Purchase, as applicable, have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will have been validly issued and will be fully paid and nonassessable; and (iv) except to the extent disclosed to the applicable Investor Party in writing at or prior to such date the Company has timely filed all reports required to be filed by the Company, during the twelve (12) months immediately preceding the date of this representation, under the Exchange Act, and as of their respective filing dates, each of such filings complied in all material respects with the applicable requirements of the Exchange Act, and, at the time filed, none of such filings contained as of such date any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and when filed with the SEC, the financial statements included in such filings were prepared in accordance with GAAP consistently applied (except as may be indicated therein or in the notes or schedules thereto), and such financial statements fairly present the consolidated financial position of the Company and its consolidated cash flows for the periods then ended, subject, in the case of unaudited interim financial statements, to normal, recurring year-end audit adjustments. The Investor Party’s remedies for any breach of the representation set forth in clause (iv) above shall be limited to the remedies provided to the applicable third party with respect to any breaches of the applicable representation (on a proportionate basis to give effect to the number of shares covered by the applicable transaction compared to the number of shares acquired by the Investor Party). Upon the exercise of the Capital Raising Preemptive Rights, the applicable Investor Party shall be deemed to represent and warrant to the Company, as of the date of such exercise and as of the date of the consummation of the applicable issuance to such Investor Party, (i) that all of the representations and warranties made by such Investor Party in Section 5.2 or 5.3, as applicable, are true and correct, and (ii) that such Investor Party has performed all of its obligations hereunder. Each party to any purchase pursuant to Section 4.3(b) agrees to use its reasonable best efforts to cause the conditions to such closing to be satisfied.
(b) Subject to Section 4.1(c), the Preemptive Share Purchase Closing shall take place at such time and as such place as the applicable parties mutually agree. The obligations of A/N and Cox, as applicable, to consummate the Preemptive Share Purchase pursuant to Section 4.1 shall be subject to the following conditions:
(i) Any applicable waiting period (or extensions thereof) under the HSR Act applicable to the Preemptive Share Purchase shall have expired or been terminated;
(ii) No Law, order, judgment or injunction (whether preliminary or permanent) issued, enacted, promulgated, entered or enforced by a court of competent jurisdiction or other Government Entity restraining, prohibiting or rendering illegal the consummation of the Preemptive Share Purchase, as applicable, by this Agreement is in effect; and
(iii) Since the date of exercise of the Preemptive Share Purchase, as applicable, no Company Material Adverse Effect shall have occurred;
provided, that, the Company shall deliver an officer’s certificate at the applicable date of each Preemptive Share Purchase Closing to the applicable Investor Party certifying that the representations deemed made by the Company at such closing are true and correct in all respects (other than as to any representations deemed made pursuant to clause (iv) of the first sentence of Section 4.3(a), which shall be true and correct in all material respects) and that the condition set forth in clause (iii) above has been satisfied (or, if any such representation is inaccurate or such condition has not been satisfied, a reasonably detailed description as to the reasons for such inaccuracy or the failure of the condition shall be included in such certificate), and the applicable Investor Party shall deliver an officer’s certificate at the applicable date of each Preemptive Share Purchase Closing to the Company certifying that the representations made by such Investor Party at such closing are true and correct in all material respects and that the condition set forth in clause (i) above has been satisfied (or, if any such representation is inaccurate or such condition has not been satisfied, a reasonably detailed description as to the reasons for such inaccuracy or the failure of the condition shall be included in such certificate). For the avoidance of doubt, if any conditions set forth in this Section 4.3(b) are not satisfied, the applicable Investor Party shall have no obligation to complete the Preemptive Share Purchase Closing, as the case may be.
(c) For the avoidance of doubt, (i) the rights of Cox and A/N pursuant to this Article IV shall not be assignable either directly or indirectly and (ii) the Preemptive Share Purchase rights shall not apply in respect of the issuances pursuant to the Transaction Agreement at the Closing.
(d) In the event the closing of any purchase pursuant to Section 4.3(b) does not occur as a result of the failure of the condition specified in Section 4.3(b)(i), then provided that Cox or A/N, as applicable, is continuing to use its reasonable best efforts to cause such condition to be satisfied, the closing of such purchase may, at the election of the purchasing party, be extended for a maximum of ninety (90) calendar days after the specified date of closing herein.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES
Section 5.1 Representations and Warranties of the Company. The Company represents and warrants to Cox and to A/N that:
(a) the Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder;
(b) the execution, delivery and performance of this Agreement by the Company has been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the transactions contemplated hereby;
(c) this Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, and, assuming this Agreement constitutes a valid and binding obligation of Cox and A/N, is enforceable against the Company in accordance with its terms; and
(d) none of the execution, delivery or performance of this Agreement by the Company constitutes a breach or violation of or conflicts with the Company’s amended and restated certificate of incorporation or amended and restated bylaws.
Section 5.2 Representations and Warranties of Cox. Cox represents and warrants to the Company and to A/N that:
(a) it is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to enter into this Agreement and to carry out his or its obligations hereunder;
(b) the execution, delivery and performance of this Agreement by Cox has been duly authorized by all necessary action on the part of Cox and no other corporate proceedings on the part of Cox are necessary to authorize this Agreement or any of the transactions contemplated hereby;
(c) this Agreement has been duly executed and delivered by Cox and constitutes a valid and binding obligation of Cox, and, assuming this Agreement constitutes a valid and binding obligation of the Company and A/N, is enforceable against Cox in accordance with its terms;
(d) none of the execution, delivery or performance of this Agreement by Cox constitutes a breach or violation of or conflicts with its restated certificate of incorporation or bylaws; and
(e) Cox is acquiring Equity Securities pursuant to the Capital Raising Preemptive Right, as applicable (any Company Equity so acquired, the “Cox Interests”), for Cox’s own account as principal, for investment purposes only. Cox is not acquiring any Cox Interests with a view to, or for, resale, distribution or fractionalization thereof, in whole or in part, and Cox is not acquiring any Cox Interests on behalf of any undisclosed principal or affiliate. Cox is an “accredited investor” as defined in Rule 501(a) under the Securities Act. Cox shall furnish any additional information requested by the Company to assure compliance with applicable U.S. federal and state securities laws in connection with the purchase and sale of the Cox Interests. Cox understands that the Cox Interests have not been registered under the Securities Act or any state securities laws by reason of specific exemptions under the provisions thereof which depend in part upon the investment intent of Cox and of the other representations made by Cox in this Agreement. Cox has such knowledge, skill and experience in business, financial and investment matters that Cox is capable of evaluating the merits and risks of an investment in Cox Interests. Cox has been given the opportunity to ask questions of, and receive answers from, representatives of the Company concerning the terms and conditions of the offering and other matters pertaining to this investment, has been given the opportunity to obtain such additional information necessary to verify the accuracy of the information provided to Cox in order for Cox to evaluate the merits and risks of a purchase of Cox Interests and has not relied in connection with this purchase upon any representations, warranties or agreements of the Company other than those expressly set forth in this Agreement. With the assistance of Cox’s own professional advisors, to the extent that Cox has deemed appropriate, Cox has made its own legal, tax, accounting and financial evaluation of the merits and risks of an investment in Cox Interests and the consequences of this Agreement. In deciding to purchase Cox Interests, Cox is not relying on the advice or recommendations of the Company and Cox has made its own independent decision that the investment in the Cox Interests is suitable and appropriate for Cox.
Section 5.3 Representations and Warranties of A/N. A/N represents and warrants to the Company and to Cox that:
(a) it is a general partnership duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite entity power and authority to enter into this Agreement and to carry out his or its obligations hereunder;
(b) the execution, delivery and performance of this Agreement by A/N has been duly authorized by all necessary action on the part of A/N and no other proceedings on the part of A/N are necessary to authorize this Agreement or any of the transactions contemplated hereby;
(c) this Agreement has been duly executed and delivered by A/N and constitutes a valid and binding obligation of A/N, and, assuming this Agreement constitutes a valid and binding obligation of the Company and Cox, is enforceable against A/N in accordance with its terms;
(d) none of the execution, delivery or performance of this Agreement by A/N constitutes a breach or violation of or conflicts with its partnership agreement; and
(e) A/N is acquiring New Securities pursuant to the Capital Raising Preemptive Right, as applicable (any Company Equity so acquired, the “A/N Interests”), for A/N’s own account as principal, for investment purposes only. A/N is not acquiring any A/N Interests with a view to, or for, resale, distribution or fractionalization thereof, in whole or in part, and A/N is not acquiring any A/N Interests on behalf of any undisclosed principal or affiliate. A/N is an “accredited investor” as defined in Rule 501(a) under the Securities Act. A/N shall furnish any additional information requested by the Company to assure compliance with applicable U.S. federal and state securities laws in connection with the purchase and sale of the A/N Interests. A/N understands that the A/N Interests have not been registered under the Securities Act or any state securities laws by reason of specific exemptions under the provisions thereof which depend in part upon the investment intent of A/N and of the other representations made by A/N in this Agreement. A/N has such knowledge, skill and experience in business, financial and investment matters that A/N is capable of evaluating the merits and risks of an investment in A/N Interests. A/N has been given the opportunity to ask questions of, and receive answers from, representatives of the Company concerning the terms and conditions of the offering and other matters pertaining to this investment, has been given the opportunity to obtain such additional information necessary to verify the accuracy of the information provided to A/N in order for A/N to evaluate the merits and risks of a purchase of and has not relied in connection with this purchase upon any representations, warranties or agreements of the Company other than those expressly set forth in this Agreement. With the assistance of A/N’s own professional advisors, to the extent that A/N has deemed appropriate, A/N has made its own legal, tax, accounting and financial evaluation of the merits and risks of an investment in A/N Interests and the consequences of this Agreement. In deciding to purchase A/N Interests, A/N is not relying on the advice or recommendations of the Company and A/N has made its own independent decision that the investment in the A/N Interests is suitable and appropriate for A/N.
ARTICLE VI.
TERMINATION
Section 6.1 Termination. Except as provided in Sections 6.2 and other than the termination provisions applicable to particular Sections of this Agreement that are specifically provided elsewhere in this Agreement, this Agreement shall terminate:
(a) in its entirety, with the mutual written agreement of the Company and each Investor Party;
(b) with respect to an Investor Party, upon written notice by such Investor Party to the other parties hereto, upon a material breach by the Company of any of the Company’s representations or warranties in Article V or any of its covenants or agreements contained herein with respect to such Investor Party, provided that such breach shall not have been cured within ten (10) Business Days after written notice thereof shall have been received by the Company; and provided further that other than with respect to an intentional breach, such ten (10) Business Day period shall be tolled for so long as (i) the Company is making reasonably diligent efforts to cure such breach (provided that the period during which such termination right is tolled shall not exceed a total of thirty (30) Business Days unless (x) such breach is not curable by the end of such thirty (30) Business Day period and (y) before the end of such thirty (30) Business Day period the Company obtains a determination from a court of competent jurisdiction that the Company is making reasonably diligent efforts to cure such breach or other equitable relief providing for such tolling, in which case the tolling shall continue for so long as the court may determine up to a maximum of ninety (90) days) or (ii) the Company is contesting such alleged breach in good faith and has obtained temporary or preliminary relief from a court of competent jurisdiction within thirty (30) Business Days (provided, that to the extent such temporary or preliminary relief is lifted, this Agreement shall be immediately terminable by such Investor Party);
(c) with respect to an Investor Party, upon written notice by the Company to such Investor Party, upon a material breach by such Investor Party of any of such Investor Party’s representations, warranties, covenants or agreements contained herein, provided that such breach shall not have been cured within ten (10) Business Days after written notice thereof shall have been received by such Investor Party; and provided further that other than with respect to an intentional breach, such ten (10) Business Day period shall be tolled for so long as (i) the Investor Party is making reasonably diligent efforts to cure such breach (provided that the period during which such termination right is tolled shall not exceed a total of thirty (30) Business Days unless (x) such breach is not curable by the end of such thirty (30) Business Day period and (y) before the end of such thirty (30) Business Day period the Investor Party obtains a determination from a court of competent jurisdiction that the Investor Party is making reasonably diligent efforts to cure such breach or other equitable relief providing for such tolling, in which case the tolling shall continue for so long as the court may determine up to a maximum of ninety (90) days) or (ii) the Investor Party is contesting such alleged breach in good faith and has obtained temporary or preliminary relief from a court of competent jurisdiction within thirty (30) Business Days (provided, that to the extent such temporary or preliminary relief is lifted, this Agreement shall be immediately terminable by the Company); or
(d) with respect to an Investor Party, upon such Investor Party having an Equity Interest of less than 5%.
Section 6.2 Effect of Termination; Survival. In the event of any termination of this Agreement pursuant to Section 6.1, there shall be no further liability or obligation hereunder on the part of any party hereto as to whom the termination is effective, and this Agreement (other than Sections 7.5, 7.6, 7.10 and 7.11) shall thereafter be null and void as to such party; provided, that in the event this Agreement is terminated pursuant to (i) Section 6.1(b), then all of the applicable Investor Party’s rights and obligations hereunder shall cease to apply and, if such termination occurs after December 1 in any year (but in any event no less than thirty (30) calendar days prior to any deadline for the making of nominations pursuant to any advance notice or similar bylaw provisions), then at the request of the terminating Investor Party, the Company will be obligated to nominate and use reasonable best efforts to cause the election of such Investor Party’s Investor Designees at the next Election Meeting in accordance with Section 2.2 hereof, (ii) Section 6.1(c) by the Company with respect to an Investor Party, then all of the obligations hereunder shall continue to apply to such Investor Party following such termination but such Investor Party shall not be entitled to any rights hereunder, or (iii) Section 6.1(d) with respect to an Investor Party, then all of such Investor Party’s rights and obligations hereunder shall cease to apply; and provided, further, that nothing contained in this Agreement (including this Section 6.2) shall relieve any party from liability for any breach of any of its representations, warranties, covenants or agreements set forth in this Agreement occurring prior to such termination.
ARTICLE VII.
MISCELLANEOUS
Section 7.1 Amendment and Modification. This Agreement may be amended, modified and supplemented only by a written instrument signed by the Company and, at any time that A/N has an Equity Interest equal to or greater than 9%, A/N, and by each other Investor Party (if any) that has an Equity Interest equal to or greater than 11%; provided that any amendment, modification or supplement that would adversely affect an Investor Party shall require the consent of such Investor Party. The authorization of any amendment, modification or supplement to this Agreement by the Company shall require the prior approval of a majority of the Unaffiliated Directors, and in connection with the execution of any such amendment, modification or supplement by the Company, the Company will deliver to each Investor Party a certificate, duly executed by a senior officer of the Company, certifying that such approval of the Unaffiliated Directors has been duly and validly obtained. No waiver of any provision of this Agreement shall be effective unless it is signed by the Company and the party against whom the waiver is to be effective. No course of dealing between or among any Persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement. As the only holders of the shares of Company Class B Common Stock, the prior written consent of A/N shall be required for any amendment of the Amended and Restated Certificate of Incorporation or Bylaws that would adversely affect the Company Class B Common Stock held by any A/N Party in a significant manner as compared to other existing shares of Company Common Stock or Company Class C Common Stock. As the only holders of the shares of Company Class C Common Stock, the prior written consent of Cox shall be required for any amendment of the Amended and Restated Certificate of Incorporation or Bylaws that would adversely affect the Company Class C Common Stock held by any Cox Party in a significant manner as compared to other existing shares of Company Common Stock or Company Class B Common Stock.
Section 7.2 Assignment; No Third-Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by either party without the prior written consent of the other party. Any purported assignment without such prior written consent shall be null and void and of no effect. Subject to the preceding sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors (including, in the case of the Company, any successor publicly traded Person resulting from a reorganization of the Company) and assigns. Except pursuant to Section 2.6, this Agreement shall not confer any rights or remedies upon any Person other than the parties to this Agreement and their respective successors and permitted assigns.
Section 7.3 Binding Effect; Entire Agreement. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and executors, administrators and heirs. Cox shall cause the Cox Parties to comply with this Agreement, and A/N shall cause the A/N Parties to comply with this Agreement. This Agreement, the Existing A/N Letter Agreement and the Cox Letter Agreement set forth the entire agreement and understanding between the parties as to the subject matter hereof and merges and supersede all prior representations, agreements and understandings, written or oral, of any and every nature among them, including the Existing Stockholders Agreement.
Section 7.4 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable Law, such provision(s) shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provisions were so excluded and shall be enforceable in accordance with its terms so long as the economic or legal substance of the transactions contemplated by this Agreement are not affected in any manner materially adverse to any party.
Section 7.5 Notices and Addresses. Any notice, demand, request, waiver, or other communication under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service, if personally served or sent by e-mail (provided that no transmission error is received by the sender); on the business day after notice is delivered to a courier or mailed by express mail, if sent by courier delivery service or express mail for next day delivery; and on the third day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered, return receipt requested, postage prepaid and addressed as follows:

If to the Company or Charter Holdings LLC:

Charter Communications, Inc.
400 Washington Blvd.
Stamford, CT 06902
Attention:	[***]
Email:	[***]

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention:	Steven A. Cohen, Esq.
John L. Robinson, Esq.
Steven R. Green, Esq.
Email:	sacohen@wlrk.com
jlrobinson@wlrk.com
srgreen@wlrk.com

If to Cox:

Cox Enterprises, Inc.
[•]
Attention:	[•]
E-Mail:	[•]

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
555 Eleventh Street, NW Suite 1000
Washington, D.C. 20004
Attention:	Matthew Brill; Bradley Faris; Victoria VanStekelenburg
Email:	matthew.brill@lw.com; bradley.faris@lw.com; victoria.vanstekelenburg@lw.com

If to A/N:

A/N Partnership
[•]
Attention:	[•]
E-Mail:	[•]

with a copy (which shall not constitute notice) to:

A/N
One World Trade Center,
New York, New York 10007
Attention:	[***]
Email:	[***]

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019
Attention:	[•]
Email:	[•]

Section 7.6 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware.
Section 7.7 Headings. The headings in this Agreement are for convenience of reference only and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect.
Section 7.8 Counterparts. This Agreement may be executed via e-mail or pdf and in any number of counterparts, each of which shall be deemed to be an original instrument and all of which together shall constitute one and the same instrument.
Section 7.9 Further Assurances. Each party shall cooperate and take such action as may be reasonably requested by the other party in order to carry out the provisions and purposes of this Agreement and the transactions contemplated hereby; provided, however, that no party shall be obligated to take any actions or omit to take any actions that would be inconsistent with applicable Law. At such times as an Investor Party may reasonably request, the Company will provide each Investor Party with information regarding the number of shares of Company Common Stock outstanding and, calculated separately, on a Fully Exchanged Basis and fully diluted basis.
Section 7.10 Remedies. In the event of a breach or a threatened breach by any party to this Agreement of its obligations under this Agreement, any party injured or to be injured by such breach shall be entitled to specific performance of its rights under this Agreement or to injunctive relief, in addition to being entitled to exercise all rights provided in this Agreement and granted by Law, it being agreed by the parties that the remedy at Law, including monetary damages, for breach of any such provision will be inadequate compensation for any loss and that any defense or objection in any action for specific performance or injunctive relief for which a remedy at Law would be adequate is waived.
Section 7.11 Jurisdiction and Venue. The parties hereto hereby irrevocably submit to the jurisdiction of the Delaware Court of Chancery or, in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware, or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware. The parties hereto hereby consent to and grant the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, the United States District Court for the District of Delaware, jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 7.5 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof. EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHTS TO TRIAL BY JURY IN CONNECTION WITH ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 7.12 Adjustments. References to numbers of shares and to sums of money contained herein shall be adjusted to account for any reclassification, exchange, substitution, combination, stock split or reverse stock split of the shares.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date and year first above written.

CHARTER COMMUNICATIONS, INC.

By
Name:
Title:

COX ENTERPRISES, INC.

By
Name:
Title:

ADVANCE/NEWHOUSE PARTNERSHIP

By
Name:
Title:

[Signature Page to Stockholders Agreement]

Annex F
Charter Communications, Inc.
400 Washington Blvd.
Stamford, Connecticut 06902
May 16, 2025
Via E-Mail

Liberty Broadband Corporation
12300 Liberty Boulevard
Englewood, Colorado 80112
Attention: Chief Legal Officer
Email: renee@libertymedia.com
Re:  Closing and Related Matters
To Whom It May Concern:
Reference is made to that certain Agreement and Plan of Merger, dated as of November 12, 2024 (as may be amended, modified or supplemented from time to time, the “Merger Agreement”), by and among Liberty Broadband Corporation, a Delaware corporation (the “Company”), Charter Communications, Inc., a Delaware corporation (“Parent”), Fusion Merger Sub 1, LLC, a Delaware limited liability company (“Merger LLC”), and Fusion Merger Sub 2, Inc., a Delaware corporation (“Merger Sub”). Capitalized terms used but not defined herein shall have the meaning given to such terms in the Merger Agreement.
Section 2.4 of the Merger Agreement provides that, unless the Merger Agreement shall have been terminated in accordance with Section 7.1 thereof, the Closing shall occur on the later of (a) June 30, 2027 and (b) the third (3rd) Business Day after all of the conditions set forth in Article VI thereof shall have been satisfied or waived (to the extent waivable) by the Party entitled to the benefit of the same (other than conditions which by their terms are required to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), or at such other date and time as agreed to by the Parties in writing or pursuant to Section 5.11(f) thereof.
On May 16, 2025, Parent entered into that certain Transaction Agreement (the “Cox Transaction Agreement”), by and among Parent, Cox Enterprises, Inc., a Delaware corporation (“Cox Parent”), and Charter Communications Holdings, LLC, a Delaware limited liability company, a copy of which was made available to the Company prior to the date hereof, and Parent and Cox Parent desire that the Closing occur immediately prior to the closing of the transactions contemplated by the Cox Transaction Agreement (the “Cox Transaction Closing”).
In furtherance of the foregoing, the Parties desire to accelerate the date of Closing to occur immediately prior to the Cox Transaction Closing, subject to certain conditions and exceptions. In the event that the Cox Transaction Agreement is terminated prior to the Cox Transaction Closing (the “Cox Transaction Termination”), Parent shall provide the Company written notice of such Cox Transaction Termination on the date of such Cox Transaction Termination in accordance with Section 8.2 of the Merger Agreement (such notice, the “Cox Termination Notice”). Following the Company’s receipt of the Cox Termination Notice, the Company shall have the sole and exclusive right to elect to accelerate the Closing pursuant to Section 2.4 of the Merger Agreement (the “Closing Acceleration”) by delivering to Parent a written notice thereof (the “Closing Acceleration Notice”) within five (5) Business Days of receipt of the Cox Termination Notice. Such Closing Acceleration Notice shall state (i) that the Company elects to accelerate the Closing pursuant to Section 2.4 of the Merger Agreement and (ii) if known, the anticipated Closing Date.
In furtherance of the foregoing and pursuant to Section 8.5 of the Merger Agreement, each Party hereto acknowledges and agrees that Section 2.4 of the Merger Agreement is hereby amended by deleting the entire first sentence of Section 2.4 of the Merger Agreement and replacing it with the following: “Unless this Agreement shall have been terminated in accordance with Section 7.1, the closing of the Combination (the “Closing”) shall occur on, subject to all of the conditions set forth in Article VI being satisfied or waived (to the extent waivable) by the Party entitled to the benefit of the same (other than conditions which by their terms are required to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), the earlier of (a) immediately prior to the closing of the transactions contemplated by that certain Transaction Agreement, dated May 16, 2025 (the “Cox Transaction Agreement”), by and among Parent, Cox Enterprises, Inc. and Charter Communications Holdings, LLC (the “Cox Transaction Closing”), (b) the later of (i) June 30, 2027 and (ii) the
F-1

third (3rd) Business Day after all of the conditions set forth in Article VI thereof shall have been satisfied or waived (to the extent waivable) by the Party entitled to the benefit of the same (other than conditions which by their terms are required to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), or at such other date and time as agreed to by the Parties in writing or pursuant to Section 5.11(f), and (c) solely if the Cox Transaction Agreement is terminated prior to the Cox Transaction Closing (the “Cox Transaction Termination”) and the Company has elected by written notice to Parent to accelerate the Closing pursuant to that certain Side Letter, dated as of May 16, 2025, by and among the Company, Parent, Merger LLC and Merger Sub, the later of (i) the tenth (10th) Business Day after the Cox Transaction Termination and (ii) the third (3rd) Business Day after all of the conditions set forth in Article VI shall have been satisfied or waived (to the extent waivable) by the Party entitled to the benefit of the same (other than conditions which by their terms are required to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), or at such other date and time as agreed to by the Parties in writing or pursuant to Section 5.11(f).”
Parent shall keep the Company reasonably informed, on a current basis, of the status of the transactions contemplated under the Cox Transaction Agreement, including the anticipated date of the Cox Transaction Closing, the status and timing of the satisfaction or waiver (to the extent waivable) of the conditions set forth in the Cox Transaction Agreement and any other information reasonably related to the timing of the Cox Transaction Closing.
In addition, the Company agrees that, at or prior to the Closing, the Company shall cause each of its director designees serving on the Parent Board immediately prior to the Closing pursuant to the Stockholders Agreement (as amended by the Stockholders and Letter Agreement Amendment) and the Parent Charter to deliver to Parent a letter (in the form attached hereto as Exhibit A) irrevocably resigning from the Parent Board, with such resignation conditioned on the occurrence of, and effective as of immediately prior to, the Effective Time.
To indicate the Company’s agreement to the terms of this letter, please sign below and return such signed copy to us.
Except as expressly provided herein, all terms of the Merger Agreement shall remain unchanged and in full force and effect and, to the extent applicable, such terms shall apply to this letter as if it formed a part of the Merger Agreement. As a condition and material inducement for Cox Parent to enter into the Cox Transaction Agreement, Cox Parent is relying on the execution and performance of this letter by the Parties hereto, and accordingly, unless and until a Cox Transaction Termination has occurred, Cox Parent is a third-party beneficiary of this letter and shall have the right to specific performance of the Parties’ obligations hereunder in accordance with Section 9.5 of the Cox Transaction Agreement. Unless and until a Cox Transaction Termination has occurred, this letter agreement may not be amended or otherwise modified without the prior written consent of the Parties hereto and Cox Parent.

Sincerely,

Charter Communications, Inc.

By:	/s/ Jessica M. Fischer
	Name:	Jessica M. Fischer
	Title:	Chief Financial Officer

Fusion Merger Sub 1, LLC

By:	/s/ Jessica M. Fischer
	Name:	Jessica M. Fischer
	Title:	Chief Financial Officer

Fusion Merger Sub 2, Inc.

By:	/s/ Jessica M. Fischer
	Name:	Jessica M. Fischer
	Title:	Chief Financial Officer

[Signature Page to Liberty Side Letter]
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Acknowledged and agreed to this 16th day of May, 2025:

Liberty Broadband Corporation

By:	/s/ Renee L. Wilm
	Name:	Renee L. Wilm
	Title:	Chief Legal Officer and Chief Administrative Officer

[Signature Page to Liberty Side Letter]
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Exhibit A

Form of Irrevocable Letter of Resignation
Board of Directors
Charter Communications, Inc.
400 Washington Blvd.
Stamford, Connecticut 06902
Re: Resignation
Ladies and Gentlemen:
I hereby resign as a member of the Board of Directors (the “Board”) of Charter Communications, Inc. (“Charter”) and of any committees of the Board on which I serve, in each case conditioned on the occurrence of, and effective as of immediately prior to, the Effective Time (as such term is defined in the Agreement and Plan of Merger, dated as of November 12, 2024 (as may be amended, modified or supplemented from time to time), by and among Liberty Broadband Corporation, Charter, Fusion Merger Sub 1, LLC and Fusion Merger Sub 2, Inc.).

Sincerely,

[ ]

F-4

Annex G
CHARTER COMMUNICATIONS, INC.
400 Washington Boulevard
Stamford, CT 06902
May 16, 2025
Advance/Newhouse Partnership
5823 Widewaters Parkway
East Syracuse, NY 13057
Attention: Steven A. Miron
Re:  A/N Participation in Charter Share Repurchases and Tax Distributions
Ladies and Gentlemen:
With reference to (i) the letter agreement, dated as of December 23, 2016, as amended by the letter agreement, dated as of December 21, 2017, and as supplemented by the letter agreement, dated February 23, 2021, in each case, between Charter Communications Inc. (“Charter”) and Advance/Newhouse Partnership (“A/N”) (the “Original Letter Agreement”), (ii) the Second Amended and Restated Stockholders Agreement, dated as of May 23, 2015, by and among Charter, A/N, Liberty Broadband Corporation (“Liberty”) (as it may be amended or supplemented from time to time, the “Stockholders Agreement”), (iii) the Exchange Agreement, dated as of May 18, 2016, between, among others, Charter, Charter Holdings and A/N (as it may be amended or supplemented from time to time, the “Exchange Agreement”), (iv) the Amended and Restated Limited Liability Company Agreement of Charter Communications Holdings, LLC (“Charter Holdings”), dated as of May 18, 2016, by and among Charter Holdings, Charter, CCH II, LLC, A/N and the other party or parties thereto (as it may be amended or supplemented from time to time, the “LLC Agreement”), and (v) the Transaction Agreement, dated as of the date hereof, between Charter, Charter Holdings and Cox Enterprises, Inc. (“Cox”) (the “Cox Transaction Agreement”), the following confirms our agreement to be legally bound as follows:
1.	Capitalized terms used and not otherwise defined in this letter agreement shall have the respective meanings ascribed to such terms in the LLC Agreement, as of the date hereof.
2.
The Original Letter Agreement shall remain in full force and effect until the earlier of (a) the Closing (as defined in the Cox Transaction Agreement) and (b) the termination of the Cox Transaction Agreement in accordance with its terms (such earlier date, the “Original Letter Termination Date”). The Original Letter Agreement shall be automatically terminated and of no force and effect, on and from the Original Letter Termination Date, without any further action by the parties hereto or thereto.

3.
This letter agreement shall be in full force and effect, as of the date hereof; provided, that notwithstanding anything to the contrary set forth herein, paragraphs 5, 6, 7, 9 and Annex A hereto shall only be effective on and from the Original Letter Termination Date.

4.
Prior to the Original Letter Termination Date, Charter and A/N acknowledge and agree that the redemptions by Charter of Common Units from A/N pursuant to Section 3.2(b)(iv) of the LLC Agreement shall be in lieu of, and not in addition to, repurchases or redemptions pursuant to Annex A of the Original Letter Agreement; therefore, to the extent Charter redeems Common Units from A/N pursuant to Section 3.2(b)(iv) of the LLC Agreement in any repurchase period under the Original Letter Agreement, the number of Common Units so redeemed (the “Tax Distribution Repurchased Units”) shall be deducted from the number of Potential Repurchase Shares (as defined in the Original Letter Agreement) (but shall not cause the number of Potential Repurchase Shares (as defined in the Original Letter Agreement) to be less than zero; provided that any excess Tax Distribution Repurchased Units that would have reduced the number of Potential Repurchase Shares (as defined in the Original Letter Agreement) to less than zero shall instead reduce the number of Potential Repurchase Shares in the succeeding repurchase period under the Original Letter Agreement) in respect of such repurchase period under the Original Letter Agreement.

5.	The parties hereto shall complete the transactions set forth on Annex A hereto on the terms set forth therein.

6.
On and from the Original Letter Termination Date, Charter and A/N acknowledge and agree that the redemptions by Charter of Common Units from A/N pursuant to Section 3.2(b)(iv) of the LLC Agreement shall be in lieu of, and not in addition to, repurchases or redemptions pursuant to Annex A hereto; therefore, to the extent Charter redeems Common Units from A/N pursuant to Section 3.2(b)(iv) of the LLC Agreement in any Repurchase Period (as defined in Annex A hereto), the number of Common Units so redeemed (the “Tax Distribution Repurchased Units”) shall be deducted from the number of Potential Repurchase Shares (but shall not cause the number of Potential Repurchase Shares to be less than zero; provided that any excess Tax Distribution Repurchased Units that would have reduced the number of Potential Repurchase Shares to less than zero shall instead reduce the number of Potential Repurchase Shares in the succeeding Repurchase Period) in respect of such Repurchase Period.

7.
If, in respect of any applicable period, Charter waives a portion of its Common Tax Distribution pursuant to Section 5.4(b)(ii) of the LLC Agreement (the amount so waived, the “Shortfall Amount”), A/N will have the option, in its discretion, to receive or waive a Tax Loan for the Shortfall Amount, subject to applicable law; provided, that, if such Tax Loan is made, (x) interest shall accrue and be payable annually in arrears in respect of such Tax Loan at the Applicable Rate, (y) the maturity date in respect of such Tax Loan shall be the seventh anniversary of the making of such Tax Loan (provided that, for the avoidance of doubt, A/N may repay such Tax Loan at any time prior to such maturity date without penalty) and (z) A/N shall represent and warrant to Charter and Charter Holdings as of the date of each such Tax Loan that A/N believes in good faith that the issuance of such Tax Loan is not prohibited by Section 402 of the Sarbanes-Oxley Act of 2002. The Tax Loan shall have such terms and conditions and be governed by definitive documents in each case in form and substance reasonably satisfactory to Charter and A/N.

8.
Notwithstanding Section 3.2(b)(iv) of the LLC Agreement, if, in respect of any applicable period, Charter does not waive a portion of its Common Tax Distribution pursuant to Section 5.4(b)(ii) of the LLC Agreement, any amount of such Common Tax Distribution above Charter’s tax needs (such amount, “Excess Tax Distribution Amount”) will be treated as follows: If Charter plans to invoke a pro-rata redemption under Section 3.2(b)(iv) of the LLC Agreement using the Excess Tax Distribution Amount (such redemption, a “Pro-Rata Excess Redemption”) during the quarter of the applicable tax period, then it shall notify A/N in advance of making such Common Tax Distribution and A/N shall be entitled to determine in its sole discretion whether to decline to participate in such Pro-Rata Excess Redemption entirely or whether to participate in whole or in part. To the extent A/N elects not to participate in such Pro-Rata Excess Redemption, Charter shall not distribute to A/N the portion of its Common Tax Distribution corresponding to the waived Pro-Rata Excess Redemption, no Common Units of A/N shall be redeemed and the redemptions otherwise contemplated by Section 3.2(b)(iv) shall be consummated as promptly as practicable (and, in any case, prior to Charter Holdings making any further distributions). At A/N’s option, Columbus shall make a Tax Loan under Section 5.4(b)(ii) of the LLC Agreement to A/N in respect of such portion of its Common Tax Distribution to the extent that A/N’s participation in the portion of Pro-Rata Excess Redemption waived by A/N would have caused A/N’s Equity Interest (as defined in the Stockholders Agreement) to be less than (a) prior to the earlier of (i) the Closing (as defined in the Cox Transaction Agreement) and (ii) the termination of the Cox Transaction Agreement in accordance with its terms, 11% or (b) after the Closing, 9.2% (clause (a) or (b), as applicable, the “Ownership Threshold”).

9.
Charter Holdings shall use commercially reasonable efforts to allocate Nonrecourse Liabilities (as defined in the LLC Agreement) in a manner that minimizes gain recognized by any partner in Charter Holdings, provided that such efforts shall not obligate Charter Holdings to incur additional liabilities.

10.
This letter agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the conflict of laws principles thereof to the extent that such principles would direct a matter to another jurisdiction.

11.
Each party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this letter agreement exclusively in the Court of Chancery of the State of Delaware (the “Chosen Court”), and solely in connection with claims arising under this letter agreement (a) irrevocably submits to the exclusive jurisdiction of the Chosen Court, (b) waives any objection to laying venue in any such action or proceeding in the Chosen Court, (c) waives any objection that the Chosen Court is an inconvenient forum or does not have jurisdiction over any party hereto and (d) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with paragraph 12. Each party hereto irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this letter agreement. Each of the parties hereto agrees that a final judgment in any lawsuit, action or other proceeding arising out of or relating to this letter agreement brought in the Chosen Court shall be conclusive and binding upon each of the parties hereto and may be enforced in any other courts the jurisdiction of which each of the parties is or may be subject, by suit upon such judgment.
12.
Any notice hereunder shall be made in writing by overnight courier, personal delivery or email (provided that no email transmission error is received by the sender), shall be deemed to have been duly given on the date such notice is received (as evidenced by confirmation of delivery or receipt), and, in each case, shall be sent as follows:

If to Charter Communications, Inc.:

Charter Communications, Inc. 400 Washington Boulevard Stamford, CT 06902
Attention:	[***]
Telephone:	[***]
Email:	[***]

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019
Attention:	Steven A. Cohen John L. Robinson Steven R. Green
Telephone:	(212) 403-1000
Email:	sacohen@wlrk.com jlrobinson@wlrk.com srgreen@wlrk.com

If to Advance/Newhouse Partnership:

Advance/Newhouse Partnership 6350 Court St. East Syracuse, NY 13057
Attention:	[***]
E-Mail:	[***]

with a copy (which shall not constitute notice) to:

Advance/Newhouse Partnership One World Trade Center New York, New York 10007
Attention:	[***]
Email:	[***]

and to:

Paul, Weiss, Rifkind, Wharton & Garrison, LLP
1285 Avenue of the Americas
New York, New York 10019
Attention:	Robert B. Schumer Michael E. Vogel
Email:	rschumer@paulweiss.com
mvogel@paulweiss.com

13.
This letter agreement (including Annex A), together with the documents referenced herein, constitute the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and verbal, between the parties with respect to the subject matter hereof. Charter hereby covenants and agrees that it is not party to, and will not enter into, any agreement, arrangement or understanding that would violate, conflict with or, prevent Charter from complying with, the terms of this Agreement.

14.
This letter agreement may be executed in any number of counterparts and by different parties on separate counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same letter agreement) and shall become effective as of the date first set forth above. Delivery of an executed counterpart of a signature page of this letter agreement via e-mail shall be effective as delivery of a manually executed counterpart of this letter agreement.

[Signature Page Follows]

Sincerely,

CHARTER COMMUNICATIONS, INC.

By:	/s/ Jessica M. Fischer
	Name:	Jessica M. Fischer
	Title:	Chief Financial Officer

CHARTER COMMUNICATIONS HOLDINGS, LLC

By:	/s/ Jessica M. Fischer
	Name:	Jessica M. Fischer
	Title:	Chief Financial Officer

[Letter Agreement re: A/N Buybacks]

Received and Acknowledged:

ADVANCE/NEWHOUSE PARTNERSHIP

By:	/s/ Steven A. Miron
	Name:	Steven A. Miron
	Title:	Chief Executive Officer

[Letter Agreement re: A/N Buybacks]

Annex A

A/N Participation in Charter Share Repurchases
1.	Charter, Charter Holdings and A/N (on behalf of itself and each other A/N Party (as defined in the Stockholders Agreement)) hereby agree on the following standing bilateral share repurchase agreement.
2.
On the sixth Business Day following the last Business Day of each calendar month (each such last Business Day, a “Monthly Determination Date”) on which a Repurchase Period (defined below) ends, Charter will provide written notice, (each, a “Charter Repurchase Notice”) to A/N, in respect of such Repurchase Period containing:

(a)
the number of shares of Class A Common Stock directly or indirectly repurchased or redeemed (including through the repurchase or redemption of convertible equity securities) by Charter during the Repurchase Period (other than from A/N or any other A/N Party (as defined in the Stockholders Agreement)), which, for the avoidance of doubt, shall include all shares of Class A Common Stock, Common Units or Charter Holdings Preferred Units (as defined in the Cox Transaction Agreement) in Charter Holdings repurchased or redeemed during the Repurchase Period (the “Monthly Repurchased Shares”);

(b)
the number of shares of Class A Common Stock that would be outstanding on an as-exchanged, as-converted basis (without duplication) as of the start of such Repurchase Period (other than any shares held by A/N or any other A/N Party and without giving effect to the transactions contemplated by (i) the Cox Transaction Agreement or (ii) the Liberty Merger Agreement (as defined in the Cox Transaction Agreement), in the case of each of clauses (i) and (ii), unless and until such transaction has been consummated) (the “Beginning Monthly Share Balance”);

(c)
the number of shares of Class A Common Stock held by the A/N Parties or represented by Common Units or Columbus Holdings Preferred Units (as defined in the Cox Transaction Agreement) in Charter Holdings held by the A/N Parties on an as-exchanged, as-converted basis as of the start of such calendar month (the “A/N Total Shares”);

(d)
the per share price to be paid by Charter pursuant to Section 4 of this Annex A to purchase from A/N or the applicable A/N Party shares of Class A Common Stock or Common Units (the “Repurchase Price”), which price shall be the average price at which the Monthly Repurchased Shares (other than Monthly Repurchased Shares that (i) were purchased in transactions that were negotiated with the seller, or otherwise consummated, in connection with or substantially contemporaneous with any other transaction, agreement or arrangement between the Charter and such seller (or its affiliates); (ii) were deemed repurchased or redeemed due to cashless exercise of or payment of withholding taxes with respect to director, officer or employee equity awards of Charter; (iii) were repurchased or redeemed by Charter from Liberty pursuant to the letter agreement, dated February 23, 2021, by and between Charter and A/N, as amended by that certain Amendment No. 1 to the Stockholders Agreement and Letter Agreement, dated November 12, 2024, by and among Charter, Liberty and A/N, and as it may be further amended in accordance with the Stockholders Agreement or (iv) were repurchased or redeemed by Charter from Cox pursuant to the letter agreement to be entered into at the Closing (as defined in the Cox Transaction Agreement) by and between Charter and Cox, as it may be amended in accordance with the Stockholders Agreement ((i), (ii), (iii) and (iv) collectively, the “Excluded Repurchased Shares”)) were repurchased or redeemed by Charter during the Repurchase Period, calculated as the quotient of (i) the aggregate purchase price paid for the Monthly Repurchased Shares (other than Excluded Repurchased Shares) divided by (ii) the number of Monthly Repurchased Shares (other than Excluded Repurchased Shares); provided that if Charter has not repurchased or redeemed shares of Class A Common Stock during the relevant Repurchase Period (other than Excluded Repurchased Shares), the Repurchase Price shall be based on a Bloomberg VWAP methodology proposed by Charter and reasonably acceptable to A/N; and

(e)
the number of shares of Class A Common Stock or Common Units that the A/N Parties may sell back to Charter or Charter Holdings, which number shall be calculated as the product of (x) the quotient of (I) the Monthly Repurchased Shares, less the number of shares issued during the Repurchase Period under any employee equity incentive plan, divided by (II) the Beginning Monthly Share Balance, multiplied by (y) the A/N Total Shares (such product, the “Potential Repurchase Shares”). The A/N Parties have the right to designate whether the Potential Repurchase Shares are shares of Class A Common Stock and/or Common Units held by the A/N Parties.

(f)
The “Repurchase Period” shall mean the period ending on (and including) the applicable Monthly Determination Date and beginning on the first day following the prior Monthly Determination Date during which Charter repurchases, redeems or buys back any shares of Class A Common Stock; provided that the Repurchase Period may be modified pursuant to the following paragraph.

3.
No later than the fifth Business Day following the receipt of each Charter Repurchase Notice, A/N will provide notice to Charter (the “A/N Repurchase Notice”) of A/N’s designation, in its sole discretion, as to whether the Potential Repurchase Shares (if any) shall consist (in whole or in part) of (x) shares of Class A Common Stock held by the A/N Parties at such time, (y) Common Units held by the A/N Parties at such time or (z) a combination of shares of Class A Common Stock and Common Units held by the A/N Parties at such time.

4.
On the eighth Business Day following A/N’s receipt of the Charter Repurchase Notice (the “Repurchase Closing Date”), Charter Holdings will settle the exchange of the applicable number of Common Units (which will correspond to either (such number, the “Actual Repurchase Shares”) (i) the number of Potential Repurchase Shares or (i) if a Suspension Notice is issued by A/N prior to the Repurchase Period, the number of Reduced Repurchase Shares) pursuant to and subject to the provisions of the Exchange Agreement (and the Tax Receivables Agreement, if applicable) in cash at the Repurchase Price.

(a)
For the avoidance of doubt, to the extent that the A/N Parties have designated some or all of the Actual Repurchase Shares to consist of shares of Class A Common Stock rather than Common Units, the applicable A/N Party will sell and transfer a number of shares of Class A Common Stock equal to such number of Actual Repurchase Shares to Charter for cash at the Repurchase Price on the Repurchase Closing Date.

(b)
In connection with any repurchase of Common Units or Class A Common Stock, A/N will provide to Charter Holdings or Charter, as applicable, substantially similar representations and warranties and appointment as attorney of A/N as provided in the last two paragraphs of the Exchange Notice provided pursuant to Section III of Annex A of the Original Letter (with appropriate changes to give effect to the repurchase rather than an exchange).

5.
Termination: Subject to the terms and conditions set forth in Section 3.1(b) of the Stockholders Agreement, this letter agreement shall terminate or be suspended immediately after the occurrence of the first Repurchase Closing Date to occur following the delivery of written notice of termination or suspension by (i) Charter to A/N, (a) prior to the sixth anniversary of the earlier of (such earlier date, the “Termination Trigger Date”) (i) the date of the Closing (as defined in the Cox Transaction Agreement) and (ii) the date of termination of the Cox Transaction Agreement in accordance with its terms, in the case of each of (i) and (ii), if an unforeseen circumstance arises that would cause the continued repurchases pursuant to this letter agreement to result in any significant adverse impact to Charter as determined by Charter in good faith, or (b) at any time after the sixth anniversary of the Termination Trigger Date, or (iv) by A/N to Charter at any time (each, a “Termination Notice” or “Suspension Notice”, as applicable), except that if the number of Potential Repurchase Shares for such Repurchase Closing Date would be zero (0), such termination or suspension shall be effective immediately upon the delivery of such Termination Notice or Suspension Notice, as applicable; provided, that any Suspension Notice may be revoked at any time, by written notice from the party who issued the Suspension Notice to the other party (a “Revocation Notice”), with effect as of immediately prior to the first Monthly Determination Date after the date specified in such Revocation Notice, which shall be at least 30 days after delivery of such Revocation Notice (the “Reinstatement Date”). Following the receipt of a Termination Notice, this letter agreement shall forthwith become void and be of no further force and affect; provided that nothing herein shall relieve any party from any liability incurred prior to the date of such termination. Following the receipt of any Suspension Notice, the rights and obligations of the parties set forth in Sections 1 through 4 of this Annex A shall be suspended to the extent specified in the Suspension Notice until such time as a Revocation Notice is issued. Notwithstanding anything to the contrary herein, A/N may suspend this letter agreement at any time, in whole or in part, in advance of any one or more upcoming Repurchase Periods, by reducing (specifically or otherwise) the number of equity securities (if any) to be repurchased by Charter during such Repurchase Periods (such reduced number of equity securities to be repurchased may be determined by A/N, at A/N’s sole discretion, provided that such number shall not exceed the Potential Repurchase Shares and such equity securities are referred hereto as the “Reduced Repurchased Shares”). On and from the Reinstatement Date, the rights and obligations of the parties set forth in Sections 1 through 4 of this Annex A shall continue in full force and effect. For the avoidance of doubt and notwithstanding anything to the contrary in this Agreement, A/N may also, in its sole discretion, elect to increase or decrease the number of shares of Class A Common Stock or Common Units (if any) to be repurchased by Charter in respect of any Repurchase Period pursuant to this letter agreement, provided such amount does not exceed the number of Potential Repurchase Shares in respect of such Repurchase Period.

Annex H
SECOND AMENDED AND RESTATED BYLAWS

OF

CHARTER COMMUNICATIONS, INC.

(As adopted and in effect on [•])
ARTICLE I

OFFICES
SECTION 1.1 Delaware Office. The office of Charter Communications, Inc. (the “Corporation”) within the State of Delaware shall be in the City of Wilmington, County of New Castle.
SECTION 1.2 Other Offices. The Corporation may also have an office or offices and keep the books and records of the Corporation, except as otherwise may be required by law, in such other place or places, either within or without the State of Delaware, as the Board of Directors of the Corporation (the “Board”) may from time to time determine or the business of the Corporation may require.
ARTICLE II

MEETINGS OF STOCKHOLDERS
SECTION 2.1 Place of Meetings. All meetings of holders of shares of capital stock of the Corporation shall be held at the office of the Corporation in the State of Delaware or at such other place, within or without the State of Delaware, as may from time to time be fixed by the Board or specified or fixed in the respective notices or waivers of notice thereof. The Board, acting in its sole discretion, may determine that any meeting of stockholders will not be held at any place but will be held solely by means of remote communication, and may establish guidelines and procedures in accordance with applicable provisions of the General Corporation Law of the State of Delaware, as it may be amended (the “DGCL”) and any other applicable law or regulation for stockholder and proxyholder participation in a stockholder meeting by means of remote communication. Subject to such guidelines and procedures as the chairman of the meeting may adopt, stockholders and proxyholders not physically present at a stockholder meeting held by means of remote communication may be deemed present in person, may participate in the meeting and may vote, whether such meeting is to be held at a designated place or solely by means of remote communication; provided, however, that (a) the Corporation shall implement measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxyholder, (b) the Corporation shall implement measures to provide such stockholders and proxyholders an opportunity to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings and (c) if any stockholder or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the Corporation or a delegate thereof.
SECTION 2.2 Annual Meetings. An annual meeting of stockholders of the Corporation for the election of directors and for the transaction of such other business as may properly come before the meeting (an “Annual Meeting”) shall, if required by law, be held at such place, on such date, and at such time as the Board shall fix.
SECTION 2.3 Special Meetings. Except as required by law and subject to the rights of holders of any series of Preferred Stock (as defined in the Certificate of Incorporation), special meetings of stockholders may be called at any time only by the Chairman of the Board, the Chief Executive Officer or by the Board pursuant to a resolution approved by a majority of the then authorized number of directors. Any such call must specify the matter or matters to be acted upon at such meeting and only such matter or matters shall be acted upon thereat.
SECTION 2.4 Notice of Meetings. Except as otherwise required by law, notice of each meeting of stockholders, whether an Annual Meeting or a special meeting, shall state the purpose or purposes of the meeting, the place, date and hour of the meeting and, unless it is an Annual Meeting, shall indicate that the notice is being issued by or at the direction of the person or persons calling the meeting and shall be given not less than ten (10) or more than sixty (60) days before the date of said meeting, to each stockholder entitled to vote at such meeting. If mailed, notice is given when deposited in the United States mail, postage prepaid, directed to each stockholder at such stockholder’s address as it appears on the stock records of the Corporation. Notice of an adjourned meeting need not be given if the date, time and place to which the meeting is to be adjourned was announced at the meeting at which the adjournment was taken, unless (1) the adjournment is for more than thirty (30) days, or (2) the Board shall fix a new record date for such adjourned meeting after the adjournment. The attendance of a stockholder at a meeting, in person or by proxy, without protesting at the commencement of the meeting the lack of notice of such meeting, shall constitute a waiver of notice by the stockholder. Any meeting of the stockholders may be rescheduled, postponed or cancelled by the Board, and the Corporation shall publicly announce such rescheduling, postponement or cancellation.
SECTION 2.5 Quorum. At each meeting of stockholders of the Corporation, the holders of shares having a majority of the voting power of the capital stock of the Corporation issued and outstanding and entitled to vote thereat present or represented by proxy shall constitute a quorum for the transaction of business, except as otherwise provided by law. Where a separate vote by a class or classes or series is required, a majority of the voting power of the shares of such class or classes or series in person or represented by proxy shall constitute a quorum entitled to take action with respect to that vote on that matter.
SECTION 2.6 Adjournments. Any meeting of the stockholders may be adjourned from time to time to reconvene at the same or some other place, and notice need not be given of any such adjourned meeting if the time and place, if any, thereof and the means of remote communications, if any, by which holders of shares having a majority of the voting power of the capital stock of the Corporation may be deemed to be present or represented by proxy and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. Regardless of the presence of a quorum, a meeting of the stockholders may be adjourned only by the chairman of the meeting or holders of shares having a majority of the voting power of the capital stock of the Corporation present or represented by proxy at such meeting. If a quorum is present at a meeting that is later adjourned, then a quorum shall also be deemed present at the adjourned session of such meeting, unless a new record date is, or is required by law or these Bylaws to be, set for an adjournment. At the adjourned meeting, the Corporation may transact any business that might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting in accordance with the requirements of Section 2.4 hereof shall be given to each stockholder of record entitled to notice of and to vote at the meeting.
SECTION 2.7 Notice of Stockholder Business and Director Nomination.
(a) Annual Meetings of Stockholders.
(1) Nominations of persons for election to the Board and the proposal of business to be considered by the stockholders may be made at an Annual Meeting only (A) pursuant to the Corporation’s notice of meeting (or any supplement thereto), (B) by or at the direction of the Board or (C) by any stockholder of the Corporation who is a stockholder of record of the Corporation at the time the notice provided for in this Section 2.7 is delivered to the Secretary of the Corporation through the date of the Annual Meeting, who is entitled to vote at the meeting for such director and who complies with the notice and delivery procedures set forth in this Section 2.7.
(2) For nominations or other business to be properly brought before an Annual Meeting by a stockholder pursuant to clause (C) of paragraph (a)(1) of this Section 2.7, (A) the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation and (B) any such proposed business other than nominations of persons for election to the Board must constitute a proper matter for stockholder action. In addition to complying with the provisions of Rule 14a-19 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to be timely, a stockholder’s notice shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the first anniversary of the date of the preceding year’s Annual Meeting (provided, however, that in the event that the date of the Annual Meeting is more than thirty (30) days before or more than seventy (70) days after the anniversary date of the preceding year’s Annual Meeting, notice by the stockholder must be so delivered not earlier than the close of business on the one hundred twentieth (120th) day prior to such Annual Meeting and not later than the later of (x) close of business on the ninetieth (90th) day prior to such Annual Meeting or (y) the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Corporation). In no event shall the adjournment, postponement or rescheduling of an Annual Meeting (or the public announcement thereof) commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.
(3) Such stockholder’s notice shall set forth:
(A) as to each person whom the stockholder proposes to nominate for election as a director (each, a “proposed nominee”): (I) the name, age, business address and residential address of such proposed nominee; (II) a written questionnaire with respect to the background and qualifications of such proposed nominee, completed by such proposed nominee in the form required by the Corporation (which form such stockholder shall request in writing from the Secretary prior to submitting notice, and which the Secretary shall provide to such stockholder within ten (10) days of receiving such request); (III) a completed written representation and agreement in the form required by the Corporation (which form such stockholder shall request in writing from the Secretary prior to submitting notice and which the Secretary shall provide to such stockholder within ten (10) days of receiving such request) signed by the proposed nominee stating that such proposed nominee: (i) is not and will not become party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such proposed nominee, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation or any Voting Commitment that could limit or interfere with such proposed nominee’s ability to comply, if elected as a director of the Corporation, with such proposed nominee’s fiduciary duties under applicable law; (ii) is not and will not become a party to any agreement, arrangement, or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement, or indemnification in connection with service or action as a director that has not been disclosed to the Corporation; (iii) if elected as a director, will comply with applicable rules of the exchange upon which the Corporation’s shares of common stock trade, the Certificate of Incorporation, these Bylaws, and all of the Corporation’s corporate governance, business conduct, ethics, conflict of interest, confidentiality, or other policies and guidelines generally applicable to the Corporation’s directors, and applicable fiduciary duties under state law, and currently would be in compliance with any such policies and guidelines that have been publicly disclosed; (iv) consents to being named in the proxy statement for the meeting as a director nominee and to serving a full term as a director of the Corporation if elected; and (v) will provide facts, statements and other information in all communications with the Corporation and its stockholders that are or will be true and correct in all material respects, and that do not and will not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading; (IV) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three (3) years, and any other material relationships, between or among such proposed nominee, on the one hand, and the stockholder giving notice and any Stockholder Associated Person, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 promulgated under Regulation S-K if the stockholder making the nomination and any Stockholder Associated Person were the “registrant” for purposes of such rule and the proposed nominee was a director or executive officer of such registrant; and (V) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest or otherwise, or is otherwise required, in each case pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder;
(B) as to any other business that the stockholder proposes to bring before the meeting: (I) a reasonably brief description of the business desired to be brought before the meeting; (II) the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend these Bylaws of the Corporation, the language of the proposed amendment); (III) the reasons for conducting such business at the meeting; (IV) a complete and accurate description of any material interest of such stockholder and any Stockholder Associated Person in the proposed business; and (V) all other information relating to such proposed business that would be required to be disclosed in a proxy statement or other filing required to be made by the stockholder in connection with the solicitation of proxies in support of such proposed business pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; and
(C) as to the stockholder giving the notice and any Stockholder Associated Person: (I) the name and address of such stockholder, as they appear on the Corporation’s books, and of such Stockholder Associated Person, if any; (II) the class and number of shares of capital stock of the Corporation which are owned, directly or indirectly, beneficially and of record by such stockholder and any Stockholder Associated Person, the dates such shares were acquired and the investment intent of such acquisition; (III) the name of each nominee holder for securities of the Corporation owned beneficially but not of record by such person, and any pledge by such person for any of such securities; (IV) a complete and accurate description of any agreement, arrangement or understanding, written or oral, (i) between or among such stockholder and any Stockholder Associated Person or (ii) between or among such stockholder, any Stockholder Associated Person and/or any other person or entity (including their names), in each case in connection with the proposal of such nomination or other business, including, without limitation (x) any proxy, contract, arrangement, understanding or relationship pursuant to which such stockholder or Stockholder Associated Person has the right to vote any shares of capital stock of the Corporation, (y) that the stockholder or any of the Stockholder Associated Persons may have reached with any stockholder of the Corporation (including the name of such stockholder) with respect to how such stockholder will vote its shares in the Corporation at any meeting of the Corporation’s stockholders or take other action in support of any such nomination or other business, or other action to be taken by such stockholder or any of the Stockholder Associated Persons, and (z) any other agreements that would be required to be disclosed by such stockholder, any Stockholder Associated Person or any other person or entity pursuant to Item 5 or Item 6 of a Schedule 13D in connection with such nomination or other business that would be filed pursuant to Section 13 of the Exchange Act and the rules and regulations promulgated thereunder (regardless of whether the requirement to file a Schedule 13D is applicable to such stockholder, any proposed nominee, any Stockholder Associated Person or any other person or entity); (V) a description of any agreement, arrangement or understanding, written or oral (including any derivative or short positions, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions and borrowed or loaned shares or similar rights with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of capital stock of the Corporation or with a value derived in whole or in part from the value of any class or series of capital stock of the Corporation (a “Derivative Instrument”)) that has been entered into by or on behalf of, or any other agreement, arrangement or understanding that has been made, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder, Stockholder Associated Person or any such nominee with respect to the Corporation’s securities and any other information about such Derivative Instrument that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies for the election of directors in an election contest or otherwise, or is otherwise required, in each case pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder, if such Derivative Instruments were treated the same as securities of the Corporation under such requirements; (VI) any rights to dividends on the shares of the capital stock of the Corporation owned beneficially by such person; (VII) any proportionate interest in shares of capital stock of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership or similar entity in which such person (i) is a general partner or, directly or indirectly, beneficially owns an interest in a general partner or (ii) is the manager, managing member or, directly or indirectly, beneficially owns an interest in the manager or managing member of a limited liability company or similar entity; (VIII) any substantial interest, direct or indirect (including, without limitation, any existing or prospective commercial, business or contractual relationship with the Corporation), by security holdings or otherwise, of such person, in the Corporation or any affiliate thereof, other than an interest arising from the ownership of securities of the Corporation where such person receives no extra or special benefit not shared on a pro rata basis by all other holders of the same class or series; (IX) a complete and accurate description of any performance-related fees (other than an asset-based fee) to which such person may be entitled as a result of any increase or decrease in the value of shares of the capital stock of the Corporation or any

Derivative Instruments; (X) the investment strategy or objective, if any, of such stockholder giving notice and each such Stockholder Associated Person who is not an individual and a copy of the prospectus, offering memorandum or similar document, if any, provided to investors or potential investors in such stockholder and each such Stockholder Associated Person; (XI) a complete and accurate description of any pending or, to such person’s knowledge, threatened, legal proceeding in which such person is a party or participant involving the Corporation or any publicly-disclosed officer, affiliate or associate of the Corporation; (XII) whether and the extent to which any agreement, arrangement or understanding has been made, the effect or intent of which is to increase or decrease the voting power of such person with respect to any shares of the capital stock of the Corporation, without regard to whether such transaction is required to be reported on a Schedule 13D under the Exchange Act and the rules and regulations promulgated thereunder; and (XIII) any other information relating to such person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies for such business or the election of any proposed nominee, or is otherwise required, pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder;
(D) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination, and an acknowledgment that, if such stockholder (or a Qualified Representative of such stockholder) does not appear to present such nomination or business at the meeting, the Corporation need not present such nomination or business for a vote at such meeting, notwithstanding that proxies in respect of such vote may have been received by the Corporation; and
(E) a representation whether the stockholder or a Stockholder Associated Person, if any, intends or is part of a group which intends to (I) deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (II) otherwise to solicit proxies from stockholders in support of such proposal or nomination.
A stockholder who has given notice of nomination as provided above shall promptly (and in any event prior to the applicable meeting of stockholders) certify to the Corporation, and notify the Corporation in writing, that it has met the requirements of Rule 14a-19(a) of the Exchange Act (including the requirement to solicit holders of shares representing at least 67% of the voting power of shares entitled to vote on the election of directors set forth in Rule 14a-19(a)(3) of the Exchange Act) and, upon request of the Corporation, shall, not later than five (5) business days prior to date of the applicable meeting of stockholders, deliver to the Corporation reasonable evidence of such compliance.
In addition to the information required above, the Corporation may require the stockholder giving notice to furnish such other information as the Corporation may reasonably require to determine the eligibility or suitability of a proposed nominee to serve as a director of the Corporation or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such proposed nominee, under the listing standards of each securities exchange upon which the shares of the Corporation are listed, any applicable rules of the Securities and Exchange Commission, any publicly disclosed standards used by the Board in determining and disclosing the independence of the Corporation’s directors, including those applicable to a director’s service on any of the committees of the Board, or the requirements of any other laws or regulations applicable to the Corporation. If requested by the Corporation, any supplemental information required under this paragraph shall be provided by such stockholder within ten (10) days after it has been requested by the Corporation.
(b) Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting (or supplement thereto). Nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (1) by or at the direction of the Board or (2) provided that the Board has determined that directors shall be elected at such meeting, by any stockholder of the Corporation who is a stockholder of record at the time the notice provided for in this Section 2.7 is delivered to the Secretary of the Corporation through the date of the special meeting, who is entitled to vote at the meeting upon such election of such director and who complies with the notice and delivery procedures set forth in this Section 2.7. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board, any such stockholder entitled to vote in such election of such directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the

Corporation’s notice of meeting, if the stockholder’s notice including all information required by paragraph (a)(3) of this Section 2.7 shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the one hundred twentieth (120th) day prior to such special meeting and not later than the close of business on the later of (x) the ninetieth (90th) day prior to such special meeting and (y) the tenth (10th) day following the day on which the public announcement is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting. In no event shall the adjournment, postponement or rescheduling of a special meeting (or the public announcement thereof) commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.
(c) General.
(1) Other than persons nominated or business brought before a meeting by the Board, only such persons who are nominated in accordance with the procedures set forth in this Section 2.7 shall be eligible to be elected at an Annual Meeting or special meeting of stockholders of the Corporation to serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 2.7. The number of nominees a stockholder may nominate for election at a meeting may not exceed the number of directors serving on the Board on the date the notice is first given. Except as otherwise provided by law, the chairman of the meeting shall have the power and duty (A) to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Section 2.7 and (B) if any proposed nomination or business was not made or proposed in compliance with this Section 2.7, to declare that such nomination shall be disregarded or that such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation. Notwithstanding the foregoing provisions of this Section 2.7, unless otherwise required by law, if the stockholder (or a Qualified Representative of the stockholder) does not appear at the annual or special meeting of stockholders of the Corporation to present a nomination or other proposed business, such nomination shall be disregarded or such proposed business shall not be transacted, as the case may be, and no vote shall be taken with respect to such nomination or proposed business, notwithstanding that proxies in respect of such vote may have been received by the Corporation.
(2) A stockholder giving notice of any nomination or business to be considered at a meeting of stockholders pursuant to this Section 2.7 or request for a Consent Record Date pursuant to Section 2.11 shall further update in writing any notice provided pursuant to this Section 2.7 or Section 2.11, respectively, if necessary, such that the information provided or required to be provided in such notice shall be true and correct (A) as of the record date for determining the stockholders entitled to receive notice of the meeting or act by written consent and (B) with respect to a meeting of stockholders, as of the date that is ten (10) business days prior to the meeting (or any adjournment, postponement or rescheduling thereof), and such update shall be received by the Secretary at the principal executive offices of the Corporation (x) not later than the close of business five (5) business days after the record date for determining the stockholders entitled to receive notice of such meeting or act by written consent (in the case of an update required to be made under clause (A)) and (y) not later than seven (7) business days prior to the date for the meeting, if practicable, or, if not practicable, on the first practicable date prior to the meeting or any adjournment, postponement or rescheduling thereof (in the case of an update required to be made pursuant to clause (B)). For the avoidance of doubt, any information provided pursuant to this Section 2.7(b) shall not be deemed to cure any deficiencies in a previously delivered notice pursuant to this Section 2.7 or Section 2.11, as applicable, and shall not extend the time period for the delivery of notice pursuant to this Section 2.7 or 2.11. If the stockholder fails to provide such written update within such period, the information as to which written update relates may be deemed to not have been provided in accordance with this Section 2.7 or Section 2.11, as applicable.
(3) If any information submitted pursuant to this Section 2.7 or Section 2.11 is inaccurate in any respect, such information shall be deemed not to have been provided in accordance with these Bylaws. The stockholder providing the notice shall notify the Secretary in writing at the principal executive offices of the Corporation of any inaccuracy or change in any such information within two (2) business days of becoming aware of such inaccuracy or change. Upon written request by the Secretary, the Board (or a duly authorized committee thereof), any such stockholder shall provide, within seven (7) business days of delivery of such request (or such other period as may be specified in such request), (A) written verification, reasonably satisfactory to the Board, any committee thereof or any authorized officer of the Corporation, to demonstrate the accuracy of any information submitted by the stockholder, and (B) a written update of any information (including written confirmation by such stockholder that it continues to intend to bring such nomination or business before or meeting or by written consent) submitted by the stockholder as of an earlier date. If the stockholder fails to provide such written verification or within such period, the information as to which written verification was requested may be deemed not to have been provided in accordance with this Section 2.7 or Section 2.11, as applicable.
(4) Notwithstanding the foregoing provisions of this Section 2.7, a stockholder shall also comply with all applicable requirements of state law and the Exchange Act and the rules and regulations promulgated thereunder with respect to the matters set forth in this Section 2.7. Nothing in this Section 2.7 shall be deemed to affect any rights (A) of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act, (B) of the holders of any series of Preferred Stock to elect directors pursuant to any applicable provisions of the Certificate of Incorporation or (C) of the Investor Parties to designate Investor Nominees (as such terms are defined in the Certificate of Incorporation) pursuant to any applicable provisions of the Certificate of Incorporation.
(5) As used in these Bylaws, (A) “affiliate” and “associate” each have the respective meanings set forth in Rule 12b-2 under the Exchange Act (or any successor provision at law), (B) “beneficial owner” or “beneficially owned” each have the respective meanings set forth in Section 13(d) of the Exchange Act (or any successor provision at law), (C) “public announcement” includes disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act and the rules and regulations promulgated thereunder, (D) a “Qualified Representative” of a stockholder means (I) a duly authorized officer, manager or partner of such stockholder or (II) a person authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders, which writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, must be produced at the meeting of stockholders, and (E) “Stockholder Associated Person” shall mean, with respect to any stockholder giving notice, (I) any person who is a member of a “group” (as such term is used in Rule 13d-5 under the Exchange Act (or any successor provision at law)) with or otherwise acting in concert with such stockholder giving notice, (II) any beneficial owner of shares of stock of the Corporation owned of record by such stockholder (other than a stockholder that is a depositary), (III) any affiliate or associate of such stockholder or any Stockholder Associated Person, (IV) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A under the Exchange Act) with such stockholder or other Stockholder Associated Person in respect of any proposals or nominations, as applicable, and (V) any proposed nominee.
SECTION 2.8 Proxies and Voting. At each meeting of stockholders, all matters (except in cases where a larger vote is required by law or by the Certificate of Incorporation or these Bylaws) shall be decided by a majority of the votes cast at such meeting by the holders of shares of capital stock present or represented by proxy and entitled to vote thereon, a quorum being present. At any meeting of the stockholders, every stockholder entitled to vote may vote in person or by proxy authorized by an instrument in writing or by a transmission permitted by law filed in accordance with the procedure established for the meeting. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission created pursuant to this Section 2.8 may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.
SECTION 2.9 Inspectors. In advance of any meeting of stockholders, the Board may, and shall if required by law, appoint an inspector or inspectors. If, for any election of directors or the voting upon any other matter, any inspector appointed by the Board shall be unwilling or unable to serve, the chairman of the meeting shall appoint the necessary inspector or inspectors. The inspectors so appointed, before entering upon the discharge of their duties, shall be sworn faithfully to execute the duties of inspectors with strict impartiality, and according to the best of their ability, and the oath so taken shall be subscribed by them. Such inspectors shall determine the number of shares of capital stock of the Corporation outstanding and the voting power of each of the shares represented at the meeting, the existence of a quorum, and the validity and effect of proxies, and shall receive votes, ballots or consents, hear and determine all challenges and questions arising in connection with the right to vote, count and tabulate all votes, ballots or consents, determine the result, and do such acts as are proper to conduct the election or vote with fairness to all stockholders. The inspectors shall make a report in writing of any challenge, question or matter determined by them and shall execute a certificate of any fact found by them. No director or candidate for the office of director shall act as an inspector of election of directors. Inspectors need not be stockholders.
SECTION 2.10 Conduct of Meetings. The Chairman of the Board or, at the election of the Chairman of the Board, the Chief Executive Officer or, in the absence of both of the foregoing, any such other person as may be designated by the Board, shall call meetings of the stockholders to order and shall act as chairman of such meetings. The Secretary, or, in his or her absence, an Assistant Secretary, shall act as secretary of all meetings of stockholders, or, in the absence of said officers, the chairman of the meeting may appoint any person to act as secretary of the meeting. The Board may adopt by resolution such rules or regulations for the conduct of meetings of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board, the chairman of any meeting of stockholders shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chair, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the chairman of the meeting, may include, without limitation, the following: (a) the establishment of an agenda or order of business for the meeting; (b) rules and procedures for maintaining order and security at the meeting and the safety of those present; (c) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the chairman shall permit; (d) restrictions on entry to the meeting after the time fixed for the commencement thereof; (e) limitations on the time allotted to questions or comments by participants; (f) determining when and for how long the polls should be opened and when the polls should be closed; and (g) restricting the use of audio/video recording devices, cell phones and other electronic devices. Unless and to the extent determined by the Board or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with rules of parliamentary procedure.
SECTION 2.11 Consent of Stockholders in Lieu of Meeting.
(a) Any action required to be taken at any Annual Meeting or special meeting of stockholders of the Corporation, or any action which may be taken at any Annual Meeting or special meeting of the stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the books in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be made by hand or by certified or registered mail, return receipt requested.
(b) The record date for determining stockholders entitled to express consent to corporate action in writing without a meeting (the “Consent Record Date”) shall be fixed by the Board at the written request or requests of stockholders of record of the Corporation. The Board shall, within ten (10) days after the date on which such a request is received, adopt a resolution fixing the Consent Record Date, which such Consent Record Date shall be not more than ten (10) days after the date upon which the resolution fixing the Consent Record Date is adopted by the Board. A request for a Consent Record Date shall be signed and dated by such stockholder, shall comply with this Section 2.11 and shall include (1) a description of all matters to be acted upon by written consent of the stockholders and (2) all information required to be set forth in a notice under Section 2.7(a)(3) of these Bylaws as if each matter to be acted upon by written consent were to be conducted at an Annual Meeting. In addition, such stockholder shall update and correct the request for the Consent Record Date in accordance with Sections 2.7(c)(2) and (3) and shall promptly provide any other information reasonably requested by the Corporation in connection with the request for a Consent Record Date.
(c) Every written consent shall bear the date of signature of each stockholder who signs the consent. Any stockholder may revoke a consent with respect to his or her shares at any time by written revocation delivered to the Secretary. No written consent shall be effective to take the corporate action referred to therein unless, within sixty (60) days of the earliest dated consent delivered to the Corporation in the manner prescribed in the first paragraph of this Section, unrevoked written consents signed by a sufficient number of holders to take action are delivered to the Corporation in the manner prescribed in the first paragraph of this Section. In the event of the delivery to the Corporation of a written consent or consents purporting to represent the requisite voting power to authorize or take corporate action and/or related revocations, the Secretary shall provide for the safekeeping of such consents and revocations.
(d) In addition to the requirements of this Section 2.11, all actions by written consent in lieu of a meeting and related stockholder solicitations shall comply with all requirements of applicable law, including all requirements of the Exchange Act and the rules and regulations promulgated thereunder.
(e) Notwithstanding the foregoing provisions of this Section 2.11, the Board shall not set a Consent Record Date and shall disregard any consents received in connection with a request for a Consent Record Date if (1) the request for a Consent Record Date does not comply with this Section 2.11, (2) the request for a Consent Record Date relates to an item of business that is not a proper subject for stockholder action under applicable law or (3) the request for a Consent Record Date was made in a manner that involved a violation of Regulation 14A under the Exchange Act and the rules and regulations promulgated thereunder or other applicable law. The Board of Directors shall determine in good faith whether the requirements set forth in this Section 2.11(e) have been satisfied.
(f) Notwithstanding anything to the contrary set forth above, none of the provisions in this Section 2.11 shall apply to any solicitation of stockholder action by written consent in lieu of a meeting by or at the direction of the Board, and the Board shall be entitled to solicit stockholder action by written consent in accordance with applicable law.
ARTICLE III

DIRECTORS
SECTION 3.1 Powers. The business of the Corporation shall be managed by or under the direction of the Board. The Board may, except as otherwise required by law, exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.
SECTION 3.2 Number; Terms and Vacancies. The number of directors, which shall constitute the whole Board, shall be fixed at thirteen (13) persons. The directors of the Corporation shall be elected by majority vote of the holders of Class A Common Stock, Class B Common Stock and Class C Common Stock voting together as one class (or if any holders of shares of Preferred Stock are entitled to vote thereon together with the holders of Class A Common Stock, Class B Common Stock and Class C Common Stock, as one class with such holders of shares of Preferred Stock). Any vacancies on the Board resulting from death, resignation, disqualification, removal from office or other cause shall be filled in the manner provided in the Certificate of Incorporation and, if and to the extent applicable, the Third Amended and Restated Stockholders Agreement (as defined in the Certificate of Incorporation).
SECTION 3.3 Chairman of the Board. Subject to the applicable provisions of Article XI of these Bylaws, the Chairman of the Board shall be elected by the Board from among the directors, and the Chairman of the Board, or at the election of the Chairman of the Board, the Chief Executive Officer (or, in the absence of both of the foregoing, any such other person as may be designated by the Board) shall preside at all meetings of the stockholders and directors, and the Chairman of the Board shall have such other powers and perform such other duties as may be prescribed by the Board or provided in these Bylaws. The Chief Executive Officer shall report to the Chairman of the Board.
SECTION 3.4 Place of Meetings. Meetings of the Board shall be held at the Corporation’s office in the State of Delaware or at such other places, within or without such State, as the Board may from time to time determine or as shall be specified or fixed in the notice or waiver of notice of any such meeting.
SECTION 3.5 Regular Meetings. Regular meetings of the Board shall be held in accordance with a yearly meeting schedule as determined by the Board; or such meetings may be held on such other days and at such other times as the Board may from time to time determine. Regular meetings of the Board shall be held not less frequently than quarterly.
SECTION 3.6 Special Meetings. Special meetings of the Board may be called by a majority of the directors then in office (rounded up to the nearest whole number) or by the Chairman of the Board and shall be held at such place, on such date, and at such time as they or he shall fix.

SECTION 3.7 Notice of Meetings. Notice of each special meeting of the Board stating the time, place and purposes thereof, shall be (i) mailed to each director not less than five (5) days prior to the meeting, addressed to such director at his or her residence or usual place of business, or (ii) shall be sent to him by facsimile or other means of electronic transmission, or shall be given personally or by telephone, on not less than twenty four (24) hours’ notice.
SECTION 3.8 Quorum and Manner of Acting. The presence of at least a majority of the authorized number of directors shall be necessary and sufficient to constitute a quorum for the transaction of business at any meeting of the Board. If a quorum shall not be present at any meeting of the Board, a majority of the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present. Except where a different vote is required or permitted by law, the Certificate of Incorporation or these Bylaws, the act of a majority of the directors present at any meeting at which a quorum shall be present shall be the act of the Board. Any action required or permitted to be taken by the Board may be taken without a meeting if all the directors consent in writing or by electronic transmission to the adoption of a resolution authorizing the action. The resolution and the written consents or copies of electronic consents thereto by the directors shall be filed with the minutes of the proceedings of the Board. Any one or more directors may participate in any meeting of the Board by means of a conference telephone or similar communications equipment allowing all persons participating in the meeting to hear each other at the same time. Participation by such means shall be deemed to constitute presence in person at a meeting of the Board.
SECTION 3.9 Resignation. Any director may resign at any time by giving written notice to the Corporation; provided, however, that written notice to the Board, the Chairman of the Board, the Chief Executive Officer of the Corporation or the Secretary of the Corporation shall be deemed to constitute notice to the Corporation. Such resignation shall take effect upon receipt of such notice or at any later time specified therein and, unless otherwise specified therein, acceptance of such resignation shall not be necessary to make it effective.
SECTION 3.10 Removal of Directors. Directors may be removed as provided by law, and in the Certificate of Incorporation.
SECTION 3.11 Compensation of Directors. The Board may provide for the payment to any of the directors, other than officers or employees of the Corporation, of a specified amount for services as director or member of a committee of the Board, or of a specified amount for attendance at each regular or special Board meeting or committee meeting, or of both, and all directors shall be reimbursed for expenses of attendance at any such meeting; provided, however, that nothing herein contained shall be construed to preclude any director from serving the Corporation in any other capacity and receiving compensation therefor.
SECTION 3.12 Director Emeritus Positions. The Board may, from time to time in its discretion, by majority vote, designate one or more of its former directors a Director Emeritus. Each such designation shall be for a one-year term or until such Director Emeritus’ earlier death, resignation, retirement or removal (for any reason or no reason by a majority of the Board). Each Director Emeritus may be re-appointed for one or more additional one-year terms. Directors Emeritus may provide advisory services to the Board and its committees as requested from time to time by the Board. Directors Emeritus may attend Board meetings as and when invited by the Board and attend meetings of any committee of the Board as and when invited by the committee, but they shall not be entitled to notice of any such meetings or to vote or be counted for quorum purposes at any such meetings. If present, Directors Emeritus may participate in the discussions occurring at such meetings. Any person holding the position of Director Emeritus shall not be considered a director or officer for any purpose, including the Corporation’s Certificate of Incorporation and Bylaws, applicable federal securities laws and the DGCL, and a Director Emeritus shall have no power or authority to manage the affairs of the Corporation. Directors Emeritus shall not have any of the responsibilities or liabilities of a director or officer of the Corporation under the DGCL, nor any of a director’s or officer’s rights, powers or privileges in their capacities as Directors Emeritus. Reference in these Bylaws to “directors” or “officers” shall not mean or include Directors Emeritus. Directors Emeritus will be entitled to receive fees for such service in such form and amount as approved by the Board, and shall be reimbursed for reasonable travel and other out-of-pocket business expenses incurred in connection with attendance at meetings of the Board and its committees. Directors Emeritus shall remain subject to the reporting requirements of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder, and shall remain subject to all of the Corporation’s policies applicable to directors.

ARTICLE IV

COMMITTEES OF THE BOARD
SECTION 4.1 Committees. The Board may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided herein or in the resolution of the Board designating such committee, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to the following matters: (i) approving or adopting, or recommending to the stockholders, any action or matter expressly required by the Certificate of Incorporation or Delaware law to be submitted to stockholders for approval or (ii) adopting, amending or repealing any Bylaws of the Corporation.
SECTION 4.2 Audit Committee. Subject to Section 4.1, the Board may designate an Audit Committee of the Board, which shall consist of such number of members as the Board shall determine. The Audit Committee shall: (i) make recommendations to the Board as to the independent accountants to be appointed by the Board; (ii) review with the independent accountants the scope of their examinations; (iii) receive the reports of the independent accountants and meet with representatives of such accountants for the purpose of reviewing and considering questions relating to their examination and such reports; (iv) review, either directly or through the independent accountants, the internal accounting and auditing procedures of the Corporation; (v) review related party transactions; and (vi) perform such other functions as may be assigned to it from time to time by the Board. The Audit Committee may determine its manner of acting, and fix the time and place of its meetings, unless the Board shall otherwise provide.
SECTION 4.3 Compensation Committee. Subject to Section 4.1, the Board may designate members of the Board to constitute a Compensation Committee which shall consist of such number of directors as the Board may determine. The Compensation Committee may determine its manner of acting and fix the time and place of its meetings, unless the Board shall otherwise provide.
SECTION 4.4 Action by Consent; Participation by Telephone or Similar Equipment. Unless the Board shall otherwise provide, any action required or permitted to be taken by any committee may be taken without a meeting if all the members of the committee consent in writing to the adoption of a resolution authorizing the action. The resolution and the written consents thereto by the members of the committee shall be filed with the minutes of the proceedings of the committee. Unless the Board shall otherwise provide, any one or more members of any such committee may participate in any meeting of the committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other. Participation by such means shall constitute presence in person at a meeting of the committee.
SECTION 4.5 Resignations; Removals. Any member of any committee may resign at any time by giving notice to the Corporation; provided, however, that notice to the Board, the Chairman of the Board, the Chief Executive Officer of the Corporation, the chairman of such committee or the Secretary of the Corporation shall be deemed to constitute notice to the Corporation. Such resignation shall take effect upon receipt of such notice or at any later time specified therein; and, unless otherwise specified therein, acceptance of such resignation shall not be necessary to make it effective. Any member of any such committee may be removed at any time, either with or without cause, by the affirmative vote of a majority of the authorized number of directors at any meeting of the Board called for that purpose.
ARTICLE V

OFFICERS
SECTION 5.1 Number, Titles and Qualification. The Corporation shall have such officers as may be necessary or desirable for the business of the Corporation. The officers of the Corporation may include a Chief Executive Officer, a President, one or more Vice Presidents, a Chief Financial Officer, a Secretary, one or more Assistant

Secretaries, a Treasurer, and one or more Assistant Treasurers. The Chief Executive Officer, President, Executive Vice Presidents, and Chief Financial Officer shall be elected by the Board, which shall consider that subject at its first meeting after every Annual Meeting of stockholders. The Corporation shall have such other officers as may from time to time be appointed by the Board or the Chief Executive Officer. Each officer shall hold office until his or her successor is elected or appointed, as the case may be, and qualified or until his or her earlier resignation or removal. Any number of offices may be held by the same person.
SECTION 5.2 Chief Executive Officer. The Chief Executive Officer shall have general and active responsibility for the management of the business of the Corporation, shall be responsible for implementing all orders and resolutions of the Board, shall supervise the daily operations of the business of the Corporation, and shall report to the Chairman of the Board. Subject to the provisions of these Bylaws and to the direction of the Chairman of the Board or the Board, he or she shall perform all duties which are commonly incident to the office of Chief Executive Officer or which are delegated to him or her by the Chairman of the Board or the Board. To the fullest extent permitted by law, he or she shall have power to sign all contracts and other instruments of the Corporation which are authorized and shall have general supervision and direction of all of the other officers, employees and agents of the Corporation. The Chief Executive Officer shall perform the duties and exercise the powers of the Chairman of the Board in the event of the Chairman of the Board’s absence or disability.
SECTION 5.3 President. The President shall have such powers and duties as may be delegated to him or her by the Chairman of the Board, the Board, or the Chief Executive Officer. The President shall perform the duties and exercise the powers of the Chief Executive Officer in the event of the Chief Executive Officer’s absence or disability.
SECTION 5.4 Vice President. Each Vice President shall have such powers and duties as may be delegated to him or her by the Board or the Chief Executive Officer.
SECTION 5.5 Chief Financial Officer. The Chief Financial Officer shall have responsibility for maintaining the financial records of the Corporation. He or she shall render from time to time an account of all such transactions and of the financial condition of the Corporation. The Chief Financial Officer shall also perform such other duties as the Board or the Chief Executive Officer may from time to time prescribe.
SECTION 5.6 Treasurer. The Treasurer shall have the responsibility for investments and disbursements of the funds of the Corporation as are authorized and shall render from time to time an account of all such transactions. The Treasurer shall also perform such other duties as the Board or the Chief Executive Officer may from time to time prescribe.
SECTION 5.7 Secretary. The Secretary shall issue all authorized notices for, and shall keep minutes of, all meetings of the stockholders and the Board. He or she shall have charge of the corporate books and shall perform such other duties as the Board or the Chief Executive Officer may from time to time prescribe.
SECTION 5.8 Delegation of Authority. The Chairman of the Board, the Board, or the Chief Executive Officer may from time to time delegate the powers or duties of any officer to any other officers or agents, notwithstanding any provision hereof.
SECTION 5.9 Removal. Any officer of the Corporation may be removed at any time, with or without cause, by the Chairman of the Board, by the Board, or, except as to the Chairman of the Board, by the Chief Executive Officer.
SECTION 5.10 Resignations. Any officer may resign at any time by giving written notice to the Corporation; provided, however, that notice to the Chairman of the Board, the Chief Executive Officer or the Secretary shall be deemed to constitute notice to the Corporation. Such resignation shall take effect upon receipt of such notice or at any later time specified therein; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.
SECTION 5.11 Vacancies. Any vacancy among the officers, whether caused by death, resignation, removal or any other cause, shall be filled in the manner prescribed for election or appointment to such office.
SECTION 5.12 Action with Respect to Securities of Other Corporations. Unless otherwise directed by the Board, the Chairman of the Board, the Chief Executive Officer or any other officer of the Corporation authorized by the Chairman of the Board or the Chief Executive Officer shall have power to vote and otherwise act on behalf of the Corporation, in person or by proxy, at any meeting of stockholders of or with respect to any action of stockholders of any other corporation in which this Corporation may hold securities and otherwise to exercise any and all rights and powers which this Corporation may possess by reason of its ownership of securities in such other corporation.
SECTION 5.13 Bonds of Officers. If required by the Chairman of the Board, the Board, or the Chief Executive Officer, any officer of the Corporation shall give a bond for the faithful discharge of his or her duties in such amount and with such surety or sureties as the Chairman of the Board, the Board or the Chief Executive Officer may require.
SECTION 5.14 Officers of Operating Companies, Regions or Divisions. The Chief Executive Officer shall have the power to appoint, remove and prescribe the terms of office, responsibilities and duties of the officers of the operating companies, regions or divisions, other than those who are officers of the Corporation appointed by the Board.
ARTICLE VI

CONTRACTS, CHECKS, LOANS, DEPOSITS, ETC.
SECTION 6.1 Contracts. The Board may authorize any officer or officers, agent or agents, in the name and on behalf of the Corporation, to enter into any contract or to execute and deliver any instrument, which authorization may be general or confined to specific instances; and, unless so authorized by the Board, no officer, agent or employee shall have any power or authority to bind the Corporation by any contract or engagement or to pledge its credit or to render it liable pecuniarily for any purpose or for any amount.
SECTION 6.2 Checks, etc. All checks, drafts, bills of exchange or other orders for the payment of money out of the funds of the Corporation, and all notes or other evidences of indebtedness of the Corporation, shall be signed in the name and on behalf of the Corporation in such manner as shall from time to time be authorized by the Board or the Chief Executive Officer, which authorization may be general or confined to specific instances.
SECTION 6.3 Loans. No loan shall be contracted on behalf of the Corporation, and no negotiable paper shall be issued in its name, unless authorized by the Board, which authorization may be general or confined to specific instances, and bonds, debentures, notes and other obligations or evidences of indebtedness of the Corporation issued for such loans shall be made, executed and delivered as the Board shall authorize.
SECTION 6.4 Deposits. All funds of the Corporation not otherwise employed shall be deposited from time to time to the credit of the Corporation in such banks, trust companies or other depositories as may be selected by or in the manner designated by the Board, the Chief Executive Officer or the Chief Financial Officer. The Board or its designees may make such special rules and regulations with respect to such bank accounts, not inconsistent with the provisions of the Certificate of Incorporation or these Bylaws, as they may deem advisable.
ARTICLE VII

CAPITAL STOCK
SECTION 7.1 Certificates of Stock. The shares of the capital stock of the Corporation shall be represented by certificates, provided that the Board by resolution or resolutions may provide that some or all of any or all classes or series of capital stock of the Corporation shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Notwithstanding the adoption of such a resolution by the Board, every holder of stock represented by certificates and upon request every holder of uncertificated shares shall be entitled to have a certificate signed by, or in the name of the Corporation by, the Chairman of the Board, President or a Vice President, and by the Secretary or an Assistant Secretary, or the Treasurer or an Assistant Treasurer, certifying the number of shares owned by him or her. Any or all of the signatures on the certificate may be by facsimile.
SECTION 7.2 Transfers of Stock. Transfers of stock shall be made only upon the transfer books of the Corporation kept at an office of the Corporation or by transfer agents designated to transfer shares of the stock of the Corporation. Except where a certificate is issued in accordance with Section 7.4 of these Bylaws, an outstanding certificate for the number of shares involved, if certificated, shall be surrendered for cancellation before a new certificate is issued therefor.
SECTION 7.3 Record Date. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders, or to receive payment of any dividend or other distribution or allotment of any rights or to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date on which the resolution fixing the record date is adopted and which record date shall not be more than sixty (60) nor less than ten (10) days before the date of any meeting of stockholders, nor more than sixty (60) days prior to the time for such other action as hereinbefore described; provided, however, that if no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held, and, for determining stockholders entitled to receive payment of any dividend or other distribution or allotment of rights or to exercise any rights of change, conversion or exchange of stock or for any other purpose, the record date shall be at the close of business on the day on which the Board adopts a resolution relating thereto.
A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting.
In order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board may fix a record date, which shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall be not more than ten (10) days after the date upon which the resolution fixing the record date is adopted. Any stockholder of record seeking to have the stockholders authorize or take corporate action by written consent shall comply with Section 2.11 hereof. If no record date has been fixed by the Board and no prior action by the Board is required by the Delaware General Corporation Law, the record date shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation in the manner prescribed by Section 2.11 hereof. If no record date has been fixed by the Board and prior action by the Board is required by the Delaware General Corporation Law with respect to the proposed action by written consent of the stockholders, the record date for determining stockholders entitled to consent to corporate action in writing shall be at the close of business on the day on which the Board adopts the resolution taking such prior action.
SECTION 7.4 Lost, Stolen or Destroyed Certificates. In the event of the loss, theft or destruction of any certificate of stock, another may be issued in its place pursuant to such regulations as the Board may establish concerning proof of such loss, theft or destruction and concerning the giving of satisfactory bond or bonds of indemnity.
SECTION 7.5 Regulations. The issue, transfer, conversion and registration of certificates of stock shall be governed by such other regulations as the Board may establish.
ARTICLE VIII

NOTICES
SECTION 8.1 Notices. Except as otherwise specifically provided herein or required by law, all notices required to be given to any stockholder, director, officer, employee or agent may in every instance be effectively given by hand delivery to the recipient thereof, by depositing such notice in the mails, postage-paid, or with a recognized overnight-delivery service or by sending such notice by facsimile or other means of electronic transmission, or such other means as is provided by law. Any such notice shall be addressed to such stockholder, director, officer, employee or agent at such person’s last known address as the same appears on the books of the Corporation. The time when such notice is received, if hand delivered, or dispatched, if delivered through the mails or by overnight delivery service, or by telegram, mailgram or facsimile, shall be the time of the giving of the notice.
SECTION 8.2 Waivers. A written waiver of any notice, signed by a stockholder, director, officer, employee or agent, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to the notice required to be given to such stockholder, director, officer, employee, agent. Neither the business nor the purpose of any meeting need be specified in such a waiver.

ARTICLE IX

MISCELLANEOUS
SECTION 9.1 Facsimile Signatures. In addition to the provisions for use of facsimile signatures elsewhere specifically authorized in these Bylaws, facsimile signatures of any officer or officers of the Corporation may be used whenever and as authorized by the Board or a committee thereof.
SECTION 9.2 Corporate Seal. The Board may provide a suitable seal, containing the name of the Corporation, which seal shall be in the charge of the Secretary of the Corporation. If and when so directed by the Board or a committee thereof, duplicates of the seal may be kept and used by the Corporation’s Treasurer or by an Assistant Secretary or Assistant Treasurer.
SECTION 9.3 Reliance Upon Books, Reports and Records. Each director, each member of any committee designated by the Board, and each officer of the Corporation shall, in the performance of his or her duties, be fully protected in relying in good faith upon the books of account or other records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of its officers or employees, or committees of the Board so designated, or by any other person as to matters which such director or committee member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care or on behalf of the Corporation.
SECTION 9.4 Fiscal Year. The fiscal year of the Corporation shall be as fixed by the Board.
SECTION 9.5 Time Periods. In applying any provision of these Bylaws which requires that an act be done or not be done a specified number of days prior to an event or that an act be done during a period of a specified number of days prior to an event, calendar days shall be used, the day of the doing of the act shall be excluded, and the day of the event shall be included.
ARTICLE X

INDEMNIFICATION OF DIRECTORS AND OFFICERS
SECTION 10.1 Right to Indemnification. Each person who was or is made a party or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter, a “proceeding”), by reason of the fact that he or she is or was a director or an officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter, a “Covered Person”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such Covered Person in connection therewith; provided, however, that, except as provided in Section 10.3 hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such Covered Person in connection with a proceeding (or part thereof) initiated by such Covered Person only if such proceeding (or part thereof) was authorized by the Board.
SECTION 10.2 Right to Advancement of Expenses. The Corporation shall pay the expenses (including attorneys’ fees) incurred by a Covered Person in defending any such proceeding in advance of its final disposition (hereinafter, an “advancement of expenses”), provided, however, that, if the Delaware General Corporation Law so requires, an advancement of expenses incurred by a Covered Person in his or her capacity as such shall be made only upon delivery to the Corporation of an undertaking (hereinafter, an “undertaking”), by or on behalf of such Covered Person, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter, a “final adjudication”) that such Covered Person is not entitled to be indemnified for such expenses under this Section 10.2 or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections 10.1 and 10.2 hereof shall be contract rights and such rights shall continue as to a Covered Person who has ceased to be such and shall inure to the benefit of the Covered Person’s heirs, executors and administrators.

SECTION 10.3 Right of Covered Person to Bring Suit. If a claim under Section 10.1 or 10.2 hereof is not paid in full by the Corporation within sixty (60) days after a written claim therefor has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the Covered Person may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Covered Person shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the Covered Person to enforce a right to indemnification hereunder (but not in a suit brought by the Covered Person to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the Covered Person has not met the applicable standard for indemnification set forth in the Delaware General Corporation Law. To the fullest extent permitted by law, neither the failure of the Corporation (including its disinterested directors, committee thereof, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Covered Person is proper in the circumstances because the Covered Person has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its disinterested directors, committee thereof, independent legal counsel or its stockholders) that the Covered Person has not met such applicable standard of conduct, shall create a presumption that the Covered Person has not met the applicable standard of conduct or, in the case of such a suit brought by the Covered Person, be a defense to such suit. In any suit brought by the Covered Person to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Covered Person is not entitled to be indemnified, or to such advancement of expenses, under this Article X or otherwise shall, to the extent permitted by law, be on the Corporation.
SECTION 10.4 Non-Exclusivity of Rights. The rights to indemnification and to the advancement of expenses conferred in this Article X shall not be exclusive of any other right which any person may have or hereafter acquire by any statute, the Corporation’s Certificate of Incorporation or Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.
SECTION 10.5 Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.
SECTION 10.6 Indemnification of Employees and Agents of the Corporation. The Corporation may, to the extent authorized from time to time by the Board, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article X with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.
SECTION 10.7 Amendment or Repeal. Any repeal or modification of the provisions of this Article X shall not adversely affect any right or protection hereunder of any Covered Person in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to the time of such repeal or modification.
ARTICLE XI

CERTAIN CORPORATE GOVERNANCE MATTERS
SECTION 11.1 Chairman. If Alexander C. Taylor is serving on the Board at such time, as of the Closing Date (as defined in the Third Amended and Restated Stockholders Agreement), Mr. Taylor will serve as the Chairman of the Board. The initial term of Mr. Taylor as Chairman of the Board shall expire effective as of the earlier of (a) the three (3)-year anniversary of the Closing Date, (the “Expiration Date”) or (b) any date as of which Mr. Taylor ceases to serve as a member of the Board for any reason in accordance with these Bylaws or Section 2.9 of the Third Amended and Restated Stockholders Agreement (such date, the “Chairman Succession Date”). Mr. Taylor’s service as a member of the Board need not cease upon the cessation of his term as Chairman of the Board pursuant to clause (a) of the immediately preceding sentence. The Board will then follow its normal annual process. From and after the Chairman Succession Date, Christopher L. Winfrey, the chief executive officer of the Corporation, will serve as Chairman of the Board; provided that if Mr. Winfrey is no longer a member of the Board or is unwilling to serve as Chairman of the Board, then Eric L. Zinterhofer instead will serve as Chairman of the Board (subject to his continued membership on the Board and willingness to serve).
SECTION 11.2 Lead Independent Director. From the Closing Date through the Chairman Succession Date, or any subsequent time when the Chairman of the Board is not an independent director, the Board shall have a lead independent director who shall be elected by a majority of the members of the Board. The lead independent director of the Board at the Closing Date shall be Mr. Zinterhofer, if he is then serving on the Board at such time.
SECTION 11.3 Certain Actions; Amendments; Interpretation. The following actions shall require the affirmative vote of at least 75% of the full Board (rounded up to the nearest whole number and including at least one Cox Director): (i) prior to the Expiration Date, the removal of Mr. Taylor from his position as the Chairman of the Board or any election or appointment of a replacement Chairman of the Board (including to fill a vacancy in any such position); and (ii) prior to the Expiration Date, the failure to appoint or re-nominate Mr. Taylor as a member of the Board. Effective as of the Closing Date until the Expiration Date, the provisions of this Article XI may be modified, amended or repealed, and any bylaw provision or other resolution (including any proposed corresponding modification, amendment or repeal of any provision of the Corporation’s other constituent documents) inconsistent with this Article XI may be adopted, only by (and any such modification, amendment, repeal or inconsistent bylaw provision or other resolution may be proposed or recommended by the Board only by) the affirmative vote of at least 75% of the full Board (rounded up to the nearest whole number and including at least one Cox Director). In the event of any inconsistency between any provision of this Article XI and any other provision of these Bylaws, including Article III or Article V of these Bylaws, the provisions of this Article XI shall control to the fullest extent permitted by law.
ARTICLE XII

AMENDMENTS
The Board may from time to time adopt, make, amend, supplement or repeal these Bylaws by vote of a majority of the Board, subject to Section 7.1 of the Third Amended and Restated Stockholders Agreement.

Annex I
CHARTER COMMUNICATIONS, INC.
400 Washington Boulevard
Stamford, CT 06902
[ ]
Cox Enterprises, Inc.
[•]
[•]
Attention:    [•]
Re: Cox Participation in Charter Share Repurchases and Tax Distributions
Ladies and Gentlemen:
With reference to our recent discussions concerning certain matters, the following confirms our agreement to be legally bound as follows:
1.
Capitalized terms used and not otherwise defined in this letter agreement shall have the respective meanings ascribed to such terms in the Second Amended and Restated Limited Liability Company Agreement of Charter Communications Holdings, LLC (“Charter Holdings”), dated as of [ ], by and among Charter Holdings, Charter Communications Inc. (“Charter”), CCH II, LLC, Cox Enterprises, Inc. (“Cox”) Advance/Newhouse Partnership and the other party or parties thereto (as it may be amended or supplemented from time to time, the “LLC Agreement”).

2.	The parties agree to complete the transactions set forth on Annex A hereto on the terms set forth therein.
3.
Charter and Cox acknowledge and agree that the redemptions by Charter of Common Units from Cox pursuant to Section 3.2(b)(iv) of the LLC Agreement shall be in lieu of, and not in addition to, repurchases or redemptions pursuant toAnnex A hereto; therefore, to the extent Charter redeems Common Units from Cox pursuant to Section 3.2(b)(iv) of the LLC Agreement in any Repurchase Period (as defined in Annex A hereto), the number of Common Units so redeemed (the “Tax Distribution Repurchased Units”) shall be deducted from the number of Potential Repurchase Shares (but shall not cause the number of Potential Repurchase Shares to be less than zero; provided that any excess Tax Distribution Repurchased Units that would have reduced the number of Potential Repurchase Shares to less than zero shall instead reduce the number of Potential Repurchase Shares in the succeeding Repurchase Period) in respect of such Repurchase Period.

4.
If, in respect of any applicable period, Charter waives a portion of its Common Tax Distribution pursuant to Section 5.4(b)(ii) of the LLC Agreement (the amount so waived, the “Shortfall Amount”), Cox will have the option, in its discretion, to receive or waive a Tax Loan for the Shortfall Amount, subject to applicable law; provided that, if such Tax Loan is made, (x) interest shall accrue and be payable annually in arrears in respect of such Tax Loan at the Applicable Rate, (y) the maturity date in respect of such Tax Loan shall be the seventh anniversary of the making of such Tax Loan (provided that, for the avoidance of doubt, Cox may repay such Tax Loan at any time prior to such maturity date without penalty) and (z) Cox shall represent and warrant to Charter and Charter Holdings as of the date of each such Tax Loan that Cox believes in good faith that the issuance of such Tax Loan is not prohibited by Section 402 of the Sarbanes-Oxley Act of 2002. The Tax Loan shall have such terms and conditions and be governed by definitive documents in each case in form and substance reasonably satisfactory to Charter and Cox.

5.
Notwithstanding Section 3.2(b)(iv) of the LLC Agreement, if, in respect of any applicable period, Charter does not waive a portion of its Common Tax Distribution pursuant to Section 5.4(b)(ii) of the LLC Agreement, any amount of such Common Tax Distribution above Charter’s tax needs (such amount, “Excess Tax Distribution Amount”) will be treated as follows: If Charter plans to invoke a pro-rata redemption under Section 3.2(b)(iv) of the LLC Agreement using the Excess Tax Distribution Amount (such redemption, a “Pro-Rata Excess Redemption”) during the quarter of the applicable tax period, then it shall notify Cox in advance of making such Common Tax Distribution and Cox shall be entitled to determine in its sole discretion whether to decline to participate in such Pro-Rata Excess Redemption entirely or whether to participate in whole or in part. To the extent Cox elects not to participate in such Pro-Rata Excess Redemption, Charter shall not distribute to Cox the portion of its Common Tax

Distribution corresponding to the waived Pro-Rata Excess Redemption, no Common Units of Cox shall be redeemed and the redemptions otherwise contemplated by Section 3.2(b)(iv) shall be consummated as promptly as practicable (and, in any case, prior to Charter Holdings making any further distributions). At Cox’s option, Charter shall make a Tax Loan under Section 5.4(b)(ii) of the LLC Agreement to Cox in respect of such portion of its Common Tax Distribution to the extent that Cox’s participation in the portion of Pro-Rata Excess Redemption waived by Cox would have caused Cox’s Equity Interest (as defined in the Stockholders Agreement) to be less than [•]% (the “Ownership Threshold”).
6.
Charter Holdings shall use commercially reasonable efforts to allocate Nonrecourse Liabilities (as defined in the LLC Agreement) in a manner that minimizes gain recognized by any partner in Charter Holdings, provided that such efforts shall not obligate Charter Holdings to incur additional liabilities.

7.	Other than as expressly set forth in this letter agreement, all of the provisions of the Stockholders Agreement and LLC Agreement are and will remain in full force and effect.
8.
This letter agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the conflict of laws principles thereof to the extent that such principles would direct a matter to another jurisdiction.

9.
Each party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this letter agreement exclusively in the Court of Chancery of the State of Delaware (the “Chosen Court”), and solely in connection with claims arising under this letter agreement (a) irrevocably submits to the exclusive jurisdiction of the Chosen Court, (b) waives any objection to laying venue in any such action or proceeding in the Chosen Court, (c) waives any objection that the Chosen Court is an inconvenient forum or does not have jurisdiction over any party hereto and (d) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with paragraph 10. Each party hereto irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this letter agreement. Each of the parties hereto agrees that a final judgment in any lawsuit, action or other proceeding arising out of or relating to this letter agreement brought in the Chosen Court shall be conclusive and binding upon each of the parties hereto and may be enforced in any other courts the jurisdiction of which each of the parties is or may be subject, by suit upon such judgment.

10.
Any notice hereunder shall be made in writing by overnight courier, personal delivery or email (provided that no email transmission error is received by the sender), shall be deemed to have been duly given on the date such notice is received (as evidenced by confirmation of delivery or receipt), and, in each case, shall be sent as follows:

If to Charter Communications, Inc.:

Charter Communications, Inc.
400 Washington Boulevard
Stamford, CT 06902
Attention:
Telephone:
Email:

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention:	Steven A. Cohen John L. Robinson Steven R. Green
Telephone:	[***]
Email:	sacohen@wlrk.com jlrobinson@wlrk.com srgreen@wlrk.com

If to Cox Enterprises, Inc.:

[•]
Attention:
Telephone:
E-Mail:

with a copy (which shall not constitute notice) to:

[•]
Attention:
Telephone:
Email:

11.
This letter agreement (including Annex A), together with the documents referenced herein, constitute the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and verbal, between the parties with respect to the subject matter hereof. Charter hereby covenants and agrees that it is not party to, and will not enter into, any agreement, arrangement or understanding that would violate, conflict with or, prevent Charter from complying with, the terms of this Agreement.

12.
This letter agreement may be executed in any number of counterparts and by different parties on separate counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same letter agreement) and shall become effective as of the date first set forth above. Delivery of an executed counterpart of a signature page of this letter agreement via e-mail shall be effective as delivery of a manually executed counterpart of this letter agreement.

[Signature Page Follows]

Sincerely,

CHARTER COMMUNICATIONS, INC.

By:
Name:
Title:

CHARTER COMMUNICATIONS HOLDINGS, LLC

By:
Name:
Title:

Received and Acknowledged:

COX ENTERPRISES, INC.

By:
Name:
Title:

[Letter Agreement re: Cox Buybacks]

Annex A

Cox Participation in Charter Share Repurchases
Section I
1.
Charter, Charter Holdings and Cox (on behalf of itself and each other Cox Party (as defined in the Amended and Restated Exchange Agreement, dated as of [ ], between, among others, Charter, Charter Holdings, Cox and A/N (as it may be amended or supplemented from time to time, the “Exchange Agreement”) hereby agree on the following standing bilateral share repurchase agreement.

2.
On the sixth Business Day following the last Business Day of each calendar month (each such last Business Day, a “Monthly Determination Date”) on which a Repurchase Period (defined below) ends, Charter will provide written notice, (each, a “Charter Repurchase Notice”) to Cox, in respect of such Repurchase Period containing:

(a)
the number of shares of Class A Common Stock directly or indirectly repurchased or redeemed (including through the repurchase or redemption of convertible equity securities) by Charter during the Repurchase Period (other than from Cox or any other Cox Party (as defined in the Stockholders Agreement)), which, for the avoidance of doubt, shall include all shares of Class A Common Stock, Common Units or Charter Holdings Preferred Units (as defined in the Transaction Agreement, dated as of the date hereof, between Charter, Charter Holdings and Cox (the “Cox Transaction Agreement”)) in Charter Holdings repurchased or redeemed during the Repurchase Period (the “Monthly Repurchased Shares”);

(b)
the number of shares of Class A Common Stock that would be outstanding on an as-exchanged, as-converted basis (without duplication) as of the start of such Repurchase Period (other than any shares held by Cox or any other Cox Party (the “Beginning Monthly Share Balance”);

(c)
the number of shares of Class A Common Stock held by the Cox Parties or represented by Common Units or Columbus Holdings Preferred Units (as defined in the Cox Transaction Agreement) in Charter Holdings held by the Cox Parties on an as-exchanged, as-converted basis as of the start of such calendar month (the “Cox Total Shares”);

(d)
the per share price to be paid by Charter pursuant to Section I.3 of this Annex A to purchase from Cox or the applicable Cox Party shares of Class A Common Stock or Common Units (the “Repurchase Price”), which price shall be the average price at which the Monthly Repurchased Shares (other than Monthly Repurchased Shares that (i) were purchased in transactions that were negotiated with the seller, or otherwise consummated, in connection with or substantially contemporaneous with any other transaction, agreement or arrangement between the Charter and such seller (or its affiliates); (ii) were deemed repurchased or redeemed due to cashless exercise of or payment of withholding taxes with respect to director, officer or employee equity awards of Charter; or (iii) were repurchased or redeemed by Charter from A/N pursuant to the letter agreement, dated May [•], 2025, by and between Charter and A/N, as it may be amended in accordance with the Stockholders Agreement ((i), (ii) and (iii) collectively, the “Excluded Repurchased Shares”)) were repurchased or redeemed by Charter during the Repurchase Period, calculated as the quotient of (i) the aggregate purchase price paid for the Monthly Repurchased Shares (other than Excluded Repurchased Shares) divided by (ii) the number of Monthly Repurchased Shares (other than Excluded Repurchased Shares); provided that if Charter has not repurchased or redeemed shares of Class A Common Stock during the relevant Repurchase Period (other than Excluded Repurchased Shares), the Repurchase Price shall be based on a Bloomberg VWAP methodology proposed by Charter and reasonably acceptable to Cox; and

(e)
the number of shares of Class A Common Stock or Common Units that the Cox Parties may sell back to Charter or Charter Holdings, which number shall be calculated as the product of (x) the quotient of (I) the Monthly Repurchased Shares, less the number of shares issued during the Repurchase Period under any employee equity incentive plan, divided by (II) the Beginning Monthly Share Balance, multiplied by (y) the Cox Total Shares (such product, the “Potential Repurchase Shares”). The Cox Parties have the right to designate whether the Potential Repurchase Shares are shares of Class A Common Stock and/or Common Units held (or issuable upon the exchange or conversion of Convertible Preferred Units) by the Cox Parties.

(f)
The “Repurchase Period” shall mean the period ending on (and including) the applicable Monthly Determination Date and beginning on the first day following the prior Monthly Determination Date during which Charter repurchases, redeems or buys back any shares of Class A Common Stock; provided that the Repurchase Period may be modified pursuant to the following paragraph.

3.
No later than the fifth Business Day following the receipt of each Charter Repurchase Notice, Cox will provide notice to Charter (the “Cox Repurchase Notice”) of Cox’s designation, in its sole discretion, as to whether the Potential Repurchase Shares (if any) shall consist (in whole or in part) of (x) shares of Class A Common Stock held (or issuable upon the exchange or conversion of Convertible Preferred Units) by the Cox Parties at such time, (y) Common Units held by the Cox Parties at such time or (z) a combination of shares of Class A Common Stock and Common Units held (or issuable upon the exchange or conversion of Convertible Preferred Units) by the Cox Parties at such time.

4.
On the eighth Business Day following Cox’s receipt of the Charter Repurchase Notice (the “Repurchase Closing Date”), Charter Holdings will settle the exchange of the applicable number of Common Units (which will correspond to either (such number, the “Actual Repurchase Shares”) (i) the number of Potential Repurchase Shares or (ii) if a Suspension Notice is issued by Cox prior to the Repurchase Period, the number of Reduced Repurchase Shares) pursuant to and subject to the provisions of the Exchange Agreement (and the Tax Receivables Agreement, if applicable) in cash at the Repurchase Price.

(a)
For the avoidance of doubt, to the extent that the Cox Parties have designated some or all of the Actual Repurchase Shares to consist of shares of Class A Common Stock rather than Common Units, the applicable Cox Party will sell and transfer a number of shares of Class A Common Stock equal to such number of Actual Repurchase Shares to Charter for cash at the Repurchase Price on the Repurchase Closing Date.

(b)
In connection with any repurchase of Common Units or Class A Common Stock, Cox will provide to Charter Holdings or Charter, as applicable, substantially similar representations and warranties and appointment as attorney of Cox as provided in the last two paragraphs of the Exchange Notice provided pursuant to Section 2.1(a) of the Exchange Agreement (with appropriate changes to give effect to the repurchase rather than an exchange).

5.
Termination: Subject to the terms and conditions set forth in Section 3.1(b) of the Stockholders Agreement, this letter agreement shall terminate or be suspended immediately after the occurrence of the first Repurchase Closing Date to occur following the delivery of written notice of termination or suspension by (i) Charter to Cox, (a) prior to the sixth anniversary of the date hereof, if an unforeseen circumstance arises that would cause the continued repurchases pursuant to this letter agreement to result in any significant adverse impact to Charter as determined by Charter in good faith, or (b) at any time after the sixth anniversary of the date hereof, or (ii) by Cox to Charter at any time (each, a “Termination Notice” or “Suspension Notice”, as applicable), except that if the number of Potential Repurchase Shares for such Repurchase Closing Date would be zero (0), such termination or suspension shall be effective immediately upon the delivery of such Termination Notice or Suspension Notice, as applicable; provided, that any Suspension Notice may be revoked at any time, by written notice from the party who issued the Suspension Notice to the other party (a “Revocation Notice”), with effect as of immediately prior to the first Monthly Determination Date after the date specified in such Revocation Notice, which shall be at least 30 days after delivery of such Revocation Notice (the “Reinstatement Date”). Following the receipt of a Termination Notice, this letter agreement shall forthwith become void and be of no further force and affect; provided that nothing herein shall relieve any party from any liability incurred prior to the date of such termination. Following the receipt of any Suspension Notice, the rights and obligations of the parties set forth in Sections I.1 through I.4 of this Annex A shall be suspended to the extent specified in the Suspension Notice until such time as a Revocation Notice is issued. Notwithstanding anything to the contrary herein, Cox may suspend this letter agreement at any time, in whole or in part, in advance of any one or more upcoming Repurchase Periods, by reducing (specifically or otherwise) the number of equity securities (if any) to be repurchased by Charter during such Repurchase Periods (such reduced number of equity securities to be repurchased may be determined by Cox, at Cox’s sole discretion, provided that such number shall not exceed the Potential Repurchase Shares and such equity securities are referred hereto as the “Reduced Repurchased Shares”). On and from the Reinstatement Date, the rights and obligations of the parties set forth in Sections I.1 through I.4 of this Annex A shall continue in full force and effect. For the avoidance of doubt and notwithstanding anything to the contrary in this Agreement, Cox may also, in its sole discretion, elect to increase or decrease the number of shares of Class A Common Stock or Common Units (if any) to be repurchased by Charter in respect of any Repurchase Period pursuant to this letter agreement, provided such amount does not exceed the number of Potential Repurchase Shares in respect of such Repurchase Period.

Annex J
AMENDED AND RESTATED TAX RECEIVABLES AGREEMENT
This AMENDED AND RESTATED TAX RECEIVABLES AGREEMENT (as amended from time to time in accordance with its terms, this “Agreement”), dated as of [ ], by and among Advance/Newhouse Partnership, a New York partnership (“A/N”), Cox Enterprises, Inc., a Delaware corporation (“Cox,” and each of Cox and A/N, a “TRA Party” and together, the “TRA Parties”), Charter Communications, Inc., a Delaware corporation (“Charter”) and CCH II, LLC, a Delaware limited liability company (together with any other Person or Persons in the Charter Group who holds any Units, the “Charter Member”).
WHEREAS, A/N, Charter and CCH II, LLC previously entered into that certain Tax Receivables Agreement, dated as of May 18, 2016, by and among A/N, Charter and CCH II, LLC (the “Existing Tax Receivables Agreement”), in connection with A/N’s contribution of all of its interest in the Time Warner Entertainment-Advance/Newhouse Partnership, a New York general partnership, to Charter Holdings (the “A/N Contribution”) pursuant to that certain Contribution Agreement, dated as of March 31, 2015, as amended as of May 23, 2015 (as amended, the “A/N Contribution Agreement”);
WHEREAS, in connection with the A/N Contribution, A/N received Charter Holdings Class B Common Units (the “Class B Exchangeable Interests”), which Class B Exchangeable Interests are exchangeable with Charter Holdings or Charter for cash or Class A Common Stock of Charter (the “Class A Common Stock”) (such exchange, an “A/N Exchange”) as provided for under that certain Amended and Restated Exchange Agreement, dated as of the date hereof, by and among Charter, CCH II, LLC, Charter Holdings, A/N and Cox (the “Exchange Agreement”);
WHEREAS, Cox, Charter and Charter Communications Holdings, LLC, a Delaware limited liability company (“Charter Holdings”) entered into that certain Transaction Agreement, dated as of [•], 2025 (as amended, the “Cox Transaction Agreement”), pursuant to which, among other things, Cox contributed all of its interest in the Membership Interests (as defined in the Cox Transaction Agreement) to Charter Holdings, in the manner and on the terms and conditions set forth in the Cox Transaction Agreement (the “Cox Contribution”);
WHEREAS, in connection with the Cox Contribution, Cox received, among other things, Charter Holdings Class C Common Units and Charter Holdings [convertible preferred units] which are convertible into Class C Common Units (such Class C Common Units issued in connection with the Cabot Contribution or received upon conversion of the [convertible preferred units], the “Class C Exchangeable Interests”), which Class C Exchangeable Interests are exchangeable with Charter Holdings or Columbus for cash or Class A Common Stock of Charter (such exchange, a “Cox Exchange” and each Cox Exchange and A/N Exchange, an “Exchange”) as provided for under the Exchange Agreement;
WHEREAS, Exchanges shall be effected pursuant to the Exchange Agreement and other sales, exchanges, or distributions (including deemed distributions), however effectuated, including by way of redemption, of Class B Common Units, Class C Common Units, Convertible Preferred Units, or [•]1 (together, the “Units”) may be effected pursuant to the LLC Agreement in transactions that may result in the recognition of gain or loss for U.S. Federal Income Tax purposes by a TRA Party (each, a “Taxable Exchange”), as described herein;
WHEREAS, Charter Holdings will have in effect an election under Section 754 of the Internal Revenue Code of 1986, as amended (the “Code”), for each Taxable Year (as defined below) in which any Taxable Exchange occurs, which election may result in a Basis Adjustment (as defined herein) to the tangible and intangible assets owned by Charter Holdings as of the date of any such Taxable Exchange;
WHEREAS, the income, gain, loss, expense and other Tax (as defined herein) items of the Charter Group may be affected by the Basis Adjustment (as defined herein); and
WHEREAS, the parties to this Agreement desire to make certain arrangements with respect to the effect of the Basis Adjustment on the actual liability for Covered Taxes (as defined herein) of the Charter Group and amend and restate the Existing Tax Receivables Agreement on the terms set forth herein.
[1]	Note to Draft: To refer to Cox’s preferred units if not already covered.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:
ARTICLE I

Definitions
Section 1.01. Definitions. As used in this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined). Except as otherwise provided herein, any capitalized terms used and not defined herein shall have the meanings set forth in the LLC Agreement. Any reference in this Agreement to Charter, the Charter Member, A/N or Cox shall be deemed to include such party’s successors in interest to the extent such successors in interest have become Members of Charter Holdings in accordance with the provisions of the LLC Agreement.
“A/N” is defined in the preamble.
“A/N Contribution” is defined in the recitals.
“A/N Contribution Agreement” is defined in the recitals.
“A/N Exchange” is defined in the recitals.
“Accounting Firm” means, as of any time, the accounting firm that prepares the computation of Covered Tax Benefit and Covered Tax Detriment for Charter.
“Agreed Rate” means the Applicable Rate (as defined in the LLC Agreement). All accrued and unpaid interest using the Agreed Rate shall be capitalized and added to the unpaid principal amount on the last day of each Fiscal Quarter.
“Agreement” is defined in the preamble.
“Attributable” means, with respect a TRA Party for a Covered Taxable Year, determined by reference to:
(i) with respect to a Basis Adjustment, the portion of such Basis Adjustment relating to the Units delivered to the Charter Member by such TRA Party in Taxable Exchanges during the applicable Covered Taxable Year, determined separately with respect to each TRA Party; and
(ii) with respect to any deduction of the Charter Group in respect of Imputed Interest, the amount of Imputed Interest that such TRA Party is required to include in income for the applicable Covered Taxable Year (without regard to whether such TRA Party is actually subject to Tax thereon).
“Audit Committee” means the audit committee of Charter.
“Basis Adjustment” means the increase or decrease to the Tax basis of an Exchange Asset under Sections 732, 734(b) and 1012 of the Code (in situations where, as a result of one or more Exchanges, Charter Holdings becomes an entity that is disregarded as separate from its owner for U.S. Federal Income Tax purposes) or under Sections 734(b), 743(b) and 754 of the Code (in situations where, following an Exchange, Charter Holdings remains in existence as an entity for U.S. Federal Income Tax purposes) and, in each case, comparable sections of state and local Tax laws, in each case solely in connection with any Taxable Exchange. To the extent permitted by law, any amount paid pursuant to this Agreement shall be taken into account in computing such Basis Adjustments. For the avoidance of doubt, payments under this Agreement shall not be treated as resulting in a Basis Adjustment to the extent such payments are treated as Imputed Interest.
“Basis Schedule” is defined in Section 2.01 of this Agreement.
“Business Day” means any calendar day that is not a Saturday, Sunday or other calendar day on which banks are required or authorized to be closed in the City of New York.
“Change Notice” is defined in Section 4.01 of this Agreement.
“Charter” is defined in the preamble.
“Charter Holdings” is defined in the recitals.
“Charter Member” is defined in the preamble.

“Charter Member Payment” is defined in Section 6.01 of this Agreement.
“Class B Exchangeable Interests” is defined in the recitals.
“Class C Exchangeable Interests” is defined in the recitals.
“Code” is defined in the recitals.
“Covered Tax Benefits” for any Covered Taxable Year means 50% of the Realized Tax Benefits (defined below).
“Covered Tax Detriment” for any Covered Taxable Year means 50% of the Realized Tax Detriment (defined below).
“Covered Taxable Year” means any Taxable Year of the Charter Group ending after the Closing Date (as defined in the Cox Transaction Agreement) and on or before the end of the first Taxable Year ending after all Taxable Exchanges have occurred and in which all related Realized Tax Benefits and Realized Tax Detriments have either been utilized or have expired.
“Covered Taxes” means Federal Income Taxes, and U.S. state and local income Taxes measured with respect to net income or net profit.
“Cox” is defined in the preamble.
“Cox Contribution” is defined in the recitals.
“Cox Exchange” is defined in the recitals.
“Cox Transaction Agreement” is defined in the recitals.
“Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code or similar provision of state or local income or franchise Tax law, as applicable; provided, however, that such term shall be deemed to include any settlement as to which a TRA Party has consented pursuant to Section 7.01.
“Early Termination Effective Date” means (a) with respect to an early termination pursuant to Section 5.01(a), the date an Early Termination Notice is delivered, and (b) with respect to an early termination pursuant to Section 5.01(b), the date of the applicable Material Breach.
“Early Termination Notice” is defined in Section 5.02 of this Agreement.
“Early Termination Payment” is defined in Section 5.01 of this Agreement.
“Early Termination Reference Date” has the meaning assigned to it in Section 5.02.
“Exchange” is defined in the recitals.
“Exchange Act” means the Securities and Exchange Act of 1934, as amended, and applicable rules and regulations thereunder, and any successor to such statute, rules or regulations.
“Exchange Agreement” is defined in the recitals.
“Exchange Assets” means the assets owned by Charter Holdings, or by any of its direct or indirect Subsidiaries treated as a partnership or disregarded entity (but only if such indirect Subsidiaries are held only through Subsidiaries treated as partnerships or disregarded entities), for purposes of the applicable Tax, as of an applicable Exchange Date (and any asset whose Tax basis is determined, in whole or in part, by reference to the adjusted basis of any such asset).
“Exchange Date” means a date on which a Taxable Exchange is effected.
“Existing Tax Receivables Agreement” is defined in the recitals.
“Federal Income Tax” means any Tax imposed under Subtitle A of the Code or any other provision of U.S. Federal income Tax law (including, without limitation, the Taxes imposed by Sections 11, 55, 881, 882, 884 and 1201(a) of the Code), and any interest, additions to Tax or penalties applicable or related to such Tax.
“Fiscal Quarter” means any fiscal quarter of any fiscal year of the Charter Group.

“Governmental Entity” means any federal, state, local, provincial or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, whether domestic or foreign.
“Hypothetical Tax Liability” means, with respect to any Covered Taxable Year, the liability for Covered Taxes of the Charter Group using the same methods, elections, conventions and similar practices used on the Charter Group’s actual Tax Returns but computed using the Non-Stepped Up Tax Basis for the Exchange Assets and excluding any deduction attributable to the Imputed Interest for such Covered Taxable Year. Hypothetical Tax Liability shall be determined without taking into account the carryover or carryback of any Tax item or attribute (or portion thereof) that is available for use because of any Basis Adjustments or any Imputed Interest.
“Imputed Interest” means any interest imputed under Section 1272, 1274 or 483 or other provision of the Code (or any successor U.S. Federal Income Tax statute) and the similar section of the applicable U.S. state or local income Tax law with respect to the Charter Member’s payment obligations under this Agreement.
“IRS” means the U.S. Internal Revenue Service.
“LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of Charter Holdings, by and among Charter, A/N, Cox and Charter Holdings, dated as of the date hereof, as such agreement may be amended from time to time in accordance with its terms.
“Material Breach” means the (i) material breach by Charter of an obligation under this Agreement that cannot be cured or has not been cured within ninety (90) Business Days after Charter receives notice thereof from any TRA Party or (ii) the rejection of this Agreement by operation of law in a case commenced in bankruptcy or otherwise.
“Non-Stepped Up Tax Basis” means, with respect to any Exchange Asset at any time, the Tax basis that such asset would have had at such time if no Basis Adjustments had been made.
“Person” means and includes any individual, firm, corporation, partnership (including, without limitation, any limited, general or limited liability partnership), company, limited liability company, trust, joint venture, association, joint stock company, unincorporated organization or similar entity or Governmental Entity.
“Proceeding” is defined in Section 8.08 of this Agreement.
“Proposed Early Termination Payment” is defined in Section 5.02 of this Agreement.
“Realized Tax Benefit” means, for a Covered Taxable Year, the excess, if any, of the Hypothetical Tax Liability for such Covered Taxable Year over the actual liability for Covered Taxes of the Charter Group for such Covered Taxable Year. To the extent permitted by law, any amount paid pursuant to this Agreement shall be taken into account in computing the Realized Tax Benefit. If all or a portion of the actual liability for such Taxes for the Covered Taxable Year arises as a result of an audit by a Taxing Authority, such actual liability and the corresponding Hypothetical Tax Liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination with respect to such actual liability.
“Realized Tax Detriment” means, for a Covered Taxable Year, the excess, if any, of the actual liability for Covered Taxes of the Charter Group for such Covered Taxable Year over the Hypothetical Tax Liability for such Covered Taxable Year. To the extent permitted by law, any amount paid pursuant to this Agreement shall be taken into account in computing the Realized Tax Detriment. If all or a portion of the actual liability for such Taxes for the Covered Taxable Year arises as a result of an audit by a Taxing Authority, such actual liability and the corresponding Hypothetical Tax Liability shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination with respect to such actual liability.
“Reconciliation Procedures” means those procedures set forth in Section 8.09 of this Agreement.
“Revised Schedule” is defined in Section 2.02(b) of this Agreement.
“Senior Obligations” is defined in Section 6.01 of this Agreement.
“Subsidiary” means, as of the relevant date of determination, with respect to any Person, any corporation or other Person of which 50% or more of the voting power of the outstanding voting equity securities or 50% or more of the outstanding economic equity interest is held, directly or indirectly, by such Person.

“Subsidiary Stock” means any stock or other equity interest in any Subsidiary of Charter that is treated as a corporation for U.S. federal income tax purposes.
“Tax” or “Taxes” means (a) any and all U.S. federal, state, local, and foreign taxes, assessments or similar charges that are based on or measured with respect to net income or profits, and any interest penalties or other additional amounts related to such Tax, (b) liability for the payment of any amount of the type described in the preceding clause (a) as a result of being a member of an affiliated, consolidated, combined or unitary group, and (c) liability for the payment of any amounts as a result of being party to any tax sharing agreement (other than this Agreement) or as a result of any express or implied obligation to indemnify any other person with respect to the payment of any amount described in the immediately preceding clauses (a) or (b) (other than an obligation to indemnify under this Agreement).
“Tax Benefit Payment” is defined in Section 3.01(b) of this Agreement.
“Tax Benefit Schedule” is defined in Section 2.02(a) of this Agreement.
“Tax Return” means any return, filing, report, questionnaire, information statement or other document required to be filed, including amended returns that may be filed, for any taxable period with any Taxing Authority (whether or not a payment is required to be made with respect to such filing).
“Taxable Exchange” is defined in the recitals.
“Taxable Year” means a taxable year as defined in Section 441(b) of the Code or comparable section of U.S. state or local income or franchise Tax law, as applicable (and, therefore, for the avoidance of doubt, may include a period of less than 12 months for which a Tax Return is made).
“Taxing Authority” means the IRS and any domestic, federal, national, state, county or municipal or other local government, or any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.
“TRA Party” or “TRA Parties” is defined in the preamble.
“Treasury Regulations” means the final, temporary and proposed regulations under the Code promulgated from time to time (including corresponding provisions of succeeding provisions) as in effect for the relevant taxable period.
“Units” is defined in the recitals.
“Valuation Assumptions” means, as of an Early Termination Effective Date, the assumptions that:
(i) subject to clause (ii) below, in each Taxable Year ending on or after such Early Termination Effective Date, Charter will have taxable income sufficient to fully use the deductions arising from the Basis Adjustments and the Imputed Interest during such Taxable Year or future Taxable Years (including, for the avoidance of doubt, Basis Adjustments and Imputed Interest that would result from future Tax Benefit Payments that would be paid in accordance with the Valuation Assumptions) in which such deductions would become available;
(ii) the U.S. federal income tax rates that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code and other applicable law as in effect on the Early Termination Effective Date, except to the extent any change to such tax rates for such Taxable Year have already been enacted into law and the taxable income of Charter will be subject to such maximum applicable tax rates for each Covered Tax;
(iii) any loss carryovers or carrybacks (without duplication) generated by any Basis Adjustment or Imputed Interest (including any such Basis Adjustment or Imputed Interest generated as a result of payments made or deemed to be made under this Agreement) and available (taking into account any known and applicable limitations) as of the Early Termination Effective Date will be used by Charter ratably from such Early Termination Effective Date through (A) the scheduled expiration date of such loss carryovers (if any) or (B) if there is no such scheduled expiration, then the Taxable Year that includes the fifth (5th) anniversary of the Early Termination Effective Date (by way of example, if on the Early Termination Effective Date Charter had $100 of net operating losses that is scheduled to expire in 10 years, $10 of such net operating losses would be used in each of the 10 consecutive Taxable Years beginning in the Taxable Year that includes such Early Termination Effective Date);

(iv) any Subsidiary Stock will be deemed never to be disposed of except if Subsidiary Stock is directly disposed of in the Change of Control; and
(v) any future payment obligations pursuant to this Agreement will be satisfied on the date that any Tax Return to which any such payment obligation relates is required to be filed, excluding any extensions.
ARTICLE II

Determination of Realized Tax Benefit or Realized Tax Detriment
Section 2.01. Basis Schedule. Within 120 days after the due date (including extensions) for the U.S. Federal Income Tax Return of Charter for a Covered Taxable Year, Charter shall deliver to each TRA Party a schedule (the “Basis Schedule”) that shows, in reasonable detail necessary to perform the calculations required by this Agreement, (i) the Basis Adjustment with respect to the Exchange Assets as a result of the Taxable Exchanges effected during such Covered Taxable Year or any prior Covered Taxable Year, if any, calculated in the aggregate, (ii) the Non-Stepped Up Tax Basis of the Exchange Assets as of each applicable Exchange Date, if any, (iii) the period (or periods) over which the Exchange Assets are amortizable and/or depreciable and (iv) the period (or periods) over which each Basis Adjustment is amortizable and/or depreciable, in the case of each of clauses (i) through (iv), with respect to such TRA Party and with respect to all other TRA Parties.
Section 2.02. (a) Tax Benefit Schedule. Within 120 days after the due date (including extensions) for the U.S. Federal Income Tax Return of Charter for a Covered Taxable Year, Charter shall provide to such TRA Party a schedule (the “Tax Benefit Schedule”) showing the computation of the Covered Tax Benefit (if any), the Covered Tax Detriment (if any) and the Tax Benefit Payment (determined in accordance with Section 3.01(b)) (if any) for such Covered Taxable Year, in each case, with respect to such TRA Party, together with work papers providing reasonable detail regarding the computation of such items. Charter shall allow such TRA Party reasonable access to the appropriate representatives at the Charter Group and the Accounting Firm in connection with its review of the Tax Benefit Schedule and work papers. Subject to the other provisions of this Agreement, the items reflected on a Tax Benefit Schedule shall become final 30 calendar days after delivery of such Tax Benefit Schedule to such TRA Party unless such TRA Party, during such 30 calendar day period, provides Charter with written notice of a material objection thereto made in good faith; provided that such notice shall state any objections, including supporting calculations, and such TRA Party shall allow Charter reasonable access to the appropriate representatives of such TRA Party, its Subsidiaries and the accounting firm (if any) that assisted in the preparation of the calculations, in connection with Charter’s review of such calculations. If the parties, negotiating in good faith, are unable to successfully resolve the issues raised in such notice within 15 calendar days, Charter and such TRA Party shall employ the Reconciliation Procedures.
(b) Revised Schedule. Notwithstanding that the Covered Tax Benefit (if any), the Covered Tax Detriment (if any) and the Tax Benefit Payment (if any) for a Covered Taxable Year with respect to a TRA Party may have become final under Section 2.02(a), such items shall be revised to the extent necessary to reflect (i) a Determination, (ii) inaccuracies in the original computation as a result of factual information that was not previously taken into account, (iii) a change attributable to a carryback or carryforward of a loss or other Tax item, (iv) a change attributable to an amended Tax Return filed for such Covered Taxable Year (provided, however, that such a change attributable to an audit of a Tax Return by an applicable Taxing Authority relating to the deductibility of depreciation or amortization deductions attributable to any Basis Adjustment shall not be taken into account under this Section 2.02(b) unless and until there has been a Determination with respect to such change) or (v) to comply with the expert’s determination under the Reconciliation Procedures. The parties shall cooperate in connection with any proposed revision to the Covered Tax Benefit (if any), the Covered Tax Detriment (if any) and the Tax Benefit Payment (if any) for a Covered Taxable Year. If Charter or such TRA Party proposes a change to such an item, such party shall provide to such TRA Party or Charter, respectively, a schedule (a “Revised Schedule”) showing the computation and explanation of such revision, together with work papers providing reasonable detail regarding the computation of such items. Subject to the other provisions of this Agreement, such revised Covered Tax Benefit (if any), revised Covered Tax Detriment (if any) and/or revised Tax Benefit Payment (if any) shall become final 30 calendar days after delivery of such Revised Schedule unless the receiving party, during such 30 calendar day period, provides written notice of a material objection thereto made in good faith. If the parties, negotiating in good faith, are unable to successfully resolve the issues raised in such notice within 15 calendar days, Charter and such TRA Party shall employ the Reconciliation Procedures.

(c) Applicable Principles. Subject to Section 3.05 and Section 6.03, it is the intention of the parties for the Charter Member to pay the TRA Parties 50% of the additional Covered Taxes that the Charter Group would have been required to pay on Tax Returns that have actually been filed had those Tax Returns been computed by reference to Non-Stepped Up Tax Basis for the Exchange Assets and excluding any deductions attributable to Imputed Interest and this Agreement shall be interpreted in accordance with such intention. Such amount shall be determined using a “with and without” methodology. Carryovers or carrybacks of any Tax item shall be considered to be subject to the rules of the Code (or any successor U.S. Federal Income Tax statute) and the Treasury Regulations or the appropriate provisions of U.S. state and local income and franchise Tax law, as applicable, governing the use, limitation and expiration of carryovers or carrybacks of the relevant type. If a carryover or carryback of any Tax item includes a portion that is attributable to the Basis Adjustment and another portion that is not, such portions shall be considered to be used in the order determined using such “with and without” methodology.
ARTICLE III

Tax Benefit Payments
Section 3.01. Payments. (a) Within 3 Business Days after a Tax Benefit Schedule delivered to a TRA Party for any Covered Taxable Year becomes final in accordance with Section 2.02(a), the Charter Member shall pay to such TRA Party for such Covered Taxable Year an amount equal to the Tax Benefit Payment (determined in accordance with Section 3.01(b)) that is Attributable to such TRA Party. Each Tax Benefit Payment shall be made by wire transfer of immediately available funds to the bank accounts of such TRA Party previously designated by such TRA Party to the Charter Member.
(b) A “Tax Benefit Payment” in respect of a TRA Party for a Covered Taxable Year shall mean an amount, not less than zero, equal to the amount of Covered Tax Benefits Attributable to such TRA Party, if any, for such Covered Taxable Year;
increased by:
(1) any increase in the Covered Tax Benefit Attributable to such TRA Party or decrease in the Covered Tax Detriment Attributable to such TRA Party that has become final under Section 2.02(b); and
(2) interest on the Covered Tax Benefit Attributable to such TRA Party calculated at the Agreed Rate from the due date (without extensions) for filing the U.S. Federal Income Tax Return of Charter for such Taxable Year until the date of payment by the Charter Member to such TRA Party under this Section 3.01;
and decreased, but without duplication of amounts reimbursed pursuant to Section 3.02, by:
(3) any Covered Tax Detriment Attributable to such TRA Party for a previous Covered Taxable Year; and
(4) any decrease in the Covered Tax Benefit Attributable to such TRA Party or increase in the Covered Tax Detriment Attributable to such TRA Party that has become final under Section 2.02(b);
provided, however, that the amounts described in Section 3.01(b)(1), (3) and (4) shall not be taken into account in determining a Tax Benefit Payment with respect to a TRA Party attributable to any Covered Taxable Year to the extent that such amounts were taken into account in determining any Tax Benefit Payment with respect to such TRA Party in a preceding Covered Taxable Year.
Section 3.02. Reimbursement and Indemnification. To the extent that there is a Determination that a deduction for depreciation or amortization attributable to a Basis Adjustment which was taken into account in computing a Tax Benefit Payment is not available, the TRA Party that received such Tax Benefit Payment shall promptly (i) reimburse Charter for any prior payment made to such TRA Party in respect of such deductions for depreciation or amortization (including, for the avoidance of doubt, any deductions resulting from additional basis arising from amounts previously paid pursuant to this Agreement) and (ii) without duplication, indemnify Charter and hold it harmless with respect to fifty percent (50%) of any interest or penalties and any other losses in respect of the disallowance of such deductions (together with reasonable attorneys’ and accountants’ fees incurred in connection with any related Tax contest, but the indemnity for such reasonable attorneys’ and accountants’ fees shall only apply to the extent such TRA Party is permitted to control such contest). For the avoidance of doubt, the parties agree and acknowledge that the TRA Parties shall not have any payment or reimbursement or indemnification obligation to the Charter Member in respect of any Covered Tax Detriment, except as contemplated by this Section 3.02 and except for the reduction (but not below zero) of amounts that would otherwise be due a TRA Party pursuant to Section 3.01(b). For the further avoidance of doubt and by way of example, if $20 of depreciation is claimed in Year 1 resulting in a $10 Realized Tax Benefit and Tax Benefit Payment of $5 to a TRA Party in Year 2 and total Tax Benefit Payments of $1 to such TRA Party in subsequent years in respect of Realized Tax Benefits from additional basis arising from such Tax Benefit Payments, and the Year 1 depreciation is later disallowed by the IRS, the amount of the payment from such TRA Party to the Charter Member under this Section 3.02 shall include an amount equal to the sum of all Tax Benefit Payments paid with respect to such disallowed depreciation prior to the Determination (up to $6) plus fifty percent (50%) of the amount of interest, penalties or other losses, if any (and attorneys’ and accountants’ fees, if applicable), paid by the Charter Group with respect to such disallowed depreciation. Additionally, if Section 3.05 or Section 6.03 is applied to allocate the Realized Tax Benefits or Tax Benefit Payments, respectively, between the TRA Parties, and the Tax Benefit Payment with respect to a TRA Party is subsequently adjusted pursuant to Section 2.02(a) or Section 8.09, then the allocation between the TRA Parties pursuant to Section 3.05 or Section 6.03 (as applicable) shall be recalculated, and any TRA Party that received a Tax Benefit Payment in accordance with the initial allocation that is in excess of its recalculated allocation shall promptly reimburse Charter the amount of such excess. Any payment made by a TRA Party pursuant to this Section 3.02 shall be treated as a decrease in the purchase price of the relevant Exchange Assets.
Section 3.03. Tax Benefits Upon a Change of Control. Upon a Change of Control (as defined in the Exchange Agreement and the LLC Agreement), all Tax Benefit Payments shall be calculated by assuming, to the extent practicable, that such Change of Control did not occur. In the event of such a Change of Control, the parties to this Agreement agree to negotiate in good faith to reach an agreement regarding an Early Termination Payment pursuant to Section 5.01.
Section 3.04. No Duplicative Payments. No duplicative payment of any amount (including interest) will be required under this Agreement.
Section 3.05. Pro Rata Payments. Notwithstanding anything in Section 3.01 to the contrary, to the extent that the aggregate Realized Tax Benefits of the Charter Group with respect to the Basis Adjustments or Imputed Interest is limited in a particular Taxable Year because the Charter Group does not have sufficient taxable income, the Realized Tax Benefit for such Taxable Year shall be allocated among all parties then-eligible to receive Tax Benefit Payments under this Agreement in proportion to the amounts of Realized Tax Benefit for such Taxable Year, respectively, that would have been Attributable to each TRA Party if the Charter Group had sufficient taxable income so that there were no such limitation.
ARTICLE IV
Section 4.01. Change Notices. If Charter, Charter Holdings or any of their respective Subsidiaries receives a 30-day letter, a final audit report, a statutory notice of deficiency or similar written notice from any Taxing Authority with respect to the Tax treatment of any Taxable Exchange (a “Change Notice”), which, if sustained, would result in (i) a reduction in the amount of Realized Tax Benefit Attributable to a TRA Party with respect to a Covered Taxable Year preceding the taxable year in which the Change Notice is received or (ii) a reduction in the amount of Tax Benefit Payments that the Charter Member will be required to pay to a TRA Party with respect to Covered Taxable Years after and including the taxable year in which the Change Notice is received, and which, if determined adversely to the recipient of the Change Notice or after the lapse of time would be grounds for reimbursement by such TRA Party under Section 3.02, prompt written notice shall be given to such TRA Party; provided, however, that failure to give such notification shall not affect the reimbursement provided under this Agreement except to the extent the reimbursing party shall have been actually prejudiced as a result of such failure.
ARTICLE V

Termination
Section 5.01. Early Termination of Agreement; Acceleration Events.
(a) Early Termination Right. Charter and the Charter Member may terminate this Agreement, subject to Section 2.3(a)(ii) of the Stockholders Agreement, by the Charter Member paying to each TRA Party an agreed value of payments remaining to be made under this Agreement with respect to such TRA Party (each, an “Early Termination Payment”) as of the date of the Early Termination Notice (as defined below), subject to such other terms as are agreed between Charter, the Charter Member, and such TRA Party at the time of such Early Termination Payment.
(b) Acceleration upon Breach of Agreement. In the event of a Material Breach, unless otherwise waived in writing by each of the TRA Parties, the Early Termination Payment (calculated as if an Early Termination Notice had been delivered on the date of the Material Breach) shall become due and payable in accordance with Section 5.03 and the Agreement shall terminate, as and to the extent provided herein. Subject to the next sentence, Charter’s failure to make a Tax Benefit Payment or Early Termination Payment (along with any interest) within ninety (90) calendar days after the applicable payment due date (except for all or a portion of such Tax Benefit Payment or Early Termination Payment that is being validly disputed in good faith under this Agreement, and then only with respect to the amount in dispute) shall be deemed to constitute a Material Breach. To the extent that any Tax Benefit Payment is not made by the date that is ninety (90) calendar days after the relevant payment due date because Charter (i) is prohibited from making such payment under Section 6.01 or the terms of any agreement governing any Senior Obligations (or other third-party indebtedness of any member of the Columbus Group) or (ii) does not have, and despite using commercially reasonable efforts has not obtained, sufficient funds to make such payment, such failure will not constitute a Material Breach; provided that (A) such payment obligation nevertheless will accrue for the benefit of the TRA Parties, (B) Charter shall pay the entirety of the unpaid amount (along with any applicable interest) promptly (and in any event, within twenty (20) Business Days) after the date on which Charter is not prohibited from making such payment under Section 6.01 or the terms of the agreements governing the Senior Obligations (or other third-party indebtedness of any member of the Columbus Group) and Charter has sufficient funds to make such payment and (C) the failure of Charter to take actions contemplated in clause (B) as and when required thereby will constitute a Material Breach; provided further that that the interest provisions of Section 6.02 shall apply to such late payment. It shall be a Material Breach if Charter makes any distribution of cash or other property (other than shares of Class A Common Stock) to its stockholders (in their capacity as such) or uses cash or other property to repurchase any capital stock of Charter (including Class A Common Stock), in each case, before (x) all Tax Benefit Payments (along with any applicable interest contemplated by this Agreement) that are due and payable as of the date Charter enters into a binding commitment to make such distribution or repurchase have been paid or (y) sufficient funds for the payment of all Tax Benefit Payments (along with any interest contemplated by this Agreement) that are due and payable on the date of the distribution or repurchase have been reserved therefor. Charter shall use commercially reasonable efforts to (1) obtain sufficient available funds for the purpose of making Tax Benefit Payments under this Agreement and (2) avoid entering into any agreements that could be reasonably anticipated to materially delay the timing of the making of any Tax Benefit Payments under this Agreement.
(c) Upon payment of the Early Termination Payment with respect to each of the TRA Parties by the Charter Member, the Charter Member shall have no further payment obligations under this Agreement, other than for any (i) Tax Benefit Payment with respect to a TRA Party agreed to by the Charter Member and such TRA Party as due and payable but unpaid as of the Early Termination Notice and (ii) any Tax Benefit Payment due to a TRA Party for the Covered Taxable Year ending with or including the date of the Early Termination Notice (except to the extent that the amount described in clause (i) or (ii) is included in the Early Termination Payment), which payment obligations shall survive the termination of, and be calculated and paid in accordance with, this Agreement.
Section 5.02. Early Termination Notice. If Charter and the Charter Member choose to request early termination under Section 5.01(a) above, or in the case of a termination pursuant to Section 5.01(b), Charter and the Charter Member shall deliver to each TRA Party a notice (the “Early Termination Notice”) specifying Charter and the Charter Member’s intention to request early termination or the event causing a termination pursuant to Section 5.01(b), as applicable, and showing in reasonable detail its calculation of the Early Termination Payment with respect to such TRA Party (each, a “Proposed Early Termination Payment”). At the time (a) Charter and the Charter Member deliver the Early Termination Notice to the TRA Parties, or (b) in the case of a termination pursuant to Section 5.01(b), within 30 days following the Material Breach giving rise to such termination, Charter shall (a) deliver to each TRA Party schedules and work papers providing reasonable detail regarding the calculation of the Proposed Early Termination Payment with respect to such TRA Party and (b) allow such TRA Party reasonable access to the appropriate representatives at Charter and its Subsidiaries in connection with its review of such calculation.

Within 30 days after receiving such calculation, such TRA Party shall notify Charter and the Charter Member whether it agrees to or objects to the Proposed Early Termination Payment with respect to such TRA Party. The Proposed Early Termination Payment with respect to a TRA Party shall only become final and binding on Charter, the Charter Member and such TRA Party if such TRA Party agrees in writing to the value of the Proposed Early Termination Payment within such 30 day period (or such shorter period as may be mutually agreed in writing by the relevant parties). If the relevant parties, negotiating in good faith, cannot agree upon the value of an Early Termination Payment within such 30 day period, Charter and such TRA Party shall employ the Reconciliation Procedures to resolve the dispute. For the avoidance of doubt, Charter and the Charter Member shall have no obligation to request early termination under Section 5.01. The date on which such Proposed Early Termination Payment becomes final in accordance with this Section 5.02 or the Reconciliation Procedures, as applicable, shall be the “Early Termination Reference Date”.
Section 5.03. Payment upon Early Termination.
(a) Timing of Payment. Within 3 calendar days of an agreement between a TRA Party, Charter and the Charter Member as to the value of the Early Termination Payment with respect to such TRA Party, the Charter Member shall pay to such TRA Party an amount equal to such Early Termination Payment. Such payment shall be made by wire transfer of immediately available funds to a bank account designated by such TRA Party.
(b) Amount of Payment. The “Early Termination Payment” payable to a TRA Party pursuant to Section 5.03(a) shall equal the present value, discounted at the Agreed Rate and determined as of the Early Termination Reference Date, of all Tax Benefit Payments (other than any Tax Benefit Payments in respect of Taxable Years ending prior to the Early Termination Effective Date) that would be required to be paid by Charter to such TRA Party, beginning from the Early Termination Effective Date and using the Valuation Assumptions. For the avoidance of doubt, an Early Termination Payment shall be made to each TRA Party in accordance with this Agreement, regardless of whether such TRA Party has Exchanged all of its Units as of the Early Termination Effective Date.
ARTICLE VI

Subordination and Late Payments
Section 6.01. Subordination. Notwithstanding any other provision of this Agreement to the contrary, any Tax Benefit Payment or Early Termination Payment, in each case, with respect to a TRA Party, required to be made by the Charter Member to such TRA Party under this Agreement (a “Charter Member Payment”) shall rank subordinate and junior in right of payment to any principal, interest or other amounts due and payable in respect of any debt of Charter or the Charter Member (“Senior Obligations”) and shall rank pari passu with all current or future unsecured obligations of Charter or the Charter Member that are not Senior Obligations.
Section 6.02. Late Payments by the Charter Member. The amount of all or any portion of a Charter Member Payment with respect to a TRA Party not made to such TRA Party when due under the terms of this Agreement shall be payable together with any interest thereon, computed at the Agreed Rate and commencing from the date on which such Charter Member Payment was due and payable.
Section 6.03. Payment Ordering. If for any reason the Charter Member does not fully satisfy its payment obligations to make all Tax Benefit Payments due under this Agreement in respect of a particular Taxable Year, then the parties to this Agreement agree that (i) Tax Benefit Payments for such Taxable Year shall be allocated to all parties eligible to receive Tax Benefit Payments under this Agreement in such Taxable Year in proportion to the amounts of Tax Benefit Payments, respectively, that would have been made to each TRA Party if the Charter Member had sufficient cash available to make such Tax Benefit Payments, and (ii) no Tax Benefit Payments shall be made in respect of any Taxable Year until all Tax Benefit Payments to all TRA Parties in respect of all prior Taxable Years have been made in full.
ARTICLE VII

No Disputes; Consistency; Cooperation
Section 7.01. TRA Party Participation in Charter Group Tax Matters. Except as otherwise provided herein or in the LLC Agreement, Charter shall have full responsibility for, and sole discretion over, all Tax matters concerning Charter, Charter Holdings and their respective Subsidiaries, including, without limitation, the preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to Taxes. Notwithstanding the foregoing, Charter shall notify the applicable TRA Party of, and keep such TRA Party reasonably informed with respect to, the portion of any audit of Charter, Charter Holdings and their respective Subsidiaries, as applicable, by a Taxing Authority the outcome of which is reasonably expected to affect such TRA Party’s rights under this Agreement. Charter shall provide to such TRA Party reasonable opportunity to provide information and other input to Charter and its advisors concerning the conduct of any such portion of such audits.
Section 7.02. Cooperation. Each TRA Party shall (and shall cause its affiliates to) (a) furnish to Charter in a timely manner such information, documents and other materials as Charter may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any audit, examination or controversy with any Taxing Authority, (b) make appropriate representatives of such TRA Party and any law firms or accounting firms engaged by such TRA Party available to Charter and its representatives to provide explanations of documents and materials and such other information as Charter or its representative may reasonably request in connection with any of the matters described in clause (a) above, and (c) reasonably cooperate in connection with any such matter.
ARTICLE VIII

General Provisions
Section 8.01. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed duly given and received (a) on the date of delivery if delivered personally, or by e-mail (provided that no transmission error is received by the sender) if sent on a Business Day (or otherwise on the next Business Day) or (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service. All notices hereunder shall be delivered as set forth in Schedule A, or pursuant to such other instructions as may be designated in writing by the party to receive such notice. Any party may change its address or fax number by giving the other party written notice of its new address or fax number in the manner set forth above.
Section 8.02. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.
Section 8.03. Entire Agreement; No Third Party Beneficiaries. This Agreement, including the Schedule to this Agreement, the Specified Documents, the A/N Contribution Agreement and the Cox Transaction Agreement embody the entire agreement and understanding of the parties hereto in respect to the subject matter contained in this Agreement. This Agreement supersedes all prior agreements and understandings, including the Existing Tax Receivables Agreement, between the parties with respect to the subject matter hereof and thereof, other than the Specified Documents. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
Section 8.04. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to applicable principles of conflict of laws.
Section 8.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.
Section 8.06. Successors; Assignment; Amendments. Neither A/N nor Cox may assign this Agreement to any person without the prior written consent of Charter, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, each of A/N and Cox may pledge some or all of its rights, interests or entitlements under this Agreement to any U.S. money center bank in connection with a bona fide loan or other indebtedness. Charter and the Charter Member may not assign any of their rights, interests or entitlements under this Agreement without the consent of each of A/N and Cox, not to be unreasonably withheld or delayed; provided, however, that

Charter may assign its rights to a wholly-owned Subsidiary of Charter without the prior written consent of A/N or Cox; provided, further, however, that no such assignment shall relieve A/N, Cox or Columbus] of any of its obligations hereunder. Subject to each of the two immediately preceding sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties and their respective successors and assigns including any acquirer of all or substantially all of the assets of Charter. Any amendment to this Agreement will be subject to approval by a majority of the independent directors of Charter.
Section 8.07. Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.
Section 8.08. Submission to Jurisdiction; Waivers. With respect to any suit, action or proceeding relating to this Agreement (collectively, a “Proceeding”), each party to this Agreement irrevocably (a) consents and submits to the exclusive jurisdiction of the courts of the States of New York and Delaware and any court of the U.S. located in the Borough of Manhattan in New York City or the State of Delaware; (b) waives any objection which such party may have at any time to the laying of venue of any Proceeding brought in any such court, waives any claim that such Proceeding has been brought in an inconvenient forum and further waives the right to object, with respect to such Proceeding, that such court does not have jurisdiction over such party; (c) consents to the service of process at the address set forth for notices in Schedule A herein; provided, however, that such manner of service of process shall not preclude the service of process in any other manner permitted under applicable law; and (d) waives, to the fullest extent permitted by applicable law, any and all rights to trial by jury in connection with any Proceeding.
Section 8.09. Reconciliation. In the event that Charter and a TRA Party are unable to resolve a disagreement within the relevant period designated in this Agreement, the matter shall be submitted for determination to a nationally recognized expert in the particular area of disagreement employed by a nationally recognized accounting firm or a law firm (other than the Accounting Firm), which expert is mutually acceptable to the disagreeing parties and the Audit Committee. If the matter is not resolved before any payment that is the subject of a disagreement is due or any Tax Return reflecting the subject of a disagreement is due, such payment shall be made on the date prescribed by this Agreement in the amount proposed by the Charter Member and such Tax Return shall be filed as prepared by the Charter Group, subject to adjustment or amendment (including, for the avoidance of doubt, an increased Tax Benefit Payment) upon resolution. The determinations of the expert pursuant to this Section 8.09 shall be binding on Charter and its Subsidiaries, Charter Holdings and its Subsidiaries, and such TRA Party absent manifest error. The costs and expenses relating to the engagement of such expert or amending any Tax Return shall be borne by Charter except as provided in the next sentence. Charter and such TRA Party shall bear their own costs and expenses of such proceeding, unless (i) the expert adopts such TRA Party’s position, in which case Charter shall reimburse such TRA Party for any reasonable out-of-pocket costs and expenses in such proceeding, or (ii) the expert adopts Charter’s position, in which case such TRA Party shall reimburse Charter for any reasonable out-of-pocket costs and expenses in such proceeding.
Section 8.10. Guaranty. To the extent that this Agreement obligates Charter Holdings or any other member of the Charter Group other than Charter, Charter shall take all action necessary to ensure that such party fulfills its obligations hereunder.
Section 8.11. Withholding. The Charter Member shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as the Charter Member is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by the Charter Member, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable TRA Party.
Section 8.12. Admission of Charter into a Consolidated Group; Transfers of Charter Assets.
(a) Notwithstanding anything to the contrary, if Charter is or becomes a member of an affiliated, consolidated, combined or unitary group of corporations that files a consolidated, combined or unitary income Tax Return pursuant to Sections 1501 et seq. of the Code or any corresponding provisions of state, local or foreign law, then: (i) the provisions of this Agreement shall be applied with respect to the group as a whole; and (ii) Tax Benefit Payments, Early Termination Payments and other applicable items hereunder shall be computed with reference to the consolidated, combined or unitary taxable income, gain, loss, deduction and attributes of the group as a whole.

(b) If Charter (or any member of a group described in Section 8.12(a)) transfers or is deemed to transfer any Unit or any Exchange Asset to a transferee that is treated as a corporation for U.S. federal income Tax purposes (other than a member of a group described in Section 8.12(a)) in a transaction in which the transferee’s basis in the property acquired is determined in whole or in part by reference to such transferor’s basis in such property, then Charter shall cause such transferee to assume the obligation to make payments hereunder with respect to the applicable Basis Adjustments or Imputed Interest associated with any Exchange Asset or interests therein acquired (directly or indirectly) in such transfer (taking into account any gain recognized in the transaction) in a manner consistent with the terms of this Agreement as the transferee (or one of its affiliates) actually realizes Tax benefits from the Basis Adjustments or Imputed Interest.
(c) If Charter Holdings or any applicable Subsidiary transfers (or is deemed to transfer for U.S. federal income Tax purposes) any Exchange Asset to a transferee that is treated as a corporation for U.S. federal income Tax purposes (other than a member of a group described in Section 8.12(a)) in a transaction in which the transferee’s basis in the property acquired is determined in whole or in part by reference to such transferor’s basis in such property, Charter Holdings or the applicable Subsidiary shall be treated as having disposed of the Exchange Asset in a wholly taxable transaction. The consideration deemed to be received by Charter Holdings or the applicable Subsidiary in the transaction contemplated in the prior sentence shall be equal to the fair market value of the deemed transferred asset, plus (i) the amount of debt to which such asset is subject, in the case of a transfer of an encumbered asset or (ii) the amount of debt allocated to such asset, in the case of a transfer of a partnership interest.
(d) If any member of a group described in Section 8.12(a) that owns any Unit deconsolidates from the group (or Charter deconsolidates from the group), then Charter shall cause such member (or the parent of the consolidated group in a case where Charter deconsolidates from the group) to assume the obligation to make payments hereunder with respect to the applicable Basis Adjustments or Imputed Interest associated with any Exchange Asset it owns (directly or indirectly) in a manner consistent with the terms of this Agreement as the member (or one of its affiliates) actually realizes Tax benefits. If a transferee or a member of a group described in Section 8.12(a) assumes an obligation to make payments hereunder pursuant to this Section 8.12(d), then the initial obligor is relieved of the obligation assumed.
(e) If Charter (or any member of a group described in Section 8.12(a)) transfers (or is deemed to transfer for U.S. federal income Tax purposes) any Unit in a transaction that is wholly or partially taxable, then for purposes of calculating payments under this Agreement, Charter Holdings shall be treated as having disposed of the portion of any Exchange Asset (determined based on a pro rata share of an undivided interest in each Exchange Asset) that is indirectly transferred by Charter or other entity described above (i.e., taking into account the number of Units transferred) in a wholly or partially taxable transaction, as applicable, in which all income, gain or loss is allocated to Charter. The consideration deemed to be received by Charter Holdings shall be equal to the fair market value of the deemed transferred asset, plus (i) the amount of debt to which such asset is subject, in the case of a transfer of an encumbered asset or (ii) the amount of debt allocated to such asset, in the case of a transfer of a partnership interest.
[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, Charter, CCH II, LLC, Cox and A/N have duly executed this Agreement as of the date first written above.

CHARTER COMMUNICATIONS, INC.

By
Name:
Title:

CCH II, LLC

By
Name:
Title:

COX ENTERPRISES, INC.

By
Name:
Title:

ADVANCE/NEWHOUSE PARTNERSHIP

By
Name:
Title:

[Signature Page to the Tax Receivables Agreement]

Schedule A
Pursuant to Section 8.01 of this Agreement, all notices under this Agreement shall be delivered as set forth below:

if to Charter:
Charter Communications, Inc.
[•]
Attention: General Counsel
E-Mail:

if to CCH II, LLC:

CCH II, LLC
[•]
Attention:
E-Mail:

with a copy (if to Charter or to CCH II, LLC) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention: Jodi J. Schwartz
E-Mail: JJSchwartz@wlrk.com

if to A/N:

Advance/Newhouse Partnership
[•]
Attention:
E-Mail:

with a copy (if to A/N) to:

[•]
Attention:
E-mail:

if to Cox:

Cox Enterprises, Inc.
[•]
Attention:
E-Mail:

with a copy (if to Cox) to:

[•]
[•]
Attention:
E-mail:

Annex K

388 Greenwich Street New York, NY 10013

May 16, 2025
The Board of Directors
Charter Communications, Inc.
400 Washington Blvd.
Stamford, CT 06902
Members of the Board:
You have requested our opinion as to the fairness, from a financial point of view, to Charter Communications, Inc. (“Charter”) of the Aggregate Consideration (as defined below) to be issued and paid by Charter pursuant to the terms and subject to the conditions set forth in a Transaction Agreement (the “Transaction Agreement”) proposed to be entered into by and among Cox Enterprises, Inc. (“Cox Parent” and, after the execution and delivery of the Cabot NewCo Joinders, together with NewCo 1, NewCo 2, NewCo 3, NewCo 4 and NewCo 5, the “Cox Parties”), Charter and Charter Communications Holdings, LLC (“Charter Holdings” and, together with Charter and, after the execution and delivery of the Columbus NewCo Joinder, Columbus NewCo, the “Charter Parties”). Capitalized terms used herein without definition are used with the meanings ascribed to them in the Transaction Agreement. As more fully described in the Transaction Agreement, (a) prior to the closing of the Transaction (as defined below), Cox Parent and its subsidiaries will effect a Restructuring in accordance with the terms set forth in the Transaction Agreement, (b) Cox Parent will cause NewCo 1 (i) to sell and transfer to Columbus NewCo all of NewCo 1’s right, title and interest in and to the NewCo 2 Equity Interests, the NewCo 3 Equity Interests, the NewCo 4 Equity Interests and the NewCo 5 Equity Interests and (ii) to contribute, assign, convey, transfer and deliver to Charter Holdings all of Newco 1’s right, title and interest in and to the limited liability company interests of Cox Communications, Inc. (“Cox Communications”) following its conversion into a limited liability company pursuant to the Restructuring (the “Membership Interests”) and the Cabot Assets (the transactions referred to in clause (i) and this clause (ii) are collectively referred to as the “Transaction”), and (c) at the closing of the Transaction:
(1)
Columbus NewCo will pay an aggregate amount equal to $3.5 billion in cash to NewCo 1 (the “Columbus NewCo Cash Consideration”), in exchange for the NewCo 2 Equity Interests, the NewCo 3 Equity Interests, the NewCo 4 Equity Interests and the NewCo 5 Equity Interests;

(2)
Charter Holdings will (a) pay $4.0 billion minus the cash payment described in the preceding clause (1) to NewCo 1 (the “Charter Holdings Cash Consideration”) and (b) issue Charter Holdings Preferred Units with an aggregate liquidation preference of $6.0 billion and 33,586,045 Charter Holdings Class C Common Units to Cox Parent (the “Charter Holdings Equity Consideration”), in each case in consideration for the Membership Interests and the Cabot Assets; and

(3)
Charter will issue one share of Charter Class C Common Stock to Cox Parent (the “Charter Stock Consideration” and together with the Columbus NewCo Cash Consideration, the Charter Holdings Cash Consideration, and the Charter Holdings Equity Consideration, the “Aggregate Consideration”), in exchange for the sum of $1.00.

In arriving at our opinion, we reviewed an execution version of the Transaction Agreement furnished to us on May 16, 2025 and held discussions with certain senior officers, directors and other representatives and advisors of Charter concerning the business, operations and prospects of Charter and Cox Communications, as well as the anticipated benefits of the Transaction. We examined certain publicly available business and financial information relating to Charter and certain other non-public business and financial information relating to Charter and Cox Communications provided to or discussed with us by the management of Charter (including estimates of net indebtedness of Cox Communications), as well as (i) certain financial forecasts and other information and data relating to Cox Communications (including financial forecasts for Cox Communications under the ownership and operation of Charter prepared by the management of Charter, the “Charter Projections for Cox Communications”), (ii) certain financial forecasts and other information and data relating to Charter (including

The Board of Directors
Charter Communications, Inc.
May 16, 2025

financial forecasts for Charter prepared by the management of Charter based in part on consensus equity research estimates for Charter, the “Charter Projections for Charter”), (iii) information relating to the potential strategic implications and operational benefits (including the amount, timing and achievability thereof) anticipated by the management of Charter to result from the Transaction (“Synergy Estimates”) prepared by the management of Charter, and (iv) information relating to the amount and timing of potential tax benefits available to Charter anticipated by the management of Charter to result from the Transaction (the “Tax Benefit Estimates”) prepared by the management of Charter. We reviewed the terms of the Charter Holdings Preferred Units and compared such terms with those of other securities we deemed relevant. We reviewed the financial terms of the Transaction as set forth in the Transaction Agreement in relation to, among other things: the historical earnings and other operating data of Cox Communications and Charter; and the capitalization and financial condition of Cox Communications and Charter. We considered, to the extent publicly available, the financial terms of certain other transactions which we considered relevant in evaluating the Transaction and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of Cox Communications. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion. The issuance of our opinion has been authorized by our fairness opinion committee.
In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and upon the assurances of the management of Charter that they are not aware of any relevant information that has been omitted or that remains undisclosed to us. With respect to the Charter Projections for Cox Communications and other information and data provided to or otherwise reviewed by or discussed with us relating to Cox Communications, we have been advised by the management of Charter that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Charter as to the future financial performance of Cox Communications under Charter’s ownership and operation and the other matters addressed thereby. With respect to the Charter Projections for Charter and other information and data provided to or otherwise reviewed by or discussed with us relating to Charter, we have been advised by the management of Charter that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Charter as to the future financial performance of Charter and the other matters covered thereby. With respect to the Synergies Estimates and the Tax Benefit Estimates, we have been advised by the management of Charter that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Charter as to the matters covered thereby. We express no view or opinion as to the Charter Projections for Cox Communications, the Charter Projections for Charter, the Synergies Estimates, the Tax Benefit Estimates or any other information or data (or the underlying assumptions on which any such information or data are based) provided to or otherwise reviewed by or discussed with us.
We have assumed, with your consent, that the Transaction will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Transaction, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Charter, Cox Communications or the contemplated benefits of the Transaction or that otherwise would be meaningful in any respect to our analyses or opinion. With your consent, for purposes of our financial analysis and opinion, we have assumed that the transactions contemplated by the Agreement and Plan of Merger among Charter, Liberty Broadband Corporation (“Liberty Broadband”) and the other parties thereto will be consummated in accordance with their terms concurrently with the Transaction, without waiver, modification or amendment of any material term, condition or agreement. Representatives of Charter have advised us, and we further have assumed, that the final terms of the Transaction Agreement and the other agreements and documents that we have reviewed will not vary materially from those set forth in the drafts reviewed by us. We are not expressing any opinion as to what the value of any securities actually will be when issued pursuant to the Transaction or the price or range of prices at which shares of Charter Class A Common Stock may trade at any time.

The Board of Directors
Charter Communications, Inc.
May 16, 2025

We also are not expressing any view or opinion with respect to accounting, tax, regulatory, legal or similar matters, including, without limitation, as to changes in, or the impact of, accounting standards or tax and other laws, regulations and governmental and legislative policies affecting Cox Communications, Charter or the Transaction (including the contemplated benefits thereof), and we have relied, with your consent, upon the assessments of representatives of Charter as to such matters. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Cox Communications or Charter, nor have we made any physical inspection of the properties or assets of Cox Communications or Charter. We have not evaluated the solvency or fair value of Cox Parent, Cox Communications or Charter or any other entity under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We express no view or opinion as to the potential impact on Cox Communications or Charter, or any other entity, of any actual or potential litigation, claims or governmental, regulatory or other proceedings, enforcement actions, consent or other orders or investigations.
Our opinion addresses only the fairness, from a financial point of view and as of the date hereof, of the Aggregate Consideration to be issued and paid by Charter pursuant to the Transaction Agreement (to the extent expressly specified herein). Our opinion does not address any other terms, aspects or implications of the Transaction, including, without limitation, the form or structure of the Transaction, the allocation of the Aggregate Consideration contemplated by the Transaction Agreement among the assets and interests to be acquired in the Transaction, or any terms, aspects or implications of any other agreement, arrangement or understanding to be entered into or amended in connection with or contemplated by the Transaction or otherwise (including the Third Amended and Restated Stockholders Agreement to be entered at the closing of the Transaction, the Second Amended and Restated Limited Liability Company Agreement of Charter Holdings and the contemplated amendments to Charter’s certificate of incorporation). We express no view as to, and our opinion does not address, the underlying business decision of Charter to effect or enter into the Transaction, the relative merits of the Transaction as compared to any alternative business strategies that might exist for Charter or the effect of any other transaction which Charter might engage in or consider. We also express no view as to, and our opinion does not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation or other consideration to any officers, directors or employees of any parties to the Transaction, or any class of such persons, relative to the Aggregate Consideration or otherwise. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing, as of the date hereof. Although developments occurring or coming to our attention after the date hereof may affect our opinion, we have no obligation to update, revise or reaffirm our opinion. With your approval, we have treated the 33,586,045 Charter Holdings Class C Common Units together with the share of Charter Class C Common Stock to be issued in the Transaction as equivalent in all respects material to our analyses and opinion to 33,586,045 shares of Charter Class A Common Stock.
Citigroup Global Markets Inc. has acted as financial advisor to Charter in connection with the proposed Transaction and will receive a fee for such services, a substantial portion of which is contingent upon the consummation of the Transaction. We also will receive a fee in connection with the delivery of this opinion. We and our affiliates in the past have provided, and currently provide, services to Charter, Cox Communications and Cox Parent and their respective affiliates unrelated to the proposed Transaction, for which services we and our affiliates have received and expect to receive compensation, including, without limitation, during the last two years, (i) for Charter and its affiliates, acting as (a) a financial advisor with respect to Charter’s pending acquisition of Liberty Broadband (announced in November 2024), (b) a joint lead arranger in refinancing of Charter’s $5.5 billion Revolving Credit Facility and $5.5 billion Term Loan A, (c) a bookrunner in November 2024 for Charter’s $1.6 billion Term Loan B, (d) a bookrunner in May 2024 for Charter’s issuance of $1.5 billion of Senior Notes due 2029 and $1.5 billion of Senior Notes due 2034, (e) a joint bookrunner in November 2023 for Charter’s issuance of $1.1 billion of Senior Notes due 2026 and $900 million of Senior Notes due 2034, and (f) a joint lead arranger and lender in one or more credit facilities of Charter and (ii) for Cox Communications, Cox Parent and their affiliates, acting as (a) a bookrunner in August 2024 for Cox Communications’ issuance of $750 million of Senior Notes due 2034 and $750 million of Senior Notes due 2054, (b) a bookrunner in January 2024 for Cox Communications’ issuance of $850 million of Senior Notes due 2053 and reopening of additional series of notes due 2028 and 2033, (c) a bookrunner in June 2023 for Cox Communications’ issuance of $500 million of Senior Notes due 2028 and $500 million of Senior Notes due 2033, and (d) a lender in one or more credit facilities of Cox Communications and

The Board of Directors
Charter Communications, Inc.
May 16, 2025

Cox Parent. During the two-year period prior to the date of this opinion, we have provided investment banking services, and are a lender, to Liberty Broadband, a stockholder in Charter, and certain other entities affiliated or otherwise associated with Liberty Broadband. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of Charter and its affiliates for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with Charter, Cox Communications and Cox Parent and their respective affiliates.
Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of Charter (the “Board”), in its capacity as such, in its evaluation of the proposed Transaction, and our opinion is not intended to be and does not constitute a recommendation as to how the Board or any securityholder should vote or act on any matters relating to the proposed Transaction or otherwise.
Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Aggregate Consideration to be issued and paid by Charter pursuant to the Transaction Agreement is fair, from a financial point of view, to Charter.

Very truly yours,

CITIGROUP GLOBAL MARKETS INC.

Annex L

LionTree Advisors LLC 745 Fifth Avenue, 15th Floor New York, NY 10151

May 16, 2025
The Board of Directors
Charter Communications, Inc.
400 Washington Blvd.
Stamford, CT 06902
Members of the Board:
We understand that Charter Communications, Inc. (“Charter”) proposes to enter into a Transaction Agreement (the “Transaction Agreement”) by and among Cox Enterprises, Inc. (“Cox Parent” and, after the execution and delivery of the Cabot NewCo Joinders, together with NewCo 1, NewCo 2, NewCo 3, NewCo 4 and NewCo 5, the “Cox Parties”), Charter and Charter Communications Holdings, LLC (“Charter Holdings” and, together with Charter and, after the execution and delivery of the Columbus NewCo Joinder, Columbus NewCo, the “Charter Parties”). Capitalized terms used herein without definition are used with the meanings ascribed to them in the Transaction Agreement. As more fully described in the Transaction Agreement, (a) prior to the closing of the Transaction (as defined below), Cox Parent and its subsidiaries will effect a Restructuring in accordance with the terms set forth in the Transaction Agreement, (b) Cox Parent will cause NewCo 1 (i) to sell and transfer to Columbus NewCo all of NewCo 1’s right, title and interest in and to the NewCo 2 Equity Interests, the NewCo 3 Equity Interests, the NewCo 4 Equity Interests and the NewCo 5 Equity Interests and (ii) to contribute, assign, convey, transfer and deliver to Charter Holdings all of NewCo 1’s right, title and interest in and to the limited liability company interests of Cox Communications, Inc. (“Cox Communications”) following its conversion into a limited liability company pursuant to the Restructuring (the “Membership Interests”) and the Cabot Assets (the transactions referred to in clause (i) and this clause (ii) are collectively referred to as the “Transaction”), and (c) at the closing of the Transaction:
(1)
Columbus NewCo will pay an aggregate amount equal to $3.5 billion in cash to NewCo 1 (the “Columbus NewCo Cash Consideration”), in exchange for the NewCo 2 Equity Interests, the NewCo 3 Equity Interests, the NewCo 4 Equity Interests and the NewCo 5 Equity Interests;

(2)
Charter Holdings will (a) pay $4.0 billion minus the cash payment described in the preceding clause (1) to NewCo 1 (the “Charter Holdings Cash Consideration”) and (b) issue Charter Holdings Preferred Units with an aggregate liquidation preference of $6.0 billion and 33,586,045 Charter Holdings Class C Common Units to Cox Parent (the “Charter Holdings Equity Consideration”), in each case in consideration for the Membership Interests and the Cabot Assets; and

(3)
Charter will issue one share of Charter Class C Common Stock to Cox Parent (the “Charter Stock Consideration” and together with the Columbus NewCo Cash Consideration, the Charter Holdings Cash Consideration, and the Charter Holdings Equity Consideration, the “Aggregate Consideration”), in exchange for the sum of $1.00.

You have requested our opinion as to the fairness, from a financial point of view, to Charter of the Aggregate Consideration (as defined below) to be issued and paid by Charter pursuant to the terms and subject to the conditions set forth in the Transaction Agreement.
In arriving at our opinion, we have, among other things:
(i)
reviewed (A) an execution version of the Transaction Agreement furnished to us on May 16, 2025 and (B) a final form of the Third Amended and Restated Stockholders Agreement (the “Stockholders Agreement”) to be entered at the closing of the Transaction by and among Charter, Cox Parent and Advance/Newhouse Partnership;

(ii)	reviewed certain publicly available business and financial information relating to Charter;

The Board of Directors
Charter Communications, Inc.
May 16, 2025

(iii)
reviewed certain internal financial estimates and other data relating to the business and financial prospects of Cox Communications and Charter, including estimates of net indebtedness of Cox Communications, that were provided to or discussed with us by the management of Charter and not publicly available, including (a) certain financial forecasts and other information and data relating to Cox Communications under the ownership and operation of Charter prepared by the management of Charter (the “Charter Projections for Cox Communications”) and (b) certain financial forecasts and other information and data relating to Charter prepared by the management of Charter based in part on consensus equity research estimates for Charter (the “Charter Projections for Charter”);

(iv)
reviewed certain information relating to the amount and timing of potential tax benefits available to Charter anticipated by the management of Charter to result from the Transaction (the “Tax Benefit Estimates”), prepared by the management of Charter and not publicly available;

(v)
reviewed certain estimates of synergies (including costs to achieve the synergies) anticipated by the management of Charter to result from the Transaction (the “Transaction Effects”), prepared by the management of Charter and not publicly available;

(vi)
reviewed certain internal financial information and other data relating to the business and financial prospects of Charter, after giving pro forma effect to the Transaction (including the Tax Benefit Estimates and the Transaction Effects), prepared by the management of Charter and not publicly available;

(vii)
conducted discussions with members of the senior management of Charter concerning the business and financial prospects of Cox Communications and Charter, as well as the Tax Benefit Estimates and the Transaction Effects;

(viii)	reviewed the terms of the Charter Holdings Preferred Units and compared such terms with those of other securities we deemed relevant;
(ix)	reviewed current and historical market prices of the Class A common stock, par value $0.001 per share (the “Charter Class A Common Stock”), of Charter;
(x)	reviewed certain publicly available financial and stock market data with respect to certain other companies we believe to be generally relevant;
(xi)	compared certain financial terms of the Transaction with the publicly available financial terms of certain other transactions we believe to be generally relevant; and
(xii)	conducted such other financial studies, analyses and investigations, and considered such other information, as we deemed necessary or appropriate.
In connection with our review, with your consent, we have assumed and relied upon, without independent verification, the accuracy and completeness in all material respects of the information provided to or reviewed by us for the purpose of this opinion. With your consent, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Cox Communications or Charter, or any of their respective subsidiaries, nor have we been furnished with any such evaluation or appraisal. With respect to the financial forecasts and estimates reviewed by us, including the Charter Projections for Cox Communications, the Charter Projections for Charter, the Tax Benefit Estimates and the Transaction Effects, we have assumed, based on advice of the management of Charter, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Charter as to the future financial performance of Cox Communications (under Charter’s ownership and operation), Charter and the other matters addressed thereby. We express no opinion with respect to such forecasts or estimates, including the Tax Benefit Estimates or Transaction Effects. In addition, we have assumed with your approval that the financial forecasts and estimates, including the Tax Benefit Estimates and the Transaction Effects, referred to above will be achieved at the times and in the amounts projected. This opinion does not address any legal, regulatory, taxation, or accounting matters, as to which we understand that you have obtained such advice as you deemed necessary from qualified professionals. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information available to us as of, the date hereof. Although developments occurring or coming to our attention after the date hereof may affect our opinion, we have no obligation to update, revise or reaffirm our opinion.

The Board of Directors
Charter Communications, Inc.
May 16, 2025

Our opinion does not address the relative merits of the Transaction or any related transaction as compared to other business strategies or transactions that might be available to Charter or Charter’s underlying business decision to effect the Transaction or any related transaction. Our opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the Transaction or any related transaction. This opinion addresses only the fairness from a financial point of view to Charter, as of the date hereof, of the Aggregate Consideration to be issued and paid by Charter pursuant to the Transaction Agreement. We have not been asked to, nor do we, offer any opinion with respect to (i) any ongoing obligations of Charter or any of its affiliates (including any obligations with respect to governance, preemptive rights, voting, registration rights, or otherwise, contained in any agreement related to the Transaction), (ii) any allocation of the Aggregate Consideration (or any portion thereof) contemplated by the Transaction Agreement among the assets and interests to be acquired in the Transaction, or (iii) any other term or aspect of the Transaction Agreement or the Transaction or any term or aspect of any other agreement or instrument contemplated by the Transaction Agreement or entered into or amended in connection with the Transaction, including the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any class of securities, creditors, or other constituencies of Charter or Cox Parent. In particular, we have not been asked to, nor do we, offer any opinion as to (i) the terms of the transactions between Charter and its affiliates, on the other hand, and certain equity holders in Charter and Charter Holdings that are contemplated by the Transaction Agreement, (ii) the terms of the Stockholders Agreement or any of the other ancillary agreements and documents relating to the Transaction, or (iii) the terms of the contemplated amendments to Charter’s certificate of incorporation or the Second Amended and Restated Limited Liability Company Agreement of Charter Holdings. With your approval, we have treated the 33,586,045 Charter Holdings Class C Common Units together with the share of Charter Class C Common Stock to be issued in the Transaction as equivalent in all respects material to our analyses and opinion to 33,586,045 shares of Charter Class A Common Stock. In addition, we express no opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Transactions, or any class of such persons, relative to the Aggregate Consideration.
This letter should not be construed as creating any fiduciary duty on the part of LionTree to any party. We express no opinion as to what the value of any securities actually will be when issued pursuant to the Transaction or the price or range of prices at which shares of Charter Class A Common Stock may trade at any time. In rendering this opinion, we have assumed, with your consent, that (i) the final executed form of the Transaction Agreement and the final executed forms of the other documents reviewed in connection with this opinion will not differ in any material respect from the drafts that we have reviewed, (ii) the representations and warranties of the parties to the Transaction Agreement are true and correct in all material respects, (iii) the parties to the Transaction Agreement will comply with and perform all material covenants and agreements required to be complied with or performed by such parties under the Transaction Agreement, and (iv) the Transaction will be consummated in accordance with the terms of the Transaction Agreement without any adverse waiver or amendment of any material term or condition thereof. We have also assumed, with your consent, that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any material adverse effect on Charter, Cox Communications, the Transaction or the contemplated benefits to be derived from the Transaction. With your consent, for purposes of our financial analysis and opinion, we have assumed that the transactions contemplated by the Agreement and Plan of Merger among Charter, Liberty Broadband Corporation (“Liberty Broadband”) and the other parties thereto will be consummated in accordance with their terms concurrently with the Transaction, without waiver, modification or amendment of any material term, condition or agreement.
This opinion is provided for the benefit of the Board of Directors of Charter (in its capacity as such) in connection with, and for the purpose of, its evaluation of the Transaction.

The Board of Directors
Charter Communications, Inc.
May 16, 2025

We have acted as financial advisor to Charter in connection with the Transaction and will receive a fee for our services, a substantial portion of which is contingent upon the consummation of the Transaction. We also become entitled to receive a fee upon delivery of our opinion (regardless of the conclusion reached therein). Charter has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. In the past, we and our affiliates have provided investment banking services to Charter and its affiliates unrelated to the proposed Transaction, for which we and our affiliates received compensation, including during the two-year period prior to the date of this opinion having provided capital markets services Charter. We and our affiliates may also seek to provide such services to Charter, Cox Parent, Cox Communications and their respective affiliates in the future and would expect to receive fees for the rendering of these services. During the two-year period prior to the date of this opinion, we also have provided investment banking services to other entities affiliated or otherwise associated with Mr. Malone (or in which Mr. Malone has a significant interest). In the ordinary course of business, certain of our employees and affiliates may hold or trade, for their own accounts and the accounts of their investors, securities of Charter, Cox Parent, Cox Communications and their respective affiliates and, accordingly, may at any time hold a long or short position in such securities. The issuance of this opinion was approved by an authorized committee of LionTree.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Aggregate Consideration to be issued and paid by Charter pursuant to the Transaction Agreement is fair, from a financial point of view, to Charter.

Very truly yours,

LionTree Advisors LLC

Charter COMMUNICATIONS

CHARTER COMMUNICATIONS, INC.
400 WASHINGTON BLVD.
STAMFORD, CT 06902

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ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. New York City time on [ ], 2025. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V76173-TBD

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CHARTER COMMUNICATIONS, INC.

The Board of Directors recommends you vote FOR Proposals 1, 2, 3 and 4:

NOTE: Such other business as may properly come before the meeting or any adjournment thereof in accordance with Charter's bylaws.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:
The Notice and Proxy Statement are available at www.proxyvote.com.

V76174-TBD

CHARTER COMMUNICATIONS, INC.
Special Meeting of Stockholders
[ ], 2025 [ ] a.m. New York City time
This proxy is solicited by the Board of Directors

The stockholders hereby appoint Christopher L. Winfrey, Jamal H. Haughton and Thomas E. Proost or any of them, as proxies, each with the power to appoint his substitute, and hereby authorize them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A common stock of Charter Communications, Inc. that the stockholders are entitled to vote at the Special Meeting of Stockholders to be held at [ ] a.m. New York City time on [ ], 2025, at 400 Washington Blvd., Stamford, Connecticut 06902, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted FOR Proposals 1, 2, 3 and 4.

Continued and to be signed on reverse side

Charter COMMUNICATIONS

CHARTER COMMUNICATIONS, INC.
400 WASHINGTON BLVD.
STAMFORD, CT 06902

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. New York City time on [ ], 2025. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. New York City time on [ ], 2025. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V76175-TBD

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CHARTER COMMUNICATIONS, INC.

The Board of Directors recommends you vote FOR Proposals 1, 2, 3 and 4:

NOTE: Such other business as may properly come before the meeting or any adjournment thereof in accordance with Charter's bylaws.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:
The Notice and Proxy Statement are available at www.proxyvote.com.

V76176-TBD

CHARTER COMMUNICATIONS, INC.
Special Meeting of Stockholders
[ ], 2025 [ ] a.m. New York City time
This proxy is solicited by the Board of Directors

The stockholders hereby appoint Christopher L. Winfrey, Jamal H. Haughton and Thomas E. Proost or any of them, as proxies, each with the power to appoint his substitute, and hereby authorize them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class B common stock of Charter Communications, Inc. that the stockholders are entitled to vote at the Special Meeting of Stockholders to be held at [ ] a.m. New York City time on [ ], 2025, at 400 Washington Blvd., Stamford, Connecticut 06902, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted FOR Proposals 1, 2, 3 and 4.

Continued and to be signed on reverse side